FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-282099-07

PROSPECTUS

$613,970,000 (Approximate)

Wells Fargo Commercial Mortgage Trust 2025-C65
(Central Index Key Number 0002086308)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

Argentic Real Estate Finance 2 LLC
(Central Index Key Number 0001968416)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Societe Generale Financial Corporation

(Central Index Key Number 0001755531)

BSPRT CMBS Finance, LLC
(Central Index Key Number 0001722518)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2025-C65

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2025-C65 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2025-C65. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in November 2025. The rated final distribution date for the certificates is the distribution date in October 2058.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(4)
Class A-1	$7,474,000		4.28700%	Fixed(6)	October 2030
Class A-SB	$9,544,000		5.17300%	Fixed(6)	April 2035
Class A-4	$116,019,000		4.99900%	Fixed(6)	June 2035
Class A-5	$349,184,000		5.29200%	Fixed(6)	September 2035
Class X-A	$482,221,000	(7)	1.31329%	Variable(8)	NAP
Class X-B	$131,749,000	(9)	0.69317%	Variable(10)	NAP
Class A-S	$67,166,000		5.66600%	WAC Cap(11)	September 2035
Class B	$36,167,000		5.96700%	WAC Cap(11)	September 2035
Class C	$28,416,000		6.01400%	WAC Cap(11)	October 2035

(Footnotes to this table begin on page 3)

You should carefully consider the summary of risk factors and the risk factors beginning on page 63 and page 65, respectively, of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, SG Americas Securities, LLC, Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC, will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and SG Americas Securities, LLC are acting as co-lead managers and joint bookrunners in the following manner: Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to approximately 63.2% of each class of offered certificates, J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 27.2% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 4.8% of each class of offered certificates and SG Americas Securities, LLC is acting as sole bookrunning manager with respect to approximately 4.7% of each class of offered certificates. Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about October 16, 2025. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately 109.9% of the aggregate certificate balance of the offered certificates, plus accrued interest from October 1, 2025, before deducting expenses payable by the depositor.

Wells Fargo Securities	Goldman Sachs & Co. LLC	Société Générale	J.P. Morgan

Co-Lead Managers and Joint Bookrunners

Academy Securities Co-Manager	Drexel Hamilton Co-Manager	Siebert Williams Shank Co-Manager

October 6, 2025

Wells Fargo Commercial Mortgage Trust 2025-C65

Commercial Mortgage Pass-Through Certificates, Series 2025-C65

Geographic Overview of Mortgage Pool

Illinois
1 property
$7,300,000
1.1% of total
Minnesota
1 property
$3,428,571
0.5% of total
Wisconsin
1 property
$10,278,769
1.5% of total
Indiana
1 property
$2,780,250
0.4% of total
Michigan
2 properties
$7,348,459
1.1% of total
Ohio
14 properties
$43,425,063
6.3% of total
New York
4 properties
$137,168,375
19.9% of total
Massachusetts
8 properties
$57,500,000
8.3% of total
Connecticut
1 property
$3,264,594
0.5% of total
New Jersey
3 properties
$20,676,471
3.0% of total
Maryland
4 properties
$34,553,782
5.0% of total
Delaware
3 properties
$10,717,475
1.6% of total
Virginia
2 properties
$13,758,507
2.0% of total
North Carolina
7 properties
$58,812,641
8.5% of total
South Carolina
5 properties
$29,948,688
4.3% of total
Georgia
2 properties
$17,961,169
2.6% of total
Florida
4 properties
$19,097,969
2.8% of total
Alabama
3 properties
$5,897,719
0.9% of total
Tennessee
4 properties
$6,731,313
1.0% of total
Louisiana
1 property
$880,344
0.1% of total
Texas
1 property
$27,360,000
4.0% of total
Arkansas
1 property
$3,294,118
0.5% of total
Arizona
1 property
$15,000,000
2.2% of total
California
4 properties
$120,869,640
17.5% of total
Oregon
1 property
$30,833,333
4.5% of total
% of Cut-Off Date Balance
< 3.0%
3.0% – 10.0%
> 10.0%

Mortgaged Properties by Property Type

Other 1.5%
Self Storage 1.1%
Multifamily 5.1%
Industrial 6.0%
Hospitality 12.2%
Retail 42.2%
Mixed Use 12.3%
Office 19.7%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Available Certificate Balance or Notional Amount(1)(2)		Approx. Initial Retained Certificate Balance or Notional Amount(1)(2)		Approx. Initial Credit Support(3)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(4)	Weighted Average Life (Years)(5)	Expected Principal Window (Months)(5)
Offered Certificates
Class A-1	$7,474,000		$7,250,000		$224,000		30.000%	4.28700%	Fixed(6)	October 2030	2.71	11/25 – 10/30
Class A-SB	$9,544,000		$9,258,000		$286,000		30.000%	5.17300%	Fixed(6)	April 2035	7.36	10/30 – 04/35
Class A-4	$116,019,000		$112,550,000		$3,469,000		30.000%	4.99900%	Fixed(6)	June 2035	9.57	04/35 – 06/35
Class A-5	$349,184,000		$338,743,000		$10,441,000		30.000%	5.29200%	Fixed(6)	September 2035	9.84	06/35 – 09/35
Class X-A	$482,221,000	(7)	$467,802,000	(7)	$14,419,000	(7)	NAP	1.31329%	Variable(8)	NAP	NAP	NAP
Class X-B	$131,749,000	(9)	$127,809,000	(9)	$3,940,000	(9)	NAP	0.69317%	Variable(10)	NAP	NAP	NAP
Class A-S	$67,166,000		$65,157,000		$2,009,000		20.250%	5.66600%	WAC Cap(11)	September 2035	9.91	09/35 - 09/35
Class B	$36,167,000		$35,085,000		$1,082,000		15.000%	5.96700%	WAC Cap(11)	September 2035	9.91	09/35 - 09/35
Class C	$28,416,000		$27,566,000		$850,000		10.875%	6.01400%	WAC Cap(11)	October 2035	9.92	09/35 - 10/35
Non-Offered Certificates
Class X-D	$22,389,000	(12)	$21,719,000	(12)	$670,000	(12)	NAP	2.51686%	Variable(13)	NAP	NAP	NAP
Class X-E	$15,500,000	(12)	$15,036,000	(12)	$464,000	(12)	NAP	2.51686%	Variable(13)	NAP	NAP	NAP
Class D	$22,389,000		$21,719,000		$670,000		7.625%	4.00000%	Fixed(6)	October 2035	10.00	10/35 - 10/35
Class E	$15,500,000		$15,036,000		$464,000		5.375%	4.00000%	Fixed(6)	October 2035	10.00	10/35 - 10/35
Class F-RR	$10,333,000		$10,024,000		$309,000		3.875%	6.51686%	WAC(14)	October 2035	10.00	10/35 - 10/35
Class G-RR	$26,695,246		$25,896,246		$799,000		0.000%	6.51686%	WAC(14)	October 2035	10.00	10/35 - 10/35
Class R(15)	NAP		NAP		NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.
(2)	On the closing date, Argentic Real Estate Finance 2 LLC, as “retaining sponsor” (as defined in Regulation RR) for the securitization constituted by the issuance of the certificates, is expected to cause a “majority-owned affiliate” (as defined in Regulation RR) to purchase (i) an “eligible vertical interest” (as defined in Regulation RR) in the form of certificates representing approximately 2.99% of the initial certificate balance, notional amount or percentage interest, as applicable, of each class of certificates other than the Class R certificates (collectively, the “VRR Interest”), as set forth in the table above under “Approx. Initial Retained Certificate Balance or Notional Amount,” and (ii) an “eligible horizontal residual interest” (as defined in Regulation RR) in the form of the Class F-RR and Class G-RR certificates (in each case, excluding the portion thereof that comprises a part of the VRR Interest) (collectively referred to herein as the “HRR Interest”), representing approximately 2.03% of the aggregate fair value of the certificates (other than the Class R certificates). See “Credit Risk Retention”.
(3)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, are presented in the aggregate. See “Credit Risk Retention”.
(4)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(5)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.
(6)	The pass-through rates for the Class A-1, Class A-SB, Class A-4, Class A-5, Class D and Class E certificates for any distribution date will, in each case, be a fixed rate per annum (described in the table as “Fixed”) equal to the pass-through rate set forth opposite such class in the table.
(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.
(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(9)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.
(10)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(11)	The pass-through rates for the Class A-S, Class B and Class C certificates for any distribution date will, in each case, be a variable rate per annum (described in the table as “WAC Cap”) equal to the lesser of (a) a fixed rate set forth opposite such class of certificates in the table and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(12)	The Class X-D and Class X-E certificates are notional amount certificates and will not be entitled to distributions of principal. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The notional amount of the Class X-E certificates will be equal to the certificate balance of the Class E certificates outstanding from time to time.
(13)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. The pass-through rate for the Class X-E certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class E certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(14)	The pass-through rates for the Class F-RR and Class G-RR certificates for any distribution date will, in each case, be a variable rate per annum (described in the table as “WAC”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(15)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning these certificates is presented solely to enhance your understanding of the offered certificates.

TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	15
Summary of Terms	25
Summary of Risk Factors	63
Risk Factors	65
Risks Related to Market Conditions and Other External Factors	65
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	65
Risks Relating to the Mortgage Loans	66
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	66
Risks of Commercial and Multifamily Lending Generally	67
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	69
Retail Properties Have Special Risks	74
Office Properties Have Special Risks	77
Mixed Use Properties Have Special Risks	79
Hospitality Properties Have Special Risks	79
Risks Relating to Affiliation with a Franchise or Hotel Management Company	81
Industrial Properties Have Special Risks	82
Multifamily Properties Have Special Risks	84
Leased Fee Properties Have Special Risks	88
Self Storage Properties Have Special Risks	88
Condominium Ownership May Limit Use and Improvements	89
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	91
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	92
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	94
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	95
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	96
Risks Related to Zoning Non-Compliance and Use Restrictions	99
Risks Relating to Inspections of Properties	100
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	100
Insurance May Not Be Available or Adequate	101
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	102
Terrorism Insurance May Not Be Available for All Mortgaged Properties	102
Risks Associated with Blanket Insurance Policies or Self-Insurance	104
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	104
Limited Information Causes Uncertainty	105
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	106
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	107
5

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	107
Static Pool Data Would Not Be Indicative of the Performance of this Pool	108
Appraisals May Not Reflect Current or Future Market Value of Each Property	109
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	110
The Borrower’s Form of Entity May Cause Special Risks	111
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	113
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	114
Other Financings or Ability to Incur Other Indebtedness Entails Risk	115
Tenancies-in-Common May Hinder Recovery	117
Risks Relating to Delaware Statutory Trusts	117
Risks Relating to Enforceability of Cross-Collateralization	118
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	118
Risks Associated with One Action Rules	119
State Law Limitations on Assignments of Leases and Rents May Entail Risks	119
Various Other Laws Could Affect the Exercise of Lender’s Rights	119
Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates	120
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	121
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	123
Risks Related to Ground Leases and Other Leasehold Interests	123
Increases in Real Estate Taxes May Reduce Available Funds	125
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	126
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	126
Risks Related to Conflicts of Interest	126
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	126
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	129
Potential Conflicts of Interest of the Master Servicer and Special Servicer	131
Potential Conflicts of Interest of the Operating Advisor	133
Potential Conflicts of Interest of the Asset Representations Reviewer	134
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	135
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	137
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder to Terminate the Applicable Special Servicer of the Applicable Whole Loan	138
Other Potential Conflicts of Interest May Affect Your Investment	138
Other Risks Relating to the Certificates	139
EU Securitization Rules and UK Securitization Rules	139
6

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	142
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	145
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	149
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	150
Risks Relating to Modifications of the Mortgage Loans	156
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	157
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	158
Risks Relating to Interest on Advances and Special Servicing Compensation	158
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	159
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	159
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	160
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	161
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	161
General Risks	166
The Certificates May Not Be a Suitable Investment for You	166
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	167
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	167
Other Events May Affect the Value and Liquidity of Your Investment	167
The Certificates Are Limited Obligations	168
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	168
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	169
Description of the Mortgage Pool	171
General	171
Co-Originated Whole Loans and Third-Party Originated Mortgage Loans	173
Certain Calculations and Definitions	173
Definitions	174
Mortgage Pool Characteristics	188
Overview	188
Property Types	189
7

Significant Obligors	193
Mortgage Loan Concentrations	193
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	194
Geographic Concentrations	194
Mortgaged Properties With Limited Prior Operating History	195
Tenancies-in-Common and Crowd-Funded Entities	196
Delaware Statutory Trusts	196
Condominium and Other Shared Interests	196
Fee & Leasehold Estates; Ground Leases	197
Environmental Considerations	202
Redevelopment, Renovation and Expansion	206
Assessment of Property Value and Condition	207
Litigation and Other Considerations	208
Condemnations	210
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	210
Tenant Issues	212
Tenant Concentrations	212
Lease Expirations and Terminations	212
Purchase Options and Rights of First Refusal	217
Affiliated Leases	218
Competition from Certain Nearby Properties	219
Insurance Considerations	220
Use Restrictions	221
Appraised Value	223
Non-Recourse Carveout Limitations	223
Real Estate and Other Tax Considerations	225
Delinquency Information	226
Certain Terms of the Mortgage Loans	226
Amortization of Principal	226
Due Dates; Mortgage Rates; Calculations of Interest	227
Single-Purpose Entity Covenants	228
Prepayment Protections and Certain Involuntary Prepayments	229
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	231
Defeasance	232
Releases; Partial Releases; Property Additions	233
Escrows	238
Mortgaged Property Accounts	239
Exceptions to Underwriting Guidelines	242
Additional Indebtedness	242
General	242
Whole Loans	243
Mezzanine Indebtedness	243
Other Secured Indebtedness	245
Preferred Equity	245
Other Unsecured Indebtedness	246
The Whole Loans	246
General	246
The Serviced Pari Passu Whole Loans	251
The Non-Serviced Pari Passu Whole Loans	254
The Non-Serviced AB Whole Loans	257
Additional Information	266
Transaction Parties	267
The Sponsors and Mortgage Loan Sellers	267
8

Wells Fargo Bank, National Association	267
Argentic Real Estate Finance 2 LLC	281
JPMorgan Chase Bank, National Association	290
Goldman Sachs Mortgage Company	302
Societe Generale Financial Corporation	315
BSPRT CMBS Finance, LLC	323
The Depositor	332
The Issuing Entity	333
The Certificate Administrator and Trustee	334
The Master Servicer	337
The Primary Servicer	341
The Special Servicer	347
The Operating Advisor and Asset Representations Reviewer	351
Credit Risk Retention	352
General	352
Qualifying CRE Loans; Required Credit Risk Retention Percentage	353
Material Terms of the VRR Interest	354
Material Terms of the HRR Interest	354
Hedging, Transfer and Financing Restrictions	356
Operating Advisor	356
Representations and Warranties	358
Description of the Certificates	361
General	361
Distributions	362
Method, Timing and Amount	362
Available Funds	363
Priority of Distributions	365
Pass-Through Rates	368
Interest Distribution Amount	370
Principal Distribution Amount	370
Certain Calculations with Respect to Individual Mortgage Loans	372
Application Priority of Mortgage Loan Collections or Whole Loan Collections	374
Allocation of Yield Maintenance Charges and Prepayment Premiums	378
Assumed Final Distribution Date; Rated Final Distribution Date	380
Prepayment Interest Shortfalls	381
Subordination; Allocation of Realized Losses	382
Reports to Certificateholders; Certain Available Information	385
Certificate Administrator Reports	385
Information Available Electronically	392
Voting Rights	397
Delivery, Form, Transfer and Denomination	398
Book-Entry Registration	398
Definitive Certificates	401
Certificateholder Communication	402
Access to Certificateholders’ Names and Addresses	402
Requests to Communicate	402
List of Certificateholders	403
Description of the Mortgage Loan Purchase Agreements	403
General	403
Dispute Resolution Provisions	414
Asset Review Obligations	415
Pooling and Servicing Agreement	415
General	415
9

Assignment of the Mortgage Loans	415
Servicing Standard	416
Subservicing	418
Advances	419
P&I Advances	419
Servicing Advances	420
Nonrecoverable Advances	421
Recovery of Advances	422
Accounts	423
Withdrawals from the Collection Account	425
Servicing and Other Compensation and Payment of Expenses	428
General	428
Master Servicing Compensation	433
Special Servicing Compensation	437
Disclosable Special Servicer Fees	441
Certificate Administrator and Trustee Compensation	442
Operating Advisor Compensation	442
Asset Representations Reviewer Compensation	443
CREFC® Intellectual Property Royalty License Fee	444
Appraisal Reduction Amounts	445
Maintenance of Insurance	452
Modifications, Waivers and Amendments	456
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	461
Inspections	464
Collection of Operating Information	464
Special Servicing Transfer Event	465
Asset Status Report	468
Realization Upon Mortgage Loans	472
Sale of Defaulted Loans and REO Properties	474
The Directing Certificateholder	478
General	478
Major Decisions	480
Asset Status Report	485
Replacement of the Special Servicer	485
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	485
Servicing Override	488
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans	489
Rights of the Holders of Serviced Pari Passu Companion Loans	489
Limitation on Liability of Directing Certificateholder	489
The Risk Retention Consultation Party	490
General	490
Limitation on Liability of Risk Retention Consultation Party	490
The Operating Advisor	491
General	491
Duties of Operating Advisor at All Times	492
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	495
Recommendation of the Replacement of the Special Servicer	495
Eligibility of Operating Advisor	496
Other Obligations of Operating Advisor	497
Delegation of Operating Advisor’s Duties	498
10

Termination of the Operating Advisor With Cause	498
Rights Upon Operating Advisor Termination Event	499
Waiver of Operating Advisor Termination Event	499
Termination of the Operating Advisor Without Cause	500
Resignation of the Operating Advisor	500
Operating Advisor Compensation	500
The Asset Representations Reviewer	501
Asset Review	501
Eligibility of Asset Representations Reviewer	506
Other Obligations of Asset Representations Reviewer	507
Delegation of Asset Representations Reviewer’s Duties	508
Asset Representations Reviewer Termination Events	508
Rights Upon Asset Representations Reviewer Termination Event	509
Termination of the Asset Representations Reviewer Without Cause	509
Resignation of Asset Representations Reviewer	510
Asset Representations Reviewer Compensation	510
Replacement of Special Servicer Without Cause	510
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	513
Termination of the Master Servicer or Special Servicer for Cause	514
Servicer Termination Events	514
Rights Upon Servicer Termination Event	516
Waiver of Servicer Termination Event	518
Resignation of the Master Servicer or Special Servicer	518
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	519
Limitation on Liability; Indemnification	520
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	523
Dispute Resolution Provisions	524
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	524
Repurchase Request Delivered by a Party to the PSA	524
Resolution of a Repurchase Request	525
Mediation and Arbitration Provisions	527
Servicing of the Non-Serviced Mortgage Loans	529
General	529
Servicing of the BioMed MIT Portfolio Mortgage Loan	532
Servicing of the Washington Square Mortgage Loan and the 32 Old Slip – Leased Fee Mortgage Loan	533
Servicing of The Willard & The Met Mortgage Loan	534
Rating Agency Confirmations	534
Evidence as to Compliance	537
Limitation on Rights of Certificateholders to Institute a Proceeding	538
Termination; Retirement of Certificates	539
Amendment	540
Resignation and Removal of the Trustee and the Certificate Administrator	543
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	544
Certain Legal Aspects of Mortgage Loans	544
General	545
Types of Mortgage Instruments	546
Leases and Rents	546
Personalty	547
11

Foreclosure	547
General	547
Foreclosure Procedures Vary from State to State	547
Judicial Foreclosure	548
Equitable and Other Limitations on Enforceability of Certain Provisions	548
Nonjudicial Foreclosure/Power of Sale	548
Public Sale	549
Rights of Redemption	550
Anti-Deficiency Legislation	550
Leasehold Considerations	551
Cooperative Shares	551
Bankruptcy Laws	552
Environmental Considerations	559
General	559
Superlien Laws	560
CERCLA	560
Certain Other Federal and State Laws	560
Additional Considerations	561
Due-on-Sale and Due-on-Encumbrance Provisions	561
Subordinate Financing	562
Default Interest and Limitations on Prepayments	562
Applicability of Usury Laws	562
Americans with Disabilities Act	563
Servicemembers Civil Relief Act	563
Anti-Money Laundering, Economic Sanctions and Bribery	564
Potential Forfeiture of Assets	564
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	564
Pending Legal Proceedings Involving Transaction Parties	567
Use of Proceeds	567
Yield and Maturity Considerations	567
Yield Considerations	567
General	567
Rate and Timing of Principal Payments	567
Losses and Shortfalls	569
Certain Relevant Factors Affecting Loan Payments and Defaults	569
Delay in Payment of Distributions	570
Yield on the Certificates with Notional Amounts	570
Weighted Average Life	571
Pre-Tax Yield to Maturity Tables	576
Material Federal Income Tax Considerations	579
General	579
Qualification as a REMIC	580
Status of Offered Certificates	582
Taxation of Regular Interests	582
General	582
Original Issue Discount	583
Acquisition Premium	585
Market Discount	585
Premium	586
Election To Treat All Interest Under the Constant Yield Method	587
Treatment of Losses	587
Yield Maintenance Charges and Prepayment Premiums	588
12

Sale or Exchange of Regular Interests	588
3.8% Medicare Tax on “Net Investment Income”	589
Backup Withholding	589
Information Reporting	589
Taxation of Certain Foreign Investors	589
FATCA	591
Backup Withholding	591
Taxes That May Be Imposed on a REMIC	591
Prohibited Transactions	591
Contributions to a REMIC After the Startup Day	592
Net Income from Foreclosure Property	592
Administrative Matters	592
REMIC Partnership Representative	592
Reporting Requirements	593
Certain State and Local Tax Considerations	594
Plan of Distribution (Conflicts of Interest)	594
Incorporation of Certain Information by Reference	597
Where You Can Find More Information	598
Financial Information	598
Certain ERISA Considerations	598
General	598
Plan Asset Regulations	599
Administrative Exemptions	600
Insurance Company General Accounts	602
Legal Investment	603
Legal Matters	604
Ratings	604
Index of Defined Terms	607

ANNEXES

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

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Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS; HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. THE OFFERED CERTIFICATES ARE A NEW ISSUE OF SECURITIES WITH NO ESTABLISHED TRADING MARKET AND WE CANNOT ASSURE YOU THAT A SECONDARY MARKET FOR THE OFFERED CERTIFICATES WILL DEVELOP. THE UNDERWRITERS ARE UNDER NO OBLIGATION TO MAKE A MARKET IN THE OFFERED CERTIFICATES AND MAY DISCONTINUE ANY MARKET MAKING ACTIVITIES AT ANY TIME WITHOUT NOTICE. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING, HOLDING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, ASSET-BACKED SECURITIES GENERALLY. IF A SECONDARY MARKET DOES DEVELOP, WE CANNOT ASSURE YOU THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE LIFE OF THE OFFERED CERTIFICATES. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” IN THIS PROSPECTUS.

14

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;
●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	Summary of Risk Factors and Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.;
●	references to any specified mortgaged property (or portfolio of mortgaged properties) refer to the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1;
●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;
●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;
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●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;
●	references to a “pooling and servicing agreement” (other than the Wells Fargo Commercial Mortgage Trust 2025-C65 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NON-GAAP FINANCIAL MEASURES

This prospectus presents a number of non-GAAP financial measures, including Underwritten Net Cash Flow as well as other terms used to measure and present information relating to operation and performance of the Mortgaged Properties that are commonly used in the commercial real estate and real estate finance industries. In addition, the presentation of Net Operating Income includes adjustments that reflect various non-GAAP measures.

As presented in this prospectus, these terms are measures that are not presented in accordance with generally accepted accounting principles (“GAAP”). They are not measurements of financial performance under GAAP and should not be considered as alternatives to performance measures derived in accordance with GAAP or as alternatives to net income or cash flows from operating activities or as illustrative measures of liquidity. While some of these terms are widely-used within the commercial real estate and real estate finance industries, these terms have limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of results as if reported under GAAP.

The non-GAAP financial measures presented are not intended as alternatives to any measures of performance in conformity with GAAP. Investors should therefore not place undue reliance on non-GAAP financial measures or ratios calculated using those measures.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures that are derived on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented in this prospectus may not comply with these rules.

16

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THE FOLLOWING SECTION OF THIS PROSPECTUS), AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (AN “EU QUALIFIED INVESTOR”), AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL BE MADE ONLY TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER, SEVERALLY BUT NOT JOINTLY, HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY

17

EU RETAIL INVESTOR (AS DEFINED ABOVE) IN THE EEA. FOR THE PURPOSES OF THIS PROVISION, THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THE FOLLOWING SECTION OF THIS PROSPECTUS), A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (A “UK QUALIFIED INVESTOR”), AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED; AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL BE MADE ONLY TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS

18

RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHOM THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

19

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER, SEVERALLY BUT NOT JOINTLY, HAS REPRESENTED AND AGREED THAT:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A) IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR (AS DEFINED ABOVE) IN THE UK (AND FOR THE PURPOSES OF THIS PROVISION, THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES);

OTHER UK REGULATORY RESTRICTIONS

(B) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(C) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SECURITIZATION RULES AND UK SECURITIZATION RULES

NONE OF THE SPONSORS, THE DEPOSITOR OR THE UNDERWRITERS, OR THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON, INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUANCE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES (EACH AS DEFINED BELOW). IN PARTICULAR, NO SUCH PERSON UNDERTAKES TO TAKE ANY ACTION, OR REFRAIN FROM TAKING ANY ACTION, FOR PURPOSES OF, OR IN CONNECTION WITH, COMPLIANCE BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER WITH ANY APPLICABLE REQUIREMENT OF THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” IN THIS PROSPECTUS HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY APPLICABLE REQUIREMENT OF THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES. CONSEQUENTLY, THE CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS SUBJECT TO THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES; AND THIS MAY, AMONGST OTHER THINGS, HAVE A NEGATIVE IMPACT ON THE VALUE AND LIQUIDITY OF THE CERTIFICATES, AND OTHERWISE AFFECT THE SECONDARY MARKET FOR THE CERTIFICATES.

SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU SECURITIZATION RULES AND UK SECURITIZATION RULES” IN THIS PROSPECTUS.

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PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

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W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION

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274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY

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HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT HERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2025-C65.
Depositor	Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28202-0901 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.
Issuing Entity	Wells Fargo Commercial Mortgage Trust 2025-C65, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.
Sponsors and Originators	The sponsors of this transaction are:
●	Wells Fargo Bank, National Association, a national banking association
●	Argentic Real Estate Finance 2 LLC, a Delaware limited liability company
●	JPMorgan Chase Bank, National Association, a national banking association
●	Goldman Sachs Mortgage Company, a New York limited partnership
●	Societe Generale Financial Corporation, a Delaware corporation
●	BSPRT CMBS Finance, LLC, a Delaware limited liability company

These entities are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The originators of this transaction are:

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●	Wells Fargo Bank, National Association, a national banking association
●	Argentic Real Estate Finance 2 LLC, a Delaware limited liability company
●	JPMorgan Chase Bank, National Association, a national banking association
●	Goldman Sachs Bank USA, a New York State chartered bank
●	Societe Generale Financial Corporation, a Delaware corporation
●	BSPRT CMBS Finance, LLC, a Delaware limited liability company

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Argentic Real Estate Finance 2 LLC	Argentic Real Estate Finance 2 LLC	9	$197,717,301	28.7%
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	6	177,557,844	25.8
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	2	120,000,000	17.4
Wells Fargo Bank, National Association / JPMorgan Chase Bank, National Association(2)	Wells Fargo Bank, National Association / JPMorgan Chase Bank, National Association	1	60,000,000	8.7
JPMorgan Chase Bank, National Association / Societe Generale Financial Corporation / Goldman Sachs Mortgage Company(3)	JPMorgan Chase Bank, National Association / Societe Generale Financial Corporation / Goldman Sachs Bank USA	1	57,500,000	8.3
JPMorgan Chase Bank, National Association / Goldman Sachs Mortgage Company(4)	JPMorgan Chase Bank, National Association / Goldman Sachs Bank USA	1	30,833,333	4.5
BSPRT CMBS Finance, LLC	BSPRT CMBS Finance, LLC	1	25,000,000	3.6
Societe Generale Financial Corporation	Societe Generale Financial Corporation	1	10,278,769	1.5
Goldman Sachs Mortgage Company	Goldman Sachs Bank USA	1	10,000,000	1.5
Total		23	$688,887,247	100.0%

(1)	Certain of the mortgage loans were co-originated or are part of whole loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity that is not affiliated with the mortgage loan seller and transferred to the mortgage loan seller. See “Description of the Mortgage Pool—Co-Originated Whole Loans and Third-Party Originated Mortgage Loans”.
(2)	The Market Place Center mortgage loan (8.7%) is comprised of separate notes that are being sold by Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association. The Market Place Center mortgage loan is evidenced by two (2) promissory notes: (i) note A-1-A with an outstanding principal balance of $36,000,000 as of the cut-off date, as to which Wells Fargo Bank, National Association is acting as mortgage loan seller; and (ii) note A-4-A with an outstanding principal balance of $24,000,000 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.

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(3)	The BioMed MIT Portfolio mortgage loan (8.3%) is comprised of separate notes that are being sold by JPMorgan Chase Bank, National Association, Societe Generale Financial Corporation and Goldman Sachs Mortgage Company. The BioMed MIT Portfolio mortgage loan is evidenced by four (4) promissory notes: (i) note A1-C1-B with an outstanding principal balance of $22,250,000 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller; (ii) note A5-C1-B with an outstanding principal balance of $22,250,000 as of the cut-off date, as to which Societe Generale Financial Corporation is acting as mortgage loan seller; and (iii) notes A4-C1-C and A4-C2-B with an aggregate outstanding principal balance of $13,000,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.
(4)	The Washington Square mortgage loan (4.5%) is comprised of separate notes that are being sold by JPMorgan Chase Bank, National Association and Goldman Sachs Mortgage Company. The Washington Square mortgage loan is evidenced by four (4) promissory notes: (i) notes A-3-1B and A-3-2 with an aggregate outstanding principal balance of $20,833,333 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller; and (ii) notes A-2-2-1-B and A-2-4-2 with an aggregate outstanding principal balance of $10,000,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association is anticipated to be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan serviced pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal commercial mortgage master servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the applicable servicer or master servicer under another pooling and servicing agreement as set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Primary Servicer	Trimont LLC, a Georgia limited liability company, is expected to act as primary servicer and perform servicing duties delegated by the master servicer with respect to certain mortgage loans to be sold to the depositor by Wells Fargo Bank, National Association, pursuant to a primary servicing agreement to be entered into with the master servicer. In addition, Trimont LLC is
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expected to act as master servicer with respect to certain non-serviced mortgage loans as set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. The principal servicing offices of Trimont LLC are located at Two Alliance Center, 3560 Lenox Road NE, Suite 2200, Atlanta, Georgia 30326 and 550 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Primary Servicer”.

Special Servicer	Argentic Services Company LP, a Delaware limited partnership, is expected to act as the initial special servicer with respect to the mortgage loans (other than any excluded special servicer loan and any non-serviced mortgage loan (except as set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”)) and the related companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and other actions of the master servicer relating to such mortgage loans and related companion loans as to which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. Argentic Services Company LP was selected to be the special servicer by Argentic Securities Income USA 2 LLC or an affiliate thereof, which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”. The principal servicing office of Argentic Services Company LP is located at 500 North Central Expressway, Suite 261, Plano, Texas 75074, and its telephone number is (469) 609-2000. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

The special servicer with respect to each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will

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be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to use reasonable efforts to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates). At any time after the occurrence and during the continuance of a control termination event, or if the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not select a replacement special servicer within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30 day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Certain mortgage loans will be specially serviced, if necessary, by the special servicer under another pooling and servicing agreement as set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Computershare Trust Company, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other offices). Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any

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related companion loan. See “Transaction Parties—The Certificate Administrator and Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Computershare Trust Company, National Association, a national banking association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Computershare Trust Company, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The Certificate Administrator and Trustee” and “Pooling and Servicing Agreement”.

The custodian with respect to any non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced whole loan or any related REO property (each of which will be serviced pursuant to the related non-serviced pooling and servicing agreement). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

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Asset Representations

Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer generally will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.
Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loans and (ii) any excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage (by certificate balance) of the controlling class certificateholders. In certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even though there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, or certain affiliates thereof.

The controlling class will be the most subordinate class of the Class F-RR and Class G-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that if at any time the certificate balances of the principal balance certificates other than the control eligible certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the

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most subordinate class of control eligible certificates that has a certificate balance greater than zero without regard to any cumulative appraisal reduction amounts. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder. As of the closing date, the controlling class will be the Class G-RR certificates.

It is anticipated that (i) Argentic Securities Holdings 2 Cayman Limited or its affiliate will purchase the VRR Interest and the HRR Interest and, on the closing date, will appoint Argentic Securities Income USA 2 LLC, its affiliate, as the initial directing certificateholder, and (ii) Argentic CMBS Holdings II Limited will purchase the Class X-E and Class E certificates.

With respect to any non-serviced whole loan, the entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement for the indicated transaction (or other indicated party) and will have certain consent and consultation rights with respect to such whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The risk retention consultation party will have certain non-binding consultation rights with respect to certain matters relating to specially serviced loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will be the party selected by the holder or holders of more than 50% of the VRR Interest. Argentic Real Estate Finance 2 LLC will retain the right to appoint a risk retention consultation party but will not be appointing a risk retention consultation party on the closing date. For the avoidance of doubt, as of the closing date there will be no risk retention consultation party; provided that if Argentic Services Company LP or an affiliate thereof is appointed as the risk retention consultation party and Argentic Services Company LP, as special servicer, is processing any action that requires consultation with the risk retention consultation party, Argentic Services Company LP, as special servicer, will not be required to consult with the risk retention consultation party. See “Pooling

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and Servicing Agreement—The Risk Retention Consultation Party”.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the holder of the VRR Interest entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of the mortgaged property, the holder of a related mezzanine loan who has accelerated such mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan, or a borrower party affiliate thereof.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.
Significant Obligor	There are no significant obligors related to the issuing entity.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in October, 2025 (or, in the case of any mortgage loan that has its first due date after October 2025, the date that would have been its due date in October 2025 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).
Closing Date	On or about October 16, 2025.
Distribution Date	The 4th business day following each determination date. The first distribution date will be in November 2025.
Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

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Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, Texas, Kansas, Georgia, New York, North Carolina, Pennsylvania or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.
Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.
Collection Period	For any mortgage loan and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final

Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	October 2030
Class A-SB	April 2035
Class A-4	June 2035
Class A-5	September 2035
Class X-A	NAP
Class X-B	NAP
Class A-S	September 2035
Class B	September 2035
Class C	October 2035

The rated final distribution date will be the distribution date in October 2058.

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Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2025-C65: Class A-1, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class A-S, Class B and Class C.

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR and Class R.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

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Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$7,474,000	1.085%	30.000%
Class A-SB	$9,544,000	1.385%	30.000%
Class A-4	$116,019,000	16.842%	30.000%
Class A-5	$349,184,000	50.688%	30.000%
Class X-A	$482,221,000	NAP	NAP
Class X-B	$131,749,000	NAP	NAP
Class A-S	$67,166,000	9.750%	20.250%
Class B	$36,167,000	5.250%	15.000%
Class C	$28,416,000	4.125%	10.875%

(1)	The approximate initial credit support percentages with respect to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates are presented in the aggregate. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

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Class	Approx. Initial Pass-Through Rate(1)
Class A-1	4.28700%
Class A-SB	5.17300%
Class A-4	4.99900%
Class A-5	5.29200%
Class X-A	1.31329%
Class X-B	0.69317%
Class A-S	5.66600%
Class B	5.96700%
Class C	6.01400%

(1)	The pass-through rates for the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates for any distribution date, in each case, will be a per annum rate equal to the pass-through rate set forth opposite such class in the table. The pass-through rates for the Class A-S, Class B and Class C certificates for any distribution date, in each case, will be a variable rate per annum equal to the lesser of (a) the pass-through rate set forth opposite such class of certificates in the table and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the passthrough rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate, the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

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For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to (1) with respect to each serviced mortgage loan, a per annum rate equal to the sum of a master servicing fee rate equal to 0.00125% per annum and a primary servicing fee rate of between 0.00125% and 0.02000% per annum, (2) with respect to each non-serviced mortgage loan, a master servicing fee rate equal to 0.00125% per annum, plus the primary servicing fee rate set forth in the chart entitled “Non-Serviced Mortgage Loans” in the “Summary of Terms—Offered Certificates,” and (3) with respect to each serviced companion loan, a primary servicing fee rate of 0.00125% per annum.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the

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greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee for the related month of $5,000. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan) at a per annum rate equal to 0.01368%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan (including any non-serviced mortgage loan but excluding any related companion loans) at a per annum rate equal to 0.00030%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan (including any non-serviced mortgage loan but excluding any related companion loans) at a per annum rate equal to 0.00180%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and

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servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any successor REO loan will be payable to CRE Finance Council® as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan will be entitled to receive other fees and reimbursements with respect to such non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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NON-SERVICED MORTGAGE LOANS

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(1)	Special Servicing Fee Rate
BioMed MIT Portfolio	0.00010% per annum	0.15%
Washington Square	0.00125% per annum	0.25%(2)
The Willard & The Met(3)	0.00575% per annum	0.25%(2)
32 Old Slip – Leased Fee	0.00125% per annum	0.25%(2)

(1)	Included as part of the servicing fee rate.
(2)	Such fee rate is subject to a minimum amount equal to $5,000 for any month in which such fee is payable.
(3)	The fee rates shown for The Willard & The Met mortgage loan are the expected fee rates under the pooling and servicing agreement for the BMO 2025-C13 securitization. The Willard & The Met whole loan is expected to be serviced initially under the pooling and servicing agreement for this securitization, but servicing is expected to shift upon the closing of the BMO 2025-C13 securitization, which is expected to occur on October 22, 2025.

Distributions

A. Amount and Order of
Distributions on

Certificates	On each distribution date, funds available for distribution from the mortgage loans (which are net of specified expenses of the issuing entity, including fees payable to, and advances, costs and expenses reimbursable to, the master servicer, any primary servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®, other than (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D and Class X-E certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes of certificates;

Second, to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus,(b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, , to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero, (e) fourth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5

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certificates has been reduced to zero, and (f) fifth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, applicable funds available for distributions of principal will be distributed to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, to reimburse the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, and then in an amount equal to interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates, as follows: (a)  in respect of interest, up to an amount equal to the interest entitlement for that class of certificates; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates, first in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously allocated thereto, and then in an amount equal to interest on that amount at the related pass-through rate for such class;

Fifth, to the Class B certificates, as follows: (a)  in respect of interest, up to an amount equal to the interest entitlement for that class of certificates; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates, first in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously allocated thereto, and then in an amount equal to interest on that amount at the related pass-through rate for such class;

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Sixth, to the Class C certificates, as follows: (a)  in respect of interest, up to an amount equal to the interest entitlement for that class of certificates; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates, first in an amount equal to any previously unreimbursed losses on the mortgage loans that were previously allocated thereto, and then in an amount equal to interest on that amount at the related pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-E and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance

                Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the offered certificates as and to the extent described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

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For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,

                 Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class X-E and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D and Class X-E certificates and, therefore, the amount of interest they accrue.

Class A-1, Class A-SB, Class A-4, Class A-5, Class X-A(1), Class X-B(1), Class X-D(1)(2), Class X-E(1)(2)

Class A-S

Class B

Class C

Non-offered certificates(3)

(1)	The Class X-A, Class X-B, Class X-D and Class X-E certificates are interest-only certificates.
(2)	The Class X-D and Class X-E certificates are non-offered certificates.
(3)	Other than the Class X-D, Class X-E and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if

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any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds	Shortfalls will reduce the available funds and will correspondingly reduce the amount allocated to the certificates. The reduction in amounts available for distribution to the certificates (other than the Class R Certificates) will reduce distributions to the classes of certificates with the lowest payment priorities.

Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);
●	the application of appraisal reductions to reduce interest advances;
●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;
●	a modification of a mortgage loan’s interest rate or principal balance; and
●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among all of the classes of certificates entitled to interest, on a pro rata basis based on their respective amounts of accrued interest for the related distribution date, to reduce the

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amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any successor REO loan (other than any portion of an REO loan related to a companion loan) serviced by the master servicer, unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee or the special servicer determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

No master servicer or special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (other than any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

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●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the lien on the related mortgaged property; and/or
●	enforce the related mortgage loan documents.

The special servicer will not have an obligation to make any property protection advances (although they may elect to make them in an emergency circumstance in their sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, subject to a floor of 2.0% per annum, compounded annually, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related payment due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

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With respect to any non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be twenty-three (23) commercial mortgage loans, each evidenced by one or more promissory notes secured by, generally, first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee, leasehold and/or sub-leasehold estate of the related borrower in seventy-nine (79) commercial or multifamily properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $688,887,247.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger “whole loan”, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”). For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

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Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
512 West 22nd Street	$65,000,000	9.4%	$65,000,000	N/A	62.4%	62.4%	1.57x	1.57x
4 Union Square South	$60,000,000	8.7%	$60,000,000	N/A	41.4%	41.4%	2.42x	2.42x
Market Place Center	$60,000,000	8.7%	$75,000,000	N/A	50.9%	50.9%	2.96x	2.96x
BioMed MIT Portfolio	$57,500,000	8.3%	$789,500,000	$478,000,000	35.3%	55.2%	2.75x	1.66x
Coastal Equities Portfolio	$55,000,000	8.0%	$105,000,000	N/A	66.9%	66.9%	1.66x	1.66x
Washington Square	$30,833,333	4.5%	$309,166,667	N/A	51.9%	51.9%	2.07x	2.07x
The Willard & The Met	$25,000,000	3.6%	$41,500,000	N/A	63.9%	63.9%	1.25x	1.25x
32 Old Slip – Leased Fee	$10,000,000	1.5%	$157,000,000	N/A	74.2%	74.2%	1.10x	1.10x

(1)	Calculated including any related pari passu companion loans, but excluding any related subordinate companion loans or mezzanine debt.
(2)	Calculated including any related pari passu companion loans and any related subordinate companion loans, but excluding any related mezzanine debt.

Each of the 512 West 22nd Street whole loan, the 4 Union Square South whole loan, the Market Place Center whole loan and the Coastal Equities Portfolio whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Non-Serviced Whole Loans(1)

Whole Loan Name	Transaction/ Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
BioMed MIT Portfolio	BX 2025-LIFE(2)	8.3%	KeyBank National Association	KeyBank National Association	Computershare Trust Company, National Association
Washington Square	BMO 2025-C12	4.5%	Trimont LLC	Rialto Capital Advisors, LLC	Citibank, N.A.
The Willard & The Met	BMO 2025-C13(3)	3.6%	Midland Loan Services, a Dvision of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Savings Fund Society, FSB
32 Old Slip – Leased Fee	BMO 2025-C12	1.5%	Trimont LLC	Rialto Capital Advisors, LLC	Citibank, N.A.

Whole Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Party
BioMed MIT Portfolio	Computershare Trust Company, National Association	Computershare Trust Company, National Association	N/A(2)	Brookfield Asset Management Credit and Insurance Solutions Advisor LLC
Washington Square	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	RREF V – D AIV RR, LLC
The Willard & The Met	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	RREF V – D AIV RR H, LLC
32 Old Slip – Leased Fee	Citibank, N.A.	Citibank, N.A.	Pentalpha Surveillance LLC	RREF V – D AIV RR, LLC

(1)	Information in this table is presented as of the closing date of the related securitization or, if such securitization has not yet closed, reflects information regarding the expected parties to such securitization.
(2)	The BX 2025-LIFE trust and servicing agreement does not provide for any operating advisor, asset representations reviewer or similar entity.
(3)	The parties shown for The Willard & The Met whole loan are the parties under the pooling and servicing agreement for the BMO 2025-C13 securitization. The Willard & The Met whole loan is expected to be serviced initially under the pooling and servicing agreement for this securitization, but servicing is expected to shift upon the closing of the BMO 2025-C13 securitization, which is expected to occur on October 22, 2025.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity.

In addition, investors should be aware that the appraisals for the mortgaged properties were prepared prior to origination and have not been updated. Net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions. As a result, appraised values, net operating

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income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to in this prospectus without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balances and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

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Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$688,887,247
Number of mortgage loans	23
Number of mortgaged properties	79
Range of Cut-off Date Balances	$3,325,000 to $65,000,000
Average Cut-off Date Balance	$29,951,619
Range of Mortgage Rates	5.5520% to 7.6060%
Weighted average Mortgage Rate	6.3265%
Weighted average original term to maturity	120 months
Range of remaining terms to maturity	114 months to 120 months
Weighted average remaining term to maturity	118 months
Range of original amortization terms(2)	300 months to 360 months
Weighted average original amortization term(2)	339 months
Range of remaining amortization terms(2)	297 months to 360 months
Weighted average remaining amortization term(2)	336 months
Range of Cut-off Date LTV Ratios(3)(4)	35.3% to 74.2%
Weighted average Cut-off Date LTV Ratio(3)(4)	56.6%
Range of LTV Ratios as of the maturity date(3)(4)	35.3% to 74.2%
Weighted average LTV Ratio as of the maturity date(3)(4)	55.2%
Range of U/W NCF DSCRs(4)(5)	1.10x to 2.96x
Weighted average U/W NCF DSCR(4)(5)	1.91x
Range of U/W NOI Debt Yields(4)	6.3% to 22.9%
Weighted average U/W NOI Debt Yield(4)	13.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	82.9%
Amortizing Balloon	13.9%
Interest Only, Amortizing Balloon	3.2%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Excludes fifteen (15) mortgage loans (82.9%) identified on Annex A-1, which are interest-only for the entire term.
(3)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.
(4)	In the case of mortgage loans that have one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage

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ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s). With respect to the BioMed MIT Portfolio mortgage loan (8.3%), the loan-to-value ratio, debt yield and debt service coverage ratio include any pari passu companion loan(s), as applicable, but exclude the related subordinate companion loan(s). With respect to the BioMed MIT Portfolio mortgage loan (8.3%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield including the related Subordinate Companion Loans are 55.2%, 55.2%, 1.66x and 10.6%, respectively.

(5)	Debt service coverage ratios (such as, for example, underwritten net cash flow debt service coverage ratios or underwritten net operating income debt service coverage ratios) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, other than as described in the following two paragraphs, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted payoffs in connection with the origination of the mortgage loan.

With respect to the Hilton Tucson East mortgage loan (2.2%), the prior loan secured by the mortgaged property went into default due to failing to maintain the required debt service coverage ratio. Proceeds from the mortgage loan were used to repay the prior loan in full.

With respect to the Quantum on the Bay mortgage loan (0.5%), the prior loan secured by the mortgaged property went into default due to the borrower’s failure to timely obtain a tenant’s lease renewal. Proceeds from the mortgage loan were used to repay the prior loan in full.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

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Properties with Limited

Operating History	Seven (7) of the mortgaged properties (4.9%) (i) were constructed or the subject of a major renovation or were in leaseup that was completed within 12 calendar months prior to the cut-off date or are leased fee properties and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

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Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	Regulation RR implementing the risk retention requirements of Section 15G of the Securities Exchange Act of 1934, as amended, will apply to this securitization. An economic interest in the credit risk of the mortgage loans in this securitization is expected to be retained by Argentic Securities Holdings 2 Cayman Limited, a “majority-owned affiliate” (as defined under Regulation RR) of Argentic Real Estate Finance 2 LLC, as “retaining sponsor” (as defined under Regulation RR), in the form of a combination of (i) an “eligible vertical interest” comprised of the percentage of each class of certificates (other than the Class R certificates) retained as described under “Credit Risk Retention” (collectively, the “VRR Interest”) and (ii) an “eligible horizontal residual interest” in the form of the Class F-RR and Class G-RR certificates (in each case, excluding the portion thereof that comprises a part of the VRR Interest) (collectively referred to herein as the “HRR Interest”).

The retaining sponsor is permitted under Regulation RR to transfer the HRR Interest to a “third-party purchaser” (as defined in Regulation RR) on and after the date that is 5 years after the Closing Date and in accordance with the Credit Risk Retention Rules.

For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied, see “Credit Risk Retention” and “Risk Factors—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—The Repurchase Finance

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Facility Could Cause the Retaining Sponsor to Fail to Satisfy the Credit Risk Retention Rules” in this prospectus.

EU Securitization Rules and

UK Securitization Rules	None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules (each as defined below). In particular, no such person undertakes to take any action, or refrain from taking any action, for purposes of, or in connection with, compliance by any prospective investor or certificateholder with any applicable requirement of the EU Securitization Rules or the UK Securitization Rules. In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring or facilitating compliance by any person with any applicable requirement of the EU Securitization Rules or the UK Securitization Rules. Consequently, the certificates may not be a suitable investment for any person that is subject to the EU Securitization Rules or the UK Securitization Rules; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

See “Risk Factors—Other Risks Relating to the Certificates—EU Securitization Rules and UK Securitization Rules” in this prospectus.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:
●	Bloomberg Financial Markets, L.P., CRED iQ, Trepp, LLC, Intex Solutions, Inc., Markit Group Limited, Interactive Data Corp., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s

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Analytics, Inc., Morningstar Credit Information & Analytics, LLC, KBRA Analytics, LLC, MBS Data, LLC, RealInsight, LSEG, DealView Technologies Ltd. (dba DealX) and Recursion Co.;

●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class R certificates) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates), and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller (or Société Générale, with respect to the repurchase and substitution obligations of Societe Generale Financial Corporation, or Franklin BSP Realty Trust, Inc., with respect to the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan

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in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that, with respect to each of the BioMed MIT Portfolio mortgage loan, the Market Place Center mortgage loan and the Washington Square mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu

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companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

In the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Class X-A and Class X-B certificates will represent regular interests issued with original issue discount and that the Class A-1, Class A-SB, Class A-4, Class A-5, Class A-S, Class B and Class C certificates will represent regular interests issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
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Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act of 1940, as amended. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the

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Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date, which may result in non-payment of the mortgage loans.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., retail, office, mixed use, hospitality, industrial, multifamily, other and self storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
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●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.
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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks Related to Market Conditions and Other External Factors

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties.  Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data.  Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. Hackers engage in attacks against organizations from time to time that are designed to disrupt key business services.  There can be no assurance that the sponsors, the master servicer, the special servicer or the other transaction parties will not be subject to attacks and suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer or other transaction parties, could result in heightened consumer

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concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Certain of the Mortgage Loans may have “sunset” clauses that provide that recourse liability (including for environmental matters) terminates following repayment or defeasance in full. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially and substantially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Moreover, certain mortgage loans may permit the replacement of the guarantor subject to the requirements set forth in the related mortgage loan documents. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan.

With respect to certain of the mortgage loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the mortgaged property, pursuant to such mortgage loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

The non-recourse carveout provisions contained in certain of the mortgage loan documents may also limit the liability of the non-recourse carveout guarantor for certain

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monetary obligations or covenants related to the use and operation of the mortgaged property to the extent that there is sufficient cash flow generated by the mortgaged property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In all cases, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have asset sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties, including perceptions as to, or incidences of, crime, risk of terrorism or other factors;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
●	the proximity and attractiveness of competing properties;
●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;
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●	a decline in the businesses operated by tenants or in their financial condition;
●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;
●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;
●	demographic factors;
●	consumer confidence;
●	consumer tastes and preferences;
●	political factors;
●	environmental factors;
●	seismic activity risk;
●	retroactive changes in building codes;
●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);
●	the quality and creditworthiness of tenants;
●	tenant defaults;
●	in the case of rental properties, the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to
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those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. Factors unrelated to a tenant’s operations at a particular mortgaged property may also result in the tenant’s failure to make payments under its lease (including, for example, economic sanctions imposed on the tenant’s parent company or other financial distress experienced by affiliates of the tenant). If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that

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may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may have the right to assign their leases (and be released from their lease obligations) without landlord consent, either to other tenants meeting specific criteria, or more generally. In such event, the credit of the replacement tenant may be weaker than that of the assigning tenant.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected

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if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. In addition, in certain circumstances lease payments of affiliated tenants may be higher relative to those of non-affiliated tenants and/or market rents, resulting in higher net operating income at the property. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws” and “Description of the Mortgage Pool—

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Tenant Issues—Affiliated Leases”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,
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●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,
●	if the related borrower fails to provide a designated number of parking spaces,
●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,
●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,
●	if a tenant’s use is not permitted by zoning or applicable law,
●	if the tenant is unable to exercise an expansion right,
●	if the landlord defaults on its obligations under the lease,
●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,
●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,
●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,
●	in the case of government sponsored tenants, at any time or for lack of appropriations, or
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or

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materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Certain of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for

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retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. A number of retailers, including retailers that have stores located at the mortgaged properties, have announced ongoing store closures or are in financial distress, and other tenants at the mortgaged properties have co-tenancy clauses related to such retailers. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumers: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Additionally, the grocery store industry is highly competitive and is characterized by intense price competition, narrow margins, increasing fragmentation of retail and online formats, entry of non-traditional competitors and market consolidation. In addition, evolving customer preferences and the advancement of online, delivery, ship to home, and mobile channels in the industry enhance the competitive environment. Grocery stores may be undercut by competition that have greater financial resources to take measures such as altering product mixes, reducing prices, providing home/in-store fulfillment, or online ordering.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

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In addition, the limited adaptability of certain shopping malls or strip centers that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls or strip centers. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall or strip center property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant, the shadow anchor tenant or another major tenant goes dark, a specified percentage of the property is vacant or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor tenant or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. Anchor tenants frequently have the right to go dark (i.e. cease operating), in their spaces and shadow anchor tenants frequently do not have operating covenants, and therefore are not required to continue operating in proximity to the related mortgaged property. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the co-tenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

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If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, the tenant withholding some or all of its rental payments, or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties may have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Property Types—Specialty Use Concentrations”.

Certain retail or other properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain, and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, however, so any governmental action or definitive legal guidance restricting the possession or distribution of some or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);
●	the adaptability of the building to changes in the technological needs of the tenants;
●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and
●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest
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medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

In addition, as a result of the COVID-19 pandemic office properties have been experiencing lower than normal utilization levels and it is uncertain whether utilization levels will return to levels experienced prior to the COVID-19 pandemic. In the event that office tenants continue to utilize partial “work from home” or other remote work policies, the overall demand for office space may be adversely affected for a significant period of time, which may impact the ability of the borrowers to lease their properties, and may impact the operation and cash flow of the properties and/or the borrowers’ ability to refinance the mortgage loans at maturity.

In addition, WeWork, which filed for Chapter 11 bankruptcy on November 6, 2023, may cancel leases in certain locations in which they had been operating, which cancellations could in turn produce downward pressure on office rents in those locations.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect a borrower’s ability to make payments on the related mortgage loan.

In addition, in the case of tenants that offer co-working or office-sharing space designed for multiple, unaffiliated space users, licenses or subleases of space to users are generally of shorter-term duration, and user turnover is generally greater than with typical office leases. Co-working tenants may experience higher operating costs than typical office tenants, and revenues may lag expenses until the co-working space is filled out. Shorter-term space leases and users may be more impacted by economic fluctuations compared to traditional long term office leases. Further, if office rents decrease, shorter-term space users may move to properties with lower rent, while co-working tenants would be left with longer-term lease obligations. Additionally, if there is a concentration of subleases of the co-working space to a single tenant or affiliated tenants, expiration or termination of such subleases may leave a large block of the co-working space unoccupied. The business model for co-working tenants is evolving, and in markets where co-working tenants represent significant market share, deteriorating performance at any one location may create disruption across other co-working locations and affect the broader office market as well. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or

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without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);
●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;
●	ability to convert to alternative uses which may not be readily made;
●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;
●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and
●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating

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expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs, banquet and meeting spaces, pools, swimming facilities and/or waterparks and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, bar’s or waterpark’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, bars or waterparks will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower, including but not limited to certain tax liabilities related to a REIT borrower structure that is commonly utilized in connection with hospitality properties. Under the master lease or operating lease structure, an operating lessee (typically affiliated with the borrower) pays rent to the fee owner borrower. In addition, the operating lessee may also be an obligor under the related

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mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

In addition, such hospitality properties are subject to the potential risks associated with concentration of the resorts under the same brand. A negative public image or other adverse event that becomes associated with such brand could adversely affect the related borrowers’ business and revenues.

If accidents, injuries or sicknesses occur at any such hospitality properties, the related borrowers may be held liable for costs related to the injuries or face litigation proceedings relating to such accidents and sicknesses. There can be no assurance that any liability insurance maintained by the related borrowers against such risks will be adequate or available at all times and in all circumstances to cover any liability for these costs. In addition, many jurisdictions do not insure against punitive damages, and the related borrowers would not be covered if they experienced a judgment including punitive damages. Such borrowers’ business, financial condition and results of operations would be adversely affected to the extent claims and associated expenses resulting from accidents or injuries exceed insurance recoveries. See “—Insurance May Not Be Available or Adequate” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;
●	the public perception of the franchise or hotel chain service mark; and
●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise affiliation (either through a franchise, license or management agreement, as the case may be) could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality

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to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hospitality property manager may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;
●	the property becoming functionally obsolete;
●	building design and adaptability;
●	unavailability of labor sources;
●	supply chain disruptions;
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●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;
●	changes in proximity of supply sources;
●	the expenses of converting a previously adapted space to general use; and
●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

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Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;
●	the ability of management to provide adequate maintenance and insurance;
●	the types of services or amenities that the property provides;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the generally short terms of residential leases and the need for continued reletting;
●	rent concessions and month-to-month leases, which may impact cash flow at the property;
●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the coronavirus pandemic;
●	that certain multifamily properties may be considered to be “flexible apartment properties”, which properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;
●	restrictions on the age or income of tenants who may reside at the property;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
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●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;
●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and
●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain multifamily properties may have a significant percentage of units leased to companies or non-profit organizations that use such units to provide short term housing to transient tenants, including but not limited to corporate or leisure travelers, or transitional housing for people undergoing various types of rehabilitation. Such leases to companies or non-profits may pose additional risks, including the risk that a large block of units may be vacated at once if the short-term housing provider elects to stop leasing at the mortgaged property, as well as less ability to vet the ultimate tenants.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases, with such increases limited to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent-stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration; empower a court or a designated government agency, following a tenant complaint and fact-finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

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Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. Furthermore, changes to such programs may impose additional limits on rent increases that were not contemplated when the related mortgage loans were originated. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and
●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the mortgage loans may be subject to New York’s Section 421-a (16) Program, which provides, among other things, that a market rate residential unit will be subject to rent stabilization unless the owner would be entitled to remove such market rate residential unit from rent stabilization upon vacancy of such unit by reason of the monthly rent exceeding any limit established under the rent stabilization laws. In general, in Section 421-a (16) Program buildings, apartments initially rented at a rent amount in excess of the high rent threshold qualify for permanent exemption from the rent regulations. Rent concessions given to a particular tenant may be relevant in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. However, there is currently no governing statute, judicial decision, or governmental authority regulatory guidance as to whether rent concessions such as free rent, should be included or excluded in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. Accordingly, if the lower net effective rent (taking any rent concessions into consideration) is used as the relevant rent (rather than the higher contractual stated rent), more units at such property could be subject to rent stabilization.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to

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convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

Certain of the mortgage loans may be secured currently or in the future by mortgaged properties as to which the borrower has, or plans to enter into, an agreement with a housing finance corporation (the “HFC”), pursuant to which a specified number of units will be reserved for tenants whose household income does not exceed certain thresholds and the rent charged with respect to the reserved units will be limited in exchange for certain tax abatements and temporary transfer of ownership of such mortgaged properties to the HFC. On May 28, 2025, the Governor of the State of Texas signed into law House Bill 21 (“House Bill 21”). House Bill 21, among other things, significantly restricts the usage of so-called “traveling HFCs”. “Traveling HFCs” are HFCs that are sponsored by one municipality or county and own real property in another municipality or county that are nevertheless exempted from taxation in the municipality or county where the real property is located. House Bill 21 generally restricts HFC ownership of real property to the boundaries of the municipalities and/or counties sponsoring the HFC. In addition, while House Bill 21 provides that multifamily residential developments that have entered into agreements with traveling HFCs prior to May 28, 2025 will generally be governed by the law that was in effect on the date the real property was acquired by the HFC, it also provides that such residential developments must obtain the consents of the municipalities and counties in which such real property is located, as well as HFCs sponsored by such municipalities and counties, by January 1, 2027 or lose the benefits of the ad valorem tax exemptions.

In addition, House Bill 21 imposes various additional requirements for a multifamily residential development owned by an HFC to qualify for ad valorem tax exemptions, including (i) more specific requirements as to the percentages of units that must be reserved for very low, low, moderate and middle income housing units, (ii) a requirement that generally at least 50% of the tax saving be passed through as rent reductions allocated to income-restricted housing units, (iii) caps on rent that may be charged to income-restricted housing units and (iv) audit requirements to ensure compliance. Although House Bill 21 requires compliance with certain administrative requirements by January 1, 2026, many of the more substantive requirements such as those described in clauses (i) through (iii) of the preceding sentence do not require compliance until the end of 2036 or, if earlier, the year following the year in which the mortgage indebtedness is refinanced, title to the real property is conveyed, or there is a sale or other transfer of a majority of the beneficial ownership interests in the HFC. Compliance with the audit requirements will be required as early as June 2026. Each of these requirements may have an adverse impact on the ability of borrowers to refinance underlying mortgage loans benefiting from HFC-related tax abatements.

We cannot predict what effect, if any, House Bill 21 will have on the continued viability of the current housing finance corporation programs or the tax abatements currently enjoyed by the Parkwyn Townhomes mortgaged property. We cannot assure you that House Bill 21 will not adversely affect cash flow at the related mortgaged property, whether through potential loss of tax abatements, costs associated with compliance with House Bill 21 or reductions in rental income. In addition, we cannot assure you that House Bill 21 will not adversely affect the ability of the related borrowers to refinance their underlying mortgage loan prior to maturity or sell the mortgaged property for a price sufficient to repay the underlying mortgage loan at maturity.

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See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Leased Fee Properties Have Special Risks

The mortgaged property identified on Annex A-1 as 32 Old Slip – Leased Fee (1.5%), is comprised of a fee interest in land subject to a ground lease granted by the borrower to another party, which party owns the improvements (which consist of an office and retail property). The improvements on the mortgaged property do not serve as collateral for such mortgage loan.

With respect to the 32 Old Slip – Leased Fee Mortgage Loan (1.5%), the non-collateral improvements on the Mortgaged Property are operated as an office property. The tenant under the related ground lease obtained a leasehold mortgage in the amount of $404 million on April 9, 2019, which is secured by (i) the leasehold interest and (ii) the non-collateral improvements on the Mortgaged Property, and is scheduled to mature in December 2025. We cannot assure you that the tenant under the related ground lease will be able to repay or refinance such loan or that additional debt will not be imposed on the non-collateral improvements on the Mortgaged Property.

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;
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●	lack of proximity to apartment complexes or commercial users;
●	apartment tenants moving to single family homes;
●	decline in services rendered, including security;
●	dependence on business activity ancillary to renting units;
●	security concerns;
●	age of improvements; or
●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space. In addition, in certain cases, self storage properties may be leased to commercial tenants, which lease a large block of units or other space. In such case, expiration or termination of the commercial lease will expose the mortgaged property to a concentrated vacancy.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a

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unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. See representation and warranty no. 8 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D 2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon

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the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

In addition, vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. Such structures often have risks similar to those of condominium structures. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
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●	planning and implementing the rental structure;
●	operating the property and providing building services;
●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are: retail, office, mixed use, hospitality, industrial and multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

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Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. In particular, there have been predictions that climate change may lead to an increase in the frequency of natural disasters and extreme weather conditions, with certain states bearing a greater risk of the adverse effects of climate change, which could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in those states. For example, mortgaged real properties located in California may be more susceptible to certain hazards (such as earthquakes or widespread fires) than mortgaged real properties in other parts of the country and mortgaged real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods, droughts, tornadoes and oil spills have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the eastern, mid-Atlantic and Gulf Coast regions of the United States and certain other parts of the eastern and southeastern United States. A number of the mortgaged real properties may be located in areas that are susceptible to such hazards. The geographic locations of the mortgaged real properties are indicated on Annex A-1. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, California, North Carolina, Massachusetts, Ohio and Maryland. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;
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●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any

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environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Argentic Real Estate Finance 2 LLC—Argentic’s Underwriting Standards and Processes”; “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Standards and Processes”; “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; and “—BSPRT CMBS Finance, LLC—BSPRT’s Underwriting Standards”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests.

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These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, office or mixed use properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of such theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction

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requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, office or mixed use properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);
●	the reputation, safety, convenience and attractiveness of the property to users;
●	management’s ability to control membership growth and attrition;
●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

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In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail bank branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers, television studios, arcades, design showrooms and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required

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additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to, and could be substantially less than, that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws, the improvements cannot be used for the current use, or the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

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The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give the related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the Mortgage Loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access

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and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. In addition, a borrower may incur costs to comply with various existing and future federal, state or local laws and regulations enacted to address the potential impact of climate change, including, for example, laws that require mortgaged properties to comply with certain green building certification programs (e.g. LEED and EnergyStar) and other laws which may impact commercial real estate as a result of efforts to mitigate the factors contributing to climate change. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

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The National Flood Insurance Program (the “NFIP”) expired on September 30, 2025. We cannot assure you if or when the program will be reauthorized. Expiration of the NFIP could have an adverse effect on the value of properties in flood zones or their ability to be repaired or rebuilt after flood damage.

We cannot assure you that any damage caused by hurricanes, windstorms, floods, droughts, tornadoes, wildfires, oil spills or other events will be covered by insurance, or even if covered by insurance, that the insurer will have sufficient financial resources to make any payment on the insurance policy or that the insurer will not challenge any claim resulting in a delay or reduction of the ultimate insurance proceeds. Any such lack of coverage, insufficiency of resources or challenge to a claim could have a material adverse effect on the performance of the certificates.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	the title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher

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costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 for a period of seven years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the immediately preceding calendar year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

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Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 10 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See also representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, some or all of which are covered under the same self-insurance or blanket insurance policy, and which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related

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mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

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Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

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Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made

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by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria and the review conducted by each sponsor for this securitization transaction described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Argentic Real Estate Finance 2 LLC—Argentic’s Underwriting Standards and Processes”; “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Standards and Processes”; “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; and “—BSPRT CMBS Finance, LLC—BSPRT’s Underwriting Standards”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business

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venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraised value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
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●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect both the “as-is” value and an “as-stabilized”, “as-complete” or other hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any non-“as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. See “Description of the Mortgage Pool—Appraised Value”.

Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Argentic Real Estate Finance 2 LLC—Argentic’s Underwriting Standards and Processes”; “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Standards and Processes”; “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; and “—BSPRT CMBS Finance, LLC—BSPRT’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—

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Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most legal entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect general partner or managing member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

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The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans may have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan, or in lieu of one or more reserve funds. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the

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parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as tenants-in-common. In the case of a mortgaged property that is owned by tenants-in-common, there is a risk that obtaining the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common and Crowd-Funded Entities” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common and Crowd-Funded Entities” in this prospectus. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a

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petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities or any individuals that own interests in such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates or owners. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

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Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if
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applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

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Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common and Crowd-Funded Entities”.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The

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master lease has been collaterally assigned to the lender and has been subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property. See “Description of the Mortgage Pool—Delaware Statutory Trusts”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution

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provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are subject to master leases, operating leases or a similar structure, state law may provide that the lender will not have a perfected security interest in the underlying property rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s, operating lessee’s or similar party’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
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●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

In addition, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”).  To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). On May 1, 2023, the FDIC announced that it entered into a purchase and assumption agreement with JPMorgan Chase Bank, National Association, to assume all of the deposits and substantially all of the assets of First Republic Bank. Other banks have also come under pressure as a result of the failure of SVB, Signature Bank and First Republic Bank and we cannot assure you as to whether or not the FDIC will take similar or different actions with respect to other banking institutions. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements. In many cases, Flagstar does not meet the requirements for an eligible institution under the applicable mortgage loan documents. Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrades. Such downgrades may trigger the obligation to transfer accounts held at certain institutions if any such downgrades cause them not to meet the requirements of the mortgage loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged

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properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time.

In addition, in some cases the related mortgage loan documents permit lockbox accounts to be maintained at institutions that do not meet the customary rating requirements under such mortgage loan documents, so long as such institutions meet certain other requirements under the mortgage loan documents related to the lockbox account, such as, without limitation, the requirement to transfer all amounts on deposit in the related lockbox account once every business day.

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
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●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties” in this prospectus.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

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In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines.

For example, with respect to any mortgage loans secured by properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings.

We cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan. Properties that are less energy efficient or that produce higher greenhouse gas emissions may also be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Tenants at certain properties may also be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially

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all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure

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continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may have a material effect on the cash flow and net income of the related borrower.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

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State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties may be covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

In addition, certain union employees working at a borrower’s premises may participate in multiemployer pension plans. In the event that the borrower or property manager, as applicable, were to withdraw from one or more of these pension plans with respect to the employees working at the borrower’s premises, the borrower could be subject to substantial withdrawal liability under ERISA, including without limitation for any unfunded or underfunded pension liability. Members of a borrower’s controlled group could also be liable for the borrower’s pension obligations.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, a sponsor, an originator and the holder of one or more companion loans relating to the 4 Union Square South whole loan and the Market Place Center whole loan, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the sponsors’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as

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this offering of offered certificates. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the sponsors’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective

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affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective key employees or affiliates, or a sponsor, an originator or one of their respective key employees or affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective key employees and affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective key employees and affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Argentic Real Estate Finance 2 LLC or its “majority-owned affiliate(s)” (as defined under Regulation RR) will be required to retain the VRR Interest and the HRR Interest as described in “Credit Risk Retention” in this prospectus, and Argentic Real Estate Finance 2 LLC, as retaining sponsor, has the right to appoint a risk retention consultation party. The risk retention consultation party may, upon request and on a strictly non-binding basis, and subject to the limitations described in this prospectus, consult with the special servicer and recommend that such special servicer take certain actions that may conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. In addition, Argentic Real Estate Finance 2 LLC is affiliated with the b-piece buyer and Argentic Services Company LP, the special servicer. While the risk retention consultation party only has consultation rights, the b-piece buyer and the special servicer have rights which are not merely consultive. The risk retention consultation party and the holder of the majority of the VRR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any such party or an affiliate thereof holds companion loans or companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as, with respect to any mortgage loan, any related borrower party is the risk retention consultation party, the retaining sponsor or the holder of the majority of the VRR Interest (any such mortgage loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention” in this prospectus.

There can be no assurance that the retaining sponsor, the holder of the majority of the VRR Interest or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or

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liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

In addition, Argentic Real Estate Finance 2 LLC, a mortgage loan seller, originator, sponsor and the retaining sponsor is an affiliate of (i) Argentic Services Company LP, the special servicer, (ii) Argentic Securities Holdings 2 Cayman Limited, the entity that will be the holder of the VRR Interest and the HRR Interest, (iii) Argentic CMBS Holdings II Limited, the entity that will purchase the Class X-E and Class E certificates (in each case, other than the portion of each such class of certificates that constitutes a part of the “VRR Interest” as described in “Credit Risk Retention” in this prospectus) on the closing date and (iv) Argentic Securities Income USA 2 LLC, the entity that will be appointed as the initial directing certificateholder.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing

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views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such

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party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessarily identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if such master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to an excluded special servicer loan, such special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer

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loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). At any time after the occurrence and during the continuance of a control termination event, or if the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not select a replacement special servicer within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30 day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Wells Fargo Commercial Mortgage Trust 2025-C65 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which such master servicer or special servicer enforces breaches of representations and warranties against the related

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mortgage loan seller. Such enforcement may also be influenced by any affiliation between such master servicer or special servicer, as applicable, and the related mortgage loan seller. This may pose inherent conflicts for such master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, such special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Similarly, the master servicer and special servicer for this transaction may act in one or more other capacities in the securitizations governing the servicing of non-serviced mortgage loans. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is (or is affiliated with) a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the

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manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for the operating advisor. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the activities

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described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for the asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Argentic Securities Income USA 2 LLC will be appointed as the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and is not continuing and, at all times, other than with respect to certain excluded loans), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loans or non-serviced whole loans) or (ii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer or the applicable special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Non-Serviced Whole Loans” is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is being serviced.

The controlling noteholder or directing certificateholder indicated in such table has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take

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actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”.

With respect to each serviced whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the whole loans serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Rights Upon Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause or without cause (for so long as a control termination event does not exist and other than in respect of any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to herein as an “excluded loan” with respect to the directing certificateholder), the directing certificateholder will not have

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consent or consultation rights solely with respect to such excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to any such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to any such mortgage loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or otherwise seek to exert its influence over the special servicer in the event any such mortgage loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F-RR and Class G-RR certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement

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will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer or an affiliate will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the master servicer and special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans”.

It is expected that Argentic Securities Income USA 2 LLC will be the initial directing certificateholder. Argentic Services Company LP is expected to act as the special servicer and it or an affiliate assisted Argentic Securities Income USA 2 LLC and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder to Terminate the Applicable Special Servicer of the Applicable Whole Loan

With respect to any whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a non-serviced whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the applicable special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a non-serviced whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of such non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the applicable special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
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●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In certain such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents will often contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, not all mortgage loan documents will contain such provisions and violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

EU Securitization Rules and UK Securitization Rules

Prospective investors should be aware of the following matters which may, in certain cases, be relevant to an investor’s own regulatory obligations; and may, in any case, adversely affect the value and liquidity of the certificates.

In the European Union (“EU”), certain restrictions and obligations with regard to securitizations are imposed pursuant to Regulation (EU) 2017/2402 and related technical standards (in each case, as amended, and collectively the “EU Securitization Rules”). These include certain requirements (the “EU Investor Requirements”) imposed on institutional investors, as defined for purposes of the EU Securitization Rules. An institutional investor is a person holding a securitization position (i.e., an exposure to a securitization, as defined for purposes of the EU Securitization Rules) and which is one of the following: (a) an insurance undertaking or a reinsurance undertaking, each as defined in Directive 2009/138/EC; (b) an institution for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (unless not subject thereto), or an investment manager or an authorized entity appointed by such an institution; (c) an alternative investment fund manager, as defined in Directive 2011/61/EU, that manages and/or markets alternative investment funds in the EU; (d) an internally-managed UCITS, which is an investment company authorized in accordance with Directive 2009/65/EC and which has not designated a management company authorized under that Directive for its management, or a management company, as defined in that Directive; or (e) a credit institution or an investment firm, each as defined in Regulation (EU) No 575/2013 (as amended, the “EU CRR”). In addition, the EU CRR makes provision as to the application of the EU Investor Requirements to consolidated affiliates, wherever established or located, of institutional investors that are subject to the EU CRR. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

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Pursuant to the EU Investor Requirements, an EU Institutional Investor is required (amongst other things), prior to holding a securitization position, to verify certain matters in accordance with the EU Securitization Rules, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitization of not less than 5%, in accordance with the EU Securitization Rules; and (c) the originator, sponsor or securitization special purpose entity has, where applicable, made information available in accordance with the EU Securitization Rules. Aspects of the EU Investor Requirements, and what is or will be required for an EU Institutional Investor to be able to demonstrate compliance to its regulator, may be unclear.

Provision has been made for the EU Securitization Rules to apply also in the non-EU member states of the European Economic Area.

The consequences of a failure to comply with the EU Investor Requirements with respect to an investment in the certificates would depend on the characteristics of the relevant EU Institutional Investor. For example, an EU Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant certificates; and an EU Institutional Investor that is an alternative investment fund manager may be required to take corrective action in the best interest of investors in the relevant fund.

Prospective investors should note that a legislative procedure is underway in the EU that is expected to result in the adoption of legislation which, if implemented in the terms currently proposed, would (amongst other things) amend certain aspects of the EU Investor Requirements. It is not known whether, when, or in what terms such proposed legislation will be implemented. Each prospective investor in the certificates that is an EU Institutional Investor should make its own assessment as to the implications (if any) of such proposed legislation.

In the United Kingdom (“UK”), certain restrictions and obligations with regard to securitizations are imposed pursuant to the Securitisation Regulations 2024 and related rules made by each of the Financial Conduct Authority and the Prudential Regulation Authority (in each case, as amended, and collectively the “UK Securitization Rules”). These include certain requirements (the “UK Investor Requirements”) imposed on institutional investors, as defined for purposes of the UK Securitization Rules. An institutional investor is a person holding a securitization position (i.e., an exposure to a securitization, as defined for purposes of the UK Securitization Rules) and which is one of the following: (a) an insurance undertaking or a reinsurance undertaking, each as defined in the Financial Services and Markets Act 2000 (as amended, the “FSMA”); (b) the trustees or managers of an occupational pension scheme, as defined in the Pension Schemes Act 1993, that has its main administration in the UK, or a fund manager of such a scheme appointed under the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, is authorized for the purposes of the FSMA; (c) an AIFM, as defined in the Alternative Investment Fund Managers Regulations 2013 (as amended, the “AIFM Regulations”) that has permission under the FSMA for managing an AIF (as defined in the AIFM Regulations) and markets or manages an AIF in the UK, or a small registered UK AIFM, as defined in the AIFM Regulations; (d) a UCITS, as defined in the FSMA, which is an authorized open ended investment company, as defined in the FSMA, or a management company, as defined in the FSMA; or (e) a CRR firm or an FCA investment firm, each as defined in Regulation (EU) No 575/2013, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “UK CRR”). In addition, the UK CRR makes provision as to the application of the UK Investor Requirements to consolidated affiliates, wherever established

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or located, of institutional investors that are subject to the UK CRR. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.

Pursuant to the UK Investor Requirements, a UK Institutional Investor is required (amongst other things), prior to holding a securitization position, to verify certain matters in accordance with the UK Securitization Rules to which it is subject, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitization of not less than 5%, in accordance with the UK Securitization Rules; and (c) the originator, sponsor or securitization special purpose entity has made information available (and committed to make further information available) in accordance with the UK Securitization Rules to which the UK Institutional Investor is subject. Aspects of the UK Investor Requirements, and what is or will be required for a UK Institutional Investor to be able to demonstrate compliance to its regulator, may be unclear.

The consequences of a failure to comply with the UK Investor Requirements with respect to an investment in the certificates would depend on the characteristics of the relevant UK Institutional Investor. For example, a UK Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant certificates; and a UK Institutional Investor that is an AIFM may be required to take corrective action in the best interest of investors in the relevant AIF.

None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person undertakes to take any action, or refrain from taking any action, for purposes of, or in connection with, compliance by any prospective investor or certificateholder with any EU Investor Requirements or any UK Investor Requirements.

In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring or facilitating compliance by any person with any applicable requirement of the EU Securitization Rules or the UK Securitization Rules.

Consequently, the certificates may not be a suitable investment for an EU Institutional Investor or a UK Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority, and to make their own assessment, regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the EU Securitization Rules or the UK Securitization Rules (as relevant) and their compliance with any applicable requirement thereof.

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Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor.

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The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for such classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, such ratings on those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and

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Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings. Failure to maintain the ongoing rating requirements may require the certificate administrator and trustee, as applicable, to resign and be replaced with an entity meeting those required ratings. See “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. If the certificate administrator and/or trustee were required to resign due to a credit rating downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the pooling and servicing agreement. In addition,

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accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, including minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement were downgraded below the applicable eligibility criteria and a rating agency confirmation was not delivered, those accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria. Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

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In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related

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mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

Furthermore, yield maintenance charges and prepayment premiums will only be allocated to certain classes of certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”, and each class may receive a different allocation of such amounts than other classes.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes of Certificates
Class X-A	Class A-1, Class A-SB, Class A-4 and Class A-5 certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the certificates

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with notional amounts. Investors in any such certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed

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on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class G-RR certificates, then the Class F-RR certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-SB, Class A-4 or Class A-5 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates, and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of the Class A-S, Class B and Class C certificates to receive payments of principal and interest and otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any such certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D and Class X-E certificates, and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of such other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

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Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class R certificates will not have any voting rights.

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The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and, with respect to any non-serviced mortgage loan, will have certain limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan) with or without cause, except that if a control termination event occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to any non-serviced mortgage loan, the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer or special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing

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standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to any non-serviced whole loan, the risk retention consultation party and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan:

(i)                      may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)                   may act solely in the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iii)                does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iv)                 may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)                    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling noteholder, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if (i) the aggregate certificate balance of the portions of the classes that constitute the HRR Interest (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial aggregate certificate balance of such portions of such classes or (ii) a control termination event has occurred and is continuing (either such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as such operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage

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loans (other than any non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender taking into account the pari passu or subordinate nature of such companion loans). We cannot assure you that any actions taken by the master servicer or the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have similar rights and duties under such trust and servicing agreement or pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement relating to this transaction, including, for example, variations in the duties of the operating advisor that may result if the related securitization is not satisfying its risk retention requirements through retention by a “third-party purchaser”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—General”. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loans as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of certificates representing a

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majority of the aggregate outstanding certificate balance of all principal balance Certificates whose holders voted on the matter, provided that the holders of principal balance certificates that so voted on the matter (i) hold principal balance certificates representing at least 20% of the outstanding certificate balance of all principal balance certificates on an aggregate basis and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent), and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced mortgage loan with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to certain mortgage loans with one or more related subordinate companion loans (except in the case of the BioMed MIT Portfolio whole loan), the holders of such companion loan(s) will have the right under certain limited circumstances, prior to the occurrence and continuance of a “control appraisal period” or a “control termination event” under the related intercreditor agreement with respect to such subordination companion loan, to approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder of such subordinate companion loan could adversely affect your ability to protect your interest with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

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With respect to mortgage loans that have mezzanine debt, the related mezzanine lender may have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

Any purchase option that the holder of mezzanine debt may hold pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to any non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan; however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;
●	may act solely in its own interests, without regard to your interests;
●	do not have any duties to any other person, including the holders of any class of certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and
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●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement

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obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans (or portion thereof) sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, Société Générale will guarantee the performance of Societe Generale Financial Corporation’s obligations to repurchase or replace defective Societe Generale Financial Corporation Mortgage Loans and Franklin BSP Realty Trust, Inc. will guarantee the performance of BSPRT CMBS Finance, LLC’s obligations to repurchase or replace defective BSPRT Mortgage Loans. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, any related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that trust and servicing agreement or pooling and servicing agreement, if any, may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors (or in the case of mortgage loans sold by Societe Generale Financial Corporation, each of that sponsor and Société Générale, or in the case of BSPRT CMBS Finance, LLC, each of that sponsor and Franklin BSP Realty Trust, Inc.) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

In addition, with respect to each of the Market Place Center mortgage loan (8.7%), the BioMed MIT Portfolio mortgage loan (8.3%) and the Washington Square mortgage loan (4.5%), each related mortgage loan seller will be obligated to take the remedial actions described above as a result of a material document defect or material breach only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. In addition to the foregoing, it is also possible that under certain

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circumstances, only one of such mortgage loan sellers will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

A financial failure or insolvency proceeding involving a mortgage loan seller may interfere with or prevent the Trust’s enforcement of the mortgage loan seller’s obligation to repurchase, cure or indemnify.

Each sponsor (or in the case of mortgage loans sold by Societe Generale Financial Corporation, each of that sponsor and Société Générale, or in the case of mortgage loans sold by BSPRT CMBS Finance, LLC, each of that sponsor and Franklin BSP Realty Trust, Inc.) has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor (or in the case of mortgage loans sold by Societe Generale Financial Corporation, each of that sponsor and Société Générale, or in the case of BSPRT CMBS Finance, LLC, each of that sponsor and Franklin BSP Realty Trust, Inc.) has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to the BioMed MIT Portfolio mortgage loan (8.3%), prior to the occurrence and continuance of certain mortgage loan events of default specified in the related co-lender agreement, any collections of scheduled principal payments and certain other unscheduled principal payments with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan, the related pari passu companion loans and the related subordinate companion loans on a pro rata and pari passu basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan” and “—The BioMed MIT Portfolio AB Whole Loan”.]

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal, subject to a floor of 2.0% per annum. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

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Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy or bank insolvency cases. In this regard, legal opinions on

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bankruptcy law and bank insolvency matters unavoidably have inherent limitations primarily because of the pervasive equity powers of the bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy or bank insolvency process. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

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The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, the special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement or any related sub-servicing agreement. Any economic downturn or recession may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the PSA or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates. Any economic downturn or recession may similarly adversely affect the ability of the trustee, the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make P&I Advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

The performance of such parties may also be affected by future events that occur with respect to each such party. For example, as described under “Transaction Parties—The Master Servicer”, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) transferred its third-party master servicing and primary servicing business (exclusive of Wells Fargo Bank’s rights and obligations related to the servicing of loans that Wells Fargo Bank originated for Fannie Mae, Freddie Mac, and FHA/Ginnie Mae) to Trimont LLC (“Trimont”) on March 1, 2025. A business combination transaction of the size and nature of the transaction between Wells Fargo and Trimont may present risks related to the performance of such parties. Such risks might include potential delays or disruptions resulting from integration of operations, integration of information technology and accounting systems, loss of key personnel, failure to attract new employees, difficulties in maintaining continuity of management or other changes associated with the implementation of such transaction. We cannot assure you that the transfer by Wells Fargo of this master and primary servicing business to Trimont, will not cause disruptions in the performance by Trimont of its duties and obligations as master servicer under the pooling and servicing agreement.

Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other restrictions, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents

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from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”). Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code, during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the Code. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to an ordinary deduction or a capital loss.

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Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service (“IRS”), eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification, the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Changes in Tax Law; No Gross Up in Respect of the Certificates

Although no withholding tax is currently imposed on the payments of interest on or principal of the Certificates in respect of the Mortgage Loans to a holder of such Certificates

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that provides the appropriate forms and documentation to the Certificate Administrator and with respect to whom interest on the Mortgage Loans is “portfolio interest,” we cannot assure you that, as a result of any change in any applicable law, treaty, rule or regulation, or interpretation of any applicable law, treaty, rule or regulation, the payments on the Certificates in respect of the Mortgage Loans would not in the future become subject to withholding taxes. To the extent that any withholding tax is imposed on payments of interest or other payments on any Certificates, neither any Borrower nor the Issuing Entity has an obligation to make any “gross up” payments to Certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected Certificateholders.

State and Local Taxes Could Adversely Impact Your Investment

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations,” potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the Mortgaged Properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

The Repurchase Finance Facility Could Cause the Retaining Sponsor to Fail to Satisfy the Credit Risk Retention Rules

To finance a portion of the purchase price of the VRR Interest, Argentic Securities Holdings 2 Cayman Limited or any other applicable majority-owned affiliate of Argentic Real Estate Finance 2 LLC (each, an “AREF Repo Seller”), in its capacity as seller, may enter into a repurchase finance facility with a repurchase counterparty, in its capacity as buyer. In connection with a repurchase financing transaction between an AREF Repo Seller and the repurchase counterparty relating to this securitization, the repurchase counterparty would advance funds to enable Argentic Real Estate Finance 2 LLC (“Argentic”), Argentic Securities Holdings 2 Cayman Limited or such other AREF Repo Seller to finance a portion of the purchase price of the VRR Interest to be acquired by Argentic Securities Holdings 2 Cayman Limited. The VRR Interest will be purchased in order for Argentic to satisfy its obligation as retaining sponsor with respect to this securitization under the Credit Risk Retention Rules.

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Although the Credit Risk Retention Rules allow for eligible retaining parties to enter into financing arrangements to finance the acquisition of risk retention interests and expressly permit such financing arrangement to be in the form of a “repurchase agreement”, there is no guidance from any regulatory agency as to which types of terms and conditions of such financing arrangements comply or do not comply with the Credit Risk Retention Rules. As a result, it is possible that a regulatory agency would make a determination that the terms and conditions of a repurchase finance facility cause Argentic, in its capacity as retaining sponsor, or such applicable AREF Repo Seller, in its capacity as retaining party, to fail to comply with the Credit Risk Retention Rules on the effective date of the repurchase finance facility or at any other time during the term of such repurchase finance facility.

None of the depositor, the underwriters, the initial purchasers, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, Wells Fargo Bank, National Association, JPMorgan Chase Bank, National Association, Goldman Sachs Mortgage Company, Societe Generale Financial Corporation or BSPRT CMBS Finance, LLC makes any representation as to the compliance of Argentic or Argentic Securities 2 Holdings Cayman Limited in any respect with the Credit Risk Retention Rules including, without limitation, whether (i) the manner in which Argentic is fulfilling its obligation to retain the VRR Interest satisfies such rules, (ii) Argentic Securities Holdings 2 Cayman Limited or any other applicable AREF Repo Seller is eligible to retain the VRR Interest or (iii) the structure of such repurchase finance facility would cause Argentic to fail to comply with the Credit Risk Retention Rules.

In connection with the repurchase financing transaction, the AREF Repo Seller and the repurchase counterparty will acknowledge and agree that the applicable AREF Repo Seller’s obligations under the repurchase financing facility are full recourse to it. The applicable AREF Repo Seller will also represent and warrant to the repurchase counterparty that it and Argentic are in compliance with the Credit Risk Retention Rules. In addition, the obligations of such AREF Repo Seller will be secured by the VRR Interest and may be secured by additional CMBS collateral from one or more other transactions or other collateral. Unless accelerated by the repurchase counterparty or terminated early by the applicable AREF Repo Seller, Argentic Securities Holdings 2 Cayman Limited, the end of the term of each repurchase transaction would be on or prior to the assumed final distribution date of the VRR Interest. If distributions in respect of the purchased securities are not sufficient to cover the financing fees and margin requirements under the repurchase financing facility, the repurchase counterparty will be entitled to use such additional pledged securities as collateral or demand such payments from the applicable AREF Repo Seller. Any collateral pledged with respect to a repurchase finance facility may be cross-collateralized with other repurchase finance facilities with such a repurchase counterparty.

Upon the occurrence of certain specified events of default under such repurchase finance facility, including an event of default resulting from the applicable AREF Repo Seller failure to satisfy its payment obligations, such repurchase counterparty may exercise creditor remedies that could include accelerating the payment obligations of such AREF Repo Seller and not transferring legal title to the VRR Interest back to such Argentic. Repo Seller In addition, such AREF Repo Seller’s repurchase financing facilities with a repurchase counterparty may be cross-defaulted. As a result, an event of default with respect to a repurchase finance facility could result in an event of default for all such repurchase finance facilities. Although, under the terms of any repurchase finance facility, the repurchase counterparty will generally agree to not foreclose on the VRR interest (other than defaults related to insolvency, material misrepresentation and fraud) during the period when the VRR Interest is subject to the Credit Risk Retention Rules, the occurrence of an event of

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default under a repurchase finance facility and the exercise of the repurchase counterparty’s remedies thereunder could result in Argentic, in its capacity as retaining sponsor, failing to be in compliance with the Credit Risk Retention Rules.

Under a repurchase transaction and subject to its terms, legal title to the VRR Interest will initially be sold to the repurchase counterparty. Notwithstanding the sale and purchase of such securities, a repurchase finance facility is intended to be a financing and is expected to be treated as such under United States generally accepted accounting principles. This treatment would be based in part on the expectation that the repurchase counterparty will transfer legal title to the VRR Interest back to Argentic Securities Holdings 2 Cayman Limited, Argentic or any other AREF Repo Seller upon payment in full of the obligations under the applicable repurchase transaction. Although the repurchase counterparty would be obligated to use commercially reasonable efforts to effect such transfer, notwithstanding a repurchase counterparty’s commercially reasonable efforts, such repurchase counterparty may not be able to effect such a transfer and such failure would not constitute an event of default in respect of the repurchase counterparty under the repurchase finance facility. Any failure of the repurchase counterparty to return all or any portion of the VRR Interest to Argentic Securities Holdings 2 Cayman Limited, Argentic or the applicable AREF Repo Seller when due would likely cause the applicable regulatory authority to view Argentic as no longer being in compliance with its risk retention obligations.

In exercising rights under a repurchase finance facility to (i) exercise creditor remedies, (ii) exercise voting rights with respect to the VRR Interest or (iii) take any other action or remedy, the repurchase counterparty (a) would not owe any duty of care to any person (including, but not limited to, any other certificateholder, the depositor, issuing entity, the trustee, any underwriter or Argentic); (b) would not be obligated to act in a fiduciary capacity to any such person; (c) would only be required to consider the interests of itself and/or its affiliates, without regard to the impact on compliance with the Credit Risk Retention Rules or any related effect on any such person; (d) may realize gains in connection with any sale, transfer and/or repurchase of purchased securities; and (e) would not be prohibited from engaging in activities that compete or conflict with those of any such person.

General Risks

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

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Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Furthermore, consumer and producer prices in the United States have experienced steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

The current presidential administration has instituted a broad review of federal spending, including freezing of previously promised funds. The federal government may be a tenant at one or more mortgaged properties, and we cannot assure you that they will remain in occupancy or pay scheduled rent. Additionally, certain tenants may receive income from the federal government, including in the form of grants or as reimbursement for services such as medical care under Medicare, and such funds may no longer be available. Furthermore, a widespread reduction in federal spending could have an adverse effect on the economy as a whole.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, natural disasters, civil unrest and/or protests and man-made disasters, including without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby, may have an adverse effect on the mortgaged properties and/or your certificates;
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●	The imposition of economic tariffs, or the threat of such tariffs, by the United States may have adverse economic effects on the economy. Similarly, any retaliatory actions taken by countries affected by those tariffs, both threatened and actual, may have adverse economic effects. The impact of any tariffs is uncertain, but may result in inflation in the United States, which may affect consumer demand for products, as well as increased cost of operations at the mortgaged properties. Certain tariffs may have significant or disproportionate impacts on specific tenants at the mortgaged properties. Any of the foregoing impacts on the economy, the supply chain or tenants may negatively impact the tenants at the mortgaged properties, which may adversely affect a borrower’s ability to pay a mortgage loan; and
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The offered certificates are a new issue of securities with no established trading market and we cannot assure you that a secondary market for the offered certificates will develop. The underwriters are under no obligation to make a market in the offered certificates and may discontinue any market making activities at any time without notice. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing, holding and selling of, or issuing quotations with respect to, asset-backed securities generally. If a secondary market does develop, we cannot assure you that it will provide holders of the offered certificates with liquidity of investment or that it will continue for the life of the offered certificates. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

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The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in
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asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity.  The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.
●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the
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related mortgaged property on such mortgage loan’s maturity date. We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the third-party purchaser will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of twenty-three (23) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $688,887,247 (the “Initial Pool Balance”). The “Cut-off Date” means the respective payment due dates for such Mortgage Loans in October 2025 (or, in the case of any Mortgage Loan that has its first payment due date after October 2025, the date that would have been its payment due date in October 2025 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Eight (8) Mortgage Loans (52.7%) are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or “Companion Loans”). Each Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loan.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

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The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator(1)	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Argentic Real Estate Finance 2 LLC	Argentic Real Estate Finance 2 LLC	9	27	$197,717,301	28.7%
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	6	12	177,557,844	25.8
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	2	26	120,000,000	17.4
Wells Fargo Bank, National Association / JPMorgan Chase Bank, National Association(2)	Wells Fargo Bank, National Association / JPMorgan Chase Bank, National Association	1	1	60,000,000	8.7
JPMorgan Chase Bank, National Association / Societe Generale Financial Corporation / Goldman Sachs Mortgage Company(3)	JPMorgan Chase Bank, National Association / Societe Generale Financial Corporation / Goldman Sachs Bank USA	1	8	57,500,000	8.3
JPMorgan Chase Bank, National Association / Goldman Sachs Mortgage Company(4)	JPMorgan Chase Bank, National Association / Goldman Sachs Bank USA	1	1	30,833,333	4.5
BSPRT CMBS Finance, LLC	BSPRT CMBS Finance, LLC	1	2	25,000,000	3.6
Societe Generale Financial Corporation	Societe Generale Financial Corporation	1	1	10,278,769	1.5
Goldman Sachs Mortgage Company	Goldman Sachs Bank USA	1	1	10,000,000	1.5
Total		23	79	$688,887,247	100.0%

(1)	Certain of the Mortgage Loans were co-originated or are part of Whole Loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity that is not affiliated with the related mortgage loan seller and transferred to the mortgage loan seller. See “Co-Originated Whole Loans and Third-Party Originated Mortgage Loans”.
(2)	The Market Place Center Mortgage Loan (8.7%) is comprised of separate notes that are being sold by Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association. The Market Place Center Mortgage Loan is evidenced by two (2) promissory notes: (i) note A-1-A with an outstanding principal balance of $36,000,000 as of the Cut-off Date, as to which Wells Fargo Bank, National Association is acting as mortgage loan seller; and (ii) note A-4-A with an outstanding principal balance of $24,000,000 as of the Cut-off Date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.
(3)	The BioMed MIT Portfolio Mortgage Loan (8.3%) is comprised of separate notes that are being sold by JPMorgan Chase Bank, National Association, Societe Generale Financial Corporation and Goldman Sachs Mortgage Company. The BioMed MIT Portfolio Mortgage Loan is evidenced by four (4) promissory notes: (i) note A1-C1-B with an outstanding principal balance of $22,250,000 as of the Cut-off Date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller; (ii) note A5-C1-B with an outstanding principal balance of $22,250,000 as of the Cut-off Date, as to which Societe Generale Financial Corporation is acting as mortgage loan seller; and (iii) notes A4-C1-C and A4-C2-B with an aggregate outstanding principal balance of $13,000,000 as of the Cut-off Date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.
(4)	The Washington Square Mortgage Loan (4.5%) is comprised of separate notes that are being sold by JPMorgan Chase Bank, National Association and Goldman Sachs Mortgage Company. The Washington Square Mortgage Loan is evidenced by four (4) promissory notes: (i) notes A-3-1B and A-3-2 with an aggregate outstanding principal balance of $20,833,333 as of the Cut-off Date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller; and (ii) notes A-2-2-1-B and A-2-4-2 with an aggregate outstanding principal balance of $10,000,000 as of the Cut-off Date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”)

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creating a first lien on a fee simple, leasehold and/or sub-leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated Whole Loans and Third-Party Originated Mortgage Loans

Each of the following Mortgage Loans is part of a Whole Loan that was co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or originated by another entity that is not affiliated with the mortgage loan seller and transferred to the mortgage loan seller:

●	The 512 West 22nd Street Mortgage Loan (9.4%) is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc.
●	The Market Place Center Mortgage Loan (8.7%) is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association
●	The BioMed MIT Portfolio Mortgage Loan (8.3%), for which JPMorgan Chase Bank, National Association, Societe Generale Financial Corporation and Goldman Sachs Mortgage Company are the mortgage loan sellers, is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, Citi Real Estate Funding Inc., Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association and Societe Generale Financial Corporation.
●	The Washington Square Mortgage Loan (4.5%) is part of a Whole Loan that was co-originated by German American Capital Corporation, Goldman Sachs Bank USA, Bank of Montreal, JPMorgan Chase Bank, National Association and Morgan Stanley Bank, N.A. Such Mortgage Loan was underwritten pursuant to each related Mortgage Loan Seller's underwriting guidelines.
●	The 32 Old Slip - Leased Fee Mortgage Loan (1.5%) is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and Morgan Stanley Mortgage Capital Holdings LLC.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on October 16, 2025 (the “Closing Date”), assuming

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that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the 512 West 22nd Street Mortgage Loan or the 512 West 22nd Street Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1. From time to time, a particular Mortgaged Property may be referred to by name (for example, the 512 West 22nd Street Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1. From time to time, a particular Companion Loan may be identified by name (for example, 512 West 22nd Street Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

With respect to each Mortgaged Property, any appraisal of such Mortgaged Property, Phase I environmental report, Phase II environmental report or seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) was prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the meanings set forth below. In addition, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination and have not been updated. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties.

“ADR” means, for any hospitality property, average daily rate.

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“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the monthly payment in effect as of the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, such term means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan;
●	in the case of a Mortgage Loan that provides for an initial interest-only period or multiple interest-only periods and provides for scheduled amortization payments after the expiration of such initial interest-only period or between such interest-only periods prior to the maturity date, such term means 12 times the monthly payment of principal and interest payable during the amortization period(s); and
●	in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, “Annual Debt Service” means 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, or, if such Mortgage Loan provides for an initial interest-only period and provides for amortization payments in accordance with a specified payment schedule after the expiration of such interest-only period prior to the maturity date, such term means 12 times the average of the principal and interest payments for the first 12 payment periods during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the monthly payment in effect as of the Cut-off Date, subject to the proviso to the prior sentence. Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise expressly indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, appraisals may reflect both the “as-is” value and an “as-stabilized”, “as-complete” or other hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects only the “as-is” value unless otherwise specified. Any non-“as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan. See “Description of the Mortgage Pool—Appraised Value”.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A-1 is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth in the table below:

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Mortgage Loan or Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Cut-off Date LTV Ratio (Other Than “As-Is”)	LTV Ratio at Maturity (Other Than “As-Is”)	Other Than “As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	LTV Ratio at Maturity (“As-Is”)	“As-Is” Appraised Value
Coastal Equities Portfolio(1)	8.0%	66.9%	66.9%	$239,000,000	69.1%	69.1%	$231,500,000

(1)	The Other Than “As-Is” Appraised Value represents the “Hypothetical – As-If Funded” Portfolio value of $239,000,000 as of February 1, 2025, which (a) is inclusive of a 3.2% premium over the aggregate “As Is” appraisal value of the individual Mortgaged Properties, excluding the Plaza North Shopping Center, for which the “Market Value As-Is (Includes Surplus Land Lots 3A, 5A, 5B)” value was utilized, and Anniston Plaza, for which the “Market Value As-Is - Including Surplus Land” value was utilized, and (b) assumes that $2,000,000 in tenant improvements and leasing commissions have been escrowed. The related borrowers were required to reserve $2,000,000 at loan origination. The aggregate “as-is” appraised value of the portfolio of the Mortgaged Properties was $231,500,000, which results in a Cut-off Date LTV Ratio (“As-Is”) and LTV Ratio at Maturity ("As-Is") of 69.1%.
●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), the Appraised Value represents the “As-Portfolio” value of the BioMed MIT Portfolio Mortgaged Properties of $2.4 billion, which includes an approximate 3.0% portfolio premium, and results in a Mortgage Loan and Whole Loan Cut-off Date LTV and Maturity Date LTV of 35.3% and 55.2%, respectively. Based on the aggregate of the individual “As-Is” appraised values of the BioMed MIT Portfolio Mortgaged Properties of approximately $2.33 billion, the BioMed MIT Portfolio Whole Loan results in a Mortgage Loan and Whole Loan Cut-off Date LTV and Maturity Date LTV of 36.3% and 56.9%, respectively.
●	With respect to the Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan (6.0%), the Appraised Value represents the “As Portfolio” Value of the Rivercrest Walmart Shadow Anchored Portfolio Mortgage Properties of $57.4 million which includes an approximate 2.0% portfolio premium, and results in a Mortgage Loan and Whole Loan Cut-Off Date LTV and Maturity Date LTV of 71.4% and 71.4% respectively. Based on the aggregate of the individual “As-Is” appraised values of the Rivercrest Walmart Shadow Anchored Portfolio Mortgage Properties of approximately $56.3 million, the Rivercrest Walmart Shadow Anchored Portfolio Whole Loan results in a Mortgage Loan and Whole Loan Cut-Off Date LTV and Maturity Date LTV of 72.8% and 72.8% respectively.
●	With respect to the Washington Square Mortgage Loan (4.5%), the appraisal is based on the assumption that DICK’s Sporting Goods (the third largest tenant), which currently leases 90,000 square feet on a month-to-month basis, will execute a ground lease for a Dick’s House of Sport on a pad site on which a vacant Sears store is currently located on terms set forth in a draft lease agreement provided in connection with the appraisal, and will vacate its current space. The Washington Square Whole Loan was underwritten based on the current rent payable by DICK’s Sporting Goods. A lease with DICK’s Sporting Goods dated May 20, 2025 for the land on which the former Sears store was located was entered into after origination. DICK’s Sporting Goods is continuing to lease 90,000 square feet on a month-to-month basis while its new store is constructed. However, there can be no assurance that such month-to-month lease will continue in effect or as to whether or when the new store will open.
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With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.
●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income)), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in

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the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the Appraised Value.

With respect to Mortgage Loans which have an Appraised Value other than an “as-is” appraised value, or have an “as portfolio” value, as set forth in the definition of “Appraised Value” above, the LTV Ratio is, unless otherwise expressly indicated, based on such non-“as-is” or “as portfolio” Appraised Value. See also the footnotes to Annex A-1 to this prospectus for more information.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, LTV Ratios were calculated based on the aggregate principal balance of such Mortgage Loan and any related Pari Passu Companion Loan(s).

The LTV Ratio as of the related maturity date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date assuming all principal payments required to be made on or prior to the related maturity date (not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”.

With respect to Mortgage Loans which have an Appraised Value other than an “as-is” appraised value, or have an “as portfolio” value, as set forth in the definition of “Appraised

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Value” above, the Cut-off Date LTV Ratio is, unless otherwise expressly indicated, based on such non-“as-is” or “as portfolio” Appraised Value.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, the Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of such Mortgage Loan and any related Pari Passu Companion Loan(s).

Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten NCF DSCR”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Mortgage Loan and the related Pari Passu Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are

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forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are continuing) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan included in the issuing entity, unless otherwise expressly indicated.

“LTV Ratio at Maturity”, “LTV Ratio at Maturity”, “LTV Ratio at Maturity” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

With respect to Mortgage Loans which have an Appraised Value other than an “as-is” appraised value, or have an “as portfolio” value, as set forth in the definition of “Appraised Value” above, the LTV Ratio at Maturity is, unless otherwise expressly indicated, based on such non-“as-is” or “as portfolio” Appraised Value.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, the LTV Ratio at Maturity was calculated based on the aggregate principal balance of such Mortgage Loan and any related Pari Passu Companion Loan(s) as of the stated maturity date.

Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

“Maturity Date Balloon Payment” or “Balloon Payment” means, for any balloon Mortgage Loan, the payment of principal due upon its stated maturity date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means (other than as set forth in the proviso to this definition), for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

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●	non-cash items such as depreciation and amortization,
●	capital expenditures, and
●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing properties, the percentage of rental units or pads, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of industrial/warehouse, office and retail properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy Date” means the date of determination of the occupancy of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“@%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).
●	“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is
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permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.
●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.
●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.
●	“D/@%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).
●	“DorYM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.
●	“DorYM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).
●	“YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date.

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“RevPAR” means, with respect to any hospitality property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as an industrial/warehouse facility, office, retail center, self storage, any combination of the foregoing or other single-purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), except that in the case of certain non-multifamily and non-manufactured housing properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters

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of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in its entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. Furthermore, the Underwritten Net Cash Flow for certain Mortgaged Properties reflects the estimated benefits of any applicable real estate tax exemptions or abatements. See “—Real Estate and Other Tax Considerations” below. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of industrial/warehouse, office, retail and self storage properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero) and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the

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mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the cut-off date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular mortgage loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan.

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With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions.

The Underwritten Net Operating Income for cooperative mortgaged properties is based on projected net operating income at the Mortgaged Property, as determined by the appraisal obtained in connection with the origination of the related Mortgage Loan, assuming that the related Mortgaged Property was operated as a rental property with rents set at prevailing market rates taking into account the presence, if any, of existing rent-controlled or rent-stabilized occupants, if any, reduced by underwritten capital expenditures, property operating expenses, a market-rate vacancy assumption and projected reserves.

“Underwritten Net Operating Income Debt Service Coverage Ratio”, “Underwritten NOI DSCR” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan.

With respect to a Mortgage Loan that is part of a Whole Loan, unless otherwise expressly indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease

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tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Beds”, “Spaces” or “Pads” means (a) in the case of a Mortgaged Property operated as a multifamily housing property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing property, the number of pads for manufactured homes, (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units, (e) in the case of certain Mortgaged Properties operated as a parking garage property, the number of spaces or (d) in the case of certain Mortgaged Properties operated as student housing properties, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan and any related Pari Passu Companion Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

A Mortgage Loan’s Mortgage Rate may be lower than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-3 for certain information regarding each of the 15 largest Mortgage Loans that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

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The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annex A-1 and Annex A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$688,887,247
Number of Mortgage Loans	23
Number of Mortgaged Properties	79
Range of Cut-off Date Balances	$3,325,000 to $65,000,000
Average Cut-off Date Balance	$29,951,619
Range of Mortgage Rates	5.5520% to 7.6060%
Weighted average Mortgage Rate	6.3265%
Weighted average original term to maturity	120 months
Range of remaining terms to maturity	114 months to 120 months
Weighted average remaining term to maturity	118 months
Range of original amortization terms(2)	300 months to 360 months
Weighted average original amortization term(2)	339 months
Range of remaining amortization terms(2)	297 months to 360 months
Weighted average remaining amortization term(2)	336 months
Range of Cut-off Date LTV Ratios(3)(4)	35.3% to 74.2%
Weighted average Cut-off Date LTV Ratio(3)(4)	56.6%
Range of LTV Ratios at Maturity(3)(4)	35.3% to 74.2%
Weighted average LTV Ratio at Maturity(3)(4)	55.2%
Range of U/W NCF DSCRs(4)(5)	1.10x to 2.96x
Weighted average U/W NCF DSCR(4)(5)	1.91x
Range of U/W NOI Debt Yields(4)	6.3% to 22.9%
Weighted average U/W NOI Debt Yield(4)	13.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	82.9%
Amortizing Balloon	13.9%
Interest Only, Amortizing Balloon	3.2%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Excludes fifteen (15) mortgage loans (82.9%) identified on Annex A-1, which are interest-only for the entire term.
(3)	LTV Ratios (such as, for example, the Cut-off Date LTV Ratios and LTV Ratios at Maturity) with respect to the Mortgage Loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain Mortgage Loans, the related LTV Ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the Appraised Value may be an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

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(4)	In the case of Mortgage Loans that have one or more Pari Passu Companion Loans and/or Subordinate Companion Loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan. With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield including the related Subordinate Companion Loans are 55.2%, 55.2%, 1.66x and 10.6%, respectively.
(5)	Debt Service Coverage Ratios (such as, for example, U/W NCF DSCRs or U/W NOI DSCRs) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

The issuing entity will include seven (7) Mortgage Loans (39.8%) that represent the obligations of multiple borrowers (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	52	$290,771,403	42.2%
Anchored	36	184,374,913	26.8
Shadow Anchored	8	46,971,000	6.8
Super Regional Mall	1	30,833,333	4.5
Single Tenant	7	28,592,156	4.2
Office	4	$135,625,000	19.7%
CBD	3	128,325,000	18.6
Suburban	1	7,300,000	1.1
Mixed Use	12	$84,654,231	12.3%
Lab/Office	8	57,500,000	8.3
Office/Retail	1	8,592,301	1.2
Multifamily/Office/Retail	1	8,564,433	1.2
Multifamily/Retail	1	5,066,667	0.7
Parking/Retail	1	4,930,831	0.7
Hospitality	4	$84,280,504	12.2%
Full Service	2	56,850,141	8.3
Limited Service	2	27,430,364	4.0
Industrial	2	$41,000,000	6.0%
Flex	2	41,000,000	6.0
Multifamily	3	$35,278,769	5.1%
Mid Rise	2	25,000,000	3.6
Garden	1	10,278,769	1.5
Other	1	$10,000,000	1.5%
Leased Fee	1	10,000,000	1.5
Self Storage	1	$7,277,340	1.1%
Self Storage	1	7,277,340	1.1
Total	79	$688,887,247	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.
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With respect to all the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions and local officials refusing to enforce eviction orders. We cannot assure you that borrowers of Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic or otherwise.

Retail Properties

In the case of the retail properties or mixed use properties with retail components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Redevelopment, Renovation and Expansion” and “—Specialty Use Concentrations” below.

●	With respect to the Washington Square Mortgage Loan (4.5%), the related Mortgaged Property has a Macy’s store as an anchor store at the shopping center at which the Mortgaged Property is situated but Macy’s is not included as collateral for the Mortgage Loan. On February 27, 2024, Macy’s Inc. (“Macy’s”) announced the closure of approximately 150 locations through 2026, but did not identify the locations that would be closed. Further, on January 9, 2025, Macy’s announced that it plans to cease operations at 66 specified locations. There can be no assurance that the Macy’s store situated in the shopping center in which the Mortgaged Property is located will remain open for business or that a closing of the Macy’s store will not adversely impact the Mortgaged Property. A closure of the Macy’s store in the related shopping center may trigger co-tenancy provisions of the leases or other tenants at the Mortgaged Property.

Office Properties

In the case of the office properties or mixed use properties with office components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), the borrower sponsor is currently developing a new building in the Cambridge market for the largest tenant at the portfolio, Takeda.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, we note the following:

●	With respect to the 512 West 22nd Street Mortgage Loan (9.4%), 162,834 square feet (approximately 94.4% of the net rentable square footage) is used for office space and 9,742 square feet (5.6% of the net rentable square footage) is used for retail space. Kenneth Cole Productions, Inc., the third largest tenant (approximately 11.9% of the net rentable square footage), occupies 18,700 square feet of office space and 1,759 square feet of retail space.
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●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), the portfolio is comprised of eight mixed-use properties totaling 1,314,481 square feet. Across the portfolio, 1,260,760 square feet (approximately 95.9% of total net rentable area) is used for life science laboratory space, 53,221 square feet (approximately 4.0% of total net rentable area) is used for office space, and 500 square feet (approximately 0.0% of total net rentable area) is used for storage space. In addition, the 65 Landsdowne Mortgaged Property includes a standalone parking garage located across the street from the main portion of the Mortgaged Property, and the related parking revenue thereon represents a significantly higher portion of the 65 Landsdowne Mortgaged Property’s total revenue, ranging from approximately 36.4% in 2022 to 42.0% in 2024, than the 8.7% of underwritten total revenue for the entire portfolio.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”, “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Hospitality Properties

In the case of the hospitality properties set forth in the above chart, we note the following:

●	With respect to the Marriott Greensboro Downtown Mortgage Loan (6.1%), there is a planned 180 room Westin Hotel that is expected to open in 2027 which is expected to be directly competitive with the mortgage property.
●	With respect to the Marriott Greensboro Downtown Mortgage Loan (6.1%), 24.5% of the underwritten income is attributable to food and beverage sales and parking revenue.
●	Certain of the hospitality Mortgaged Properties are subject to seasonal changes in revenues, such that such Mortgage Loans may not cover debt service during the off-seasons for such Mortgaged Properties. In certain cases, seasonality reserves may be required under the related Mortgage Loan documents.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance ($)	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Marriott Greensboro Downtown	$ 41,850,141	6.1%	11/16/2040	7/11/2035
Hampton Inn Blue Ridge	$ 16,460,013	2.4%	2/28/2041	7/11/2035
Hilton Tucson East	$ 15,000,000	2.2%	6/30/2036	9/6/2035
Hampton Inn Danville	$ 10,970,351	1.6%	10/31/2037	7/11/2035

See “Risk Factors—Risks Relating to the Mortgage Loans—Hospitality Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus as well as “—Insurance Considerations” and “—Specialty Use

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Concentrations”. For a description of scheduled PIPs with respect to certain Mortgaged Properties, see “—Redevelopment, Renovation and Expansion”.

Industrial Properties

See “Risk Factors—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart, we note the following:

●	With respect to the Roosevelt & Capitol Mortgage Loan (1.5%), all of the multifamily units at the related Mortgaged Property are leased on a month-to-month basis.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Leased Fee Properties

In the case of the leased fee properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Self Storage Properties

In the case of the self storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties (or portfolios of Mortgaged Properties) have one of the five largest tenants by NRA that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Grocery store(1)	27	26.3%
Restaurant(2)	18	17.2%
Medical(3)	7	4.0%
Bank branch(4)	1	6.5%
Movie Theater/Entertainment Venue/Show Room(5)	1	0.3%
Gym, fitness center, spa or health club(6)	8	4.0%

The Smithville Square Mortgaged Property (1.4%) includes one or more tenants that operate a dry-cleaning business.

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The Crystal Pointe Centre Mortgaged Property (2.0%) includes one or more tenants that operate an on-site gas station or automobile repair and servicing company.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Significant Obligors

There are no significant obligors related to the issuing entity.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per SF/Unit(1)	U/W NCF DSCR(1)(3)	Cut-off Date LTV Ratio(1)(2)(3)	Property Type
512 West 22nd Street	$65,000,000	9.4%	$753	1.57x	62.4%	Office
4 Union Square South	$60,000,000	8.7%	$588	2.42x	41.4%	Retail
Market Place Center	$60,000,000	8.7%	$117	2.96x	50.9%	Office
BioMed MIT Portfolio	$57,500,000	8.3%	$479(4)	2.75x	35.3%	Mixed Use
Coastal Equities Portfolio	$55,000,000	8.0%	$47	1.66x	66.9%	Retail
Hacienda Center	$45,000,000	6.5%	$367	1.37x	61.6%	Retail
Marriott Greensboro Downtown	$41,850,141	6.1%	$146,843	2.00x	50.2%	Hospitality
Arapaho and Crystal Pointe Flex Portfolio	$41,000,000	6.0%	$80	1.87x	58.4%	Industrial
Rivercrest Walmart Shadow Anchored Portfolio	$41,000,000	6.0%	$152	1.47x	71.4%	Retail
MRN Portfolio	$38,000,000	5.5%	$162	1.39x	67.9%	Various
Washington Square	$30,833,333	4.5%	$342	2.07x	51.9%	Retail
The Willard & The Met	$25,000,000	3.6%	$195,015	1.25x	63.9%	Multifamily
CVS-Walgreens Portfolio	$24,000,000	3.5%	$298	1.23x	67.2%	Retail
Hampton Inn Blue Ridge	$16,460,013	2.4%	$151,009	2.16x	55.2%	Hospitality
Deerpath Pavilion & Smithville Square	$15,500,000	2.3%	$109	1.62x	59.6%	Retail
Top 3 Total/Weighted Average	$185,000,000	26.9%		2.30x	51.9%
Top 5 Total/Weighted Average	$297,500,000	43.2%		2.27x	51.4%
Top 15 Total/Weighted Average	$616,143,487	89.4%		1.94x	56.4%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit/SF, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate.
(2)	See the definition of “Appraised Value” under “—Certain Calculations and Definitions—Definitions” for additional information regarding the calculation of the Cut-off Date LTV Ratio, including any such values calculated using non-“as-is” values.
(3)	The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the BioMed MIT Portfolio Mortgage Loan (8.3%) based on the combined senior notes and subordinate notes are 1.66x and 55.2%, respectively.
(4)	Calculated including the square footage of the parking areas.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.2% of the Initial Pool Balance.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans” (43.1%) are secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
BioMed MIT Portfolio	$ 57,500,000	8.3%
Coastal Equities Portfolio	55,000,000	8.0
Arapaho and Crystal Pointe Flex Portfolio	41,000,000	6.0
Rivercrest Walmart Shadow Anchored Portfolio	41,000,000	6.0
MRN Portfolio	38,000,000	5.5
The Willard & The Met	25,000,000	3.6
CVS-Walgreens Portfolio	24,000,000	3.5
Deerpath Pavilion & Smithville Square	15,500,000	2.3
Total	$ 297,000,000	43.1%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels, buildings or units that may not be contiguous or may be owned by separate borrowers or a portfolio of Mortgaged Properties may be comprised of Mortgaged Properties owned by separate borrowers.

●	For example, with respect to the BioMed MIT Portfolio – 65 Landsdowne Mortgaged Property (1.0%) and the Roosevelt & Capitol Mortgaged Property (1.5%), the related Mortgaged Property is comprised of multiple separate parcels, which are non-contiguous.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

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Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	4	$ 137,168,375	19.9%
California	4	$ 120,869,640	17.5%
North Carolina	7	$ 58,812,641	8.5%
Massachusetts	8	$ 57,500,000	8.3%
Ohio	14	$ 43,425,063	6.3%
Maryland	4	$ 34,553,782	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout nineteen (19) other states with no more than 4.5% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Nine (9) Mortgaged Properties (24.3%) located in California, Texas and Florida among others, are more susceptible to wildfires than properties in other parts of the country.
●	Seven (7) Mortgaged Properties (22.5%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 16%.
●	Seven (7) Mortgaged Properties (4.9%) are each located within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean south of Maryland, and are therefore more susceptible to hurricanes. See representation and warranty no. 18 and 26 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

Mortgaged Properties With Limited Prior Operating History

Seven (7) of the mortgaged properties (4.9%) (i) were constructed or the subject of a major renovation or were in leaseup that was completed within 12 calendar months prior to the Cut-off Date or are leased fee properties and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

The 32 Old Slip – Leased Fee Mortgage Loan (1.5%) is secured, in whole or in part, by a Mortgaged Property that was constructed, in a lease-up period or was the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or

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the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common and Crowd-Funded Entities

With respect to the Hacienda Center Mortgage Loan, the Deerpath Pavilion & Smithville Square Mortgage Loan and the 32 Old Slip - Leased Fee Mortgage Loan (collectively, 10.2%), the related borrowers own all or a portion of the related Mortgaged Property as tenants-in-common and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

A borrower that is a Delaware statutory trust (“DST”) is restricted in its ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. In order to accommodate this structure (and address the DST restrictions), a DST borrower typically enters into a master lease with a master tenant (which entity is controlled by the borrower sponsor or an affiliate). The master tenant enters into leases with the tenants at the Mortgaged Property. In the case of a Mortgaged Property that is owned by a DST, there is also a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans— Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to Delaware Statutory Trusts”.

Condominium and Other Shared Interests

The Mortgage Loans identified on Annex A-1 as the 512 West 22nd Street Mortgage Loan (9.4%), The Willard & The Met Mortgage Loan (3.6%) and Deerpath Pavilion & Smithville Square Mortgage Loan (2.3%) are each secured in whole or in part by the related borrower’s interest in one or more units in a condominium or similar shared interest structure. With respect to such Mortgage Loans, the borrower generally controls the appointment and voting of the condominium (or other shared interest structure) board or the condominium (or other shared interest structure) owners cannot take actions or cause the condominium association (or other shared interest structure) to take actions that would affect the borrower’s unit without the borrower’s consent.

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●	With respect to The Willard & The Met Mortgage Loan (3.6%), the Mortgaged Properties are part of a larger development (the “Metro Centre Development”) and certain of the parcels in the Metro Centre Development (including the Mortgaged Properties) are subject to a land condominium regime currently consisting of 12 units (Units 1 through 11 and Unit A). The borrowers own two units (Unit 10 and 11) and the remaining units are owned by an affiliate of the borrowers. The owners of Units 1 through 11 (other than the owner of Unit 4) each have one vote in the condominium association. The owner of Unit 4, which unit consists of the rights of way for streets, does not have any vote in the condominium association. The owner of Unit A (which is currently under development and is comprised of 14.4502 acres) has 300 votes for each 1 acre tract of the land, and as such, the Unit A owner has control of the condominium association, though no condominium board has been established as of the origination date of the Mortgage Loan. As of the origination of the related Whole Loan, the owner of Unit A and the owner of the Mortgaged Properties are under common control. According to the borrower sponsor, the owner of Unit A intends to subdivide Unit A into separate units that will each hold one vote in the condominium association. Under the Maryland Condominium Act Statute, an amendment to the condominium documents that changes (i) the boundaries of any unit, (ii) the undivided percentage interest in the common elements of any unit, (iii) the liability for common expenses or the rights to common profits of any unit or (iv) the number of votes in the count of unit owners of any unit requires the written consent of every unit owner and the mortgagee.
●	With respect to the Deerpath Pavilion & Smithville Square Mortgage Loan (2.3%), the Deerpath Pavilion Mortgaged Property is, in whole or in part, a condominium. The borrower for the Deerpath Pavilion Mortgaged Property owns one of the two condominium units, holds a 73.17% interest in the common elements, is entitled to 73 of 100 votes, may appoint and remove two members of the board and controls the board. Under the condominium documents, the owner of the other condominium unit has the unilateral right to withdraw its unit from the condominium upon receipt of final, non-appealable subdivision approvals. In the event the owner of the other condominium unit exercises its withdrawal right, the Mortgage Loan documents require the borrower to cause the owner of the other condominium unit to terminate the condominium regime and, subject to the lender’s prior written approval and all applicable legal requirements, the borrower, the owner of the other condominium unit, any mortgagee(s) of the other condominium unit and the lender must execute and record a termination of the condominium master deed terminating the condominium and reallocating the formerly designated common elements to the Deerpath Pavilion Mortgaged Property. Thereafter, upon the lender’s reasonable request, the borrower must deliver to the lender, among other items, a title insurance policy reflecting the condominium termination and a new legal description depicting the parcels previously designated as common elements as part of the Deerpath Pavilion Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

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Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	68	$599,109,907	87.0%
Sub-Leasehold(3)	8	57,500,000	8.3
Leasehold	2	25,000,000	3.6
Fee and Leasehold	1	7,277,340	1.1
Total	79	$688,887,247	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.
(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.
(3)	The BioMed MIT Portfolio (8.3%) is subject to subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s sub-leasehold interest in the related mortgaged property.

In general, except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), each individual Mortgaged Property is subject to a prime ground lease (or in the case of 65 Landsdowne, two prime ground leases) (collectively, the “Prime Leases”) with Massachusetts Institute of Technology, a Massachusetts educational corporation (“MIT”), as ground lessor (the “Prime Lessor”), and a wholly-owned subsidiary of MIT, as ground lessee (the “Prime Lessee”), and a sub-ground lease (or in the case of 65 Landsdowne, one sub-ground lease for each of the two applicable Prime Leases) (collectively, the “Ground Leases”) with the Prime Lessee as ground lessor (the “Ground Lessor”) and the applicable borrower, as ground lessee (the “Ground Lessee”). Each mortgage is secured by the applicable borrower’s sub-leasehold interest in the applicable Ground Lease and does not encumber the Prime Leases or the fee estate of the Prime Lessor.

Each of the Ground Leases is structured with base rent and percentage rent components, with percentage rent driven by revenue at the BioMed MIT Portfolio properties (the “Percentage Rent”). Each borrower has fully prepaid the base rent and the Percentage Rent (subject to certain exceptions described in the immediately following two sentences) for the period beginning on July 1, 2024, and ending on June 30, 2032 (the “Eight Year Period”), and for the extension term beginning on the date set forth in the applicable Ground Lease and expiring on April 30, 2099 (the “Extension Term”). In the event the applicable borrower receives gross revenues (including but not limited to, voluntary lease termination payments, accelerated rent, breakage fees, security deposits, liquidated or other damages) attributable to any

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tenant during the Eight Year Period that, in the aggregate, are in excess of the total amount of rent that the tenant would have otherwise paid during the remaining portion of the Eight Year Period, the applicable borrower must pay percentage rent equal to 15% of such excess during the year such payment was received from the tenant. In addition, if a tenant is relocated to another premises outside of the applicable Mortgaged Property that is owned by the applicable borrower or an affiliate and located within 70 miles of the applicable Mortgaged Property and the applicable borrower receives gross revenues (including but not limited to, voluntary lease termination payments, accelerated rent, breakage fees, security deposits, liquidated or other damages) attributable to the termination of the tenant’s lease during the Eight Year Period, the applicable borrower must pay percentage rent equal to 15% on a percentage of the gross revenues received by the borrower, which percentage is calculated by dividing (i) the net present value as of the date of lease termination using a discount rate of 8% of rent payments due under the applicable lease following the Eight Year Period until the end of the applicable lease term and (B) the net present value using a discount rate of 8% of all rent payments due under the applicable lease for the remainder of the lease term as of the date of lease termination. Each borrower is required to resume regular payments of base rent and percentage rent upon the expiration of the Eight Year Period and continuing until the commencement of the Extension Term.

In addition to base rent, each Ground Lessee is required to pay percentage rent at an annual rate equal to 15% of annual gross revenues from the applicable Mortgaged Property in excess of the applicable percentage rent threshold, which is equal to the amount of annualized gross revenues attributable to 90% of the gross rentable area of the subject premises on the date that Ground Lessee first receives rents from occupants attributable to 90% or more of the gross rentable area (the “Percentage Rent Threshold”). Under certain Ground Leases, gross revenues exclude, among other items, deemed tenant improvement reimbursements equal to the tenant improvement allowance amortized over the tenant’s lease term at the Prime Rate plus 1.50%. The Percentage Rent Threshold may be increased or decreased in connection with a refinancing as provided in the Ground Leases based on increases or decreases in the debt service based on the type of refinancing due under any loan(s) secured by the applicable BioMed MIT Portfolio property.

With respect to each Mortgaged Property, the related Ground Lessor is also entitled to 15% of (a) the allocable share of a direct or indirect financing or (b) the gross proceeds received by the applicable Ground Lessee from any refinancing of the improvements or Ground Lessee’s interest under the Ground Lease less the greater of (i) outstanding mortgage debt on the leasehold interests or (ii) the purchase price paid by the Ground Lessee to a previous ground lessee which occurs within 10 days prior to such refinancing, and less certain other deductions set forth in the Ground Leases.

With respect to each Mortgaged Property, the related Ground Lessor is also entitled to 15% of the gross proceeds received by Ground Lessee from any sale or resale of the improvements or Ground Lessee’s interest under the Ground Lease, either directly or indirectly, by sale of the stock, shares or other beneficial interest in Ground Lessee (other than certain upper-tier non-controlling minority interests) less the greater of (a) outstanding mortgage debt or (b) the purchase price paid by the Ground Lessee to a previous ground lessee, and less certain other deductions set forth in the Ground Leases.

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The Ground Leases provide certain rights restrictions by the Ground Lessors with regard to any future mortgage financing, mezzanine financing and/or transfer of the Mortgaged Properties. The Ground Leases also provide certain mortgagee protections for mortgage lender provided that such lenders qualify as “Approved First Mortgagees” (as defined below). Pursuant to the estoppels delivered to mortgage lender in connection with the Whole Loan, each Ground Lessor acknowledged each mortgage lender as an Approved First Mortgagee, as applicable. Future mortgage and mezzanine lenders will be subject to each Ground Lessor’s consent in accordance with the Ground Lease and associated estoppels.

An “Approved First Mortgagee”, as applicable, includes, among other things, (i) any bank, trust company or national banking association, (ii) any insurance company, (iii) any pension or retirement trust or fund for which any bank, trust company, national banking association or registered investment adviser is acting as trustee or agent, or if self-managed, having gross assets of at least $50 million, (iv) any investment company as defined in the Investment Company Act of 1940, (v) any government or public employees’ pension or retirement system, (vi) any REIT, (vii) certain charitable foundations and (viii) any federal or Massachusetts state government agency, in each case (other than clause (viii)), subject to certain other conditions set forth in the Ground Leases.

Transfers of the sub-leasehold interest are prohibited without each Ground Lessor’s consent, unless such transferee meets certain criteria set forth in the Ground Leases, including that such transferee is required to (i) have a reputation of high quality and to operate the improvements in a first-class manner, and (ii) have, in the reasonable opinion of such Ground Lessor, the qualifications, experience and financial responsibility required to fulfill the obligations contained in the subject Ground Leases for the continued first class management and operation of the BioMed MIT Portfolio properties, or otherwise would be required to hire a manager that would meet such experience test.

In the event that a Ground Lease is terminated for any reason, including rejection of such Ground Lease in any bankruptcy or insolvency proceeding, at the request of the mortgage lenders delivered in writing to the related Ground Lessor within 15 days after receipt of notice of such termination, such Ground Lessor is required to, upon compliance with the requirements set forth in the related Ground Lease, enter into a new lease directly with the mortgage lenders for the remainder of the term and having the same priority as the related Ground Lease.

In the event that the Prime Lease is terminated for any reason (including in the event of a rejection in bankruptcy, insolvency or similar proceeding involving Prime Lessee) prior to the expiration date of the Prime Lease, including an event where the Ground Lease would be deemed terminated solely as a result of termination of the Prime Lease, the Ground Lease (excluding any amendments thereto that have not been consented to by Prime Lessor in writing) will automatically continue in full force and effect for the balance of the term of the Ground Lease and be deemed for all purposes to be a direct lease between Prime Lessor and the applicable borrower, upon the terms and conditions of, and having the same priority as, the Ground Lease (the “Direct Lease”), provided that the borrower is not in default of the Ground Lease beyond all applicable notice and cure periods of borrower and the mortgage lender or any mezzanine lender such that the Prime Lessee had the right to terminate the Ground Lease at the time of termination of the Prime Lease. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for additional information.

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●	With respect to the Coastal Equities Portfolio Mortgage Loan (8.0%), the applicable individual borrower (each, an “Individual Borrower”) is permitted to ground lease to any party (who may be an affiliate of such Individual Borrower (other than another individual borrower of a Mortgaged Property or the managing member thereof)) an outparcel (each, an “Outparcel”) and the lender will permit the construction of improvements by the ground lessee or any sub-lessee of the ground lessee on the applicable Outparcel thereunder upon satisfaction of the certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (a) the ground lease is for nominal consideration (other than with respect the Outparcel located at the Anniston Plaza Mortgaged Property, which is required to include ground rent reasonably acceptable to the lender) and is otherwise on commercially reasonable terms and does not contain any terms which would materially affect the lender’s rights under the Mortgage Loan documents; (b) the applicable Individual Borrower submits to the lender a notice setting forth the projected commencement date of construction, to be no less than 30 days from the date of such notice and other various plans related to the construction satisfactory to the lender in accordance with the Mortgage Loan documents; (c) the Individual Borrower pays all reasonable costs and expenses of the lender incurred in evaluating the ground lease and construction on the applicable Outparcel, including, without limitation, reasonable attorneys’ fees and (d) upon completion of such construction, the applicable Individual Borrower is required to cause to be delivered to the lender (i) an as-built survey of the applicable individual Mortgaged Property showing such completed construction, (ii) an endorsement to the title policy delivered to the lender in connection with the Mortgage Loan, updated through the completion of construction and free of any exceptions not reasonably acceptable to the lender, (iii) any UCC and lien searches requested by the lender, and (iv) copies of certificates of occupancy for the completed construction.
●	With respect to The Willard & The Met Mortgage Loan (3.6%), each Mortgaged Property is subject to a 99-year ground lease (inclusive of renewal options) (each, an “MTA Ground Lease” and collectively, the “MTA Ground Leases”) with the Maryland Transit Administration, an agency of the State of Maryland, Department of Transportation (the “MTA Lessor”), each of which has a fully extended maturity date of October 1, 2101. In addition the borrowers, MTA Lessor and lender entered into an estoppel and leasehold mortgagee recognition agreement with respect to each MTA Ground Lease in favor of lender. The related borrowers and the MTA Lessor may terminate the MTA Ground Leases without the lender’s consent if such termination is the result of the borrowers’ default under an MTA Ground Lease provided that the lender has been provided with notice and opportunity to cure pursuant to the related MTA Ground Lease and has not cured such default. In addition, to the extent the a borrower’s interest in their respective MTA Ground Leases are assigned to the holder of the Mortgage Loan following a foreclosure or deed in lieu, the MTA Ground Leases are not further assignable by the holder of the Mortgage Loan without the written consent of the MTA Lessor unless such interest is assigned to (i) a wholly owned subsidiary of such holder of the Mortgage Loan, (ii) an affiliate of the holder of the Mortgage Loan or (iii) a third party that, among other things, (a) has a net worth in excess of $25,000,000, (b)(1) for the primarily commercial component of the collateral, directly or through one or more affiliates, has owned, constructed or managed during the previous three year period an average of not less than 1,500,000 square feet of real estate, and (2) for the primarily multifamily component of the collateral, directly or through one or more affiliates, has owned, constructed or managed during the previous three year period
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an average of not less than 2,500 residential units, and (c) is able to certify as to the representations and warranties set forth in the MTA Ground Leases.

●	With respect to the Stor N Lock - Santa Rosa Mortgage Loan (1.1%), the Mortgage Property is a 5.35 acre self-storage facility which is comprised of borrower’s fee interest in 3.30 acres and a leasehold interest in 2.05 acres.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than eleven (11) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the ASTM International (“ASTM”) standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as warranted pursuant to ASTM standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and laboratory analysis. Unless expressly indicated below, the borrower was not required to remediate the RECs and other conditions described below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties:

●	With respect to the 512 West 22nd Street Mortgage Loan (9.4%), the related ESA identified a CREC involving elevated soil contamination levels in a portion of the Mortgaged Property exceeding certain specified soil cleanup objectives for which three-year inspection and reporting of the engineering control measures is required. The ESA noted certain controls were implemented including, among others, the installation of a soil cover/cap, a sub-slab depressurization system, and a loading dock exhaust system, designed to limit the potential for vapor intrusion and maintain indoor air quality. Additionally, the ESA provided that recent investigations determined the existing sub-slab depressurization systems should remain, with no further monitoring of sub-slab vapor or indoor air and quarterly groundwater monitoring and reporting required. The ESA further provided that the New York State Department of Environmental Conservation (“NYDEC”) requires soil cover/cap inspection and reporting, and submission of a periodic review report every three years. The ESA did not recommend any further actions but noted that compliance with the NYDEC inspection and reporting requirements is required. The foregoing compliance is required under the Mortgage Loan documents.
●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), the related ESAs identified controlled recognized environmental conditions (“CRECs”) at two of the related Mortgaged Properties, as follows:
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o	With respect to the 45-75 Sidney Mortgaged Property (1.8%), the review of the historical data available for the Mortgaged Property and the regulatory database identified that an industrial cable and wire manufacturer was located at the Mortgaged Property and southeast and northwest adjoining properties from at least the 1880s to the late 1960s. Additionally, a City of Cambridge Water & Sewer Department storage and vehicle/equipment maintenance yard was located on the Mortgaged Property between Auburn and Pilgrim Streets from the 1880s to the 1940s before use by the cable and wire manufacturer. Historical operations included the use of underground storage tanks (USTs), hazardous materials and substances, hazardous waste generation and wastewater treatment areas. The cable and wire manufacturing facility reportedly ceased operations by 1969 with structures on the northeast, south and southeast portions demolished in the 1970s and the remaining portions demolished in the late 1980s. Soil and groundwater impacts associated with historical uses were identified and two release cases were assigned to the Mortgaged Property, by the Massachusetts Department of Environmental Protection (“MassDEP”). A Response Action Outcome (RAO) (i.e., a permanent solution indicating that regulatory closure has been achieved) was filed with MassDEP for each case in 1998 and 1999, respectively, with an activity and use limitation in place. Based on this information, the former use of the Mortgaged Property as an industrial facility represents a CREC. The ESA recommended continued compliance with the activity and use limitations. Otherwise, no further action or investigation was recommended in the ESA.
o	With respect to the 88 Sidney Mortgaged Property (0.8%), such Mortgaged Property was historically part of the above-described wire and cable manufacturing facility from approximately the 1920s to 1969. Soil and groundwater impacts, including lead in soil and DCE in groundwater, was identified during redevelopment of the Mortgaged Property in the early 2000s. Approximately 2,950 cubic yards of lead-impacted soil were excavated and disposed offsite, and the current building was constructed with a vapor barrier. A Notice of Activity and Use Limitation (“AUL”) was filed in 2006 to restrict certain activities and exposure to the remaining subsurface impacts. In addition, sub-slab soil gas and indoor air sampling were conducted in 2010 and constituents of concern were not identified in indoor air above method detection limits, which were set well below the applicable regulatory standards. A Method 3 Risk Characterization was also conducted in 2010 and indicated a level of No Significant Risk for present and future land uses based on the implementation of the AUL. A Class A-3 RAO was filed with MassDEP in 2010. Based on this information, the former use of the Mortgaged Property represents a CREC. The ESA recommended continued compliance with the activity and use limitation. Otherwise, no further action or investigation was recommended in the ESA.
●	With respect to the Coastal Equities Portfolio Mortgage Loan (8.0%), the following RECs were identified by the related ESAs:
o	The ESA provided in connection with the Westown Square Mortgaged Property (0.6%) indicated that a portion of the Mortgaged Property was previously used by an industrial facility associated with coal furnace manufacturing from at least 1932 to 1963, with some of the related operations including a machine shop, chemical storage areas, welding areas, painting, and railroad siding tracks. A prior Phase II ESA conducted in 2015 identified no impacts to
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soil by chemicals; however, potential hazardous substance impacts were subsequently identified within a single groundwater sample collected at the Mortgaged Property. Given that these operations most likely involved the use of paints, various petroleum products and various solvents, the ESA identified the former manufacturing plant as a REC, and recommended a Phase II subsurface investigation.

o	The ESA provided in connection with the Rodney Village Shopping Center Mortgaged Property (0.5%) indicated that a dry cleaner has operated at the Mortgaged Property since 2009, but with no other information. The ESA identified such current presence of a dry cleaner as a REC, and recommended a Phase II subsurface investigation.
o	The ESA provided in connection with the Hungarybrook Shopping Center Mortgaged Property (0.4%) identified the presence of a soil and groundwater impacts attributed to the operations at the on-site dry cleaner. The ESA noted that the Mortgaged Property was identified on the Virginia Voluntary Remediation Program listed site due to releases of halogenated solvents, and that an operating sub-slab vapor mitigation system appears to be mitigating vapors and soil gases from the historic releases, but that no evidence that the case has closed existed. The ESA concluded that the presence of solvent-impacted soil, groundwater and soil gas at the property and the lack of evidence of closure is considered a REC, and recommended achieving regulatory closure of the Virginia Voluntary Remediation Program case related to the drycleaner.
o	The ESA provided in connection with the Ahoskie Commons Mortgaged Property (0.3%) indicated that the Mortgaged Property has been impacted by an adjacent leaking underground storage tank (“LUST”) site and that up to nine monitoring wells are located onsite. The ESA identified the foregoing a REC, and recommended providing onsite access, as necessary, to the responsible party for the adjacent LUST case to pursue regulatory closure.
o	The ESA provided in connection with the Anniston Plaza Mortgaged Property (0.2%) indicated that the city directories from 1971 and 1976 listed a dry cleaner, but with no other information. The ESA identified such former presence of a dry cleaner as a REC, and recommended a Phase II subsurface investigation.

In lieu of recommended Phase II subsurface investigations for the aforementioned properties, the borrower obtained a pollution legal liability coverage provided by SiriusPoint Specialty Insurance Corporation, with a limit of $5,000,000 for each pollution condition and $10,000,000 in the aggregate, and a deductible of $50,000 for each pollution condition, and a coverage period beginning on April 30, 2025, and expiring on April 30, 2038.

●	With respect to the Hacienda Center Mortgage Loan (6.5%), the Phase I ESA identified a CREC related to soil and groundwater contamination caused by a former dry-cleaning tenant operating on a portion the Mortgaged Property from 1979 to 2001. The environmental consultant reported that subsequent remediation and clean-up activities were conducted and that the applicable regulatory authority issued a “No Further Action” determination in 2011, as identified contaminants fell below cleanup thresholds. The environmental consultant further reported that an environmental covenant was recorded in 2011, which restricts the former dry
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cleaning tenant’s space to commercial or industrial use only, prohibiting residential use, schools, hospitals, groundwater wells and excavation without approval. Based on the regulatory closure with a recorded covenant and environmental restriction, the environmental consultant concluded that the operations of the former operation of the dry-cleaning tenant represents a CREC at the Mortgaged Property.

●	With respect to the Washington Square Mortgage Loan (4.5%), the related ESA identified a REC at the related Mortgaged Property in connection with the operation of a dry cleaner 200 feet northeast of the Mortgaged Property and 400 feet from the closest occupied building on the Mortgaged Property. Based on these distances, the environmental consultant determined the risk for a vapor encroachment condition to exist in the subsurface of the Mortgaged Property to be minimal. Since (a) no releases were confirmed from the dry cleaning facility and (b) the responsible party for any impacts to the Mortgaged Property would fall on the owner of the dry cleaning facility, the environmental consultant did not recommend further investigation. Under the related environmental indemnity agreement, the borrower sponsor is required to take certain actions, including effectuating remediation of any release of a hazardous substance as required by environmental law and performing any environmental site assessment or other investigation of environmental conditions, if the REC becomes an issue for the Mortgaged Property.
●	With respect to the CVS-Walgreens Portfolio Mortgage Loan (3.5%), the Phase I ESA for the CVS Westland Mortgaged Property identified a CREC in connection with groundwater contamination from the former presence of a gasoline filling station, restaurant and auto repair shop on the CVS Westland Mortgaged Property. The environmental consultant reported that a Phase II ESA was completed in February 2014 and on September 30, 2015, a due care plan was created for the CVS Westland Mortgaged Property to ensure safe use of the CVS Westland Mortgaged Property and avoid unacceptable exposures. The environmental consultant recommended continued adherence to the due care plan.
●	With respect to the Deerpath Pavilion & Smithville Square Mortgage Loan (2.3%), the Phase I ESA for the Smithville Square Mortgaged Property identified a CREC related to the former use of hazardous solvents by a dry-cleaning tenant at the Smithville Square Mortgaged Property. The environmental consultant reported that soil and groundwater impacts were identified in 2003 and that remedial actions took place in the early 2000s, including excavation and off-site disposal of approximately 81 tons of contaminated soil in 2004, followed by backfilling with certified clean fill. The environmental consultant reported that post-remediation groundwater monitoring continued through 2013. The environmental consultant reported that in August 2011, the applicable regulatory authority established a Classification Exception Area (“CEA”) for groundwater with potable well-use restrictions within the CEA boundary, which includes the Smithville Square Mortgaged Property. The environmental consultant reported that a deed notice recorded in November 2013 reported a 170-square-foot to 3.5 feet bgs restricted area within the dry-cleaning tenant’s space, where a six-inch concrete cap functions as an engineering control; disturbance of soil in this area would present an unacceptable exposure and is prohibited. The environmental consultant reported that the Smithville Square Mortgaged Property is classified as a closed licensed site remediation professional case with restricted use. The environmental consultant therefore concluded the historic release, subject to engineering controls and groundwater-use restrictions, constitutes a CREC at the Smithville Square Mortgaged Property.
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●	With respect to the Stor N Lock - Santa Rosa Mortgage Loan (1.1%), the Mortgage Property is a 5.35 acre self-storage facility which is comprised of borrower’s fee interest in 3.30 acres and a leasehold interest in 2.05 acres. The leasehold portion is the northern part of the mortgaged property and represents approximately 38% of the mortgaged property’s total land area. The Phase I environmental site assessment obtained in connection with loan origination identified previous semiconductor manufacturing uses by Golden Technology on the adjacent property as a REC for the mortgaged property, based on the potential impacts of various metals, volatile organic compounds and petroleum constituents in soils and groundwater. In 1996, the California Regional Water Quality Control Board (“RWQCB”) issued a letter indicating that the northern portion of the mortgaged property was subject to the RWQCB order pertaining to Golden Technology. In 2004, impacted soils were excavated and disposed of. Land use covenants were recorded in 2005 restricting certain affected areas (including the northern portion of the mortgaged property) to commercial and industrial uses. The Phase I environmental consultant recommended continued cooperation with monitoring activities and ongoing review of remediation activities. The mortgaged property is served by public water and sewer facilities.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties related to (i) the 15 largest Mortgage Loans and (ii) Mortgage Loans with property improvement plan amounts exceeding 10% of the related Cut-off Date Balance of such Mortgage Loan:

●	With respect to the Washington Square Mortgage Loan (4.5%), the borrower and/or borrower sponsor is renovating a vacant former Sears (approximately 60,000 square feet) for the construction of a two-level, approximately 141,980 square foot DICK’s House of Sport with an additional 20,000 square feet for an exterior playing field adjacent to the improvements. Such renovations are not required or reserved for under the related loan documents. We cannot assure you as to the timing of such construction or as to whether or when such new store will open.
●	With respect to the Washington Square Mortgage Loan (4.5%), the borrower has informed the lender that it intends to renovate the “center court” area of the related Mortgaged Property, including relocation of escalators and other capital improvements, at an estimated cost of $30 million - $35 million. Such renovation is not required or reserved for under the Mortgage Loan documents.
●	With respect to the Hilton Tucson East Mortgage Loan (2.2%), pursuant to the franchise agreement between the borrower and Hilton Franchise Holding LLC (the “Hilton Tucson East Franchisor”), the Mortgaged Property is subject to a PIP and the borrower is required to make approximately $3,400,000 of renovations to the Mortgaged Real Property in connection with, among other things, architectural and façade work, parking, landscaping, outdoor furniture, upgrades to the pool and fitness center, guestroom upgrades, bathroom upgrades and painting. In connection with the PIP, the borrower deposited approximately $3,625,778 into a PIP reserve at origination. The borrower is required to complete each item of repair within the timeframes set forth in the PIP or, if not specifically stated therein, within 12 months from the date of delivery of the PIP or within such later period as may be reasonably approved by the lender. The Mortgage Loan is full recourse to the borrower and
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guarantor until such time that the borrower has provided the lender with evidence that all PIP work has been completed to the satisfaction of the Hilton Tucson East Franchisor and the lender and has been paid in full.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than eleven (11) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

See Annex A-1 and the footnotes related thereto and the definition of “LTV Ratio” for additional information.

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Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates.

●	With respect to the 512 West 22nd Street Mortgage Loan (9.4%), Isaac Dabah, one of the trustees of the Ivette K. Dabah Trust, which owns approximately 17.535% indirect interest in the borrower, pleaded guilty to felony charges for criminal conspiracy to defraud the U.S. Customs Service that arose from his involvement with The Gitano Group Inc.’s effort to evade import quota restrictions in December of 1993 by mislabeling the origin of imported clothing. In May of 1994, Isaac Dabah was sentenced to three years of supervised probation, a $20,000 fine, and 300 hours of community service.
●	With respect to the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan (6.0%), Highland Capital Management, LP (“Highland”), an entity that is affiliated with the related borrower sponsor and guarantor, filed for bankruptcy protection in 2019. The bankruptcy trustee has sought to recover more than $60,000,000 from the related guarantor and affiliated entities in connection with litigation relating to a series of simple demand notes (the “Demand Notes”) and term notes (the “Term Notes”) made between certain defendants and Highland. In July 2023, a federal court entered (i) a final judgment against a principal of the related guarantor, in the total amount of $9,873,384 for accrued and unpaid principal and interest related to three Demand Notes that were issued in February and August of 2018 (the “Arapaho Borrower Principal Final Judgement”) and (ii) a final judgement determining that a variety of affiliated entities were liable for the accrued principal and interest outstanding under the remaining Demand Notes and Term Notes (the “Entity Final Judgment”). The Arapaho Borrower Principal Final Judgment and the Entity Final Judgment do not expressly include any rulings against the related guarantor. However, the related guarantor entity is an irrevocable trust that represents the assets of the borrower principal and may be used to satisfy the terms of the Arapaho Borrower Principal Final Judgment. The borrower sponsor reported that, on July 17, 2025, the related guarantor filed a motion to dismiss any claims asserted against it in the Highland bankruptcy proceedings; the motion remains pending. The Arapaho Borrower Principal Final Judgement is mitigated by the fact that the related guarantor has reported a net worth of over $66,104,309 and liquid assets valued at approximately $36,981,388. Pursuant to the related guaranty agreement, the related guarantor is required to maintain a net worth of not less than $41,000,000 and liquidity of not less than $4,100,000. Notwithstanding the foregoing, there can be no assurance that the guarantor will continue to satisfy the liquidity and net worth requirements in the future. In addition, NexPoint Real Estate Capital Partners, LLC (“NexPoint”), an entity owned and controlled by the related guarantor and the individual serving as trustee of the related guarantor are defendants in ongoing litigation relating to a default on two promissory notes totaling approximately $13,700,000. The plaintiff alleges NexPoint is the primary obligor and that the trustee guaranteed the debt. The borrower sponsor reports that this litigation remains open and asserts that NexPoint has sufficient assets to satisfy any adverse judgments.
●	With respect to the MRN Portfolio Mortgage Loan (5.5%), one of the borrower sponsors, who is also a guarantor of the Mortgage Loan, is subject to ongoing
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litigation arising from divorce proceedings commenced by the borrower sponsor against his former spouse. In October 2024, the trial court entered a final decree that included an aggregate judgment of approximately $10,800,000 for support, marital assets, alimony and child support awarded to the former spouse. The borrower sponsor has advised that he has appealed the judgment, including the amounts awarded, and that the appeal remains pending. Pursuant to the Mortgage Loan documents, the Mortgage Loan will become full recourse if, in connection with the divorce proceedings, a final, non-appealable judgment is entered that (i) specifically names any Mortgaged Property as a party or identifies any Mortgaged Property as an asset to which the judgment attaches, or (ii) names the borrower as a party or otherwise expressly imposes, in whole or in part, monetary liability on the borrower.

●	With respect to the Roosevelt & Capitol Mortgage Loan (1.5%), the related borrower sponsor and non-recourse carveout guarantor and his affiliated property management company (collectively, the “Defendants”) were defendants in a civil action filed by the State of Wisconsin (the “State”) in November 2021 alleging that the Defendants regularly violated certain state trade, consumer protection and landlord-tenant laws across the portfolio of multifamily properties owned and/or managed by the Defendants (which may include the related Mortgaged Properties) through a pattern of conduct that included, among other things, (i) including prohibited provisions in their rental agreements, such as (x) requiring tenants to pay attorney fees or costs incurred by the landlord in any legal action or dispute arising under the rental agreement, (y) waiving landlord liability for property damage or negligent acts or omissions of the landlord and (z) waiving the landlord’s statutory duty to maintain appliances furnished at the related premises, (ii) failure to return security deposits or unauthorized security deposit deductions, (iii) unauthorized entry into units without giving required notice or obtaining tenant consent for the purpose of making non-emergency alterations to the related premises, (iv) constructive eviction of tenants through renovation projects of newly acquired buildings, including blocking tenant access to dwellings, changing locks to doors, leaving hazards in walkways and creating unreasonable noise and air pollution, (v) confiscating personal property through seizing tenant property during the related tenancy and disposing of the property without permission or agreement from the tenant, (vi) charging late fees not authorized by the related rental agreement and (vii) fraudulent representations to tenants, including telling tenants, before and after the date the Defendants took over new buildings that the Defendants had purchased, that the related tenants had 30 days to vacate their apartment even if they had a valid rental agreement for longer (collectively, the “Violations”). On February 4, 2025, the Defendants and the State entered a Consent Judgment (the “Consent Judgment”) with the presiding court whereby the Defendants are required to, among other things, (i) comply with updated leasing and property management practices, including retention of tenant records and delivering annual compliance reports to the State for a period of four years, (ii) pay restitution in the amount of $250-$750 each to any tenants affected by the practices identified in the Consent Judgment, (iii) fund certain community-based rental assistance and eviction diversion programs over a four year period in the maximum aggregate amount of $2,050,000, and (iv) pay a civil forfeiture penalty to the State in the amount of $1,500,000 plus cost reimbursement in the amount of $249,225, each in monthly installment payments over a 36-month period. Per the terms of the Consent Judgment, and in lieu of personal liability for any future breach of the Consent Judgment, the Defendants have posted a letter of credit with Northern Trust Bank as security for all monetary obligations under the Consent Judgment. There can be no assurance that the
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payment of the monetary obligations under the foregoing Consent Judgment will not have a material adverse impact on the related borrowers, the related guarantor or the related Mortgaged Property.

●	With respect to the 32 Old Slip – Leased Fee Mortgage Loan (1.5%), the related borrower sponsor and non-recourse carveout guarantor, Leon Melohn (“Melohn”), entered into a settlement agreement with the United States Department of Justice and the Department of Health and Human Services in February 2023 to resolve allegations of installing unlicensed operators who oversaw the provision of “worthless services” at a nursing home owned by Melohn and a family trust in which Melohn was a trustee, as well as knowingly presenting false and fraudulent claims for payment to the Medicaid Program. The New York State Department of Health cited the nursing home for failing to, among other things, ensure that residents were free of significant medical errors, prevent unnecessary falls and injuries, provide sufficient staffing and maintain adequate pest control, which conditions “placed the residents’ health and safety in immediate jeopardy”. In March 2019 the nursing home was placed on the Center for Medicare Services’ Special Focus Facilities list, which represents the facilities in each state that received the highest number of deficiency citations and/or whose deficiency citations were greater in scope of severity as compared to other facilities in the same state. Melohn and the other settling parties agreed to pay $4,750,000 to settle the civil claims, and Leon Melohn was placed on a list of excluded individuals and entities that may not participate in Medicaid and all other federal healthcare programs for 10 years.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnations

There may be Mortgaged Properties as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Seventeen (17) Mortgage Loans (63.1%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.
●	Three (3) Mortgage Loans (19.3%) were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.
●	One (1) Mortgage Loan (9.4%) was originated in connection with the borrower’s acquisition of the related Mortgaged Property.
●	One (1) Mortgage Loan (6.0%) was originated partially in connection with the borrower’s refinancing of a previous mortgage loan, partially in connection with borrower’s recapitalization of the related Mortgaged Property and partially in connection with borrower’s acquisition of the related Mortgaged Property.
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●	One (1) Mortgage Loan (2.3%) was originated partially in connection with the borrower’s refinancing of a previous mortgage loan and partially in connection with borrower’s acquisition of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to the BioMed MIT Portfolio Mortgage Loan, the Marriott Greensboro Downtown Mortgage Loan, the MRN Portfolio Mortgage Loan, the Washington Square Mortgage Loan, the Hilton Tucson East Mortgage Loan, the Hampton Inn Danville Mortgage Loan, the 32 Old Slip - Leased Fee Mortgage Loan and the Quantum on the Bay Mortgage Loan (collectively, 30.1%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans, we note the following:

●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), affiliates of the borrower sponsor have sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and/or deeds-in-lieu of foreclosure.
●	With respect to the Marriott Greensboro Downtown Mortgage Loan (6.1%), the sponsor (CSC Holdings, an affiliate of Columbia Sussex Corporation) has been involved in various mortgage defaults, including (A) since 2009, 16 foreclosures, eight deeds in lieu, and four discounted payoffs, including seven COVID-impacted properties that were the subject to foreclosure or deeds-in-lieu within the last 3 years, (B) the maturity default of a 14-property Wyndham-branded portfolio in 2010 that resulted in a deed-in-lieu of foreclosure, and (C) the Chapter 11 bankruptcy filing of an affiliate, Tropicana Entertainment, in 2008 following the denial of a gaming license for an Atlantic City, New Jersey casino property.
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●	With respect to the MRN Portfolio Mortgage Loan (5.5%), one of the borrower sponsors served as a guarantor on a mortgage loan unrelated to the Mortgaged Properties that was transferred to special servicing following a payment default. The borrower sponsor reported that the loan was paid in full and, upon refinancing, all penalties were waived.
●	With respect to the Washington Square Mortgage Loan (4.5%), the borrower sponsor has disclosed that it has sponsored other commercial real estate projects that have been the subject of mortgage loan defaults and foreclosures or deeds-in-lieu of foreclosure on loans secured by such projects within the last 10 years.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Five (5) Mortgaged Properties (3.7%) are leased (or marketed to be leased) to multiple tenants; however, one such tenant occupies 50% or more of the NRA of such Mortgaged Property.
●	Twenty (20) Mortgaged Properties (12.3%) are each leased entirely to a single tenant.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each office, retail and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other

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Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the tables entitled “Tenant Summary” and “Lease Rollover Schedule” for the 15 largest Mortgage Loans presented on Annex A-3.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the NRA of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

Each of the Mortgaged Properties identified in the table below is occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date.

Mortgage Loan / Mortgaged Property	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date
BioMed MIT Portfolio – 40 Landsdowne	1.5%	No	6/30/2030	6/9/2035
BioMed MIT Portfolio – 35 Landsdowne	1.4%	No	6/30/2030	6/9/2035
BioMed MIT Portfolio – 65 Landsdowne	1.0%	No	8/31/2026	6/9/2035
BioMed MIT Portfolio – 88 Sidney	0.8%	No	2/29/2028	6/9/2035
MRN Portfolio – Buckeye Building	0.7%	No	6/30/2028	10/6/2035
MRN Portfolio – Woolworth	0.7%	No	7/31/2026	10/6/2035
Coastal Equities Portfolio – The Home Depot	0.7%	No	11/30/2028	5/1/2035
MRN Portfolio – Kresge Building	0.6%	No	12/31/2030	10/6/2035
MRN Portfolio – 413 Prospect	0.2%	No	11/30/2028	10/6/2035
MRN Portfolio – Sincere Retail	0.2%	No	7/18/2030	10/6/2035
MRN Portfolio – Corts Building	0.2%	No	6/5/2035	10/6/2035
MRN Portfolio – Commercial Building	0.1%	No	12/31/2031	10/6/2035
MRN Portfolio – 2050 East 4th	0.1%	No	8/31/2029	10/6/2035

In addition, certain Mortgage Loans secured by a portfolio of properties may have one or more of those individual properties occupied by single tenants. See Annex A-1 to this prospectus.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each office, retail and industrial Mortgaged Property.

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Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans and (iii) tenants that, alone or together with affiliated tenants, occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of, the related Mortgaged Properties, certain of such tenants have unilateral termination options or termination options related to lack of appropriations with respect to all or a portion of their space as set forth below:

●	With respect to the 512 West 22nd Street Mortgage Loan (9.4%), (a) Genius Sports Media Inc., the second largest tenant (approximately 16.5% of the net rentable square footage), has the right to terminate its lease in January 2031 with approximately 545 days’ notice and payment of: (i) unamortized leasing costs and (ii) three months of fixed and then escalated rent. The tenant will forfeit the termination option if it exercises the right of first offer (“ROFO”) set forth in its lease with respect to any of the spaces specifically designated as an option space in the lease or otherwise leases additional space at the Mortgaged Property; (b) Kenneth Cole Productions, Inc., the third largest tenant (approximately 11.9% of the net rentable square footage), has the right to terminate its lease in March 2033, with approximately 425 days’ notice and payment of (i) unamortized leasing costs and (ii) three months of total rent as of termination date; and (c) Capricorn Investment Group LLC, the fourth largest tenant (approximately 6.9% of the net rentable square footage), has the right to terminate its leased space in November 2029, with 12 months' notice and payment of: (i) unamortized leasing costs and (ii) 6 months of total rent as of the termination date. The tenant will forfeit the termination option if it exercises any ROFO with respect to any of the spaces specifically designated as an option space in its lease or otherwise leases additional space at the Mortgaged Property.
●	With respect to the Market Place Center Mortgage Loan (8.7%), the largest tenant, Universal Services of America, the right to terminate its lease any time after March 1, 2026 if the sponsor reduces the contracted billable guard service hours provided by Tenant by more than 50% over the hours billed for the trailing 12 months prior to December 2021, with 6 months’ prior notice and payment of termination fee equal to equal to 2 months of base rent plus unamortized TI/LC.
●	With respect to the CVS-Walgreens Portfolio Mortgage Loan (3.5%), Walgreen Co., the sole tenant at the Walgreens Ellicott City Mortgaged Property, has a termination option which may be exercised every five years, beginning in 2035 and concluding in 2085, provided that the tenant gives at least 12 month’s prior written notice of its intention to terminate its lease.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e. such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

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For more information related to tenant termination options see the charts entitled “Tenant Summary” and “Lease Rollover Schedule” for certain tenants at the 15 largest Mortgage Loans presented on Annex A-3.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent, may have subleased their spaces in whole or part or may be in negotiation.

For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans and (iii) tenants that individually or together with their affiliates occupy 50% or more of, or represent 50% or more of the underwritten revenues of, the net rentable area of related Mortgaged Properties, certain of such tenants have not taken occupancy or commenced paying rent, may have subleased their spaces, may be in negotiation or have rent underwritten on a straight-lined basis as set forth below:

●	With respect to the 512 West 22nd Street Mortgage Loan (9.4%), (a) Genius Sports Media Inc., the second largest tenant, is in a free rent period until January 12, 2026, and (b) Kenneth Cole Productions Inc., the third largest tenant, is in a free rent period until April 1, 2026. The borrower was required at loan origination to deposit $1,689,925.47 in connection with the foregoing.
●	With respect to the 512 West 22nd Street Mortgage Loan (9.4%), the co-chief executive officers (“CEOs”) of Next Jump, Inc., the largest tenant at the Mortgaged Property (approximately 23.9% of the net rentable square footage), have been subject to federal criminal prosecution for alleged bribery of a retired Navy Admiral, who has been convicted on felony charges, including charges related to accepting a job at Next Jump in exchange for using his position to steer government contracts to the company. According to the borrower sponsor, such government contracts never materialized. The co-CEOs of Next Jump have argued that they were deceived by the Navy Admiral, and were able to have the court sever their case from the Navy Admiral’s case. According to news outlets, in a separate case deriving from the Navy admiral’s case, the co-CEO’s case has ended in a mistrial for the time being. It is unknown whether federal prosecutors will seek to retry the case. The borrower holds a security deposit from Next Jump in the form of a letter of credit in the amount equal to $6.2 million that can be drawn upon and used for various costs including, without limitation, costs arising from an event of default under Next Jump’s lease, Next Jump’s insolvency, or Next Jump vacating its premises, whether caused by the foregoing lawsuit or otherwise, and the proceeds of the letter of credit, if drawn upon, are required under the Mortgage Loan documents to be deposited into the reserve for tenant improvements and leasing commissions held with the lender. The borrower has pledged its letter of credit rights under the related mortgage; however, the lender does not have a perfected security interest in the letter of credit.
●	With respect to the 4 Union Square South Mortgage Loan (8.7%), the rent for the second largest tenant, Whole Foods, was underwritten on a straight-line rent averaging basis.
●	With respect to the Market Place Center Mortgage Loan (8.7%), the third largest tenant, TriMark Raygal, LLC is marketing 15,101 SF of its 46,526 SF premises for sublease.
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●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), certain of the tenants at the Mortgaged Properties are currently dark with respect to, in aggregate, 69,658 square feet, representing approximately 5.3% of the net rentable area at the Mortgaged Properties, including Agios Pharmaceuticals, the second largest tenant at the Mortgaged Properties (approximately 15.3% of net rentable area and approximately 15.7% of underwritten base rent), with respect to 12,995 square feet of its leased space at the 38 Sidney Mortgaged Property and 35,157 square feet of its leased space at the 64 Sidney Mortgaged Property.
●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), certain of the tenants at the Mortgaged Properties are currently subleasing their respective spaces to third-party subtenants with respect to, in aggregate, 53,992 square feet, representing approximately 4.1% of the net rentable area at the Mortgaged Properties, including Agios Pharmaceuticals, the second largest tenant at the Mortgaged Properties currently occupying 201,593 square feet (approximately 15.3% of net rentable area and approximately 15.7% of underwritten base rent), which is subleasing 7,407 square feet of its leased space to Watershed Informatics in suite 100 at the 64 Sidney Mortgaged Property at a sublease rate of $50.00 per square foot. The underwritten base rent per square foot under the prime lease is $100.36.
●	With respect to the Washington Square Mortgage Loan (4.5%), one of the anchor tenants, DICK’s Sporting Goods, is currently leasing its space pursuant to a month-to-month lease. A ground lease with Dick’s Sporting Goods dated May 20, 2025 was entered into after origination, for which the leased premises comprise a to-be-constructed two story DICK’s House of Sport store expected to contain approximately 141,980 square feet of leasable floor area, and an outdoor athletic field consisting of approximately 20,000 square feet of land, to be located on a former Sears pad site. DICK’s Sporting Goods was underwritten based on the current month-to-month lease. There can be no assurance that such month-to-month lease will continue in effect until the new store is open, or as to whether or when the new store will open.
●	With respect to the Deerpath Pavilion & Smithville Square Mortgage Loan (2.3%), the largest tenant at the Smithville Square Mortgaged Property, Curexa East LLC (“Curexa,” representing approximately 48.1% of NRA at the Smithville Square Mortgaged Property), is building out approximately 42,901 square feet of its premises and has not yet taken occupancy of that space. At origination, the borrowers for the Smithville Square Mortgaged Property entered into a master lease of the Curexa premises with the three individual guarantors of the Mortgage Loan, as master tenant, at rental terms equal to the minimum and additional base rent payable by Curexa under its lease, less a credit for any rent actually received by the borrowers from Curexa (or from a lender pre-approved replacement tenant). See “—Tenant Issues—Affiliated Leases” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

For more information related to tenants not yet in occupancy or in a free rent period at a Mortgaged Property or portfolio of Mortgaged Properties, see Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

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Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to the Mortgage Loans or Mortgaged Properties identified on Annex A-1 to this prospectus as the BioMed MIT Portfolio, Marriott Greensboro Downtown, MRN Portfolio, 32 Old Slip - Leased Fee, Mattatuck Plaza and Northeast Plaza (collectively, 22.3%), one or more of the related Mortgaged Properties is subject to a purchase option, right of first refusal (“ROFR”) or right of first offer (“ROFO”) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner or the board of managers of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty nos. 7 and 8 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In particular, with respect to the 15 largest Mortgage Loans presented on Annex A-3, we note the following:

●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), each of the individual Mortgaged Properties is subject to (i) a lease by the Massachusetts Institution of Technology, as the landlord (“MIT”), and a wholly-owned subsidiary of MIT, as the tenant (the “Prime Lessee”) (the “Prime Ground Lease”) and (ii) a lease by the Prime Lessee, as the landlord (in such capacity, the “Sub-Landlord”), and the borrower, as the tenant (the “Sub-Ground Lease”). Pursuant to each of the Sub-Ground Leases, the borrower has granted to the Sub-Landlord (i) a right of first refusal to finance the applicable Mortgaged Property, which the Sub-Landlord waived in connection with the making of the BioMed MIT Portfolio Whole Loan, and (ii) a right of first refusal to purchase the leasehold interest in the premises and its interest in the improvements in the event that the borrower receives a bona fide offer from any third party to purchase its leasehold interest. In each of the Sub-Ground Leases, the right of first refusal does not apply in connection with an offer or bid received in connection with a deed or grant in lieu of foreclosure, the sale in foreclosure by a first mortgagee, or a sale by a first mortgagee or its nominee subsequent to acquiring title through a deed or grant in lieu of foreclosure. The Sub-Landlord assigned its rights of first refusal contained in each of the Sub-Ground Leases to MIT. Each of the Prime Ground Leases also contains the foregoing rights of first refusal, granted in favor of MIT, which does not apply in connection with the borrower financing its sub-leasehold interest under the Sub-Ground Lease or a foreclosure of the Prime Lessee’s interest in the Prime Ground Lease, respectively. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” for additional information.
●	With respect to the Coastal Equities Portfolio Mortgage Loan (8.0%), with respect to the Mattatuck Plaza Mortgaged Property and the Northeast Plaza Mortgaged Property, in each case, if the landlord receives an offer to purchase the building, the tenant has a right of first refusal to purchase the property at the price and on the terms of said offer within 30 days following the offer.
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●	With respect to the Marriott Greensboro Downtown Mortgage Loan (6.1%), franchisor (Marriott International, Inc.) has Right of First Refusal (ROFR) to acquire related property if there is transfer of hotel or controlling direct or indirect interest in the Borrower to a competitor (generally, any person that exclusively develops, operates or franchises through or with a competitor of franchisor comprising at least 10 luxury service hotels, 20 full service hotels or 50 limited service hotels). ROFR is not extinguished by foreclosure or deed-in-lieu thereof, and if transfer to competitor is by foreclosure, or if franchisee or its affiliates become a competitor, franchisor has right to purchase hotel upon notice to franchisee. Franchisor comfort letter provides that, if lender exercises remedies against franchisee, lender may appoint a lender affiliate to acquire the property and enter into a management or franchise agreement if it is not competitor or competitor affiliate; provided, however, that a lender affiliate will not be deemed a competitor simply due to its ownership of multiple or competing hotels or having engaged managers to manage such other hotels.
●	With respect to the MRN Portfolio Mortgage Loan (5.5%), Red Steakhouse, the sole tenant at the 413 Prospect Mortgage Property, has a right of first refusal to purchase the 413 Prospect Mortgaged Property pursuant to the terms of its lease if the borrower receives an offer for the sale of the 413 Prospect Mortgaged Property that the borrower intends to accept. Upon receipt of notice from the borrower of such third-party offer, Red Steakhouse will have 5 days to exercise its right of first refusal to purchase the 413 Prospect Mortgage Property at the price and on the terms of such third-party offer.
●	With respect to the CVS-Walgreens Portfolio Mortgage Loan (3.5%), Walgreen Co., the sole tenant at the Walgreens Ellicott City Mortgaged Property, has a right of first refusal to purchase the Walgreens Ellicott City Mortgaged Property pursuant to the terms of its lease if the borrower receives an offer for the sale of the Walgreens Ellicott City Mortgaged Property that the borrower intends to accept. Upon receipt of notice from the borrower of such third-party offer, Walgreen Co. will have 20 days to exercise its right of first refusal to purchase the Walgreens Ellicott City Mortgaged Property at the price and on the terms of such third-party offer.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. See also representation and warranty no. 7 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the NRA at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Deerpath Pavilion & Smithville Square Mortgage Loan (2.3%), with respect to the Smithville Square Mortgaged Property, the space leased to the largest tenant, Curexa (representing approximately 48.1% of NRA at the Smithville Square Mortgaged Property), is subject to a master lease between the borrowers for
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the Smithville Square Mortgaged Property, as landlord, and three individual guarantors of the Mortgage Loan, collectively, as master tenant. The monthly base rent payable by the master tenant equals the minimum and additional rent payable by Curexa under its lease, less a credit for any rent actually received by the borrowers from Curexa (or from any replacement tenant under a replacement lease). The master lease terminates upon the earliest of: (i) repayment in full of the Mortgage Loan; (ii) September 8, 2027; or (iii) the earlier to occur of (a) Curexa’s completion of buildout, taking possession, full occupancy and payment of full contractual, unabated rent, evidenced by a tenant estoppel or other evidence reasonably acceptable to lender or (b) 100% of the Curexa premises being re-leased to one or more replacement tenants acceptable to lender, on the same or better economic terms (including aggregate rent equal to or greater than that payable by Curexa), pursuant to one or more replacement leases approved by lender in accordance with the Mortgage Loan documents, with such replacement tenant(s) in occupancy and having paid full contractual, unabated rent for three consecutive calendar months, as evidenced by a tenant estoppel or other evidence reasonably acceptable to the lender. The borrowers have assigned the master lease to the lender as additional security and upon a borrower default under the Mortgage Loan documents, the lender may enforce the master lease. In addition, in its sole and absolute discretion, the lender may elect to terminate the master lease. The master lease is subordinate to the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves. In particular, with respect to Mortgaged Properties where the related borrower sponsor owns one or more properties that are directly competitive with the related Mortgaged Property, we note the following:

●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), the borrower sponsor is currently developing a new building in the Cambridge market for the largest tenant at the portfolio, Takeda.
●	With respect to The Willard & The Met Mortgage Loan (3.6%), an affiliate of the related borrowers owns other multifamily, office and retail properties in the nearby area that may be directly competitive with the Mortgaged Properties, including the property immediately adjacent to the Mortgaged Properties.
●	With respect to the Roosevelt & Capitol Mortgage Loan (1.5%), the related borrower sponsor owns thousands of other multifamily units in the city of Milwaukee, Wisconsin, which may be directly competitive with the Mortgaged Property.

See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California, Oregon and Tennessee) do not require earthquake insurance. Seven (7) of the Mortgaged Properties (22.5%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties and, based on those reports, no Mortgaged Property has a probable maximum loss greater than 16%. See representation and warranty no. 18 on Annex D-1 and the exceptions to representation and warranty no. 18 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

With respect to certain of the Mortgaged Properties, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies.

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a borrower party, a sole or significant tenant or the property manager, or with respect to a condominium unit Mortgaged Property, the related condominium association, elects to provide third party insurance or self-insurance in accordance with its lease or management agreement.

●	With respect to the 32 Old Slip - Leased Fee Mortgage Loan (1.5%), the Mortgage Loan documents permit the borrowers, as ground lessor, to rely on the insurance maintained by the related ground lessee provided that such insurance satisfies the conditions set forth in the Mortgage Loan documents. The Mortgage Loan documents require restoration and use of insurance proceeds in respect of a property loss to be governed by the related ground lease. The ground lease provides that the ground lessee may elect whether or not to restore the improvements at the Mortgaged Property following a casualty. If the ground lessee elects to restore the improvements at the Mortgaged Property and the insurance proceeds are less than $15,000,000, the insurance proceeds will be paid to the ground lessee or its qualifying leasehold mortgagee. If the ground lessee elects to restore the
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improvements at the Mortgaged Property and the insurance proceeds are $15,000,000 or more, the insurance proceeds will be paid to a qualifying leasehold mortgagee or, if there is no qualifying leasehold mortgage, to an institutional lender selected by the fee mortgagee, or if there is no fee mortgage, to an institutional lender selected by the ground lessor. In each case, the insurance proceeds will be held in a trust in an eligible account to be applied to the repair or restoration of the improvements at the Mortgaged Property. If the ground lessee elects not to restore the improvements at the Mortgaged Property, the ground lessee will receive the insurance proceeds only after it has provided a letter of credit to the landlord under the ground lease in an amount equal to the pro rata portion of the present value of all base rent payable through the remainder of the term based on the percentage of space lease revenue affected by the casualty. Pursuant to the terms of the Mortgage Loan documents, following a casualty the borrower is obligated to (upon its receipt) furnish either such insurance proceeds (which such insurance proceeds would be treated as loss proceeds under the terms of the Mortgage Loan documents) or such letter of credit to the lender (which such letter of credit is to be held by the lender as additional collateral for the loan, subject to the terms of the ground lease).

Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, except as otherwise described above, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In situations involving leased fee properties, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures, the borrower will typically have no right to available casualty proceeds. Subject to applicable restoration obligations, casualty proceeds are payable to the tenant or other non-borrower party and/or its leasehold mortgagee. Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property. See “—Environmental Considerations”.

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In the case of such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

●	With respect to The Willard & The Met Mortgage Loan (3.6%), the Mortgaged Properties are located within the Metro Centre at Owings Mills (the “Metro Centre Development”), a mixed-use development that provides for a reciprocal easement agreement (the “Metro Centre Development REA”) that governs parcels within the Metro Centre Development (including the Mortgaged Property). Pursuant to the Metro Centre Development REA, the Mortgaged Properties have perpetual access to the parking garages in the Metro Centre Development on a first-come first-serve basis, which parking is sufficient to satisfy the zoning requirements for parking at the Mortgaged Properties. However, the right to use the parking garages pursuant to the Metro Centre Development REA is subject to the rights of the parking garage owners (each of which is currently an affiliate of the borrowers) to charge parking fees. In connection with origination of the Mortgage Loan, the borrowers entered into agreements (the “Metro Portfolio Parking Agreements”) with the affiliated parking garage owners to provide that during the term of the Mortgage Loan, the parking garage owners will not charge the related borrowers or its tenants or other users of the Mortgaged Properties any parking fees; however, in the event of a foreclosure or deed in lieu, the parking garage owner will be permitted to charge a fee for parking; provided that if a foreclosure or deed-in-lieu of foreclosure occurs prior to September 9, 2035 (10-years from the origination date), then the parking garage owner may not charge parking fees until the end of the expiration of the 10 year term. Thereafter, the parking garage owners may charge fees provided that such fees comply with the Parking Fee Parameters. The “Parking Fee Parameters” require the fee (i) must be uniform for all owners within the Metro Centre Development based on the property type in question (i.e., retail, office, hotel and residential), (ii) must be the same that is being charged of other users of the parking in the Metro Centre Development based on the property type, (iii) must be an amount not in excess of the prevailing market rates for similarly situated properties in similarly situated geographic areas for the property type in question, and (iv) must not result in Land Units 10 and/or 11 (the Mortgaged Properties) being in violation of zoning or other applicable laws with respect to parking requirements.
●	With respect to the 32 Old Slip - Leased Fee Mortgage Loan (1.5%), certain fire code, housing and preservation and building department violations are open at the Mortgaged Property. The Mortgage Loan documents require the borrowers to use commercially reasonable efforts to cause the related ground tenant to promptly pay, satisfy or otherwise fully discharge such violations. If the current ground lease ceases to be in full force and effect and the borrower has not entered into a replacement ground lease in accordance with the terms of the related loan
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agreement, the borrowers are required to promptly pay, satisfy or otherwise fully discharge such violations.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property. Such modifications may be subject to review and approval of the applicable authority, and any such approval process, even if successful, could delay any redevelopment or alteration of the related Mortgaged Property.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Definitions”. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related Mortgaged Property at maturity or other specified date. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such appraised values, the related “as-is” appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Definitions”.

In addition, the “as-is” Appraised Value may be based on certain assumptions or “extraordinary” assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy, the payment of tenant improvement or leasing commissions allowances, free or abated rent periods, increased tenant occupancies, or that certain renovations or property improvement plans have been completed.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially and substantially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

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●	With respect to the 512 West 22nd Street Mortgage Loan (9.4%), while the non-recourse carveout guarantor is a Delaware limited liability company, its parent company, which owns 100% direct interest in the non-recourse carveout guarantor and indirect interest in the borrower, is domiciled in Argentina.
●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), there is no separate environmental indemnitor aside from the related borrowers. The borrowers have obtained an environmental insurance coverage (the “PLL Policy”) with a limit of $20,000,000 for each incident and an aggregate of $25,000,000, with a deductible or self-insured retention of no more than $50,000 per incident for clean-up costs and legal liability third-party claims. The borrowers are required to maintain the PLL Policy for terms of at least two years past the then-current maturity date of the related Whole Loan, provided that the borrowers may obtain the PLL Policy for shorter terms so long as the borrowers continue to renew, replace or extend such policy for the required term. In the event that the borrowers fail to renew the PLL Policy as required, the non-recourse carveout guarantor will have loss recourse liability for certain environmental matters capped at the aggregate PLL Policy minimum limits applicable to the related properties. In addition, the non-recourse carveout guarantor’s aggregate liability under the non-recourse carveout guaranty with respect to certain bankruptcy-related full non-recourse carveouts is capped at 15% of the outstanding amount of the Whole Loan as of the date that the first full recourse event (if any) occurs (but with a minimum aggregate liability with respect to such bankruptcy-related full non-recourse carveouts of $100,000,000), plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable third-party attorneys’ fees) incurred by the lender in connection with its enforcement of the guaranty or the preservation of the lender’s rights under the guaranty.

A substantial portion of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no RECs at the Mortgaged Property.

With respect to certain of the Mortgage Loans, the lender is required to make claims under an environmental insurance policy prior to making claims under the related environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”.

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Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to 512 West 22nd Street Mortgage Loan (9.4%), the related borrower benefits from a 10-year Industrial and Commercial Abatement Program (“ICAP”) real estate tax exemption from 2020 through 2030. The ICAP benefit was granted in the 2020/2021 tax year based on a tax abatement amount of $430,699. The ICAP provides for a 100% exemption on the assessed value for the first five years of the exemption period. For the final five years of the exemption period, the ICAP benefit will be phased out in 20% annual increments with the exception of the 2029/2030 tax year, where the abatement percentage will remain at 20%, prior to being fully phased out. Taxes were underwritten based on the abated tax amount for the period from September 2025 through August 2026.
●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), any related individual borrower has the right, without the consent of the lender, to enter into a payment-in-lieu-of-taxes (“PILOT”) lease (“PILOT Lease”) with respect to the entirety of such fee interest to provide the applicable individual Mortgaged Property with the benefit of PILOT (any such arrangement, a “Permitted PILOT Arrangement”), certain conditions, including, among others, (a) the form of PILOT Lease is substantially in the form of a PILOT Lease previously approved by the lender or subject to the lender’s reasonable approval, (b) if customarily provided (in the borrower’s reasonable determination) by the lessee under such PILOT Lease (in such capacity, “PILOT Lessee”) or if expressly provided in the PILOT Lease, the PILOT lessor enters into a fee Mortgage or a joinder to a PILOT leasehold mortgage encumbering the PILOT lessor’s fee interest under the PILOT Lease, and (c) if the Permitted PILOT Arrangement includes a bond financing, all PILOT bonds are required to be pledged to the lender; provided, however, at any time, a PILOT Lessee is permitted, without the consent of the lender, to redeem, terminate or cancel any PILOT Lease and the related documents in connection with the acquisition of the fee interest held by the applicable PILOT lessor in accordance with the terms of the PILOT Lease and the Whole Loan documents.
●	With respect to the MRN Portfolio Mortgage Loan (5.5%), the Mortgaged Properties are subject to a tax increment financing (“TIF”) agreement pursuant to which the City of Cleveland, Ohio issued $8,200,000 in bonds and reimbursed the developer for certain constructed improvements. The City of Cleveland, Ohio services the applicable bond payments through the TIF payments collected from the borrower through PILOT paid by the borrower to the County of Cuyahoga, which are remitted to the City of Cleveland, Ohio and thereafter applied to the TIF payments on a semi-annual basis. The borrower’s primary obligation under the TIF structure is to make the PILOT payments, and the TIF structure does not create any additional or ongoing obligations on the part of the borrower or the Mortgaged Properties beyond the borrower’s existing obligations to make PILOT payments. The bonds are structured with principal and interest payments with varying coupons and are self-amortizing with expected maturities in December 2032. Under the related Mortgage Loan documents, the borrower is required to comply with the terms of the TIF documents. Pursuant to the Mortgage Loan documents, the borrower was required to deposit approximately $403,878 into a tax reserve and is required to make ongoing monthly deposits.
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●	With respect to The Willard & The Met Mortgage Loan (3.6%), the Mortgaged Properties (together with other parcels that make up the Metro Centre Development, all of which are currently owned by borrower affiliates) are part of a special taxing district (the “District”) that is subject to (a) a special tax (“Special Tax A”) to pay for principal, interest, premium, if any, and other costs associated with certain special obligation bonds issued and sold by Maryland Economic Development Corporation to pay for development of a public parking garage (the “Improvements”) that the borrowers (and others in the District) use, and (b) a special tax (the “Special Tax B”) to pay for the costs and operations of the Improvements, including repair, replacements and renewals, including extraordinary maintenance and repair expenses with respect to the Improvements. The special obligation bonds are paid from the incremental increases in real estate taxes over a base year taxes due from the owners of the developed parcel in the District (including the Mortgaged Properties) and certain other cash collateral related to the special obligation bonds and such incremental increases in real estate taxes over a base year taxes are generally sufficient to satisfy the bond obligations. There are currently no Special Tax A amounts due by the borrowers and none are anticipated in the future. However, in the event of a shortfall (for example, due to a property owner in the District failing to pay its real estate taxes share of taxes towards the bond payment), the taxing authority has the right to impose a Special Tax A on each developed parcel in the District to cover the deficiency. In such event, this obligation will be recourse to the borrowers and the guarantor. Special Tax A will terminate upon repayment of the special obligation bonds, which is anticipated to be 2044. With respect to the Special Tax B, each owner of a developed parcel in the District (including the borrowers) are required to pay the Special Tax B. For the 2025-2026 fiscal year, the Mortgaged Properties were responsible for and paid, in the aggregate, approximately $152,225 to satisfy the Special Tax B. The Special Tax B amount (or estimated future amount) is included in the determination of the amount required to be deposited by the borrowers each month into the tax escrow as required under the Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Fifteen (15) Mortgage Loans (82.9%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

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Six (6) Mortgage Loans (13.9%) require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Two (2) Mortgage Loans (3.2%) provide for an initial interest-only period that expires between 12 and 60 months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Amortization Type(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Interest Only	15	$571,158,333	82.9%
Amortizing Balloon	6	95,428,914	13.9
Interest Only, Amortizing Balloon	2	22,300,000	3.2
Total	23	$688,887,247	100.0%

(1)	The information in this table and on Annex A-1 regarding amortization is based on the express terms of the Mortgage Loans.

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 and the footnotes thereto.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
6	12	$263,550,634	38.3%
11	7	237,557,844	34.5
1	2	65,278,769	9.5
5	1	65,000,000	9.4
9	1	57,500,000	8.3
Total	23	$688,887,247	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

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Overview of Grace Periods

Grace Period Default (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	19	$603,450,145	87.6%
5(1)	4	85,437,102	12.4
Total	23	$688,887,247	100.0%

(1)	With respect to the Quantum on the Bay Mortgage Loan (0.5%), a Grace Period – Late Fee (Days) of five days is permitted once during any 12-month period, which does not apply to principal payment at maturity.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in a fee simple, leasehold and/or sub-leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

With respect to any Componentized Mortgage Loan, for purposes of calculating interest and other amounts payable on the applicable Whole Loan, each note was divided into multiple components with varying component interest rates. The interest rate of each note (including any Componentized Mortgage Loan) represents the weighted average interest rate of the related components. Prepayments of each note will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the applicable Componentized Mortgage Loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the applicable Componentized Whole Loan. In addition, if any such increase in interest rate occurs after any Withheld Amount is withheld, but prior to the Withheld Amount’s inclusion in the Net Mortgage Rate as described under “Description of the Certificates—Distributions—Pass-Through Rates”, then the Withheld Amount may not reflect the increased interest rate when the Withheld Amount is included in the calculation of the Net Mortgage Rate.

Single-Purpose Entity Covenants

See representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

With respect to certain Mortgage Loans, the borrower sponsor provided a full or partial payment guaranty with respect to the Mortgage Loan or with respect to an affiliated

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lease. Such a payment guaranty may increase the risk of consolidation of the related borrower with the borrower sponsor. For example:

●	With respect to The Willard & The Met Mortgage Loan (3.6%), the related borrowers’ prior loans were cross-collateralized with loans made to certain affiliates of the borrowers (by such affiliates guarantying the prior loans to the borrowers and the borrowers guarantying the loans to such affiliates). To uncross the loans and mitigate risk of liability to the borrower related to property other than the Mortgaged Properties, the prior lender delivered to the borrower and its applicable affiliates full releases that effectively uncrossed the prior loans and released the borrowers from liability related to property other than the Mortgaged Properties. There can be no assurance that the borrowers’ obligations under each of their respective prior loan will not impact the borrowers or the related Mortgage Loan.
●	With respect to the Roosevelt & Capitol Mortgage Loan (1.5%), neither the borrower’s organization documents nor the Mortgage Loan documents require compliance, and the borrower’s operations do not comply, with all of the separateness covenants required for it to be a single-purpose entity; however, the borrower has agreed to certain fundamental covenants, such as owning no other properties (other than the Mortgaged Property that is collateral for the Mortgage Loan) and incurring no other debt (other than the Mortgage Loan and customary trade payables in compliance with the terms of the Mortgage Loan documents). In order to mitigate the risks associated with the foregoing, the guarantor has agreed to be liable on a recourse basis (in addition to the standard recourse provisions) for (i) any losses suffered by the lender resulting from the borrower’s failure to be a fully compliant single-purpose entity, and (ii) the full amount of the debt in the event (x) the borrower is substantively consolidated in a bankruptcy proceeding with any other person or entity, and/or (y) the borrower’s failure to be, and at all times have been, a fully compliant single-purpose entity is cited as a material factor in any involuntary bankruptcy proceeding. There can be no assurance that the non-recourse guarantor will perform its recourse obligations under the guaranty if required to do so.

We cannot assure you that such payment guarantees will not result in a consolidation of the borrower with the related borrower sponsor in the event of a bankruptcy of the borrower sponsor and/or its affiliates. In addition, there is no assurance that the related guarantor has the resources to, or will, satisfy such guaranty obligations.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid or defeased in part

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prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases; Property Additions” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or condemnation, to prepay the remaining principal balance of the Mortgage Loan or the remaining allocated loan amount of the related Mortgaged Property (in each case, after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Seventeen (17) Mortgage Loans (72.8%) prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower, for a specified period of time (after an initial period of at least two years following the date of initial issuance of the Offered Certificates), to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loans are freely prepayable.
●	Two (2) Mortgage Loans (12.2%) prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium for a
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specified period of time, thereafter permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Payment Due Date through and including the maturity date (or, in some cases, such earlier Payment Due Date on which the Mortgage Loan becomes freely prepayable), and thereafter such Mortgage Loan is freely prepayable.

●	Two (2) Mortgage Loans (9.5%) prohibit voluntary principal prepayments during a Lock-out Period, following such Lock-out Period, for a specified period of time, permit the related borrower to make a voluntary principal prepayment upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium, and thereafter such Mortgage Loans are freely prepayable.
●	Two (2) Mortgage Loans (5.5%) prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Payment Due Date through and including the maturity date (or, in some cases, such earlier Payment Due Date on which the Mortgage Loan becomes freely prepayable), and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
7	11	56.0%
4	8	23.8
5	3	12.2
6	1	8.0
Total	23	100.0%

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member

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interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of 17 Mortgage Loans (collectively, 72.8%) (the “Defeasance Loans”) permit the applicable borrower (in most cases, provided that no event of default exists) at any time after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under

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all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) (or in certain cases, the borrower may be required to provide such government securities rather than the Defeasance Deposit) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or the first day of an open period, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases; Property Additions” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases; Property Additions

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

Furthermore, some of the Mortgage Loans may permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other

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conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

●	With respect to the Market Place Center Mortgage Loan (8.7%), the loan documents provide that, following the lockout period, the borrower may obtain the release of not more than two adjacent buildings in connection with a sale on an arms-length basis (includes affiliates), subject to certain conditions, including: (i) no event of default shall have occurred or be continuing, (ii) partial defeasance of the loan in an amount equal to greater of (A) 110% of the allocated amount for the release property, (B) the post-release DSCR (interest-only) of the remaining properties’ being no less than the greater of the pre-release DSCR (interest-only) for the entire property and 2.42x, and (C) the post-release LTV of the remaining properties’ being no less than the greater of the pre-release LTV for the entire property and 50.9%; and (D) an amount sufficient to comply with related REMIC requirements; (iii) a rating agency confirmation; and (iv) an opinion of counsel that the partial release complies with REMIC requirements.

Furthermore, some of the Mortgage Loans permit the release of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

●	With respect to the BioMed MIT Portfolio Mortgage Loan (8.3%), the related borrowers may, at any time after the date that is the earlier of (a) two years after the closing date of the last securitization trust to hold a note comprising the Whole Loan and (b) the third anniversary of the loan origination date, obtain the release of an individual Mortgaged Property (each, a “Release Property”) from the lien of the Whole Loan, subject to the satisfaction of certain conditions, including, but not limited to, (i) (x) if prior to December 9, 2034 (the “Permitted Par Prepayment Date”), the borrowers have completed defeasance of the portion of the Whole Loan in connection with the release of an individual Mortgaged Property (the “Property Partial Defeasance”) by partially defeasing the Whole Loan in an amount equal to the applicable Release Amount (as defined below), plus the applicable lender’s allocation of any amount of the Whole Loan that need to be reduced for the debt service coverage ratio after such partial release to equal the debt service coverage ratio at loan origination or the applicable Low DSCR Release Amount (as defined below), all in accordance with the applicable terms and conditions of the Whole Loan documents or (y) if on or after the Permitted Par Prepayment Date, the borrowers have paid the applicable Release Amount; (ii) after giving effect to such release, the debt service coverage ratio of the Mortgaged Property as of the determination date immediately
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preceding such release (the “Release DSCR”) is greater than or equal to the debt service coverage ratio at loan origination (the “Release DSCR Test”), provided that the Release DSCR Test may be satisfied by (x) partially defeasing a portion of the Whole Loan in accordance with the Whole Loan documents or (y) depositing cash to be held in a reserve account as cash collateral for the Whole Loan, in accordance with the Whole Loan documents, provided, further, that, in the event the foregoing Release DSCR Test is not satisfied and the release of the Mortgaged Property is in connection with an arms-length transaction to a third-party which is not controlled by the borrower sponsor and/or by a fund entity affiliated with Blackstone (as more fully described in the Whole Loan documents) that controls, or is, the borrower sponsor, the borrowers may release such Release Property upon a partial defeasance of the Whole Loan in an amount (the “Low DSCR Release Amount”) equal to the lesser of (I) the mortgage lender’s allocation of 100% of the net sales proceeds derived from the sale of the Release Property and (II) the greater of (x) the applicable Release Amount for the Release Property and (y) an amount necessary to, after giving effect to such release, satisfy the Release DSCR Test (the lesser of (I) and (II), the “Alternate Release Price”); (iii) if any mezzanine loan is outstanding, concurrently with the partial defeasance of the Release Amount (or, if applicable the Alternate Release Price), the related mezzanine borrower will partially defease the related mezzanine loan equal to the applicable release amount under the mezzanine loan (or, if applicable, the Alternate Release Price (as defined in the mezzanine loan agreement)) applicable to such individual Mortgaged Property, together with any related interest, fees, prepayment premiums or other amounts payable as set forth in the mezzanine loan agreement; (iv) the absence of a Whole Loan event of default on the date that the related individual Mortgaged Property is released from the lien of the Whole Loan (except as expressly permitted in the Whole Loan documents); and (v) compliance with REMIC related provisions. As used herein, “Release Amount”, means, for a Mortgaged Property, the lesser of: (a) the outstanding Whole Loan amount (plus interest and any other amounts that may be due); or (b) an amount equal to the allocated loan amount for such Release Property (“Mortgage ALA”) multiplied by (1) 105% until such time that the outstanding Whole Loan amount has been reduced to $927,500,000 and (2) thereafter, 110%.

In addition, a partial release may be made to cure an event of default relating to an individual Mortgaged Property (a “BioMed MIT Portfolio Default Release”), provided that (i) either (x) the borrower demonstrates to the lender that it has in good faith pursued a cure of such event of default (which efforts do not require any capital contributions to be made to the borrower or the use of any income or rents from any other Mortgaged Property to effectuate the cure) or (y) the default relates to an environmental condition and (ii) the default was not caused by the borrower or an affiliate in bad faith to circumvent the requirements of the loan agreement partial release provisions. In connection with a BioMed MIT Portfolio Default Release, the borrower must generally satisfy the conditions set forth above, except that the borrower will not be required to satisfy the debt service coverage ratio test above.

Further, a partial release may be made in order to cure an event of default related to the related ground lease (a “Ground Lease Default Release”), provided that (i) the default relates to an event of default under the related ground lease and (ii) the default was not caused by the borrower or an affiliate in bad faith to circumvent the requirements of the loan agreement partial release provisions. In connection with a Ground Lease Default Release, the borrower must generally satisfy the conditions set forth above, except that the borrower will not be required to satisfy the debt service coverage ratio test above, and further provided that with respect to any transfer of a

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BioMed MIT Portfolio Ground Lease related to such Ground Lease Default Release to an affiliate of the borrower, the borrower provides an additional insolvency opinion addressing such transfer to an affiliate.

Further, so long as no event of default is continuing, the borrower at its sole option and sole cost and expense, may deliver to the lender a new appraisal (or an update to the existing appraisal) of each individual Mortgaged Property, indicating the value of such individual Mortgaged Properties which are then secured by the mortgages. Upon receipt of such appraisals (or updates to existing appraisals), at the borrower’s request, the lender is required to use reasonable efforts to agree with the borrower, in their reasonable discretion, to reallocate the then outstanding allocated mortgage loan amounts related to such individual Mortgaged Properties based on the “as-is” values of such individual Mortgaged Properties (inclusive of any portfolio premium) identified in such appraisals (or updates to such appraisals) so long as after giving effect to such reallocation (i) the aggregate allocated mortgage loan amounts with respect to the Whole Loan are equal to such aggregate amounts immediately prior to such reallocation and (ii) the lender has received an opinion of counsel that, after giving effect to such reallocation, the securitization will not fail to maintain its status as a REMIC trust or be subject the imposition of a tax and the tax on prohibited contributions as a result of such reallocation.

In addition, solely with respect to a partial release of a portion (each, a “Portfolio Release Property”) of any of the Mortgaged Properties that were not separately described in the surveys delivered at origination (each, a “Portfolio Property”), as described in the loan agreement, the borrower will also be required to deliver, among other things, (i) a new survey reasonably acceptable to the lender, (ii) evidence reasonably acceptable to the lender that (a) the Portfolio Release Property does not form part of the same (legally unsubdivided) lot, tract or parcel as the remaining Portfolio Property or has been legally subdivided from the remaining Portfolio Property or that the borrower has taken all action necessary under applicable legal requirements in order for such remaining Portfolio Property to be designated as one or more tax parcels separate from the Portfolio Release Property and (b) such partial release does not materially disrupt the operations of the tenants’ businesses pursuant to leases at the remaining Portfolio Property and/or such tenants’ existing use of the remaining Portfolio Property prior to giving effect to such release. To the extent that a subdivision and tax lot split required in order to release such Portfolio Release Property allocates taxes or other shared obligations as between the Portfolio Release Property and the remaining Portfolio Property in a manner such that the obligations of the remaining Portfolio Property varies by an amount of 10% or more from the assumed allocation of obligations in the appraisals delivered on the origination date, the borrower may (1) deliver an appraisal (or update to the existing appraisal), indicating the value of the applicable Portfolio Property (both inclusive and exclusive of the Portfolio Release Property) and the Mortgage ALA for the Portfolio Release Property or (2) request that the lender reasonably determine the value of the Portfolio Property (both inclusive and exclusive of the Portfolio Release Property) and the Mortgage ALA for the Portfolio Release Property, and, in each case, the Mortgage ALA for the remaining Portfolio Property will each be adjusted to reflect 100% of the difference in the value of the applicable Portfolio Property including the Portfolio Release Property, and excluding the Portfolio Release Property, as set forth in the appraisal or as reasonably determined by the lender, provided that the sum of the Mortgage ALA of the remaining Portfolio Property and the Portfolio Release Property following such adjustment equals the Mortgage ALA of the Portfolio Property prior to such determination.

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●	With respect to the Coastal Equities Portfolio Mortgage Loan (8.0%), the applicable related Individual Borrowers may obtain the release of eight, primarily non-income producing, outparcels across six individual Mortgaged Properties (in the aggregate accounting for $2,185,000 of the total appraised value for the Mortgaged Properties) from the lien of the Mortgage Loan upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation: (a) 100% of net sales proceeds from the sale is deposited into the excess collateral reserve account, (b) the debt service coverage ratio for the remaining Mortgaged Property is equal to or greater than the greater of (i) 1.55x and (ii) the debt service coverage ratio immediately preceding such release, (c) the applicable Individual Borrower conveys the outparcel to a person other than another Individual Borrower or the managing member of such Individual Borrower, (d) the applicable Individual Borrower submits an officer’s certificate certifying that as of loan origination and release of such outparcel, such outparcel was non-income producing (other than with respect to the outparcel for the Anniston Plaza individual Mortgaged Property, for which the in-place tenant accounts for 0.1% of underwritten rent), (e) the applicable Individual Borrower delivers a REMIC opinion, and (f) the customary REMIC conditions are satisfied.
●	With respect to the Washington Square Mortgage Loan (4.5%), the borrowers have the right to obtain the release of a portion of the related Mortgaged Property occupied by the JCPenney tenant (the “JCP Parcel”) in the event of expiration, without renewal, of JCPenney’s lease on August 31, 2030 (or other earlier termination of the lease) upon satisfaction of the terms and conditions set forth in the Washington Square Whole Loan documents, including, among other things, (i) no event of default is then continuing, (ii) the borrowers prepay the Washington Square Whole Loan in accordance with the Washington Square Whole Loan documents in an amount equal to the release price for the JCP Parcel, together with, if prior to the open prepayment date, payment of a prepayment fee, (iii) the borrowers deliver a REMIC opinion and a rating agency confirmation, (iv) the borrowers have paid all reasonable costs and out-of-pocket expenses of the lender reasonably incurred in connection with such release and (v) satisfaction of REMIC related requirements.
●	With respect to the CVS-Walgreens Portfolio Mortgage Loan (3.5%), on any payment date after August 6, 2026, the borrowers may request the release of the Walgreens Ellicott City Mortgaged Property in connection in connection with a bona fide third-party sale of such Mortgaged Property, provided that the following conditions, among others, are satisfied: (i) immediately prior to and immediately after the release, no event of default will be continuing; (ii) prepayment of principal in an amount equal to the greater of (a) 100% of the net sales proceeds with respect to the Walgreens Ellicott City Mortgaged Property and (b) 115% of the allocated loan amount for the Walgreens Ellicott City Mortgaged Property, in each case, plus payment of a prepayment premium calculated in accordance with the Mortgage Loan documents; (iii) after giving effect to such release and prepayment, (a) the remaining Mortgaged Properties achieve a debt yield no less than the greater of the debt yield immediately prior to the release of the Walgreens Ellicott City Mortgaged Property and the debt yield as of the origination date and (b) the LTV for the remaining Mortgaged Properties is no more than 65%; and (iv) compliance with REMIC related conditions.

In addition, on any payment date after the earlier of (i) the date that is two years after the closing date of this securitization and (ii) July 23, 2028, the borrowers may request the release of the Walgreens Ellicott City Mortgaged Property in connection with a bona fide third-party sale of such Mortgaged Property provided that the

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following conditions, among others, are satisfied: (i) immediately prior to and immediately after the release, no event of default will be continuing; (ii) defeasance of an amount of principal equal to the greater of (a) 100% of the net sales proceeds with respect to the Walgreens Ellicott City Mortgaged Property and (b) 115% of the allocated loan amount for the Walgreens Ellicott City Mortgaged Property; (iii) after giving effect to such release and defeasance, (a) the remaining Mortgaged Properties achieve a debt yield no less than the greater of the debt yield immediately prior to the release of the Walgreens Ellicott City Mortgaged Property and the debt yield as of the origination date and (b) the LTV for the remaining Mortgaged Properties is no more than 65%; and (iv) compliance with REMIC related conditions.

●	With respect to the Deerpath Pavilion & Smithville Square Mortgage Loan (2.3%), from and after the earlier of (i) the date that is two years after the closing date of this securitization and (ii) September 8, 2028, the borrower may request the release of either related Mortgaged Property in connection with a bona fide third-party sale of such Mortgaged Property, provided that the following conditions, among others, are satisfied: (i) immediately prior to and immediately after the release, no event of default will be continuing; (ii) defeasance of an amount equal to the greater of (a) 100% of the net sales proceeds and (b) 125% of the allocated Mortgage Loan amount for such Mortgaged Property; (iii) after giving effect to such release and defeasance, the remaining Mortgaged Property achieves a debt yield no less than the greater of (a) the debt yield immediately prior to such release and (b) 12.61%; and (iv) compliance with REMIC related conditions.
●	With respect to the Quantum on the Bay Mortgage Loan (0.5%), from and after the earlier of (i) the date that is two years after the closing date of this securitization and (ii) September 5, 2028 (the “Quantum on the Bay Release Date”), the borrower may request the release of one or more commercial lots that comprise the Mortgaged Property in connection with a bona fide third-party sale of any such parcel, provided that the following conditions, among others, are satisfied: (i) immediately prior to and immediately after the release, no event of default will be continuing; (ii) after giving effect to such release, the remaining Mortgaged Property achieves (a) a debt yield no less than the greater of 10.6% and the debt yield immediately prior to such partial release and (b) a debt service coverage ratio no less than the greater of 1.39x and the debt service coverage ratio immediately prior to such release; (iii) to the extent such partial release is to be completed after the Quantum on the Bay Release Date, but prior to the payment date in March 2035, defeasance of an amount equal to the greater of (a) 100% of the net sales proceeds of such release parcel and (b) 125% of the allocated Mortgage Loan amount for such release parcel; and (iv) compliance with REMIC related conditions.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Eighteen (18) of the Mortgage Loans (73.5%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Seventeen (17) of the Mortgage Loans (58.9%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

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Twelve (12) of the Mortgage Loans (71.8%) secured in whole or in part by retail, office, mixed use and industrial properties provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions (“TI/LC”) or other lease termination or occupancy issues. The foregoing percentage has been calculated as a percentage only of office, retail, industrial, mixed use and leased fee properties only.

Eleven (11) of the Mortgage Loans (38.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

One (1) of the Mortgage Loans (6.1%) requires a seasonality reserve that was deposited in connection with the origination of such Mortgage Loan and/or that is required to be funded on an ongoing basis or, in certain cases, is required to be funded upon specified trigger events. See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks”.

In certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger. In addition, certain of the Mortgage Loans described above permit the related borrower to post a guaranty in lieu of maintaining cash reserves.

●	With respect to the Washington Square Mortgage Loan (4.5%), the borrowers have the right to provide a guaranty of limited payment from the non-recourse carveout guarantor in lieu of making deposits into the TI/LC reserves. In addition, the borrowers have the right to deposit United States government obligations, a letter of credit, or other securities as to which a rating agency confirmation has been received, in lieu of cash, in any reserve fund under the related Whole Loan documents, as well as to cure a cash management trigger event caused by a decline in debt service coverage ratio.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See also Annex A-3 for additional information on reserves at the Mortgaged Properties securing the 15 largest Mortgage Loans.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

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Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Hard/Springing Cash Management	11	$376,100,775	54.6%
Springing	9	218,286,472	31.7
Hard (Master Leasee); Soft (Other)/Springing Cash Management	1	41,000,000	6.0
Hard (Commercial); Soft (Residential)/Springing Cash Management	1	38,000,000	5.5
Hard/In Place Cash Management	1	15,500,000	2.3
Total:	23	$688,887,247	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.
●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, reserves and/or expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.
●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an
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account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, reserves and/or expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.
●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, reserves and/or expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.
●	Hard (Master Lessee); Soft (Other)/Springing Cash Management. In connection with the Mortgage Loans secured by leased fee properties, the related borrower is required to instruct the master lessee and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. In connection with the Mortgage Loans secured by the other types of properties, revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.
●	Hard (Commercial); Soft (Residential)/Springing Cash Management. In connection with the Mortgage Loans secured by commercial properties, the related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. In connection with the Mortgage Loans secured by the other types of properties, revenue from the related Mortgaged Property is generally paid by the
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tenants and other payors (including any third party property managers) to the related borrower or the property manager. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. With respect to certain hotel Mortgage Loans, rents deposited into the lockbox account may be net of management fees, hotel operating expenses, and reserves (or custodial funds (employee tips) and occupancy taxes may be remitted back to the borrower from the lockbox prior to payments to the lender), and with respect to certain other Mortgage Loans, rents may be net of certain other de minimis receipts or expenses. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

Except as described below, none of the Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines other than as set forth below. See ““Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Argentic Real Estate Finance 2 LLC—Argentic’s Underwriting Standards and Processes”; “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Standards and Processes”; “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; and “—BSPRT CMBS Finance, LLC—BSPRT’s Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
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●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related

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borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percent-age of Initial Pool Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
BioMed MIT Portfolio	$57,500,000	8.3%	N/A	65.0%	1.63x	N/A	Yes	No

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.
(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.
(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and repurchase rights. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

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Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other subordinate secured debt subject to the terms of the related Mortgage Loan documents or as otherwise expressly permitted by applicable law, as described below:

●	With respect to each of the Mortgaged Properties located in Florida (collectively, 2.8%), Florida statutes render unenforceable any provision in the loan documents that prohibits the borrower from incurring Property Assessed Clean Energy (“PACE”) loans in connection with the related Mortgaged Property.
●	With respect to the Washington Square Mortgage Loan (4.5%), the borrowers have the right to obtain a PACE Loan (as defined below) for an amount not to exceed $10,000,000, without lender consent or rating agency confirmation. “PACE Loan” (as defined in the related loan agreement) means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the Mortgaged Property.
●	With respect to the Hilton Tucson East Mortgage Loan (2.2%), the borrower has an outstanding COVID-19 Economic Injury Disaster Loan (“EIDL”) from the U.S. Small Business Administration in the amount of $138,000, secured by the related borrower’s personal property. At origination, the related borrower reserved funds equal to 125% of the full amount of the EIDL, which may be released to the borrower provided that no event of default is continuing and upon the lender’s satisfactory receipt of the confirmation that the EIDL has been repaid in full. The Mortgage Loan documents require the borrower to provide evidence reasonably satisfactory to the lender that the EIDL has been repaid in full by October 18, 2025.

Preferred Equity

The borrowers or sponsors of certain Mortgage Loans may have issued preferred equity. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

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Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

The Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 as 512 West 22nd Street, 4 Union Square South, Market Place Center, BioMed MIT Portfolio, Coastal Equities Portfolio, Washington Square, The Willard & The Met and 32 Old Slip – Leased Fee (collectively, 52.7%) are each part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

In this prospectus, references to (i) any specified Whole Loan should be construed to refer to the Whole Loan comprised of the related Mortgage Loan with the same name and any related Companion Loan(s) and (ii) any specified Companion Loan should be construed to refer to the Companion Loan that together with the related Mortgage Loan with the same name comprise the related Whole Loan with the same name.

The following terms are used in reference to the Whole Loans:

“BMO 2025-C12 PSA” means the pooling and servicing agreement governing the servicing of the Washington Square Whole Loan and the 32 Old Slip – Leased Fee Whole Loan.

“BMO 2025-C13 PSA” means the pooling and servicing agreement that is expected to govern the servicing of The Willard & The Met Whole Loan following the closing of the BMO 2025-C13 securitization. The BMO 2025-C13 securitization is expected to close on October 22, 2025.

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“BX 2025-LIFE TSA” means the trust and servicing agreement governing the servicing of the BioMed MIT Portfolio Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as “Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as “Non-Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means any Whole Loan comprised of a Non-Serviced Mortgage Loan with one or more related Subordinate Companion Loans and, in certain cases, one or more Non-Serviced Pari Passu Companion Loans. The BioMed MIT Portfolio AB Whole Loan is the Non-Serviced AB Whole Loan.

“Non-Serviced Certificate Administrator” means, with respect to any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Custodian” means, with respect to any Non-Serviced Whole Loan, the custodian relating to the related Non-Serviced PSA.

“Non-Serviced Directing Certificateholder” means, with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means, with respect to any Non-Serviced Whole Loan, the applicable master servicer relating to the related Non-Serviced PSA.

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“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below that has a Non-Serviced Pari Passu Companion Loan.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means with respect to any Non-Serviced Whole Loan, the related trust and servicing agreement or pooling and servicing agreement identified under the column entitled “Transaction/Pooling Agreement” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above.

“Non-Serviced Special Servicer” means, with respect to any Non-Serviced Whole Loan, the applicable special servicer under the related Non-Serviced PSA.

“Non-Serviced Trustee” means, with respect to any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Other Master Servicer” means, with respect to each Serviced Whole Loan, the applicable master servicer appointed under the related Other PSA.

“Other PSA” means, with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means, with respect to each Serviced Whole Loan, the applicable special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or Non-Serviced Mortgage Loans.

“Serviced Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole

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Loan Control Notes and Non-Control Notes” below and (ii) any Mortgage Loans that are not included on the table entitled “Whole Loan Control Notes and Non-Control Notes”.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan that is part of a Serviced Whole Loan.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

The table entitled “Whole Loan Summary” under “Summary of Terms—Description of the Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and directing holder under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Description of the Mortgage Pool”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)
512 West 22nd Street	Serviced	Note A-1	Control	$65,000,000	WFCM 2025-C65
		Note A-2	Non-Control	$19,500,000	BMO 2025-C13
		Note A-3	Non-Control	$45,500,000	BMO 2025-C13
4 Union Square South	Serviced	Note A-1-1	Control	$60,000,000	WFCM 2025-C65
		Note A-1-2	Non-Control	$32,500,000	WFB
		Note A-2	Non-Control	$27,500,000	WFB
Market Place Center	Serviced	Note A-1-A	Control	$36,000,000	WFCM 2025-C65
		Note A-1-B	Non-Control	$4,000,000	WFB
		Note A-2	Non-Control	$27,000,000	WFB
		Note A-3-A	Control	$10,000,000	WFB
		Note A-3-B	Non-Control	$4,000,000	WFB
		Note A-4-A	Non-Control	$24,000,000	WFCM 2025-C65
		Note A-4-B	Control	$10,000,000	JPMCB
		Note A-5	Non-Control	$20,000,000	JPMCB
BioMed MIT Portfolio	Non-Serviced	Note A1-S	Control Note	$87,400,000	BX 2025-LIFE
		Note A2-S	Non-Control Note	$87,400,000	BX 2025-LIFE
		Note A3-S	Non-Control Note	$87,400,000	BX 2025-LIFE
		Note A4-S	Non-Control Note	$87,400,000	BX 2025-LIFE
		Note A5-S	Non-Control Note	$87,400,000	BX 2025-LIFE
		Note A1-C1-A	Non-Control Note	$18,750,000	BBCMS 2025-C35
		Note A1-C1-B	Non-Control Note	$22,250,000	WFCM 2025-C65
		Note A1-C2-A	Non-Control Note	$23,500,000	JPMCB
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Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)
		Note A1-C2-B	Non-Control Note	17,500,000	BMO 2025-C13
		Note A2-C1	Non-Control Note	$41,000,000	MSBAM 2025-C35
		Note A2-C2-A	Non-Control Note	$18,500,000	MSBAM 2025-C35
		Note A2-C2-B	Non-Control Note	$22,500,000	Benchmark 2025-B41
		Note A3-C1-A	Non-Control Note	$18,750,000	BBCMS 2025-C35
		Note A3-C1-B	Non-Control Note	$20,250,000	Benchmark 2025-B41
		Note A3-C1-C	Non-Control Note	$2,000,000	Deutsche Bank AG, New York Branch
		Note A3-C2-A	Non-Control Note	$30,000,000	BMO 2025-C13
		Note A3-C2-B	Non-Control Note	$11,000,000	Deutsche Bank AG, New York Branch
		Note A4-C1-A	Non-Control Note	$18,750,000	BBCMS 2025-C35
		Note A4-C1-B	Non-Control Note	$20,250,000	Benchmark 2025-B41
		Note A4-C1-C	Non-Control Note	$2,000,000	WFCM 2025-C65
		Note A4-C2-A	Non-Control Note	$30,000,000	BMO 2025-C13
		Note A4-C2-B	Non-Control Note	$11,000,000	WFCM 2025-C65
		Note A5-C1-A	Non-Control Note	$18,750,000	BBCMS 2025-C35
		Note A5-C1-B	Non-Control Note	$22,250,000	WFCM 2025-C65
		Note A5-C2	Non-Control Note	$41,000,000	SGFC
		Note B-1	Subordinate	$38,280,000	BX 2025-LIFE
		Note B-2	Subordinate	$38,280,000	BX 2025-LIFE
		Note B-3	Subordinate	$38,280,000	BX 2025-LIFE
		Note B-4	Subordinate	$38,280,000	BX 2025-LIFE
		Note B-5	Subordinate	$38,280,000	BX 2025-LIFE
		Note C-1	Subordinate	$38,460,000	BX 2025-LIFE
		Note C-2	Subordinate	$38,460,000	BX 2025-LIFE
		Note C-3	Subordinate	$38,460,000	BX 2025-LIFE
		Note C-4	Subordinate	$38,460,000	BX 2025-LIFE
		Note C-5	Subordinate	$38,460,000	BX 2025-LIFE
		Note D-1	Subordinate	$18,860,000	BX 2025-LIFE
		Note D-2	Subordinate	$18,860,000	BX 2025-LIFE
		Note D-3	Subordinate	$18,860,000	BX 2025-LIFE
		Note D-4	Subordinate	$18,860,000	BX 2025-LIFE
		Note D-5	Subordinate	$18,860,000	BX 2025-LIFE
Coastal Equities Portfolio	Serviced	Note A-1-1	Control	$55,000,000	WFCM 2025-C65
		Note A-1-2	Non-Control	$5,000,000	BMO 2025-C13
		Note A-2	Non-Control	$49,000,000	BANK 2025-BNK50
		Note A-3	Non-Control	$25,000,000	BBCMS 2025-C35
		Note A-4	Non-Control	$16,000,000	BBCMS 2025-C35
		Note A-5-1	Non-Control	$6,000,000	BMO 2025-C13
		Note A-5-2	Non-Control	$4,000,000	BBCMS 2025-C35
Washington Square	Non-Serviced	Note A-1-1	Control	$29,100,000	BMO 2025-C12
		Note A-1-2	Non-Control	$10,900,000	BBCMS 2025-C35
		Note A-1-3	Non-Control	$15,000,000	BBCMS 2025-C35
		Note A-1-4	Non-Control	$15,000,000	BBCMS 2025-C35
		Note A-1-5	Non-Control	$15,000,000	Benchmark 2025-B41
		Note A-1-6	Non-Control	$10,000,000	Benchmark 2025-B41
		Note A-1-7	Non-Control	$10,000,000	Benchmark 2025-B41
		Note A-1-8	Non-Control	$8,333,334	Benchmark 2025-B41
		Note A-2-1	Non-Control	$17,000,000	BMO 2025-C12
		Note A-2-2-1-A	Non-Control	$11,450,000	Benchmark 2025-B41
		Note A-2-2-1-B	Non-Control	$5,100,000	WFCM 2025-C65
		Note A-2-2-2	Non-Control	$450,000	BMO 2025-C12
		Note A-2-3	Non-Control	$17,000,000	BBCMS 2025-C35
		Note A-2-4-1	Non-Control	$12,100,000	BBCMS 2025-C35
		Note A-2-4-2	Non-Control	$4,900,000	WFCM 2025-C65
		Note A-3-1A	Non-Control	$24,500,000	BANK 2025-BNK50
		Note A-3-1B	Non-Control	$15,500,000	WFCM 2025-C65
		Note A-3-2	Non-Control	$5,333,333	WFCM 2025-C65
		Note A-4-1	Non-Control	$17,450,000	BMO 2025-C12
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Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)
		Note A-4-2	Non-Control	$12,000,000	BMO 2025-C13
		Note A-4-3	Non-Control	$3,550,000	Bank of Montreal
		Note A-4-4	Non-Control	$9,000,000	BMO 2025-C13
		Note A-4-5	Non-Control	$9,000,000	BMO 2025-C13
		Note A-4-6	Non-Control	$6,000,000	BMO 2025-C13
		Note A-4-7	Non-Control	$6,000,000	Bank of Montreal
		Note A-4-8	Non-Control	$5,000,000	BMO 2025-C13
		Note A-5-1-1	Non-Control	$24,500,000	BANK 2025-BNK50
		Note A-5-1-2	Non-Control	$20,833,333	MSBAM 2025-C35
The Willard & The Met	Non-Serviced(2)	Note A-1	Control	$40,000,000	BMO 2025-C13(2)
		Note A-2	Non-Control	$20,000,000	WFCM 2025-C65
		Note A-3	Non-Control	$5,000,000	WFCM 2025-C65
		Note A-4	Non-Control	$1,500,000	BMO 2025-C13
32 Old Slip – Leased Fee	Non-Serviced	Note A-1	Control	$40,000,000	BMO 2025-C12
		Note A-2-1	Non-Control	$21,000,000	Benchmark 2025-B41
		Note A-2-2	Non-Control	$10,000,000	WFCM 2025-C65
		Note A-3	Non-Control	$24,000,000	BMO 2025-C12
		Note A-4	Non-Control	$25,000,000	BBCMS 2025-C35
		Note A-5	Non-Control	$11,000,000	BBCMS 2025-C35
		Note A-6	Non-Control	$26,000,000	MSBAM 2025-C35
		Note A-7	Non-Control	$10,000,000	MSBAM 2025-C35

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Control Note and/or Non-Control Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Control Notes or Non-Control Notes, as the case may be, subject to the terms of the related Intercreditor Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Control Note or Non-Control Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	The BMO 2025-C13 securitization is expected to close on October 22, 2025, upon which servicing will shift to that securitization. From the Closing Date until the closing date of the BMO 2025-C13 securitization The Willard & the Met Mortgage Loan is expected to be serviced under the PSA.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the
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allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans. With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder and/or there will be deemed to be no Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to

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be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will generally expire 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such time period will be deemed to begin anew. In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned consultation period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

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The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances (or equivalent term) on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance (or equivalent term) would be a nonrecoverable advance. Monthly payment advances (or equivalent term) on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the material servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder or a rating agency, as applicable, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from
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each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights. With respect to each Non-Serviced Pari Passu Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder (or equivalent party) under the related Non-Serviced PSA, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder” and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement (or, in certain cases, the holder of a Non-Control Note will be the “Controlling Note” under the related Intercreditor Agreement as long as such holder is not the related borrower and the subject Non-Control Note (or a specified portion thereof) is not held by the borrower or an affiliate thereof).

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder (or equivalent party) with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled (but not required) to exercise the consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-

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Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten business day period will be deemed to begin anew. In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition, if the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the related Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned consultation period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The related Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the related Non-Serviced

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Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (or its representative under the related pooling and servicing agreement) (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The BioMed MIT Portfolio Whole Loan

General

The BioMed MIT Portfolio Mortgage Loan (8.3%) is part of a split loan structure (the “BioMed MIT Portfolio Whole Loan”) comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”, including (a) the BioMed MIT Portfolio Mortgage Loan, (b) five senior promissory notes held by the BX 2025-LIFE trust in the aggregate principal amount of $437,000,000 (the “BioMed MIT Portfolio SASB Pari Passu Companion Loans”), (c) 16 other senior promissory notes held by various parties in the aggregate principal amount of $352,500,000 (the “BioMed MIT Portfolio Non-SASB Pari Passu Companion Loans”) and collectively, with the BioMed MIT Portfolio SASB Pari Passu Companion Loans, the “BioMed MIT Portfolio Pari Passu Companion Loans”; and, the BioMed MIT Portfolio Pari Passu Companion Loans together with the BioMed MIT Portfolio Mortgage Loan, the “BioMed MIT Portfolio Senior Loans”), (d) five subordinate promissory notes held by the BX 2025-LIFE trust designated as “B” notes in the aggregate principal amount of $191,400,000 (the “BioMed MIT Portfolio B Notes”), (e) five subordinate promissory notes held by the BX 2025-LIFE trust designed as “C” notes in the aggregate principal amount of $192,300,000 (the “BioMed MIT Portfolio C Notes”), and (f) five subordinate promissory notes held by the BX 2025-LIFE trust designated as “D” notes in the aggregate principal amount of $94,300,000 (the “BioMed MIT Portfolio D Notes” and, collectively with the BioMed MIT Portfolio B Notes and the BioMed MIT Portfolio C Notes, the “BioMed MIT Portfolio Subordinate Companion Loans”).

The BioMed MIT Portfolio Mortgage Loan, the BioMed MIT Portfolio Pari Passu Companion Loans and the BioMed MIT Portfolio Subordinate Companion Loans are referred to herein, collectively, as the “BioMed MIT Portfolio Whole Loan”, and the BioMed MIT Portfolio Pari Passu Companion Loans and the BioMed MIT Portfolio Subordinate Companion Loans are referred to herein as the “BioMed MIT Portfolio Companion Loans”. The BioMed MIT Portfolio Mortgage Loan and the BioMed MIT Portfolio Non-SASB Pari Passu Companion Loans are collectively referred to herein as the “BioMed MIT Portfolio Non-SASB Loans”. The BioMed MIT Portfolio Pari Passu Companion Loans are generally pari passu in right of

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payment with each other and with the BioMed MIT Portfolio Mortgage Loan. The BioMed MIT Portfolio B Notes are subordinate in right of payment to the BioMed MIT Portfolio Senior Loans. The BioMed MIT Portfolio C Notes are subordinate in right of payment to the BioMed MIT Portfolio Senior Loans and the BioMed MIT Portfolio B Notes. The BioMed MIT Portfolio D Notes are subordinate in right of payment to the BioMed MIT Portfolio Senior Loans, the BioMed MIT Portfolio B Notes and the BioMed MIT Portfolio C Notes.

As of the Closing Date, the interest rate of the BioMed MIT Portfolio Senior Loans is 5.89283%, the interest rate of the BioMed MIT Portfolio B Notes is 6.34313%, the interest rate of the BioMed MIT Portfolio C Notes is 6.96993%, the interest rate of the BioMed MIT Portfolio D Notes is 7.93133% and the weighted average interest rate of the BioMed MIT Portfolio Whole Loan is 6.25927852830189%.

The holders of each promissory note evidencing the BioMed MIT Portfolio Whole Loan are each a “Note Holder”, and are collectively the “Note Holders”. The holders of the BioMed MIT Portfolio Senior Loans are collectively referred to as the “BioMed MIT Portfolio Senior Loan Holders”, the holders of the BioMed MIT Portfolio B Notes are collectively referred to as the “BioMed MIT Portfolio B Note Holders”, the holders of the BioMed MIT Portfolio C Notes are collectively referred to as the “BioMed MIT Portfolio C Note Holders”, and the holders of the BioMed MIT Portfolio D Notes are collectively referred to as the “BioMed MIT Portfolio D Note Holders”.

The holders of the BioMed MIT Portfolio Non-SASB Loans are collectively referred to as the “BioMed MIT Portfolio Non-SASB Loan Holders”. Each such promissory note is secured by the same mortgage instrument on the same underlying Mortgaged Property, and such promissory notes have an aggregate initial principal balance of $1,325,000,000.

Only the BioMed MIT Portfolio Mortgage Loan is included in the issuing entity. The BioMed MIT Portfolio SASB Pari Passu Companion Loans and the BioMed MIT Portfolio Subordinate Companion Loans (collectively, the “BioMed MIT Portfolio SASB Loans”) have been contributed to a securitization trust (the “BX 2025-LIFE Securitization”) governed by the BX 2025-LIFE TSA. The BioMed MIT Portfolio Non-SASB Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized BioMed MIT Portfolio Non-SASB Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the BioMed MIT Portfolio Whole Loan are subject to a co-lender agreement (the “BioMed MIT Portfolio Co-Lender Agreement”). The following summaries describe certain provisions of the BioMed MIT Portfolio Co-Lender Agreement.

Servicing

The BioMed MIT Portfolio Co-Lender Agreement provides that the administration of the BioMed MIT Portfolio Whole Loan will be governed by the BioMed MIT Portfolio Co-Lender Agreement and the BX 2025-LIFE TSA. The BioMed MIT Portfolio Whole Loan and any related foreclosed BioMed MIT Portfolio Mortgaged Property will be serviced and administered pursuant to the BX 2025-LIFE TSA by the master servicer acting thereunder (the “BX 2025-LIFE Master Servicer”) or (if the BioMed MIT Portfolio Whole Loan is a Specially Serviced Loan, by the special servicer acting thereunder (the “BX 2025-LIFE Special Servicer”). The BX 2025-LIFE Master Servicer and the BX 2025-LIFE Special Servicer will be required to service and administer the BioMed MIT Portfolio Whole Loan in accordance with the Accepted Servicing Practices (as defined in the BX 2025-LIFE TSA),

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taking into account the interests of the certificateholders under the BX 2025-LIFE trust, the owners of the RR Interest under the BX 2025-LIFE trust, and the BioMed MIT Portfolio Non-SASB Loan Holders.

Application of Payments

All amounts tendered by the related borrowers or otherwise available for payment on or with respect to or in connection with the BioMed MIT Portfolio Whole Loan or the BioMed MIT Portfolio Mortgaged Properties or amounts realized as proceeds thereof, whether received in the form of monthly payments, the Balloon Payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the BioMed MIT Portfolio Whole Loan or insurance proceeds or condemnation proceeds (other than (1) proceeds, awards or settlements to be applied to the restoration or repair of the BioMed MIT Portfolio Mortgaged Properties or released to the borrowers in accordance with the terms of the BioMed MIT Portfolio Whole Loan documents, to the extent permitted by the REMIC provisions, (2) all amounts for required reserves or escrows required by the BioMed MIT Portfolio Whole Loan documents (to the extent and in accordance with the terms of the BioMed MIT Portfolio Whole Loan documents) to be held as reserves or escrows, (3) all amounts received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the BX 2025-LIFE Master Servicer or the master servicer with respect to any of the securitization trusts holding any portion of the BX 2025-LIFE Whole Loan under the BX 2025-LIFE TSA, (4) penalty charges and all amounts that are then due, payable or reimbursable to the BX 2025-LIFE Master Servicer, the BX 2025-LIFE Special Servicer, the certificate administrator under the BX 2025-LIFE TSA (the “BX 2025-LIFE Certificate Administrator”) or the trustee under the BX 2025-LIFE TSA (the “BX 2025-LIFE Trustee”) with respect to the BioMed MIT Portfolio Whole Loan pursuant to the BX 2025-LIFE TSA (including, without limitation, reimbursement of servicing advances and administrative advances with respect to the BioMed MIT Portfolio Whole Loan and debt services advances on the BioMed MIT Portfolio SASB Loans and interest thereon) and (5) any amounts that are then due and payable or reimbursable to any master servicer or trustee with respect to any securitization trust holding a BioMed MIT Portfolio Non-SASB Loan (each, a “BioMed MIT Portfolio Non-SASB Trust”) in respect of any debt services advances and interest thereon in respect of any BioMed MIT Portfolio Non-SASB Loan (pursuant to a pooling and servicing agreement governing the applicable BioMed MIT Portfolio Non-SASB Trust)) will be applied and distributed by the BX 2025-LIFE Master Servicer or the BX 2025-LIFE Special Servicer, as applicable, in the following order of priority without duplication (and payments will be made at such times as are set forth in the BX 2025-LIFE TSA):

i.    first, to pay accrued and unpaid interest on the BioMed MIT Portfolio Senior Loans (on a pro rata and pari passu basis) (other than default interest) to each Note Holder of a BioMed MIT Portfolio Senior Loan in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;

ii.    second, to each Note Holder of a BioMed MIT Portfolio Senior Loan (on a pro rata and pari passu basis) in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the respective principal balances have been reduced to zero;

iii.    third, to each Note Holder of a BioMed MIT Portfolio Senior Loan (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Note Holder of a BioMed MIT Portfolio

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Senior Loan in accordance with the terms BioMed MIT Portfolio Co-Lender Agreement, plus interest thereon at the applicable net interest rate compounded monthly from the date the related Realized Loss was allocated to such Note Holder of a BioMed MIT Portfolio Senior Loan, such amount to be allocated to such Note Holder of a BioMed MIT Portfolio Senior Loan (on a pro rata and pari passu basis) based on the amount of Realized Losses previously allocated to each such Note Holder;

iv.    fourth, to pay accrued and unpaid interest on the BioMed MIT Portfolio B Notes (on a pro rata and pari passu basis) (other than default interest) to each Note Holder of a BioMed MIT Portfolio B Note, in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;

v.    fifth, to each Note Holder of a BioMed MIT Portfolio B Note (on a pro rata and pari passu basis) in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the respective principal balances have been reduced to zero;

vi.    sixth, to each Note Holder of a BioMed MIT Portfolio B Note (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Note Holder of a BioMed MIT Portfolio B Note in accordance with the terms of the BioMed MIT Portfolio Co-Lender Agreement, plus interest thereon at the applicable net interest rate compounded monthly from the date the related Realized Loss was allocated to each BioMed MIT Portfolio B Note, such amount to be allocated to such Note Holder of a B Note (on a pro rata and pari passu basis) based on the amount of Realized Losses previously allocated to each such Note Holder;

vii.    seventh, to pay accrued and unpaid interest on the BioMed MIT Portfolio C Notes (on a pro rata and pari passu basis) (other than default interest) to each Note Holder of a BioMed MIT Portfolio C Note, in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;

viii.    eighth, to each Note Holder of a BioMed MIT Portfolio C Note (on a pro rata and pari passu basis) in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the respective principal balances have been reduced to zero;

ix.    ninth, to each Note Holder of a BioMed MIT Portfolio C Note (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Note Holder of a BioMed MIT Portfolio C Note in accordance with the terms of the BioMed MIT Portfolio Co-Lender Agreement, plus interest thereon at the applicable net interest rate compounded monthly from the date the related Realized Loss was allocated to each BioMed MIT Portfolio C Note, such amount to be allocated to such Note Holder of a BioMed MIT Portfolio C Note (on a pro rata and pari passu basis) based on the amount of Realized Losses previously allocated to each such Note Holder;

x.    tenth, to pay accrued and unpaid interest on the BioMed MIT Portfolio D Notes (on a pro rata and pari passu basis) (other than default interest) to each Note Holder of a BioMed MIT Portfolio D Note, in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net interest rate;

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xi.    eleventh, to each Note Holder of a BioMed MIT Portfolio D note (on a pro rata and pari passu basis) in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the respective principal balances have been reduced to zero;

xii.    twelfth, to each Note Holder of a BioMed MIT Portfolio D Note (on a pro rata and pari passu basis), an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such BioMed MIT Portfolio Note Holder of a D note in accordance with the terms of the BioMed MIT Portfolio Co-Lender Agreement, plus interest thereon at the applicable net interest rate compounded monthly from the date the related Realized Loss was allocated to each BioMed MIT Portfolio D Note, such amount to be allocated to such Note Holder of a BioMed MIT Portfolio D Note (on a pro rata and pari passu basis) based on the amount of Realized Losses previously allocated to each such Note Holder;

xiii.    thirteenth, to pay yield maintenance default premiums then due and payable in respect of first, the BioMed MIT Portfolio Senior Loans (on a pro rata and pari passu basis), second, the BioMed MIT Portfolio B Notes (on a pro rata and pari passu basis), third, the BioMed MIT Portfolio C Notes (on a pro rata and pari passu basis), and fourth, the BioMed MIT Portfolio D Notes (on a pro rata and pari passu basis);

xiv.    fourteenth, to pay default interest and late payment charges then due and owing under the BioMed MIT Portfolio Whole Loan, all of which will be applied in accordance with the BX 2025-LIFE TSA and the BioMed MIT Portfolio Co-Lender Agreement; and

xv.    fifteenth, if any excess amount is available to be distributed in respect of the BioMed MIT Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xiv), any remaining amount will be paid pro rata to each Note Holder based on their respective principal balances prior to the application of payments in accordance with the foregoing clauses (i)- (xiv).

Notwithstanding anything to the contrary herein, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of one or more of the BioMed MIT Portfolio Mortgaged Properties (including following a condemnation) from the lien of the applicable Mortgage and BioMed MIT Portfolio Whole Loan documents must be allocated to reduce the principal balance of the BioMed MIT Portfolio Whole Loan in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to value ratio of the BioMed MIT Portfolio Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

Each of the BioMed MIT Portfolio Non-SASB Loan Holders agrees to pay its pro rata share of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate and (ii) any trust fund expenses under the BX 2025-LIFE TSA and any other fees, costs or expenses incurred in connection with the servicing and administration of the BioMed MIT Portfolio Whole Loan (including, without, limitation, any indemnification amounts and any costs, fees and expenses related to obtaining any Rating Agency Confirmation) in accordance with the BX 2025-LIFE TSA and the BioMed MIT Portfolio Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the Borrowers for payment of such amounts have been applied to pay such amounts and any principal and interest collections

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allocable to the BioMed MIT Portfolio B Notes, BioMed MIT Portfolio C Notes and BioMed MIT Portfolio D Notes has been applied to pay such amounts.

In the event that the BX 2025-LIFE Master Servicer or the BX 2025-LIFE Special Servicer has determined that expected proceeds of the BioMed MIT Portfolio Whole Loans or any foreclosed BioMed MIT Portfolio Mortgaged Property would be insufficient for reimbursement of (i) any property protection advances or administrative advances and any interest accrued and payable on such advances at the advance rate, (ii) any indemnification amounts and (iii) any other trust fund expenses under the BX 2025-LIFE TSA and any other fees, costs or expenses incurred in connection with the servicing and administration of the BioMed MIT Portfolio Whole Loan (including, without, limitation, any fees, costs and expenses related to obtaining any Rating Agency Confirmation), and any collections allocable to the BioMed MIT Portfolio B Notes, BioMed MIT Portfolio C Notes and BioMed MIT Portfolio D Notes has been applied to pay such amounts, each BioMed MIT Portfolio Non-SASB Loan will be required to, promptly following notice from the BX 2025-LIFE Master Servicer, pay the BX 2025-LIFE Master Servicer, the BX 2025-LIFE Special Servicer, the BX 2025-LIFE Certificate Administrator, the BX 2025-LIFE Trustee or the BX 2025-LIFE trust, as applicable, such BioMed MIT Portfolio Non-SASB Loan Holder’s pro rata share of the insufficiency and if such BioMed MIT Portfolio Non-SASB Loan Holder is a securitization trust, then such BioMed MIT Portfolio Non-SASB Loan Holder will be required to use general collections on the other mortgage loans in the securitization of the related BioMed MIT Portfolio Non-SASB Loan. Any such amounts paid by the BioMed MIT Portfolio Non-SASB Loan Holders pursuant to this paragraph will be reimbursed thereto on a pro rata and pari passu basis, in accordance with the unreimbursed portion of such amounts paid by each such Note Holder, prior to any subsequent amounts being paid hereunder in respect of any BioMed MIT Portfolio B Notes, BioMed MIT Portfolio C Notes or BioMed MIT Portfolio D Notes.

Workout

Subject to the terms and conditions of the BX 2025-LIFE TSA, and the obligation to act in accordance with the Accepted Servicing Practices (as defined in the BX 2025-LIFE TSA), if the BX 2025-LIFE Special Servicer, in connection with a workout or proposed workout of the BioMed MIT Portfolio Whole Loan, modifies the terms thereof such that (i) the Principal Balance of the BioMed MIT Portfolio Whole Loan is decreased, (ii) any note rate is reduced, (iii) payments of interest or principal on any note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the BioMed MIT Portfolio Whole Loan, such modification will not alter, and any modification of the BioMed MIT Portfolio Whole Loan documents will be structured to preserve, the sequential order of payment of the notes pursuant to the priority of payment described under “—Application of Payments” above will be made as though such workout did not occur, with the payment terms of each BioMed MIT Portfolio Senior Loan remaining the same as they were on the closing date of the BX 2025-LIFE trust, and the full economic effect of all waivers, reductions or deferrals of amounts due on the BioMed MIT Portfolio Whole Loan attributable to such workout will be borne, first, by the Note Holders of the BioMed MIT Portfolio D Notes (on a pro rata and pari passu basis) (up to their respective principal balances, together with accrued interest thereon at the related note rate and any other amounts due to each Note Holder of the BioMed MIT Portfolio D Notes, as applicable), second, by the Note Holders of the BioMed MIT Portfolio C Notes (on a pro rata and pari passu basis) (up to their respective principal balances, together with accrued interest thereon at the related note rate and any other amounts due to each Note Holder of the BioMed MIT Portfolio C Notes, as applicable), third, by the Note Holders of the BioMed MIT Portfolio B Notes (on a pro rata and pari passu basis) (up to their respective principal balances, together with accrued interest thereon at the related note rate and any other amounts due to each Note Holder of the BioMed MIT

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Portfolio B Notes, as applicable) and fourth, by the Note Holders of the BioMed MIT Portfolio Senior Loans (on a pro rata and pari passu basis) (together with accrued interest thereon at the related note rate and any other amounts due to each Note Holder of the BioMed MIT Portfolio Senior Loans, as applicable).

Sale of Specially Serviced Whole Loan

Upon the BioMed MIT Portfolio Whole Loan becoming a Specially Serviced Loan, the BX 2025-LIFE Special Servicer may sell the BioMed MIT Portfolio Whole Loan evidencing one whole loan in accordance with the terms of the BX 2025-LIFE TSA.

However, the BX 2025-LIFE Special Servicer will not be permitted to sell a the BioMed MIT Portfolio Whole Loan if it becomes a specially serviced loan without the written consent of each of the BioMed MIT Portfolio Non-SASB Loan Holders (other than those that are borrower affiliates); provided that no consent of the BioMed MIT Portfolio Non-SASB Loan Holders will be required if the BX 2025-LIFE Special Servicer has delivered to each BioMed MIT Portfolio Non-SASB Loan Holder: (a) at least 15 Business Days prior written notice of any decision to attempt to sell the BioMed MIT Portfolio Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BX 2025-LIFE Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the BioMed MIT Portfolio Whole Loan, and any documents in the servicing file reasonably requested by such BioMed MIT Portfolio Non-SASB Loan Holder that are material to the price of the BioMed MIT Portfolio Whole Loan; and (d) prior to the proposed sale date, all information and other documents being provided to other offerors including all leases or other documents that are approved by the BX 2025-LIFE Master Servicer or the BX 2025-LIFE Special Servicer in connection with the proposed sale simultaneously with being provided to other offerors until the sale is completed; provided that the BioMed MIT Portfolio Non-SASB Loan Holder may waive any of the delivery or timing requirements described in this sentence. Subject to the BX 2025-LIFE TSA, each BioMed MIT Portfolio Non-SASB Loan Holder (or a representative thereof) that is not a borrower affiliate is permitted to submit an offer at any sale of the BioMed MIT Portfolio Whole Loan.

Control and Consultation Rights of the Controlling Class

The BioMed MIT Portfolio Co-Lender Agreement provides that the holder of Note A1-S (which is one of the BioMed MIT Portfolio SASB Pari Passu Companion Loans) (the “BioMed MIT Portfolio Controlling Holder”) will have certain control rights under the BioMed MIT Portfolio Co-Lender Agreement. For so long as such Note A1-S is held by the BX 2025-LIFE trust, the directing certificateholder under the BX 2025-LIFE TSA will be entitled to exercise the rights of the BioMed MIT Portfolio Controlling Holder.

Pursuant to the BioMed MIT Portfolio Co-Lender Agreement, neither the BioMed MIT Portfolio Controlling Holder (i.e., the BX 2025-LIFE trust) nor its representative (i.e., BX 2025-LIFE directing certificateholder) will have liability to the other BioMed MIT Portfolio Note Holders or any other person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to the BioMed MIT Portfolio Co-Lender Agreement or the BX 2025-LIFE TSA, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence.

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The BioMed MIT Portfolio Controlling Holder will be entitled to advise (1) the BX 2025-LIFE Special Servicer with respect to all major decisions related to a “Specially Serviced Whole Loan” (as defined in the BX 2025-LIFE TSA) and (2) the BX 2025-LIFE Special Servicer with respect to all major decisions for which the BX 2025-LIFE Master Servicer must obtain the consent or deemed consent of the BX 2025-LIFE Special Servicer, and except as described below, (i) the BX 2025-LIFE Master Servicer will not be permitted to implement any major decision unless it has obtained the prior consent of the BX 2025-LIFE Special Servicer and (ii) prior to the occurrence and continuance of a Control Event (as defined in the BX 2025-LIFE TSA), the BX 2025-LIFE Special Servicer will not be permitted to consent to the BX 2025-LIFE Master Servicer’s implementing any major decisions nor will the BX 2025-LIFE Special Servicer itself be permitted to implement any Major Decision as to which the BioMed MIT Portfolio Controlling Holder has objected in writing within 10 Business Days after receipt of the written analysis and such additional information requested by the BioMed MIT Portfolio Controlling Holder as may be necessary in the reasonable judgment of the BioMed MIT Portfolio Controlling Holder in order to make a judgment with respect to such major decision. The BioMed MIT Portfolio Controlling Holder may also direct the BX 2025-LIFE Special Servicer to take, or to refrain from taking, such other actions with respect to the BioMed MIT Portfolio Whole Loan as the BioMed MIT Portfolio Controlling Holder may deem advisable.

In the event that the BX 2025-LIFE Special Servicer or the BX 2025-LIFE Master Servicer (if it is otherwise authorized by the BX 2025-LIFE TSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of, or consultation with, the BioMed MIT Portfolio Controlling Holder is necessary to protect the interests of the Note Holders (as a collective whole) and the BX 2025-LIFE Special Servicer has made a reasonable effort to contact the BioMed MIT Portfolio Controlling Holder, the BX 2025-LIFE Master Servicer or the BX 2025-LIFE Special Servicer, as the case may be, may take any such action without waiting for the BioMed MIT Portfolio Controlling Holder’s response.

Consultation Rights of the Companion Loan Holders

Pursuant to the BioMed MIT Portfolio Co-Lender Agreement, the BX 2025-LIFE Special Servicer will be required (1) to provide to each BioMed MIT Portfolio Non-SASB Loan Holder (provided that the BX 2025-LIFE Special Servicer is not aware that none of such BioMed MIT Portfolio Non-SASB Loan Holder is a borrower affiliate) (i) notice, information and reports with respect to any major decisions (similar to such notice, information and report it would have been required to deliver to the BioMed MIT Portfolio Controlling Holder pursuant to the BX 2025-LIFE TSA) (for this purpose, without regard to whether such items are actually required to be provided to the BioMed MIT Portfolio Controlling Holder under the BX 2025-LIFE TSA due to the occurrence of a Control Termination Event) and (ii) a summary of the Asset Status Report relating to the BioMed MIT Portfolio Whole Loan (at the same time as it would have been required to deliver to the BioMed MIT Portfolio Controlling Holder pursuant to the BX 2025-LIFE TSA) (for this purpose, without regard to whether such items are actually required to be provided to the BioMed MIT Portfolio Controlling Holder under the BX 2025-LIFE TSA due to the occurrence of a Control Termination Event); and (2) to consult with each BioMed MIT Portfolio Non-SASB Loan Holder (or a representative thereof) on a strictly non-binding basis with respect to any major decision or the implementation of any recommended actions in the summary of the Asset Status Report relating to the BioMed MIT Portfolio Whole Loan, and consider alternative actions recommended by the related BioMed MIT Portfolio Non-SASB Loan Holder (or a representative thereof).

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However, after the expiration of 10 Business Days from the delivery to a BioMed MIT Portfolio Non-SASB Loan Holder (or a representative thereof) by the BX 2025-LIFE Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to such BioMed MIT Portfolio Non-SASB Loan Holder , the BX 2025-LIFE Special Servicer will no longer be obligated to consult with such BioMed MIT Portfolio Non-SASB Loan Holder (or its representative) whether or not such BioMed MIT Portfolio Non-SASB Loan Holder (or its representative) has responded within such 10 Business Days (unless the BX 2025-LIFE Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-Business Day period will begin anew from the date of such proposal and delivery of all information relating thereto).

Despite the consultation rights of any BioMed MIT Portfolio Non-SASB Loan Holder (or a representative thereof) set forth in the immediately preceding paragraph, the BX 2025-LIFE Master Servicer or BX 2025-LIFE Special Servicer, as applicable, may make any major decision or take any action set forth in the Asset Status Report before the expiration of the 10 Business Day period if the BX 2025-LIFE Master Servicer or BX 2025-LIFE Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the Note Holders. In no event will the BX 2025-LIFE Master Servicer or BX 2025-LIFE Special Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any of the BioMed MIT Portfolio Non-SASB Loan Holder (or its representative).In addition, each BioMed MIT Portfolio Non-SASB Loan Holder will have the right to attend annual meetings (either by telephone or in person, in the discretion of the BX 2025-LIFE Master Servicer or the BX 2025-LIFE Special Servicer, as applicable) with the BX 2025-LIFE Master Servicer or the BX 2025-LIFE Special Servicer at the offices of the BX 2025-LIFE Master Servicer or the BX 2025-LIFE Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the BX 2025-LIFE Master Servicer or the BX 2025-LIFE Special Servicer, as applicable, in which servicing issues related to the BioMed MIT Portfolio Whole Loan are discussed. However, each BioMed MIT Portfolio Non-SASB Loan Holder , at the request of the BX 2025-LIFE Master Servicer or the BX 2025-LIFE Special Servicer, as applicable, will be required to execute a confidentiality agreement in form and substance satisfactory to such BioMed MIT Portfolio Non-SASB Loan Holder , the BX 2025-LIFE Master Servicer or the BX 2025-LIFE Special Servicer, as applicable, and the BX 2025-LIFE trust.

Notwithstanding anything to the contrary stated in the BioMed MIT Portfolio Co-Lender Agreement, a BioMed MIT Portfolio Non-SASB Loan Holder will not be able to exercise (i) its consent rights with respect to a sale of the Specially Serviced Whole Loan, (ii) its consultation rights or (iii) its right to direct appointment of a replacement BX 2025-LIFE Special Servicer following a servicer termination event if such BioMed MIT Portfolio Non-SASB Loan Holder is a borrower affiliate.

Special Servicer Appointment Rights

The BioMed MIT Portfolio Co-Lender Agreement provides that the BioMed MIT Portfolio Controlling Holder may, with or without cause, replace the BX 2025-LIFE Special Servicer and appoint a replacement special servicer at any time.

Any designation by the BioMed MIT Portfolio Controlling Holder of a person to serve as BX 2025-LIFE Special Servicer will be made by delivering to the BioMed MIT Portfolio Non-SASB Loan Holders, the BX 2025-LIFE Master Servicer, the then existing BX 2025-LIFE Special Servicer and other parties to the BX 2025-LIFE TSA written notice stating such designation and satisfying the other conditions to such replacement set forth in the BX

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2025-LIFE TSA (including a Rating Agency Confirmation if required by the BX 2025-LIFE TSA). The BioMed MIT Portfolio Controlling Holder will be solely responsible for any expenses incurred in connection with any such replacement without cause.

If a servicer termination event has occurred with respect to the BX 2025-LIFE Special Servicer that affects a BioMed MIT Portfolio Non-SASB Loan Holder, such BioMed MIT Portfolio Non-SASB Loan Holder will have the right to direct the BX 2025-LIFE Trustee to terminate the BX 2025-LIFE Special Servicer under the BX 2025-LIFE TSA. Any successor special servicer appointed to replace the BX 2025-LIFE Special Servicer that was terminated for cause at any BioMed MIT Portfolio Non-SASB Loan Holder’s direction cannot at any time be the person (or an Affiliate thereof) that was so terminated without the prior written consent of such BioMed MIT Portfolio Non-SASB Loan Holder. The applicable BioMed MIT Portfolio Non-SASB Loan Holder will be solely responsible for reimbursing the BX 2025-LIFE Trustee’s or the BioMed MIT Portfolio Controlling Holder’s, as applicable, costs and expenses, if not paid within a reasonable time by the terminated special servicer and, in the case of the BX 2025-LIFE Trustee, that would otherwise be reimbursed to the BX 2025-LIFE Trustee from amounts on deposit in the collection account under the BX 2025-LIFE TSA or a subaccount maintained for the benefit of the BioMed MIT Portfolio Non-SASB Loan Holders.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in September 2025 and ending on a hypothetical Determination Date in October 2025. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

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Transaction Parties

The Sponsors and Mortgage Loan Sellers

Wells Fargo Bank, National Association, Argentic Real Estate Finance 2 LLC, JPMorgan Chase Bank, National Association, Goldman Sachs Bank USA, Societe Generale Financial Corporation and BSPRT CMBS Finance, LLC are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Wells Fargo Bank, National Association, Argentic Real Estate Finance 2 LLC, JPMorgan Chase Bank, National Association, Goldman Sachs Mortgage Company, Societe Generale Financial Corporation and BSPRT CMBS Finance, LLC on or about October 16, 2025 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 30 Hudson Yards, 62nd Floor, New York, New York 10001. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia

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Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2024, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $16.7 billion. Since the beginning of 2010 through June 30, 2025, Wells Fargo Bank originated approximately 3,018 fixed rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $75 billion, which were included in 262 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have

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affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors. In addition, Wells Fargo Bank may in some instances have reduced the term interest rate that Wells Fargo Bank would otherwise charge on a Wells Fargo Bank mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the Wells Fargo Bank mortgage loan by collecting an upfront fee from the related borrower on the

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origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related Wells Fargo Bank mortgage loan satisfied Wells Fargo Bank’s minimum debt service coverage ratio underwriting requirements for such Wells Fargo Bank mortgage loan.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

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Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

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●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;
●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;
●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;
●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or
●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
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●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The Market Place Center mortgage loan (8.7%) is part of a whole loan that was co-originated by Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association.

From time to time, Wells Fargo Bank acquires mortgage loans originated by third parties and deposits such mortgage loans into securitization trusts. None of the Wells Fargo Bank Mortgage Loans included in this securitization was originated by a third party.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in

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respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor or an affiliate, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;
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●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

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Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from October 1, 2021 to June 30, 2025 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

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Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)(10)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)
Wells Fargo Commercial Mortgage Trust 2018-C45, Commercial Mortgage Pass-Through Certificates, Series 2018-C45	X	Wells Fargo Bank, National Association	14	271,350,036.00	41.19	0	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00
CIK #: 1741690		Barclays Bank PLC	11	172,882,585.00	26.24	0	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	7	113,800,000.00	17.27	0	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC(11)	17	100,732,798.00	15.29	1	6,758,227.92	1.09	0	0.00	0.00	0.00	0.00	0.00	1	6,758,227.92	1.09	0.00	0.00	0.00	1	6,758,227.92	1.09
Issuing Entity Subtotal			49	658,765,419.00	100.00	1	6,758,227.92	1.09	0	0.00	0.00	0.00	0.00	0.00	1	6,758,227.92	1.09	0.00	0.00	0.00	1	6,758,227.92	1.09
Wells Fargo Commercial Mortgage Trust 2015-C26, Commercial Mortgage Pass-Through Certificates, Series 2015-C26	X	Wells Fargo Bank, National Association	27	333,096,285.00	35.25	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1630513		Liberty Island Group I LLC	9	167,148,741.00	17.37	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	15	127,687,269.00	13.27	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC	18	107,661,190.00	11.19	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC(12)	8	85,142,723.00	8.85	1	32,650,000.00	3.39	0	0.00	0.00	0	0.00	0.00	1	28,810,156.00	3.93	0	0.00	0.00	1	28,810,156.00	3.93
		Walker & Dunlop Commercial Property Funding I WF, LLC	3	46,800,000.00	4.86	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Basis Real Estate Capital II, LLC	6	45,794,237.00	4.76	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
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Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)(10)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
		National Cooperative Bank, N.A.	16	42,739,265.00	4.44	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
Issuing Entity Subtotal			102	962,069,711.00	100.00	1	30,949,659.00	3.76	0	0.00	0.00	0	0.00	0.00	1	30,761,712.00	3.92	0	0.00	0.00	1	30,761,712.00	3.92
Wells Fargo Commercial Mortgage Pass-Through Certificates, Series 2018-C46		Wells Fargo Bank, National Association	16	253,493,356.00	36.63	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK # 1748940		Barclays Bank PLC(13)	8	147,873,396.00	21.37	1	32,100,000.00	4.80	0	0.00	0.00	1	32,100,000.00	5.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		BSPRT CMBS Finance, LLC	12	122,987,798.00	17.77	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Argentic Real Estate Finance LLC	10	121,505,000.00	17.56	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	3	46,250,000.00	6.68	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
Issuing Entity Subtotal			49	692,109,550.00	100.00	1	32,100,000.00	4.80	0	0.00	0.00	1	32,100,000.00	5.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
FRESB 2018-SB53 Mortgage Trust, Multifamily Mortgage Pass-Through Certificates, Series 2018-SB53		Federal Home Loan Mortgage Corporation(14)(15)	226	589,285,060.67	100.00	3	21,988,416.00	7.81	3	21,988,416.00	7.81	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
Issuing Entity Subtotal			226	589,285,060.67	100.00	3	21,988,416.00	7.81	3	21,988,416.00	7.81	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2021-BNK31	X	Wells Fargo Bank, National Association	16	311,413,202.00	34.4	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Morgan Stanley Mortgage Capital Holdings LLC(16)	17	274,568,000.00	30.3	1	4,500,000.00	0.50	0	0.00	0.00	1	4,500,000.00	0.50	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Bank of America, National Association	11	259,652,948.00	28.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		National Cooperative Bank, N.A.	17	59,552,254.00	6.6	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
Issuing Entity Subtotal			61	905,186,404.00	100.00	1	4,500,000.00	0.50	0	0.00	0.00	1	4,500,000.00	0.50	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
Commercial Mortgages			487	3,807,416,145.00		7	96,296,303.00		3	21,988,416.00		2	36,600,000.00		2	37,519,939.92		0	0.00		2	37,519,939.92
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Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)(10)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
Asset Class Total

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)
(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d-l)
(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)
(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)
(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)
(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)
(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)
(10)	Includes assets for which a party has responded to one or more related demands to repurchase or replace such asset, but where no decision has yet been made to accept or contest the demand. (For columns s-u). Includes assets for which a party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of the end of the Rule 15Ga-1 Reporting Period. (For columns v-x)
(11)	LNR Partners, LLC (“LNR”), as special servicer for Loan No. 27 (5800 N. Course, LLC, the “Loan”) claimed in a letter dated November 4, 2022, that C-III Commercial Mortgage LLC (“C-III”, as the Mortgage Loan Seller) breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to the intent and execution of a cash flow sweep at origination of the Loan. LNR has demanded C-III repurchase the Loan due to a breach of the RWs. In a letter dated November 18, 2022, C-III acknowledged receipt of the LNR repurchase request and it is disputing LNR’s breach allegation.
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(12)	Midland Loan Services, a Division of PNC Bank, National Association, as general special servicer (the “General Special Servicer”) for Mortgage Loan number 5 (with respect to the property known as “Aloft Houston by the Galleria,” located at 5415 Westheimer Road, Houston, TX 77056) (the “Aloft Houston Loan”), in a letter dated September 11, 2020 (the “Repurchase Request”), requested that Argentic Real Estate Finance LLC (“AREF”) (formerly known as Silverpeak Real Estate Finance LLC) repurchase the Aloft Houston Loan on the basis that a Material Document Defect occurred. In a letter dated September 21, 2020, AREF rejected the Repurchase Request. On January 6, 2021, counsel for the General Special Servicer on behalf of the Trustee filed a complaint in the Supreme Court of the State of New York seeking that AREF repurchase the Aloft Houston Loan on the basis of a Material Document Defect. On, August 29, 2023, the Supreme Court of the State of New York adjudicated in favor of the General Special Servicer on behalf of the Trustee. Argentic repurchased the Aloft Houston Loan on January 25, 2024. Argentic appealed to the First Department of the Appellate Division of the Supreme Court of the State of New York which dismissed the appeal on April 11, 2024. Argentic then sought to reargue the appeal in the Appellate Division or, in the alternative, leave to appeal to the Court of Appeals of the State of New York, which the Appellate Division denied on July 25, 2024. On August 23, 2024, Argentic then requested that the Court of Appeals grant leave for Argentic to appeal the Appellate Division's decisions
(13)	Argentic Services Company LP, as special servicer for the 350 East 52nd Street loan (the “Loan”) claimed in a letter dated February 25, 2022, that Barclays Bank PLC (“Barclays”, as the mortgage loan seller) breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to a material defect related to the guarantor being a debtor in bankruptcy prior to the origination date of the Loan. Argentic Services Company LP has demanded Barclays repurchase the Loan due to a breach of the RWs. In a letter dated March 8, 2022, Barclays further acknowledged receipt of the Argentic Services Company LP repurchase request and noted it is reviewing the related circumstances to determine its course of action.
(14)	KeyBank National Association (“KeyBank”), as special servicer for the 287 McGuinness Boulevard loan, the 293 McGuinness Boulevard loan, and the 299 McGuinness Boulevard loan (together, the “Loans”) claimed in a letter dated April 18, 2022 that Federal Home Loan Mortgage Corporation (“Freddie Mac”, as the mortgage loan seller) breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to NYC Buildings stop work orders and construction work violations not being remedied. On June 7, 2022, Freddie Mac sent notice of its election to repurchase the Loans at the applicable purchase price, without agreeing to the validity of the allegation of breach made in the special servicer’s communication. In said June 7, 2022 correspondence, Freddie Mac noted its intention to work with parties to the pooling and servicing agreement to effectuate such repurchase pursuant to the terms of the mortgage loan repurchase agreement.
(15)	Per the underlying trust documents, Federal Home Loan Mortgage Corporation (“Freddie Mac”) is the mortgage loan seller. With respect to the assets that were subject to repurchase demands, The Community Preservation Corporation, Inc. was the underlying originator.
(16)	KeyBank National Association (“KeyBank”), as special servicer for Loan No. 38 (1049 5th Avenue, the “Loan”) claimed in a letter dated September 7, 2023, that Morgan Stanley Mortgage Capital Holdings LLC (“Morgan Stanley”, as the Mortgage Loan Seller) breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to the legality and enforceability of the mortgage. KeyBank has demanded Morgan Stanley repurchase the Loan due to one or more breaches of certain RWs.

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The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from April 1, 2025 through June 30, 2025 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on August 9, 2025, if such information relates to asset backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on August 9, 2025, if such information relates to asset backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will acquire the Class R Certificates. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Argentic Real Estate Finance 2 LLC

General

Argentic Real Estate Finance 2 LLC (“Argentic”) is a sponsor of, and a seller of certain mortgage loans (the “Argentic Mortgage Loans”) into, the securitization described in this prospectus. Argentic is a limited liability company organized under the laws of the State of Delaware. The primary offices of Argentic are located at 31 West 27th Street, 12th Floor, New York, New York 10001.

Argentic’s Securitization Program

Argentic began originating and acquiring loans in 2023 and has not been involved in the securitization of any other types of financial assets. Argentic originates and acquires from unaffiliated third party originators, commercial and multifamily mortgage loans throughout the United States. Since 2023, Argentic has securitized approximately 142 commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $3.24 billion.

In connection with this commercial mortgage securitization transaction, Argentic will transfer the Argentic Mortgage Loans to the depositor, who will then transfer the Argentic Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Argentic Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, Argentic will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization

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transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, Argentic will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Argentic Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Argentic will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Argentic does not act as a servicer of the commercial and multifamily mortgage loans that Argentic originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, Argentic sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Argentic’s Underwriting Standards and Processes

Each of the Argentic Mortgage Loans was originated or acquired by Argentic. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial and multifamily mortgage loans originated or acquired by Argentic.

Notwithstanding the discussion below, given the unique nature of commercial and multifamily mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial or multifamily mortgage loans may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the underwriting of certain commercial or multifamily mortgage loans originated or acquired by Argentic may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Argentic Mortgage Loans, see “—Argentic’s Underwriting Standards and Processes—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each commercial and multifamily mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, Argentic also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

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Loan Approval. Prior to commitment, each commercial and multifamily mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel of Argentic Investment Management LLC, the investment advisor of Argentic. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. Argentic’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Argentic and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial or multifamily mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial or multifamily mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that Argentic or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.
●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective
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commercial or multifamily mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial or multifamily mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.
●	Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.
●	Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Argentic typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.
●	Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area
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identified in the Federal Register by the Federal Emergency Management Agency as before a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

●	The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.
●	Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.
●	Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.
●	Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial or multifamily mortgage loan, Argentic will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Argentic may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has

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a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Argentic may require the borrower to remediate such violation and, subject to the discussion under “—Argentic’s Underwriting Standards and Processes—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on Argentic’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial or multifamily mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial and multifamily mortgage loan. Furthermore, Argentic may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial and multifamily mortgage loans originated or acquired by Argentic are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.
●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are
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generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the
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property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the Argentic Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. One or more of the Argentic Mortgage Loans may vary from the specific Argentic underwriting guidelines described above when additional credit positive characteristics are present as discussed above. None of the Argentic Mortgage Loans was originated with any material exceptions from Argentic’s underwriting guidelines described above.

Review of Mortgage Loans for Which Argentic is the Sponsor

Overview. Argentic has conducted a review of the Argentic Mortgage Loans in connection with the securitization described in this prospectus. The review of the Argentic Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “Argentic Review Team”). The review procedures described below were employed with respect to all of the Argentic Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the Argentic Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Argentic Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Argentic Review Team during the underwriting process. After origination of each Argentic Mortgage Loan, the Argentic Review Team updated the information in the database and the related asset summary report with respect to such Argentic Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Argentic Review Team.

A data tape (the “Argentic Data Tape”) containing detailed information regarding each Argentic Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Argentic Data Tape was used to provide the numerical information regarding the Argentic Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor or an affiliate, on behalf of Argentic, engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by Argentic, relating to information in this prospectus regarding the Argentic Mortgage Loans. These procedures included:

●	comparing the information in the Argentic Data Tape against various source documents provided by Argentic that are described under “—Review of Mortgage Loans for Which Argentic is the Sponsor—Database” above;
●	comparing numerical information regarding the Argentic Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Argentic Data Tape; and
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●	recalculating certain percentages, ratios and other formulae relating to the Argentic Mortgage Loans disclosed in this prospectus.

Legal Review. Argentic engaged various law firms to conduct certain legal reviews of the Argentic Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Argentic Mortgage Loan, Argentic’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Argentic Mortgage Loan reviewed Argentic’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Argentic Mortgage Loans. Such assistance included, among other things, (i) a review of Argentic’s asset summary report, and its origination counsel’s due diligence questionnaire, for each Argentic Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Argentic Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the Argentic Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying mortgaged properties of which Argentic was aware at the origination of any Argentic Mortgage Loan, the Argentic Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. Argentic conducted a search with respect to each borrower under the related Argentic Mortgage Loan to determine whether it filed for bankruptcy. If the Argentic Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Argentic Mortgage Loan, the Argentic Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Argentic Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Argentic Mortgage Loans to determine whether any Argentic Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Argentic’s Underwriting Standards and Processes” above. See “—Argentic’s Underwriting Standards and Processes—Exceptions” above.

Findings and Conclusions. Based on the foregoing review procedures, the Argentic Review Team determined that the disclosure regarding the Argentic Mortgage Loans in this prospectus is accurate in all material respects. The Argentic Review Team also determined that the Argentic Mortgage Loans were originated in accordance with Argentic’s origination procedures and underwriting criteria, except as described under “—Argentic’s Underwriting Standards and Processes—Exceptions” above. Argentic attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Argentic most recently filed a Form ABS-15G on January 17, 2025. Argentic’s Central Index Key is 0001968416. With respect to the period from and including April 27, 2023 (the date of the first securitization into which Argentic sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including June 30, 2025, Argentic does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act, as amended, with respect to repurchase or replacement requests in connection with breaches

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of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Argentic is an affiliate of (i) Argentic Securities Income USA 2 LLC, the entity that will be appointed as the initial Directing Certificateholder, (ii) Argentic Securities Holdings 2 Cayman Limited, the expected holder of the VRR Interest and the HRR Interest, and (iii) Argentic CMBS Holdings II Limited, the entity that will purchase the Class X-E and Class E certificates. Except as described above, neither Argentic nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Argentic or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates (other than the VRR Interest and the HRR Interest) at any time.

The information set forth under “—Argentic Real Estate Finance 2 LLC” has been provided by Argentic.

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation (“JPMC”) whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2024, of JPMC, and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMC, as they become available, may be obtained without charge by each person to whom this prospectus is delivered at the SEC’s website at www.sec.gov. The 2024 annual report of JPMC is available on JPMC’s website at www.jpmorganchase.com. None of the documents that JPMC files with the SEC or any of the information on, or accessible through, either the SEC’s website or JPMC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB’s Securitization Program

The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, manufactured housing and multifamily properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2024, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $196 billion. Of that amount, approximately $150 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2024, JPMCB originated

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approximately $6 billion of commercial mortgage loans, of which approximately $5 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of

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JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor on behalf of JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;
●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating

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to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions of the Code.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Standards and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Standards and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the

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mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Certain Calculations and Definitions”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

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The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may also reflect prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the

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absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

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Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single
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tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Standards and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these

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underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act

JPMCCMSC’s most recently filed Form ABS-15G that includes information related to JPMCB was filed with the SEC on August 6, 2025, which is the same date as JPMCB’s most recently filed Form ABS-15G for this asset class. The Central Index Key (or CIK) number for JPMCCMSC is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by JPMCB (or a predecessor), which activity occurred during the period from July 1, 2022 to June 30, 2025 (the “Rule 15Ga-1 Reporting Period” ) or is still outstanding.

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Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected			Notes
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
Asset Class: Commercial Mortgage Pass-Through Certificates
J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-PHH (CIK # 0001743796)		JPMorgan Chase Bank, National Association	1	$333,200,000	100%	1	$328,933,823	100%	0	0.00	0.00	0	0.00	0.00	1	$328,933,823	100%	0	0.00	0.00	0	0.00	0.00
Total by Issuing Entity			1	$333,200,000	100%	1	$328,933,823	100%	0	0.00	0.00	0	0.00	0.00	1	$328,933,823	100%	0	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-PHH MZ		JPMorgan Chase Bank, National Association	1	$94,300,000	100%	1	$94,300,000	100%	0	0.00	0.00	0	0.00	0.00	1	$94,300,000	100%	0	0.00	0.00	0	0.00	0.00
Total by Issuing Entity			1	$94,300,000	100%	1	$94,300,000	100%	0	0.00	0.00	0	0.00	0.00	1	$94,300,000	100%	0	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-MFP		JPMorgan Chase Bank, National Association	1	$481,000,000	100%	1	$221,103,521	100%	0	0.00	0.00	0	0.00	0.00	1	$221,103,521	100%	0	0.00	0.00	0	0.00	0.00
Total by Issuing Entity			1	$481,000,000	100%	1	$221,103,521	100%	0	0.00	0.00	0	0.00	0.00	1	$221,103,521	100%	0	0.00	0.00	0	0.00	0.00
FRESB 2018-SB50 Mortgage Trust		Basis Multifamily Capital, LLC	4	$11,500,046	2.3%	0	$0	0%	0	0.00	0.00	0	0.00	0.00	0	$0	0%	0	0.00	0.00	0	0.00	0.00
		Capital One Multifamily Finance, LLC	49	$156,779,498	31.0%	0	$0	0%	0	0.00	0.00	0	0.00	0.00	0	$0	0%	0	0.00	0.00	0	0.00	0.00
		CBRE Capital Markets, Inc.	57	$138,218,839	27.4%	0	$0	0%	0	0.00	0.00	0	0.00	0.00	0	$0	0%	0	0.00	0.00	2	$2,494,225	0.8%	(2)
		Greystone Servicing Corporation, Inc.	9	$34,746,480	6.9%	0	$0	0%	0	0.00	0.00	0	0.00	0.00	0	$0	0%	0	0.00	0.00	0	0.00	0.00
		Hunt Mortgage Partners, LLC	16	$48,417,516	9.6%	0	$0	0%	0	0.00	0.00	0	0.00	0.00	0	$0	0%	0	0.00	0.00	0	0.00	0.00
		PennyMac Corp.	2	$5,473,341	1.1%	0	$0	0%	0	0.00	0.00	0	0.00	0.00	0	$0	0%	0	0.00	0.00	0	0.00	0.00
		Pinnacle Bank	16	$41,659,124	8.2%	0	$0	0%	0	0.00	0.00	0	0.00	0.00	0	$0	0%	0	0.00	0.00	0	0.00	0.00
		RED Mortgage Capital, LLC	6	$20,777,248	4.1%	0	$0	0%	0	0.00	0.00	0	0.00	0.00	0	$0	0%	0	0.00	0.00	0	0.00	0.00
		The Community Preservation Corporation	21	$47,604,463	9.4%	0	$0	0%	0	0.00	0.00	0	0.00	0.00	0	$0	0%	0	0.00	0.00	0	0.00	0.00
Total by Issuing Entity			180	$505,176,555	100%	0	$0	0%	0	0.00	0.00	0	0.00	0.00	0	$0	0%	0	0.00	0.00	2	$2,494,225	0.8%	(2)
JPMCC Multifamily Housing Mortgage Loan Trust 2025-Q032		JPMorgan Chase Bank, National Association	246	$472,772,995	100%	7	$13,634,816	2.9%	0	0.00	0.00	0	0.00	0.00	7	$13,634,816	2.9%	0	0.00	0.00	0	0.00	0.00
Total by Issuing Entity			246	$472,772,995	100%	7	$13,634,816	2.9%	0	0.00	0.00	0	0.00	0.00	7	$13,634,816	2.9%	0	0.00	0.00	0	0.00	0.0
FRESB 2017-SB30 Mortgage Trust		CBRE Capital Markets, Inc.	47	$106,535,411	34.7%	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Greystone Servicing Corporation, Inc.	20	$58,966,685	19.2%	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		RED Mortgage Capital, LLC	7	$18,400,875	6.0%	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	$1,424,291	1.6%	(3)

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Sabal TL1, LLC	58	$123,036,491	40.1%	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
Total by Issuing Entity	132	$306,939,462	100%	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	$1,424,291	1.6%	(3)
Total by Asset Class	561	$2,193,389,012		10	$657,972,160		0	0.00		0	0.00		10	$657,972,160		0	0.00		3	$3,918,516

(1)	On November 26, 2024, a new repurchase demand was made. The repurchase demand previously reported on the Form ABS-15G filed on August 13, 2024 remains in dispute.
(2)	The assets subject to each repurchase request were paid off in August 2022. For any asset that was paid off or liquidated prior to or during the reporting period, the outstanding principal balance is calculated as of the time of payoff or liquidation, and the percentage of principal balance is calculated by dividing the outstanding principal balance by the total pool balance as of the immediately preceding trustee’s report.
(3)	The asset subject to the repurchase request was paid off in March 2025. For any asset that was paid off or liquidated prior to or during the reporting period, the outstanding principal balance is calculated as of the time of payoff or liquidation, and the percentage of principal balance is calculated by dividing the outstanding principal balance by the total pool balance as of the immediately preceding trustee’s report.

Explanatory Note:

(1)	In connection with the preparation of this table, JPMCB undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which we are a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions”), (ii) gathering information in our records regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of representations or warranties concerning those pool assets (“Repurchases”) that is required to be reported on Form ABS-15G (“Reportable Information”), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any Repurchase obligations of the party or parties making those representations or warranties based on our records (“Demand Entities”), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to us. Our ability to provide Reportable Information that is not already in our records is significantly dependent upon the cooperation of those other Demand Entities. Any applicable Reportable Information that is not contained herein is unknown and is not available to us without unreasonable effort or expense, because some Demand Entities are no longer in existence, some Demand Entities have not agreed to provide Reportable Information, some Demand Entities may not have provided complete Reportable Information, and some Demand Entities may be unable or unwilling to provide Reportable Information without unreasonable effort or expense (or without imposing unreasonable expense on us). The information in this Form ABS-15G has not been verified by any third party. In addition, the information in this Form ABS-15G does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

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Retained Interests in This Securitization

Neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, JPMCB or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See the chart titled “Originators” in “Description of the Mortgage Pool—General” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2024, GSMC originated or acquired approximately 3,443 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $179.9 billion. As of December 31, 2024, GSMC had acted as a sponsor and mortgage loan seller on approximately 501 fixed and floating-rate commercial mortgage-backed securitization transactions. From 2011 through 2024,

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GSMC securitized approximately $110.1 billion of commercial mortgage loans in public and private offerings.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates, or, in certain circumstances, are consultants engaged by or on behalf of GSMC (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. Except as described below, GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

With respect to the BioMed MIT Portfolio Whole Loan, which was co-originated by Goldman Sachs Bank USA, Citi Real Estate Funding Inc., Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association and Societe Generale Financial Corporation, portions of which are being sold by JPMCB, SGFC and GSMC, the JPMCB Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

With respect to the Washington Square Whole Loan, which was co-originated by German American Capital Corporation, Goldman Sachs Bank USA, Bank of Montreal, JPMorgan Chase Bank, National Association and Morgan Stanley Bank, N.A., portions of which are being sold by JPMCB and GSMC, the JPMCB Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. The depositor on behalf of GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
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●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex D-2 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and

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underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2024	$7.1 billion	$7.2 billion
2023	$4.2 billion	$3.8 billion
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.
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Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2024	$5.9 billion	$5.9 billion
2023	$2.1 billion	$2.1 billion
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties (Goldman Sachs Mortgage Company)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

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A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

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The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the
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deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection

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with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property
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prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

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The BioMed MIT Portfolio Whole Loan (8.3%) was (together with any related Companion Loans) co-originated by Goldman Sachs Bank USA, Citi Real Estate Funding Inc., Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association and Societe Generale Financial Corporation. Such Mortgage Loan and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

The Washington Square Mortgage Loan (4.5%) was (together with any related Companion Loans) co-originated by Goldman Sachs Bank USA, German American Capital Corporation, Bank of Montreal, JPMorgan Chase Bank, National Association and Morgan Stanley Bank, N.A. Such Mortgage Loan and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

The 32 Old Slip – Leased Fee Mortgage Loan (1.5%) was (together with any related Companion Loans) co-originated by Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and Morgan Stanley Mortgage Capital Holdings LLC. Such Mortgage Loan and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on August 14, 2025. GSMC’s Central Index Key is 0001541502. With respect to the period from and including July 1, 2022 to and including June 30, 2025, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect

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to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

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% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
Asset Class: Commercial Mortgage Backed Securities
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00

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Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Societe Generale Financial Corporation

General

Societe Generale Financial Corporation, a Delaware corporation (“Societe Generale Financial Corporation”), is a sponsor and a mortgage loan seller in this transaction and an affiliate of SG Americas Securities, LLC, one of the underwriters. Societe Generale Financial Corporation is an indirect subsidiary of Société Générale, a limited company (société anonyme) licensed in France as a credit institution (établissement de crédit) (“Société Générale”). The principal offices of Societe Generale Financial Corporation are located at 245 Park Avenue, New York, New York 10167, telephone number (212) 278-6461.

Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program

Societe Generale Financial Corporation or its affiliates (collectively, the “SGFC Entities”) have been engaged in commercial mortgage securitization in the United States since January 2015, although the SGFC Entities were also engaged in mortgage securitization businesses prior to 2009. Prior to November 2018, the SGFC Entities originated commercial mortgage loans through the New York Branch of Société Générale (“SGNY”). The vast majority of mortgage loans originated by Societe Generale Financial Corporation’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Societe Generale Financial Corporation acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within the SGFC Entities may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by the SGFC Entities through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Societe Generale Financial Corporation’s commercial real estate securitization team originates for securitization purposes:

•	Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hotel, multifamily, residential, healthcare, self storage and industrial properties. These loans are Societe Generale Financial Corporation’s commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.
●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.
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●	Subordinate mortgage loans and mezzanine loans are generally not originated for securitization by Societe Generale Financial Corporation and are sold in individual loan sale transactions.

In general, Societe Generale Financial Corporation does not hold the loans that its commercial real estate securitization team originates until maturity.

Societe Generale Financial Corporation originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor, who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Societe Generale Financial Corporation. Societe Generale Financial Corporation’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Societe Generale Financial Corporation works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

None of the SGFC Entities act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

SGNY sold mortgage loans into securitizations until 2009 and resumed this activity with the WFCM 2015-SG1 transaction. For the period beginning in January 2015 through December 31, 2018, SGNY securitized 196 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $4.8 billion. For the period beginning in February 2019 through June 30, 2025, Societe Generale Financial Corporation securitized 284 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $10.7 billion.

Societe Generale Financial Corporation’s Underwriting Standards

Each of the Mortgage Loans originated by Societe Generale Financial Corporation (“Societe Generale Financial Corporation Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Societe Generale Financial Corporation cannot assure you that every loan will comply in all respects with the guidelines. Societe Generale Financial Corporation’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within the SGFC Entities for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General. Societe Generale Financial Corporation originates mortgage loans for securitization from its headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All

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mortgage loans must be approved by at least one or more members of Societe Generale Financial Corporation’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, Societe Generale Financial Corporation performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Societe Generale Financial Corporation. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated by Societe Generale Financial Corporation must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Societe Generale Financial Corporation typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-value Ratio. Societe Generale Financial Corporation typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as-stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-value Ratio. Societe Generale Financial Corporation’s underwriting standards generally mandate minimum debt service coverage

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ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Societe Generale Financial Corporation may vary from these guidelines.

Escrow Requirements. Generally, Societe Generale Financial Corporation requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Societe Generale Financial Corporation are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or borrower sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Societe Generale Financial Corporation relies on information provided by an independent engineer to make this determination. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Societe Generale Financial Corporation generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where
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a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. Societe Generale Financial Corporation generally obtains a Phase I ESA or an update of a previously obtained Phase I ESA for each mortgaged property prepared by an approved environmental consulting firm. Societe Generale Financial Corporation or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Societe Generale Financial Corporation generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II ESA be obtained, Societe Generale Financial Corporation generally requires such Phase II ESA to be obtained.

Physical Condition Report. Societe Generale Financial Corporation generally obtains a current Physical Condition Report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. Societe Generale Financial Corporation, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Societe Generale Financial Corporation often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a borrower sponsor in lieu of reserves.

Title Insurance Policy. The borrower is required to provide, and Societe Generale Financial Corporation or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

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Property Insurance. Societe Generale Financial Corporation typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors. Other factors that are considered by Societe Generale Financial Corporation in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion under “—Societe Generale Financial Corporation’s Underwriting Standards” above, one or more of the Societe Generale Financial Corporation Mortgage Loans may vary from, or do not comply with, Societe Generale Financial Corporation’s underwriting guidelines described above. In addition, in the case of one or more of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Societe Generale Financial Corporation Mortgage Loans were originated with any material exceptions to Societe Generale Financial Corporation’s underwriting policies.

Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor

Overview. In connection with the securitization described in this prospectus, Societe Generale Financial Corporation, as a sponsor of this offering, has conducted a review of the Societe Generale Financial Corporation Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to such Societe Generale Financial Corporation Mortgage Loans is accurate in all material respects. Societe Generale Financial Corporation determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Societe Generale Financial Corporation Mortgage Loans was conducted as described below with respect to each of those Societe Generale Financial Corporation Mortgage Loans. The review of the Societe Generale Financial Corporation Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Societe Generale Financial Corporation or its affiliates (collectively, the “Societe Generale Financial Corporation Deal Team”) with the assistance of certain third parties. Societe Generale Financial Corporation has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Societe Generale Financial Corporation Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Societe Generale Financial Corporation Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Societe Generale Financial Corporation Deal Team created a database of loan level and property level information, and prepared an asset summary report, regarding each of the Societe Generale Financial Corporation Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals,

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environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Societe Generale Financial Corporation during the underwriting process. After origination of each of the Societe Generale Financial Corporation Mortgage Loans, the Societe Generale Financial Corporation Deal Team may have updated the information in the database and the related asset summary report with respect to the Societe Generale Financial Corporation Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Societe Generale Financial Corporation Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Societe Generale Financial Corporation Mortgage Loan.

A data tape (the “Societe Generale Financial Corporation Data Tape”) containing detailed information regarding each of the Societe Generale Financial Corporation Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Societe Generale Financial Corporation Data Tape was used by the Societe Generale Financial Corporation Deal Team to provide the numerical information regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. Societe Generale Financial Corporation engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Societe Generale Financial Corporation, relating to information in this prospectus regarding the Societe Generale Financial Corporation Mortgage Loans. These procedures included:

●	comparing the information in the Societe Generale Financial Corporation Data Tape against various source documents provided by Societe Generale Financial Corporation;
●	comparing numerical information regarding the Societe Generale Financial Corporation Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Societe Generale Financial Corporation Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Societe Generale Financial Corporation Mortgage Loans disclosed in this prospectus.

Legal Review. Societe Generale Financial Corporation engaged various law firms to conduct certain legal reviews of the Societe Generale Financial Corporation Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Societe Generale Financial Corporation Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Societe Generale Financial Corporation’s standard form loan documents. In addition, origination counsel for each Societe Generale Financial Corporation Mortgage Loan reviewed Societe Generale Financial Corporation’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Societe Generale Financial Corporation Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the Mortgage Loan documents that deviate materially from Societe Generale Financial Corporation’s standard form documents, as identified by Societe Generale Financial Corporation and origination counsel, (ii) a review of the asset summary

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reports and the loan summaries prepared by Societe Generale Financial Corporation relating to the Societe Generale Financial Corporation Mortgage Loans, and (iii) a review of due diligence questionnaires completed by origination counsel.

Societe Generale Financial Corporation prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the 10 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the next 5 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans” in the attached Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Societe Generale Financial Corporation Mortgage Loan, Societe Generale Financial Corporation, together with origination counsel, conducted a search with respect to each borrower under the related Societe Generale Financial Corporation Mortgage Loan to determine whether it filed for bankruptcy. If Societe Generale Financial Corporation became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Societe Generale Financial Corporation Mortgage Loan, the Societe Generale Financial Corporation Deal Team also consulted with the applicable Societe Generale Financial Corporation mortgage loan origination team to confirm that each of the Societe Generale Financial Corporation Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—Societe Generale Financial Corporation’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Societe Generale Financial Corporation will perform a review of any Societe Generale Financial Corporation Mortgage Loan that it elects to substitute for a Societe Generale Financial Corporation Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Societe Generale Financial Corporation, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Societe Generale Financial Corporation may engage a third party to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Societe Generale Financial Corporation and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Societe Generale Financial Corporation to render any tax opinion required in connection with the substitution.

Findings and Conclusions. Societe Generale Financial Corporation found and concluded with reasonable assurance that the disclosure regarding the Societe Generale

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Financial Corporation Mortgage Loans in this prospectus is accurate in all material respects. Societe Generale Financial Corporation also found and concluded with reasonable assurance that the Societe Generale Financial Corporation Mortgage Loans were originated in accordance with Societe Generale Financial Corporation’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Societe Generale Financial Corporation has no history as a securitizer prior to February 2019. Societe Generale Financial Corporation’s Central Index Key number is 0001755531. Societe Generale Financial Corporation most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 13, 2025. Societe Generale Financial Corporation has no history of repurchases or repurchase requests through and including June 30, 2025 required to be reported by Societe Generale Financial Corporation under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations. Further, with respect to the SGFC Entities past commercial mortgage loan securitization activities, SGNY most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 13, 2025. SGNY’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including June 30, 2025, SGNY does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Societe Generale Financial Corporation nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Societe Generale Financial Corporation or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time. See “Credit Risk Retention”.

The information set forth under “—Societe Generale Financial Corporation” has been provided by Societe Generale Financial Corporation.

BSPRT CMBS Finance, LLC

General

BSPRT CMBS Finance, LLC (“BSPRT”) is a sponsor of, and a seller of certain mortgage loans (the “BSPRT Mortgage Loans”) into, the securitization described in this prospectus. BSPRT originated and underwrote all of the BSPRT Mortgage Loans. BSPRT is a limited liability company organized under the laws of the State of Delaware. The primary offices of BSPRT are located at 1345 Avenue of the Americas, Suite 32A, New York, NY 10105.

BSPRT’s Loan Origination and Acquisition History

BSPRT began originating and acquiring commercial mortgage loans in 2017 and has not been involved in the securitization of any other types of financial assets. The commercial mortgage loans originated and acquired by BSPRT include both fixed-rate and floating-rate loans.

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BSPRT originates and acquires commercial mortgage loans from both affiliated and unaffiliated third party originators throughout the United States. The following tables set forth information with respect to originations and acquisitions of fixed rate commercial mortgage loans by BSPRT as of December 31, 2024.

Originations and Acquisitions of Fixed-Rate Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination or Purchase
Originations/Acquisitions	417	$6,004,117,894

In connection with this commercial mortgage securitization transaction, BSPRT will transfer the BSPRT Mortgage Loans to the depositor, who will then transfer the BSPRT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the BSPRT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with the underwriter or the initial purchaser and the depositor, BSPRT will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, BSPRT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the BSPRT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, BSPRT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. We cannot assure you that BSPRT will repurchase or replace, or make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no affiliate of BSPRT will be responsible for doing so if BSPRT fails with respect to its obligations.

BSPRT does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that BSPRT originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, BSPRT sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Review of BSPRT Mortgage Loans

Overview. BSPRT has conducted a review of the BSPRT Mortgage Loans in connection with the securitization described in this prospectus. The review of the BSPRT Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “BSPRT Review Team”). The review procedures described below were employed with respect to all of the BSPRT Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

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Database. Members of the BSPRT Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each BSPRT Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the BSPRT Review Team during the underwriting process. The BSPRT Review Team periodically updated the information in the database and the related asset summary report with respect to such BSPRT Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the BSPRT Review Team.

A data tape (the “BSPRT Data Tape”) containing detailed information regarding each BSPRT Mortgage Loan was created from the information in the database referred to in the prior paragraph. The BSPRT Data Tape was used to provide the numerical information regarding the BSPRT Mortgage Loans in this prospectus.

Data Validation and Recalculation. BSPRT (or the Depositor on its behalf) engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by BSPRT, relating to information in this prospectus regarding the BSPRT Mortgage Loans. These procedures included:

●	comparing the information in the BSPRT Data Tape against various source documents provided by BSPRT that are described under “—Review of BSPRT Mortgage Loans—Database” above;
●	comparing numerical information regarding the BSPRT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BSPRT Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the BSPRT Mortgage Loans disclosed in this prospectus.

Legal Review. BSPRT engaged various law firms to conduct certain legal reviews of the BSPRT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each BSPRT Mortgage Loan, BSPRT’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each BSPRT Mortgage Loan reviewed BSPRT’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the BSPRT Mortgage Loans. Such assistance included, among other things, (i) a review of BSPRT’s asset summary report and its origination counsel’s due diligence questionnaire for each BSPRT Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the BSPRT Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the BSPRT Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which BSPRT was aware at the origination of any BSPRT Mortgage Loan, the BSPRT Review Team requested updates from the related borrower,

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origination counsel and/or borrower’s litigation counsel. BSPRT conducted a search with respect to each borrower under the related BSPRT Mortgage Loan to determine whether it filed for bankruptcy. If the BSPRT Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any BSPRT Mortgage Loan, the BSPRT Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The BSPRT Review Team, with the assistance of applicable origination counsel, also reviewed the BSPRT Mortgage Loans to determine whether any BSPRT Mortgage Loan materially deviated from the underwriting guidelines set forth under “—BSPRT’s Underwriting Standards” below. See “—BSPRT’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, the BSPRT Review Team determined that the disclosure regarding the BSPRT Mortgage Loans in this prospectus is accurate in all material respects. The BSPRT Review Team also determined that the BSPRT Mortgage Loans were originated in accordance with BSPRT’s origination procedures and underwriting criteria, except as described under “—BSPRT’s Underwriting Standards—Exceptions” below. BSPRT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. BSPRT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. BSPRT, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). BSPRT will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by BSPRT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by BSPRT to render any tax opinion required in connection with the substitution.

BSPRT’s Underwriting Standards

Each of the BSPRT Mortgage Loans was originated or acquired by BSPRT. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated or acquired by BSPRT will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular BSPRT Mortgage Loans, see

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“—BSPRT’s Underwriting Standards—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, BSPRT also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from BSPRT. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. BSPRT’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 75.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by BSPRT and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that BSPRT or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

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The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.
●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.
●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located

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and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, BSPRT typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or the scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, BSPRT will generally examine whether the use and occupancy and construction of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance

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may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, BSPRT may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or BSPRT has a reasonable likelihood of recovering approximately 75% of proceeds from the casualty; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, BSPRT may require the borrower to remediate such violation and, subject to the discussion under “—BSPRT’s Underwriting Standards —Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on BSPRT’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, BSPRT may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay, or there is sufficient evidence that such sole or major tenant is paying, taxes directly.
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●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain, or there is sufficient evidence that such sole or major tenant is maintaining, the insurance or is permitted to self-insure.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.
●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.
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●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the BSPRT Mortgage Loans, see Annex A-1.

Exceptions. The BSPRT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

BSPRT has no history as a securitizer prior to November 2017. BSPRT most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2025. BSPRT’s Central Index Key Number is 0001722518. As of June 30, 2025, BSPRT has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

As of the date of this prospectus, neither BSPRT nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, BSPRT and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—BSPRT CMBS Finance, LLC” has been provided by BSPRT.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator and a mortgage loan seller, and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the

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extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2025-C65 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted Mortgage Loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Certificate Administrator and Trustee”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities

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described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the underwriters. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Certificate Administrator and Trustee

Computershare Trust Company, National Association (“Computershare Trust Company”) will act as certificate administrator (in such capacity, the “Certificate Administrator”), certificate registrar, trustee (in such capacity, the “Trustee”) and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $5.3 billion (USD) in assets as of June 30, 2025. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer-related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On November 1, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (and together with Wells Fargo Bank, collectively “Wells Fargo”) sold substantially all of its Corporate Trust Services (“CTS”) business to Computershare Limited, Computershare Trust Company, and Computershare Delaware Trust Company (collectively, “Computershare”). Virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On and after November 1, 2021, Wells Fargo has been transferring its roles, duties, rights, and liabilities under the relevant transaction agreements to Computershare. For any transaction where the roles of Wells Fargo have not yet transferred to Computershare, Computershare, as of November 1, 2021, performs all or virtually all of the obligations of Wells Fargo as its agent as of such date.

Trustee

Computershare Trust Company will act as trustee pursuant to the PSA. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As

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of June 30, 2025, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 614 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $401 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of June 30, 2025, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1,301 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $739 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any cash credited to the accounts that the certificate administrator is required to maintain pursuant to the PSA will be held by one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Custodian

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of June 30, 2025, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 450,880 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by one or more sponsors

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or their affiliates and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For three CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2024 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2024 Computershare CMBS Annual Statement of Compliance”).

For one CMBS transaction, the related Subject 2024 Computershare CMBS Annual Statement of Compliance disclosed an administrative error relating to adjusted coupon rates and allocation of additional cash that resulted in an overpayment to one class of certificates with a corresponding underpayment to another class of certificates. Computershare Trust Company corrected the error within five days of the distribution.

For one CMBS transaction, the related Subject 2024 Computershare CMBS Annual Statement of Compliance disclosed an administrative error processing an interest adjustment in the servicer’s report that resulted in an underpayment to one class of certificates with a corresponding aggregate overpayment to three different classes of certificates. Computershare Trust Company revised the distribution to correct the payment error two months after the payment error occurred and distributed the funds the next month.

For one CMBS transaction, the related Subject 2024 Computershare CMBS Annual Statement of Compliance disclosed an administrative error processing the Initial Month’s Interest Deposit Amount that resulted in an underpayment to several classes of certificates with no corresponding overpayment. Computershare Trust Company revised the distribution to correct the payment error prior to the next distribution.

For each of the three CMBS transactions, the related Subject 2024 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has reinforced its policies or implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, Computershare Trust Company or its affiliates may, from time to time after the initial sale of the certificates on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator and Trustee” has been provided by Computershare Trust Company.

The current long-term issuer ratings of Computershare are “BBB(high)” by Morningstar DBRS, “BBB+” by Fitch, “A-” by KBRA, “Baa2” by Moody’s and “BBB” by S&P.

For a description of any material affiliations, relationships and related transactions between Computershare Trust Company and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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The certificate administrator and the trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator and the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s and the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association ("Midland"), is expected to be the master servicer and in this capacity will be responsible for the master servicing and administration of the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing and asset management for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P, Moody’s, Fitch, DBRS, Inc. (“DBRS Morningstar”) and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Strong”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer, “MOR CS1” for primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed.

Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. While Midland recently commenced a work from home strategy for certain personnel, Midland's policies, operating procedures and business continuity plan contemplate and provide the mechanism for any Midland personnel currently working in the office to transition to work from home as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

In accordance with the PSA, Midland has engaged (or may in the future engage) one or more third-party vendors and/or affiliates to support Midland’s performance of certain duties and/or obligations under the PSA, including, but not limited to, with respect to one or more of the following tasks:

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●	converting and de-converting loans to or from the servicing system and setting up any applicable cash management waterfall;
●	calculating certain amounts such as principal and interest payments, default interest, deferred interest, rent escalations, financial statement penalty fees, payoff amounts and other ad hoc items;
●	calculating remittances and allocated loan and appraisal reduction amounts and preparing remittance reports and other related reports, including Schedule AL;
●	administering certain aspects relating to reserve account disbursement requests;
●	assisting with the collection of financial/operating statements and rent rolls and performing operating statement and rent roll spreading activities;
●	monitoring covenant compliance and occupancy and tenant-related triggers, completing certain covenant calculations, tests and related analyses and identifying loans for Midland to proceed with cash management implementation;
●	UCC, tax and insurance-related researching, monitoring, filing, reporting, collecting and tracking, and lien release filing and tracking;
●	performing property inspections and preparing the related property inspection reports;
●	updating of the servicing system periodically with certain information, such as with respect to borrower, collateral, loan terms, escrows, reserves, covenants, loan-level transactions (i.e., amendments, assumptions, defeasances, etc.) and servicing fees;
●	processing loan and bring current statements and updating receivables;
●	per Midland’s requirements, generating certain correspondence including hello letters, missed payment letters, financial statement demand letters and event of default letters; and
●	one or more additional tasks assigned by Midland; provided, however, such tasks will not include holding or collecting funds or performing asset management (other than document review and preparation in support of Midland’s asset managers’ processing of certain asset management transactions).

Notwithstanding the foregoing, Midland will remain responsible for Midland’s duties and/or obligations under the PSA. Midland monitors and oversees its third-party vendors in compliance with its internal procedures, the PSA and applicable law.Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of

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Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CRE Servicing Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders prospective transferees of the certificates and other appropriate parties may obtain access to CRE Servicing Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CRE Servicing Insight®.

Midland anticipates acquiring the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the mortgage loans sold to the depositor by the mortgage loan sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Non-Serviced Mortgage Loan, 0.000625%.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

As of June 30, 2025, Midland was master and primary servicing approximately 19,224 commercial and multifamily mortgage loans with a principal balance of approximately $435 billion. The collateral for such loans may be located in all 50 states, the District of Columbia, Puerto Rico, Guam, US Virgin Islands and Canada. Approximately 13,803 of such loans, with a total principal balance of approximately $352 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2022 to 2024.

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Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2022	2023	2024
CMBS	$328	$336	$347
Other	$315	$244	$173
Total	$642	$580	$521

As of June 30, 2025, Midland was named the special servicer in approximately 306 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $112 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 219 assets with an outstanding principal balance of approximately $5.5 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2022 to 2024.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2022	2023	2024
Total	$162	$119	$118

Pursuant to certain interim servicing agreements between JPMorgan Chase Bank, National Association and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the JPMCB Mortgage Loans.

Pursuant to certain interim servicing agreements between Goldman Sachs Mortgage Company and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

Pursuant to certain interim servicing agreements between Societe Generale Financial Corporation and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Societe Generale Financial Corporation Mortgage Loans.

Midland is also anticipated to be the master servicer under the BMO 2025-C13 pooling and servicing agreement pursuant to which The Willard & The Met Whole Loan is anticipated to be serviced.

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing certificateholder, any holder of a companion loan, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or

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(ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than Midland.

The foregoing information set forth under this “Transaction Parties—The Master Servicer” heading has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of Midland as master servicer), the Certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

For a description of any material affiliations, relationships and related transactions between Midland, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Midland will have various duties under the PSA. Certain duties and obligations of Midland are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Midland, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Primary Servicer

General. Trimont LLC, a Georgia limited liability company (“Trimont”), will act as the primary servicer for the Serviced Mortgage Loans for which Wells Fargo Bank is acting (solely or jointly) as Mortgage Loan Seller being the 4 Union Square South Mortgage Loan, the Market Place Center Mortgage Loan, the Marriott Greensboro Downtown Mortgage Loan, the Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan, the Hampton Inn Blue Ridge Mortgage Loan, the Hampton Inn Danville Mortgage Loan, and the Stor N Lock -

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Santa Rosa Mortgage Loan (the “Trimont Serviced Mortgage Loans”). Trimont will be responsible for the primary servicing and administration of the Trimont Serviced Mortgage Loans (and any related Serviced Companion Loans) pursuant to a primary servicing agreement between Trimont, as primary servicer, and Midland, as master servicer (the “Trimont Primary Servicing Agreement”). Trimont is also the Non-Serviced Master Servicer for the Washington Square Whole Loan and the 32 Old Slip - Leased Fee Whole Loan under the BMO 2025-C12 PSA.

Trimont is a provider of loan servicing, asset management, due diligence, and customized advisory solutions. The principal servicing offices of Trimont are located at 550 South Tryon Street, Charlotte, North Carolina 28202 and Two Alliance Center, 3560 Lenox Road NE, Suite 2200, Atlanta, Georgia 30326. Trimont also has offices in the US located in Overland Park, Kansas, New York, New York, and Dallas, Texas.

As of March 1, 2025 (“CMS Acquisition Closing Date”), Trimont purchased the third-party servicing segment (“CMS”) of Wells Fargo Bank’s commercial mortgage servicing business (the “CMS Transaction”). See “—CMS Transaction” below. As of the CMS Acquisition Closing Date, Trimont is rated (ranked) by Fitch, S&P and Morningstar DBRS as a master servicer, a primary servicer and a special servicer of commercial mortgage loans in the US. Trimont’s servicer ratings (rankings) by each of these agencies are outlined below:

US Servicer Ratings	Fitch[1]	S&P	Morningstar DBRS[3]
Primary Servicer:	CPS2	Strong	MOR CS2
Master Servicer:	CMS3+	Average[2]	MOR CS3
Special Servicer:	CSS2	Strong	MOR CS2

1 The Fitch primary servicer and special servicer ratings of Trimont have been placed on “Rating Watch Negative” during the integration period associated with the CMS Transaction as is consistent with Fitch’s criteria and historical practice.

2 The S&P master servicer rating of Trimont has been placed on “Rating Watch Positive” during the integration period associated with the CMS Transaction.

3 Morningstar DBRS has designated the trends for the primary servicer and special servicer rankings of Trimont as “Stable”, and the trend for the master servicer ranking as “Positive”.

Trimont is also rated ‘Strong’ as a Construction Loan Servicer by S&P in the US.

Prior to the CMS Acquisition Closing Date, Trimont had been primary servicing and special servicing securitized and non-securitized commercial and multifamily loans in excess of 15 years.

The following table sets forth information prior to the CMS Acquisition Closing Date about Trimont’s portfolio of primary serviced commercial and multifamily loans (securitized and non-securitized) as of the dates indicated.

Commercial and Multifamily Mortgage Loans	As of 12/31/2022	As of 12/31/2023	As of 12/31/2024
By Approximate Number:	2,574	2,529	2,301
By Approximate Aggregate Unpaid Principal Balance (in billions):	$100.4	$110.1	$114.6

The following table sets forth information as of June 30, 2025 showing the portfolio of Trimont master or primary serviced commercial and multifamily loans (securitized and non-securitized).

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Commercial and Multifamily Mortgage Loans	As of 6/30/2025
By Approximate Number:	20,735
By Approximate Aggregate Unpaid Principal Balance (in billions):	$599.74

The properties securing the loans in Trimont’s servicing portfolio include multifamily, office, retail, hospitality, industrial and other income producing properties.

Within this servicing portfolio, as of June 30, 2025, approximately 16,676 commercial and multifamily loans with an unpaid principal balance of approximately $422.02 billion were loans that back commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities.

Trimont has operating procedures across the various servicing functions to maintain compliance with its servicing obligations and servicing standards under Trimont’s servicing agreements. The only significant changes in Trimont’s policies and procedures over the past three years have come in response to changes in federal or state law or investor requirements. Since the CMS Acquisition Closing Date, Trimont has been incorporating CMS master and primary servicing policies and procedures into its best practices for servicing CMS Loans and newly originated commercial and multifamily loans, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event.

Trimont’s servicing platform allows Trimont to process loan servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

Prior to the CMS Acquisition Closing Date, Trimont was not the designated primary advancing agent for any of the mortgage loans it serviced. In connection with the CMS Transaction, Trimont acquired the outstanding CMS servicer advances using funding from a Wells Fargo Bank credit facility and other capital sources and expects to use such credit facility and other capital sources to fund the future advancing obligations of Trimont as servicer under the servicing agreements that transferred to Trimont on, or that Trimont enters into following the CMS Acquisition Closing Date.

The following table sets forth information as of June 30, 2025 showing the approximate principal and interest advances and protective property advances held by Trimont, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations.

As of	Approximate Securitized Master-Serviced Portfolio (UPB)**	Approximate Outstanding Advances (P&I and PPA)**	Approximate Outstanding Advances as % of UPB
6/30/2025	$412,508,380,703	$958,602,236	0.23%

** “UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Trimont may perform some of its obligations under the Trimont Primary Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries, including the

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engagement of third-party vendors to provide technology or process efficiencies. Trimont monitors its third-party vendors in compliance with its internal procedures and applicable law. Trimont has entered into contracts directly with third-party vendors and may also obtain services from third party vendors through Wells Fargo Bank under the Transition Agreement (as hereinafter defined) for some or all of the following functions:

●	provision of Strategy and Strategy CS software;
●	audit services;
●	tracking and reporting of flood zone changes
●	abstracting of leasing consent requirements contained in loan documents;
●	legal representation;
●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Trimont;
●	performance of property inspections;
●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;
●	Uniform Commercial Code searches and filings;
●	insurance tracking and compliance;
●	onboarding-new loan setup;
●	lien release-filing and tracking;
●	credit investigation and background checks; and
●	defeasance calculations.

Trimont may also enter into agreements with certain firms to act as a sub-subservicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and Serviced Companion Loans it services. Trimont will monitor and review the performance of sub-servicers appointed by it. Generally, all amounts received by Trimont on the Mortgage Loans and Serviced Companion Loans it services will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Trimont and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Trimont, that amount may be transferred to a common disbursement account prior to disbursement.

Trimont will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or Serviced Companion Loans it services. On occasion, Trimont may have custody of certain of such documents as are necessary for enforcement actions involving such Mortgage Loans, Serviced Companion Loans, or otherwise. To the extent Trimont performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

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There are, to the actual current knowledge of Trimont, no special or unique factors of a material nature involved in servicing the Mortgage Loans and Serviced Companion Loans it services or is anticipated to service, as compared to the types of assets serviced by Trimont in other commercial real estate securitization pools generally.

Trimont does not believe that its financial condition will have any adverse effect on the performance of its duties under the Trimont Primary Servicing Agreement and, accordingly, Trimont believes that its financial condition will not have any material impact on the performance of the Mortgage Loans it services or the Certificates.

No securitization involving commercial or multifamily real estate loans in which Trimont was acting as a servicer has experienced a servicer event of default as a result of any action or inaction of Trimont in such capacity, including as a result of Trimont’s failure to comply with the applicable servicing criteria in connection with any securitization.

From time to time, Trimont is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Trimont does not believe that any such lawsuits or legal proceedings, individually or in the aggregate, would be material to the Certificateholders. There are no legal proceedings pending against Trimont, or to which any property of Trimont is subject, that are material to the Certificateholders, nor does Trimont have actual knowledge of any proceedings of this type contemplated by governmental authorities.

A Trimont website (https://cmsview.trimont.com/tcms) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Trimont is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Trimont will enter into an agreement with Wells Fargo Bank (1) to purchase the primary servicing rights to the Trimont Serviced Mortgage Loans and any related Serviced Companion Loans and/or (2) to be appointed as the primary servicer with respect to the Trimont Serviced Mortgage Loans and any related Serviced Companion Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo Bank (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by Wells Fargo Bank or its affiliates from time to time, which may include certain of the Mortgage Loans for which Wells Fargo Bank is acting as Mortgage Loan Seller.

Pursuant to certain interim servicing arrangements between Argentic (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by Argentic or its affiliates from time to time, which may include certain of the Mortgage Loans for which Argentic is acting as Mortgage Loan Seller.

Pursuant to certain interim servicing arrangements between GSMC (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by GSMC or its affiliates from time to time, which may include certain of the Mortgage Loans for which GSMC is acting as Mortgage Loan Seller.

Pursuant to certain interim servicing arrangements between Societe Generale Financial Corporation (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by Societe Generale Financial

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Corporation or its affiliates from time to time, which may include certain of the Mortgage Loans for which Societe Generale Financial Corporation is acting as Mortgage Loan Seller.

Pursuant to certain interim servicing arrangements between BSPRT (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by BSPRT from time to time, which may include certain of the Mortgage Loans for which BSPRT is acting as Mortgage Loan Seller.

Neither Trimont nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Trimont or its affiliates may, from time to time after the initial sale of certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

CMS Transaction

As of the CMS Acquisition Closing Date, Trimont purchased the third-party servicing segment (“CMS”) of Wells Fargo Bank’s commercial mortgage servicing business. The CMS Transaction did not include Wells Fargo Bank’s rights and obligations related to the servicing of loans that Wells Fargo Bank originated for Fannie Mae, Freddie Mac, and FHA/Ginnie Mae, which will continue to be serviced by Wells Fargo Bank.

Senior leadership of Trimont and CMS and certain Trimont and former Wells Fargo Bank corporate functions that supported CMS were generally integrated within Trimont on or shortly following the CMS Acquisition Closing Date. Most of the CMS employees along with relevant CMS systems, technologies and operating procedures and guidelines supporting CMS were transferred to Trimont as part of the CMS Transaction. Further, as of the CMS Acquisition Closing Date, Wells Fargo Bank’s duties, obligations, and rights as servicer, under the related servicing agreements were transferred to Trimont, subject to the terms and conditions of such servicing agreements.

In order to facilitate the transition of CMS to Trimont, Wells Fargo Bank and Trimont entered into a Transition Services Agreement (“Transition Agreement”) pursuant to which Wells Fargo Bank agreed to provide certain support services, or cause such services to be provided, to Trimont for 12 months from the CMS Acquisition Closing Date (with two 3-month extension options) (the “Transition Period”).

Trimont operates two loan servicing technology platforms with each using a separate instance of McCracken Financial Solutions software, Strategy CS. During a portion or all of the Transition Period, Trimont expects to continue to service the loans it was servicing prior to the CMS Acquisition Closing Date using operating guidelines, procedures and the servicing technology platform that Trimont was using prior to the CMS Acquisition Closing Date. During a portion or all of the Transition Period, Trimont expects to service loans serviced under the servicing agreements transferred in connection with the CMS Transaction and certain loans serviced under CMBS servicing agreements entered into by Trimont after the CMS Acquisition Closing Date (“CMS Loans”), including the Mortgage Loans it services, in accordance with the CMS operating guidelines, procedures and servicing technology platform.

Summary of the Primary Servicing Agreement

Trimont LLC will be appointed to act as the primary servicer with respect to all of the Trimont Serviced Mortgage Loans pursuant to a primary servicing agreement between

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Midland, as master servicer, and Trimont LLC, as primary servicer (the “Primary Servicing Agreement”). The Primary Servicing Agreement will govern the primary servicing of all the Trimont Serviced Mortgage Loans.

Pursuant to the Primary Servicing Agreement, the primary servicer, on behalf of the master servicer, will be responsible for certain cashiering and other obligations of the master servicer described under “Pooling and Servicing Agreement” in this prospectus with respect to the Trimont Serviced Mortgage Loans. The Primary Servicing Agreement will obligate the primary servicer to comply with all applicable terms and conditions of the PSA and diligently primary service and administer the Trimont Serviced Mortgage Loans that it is obligated to service pursuant to the Primary Servicing Agreement, as an independent contractor, on behalf of the trust fund, in the best interests of and for the benefit of the relevant parties in interest and in accordance with the Servicing Standard. See “Pooling and Servicing Agreement—Servicing Standard” in this prospectus.

Subject to the terms of the Primary Servicing Agreement, the primary servicer will be entitled to receive as compensation for its activities thereunder a primary servicing fee with respect to each of the Trimont Serviced Mortgage Loans from the master servicer, to the extent the master servicer receives its Servicing Fees with respect such Mortgage Loan under the PSA. In addition, the primary servicer will be entitled to retain certain additional servicer compensation payable to the master servicer under the PSA. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Master Servicer Compensation” in this prospectus.

The primary servicer may not resign as primary servicer except (a) by mutual consent of the primary servicer and the master servicer, or (b) upon certain conditions as further set forth in the Primary Servicing Agreement.

The primary servicer can only be terminated for cause by the master servicer or the Trustee, as the case may be, in connection with certain termination events specified in the Primary Servicing Agreement.

The Special Servicer

Argentic Services Company LP, a Delaware limited partnership (“ASC”) and will act as the special servicer (in such capacity, the “Special Servicer”) under the PSA. ASC will be responsible for special servicing and administration if such loans were to become a “specially serviced loan” or “REO property” pursuant to the PSA. ASC maintains its principal servicing office at 740 East Campbell Rd. Suite 600, Richardson Texas 75081 and its telephone number is 469-609-2000.

ASC currently has a commercial special servicer rating of “CSS2-” by Fitch, a commercial loan special servicer rating of “Above Average” by S&P and a Morningstar DBRS Commercial Mortgage Special Servicer Ranking of MOR CS2.

ASC, formed in 2019, began operations in early 2020 and is a limited partnership ultimately controlled by, and majority-owned by, funds managed by Elliott Investment Management L.P. and its affiliates (collectively, “Elliott”). As of June 30, 2025, Elliott manages approximately $76.1 billion in assets. Certain key employees of ASC and Argentic Investment Management LLC (“AIM”) retain a minority stake in ASC ownership. In addition to being affiliates of Elliott and AIM, ASC is an affiliate of (i) Argentic Real Estate Finance 2 LLC, the mortgage loan seller, originator, sponsor and the retaining sponsor, (ii) Argentic Securities Holdings 2 Cayman Limited, the entity expected to be the holder of the VRR

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Interest and the HRR Interest certificates, (iii) Argentic CMBS Holdings II Limited, the entity that is expected to purchase the Class X-E and Class E certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention” in this prospectus) on the Closing Date and (iv) Argentic Securities Income USA 2 LLC, the entity that is expected to be appointed as the initial directing certificateholder (other than with respect to any non-serviced mortgage loans or any Excluded Loan).

Except as disclosed in the previous paragraph, neither ASC nor any of its affiliates will retain any other certificates issued by the issuing entity or any other economic interest in this securitization. However, ASC or its affiliates may retain or own in the future, after the Closing Date, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the portion of the risk retention interest) at any time. Argentic Securities Holdings 2 Cayman Limited will be required to retain its portion of the risk retention risk for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules.

The following table sets forth information about ASC’s total portfolio of named special servicing for commercial and multifamily mortgage loans as of the dates indicated:

Named Special Servicing	December 31, 2022	December 31, 2023	December 31, 2024	As of June 30, 2025
By Approximate Number:	1,206	1,346	1,458	1,596
By Approximate Aggregate Unpaid Principal Balance (in billions):	$24.51	$31.51	$38.16	$44.73

As of June 30, 2025, ASC had twenty-four (24) employees responsible for special servicing of commercial mortgage loans, including its senior management team averaging over 36 years of industry experience. ASC was named special servicer on 75 securitized pools (70 commercial mortgage-backed securities pools and 5 collateralized loan obligation pools) including 1,596 loans secured by 2,555 properties with an unpaid balance of approximately $44.727 billion as of June 30, 2025. As of June 30, 2025, ASC was actively managing 42 commercial mortgage-backed securities loans, secured by 92 properties (including 8 REO properties) with an approximate unpaid balance of $2.197 billion.

ASC uses a cloud hosted, web browser interface, special servicing and asset management system as its system of record (“RealINSIGHT”). RealINSIGHT is a full-function loan and real estate underwriting, asset management, data and document repository, credit surveillance and reporting system that supports the start-to-finish, life cycle management of performing and distressed asset portfolios, special servicing and risk management. RealINSIGHT with its enhanced features for managing servicing, risk and compliance processes has the following features: various communication mechanisms (alerts, messages, notifications), standard action and resolution reports/templates (including asset status reports and consent memoranda), industry standard reports (including the industry standard special servicing loan and property data files and liquidation templates), the ability to build custom reports and models including dashboards and analytics, structured guidance to build workflows and action plans, recordkeeping modules for document, vendor management, and geographic mapping.

ASC has its own watch list and surveillance reports to monitor monthly CREFC® IRP reports produced by the master servicer in comparison to ASC’s internal reports using RealINSIGHT to identify degradation of performance or other potential transfer events. Although ASC’s internal watch list criteria overlaps with CREFC®’s portfolio review guidelines

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in some instances, ASC’s criteria are more conservative and broader in order to not overcomplicate or restrict any watch list determinations. ASC revises and enhances its watch list criteria as necessary to ensure “early detection” of potential collateral or borrower issues.

ASC has a shared services agreement with AIM wherein AIM provides certain non-servicing support functions and non-personnel services to ASC. These areas of support include legal, finance, human resource services and information technology. As required, ASC engages vendors for third party services pertaining to, among other things, (i) the preparation of appraisals, inspections, surveys, title updates or policies, and environmental and property condition reports, and (ii) actions and decisions for legal issues, property management, listing, leasing, brokerage, tax appeal, REO insurance and operating information analysis.

ASC has detailed operating policies and procedures (including templates and exhibits) which are formally reviewed on an annual basis, and adopts interim changes as necessary to: (i) the extent required by applicable law or regulation including in accordance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act; (ii) maintain current industry best practices based on ASC’s participation in various industry associations and its external communications with clients and other constituents; and (iii) address material changes to its business or the overall business environment that it believes warrant a change to its policies and procedures. ASC has a documented disaster recovery and business continuity plan. ASC does not have a stand-alone internal audit department. ASC has engaged a qualified independent public accounting firm that is registered with the Public Company Accounting Oversight Board, and co-sources internal audit functions.

ASC does not believe that its financial condition will have any adverse effect on the performance of its duties under the applicable pooling and servicing agreement and, accordingly, will not have any material impact on the performance of the mortgage loans or the certificates.

ASC, in its role as a special servicer, does not establish any bank accounts except for REO bank accounts as required pursuant to the transaction documents. All such accounts will be established at financial institutions meeting the requirements of the related transaction documents. Funds in such accounts will not be commingled.

In its capacity as special servicer, ASC will not have primary responsibility for custody services of original documents evidencing the mortgage loans, but may from time to time have custody of certain such documents as necessary for enforcement actions or otherwise. To the extent that ASC has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard set forth in the PSA.

ASC expects from time-to-time to be a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of its business. ASC does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA. There are currently no proceedings pending and no legal proceedings known to be contemplated by governmental authorities, against ASC or of which any of its property is the subject, which are material to the certificate holders.

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No securitization transaction involving commercial or multifamily mortgage loans in which ASC is acting as special servicer has experienced an event of default as a result of any action or inaction by ASC as special servicer. ASC has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by ASC with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which ASC was acting as special servicer.

ASC may enter into one or more arrangements with the applicable directing certificate holder, holders of certificates of the controlling class or any person with the right to appoint or remove and replace the Special Servicer and to provide for a discount and/or revenue sharing with respect to certain of the special servicing compensation in consideration of, among other things, ASC’s appointment as Special Servicer under the PSA and any related intercreditor agreement and limitations on such person’s right to replace the Special Servicer.

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Certificateholder (for so long as a Control Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer or Special Servicer” in this prospectus.

Certain duties and obligations of ASC as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of ‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “—Inspections”, “—Collection of Operating Information” and “Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” in this prospectus. ASC’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

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The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer generally will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831. Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform utilizes compliance checking software and has a team of industry specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support, and expert testimony as well as other consulting assignments.

As of June 30, 2025, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 310 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $279 billion. As of June 30, 2025, Pentalpha Surveillance was acting as asset representations reviewer for 140 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $129 billion.

Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any of its property is subject, that are material to the Certificateholders, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification.” Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”. The operating advisor’s and the asset representations reviewer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (the “Credit Risk Retention Rules”). Argentic Real Estate Finance 2 LLC, a Delaware limited liability company, will act as the “retaining sponsor” (as defined in Regulation RR, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement in accordance with Regulation RR promulgated under Section 15G of the Exchange Act (“Regulation RR”), which implements the Credit Risk Retention Rules, through a combination of the following:

●	the acquisition by Argentic Securities Holdings 2 Cayman Limited (the “Retaining Party”), a Cayman Islands limited partnership and an MOA of Argentic, on the Closing Date of an “eligible horizontal residual interest” (as defined in Regulation RR) (referred to herein as the “HRR Interest”), which will consist of the Class F-RR and Class G-RR certificates (in each case, excluding the portion comprising a part of the VRR Interest), collectively expected to represent approximately 2.03% of the aggregate fair value of all applicable “ABS Interests” issued by the Issuing Entity (consisting of the Certificates (other than the Class R Certificates)), as of the Closing Date, determined in accordance with GAAP; and
●	the acquisition by the Retaining Party on the Closing Date of an “eligible vertical interest” (as defined in Regulation RR) (referred to herein as the “VRR Interest”), which is expected to represent approximately 2.99% of each class of ABS Interests and represented by approximately 2.99% of the Certificate Balance, Notional Amount or Percentage Interest, as applicable, of each class of certificates other than the Class R Certificates, as set forth below.

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Class of Certificates	Approximate Initial Certificate Balance, Notional Amount or Percentage Interest to be Retained(1)
Class A-1	$224,000
Class A-SB	$286,000
Class A-4	$3,469,000
Class A-5	$10,441,000
Class A-S	$2,009,000
Class B	$1,082,000
Class C	$850,000
Class D	$670,000
Class E	$464,000
Class F-RR	$309,000
Class G-RR	$799,000
Class X-A	$14,419,000
Class X-B	$3,940,000
Class X-D	$670,000
Class X-E	$464,000

(1)	Approximate, subject to a permitted variance of plus or minus 5.

The sum of (i) the percentage of the aggregate Certificate Balance of all Certificates (other than the Class R Certificates) as of the Closing Date that is represented by the VRR Interest and (ii) the percentage of the fair value of all Certificates (other than the Class R Certificates) that is represented by the HRR Interest will equal approximately 5.02% as of the Closing Date.

“MOA” means a “majority-owned affiliate”, as defined in Regulation RR.

While the Retaining Sponsor will initially partially satisfy its risk retention requirements through the purchase by the Retaining Party of the HRR Interest, the Retaining Sponsor is permitted under the Credit Risk Retention Rules under certain circumstances to transfer the HRR Interest to a “third-party purchaser” (as defined in Regulation RR) at any time on or after the date that is 5 years after the Closing Date. Any such transfer will be subject to the satisfaction of all applicable provisions under the Credit Risk Retention Rules. See “—Hedging, Transfer and Financing Restrictions” below.

Notwithstanding any references in this prospectus or the PSA to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for purposes of this transaction, 0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in Rule 17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5.0%; subject to a minimum Required Credit Risk

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Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Material Terms of the VRR Interest

For a description of the material terms of the classes of certificates that comprise the VRR Interest, see “Description of the Certificates”. You are strongly urged to review this prospectus in its entirety.

Material Terms of the HRR Interest

The Retaining Party will purchase the HRR Interest (consisting of the portions of the Class F-RR and Class G-RR certificates set forth below) for cash on the Closing Date at the price set forth in the table below:

Class of Certificates	Initial Certificate Balance	Fair Value (in % and $)(1)	Purchase Price (in % and $)(2)
Class F-RR	$10,024,000	0.57%/$4,085,422	40.7564%/$4,085,422
Class G-RR	$25,896,246	1.47%/$10,554,378	40.7564%/$10,554,378

(1)	The fair value of the applicable portion of each Class that constitutes a part of the HRR Interest (expressed as a percentage of the fair value of all of the ABS Interests and as a dollar amount).
(2)	Expressed as a percentage of the initial Certificate Balance of the portion of the Class F-RR and Class G-RR Certificates that the Retaining Party expects to purchase on the Closing Date and which constitutes part of the HRR Interest, and as a dollar amount, in each case excluding accrued interest.

The fair value of the HRR Interest is equal to approximately $14,639,799, representing approximately 2.03% of the aggregate fair value of all ABS Interests. The aggregate fair value of all ABS Interests is approximately $719,890,826. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for all certificates (other than the Class R certificates) issued by the Trust.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $35,994,541, representing 5.0% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Interest that will be retained by the Retaining Sponsor based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such disclosures are expected to be included in a Current Report on Form 8-K on, or a reasonable period after, the Closing Date.

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On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D and Class X-E certificates, in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”). On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, in each case until the Certificate Balance of that class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions” and “—Subordination; Allocation of Realized Losses”.

The approximate fair value of each class of certificates (other than the Class R certificates) based on actual sales prices and final tranche sizes is set forth below:

Fair Values(1)

Class of Certificates	Fair Value
Class A-1	$7,473,948
Class A-SB	$9,830,282
Class A-4	$117,175,709
Class A-5	$359,634,030
Class X-A	$40,380,222
Class X-B	$5,585,104
Class A-S	$69,177,084
Class B	$37,251,359
Class C	$28,415,687
Class X-D	$3,899,268
Class X-E	$2,010,846
Class D	$16,604,802
Class E	$7,361,105
Class F-RR	$4,211,359
Class G-RR	$10,880,021

(1)	With respect to any scenario set forth in the above table that results in the Fair Value Condition not being satisfied, in order to satisfy the Fair Value Condition, the Retaining Sponsor may retain an additional amount of each ABS Interest as part of the VRR Interest.

The aggregate fair value of all of the classes of certificates (other than the Class R certificates) is approximately $719,890,826, excluding accrued interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

For a description of payment and other material terms of the Class F-RR and Class G-RR certificates see “Description of the Certificates” in this prospectus.

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Hedging, Transfer and Financing Restrictions

The Retaining Sponsor will agree to be the “retaining sponsor” (as defined in Regulation RR) and to hold or cause the VRR Interest and the HRR Interest to be held in accordance with the provisions of the Credit Risk Retention Rules, which includes certain restrictions on hedging, transfer and financing of the VRR Interest and the HRR Interest. These restrictions provide that (i) the Retaining Sponsor may not transfer its VRR Interest, except to a “majority-owned affiliate” (as defined in Regulation RR and in accordance with the Credit Risk Retention Rules) and may transfer the HRR Interest to a “third-party purchaser” (as defined in Regulation RR) (a “Successor Third-Party Purchaser”) on and after the date that is 5 years after the Closing Date and in accordance with the Credit Risk Retention Rules or another “majority-owned affiliate”, (ii) the Retaining Sponsor and its affiliates will not be permitted to engage in any hedging transactions (except as permitted pursuant to the Credit Risk Retention Rules) if payments on the hedge instrument are materially related to the credit risk of the VRR Interest or the HRR Interest and the hedge position would limit the financial exposure to the credit risk of the VRR Interest or the HRR Interest and (iii) neither the Retaining Sponsor nor any of its affiliates may pledge the VRR Interest or the HRR Interest as collateral for any obligation unless such obligation is with full recourse to the sponsor or affiliate, respectively.

As of the Closing Date, the Retaining Sponsor expects to obtain financing with respect to, and pledge (directly or indirectly) its interest in, the VRR Interest in a manner that is in compliance with the Credit Risk Retention Rules. See “Risk Factors—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—The Repurchase Finance Facility Could Cause the Retaining Sponsor to Fail to Satisfy the Credit Risk Retention Rules”.

Subject to the previous paragraph, the restrictions on hedging and transfer under the Credit Risk Retention Rules will apply during the period commencing on the Closing Date and expiring on the date that is the earliest of (A) the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the sum of the total outstanding Certificate Balance of the certificates as of the Closing Date; and (iii) two years after the Closing Date, (B) solely with respect to the HRR Interest to the extent that the HRR Interest has been transferred to a Successor Third-Party Purchaser, the date on which all of the Mortgage Loans have been defeased in accordance with paragraph (b)(8)(i) of Rule 7 under Regulation RR and (C) any date on which the Credit Risk Retention Rules cease to require the retention of risk with respect to the securitization of the Mortgage Loans contemplated by the PSA, resulting from the repeal, amendment or modification of all or any applicable portion of the Credit Risk Retention Rules.

Operating Advisor

The operating advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans or Serviced Whole Loans:

●	review the actions of the special servicer with respect to Specially Serviced Loans and, for so long as an Operating Advisor Consultation Event exists, with respect
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to Major Decisions relating to Serviced Mortgage Loans that are not Specially Serviced Loans;

●	review reports provided by the special servicer to the extent set forth in the PSA;
●	review for accuracy certain calculations made by the special servicer to the extent set forth in the PSA; and
●	issue an annual report (if any Serviced Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision during the prior calendar year) generally setting forth, among other things, its assessment of the special servicer’s performance of its duties under the PSA with respect to Specially Serviced Loans and whether the special servicer is operating in compliance with the Servicing Standard.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of such special servicer would be in the best interest of the Certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of such special servicer with respect to the Serviced Mortgage Loans. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” and “—Operating Advisor—Recommendation of the Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or (other than in limited circumstances) consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The operating advisor is required to be an Eligible Operating Advisor. For further information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor, the operating advisor’s compensation, and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

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Representations and Warranties

Wells Fargo will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, with respect to the Wells Fargo Mortgage Loans. At the time of its decision to include each of the Wells Fargo Mortgage Loans in this transaction, Wells Fargo determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required under the related loan documents to) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Wells Fargo that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Wells Fargo that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Wells Fargo based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Argentic will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, with respect to the Argentic Mortgage Loans. At the time of its decision to include each of the Argentic Mortgage Loans in this transaction, Argentic determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required under the related loan documents to) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Argentic that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Argentic that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Argentic based its decisions will in fact

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sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

JPMCB will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, with respect to the JPMCB Mortgage Loans. At the time of its decision to include each of the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required under the related loan documents to) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

GSMC will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, with respect to the GSMC Mortgage Loans. At the time of its decision to include each of the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required under the related loan documents to) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry

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experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

SGFC will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, with respect to the Societe Generale Financial Corporation Mortgage Loans. At the time of its decision to include each of the Societe Generale Financial Corporation Mortgage Loans in this transaction, SGFC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required under the related loan documents to) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by SGFC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by SGFC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which SGFC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

BSPRT will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, with respect to the BSPRT Mortgage Loans. At the time of its decision to include each of the BSPRT Mortgage Loans in this transaction, BSPRT determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is

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required under the related loan documents to) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BSPRT that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BSPRT that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BSPRT based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2025-C65 will consist of the following classes: the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), the Class X-A, Class X-B, Class X-D and Class X-E certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates and the Subordinate Certificates (in each case, other than the Class X Certificates) are collectively referred to in

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this prospectus as the “Principal Balance Certificates”. The Class A-1, Class A-SB, Class A-4, Class A-5, Class A-S, Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, set forth in the table under “Summary of Certificates”.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates outstanding from time to time. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The Notional Amount of the Class X-E certificates will equal the Certificate Balance of the Class E certificates outstanding from time to time.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC” and, collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in November 2025.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close

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of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class. The Percentage Interest of any Class R Certificate will be set forth on the face thereof.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account, Loss of Value Reserve Fund and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date as described under “—Priority of Distributions” below (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan or Companion Loan (the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;
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●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;
●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
●	all Yield Maintenance Charges and Prepayment Premiums;
●	all amounts deposited in the Collection Account in error; and
●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Certificates that would remain unpaid as of the close of business on the Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the Distribution Date in respect of such Principal Distribution Amount, and (ii) any outstanding Realized Losses outstanding immediately after such Distribution Date, in each case, to the

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extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D and Class X-E certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)       prior to the Cross-Over Date:

(a)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)       to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)       to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made on such Distribution Date), until the Certificate Balance of the Class A-4 certificates is reduced to zero; and

(d)       to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made on such Distribution Date), until the Certificate Balance of the Class A-5 certificates is reduced to zero;

(e)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in

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clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)       on or after the Cross-Over Date, to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates are reduced to zero;

Third, to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then in an amount equal to, and pro rata based upon, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to, the Interest Distribution Amount for such class;

Fifth, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Eighth, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Eleventh, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

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Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Fourteenth, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Seventeenth, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Twentieth, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-First, to the Class F-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-Second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Twenty-Third, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-Fourth, to the Class G-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, in an amount equal to interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

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Twenty-Fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Principal Balance Certificates for any Distribution Date will be equal to the applicable rate set forth below:

The Pass-Through Rate on the Class A-1 certificates for any Distribution Date will be a per annum rate equal to 4.28700%.

The Pass-Through Rate on the Class A-SB certificates for any Distribution Date will be a per annum rate equal to 5.17300%.

The Pass-Through Rate on the Class A-4 certificates for any Distribution Date will be a per annum rate equal to 4.99900%.

The Pass-Through Rate on the Class A-5 certificates for any Distribution Date will be a per annum rate equal to 5.29200%.

The Pass-Through Rate on the Class A-S certificates for any Distribution Date will be a per annum rate equal to 5.66600%, subject to a maximum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class B certificates for any Distribution Date will be a per annum rate equal to 5.96700%, subject to a maximum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class C certificates for any Distribution Date will be a per annum rate equal to 6.01400%, subject to a maximum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class D certificates for any Distribution Date will be a per annum rate equal to 4.00000%.

The Pass-Through Rate on the Class E certificates for any Distribution Date will be a per annum rate equal to 4.00000%.

The Pass-Through Rate on the Class F-RR certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class G-RR certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

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The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-E certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class E certificates for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, minus the related Administrative Fee Rate; provided, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

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“Administrative Fee Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to (i) any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan (which, in the case of any Componentized Mortgage Loan, is the weighted average of the interest rates of the respective components of such Mortgage Loan) or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or revised rate or (ii) any Mortgage Loan or related Companion Loan after its maturity date, the annual rate described in clause (i) above determined without regard to the passage of such maturity date.

“Componentized Mortgage Loan” means any Mortgage Loan that has been divided into more than one component under the related loan agreement for purposes of calculating interest and other amounts payable under such Mortgage Loan. The BioMed MIT Portfolio Mortgage Loan is the only Componentized Mortgage Loan related to the Trust.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Principal Shortfall for that Distribution Date;

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(b)       the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date;

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage

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Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

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(i)                          the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)                      all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)                    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)                    any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)                          the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)                       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

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For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections);

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

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Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to any Componentized Mortgage Loan, on each component thereof) to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, constitutes the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (with respect to any Componentized Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance) (with respect to any Componentized Mortgage Loan, such principal to be applied to the components thereof in sequential order until the outstanding principal balance of each such component is reduced to zero);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to any Componentized Mortgage Loan, on each component thereof) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates) (with respect to any Componentized Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

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Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance (with respect to any Componentized Mortgage Loan, such principal to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero);

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions of the Code. Interest received on any Componentized Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case to pay all accrued and outstanding interest in such Componentized Mortgage Loan. Principal received on any Componentized Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero.

Interest received on the BioMed MIT Portfolio Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in alphabetical order of the loan component designations, in each case to pay all accrued and outstanding interest on the subject component. Principal received on the BioMed MIT Portfolio Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in alphabetical order of the loan component designations, in each case until the outstanding principal balance of each such component is reduced to zero.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied in the following order of priority:

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First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to any Componentized Mortgage Loan, on each component thereof) to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, constitutes the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (with respect to any Componentized Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance (with respect to any Componentized Mortgage Loan, such principal to be applied to the components thereof in sequential order until the outstanding principal balance of each such component is reduced to zero);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to any Componentized Mortgage Loan, on each component thereof) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates) (with respect to any Componentized Mortgage Loan, such accrued and unpaid

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interest as between the components thereof to be applied in sequential order to such components);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Interest received on any Componentized Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case to pay all accrued and outstanding interest in such Componentized Mortgage Loan. Principal received on any Componentized Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner:

(1)       to each class of the Class A-1, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C and Class D certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates for that Distribution Date,

(2)       to the Class X-A certificates, the excess, if any, of (a) the product of (i) the amount of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the total amount of principal distributed to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates for that Distribution Date, over (b) the total amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates as described above,

(3)       to the Class X-B certificates, the excess, if any, of (a) the product of (i) the amount of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the

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numerator of which is equal to the total amount of principal distributed to the Class A-S, Class B and Class C certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-4, Class A-5, Class A-S, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates for that Distribution Date, over (b) the total amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-S, Class B and Class C certificates as described above, and

(4)       to the Class X-D certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

Notwithstanding any of the foregoing to the contrary, if at any time the Certificate Balances of the Class A-1, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, the certificate administrator will be required to pay to the holders of each remaining Class of Principal Balance Certificates then entitled to distributions of principal on such Distribution Date the product of (a) any Yield Maintenance Charge or Prepayment Premium distributable on the subject Distribution Date (net of any Liquidation Fees payable therefrom) and (b) a fraction, the numerator of which is equal to the amount of principal distributed to such Class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, that:

●	under no circumstances will the Base Interest Fraction be greater than one;
●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the Pass-Through Rate on that class, then the Base Interest Fraction will equal zero; and
●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the Pass-Through Rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or
●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the
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Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/Treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-E or Class R Certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be the date set forth next to such class in the table under “Summary of Certificates”.

The Assumed Final Distribution Dates were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of

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payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in October 2058. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Serviced Mortgage Loan or Serviced Whole Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)                       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans for which it is acting as master servicer and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)                   the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of (i) 0.00125% per annum for each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan not referred to in clause (A)(ii) hereof or (ii) a rate of 0.000625% per annum for each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan with a sub-servicer, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the

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Serviced Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Serviced Mortgage Loans or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) for so long as no Control Termination Event has occurred or is continuing and, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments. The master servicer will not be required to make any compensating interest payment as a result of any prepayments on Mortgage Loans for which it does not act as master servicer.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and any related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to any related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Excess Prepayment Interest Shortfall”. The Excess Prepayment Interest Shortfall will be allocated on each Distribution Date among the classes of Regular Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S

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certificates will likewise have the benefit of the subordination of the Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates. The Class B certificates will likewise have the benefit of the subordination of the Class C, Class D, Class E, Class F-RR and Class G-RR certificates. The Class C certificates will likewise have the benefit of the subordination of the Class D, Class E, Class F-RR and Class G-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, in each case, that are still outstanding, pro rata (based upon their respective Certificate Balances), until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class G-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments

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received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G-RR certificates;

second, to the Class F-RR certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Certificate Administrator and Trustee”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances.

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A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

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(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)     a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that such master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, the master servicer, the special servicer, the trustee and the certificate administrator will not be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;
●	a CREFC® financial file;
●	a CREFC® loan setup file (to the extent delivery is required under the PSA);
●	a CREFC® Schedule AL file;
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●	a CREFC® loan periodic update file; and
●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer).

In addition, the master servicer (with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Serviced Mortgage Loan and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2026, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List).
●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2026, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the

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certificate administrator, any additional servicer designated by the master servicer or special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder or Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer may not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of such special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person

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owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means with respect to the Directing Certificateholder or any Controlling Class Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans prepared by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the VRR Interest is a Borrower Party. It is expected that there will be no Excluded Loans with respect to this securitization on the Closing Date.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or the Risk Retention Consultation Party, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA (2) if such person is the Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA or (3) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder or the Risk Retention

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Consultation Party, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to Excluded Information on the certificate administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding and any Class X-E, Class E, Class F-RR or Class G-RR certificate registered in the name of or beneficially owned by the holder of the VRR Interest will be deemed not to be outstanding (provided, that, notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will be deemed not to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, such master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain

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policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designees including the related Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg Financial Markets, L.P., CRED iQ, Trepp, LLC, Intex Solutions, Inc., Markit Group Limited, Interactive Data Corp., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Inc., Morningstar Credit Information & Analytics, LLC, KBRA Analytics, LLC, MBS Data, LLC, RealInsight, LSEG, DealView Technologies Ltd. (dba DealX) and Recursion Co., pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, such master servicer (with respect to Non-Specially Serviced Loans) and such special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by such master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to such master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

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Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:
o	this prospectus;
o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and
o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;
●	the following “SEC EDGAR filings”:
o	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
o	the Distribution Date Statements;
o	the CREFC® bond level files;
o	the CREFC® collateral summary files;
o	the CREFC® Reports, other than the CREFC® loan setup file and other than the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and
o	the annual reports as provided by the operating advisor;
●	the following documents, which will be made available under a tab or heading designated “additional documents”:
o	the summary of any Final Asset Status Report as provided by a special servicer;
o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;
o	any appraisals delivered in connection with any Asset Status Report;
o	any CREFC® appraisal reduction template received by the certificate administrator; and
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o	any notice or documents provided to the certificate administrator by the depositor, master servicer or special servicer directing the certificate administrator to post to the “additional documents” tab;
●	the following documents, which will be made available under a tab or heading designated “special notices”:
o	notice of any release based on an environmental release under the PSA;
o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
o	notice of final payment on the certificates;
o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;
o	any notice of resignation or termination of the master servicer or special servicer;
o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;
o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;
o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;
o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;
o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
o	any notice of the termination of the issuing entity;
o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;
o	any notice that an Operating Advisor Consultation Event has occurred or is terminated;
o	any notice of the occurrence of an Operating Advisor Termination Event;
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o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
o	any Proposed Course of Action Notice;
o	any assessment of compliance delivered to the certificate administrator;
o	any Attestation Reports delivered to the certificate administrator;
o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and
o	any notice or documents provided to the certificate administrator by the depositor or any master servicer directing the certificate administrator to post to the “special notices” tab;
●	the “Investor Q&A Forum”;
●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
●	the “U.S. Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by each Retaining Party with the Credit Risk Retention Rules;

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

In the event that the Retaining Sponsor determines that the Retaining Parties or a Successor Third-Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send written notice of such non-compliance to the certificate administrator, who will be required to post such notice on its website under the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

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Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator, and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the applicable Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders,

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(iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other

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reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information such master servicer or such special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided such master servicer or such special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

The certificate administrator will be required to notify the master servicer, the operating advisor and the special servicer within 10 business days of the existence or cessation of any Control Termination Event, Operating Advisor Consultation Event or any Consultation Termination Event.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of a special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of a special

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servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the applicable Class X Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the

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Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the

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certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks,

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trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in

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connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – Wells Fargo Commercial Mortgage Trust
2025-C65

With a copy to:
TrustAdministrationGroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial

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owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates. In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or certificate owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor. For purposes of each applicable MLPA and the related discussion below, each of the Market Place Center Mortgage Loan (8.7%), the BioMed MIT Portfolio Mortgage Loan (8.3%) and the Washington Square Mortgage Loan (4.5%) (each, a “Joint Seller Mortgage Loan”) will constitute a “Mortgage Loan” under each of the respective MLPAs pursuant to which the related mortgage loan sellers are selling Mortgage Loans, but only to the extent of the portion thereof to be sold to the depositor by the applicable mortgage loan seller.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)                      the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)                   the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of

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recording indicated thereon or certified to have been submitted for recording (or a copy provided by the applicable recording office if a certified copy cannot be provided by such office, provided that the Custodian is not required to investigate whether the recording office cannot provide a certified copy);

(iii)                an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)                 the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (or a copy provided by the applicable recording office if a certified copy cannot be provided by such office, provided that the Custodian is not required to investigate whether the recording office cannot provide a certified copy);

(v)                    an original or a copy of each assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)                 the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)              originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)           the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)               any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)                  an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

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(xi)               the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)            the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)         the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)          the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)             the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case, as applicable;

(xvi)          the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)       the original or a copy of any related mezzanine intercreditor agreement; and

(xviii)    the original or a copy of all related environmental insurance policies.

With respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, with respect to each Joint Seller Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver mortgage notes as part of the related Mortgage File will be limited to delivery of only the mortgage notes held by such party. In addition, with respect to such Mortgage Loan, the obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence File to be posted to the secure data room.

Notwithstanding anything to the contrary contained herein, with respect to each Joint Seller Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver Mortgage Notes as part of the related Mortgage File will be limited to delivery of only the Mortgage Notes held by such party. In addition, with respect to each such Mortgage

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Loan, the obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)            A copy of each of the following documents:

(i)                        the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)                     the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)                  any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)                   all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)                      the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                   any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)                any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)             any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

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(ix)                 any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)                    any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)                 any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)              any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)           all related environmental reports; and

(xiv)            all related environmental insurance policies;

(b)           a copy of any engineering reports or property condition reports;

(c)           other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), copies of a rent roll;

(d)           for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)           a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)            a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)           a copy of the appraisal for the related Mortgaged Property(ies);

(h)           for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)            a copy of the applicable mortgage loan seller’s asset summary;

(j)            a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)           a copy of all zoning reports;

(l)            a copy of financial statements of the related mortgagor;

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(m)          a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)           a copy of all UCC searches;

(o)           a copy of all litigation searches;

(p)           a copy of all bankruptcy searches;

(q)           a copy of any origination settlement statement;

(r)            a copy of the insurance summary report;

(s)           a copy of organizational documents of the related mortgagor and any guarantor;

(t)            a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)           a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)            a copy of any closure letter (environmental); and

(w)           a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan (or portion thereof) sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included by the mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in

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either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or Société Générale, as guarantor of the repurchase and substitution obligations of Societe Generale Financial Corporation, or Franklin BSP Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) will be required to, no later than 90 days following:

(i)       such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (ii); or

(ii)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of

(x)       discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or

(y)       receipt of a Breach Notice by the mortgage loan seller,

(A)       cure such Material Defect in all material respects, at its own expense,

(B)       repurchase the affected Mortgage Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof) or REO Loan at the Purchase Price, or

(C)       substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution; provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller (or Société Générale, as guarantor of the repurchase and substitution obligations of Societe Generale Financial Corporation, or Franklin BSP Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was

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not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days thereafter that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

A delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (and Société Générale, as guarantor of the repurchase and substitution obligations of Societe Generale Financial Corporation, and Franklin BSP Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report or possession of the Mortgage File), (iii) such delay precludes the mortgage loan seller from curing such Material Defect and such Material Defect was otherwise curable and (iv) such Material Defect does not relate to the applicable mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel or other hospitality property, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller (and Société Générale, as guarantor of the repurchase and substitution obligations of Societe Generale Financial Corporation, and Franklin BSP Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) will not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result

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in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller (or Société Générale, as guarantor of the repurchase and substitution obligations of Societe Generale Financial Corporation, or Franklin BSP Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller (and Société Générale, in the case of Societe Generale Financial Corporation, and Franklin BSP Realty Trust, Inc., in the case of BSPRT CMBS Finance, LLC) and the Enforcing Servicer (for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not an Excluded Loan with respect to such Directing Certificateholder or the holder of the majority of the Controlling Class, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller (or in the case of Societe Generale Financial Corporation, by Société Générale, or, Franklin BSP Realty Trust, Inc., in the case of BSPRT CMBS Finance, LLC) to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller (or Société Générale, in the case of Societe Generale Financial Corporation, or, in the case of BSPRT CMBS Finance, LLC, by Franklin BSP Realty Trust, Inc.) may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or successor REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or successor REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan (or successor REO Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller (or Société Générale, as guarantor of the repurchase and substitution obligations of Societe Generale Financial Corporation, or Franklin BSP Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or successor REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or successor REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the

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additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller(or Société Générale, as guarantor of the repurchase and substitution obligations of Societe Generale Financial Corporation, or Franklin BSP Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC), any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller. With respect to a Joint Seller Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be equal to its respective percentage interest in such Mortgage Loan as of the Closing Date multiplied by the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)       have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)       have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)       accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)       have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)       have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)       comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)       have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)       have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

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(j)                     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)                not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)                    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)             not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)                have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class, by the Directing Certificateholder;

(o)                prohibit defeasance within two years of the Closing Date;

(p)                not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)                have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)                   be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

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The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans (or portion thereof) sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to cure, repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so. If any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, in the case of Societe Generale Financial Corporation, any of that mortgage loan seller and Société Générale, or Franklin BSP Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. Upon the applicable mortgage loan seller’s (or, in the case of Societe Generale Financial Corporation, Société Générale’s, or, in the case of BSPRT CMBS Finance, LLC, Franklin BSP Realty Trust, Inc.’s) remittance of such costs and expenses, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects.

As stated above, with respect to a Material Defect related to a Joint Seller Mortgage Loan, each of the related mortgage loan sellers will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the related mortgage loan sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the PSA (if such Whole Loan is a Serviced Whole Loan) or the related Non-Serviced PSA (if such Whole Loan is a Non-Serviced Whole Loan) and the related Intercreditor Agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the

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depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans serviced under the PSA (the “Serviced Mortgage Loans”), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

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On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class) and the related mortgage loan seller.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which such master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which such master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by such master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loans (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loans constituted a single lender), taking into account the pari passu or subordinate, as applicable, nature of the related Companion Loans), as determined by such master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing mortgage loan servicers, but without regard to any conflict of interest arising from:

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(A)       any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or a related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if such master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

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Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that the master servicer and special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason such master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by such master servicer, without regard to whether such master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent such master servicer is reimbursed under the PSA.

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Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)       in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to nonrecoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. For the avoidance of doubt, the master servicer will be required to make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to reduce or forgive a monetary obligation or (b) such advance has been determined to be nonrecoverable. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Mortgage Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

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Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or with respect to any Companion Loan.

The special servicer will not be required to make any P&I Advance or any recoverability determination with respect to any P&I Advance.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances or recoverability determination with respect to any Servicing Advance. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse such special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made such special servicer’s Servicing Advance as of the date made by that special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

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The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option, make a determination in accordance with the Servicing Standard that any previously made or proposed P&I Advance or Servicing Advance is or would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which any related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by such special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such nonrecoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. The master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

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With respect to a Non-Serviced Whole Loan, if any Non-Serviced Master Servicer or Non-Serviced Trustee under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan except as described under “Description of the Mortgage Pool—The Whole Loans”, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loans, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

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In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, such master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then such master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest compounded annually at the Prime Rate (the “Reimbursement Rate”), subject to a floor of 2.0% per annum, accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition, subject to a floor of 2.0% per annum, compounded annually.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily business day basis (and in no event later than the 2nd business day following receipt

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in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation or full, partial or discounted payoff of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain one or more segregated custodial accounts (collectively, the “Companion Distribution Account”) with respect to the Serviced Companion Loans, each of which may be a sub-account of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account and in respect of the Mortgage Loans, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account, which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Certificates, as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related

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Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited in the Gain-on-Sale Reserve Account and applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Certificates (including to reimburse for Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.
The special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with

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respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)                               to remit on each P&I Advance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date;

(ii)                             to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (such master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)                          to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)                           to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)                             to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)                          to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)                       to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)                     to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)                         to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)                            to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution

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Date) and (B) certain penalty charges and default interest as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” and “—Special Servicing Compensation”;

(xi)                         to recoup any amounts deposited in the Collection Account in error;

(xii)                      to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)                   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)                    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)                       to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)                    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)                 to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)              to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)                  to reimburse the operating advisor for any Operating Advisor Expenses incurred by and reimbursable to it by the issuing entity pursuant to the PSA;

(xx)                     to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xxi)                  to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

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No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then such master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or such special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Companion Loan; provided that a P&I Advance will be reimbursable from the proceeds of the Whole Loan prior to any distribution to the promissory notes comprising such Whole Loan to the extent provided under the related Intercreditor Agreement, as described under “Description of the Mortgage Pool—The Whole Loans”. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

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The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans, REO Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan, REO Loans and any related Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and REO Loan or any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are Specially Serviced Loans (including REO Properties), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to (i) each Serviced Mortgage Loan and the related Serviced Companion Loan that are Specially Serviced Loans for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made), an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	Modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late	Related payments made by borrowers with respect to the related Mortgage Loans and	Time to time
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan and income on the amounts held in certain accounts and certain permitted investments.	any related Serviced Companion Loan.
Certificate Administrator/Trustee Fee/Certificate Administrator/Trustee	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Upfront Fee / Operating Advisor	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each related Companion Loan) and REO Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Serviced Mortgage Loan (or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower actually pays with respect to such Mortgage Loan).	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee / Asset	For each Delinquent Loan the sum of: (i) $15,000, plus $1,000 per additional Mortgaged	Payable by the related mortgage loan seller; provided, however, that if the	In connection with each Asset Review
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Representations Reviewer	Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.	related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written invoice therefor by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	ime to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to any related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.
(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

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Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA) and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to (i) with respect to each Serviced Mortgage Loan (and any successor REO Loan), a per annum rate equal to the sum of a master servicing fee rate equal to 0.00125% per annum and a primary servicing fee rate of between 0.00125% and 0.02000% per annum, (ii) with respect to each Non-Serviced Mortgage Loan (and any successor REO Loan), a master servicing fee rate equal to 0.00125% per annum, plus the primary servicing fee rate set forth in the chart entitled “Non-Serviced Mortgage Loans” in the “Summary of Terms—Offered Certificates,” and (iii) with respect to each Serviced Companion Loan (and any successor REO Loan), a primary servicing fee rate of 0.00125% per annum. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower relating to a Mortgage Loan and any related Serviced Companion Loan:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions; and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision, then such master servicer will be entitled to 50% of such Excess Modification Fees;
●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent such master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);
●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; and for any matter for a Mortgage Loan (including any related Companion Loan) that is not a Specially Serviced Loan which matter involves a Major Decision, then such
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master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by such master servicer, 100% of charges by such master servicer collected for checks returned for insufficient funds;
●	100% of charges for beneficiary statements and demand charges actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) to the extent such beneficiary statement or demand charges are prepared by such master servicer;
●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and
●	penalty charges, including late payment charges and default interest paid by such borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such penalty charges, late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

For the avoidance of doubt, the Master Servicer may not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof (other than a split fee with respect to penalty charges), the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee (other than penalty charges), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee, and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee, and the special servicer will not be entitled to any portion of such fee charged by the master servicer. For the avoidance of doubt, the Special Servicer may, in connection with a workout or other modification of a

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Mortgage Loan and without the consent of the Master Servicer, waive any or all related penalty charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such penalty charges and available as additional servicing compensation will be distributed pro rata between the master servicer and the special servicer based upon the respective portions of such penalty charges to which each would otherwise have been entitled.

With respect to penalty charges the allocation between the master servicer and the special servicer of default interest that is remaining and available to be allocated between the master servicer and the special servicer, accruing prior to a special servicing transfer event, to the extent that the special servicer delivers written notice to the master servicer of the event triggering accrual of default interest (the “SS Default Interest Letter”) and the master servicer has not prior thereto advised the special servicer of any such default interest accrual event, then the special servicer will have the right to collect and retain such default interest from the borrower. The proration period for the special servicer will commence on the date of the event triggering default interest to the extent the special servicer has delivered the SS Default Interest Letter and the master servicer has not previously advised the special servicer of such event triggering default interest (the “SS Default Interest Letter Effective Date”). Default interest accruing prior to the special servicing transfer event and collected by the master servicer will be allocated to the master servicer. Default interest accruing prior to the special servicing transfer event and collected by the master servicer or the special servicer will be allocated to the master servicer until the SS Default Interest Letter Effective Date and allocated to the special servicer from the SS Default Interest Letter Effective Date until the special servicing transfer event. Default interest accruing after the special servicing transfer event will be allocated to the special servicer. Notwithstanding the foregoing, any collection of default interest by either the master servicer or the special servicer will in all events be applied consistent with the terms and application priorities set forth within the Pooling and Servicing Agreement, prior to retention of the balance of such default interest by the master servicer or the special servicer. For the avoidance of doubt, once the event triggering accrual of default interest has been cured or corrected, any subsequent event triggering accrual of default interest would require a separate SS Default Interest Letter.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, Loss of Value Reserve Fund and Companion Distribution Account in Permitted Investments, and such master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by such master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses

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previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, loan service transaction fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Fee Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee that accrues at a per annum rate initially equal to the Servicing Fee Rate minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Non-Serviced Mortgage Loan, 0.000625% (which portion will be 0% if the master servicer elects not to exercise such right to retain), with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

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With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at the rate set forth in the chart entitled “Non-Serviced Mortgage Loans” in the “Summary of Terms—Offered Certificates”. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of 0.25% and the per annum rate that would result in a special servicing fee for the related month of $5,000 (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount received by such special servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then such special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to such special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by such special servicer and evidenced by a signed writing, but which had not as of the time such special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which such special servicer receives (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or (b) any Loss of Value Payment or Purchase Price paid by a Mortgage Loan Seller (except if such Mortgage Loan Seller makes such Loss of Value Payment in connection with a breach or document defect within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period). The Liquidation Fee for each Specially Serviced Loan (and each related Serviced Companion Loan) and any REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to, the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)                              (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period, if applicable) provided for such repurchase

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or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90 day initial cure period or, if applicable, within the subsequent 90 day extended cure period,

(ii)                             the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)                        the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)                         with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan (if any) by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)                             the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to the Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, such special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)                          if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under “Pooling and Servicing Agreement—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents (which fees must (i) be reasonable in the context of the CMBS industry, (ii) correspond to the actual work, if any, performed by the special servicer in connection with such refinancing or pay-off, and (iii) be consistent with fees customarily charged by the special servicer for similar work). Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

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The special servicer will also be entitled to additional servicing compensation to each Mortgage Loan and Serviced Companion Loan for which it acts as special servicer in the form of:

(i)                               100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)                            100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Serviced Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)                         100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)                         100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)                             50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) received with respect to any Serviced Mortgage Loans or Serviced Companion Loan(s) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision,

(vi)                          with respect to the accounts held by such special servicer, 100% of charges by such special servicer collected for checks returned for insufficient funds; and

(vii)                     100% of charges for beneficiary statements and demand charges actually paid by the borrowers to the extent such beneficiary statements or demand charges are prepared by such special servicer.

For the avoidance of doubt, the Special Servicer may not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

The special servicer will also be entitled to penalty charges, including late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Notwithstanding anything to the contrary, if either the master servicer or the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such

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penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof (other than a split fee with respect to penalty charges), the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee (other than penalty charges), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee, and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee, and the special servicer will not be entitled to any portion of such fee charged by the master servicer. For the avoidance of doubt, the Special Servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the Master Servicer, waive any or all related penalty charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such penalty charges and available as additional servicing compensation will be distributed pro rata between the master servicer and the special servicer based upon the respective portions of such penalty charges to which each would otherwise have been entitled.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two business days following the Determination Date, and such master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by such special servicer or

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any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by such special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which such special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal review fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.01368% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The operating advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date. The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding any related Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00030% per annum (the “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and

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any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Serviced Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that such master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, will be equal to the product of a rate equal to 0.00180% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan (a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal

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to the sum of (i) $15,000, plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written invoice therefor by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

A CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

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Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing or sale is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer, as of the first Determination Date that is at least 10 business days following the date on which the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below, equal to the excess of:

(a)       the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)       the excess of

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1.	the sum of
a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by such special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as such special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and
b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over
2.	the sum as of the Due Date occurring in the month of the date of determination of
a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,
b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and
c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loans, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other

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than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and information reasonably requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, such master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file.

Each such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received (together with information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or performed by the special servicer and the Appraisal Reduction Amount is calculated by the special servicer as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or the completion of the valuation and receipt of information requested by the special servicer from the master servicer in the master servicer’s possession reasonably necessary to calculate the Appraisal Reduction Amount. The master servicer will provide (via electronic delivery or provide access to) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence

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of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by such master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount, such special servicer is required to determine or redetermine, as applicable, and report to such master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Whole Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan as to such party), the special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent such special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that such special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s), on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Serviced Mortgage Loan or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

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As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D and Class X-E certificates). See “—Advances” in this prospectus.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery or provide access to) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Serviced Mortgage Loan and any Serviced Companion Loan using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan and the calculation of the Collateral Deficiency Amount calculated by the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal, calculation and any other information set forth in the immediately preceding clause (i) that such master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (other than with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor (unless an Operating Advisor Consultation Event has occurred and is continuing and the special servicer has calculated any such Collateral Deficiency Amount) or the certificate administrator will calculate or verify any Collateral Deficiency Amount. The master servicer, the operating advisor (unless an Operating Advisor Consultation Event has occurred and is continuing and the applicable special servicer has calculated any such Collateral Deficiency Amount) and the certificate administrator will be entitled to conclusively rely on the Collateral Deficiency Amount calculated by the applicable special servicer, the Non-Serviced Special Servicer or the Non-Serviced Master Servicer.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s

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calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Serviced Mortgage Loan. With respect to a Non-Serviced Mortgage Loan, the special servicer, the master servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation or determination of any Appraisal Reduction Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related thereto) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer from the Non-Serviced Special Servicer or Non-Serviced Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer, the operating advisor (unless an Operating Advisor Consultation Event has occurred and is continuing and the special servicer has calculated any such Collateral Deficiency Amount) and the certificate administrator will be entitled to conclusively rely on the Collateral Deficiency Amount calculated by the Special Servicer, Non-Serviced Special Servicer, or Non-Serviced Master Servicer.

For purposes of (x) determining the Controlling Class and the occurrence and continuance of a Control Termination Event or Operating Advisor Consultation Event, and (y) determining the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates, in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-SB, Class A-4 and Class A-5 certificates).

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In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or Operating Advisor Consultation Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, and then, to the Class F-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), but only to the extent of the Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer, and the master servicer will be required to notify the certificate administrator, to the extent it receives such information, of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount; provided that, such notification by the master servicer will be satisfied if such information is included in the CREFC® loan periodic update file, the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package or such other report or reports mutually agreed upon between such master servicer and the certificate administrator at such times required by, and otherwise in accordance with the PSA. The certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Notwithstanding any of the foregoing to the contrary, the holder of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the special servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will be required to use its reasonable efforts to cause such appraisal to be delivered within 30 days from receipt of the Requesting Holders’ written request and will cause such appraisal to be prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the special servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, such person will be required to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling

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Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right to challenge the Collateral Deficiency Amount and to require the special servicer to order an additional appraisal of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with respect to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its or their appraised value, and such special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to such special servicer within 30 days from receipt of the Requesting Holders’ written request.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that such master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and such special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by such master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or such special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such

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Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a Non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder. In addition, upon the written request of the Risk Retention Consultation Party with respect to any individual triggering event, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination by such special servicer of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), such master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by such master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from

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time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by such master servicer pursuant to clause (B) above. If the master servicer (with respect to a Non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, such special servicer (with regard to such determination made by such special servicer) will be required to notify the master servicer, and the master servicer (in the case of a Specially Serviced Loan, after notice from the special servicer) will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer or special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, and/or the consultation rights of the Risk Retention Consultation Party (solely with respect to the Specially Serviced Loans), the master servicer (with respect to a Non-Specially Serviced Loan) or special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate. The master servicer and the special servicer (at the expense of the issuing entity) will be entitled to rely on insurance consultants in making the determinations described above.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder

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or the holder of any Companion Loan and/or (solely with respect to Specially Serviced Loans) upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) and, with respect to a Specially Serviced Loan and upon request of the Risk Retention Consultation Party, upon non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and any related Serviced Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and

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expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to such special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or consultation with the Risk Retention Consultation Party or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan. Notwithstanding the above, with respect to a Major Decision in respect of a Serviced Mortgage Loan (and any related Serviced Companion Loan) that is not a Specially Serviced Loan that the special servicer is responsible for processing, the master servicer and the special servicer may mutually agree that the master servicer shall process such action subject to the special servicer’s consent (which may be deemed given under the circumstances described below). However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or any Trust REMIC to be subject to tax. With respect to any Major Decision that the master servicer and the special servicer have mutually agreed will be processed by such master servicer, such master servicer will not be permitted under the PSA to agree to any modification, waiver or amendment that constitutes a Major Decision without the special servicer’s consent and, prior to the occurrence and continuance of a Control Termination Event, the special servicer having obtained the consent or deemed consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder, and such objection is communicated to the special servicer) within 10 business days of such party’s receipt from the special servicer of such special servicer’s recommendation and analysis and all information reasonably requested by such party with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without such special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event, Consultation

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Termination Event and Operating Advisor Consultation Event” below, including providing adequate time to accommodate the consultation rights of any Companion Holder, to the extent set forth in the related Intercreditor Agreement.

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and, unless such master servicer and such special servicer mutually agree that such master servicer will process such request as described above, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, such master servicer will have no further obligation with respect to such request or such Major Decision. The master servicer will deliver any additional information in such master servicer’s possession to the special servicer reasonably requested by the special servicer relating to such Major Decision.

With respect to a Non-Specially Serviced Loan (and in the case of clause (ix), a Non-Serviced Mortgage Loan), the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder (other than as provided below in this paragraph), the special servicer or the Risk Retention Consultation Party:

(i)                              grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements, (except that, other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, and prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than 3 consecutive late deliveries of financial statements);

(ii)                           consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(iii)                        approve or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(iv)                         grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities (other than for ground leases)(provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or

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deemed consent) will be required for leasing activities that affect an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet), including approval of new leases and amendments to current leases;

(v)                             consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(vi)                        consent to a change in property management relating to any Mortgage Loan and related Serviced Companion Loan if the replacement property manager is not a Borrower Party and the Mortgage Loan has an outstanding principal balance less than $10,000,000);

(vii)                      approve annual operating budgets for Mortgage Loans;

(viii)                    consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, other than any release, reduction, or withdrawal that would constitute a Major Decision;

(ix)                       grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower on or before the maturity date of a Mortgage Loan has delivered documentation reasonably satisfactory in form and substance to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due;

(x)                         any modification, amendment, consent to a modification or waiver of any non-material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan (including amendments to split or resize notes consistent with the terms of such intercreditor, co-lender or similar agreement); provided that, if any modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of such special servicer as a condition to its effectiveness;

(xi)                      any determination of Acceptable Insurance Default, except that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination;

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(xii)                    approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole Loan documents do not otherwise permit such principal prepayment;

(xiii)                 any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the Mortgage Loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the Mortgage Loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied; and

(xiv)                   grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement.

In the case of any Master Servicer Decision that expressly requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in such special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then such special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) with respect to any Mortgage Loan other than any Excluded Loan as to such party, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party, with respect to a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with the Risk Retention Consultation Party (within the same time period

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as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions of the Code, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to an extension, modification, waiver, amendment or forbearance of any term of any Specially Serviced Loan for which it is acting as special servicer if that extension, modification, waiver, amendment or forbearance would:

(1)       extend (or have the effect of extending) the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) upon request of the Risk Retention Consultation Party, with non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

In connection with the processing by the special servicer of any modification, waiver or amendment of any term of any Serviced Mortgage Loan or Serviced Whole Loan, after completion, such special servicer will be required to deliver notice thereof to the master servicer, the holder of any related Serviced Companion Loan, the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of an

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Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party) and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. In connection with the processing by the master servicer of any modification, waiver or amendment of any term of any Serviced Mortgage Loan or Serviced Whole Loan, after completion, such master servicer will be required to deliver notice thereof to the certificate administrator, the trustee, the special servicer (and such special servicer will forward such notice to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing)), the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the holder of any related Serviced Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and special servicer and to the holder of any related Serviced Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Neither the master servicer nor the special servicer may enter into or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the mortgage loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to such master servicer or special servicer in a higher priority than the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to a Serviced Mortgage Loan or a related Serviced Companion Loan that in each case is not a Specially Serviced Loan, and as to which such matter does not involve a Major Decision) or the special servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the

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Servicing Standard or (b) to waive its right to exercise such rights; provided, that if such matter is a Major Decision (i)(x) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder, which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of such special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder below, and reasonably available to such special servicer with respect to such proposed waiver or proposed granting of consent (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the special servicer has consulted with the Directing Certificateholder) and (y) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the special servicer has consulted with the operating advisor on a non-binding basis and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the master servicer or the special servicer, as applicable, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any). The master servicer (with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan that in each case is not a Specially Serviced Loan, and as to which such matter does not involve a Major Decision) or the special servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Serviced Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, that if such matter is a Major Decision (i) (y) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder, which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder below, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the special servicer has consulted with the Directing Certificateholder) and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

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After receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and as to which such matter involves a Major Decision, the master servicer will be required to promptly provide the special servicer with written notice of any such request for such matter and, unless the master servicer and the special servicer mutually agree that such master servicer will process such request, such special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance, except as provided in the next sentence. The master servicer is required to continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer reasonably requested by the special servicer relating to such consent or waiver with respect to such “due-on-sale” or “due-on-encumbrance” clause. If the master servicer and special servicer mutually agree that the master servicer is to process such request, the master servicer will be required to provide the special servicer with such master servicer’s written recommendation and analysis, to the extent such master servicer is recommending approval, and all information in such master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the special servicer or the Directing Certificateholder or other person with consent or consultation rights; provided that in the event that such special servicer does not respond within 10 business days after receipt of such written recommendation and analysis and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any additional time period provided to a Companion Holder under a related Intercreditor Agreement, such special servicer’s consent to such matter will be deemed granted.

For the avoidance of doubt, with respect to any “due-on-sale” or “due-on-encumbrance” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest upon request of the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (provided, that prior to the occurrence and continuance of a Consultation Termination Event, such Mortgage Loan must also be a Specially Serviced Loan), within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement. Neither the master servicer nor the special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the mortgage loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to such master servicer or special servicer in a higher priority than the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

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Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a an REO Property, an REO Loan or Specially Serviced Loan) for which it is acting as master servicer with a Stated Principal Balance of (A) $4,000,000 or more at least once every 12 months and (B) less than $4,000,000 at least once every 24 months, in each case commencing in the calendar year 2026 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2027) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, such special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loans, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Serviced Mortgage Loan, the special servicer or the master servicer, as applicable, will be required to use efforts consistent with the Servicing Standard to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2026 and the calendar year ending on December 31, 2026. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required

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to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the related master servicer are transferred to such special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1)       the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the master servicer or the special servicer, on or before the date on which the subject payment was due, a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the master servicer or the special servicer, as applicable (and such master servicer or such special servicer, as applicable, will be required to promptly forward such documentation to the special servicer or the master servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing or sale, a special servicing transfer event will occur immediately);

(2)       the related borrower has failed to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)       the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of such special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days

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beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of such special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered on or before the date on which the subject payment was due a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the master servicer or the special servicer (and such master servicer or such special servicer, as applicable, will be required to promptly forward such documentation to the special servicer or the master servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of such special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) the refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)       there has occurred a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the

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terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days));

(5)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)       the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)       the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)       the master servicer or the special servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)       the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing)) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will

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continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by any other master servicer or special servicer of such other master servicer’s or special servicer’s duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);
●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);
●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;
●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);
●	the master servicer; and
●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

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An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;
●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
●	the most current rent roll and income or operating statement available for the related Mortgaged Property;
●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by such special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;
●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;
●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth such special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control

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Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to such special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), such special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, such special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until such special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, such special servicer, prior to the occurrence and continuance of a Control Termination Event, will act pursuant to the Directing Certificateholder’s direction, if consistent with the Servicing Standard, and after the occurrence and continuance of a Control Termination Event, may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between such special servicer and the Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan) required to be delivered by the special servicer, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified as being final.

Prior to the occurrence of an Operating Advisor Consultation Event, or if an Operating Advisor Consultation Event is no longer continuing, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following completion of the Directing Holder Approval Process. See “—The Directing Certificateholder” and “—Major Decisions” and “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report. If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and

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to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and for so long as no Consultation Termination Event has occurred). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) in connection with such special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), to the extent such special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable (but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder), and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or provide notice that the special servicer has decided not to revise such Asset Status Report, as applicable.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor. The procedures described in this and the foregoing two paragraphs are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an applicable Excluded Loan) and the operating advisor will be entitled to consult on a non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will not have any right to consult with such special servicer with respect to Asset Status Reports and such special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

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With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder (or, to the extent provided in the related Intercreditor Agreement, the related Controlling Holder) will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Specially Serviced Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. Such special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless such special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing

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entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) such special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property

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leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two business days after such amounts are received and properly identified, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that such special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, such special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances specified in the related Intercreditor Agreement, be entitled to sell ((i) with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and (ii) after consulting on a non-binding basis with the Risk Retention Consultation Party, in each case, with respect to any Mortgage Loan other than an Excluded Loan as to such

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party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, such special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder (but only prior to the occurrence and continuance of a Consultation Termination Event) and the Risk Retention Consultation Party 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan and (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the master servicer or special servicer, as applicable, with a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to such master servicer or special servicer, as applicable (and such master servicer or special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder); and such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which such special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, such special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be an offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of

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any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if such special servicer determines, in consultation with (i) the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing) and (ii) the Risk Retention Consultation Party, in each case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and subject to the limitations on consultation under this “Pooling and Servicing Agreement” and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, the trustee for the securitization of a related Companion Loan (with respect to a Whole Loan if it is a Defaulted Loan), any related Companion Holder

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or its representative, any holder of a related mezzanine loan or any known affiliate of any such party described above.

Notwithstanding any of the foregoing to the contrary, with respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then such special servicer will be required to sell the related Pari Passu Companion Loans together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan (to the extent such consent is required under the related Intercreditor Agreement), unless such special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right and obligation to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that such Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

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The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described in the next paragraph and under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for all Serviced Mortgage Loans (other than any Excluded Loan) and, (2) the master servicer to the extent the Directing Certificateholder’s consent is required by the applicable clauses of the definition of “Master Servicer Decision”, and will have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

The Risk Retention Consultation Party will be entitled to consult (other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest) on a strictly non-binding basis with the special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan.

The “Directing Certificateholder” will be, with respect to each Mortgage Loan (other than any Excluded Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, that:

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder as determined pursuant to clause (ii) above is expected to be Argentic Securities Income USA 2 LLC or its affiliate.

In no event will the master servicer or the special servicer be required to consult with or obtain the consent of the holder of a Subordinate Companion Loan unless the holder

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of such Subordinate Companion Loan has delivered notice of its identity and contact information in accordance with the terms of the applicable Intercreditor Agreement (upon which notice the master servicer and the special servicer will be conclusively entitled to rely). The identity of and contact information for the holder of each Subordinate Companion Loan, as of the Closing Date, will be set forth in an exhibit to the PSA (each, an “Initial Subordinate Companion Loan Holder”). The master servicer and the special servicer will be required to consult with or obtain the consent of the applicable Initial Subordinate Companion Loan Holder, in accordance with the terms of the PSA and the applicable Intercreditor Agreement, and will be entitled to assume that the identity of the holder of the applicable Subordinate Companion Loan has not changed until written notice of the transfer of such Subordinate Companion Loan, including the identity of and contact information for the new holder thereof, is provided in accordance with the terms of the applicable Intercreditor Agreement.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, that if at any time the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G-RR Certificates.

The “Control Eligible Certificates” will be any of the Class F-RR and Class G-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder or Risk Retention Consultation Party, as applicable, has been appointed or identified to the master servicer or special servicer, as applicable, and such master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to such master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder or Risk Retention Consultation Party, as applicable, is identified to such master servicer and special servicer, such master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the

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approval or consent of any such Directing Certificateholder or Risk Retention Consultation Party, as applicable, as the case may be.

With respect to any matter for which the consent or consultation of the Directing Certificateholder or Risk Retention Consultation Party is required, to the extent no specific time period for deemed consent or deemed waiver of consultation rights is expressly stated in the PSA, in the event no response from the Directing Certificateholder or Risk Retention Consultation Party, as applicable, is received within 10 business days after the receipt of the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, of written request for input on any required consent or consultation and receipt of all reasonably requested information on any required consent or consultation, the Directing Certificateholder or Risk Retention Consultation Party, as applicable, will be deemed to have consented or approved or consulted on the specific matter; provided, that the failure of the Directing Certificateholder or Risk Retention Consultation Party, as applicable, to respond will not affect any future matters with respect to the applicable Mortgage Loan or any other Mortgage Loan.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take (or consent to the master servicer’s taking) any of the following actions without the Directing Certificateholder’s consent (provided that if such written consent has not been received by such special servicer within 10 business days (or 30 days with respect to clause (xii) of the definition of “Major Decision”) after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder and reasonably available to the special servicer in order to grant or withhold such consent, which report may (in the sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) the Directing Certificateholder will be deemed to have approved such action). If the master servicer and the special servicer have mutually agreed that the master servicer will process any Major Decision, the master servicer will not be permitted to take any of the actions that constitute Major Decisions unless it has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) 10 business days after the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the special servicer and reasonably available to the master servicer in order to make an informed decision with respect to such Major Decision plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any additional time period permitted in the related Intercreditor Agreement. Upon request, the special servicer, other than with respect to an Excluded Loan as to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest (except to the extent set forth above in “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”), will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to such Major Decision; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan. The foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to the Directing Certificateholder or Controlling Class.

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“Major Decision” means with respect to any Serviced Mortgage Loan or Serviced Whole Loan, each of the following:

(i)                              any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Serviced Mortgage Loan or Serviced Companion Loan that comes into and continues in default;

(ii)                           any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of any Serviced Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of “Master Servicer Decisions”;

(iii)                         following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)                          any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(v)                           any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(vi)                         any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(vii)                     any property management company changes with respect to a Mortgage Loan with a principal balance equal to or greater than $10,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, or with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is a Non-Specially Serviced Loan, a change in property management if the replacement property manager is a Borrower Party;

(viii)                  any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

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(ix)                        releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents (provided, however, that any releases for which there is lender discretion of material amounts from any escrow accounts, reserve funds or letters of credit specified (along with the related Mortgage Loans) on a schedule to the PSA will also constitute Major Decisions);

(x)                          any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xi)                       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xii)                    other than with respect to a Non-Specially Serviced Loan, any determination of Acceptable Insurance Default;

(xiii)                 any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xiv)                  other than in the case of a Non-Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease (other than for ground leases), at a Mortgaged Property if (a) the lease affects an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet or (b) such transaction is not a routine leasing matter;

(xv)                      other than in the case of a Non-Serviced Mortgage Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of such master servicer as a condition to its effectiveness; provided, further, than any amendment to split notes or re-allocate note balances of Pari Passu Companion Loans effected in accordance with the terms of the related Intercreditor Agreement will not constitute a “Major Decision”;

(xvi)                    requests for property or other collateral releases (including the release of any payment guaranty) or substitutions, other than (a) grants of easements or rights of way, (b) releases of non-material, non-income producing parcels of a

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Mortgaged Property (including, without limitation, any such releases as to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases), (c) consents to releases related to condemnation of parcels of a Mortgaged Property, (d) the release of collateral securing any Mortgage Loan in connection with defeasance of the collateral for such Mortgage Loan or (e) the items listed in clause (ix) of this definition and clause (viii) of the definition of Master Servicer Decision;

(xvii)                other than in the case of a Non-Specially Serviced Loan, approval of easements and rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

(xviii)           determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xix)                other than in the case of a Non-Specially Serviced Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due;

(xx)                   other than in the case of any Non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements; and

(xxi)                 the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower.

A “Non-Specially Serviced Loan” means any Serviced Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

Subject to the terms and conditions described in this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Serviced Mortgage Loans and Serviced Companion Loans. Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Serviced Mortgage Loan and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) (unless the master servicer and special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan with respect to a Major Decision) and, except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with reasonable requests of the special servicer by delivering any additional information in the master servicer’s possession to the special servicer that is reasonably requested by the special servicer relating to such Major Decision. Unless the master servicer and special servicer mutually agree that the master servicer will process such Major

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Decision with respect to a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan, the master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision. If the master servicer and special servicer mutually agree that the master servicer will process a Major Decision with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan, the master servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to the Major Decision.

In addition, the master servicer is required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and such special servicer will determine in accordance with the Servicing Standard whether the issuing entity as lender should cure any borrower defaults relating to ground leases. Any costs relating to any such cure of a borrower default relating to a ground lease are required to be paid by the master servicer as a Servicing Advance.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest), the special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder and the Risk Retention Consultation Party will remain entitled to receive any notices, reports or information to which it is entitled, and the special servicer and any other applicable party will be required to consult (on a non-binding basis) with the Directing Certificateholder and, with respect to a Specially Serviced Loan, the Risk Retention Consultation Party (in each case, other than with respect to any Excluded Loan as to such party) in connection with any Major Decision to be taken or refrained from being taken in accordance with the PSA. After the occurrence and continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan with respect the Directing Certificateholder or the holder of the majority of the Controlling Class), the Directing Certificateholder will have no direction, consultation or consent rights and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder and, other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party or the holder of a majority of the VRR Interest, the Risk Retention Consultation Party will remain entitled to receive any notices, reports or information to which it is entitled, and the special servicer and any other applicable party will be required to consult with the Risk Retention Consultation Party (on a non-binding basis) in connection with any Major Decision to be taken or refrained from being taken.

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Prior to the occurrence of an Operating Advisor Consultation Event, or if an Operating Advisor Consultation Event is no longer continuing, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after such special servicer receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package; provided, that with respect to any Non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence of an Operating Advisor Consultation Event or if an Operating Advisor Consultation Event is no longer continuing. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct such special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Additionally, upon request, such special servicer will be required to consult with the Risk Retention Consultation Party in connection with any Major Decision not

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relating to an Excluded Loan as to such party and consider alternative actions recommended by the Risk Retention Consultation Party. Any such consultation will not be binding on the special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan. In the event such special servicer receives no response from the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, within 10 business days following its written request for input on any required consultation, such special servicer will not be obligated to consult with the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve such special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. At any time after the occurrence and during the continuance of a Control Termination Event, or if the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not select a replacement special servicer within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30 day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, or if an Operating Advisor Consultation Event is no longer continuing, and only with respect to a Specially Serviced Loan, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to the related Major Decision, and (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder (without regard to the occurrence of a Control Termination Event and otherwise assuming that the Directing Certificateholder is entitled to receive such documentation). With respect to any Non-Specially Serviced Loan, no Major Decision Reporting Package will be required to be delivered prior to the occurrence of an Operating Advisor Consultation Event or if an Operating Advisor Consultation Event is no longer continuing. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest with respect to such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in

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connection with any Major Decision processed by the special servicer and for which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision (or such other matters); provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, that (x) a Major Decision Reporting Package is required to be included in the special servicer’s initial request and (y) the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class F-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided, that a Control Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when no class of Control Eligible Certificates has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

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An “Operating Advisor Consultation Event” will occur when either (i) the aggregate certificate balance of the portions of the classes of Certificates that constitute the HRR Interest (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate certificate balance of such portions of such classes or (ii) a Control Termination Event has occurred and is continuing.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class. Notwithstanding the proviso or any other contrary provision of to each of the definitions of “Control Termination Event”, and “Consultation Termination Event” and “Operating Advisor Consultation Event,”, in respect of the servicing of any such Excluded Loan, a Control Termination Event, a Consultation Termination Event and an Operating Advisor Consultation Event will each be deemed to have occurred with respect to any such Excluded Loan as to such party.

The certificate administrator will be required to notify the operating advisor, the master servicer and the special servicer within 10 business days of the commencement or cessation of any Operating Advisor Consultation Event.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Master Servicer Decision or Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, and with respect to the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), such master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that such special servicer or master servicer, as applicable, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party, the operating advisor or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions

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of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities, or materially reduce the rights, of the master servicer or special servicer, as applicable, under the PSA or (4) cause such master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in accordance with the Servicing Standard of such master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans

With respect to any Non-Serviced Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Controlling Holder, as applicable. The issuing entity, as the holder of a Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Whole Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and notice and information rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

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(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in clauses (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of such master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Risk Retention Consultation Party

General

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the VRR Interest by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity and contact information for) a replacement of the Risk Retention Consultation Party from a party holding the requisite interest in the VRR Interest (as confirmed by the certificate registrar). As of the Closing Date, there will be no Risk Retention Consultation Party.

The Risk Retention Consultation Party will have certain non-binding consultation rights with respect to Major Decisions relating to Specially Serviced Loans, REO Loans or REO Properties as described in this prospectus.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the VRR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or

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by reason of reckless disregard of obligations or duties owed to the holders of the VRR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the Retaining Sponsor or the holders of the VRR Interest;

(c)       does not have any liability or duties to the holders of any class of certificates other than the holders of the VRR Interest that appointed the Risk Retention Consultation Party;

(d)       may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a holder of the VRR Interest) for having so acted as set forth in clauses (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not a special servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a “broker” or “dealer” within the meaning of the Exchange Act. See

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“Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties, except as described under “—Description of the Mortgage Pool—The Whole Loans”. In addition, the operating advisors or equivalent parties (if any) under the applicable Non-Serviced PSAs have certain obligations and consultation rights which are substantially similar to those of the operating advisor under the PSA. Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)       reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)       reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)       reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (1) any Appraisal Reduction Amount or Collateral Deficiency Amount (if the special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) and (2) any net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan as described below; and

(d)       preparing an annual report (if any Serviced Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision during the prior calendar year) generally in the form attached as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)                     after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the

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utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials that is either in the special servicer’s possession or reasonably obtainable by the special servicer and necessary in support thereof (reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)                  if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)                if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Prior to the occurrence of an Operating Advisor Consultation Event, or if an Operating Advisor Consultation Event is no longer continuing, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the operating advisor is entitled to rely solely on its receipt from the certificate administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the operating advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the operating advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan, for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not in the best interests of, or for the benefit of, holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates.

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The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report. Based on the operating advisor’s review of (i) any Assessment of Compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or approved or deemed approved Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor (a) if any Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year and a Final Asset Status Report was delivered to the operating advisor or (b) if the operating advisor was entitled to consult with the special servicer with respect to any Major Decision, prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the PSA and the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on any Non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan that such special servicer is responsible for servicing under the PSA or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to (i) report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial or (ii) provide or obtain a legal opinion, legal review or legal conclusion.

Only as used in connection with the Operating Advisor Annual Report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to the resolution or liquidation of the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on Non-Specially Serviced Loans) under the PSA, taking into account such special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any assessment of compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any

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communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to provide or obtain a legal opinion, legal review, or legal conclusion.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for such reliance thereunder.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to any Serviced Mortgage Loan or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (telephonically or electronically) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and
●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (telephonically or electronically) with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

To facilitate the consultation above, the special servicer will be required to send to the operating advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (ii) the

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replacement of such special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of such special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)                          that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)                       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)                    that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, a Borrower Party, the Directing Certificateholder, the Retaining Parties, a Successor Third-Party Purchaser, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)                    that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)                       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)                    that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

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“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in Regulation RR.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or the Directing Certificateholder or the Risk Retention Consultation Party in connection with the Directing Certificateholder’s or the Risk Retention Consultation Party’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and a special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, information contained within an Asset Status Report or Final Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information by such special servicer and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder and the Risk Retention Consultation Party), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the special servicer’s obligations under the PSA (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, that such prohibition will not apply to (i) riskless principal

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transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future

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federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party, any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be

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deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. No such resignation will become effective until the replacement operating advisor has assumed the resigning operating advisor’s responsibilities and obligations. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

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In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second (2nd) anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

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We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the special servicer, the special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2015, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between April 2020 and March 2025 was 30.2%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset

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representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights represented by all certificates that have Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for Non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)                         a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)                     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)                  a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)                   a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)                      a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

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(vi)                  a copy of any notice previously delivered by the master servicer or special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)                copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to Non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request such master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications (and, if such documents are not in its possession, solely with respect to any Mortgage Loan sold by such mortgage loan seller that is a Non-Serviced Mortgage Loan, the mortgage loan seller will be required to make a request under the applicable Non-Serviced PSA for any such documents that are not in its possession). In the event any missing documents with respect to a Non-Serviced Mortgage Loan are not provided by the mortgage loan seller, the asset representations reviewer will request such documents from the parties to the related Non-Serviced PSA, to the extent that the asset representations reviewer is entitled to request such documents under such Non-Serviced PSA.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the

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“Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan; provided, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to Non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to Non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset

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representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or Société Générale, as guarantor of the repurchase and substitution obligations of Societe Generale Financial Corporation, or Franklin BSP Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT CMBS Finance, LLC), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to Non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the

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Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“Morningstar DBRS”), Fitch, KBRA, Moody’s or S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”) and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Morningstar DBRS, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the Successor Third-Party Purchaser (if any), the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder, the Risk Retention Consultation Party, a Successor Third-Party Purchaser, or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s

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investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                        any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates having greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)                     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)                   any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)                   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or

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liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)                       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)                    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification

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rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such

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certificates) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any rating agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), such special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. At any time after the occurrence and during the continuance of a Control Termination Event, or if the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or if the holder of the majority of the Controlling Class or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not select a replacement special servicer within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30 day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the

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identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which a commercial mortgage-backed securities transaction there are outstanding commercial mortgage-backed securities rated by Moody’s) and has not been publicly cited by Moody’s as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal of securities in a transaction serviced by the applicable servicer prior to the time of determination) and (viii) is currently acting as the special servicer in a transaction rated by KBRA and has not been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of

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the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the servicer prior to the time of determination.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of such special servicer would be in the best interests of the Certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of such special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates representing a majority of the aggregate outstanding Certificate Balance of all Principal Balance Certificates whose holders voted on the matter, provided that the holders of Principal Balance Certificates that so voted on the matter (i) hold Principal Balance Certificates representing at least 20% of the outstanding Certificate Balance of all Principal Balance Certificates on an aggregate basis and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other.

In the event the holders of Principal Balance Certificates, evidencing at least a majority of a quorum of Certificateholders, elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a

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Qualified Replacement Special Servicer will be an additional trust fund expense. In any case, the trustee will be required to notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Certificateholder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by such master servicer to make any deposit required to be made by such master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance is first required to be made, which failure is not remedied within one business day, or (ii) any failure by such master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any amount required to be so deposited or remitted by such special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure on the part of such master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of such master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of such master

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servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to such master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to such master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and such master servicer or special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of such master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to such master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and such master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of such master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)       Moody’s (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, or (ii) placed one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), (A) such rating action has not been withdrawn by Moody’s (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such rating action) and (B) such Rating Agency (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has publicly cited servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action;

(g)       KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, or (ii) placed one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the

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case of clause (i) or (ii), (A) such rating action has not been withdrawn by KBRA, as (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such rating action) and (B) such Rating Agency (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has publicly cited servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)       such master servicer or such special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% or more of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the Companion Loan Rating Agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of related Serviced Pari Passu Companion Loan Securities, and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Companion Loan, and such special servicer has not otherwise been terminated, the holder of such Serviced Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or

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similar entity)) will be entitled to direct the trustee to terminate such special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of such special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Companion Loan, without the prior written consent of such holder of the related Serviced Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (subject to the related Intercreditor Agreement as described under “Description of the Mortgage Pool—The Whole Loans”), will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, as applicable, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Rating Agencies have provided a confirmation (or deemed confirmation) that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings assigned to any Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, such master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if such master servicer is not otherwise terminated, or (2) if any Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then such master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu

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Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the Companion Loan Rating Agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of related Serviced Pari Passu Companion Loan Securities, and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

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No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, (i) any Successor Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, any sponsor and any originator of 10% or more of the Mortgage Pool, and (ii) the operating advisor is prohibited from being Risk Retention Affiliated with any Successor Third-Party Purchaser, any sponsor and any other party to the PSA.  Under the Securities Act, the Asset Representations Reviewer is also prohibited from being affiliated with any sponsor, the depositor, the master servicer, the special servicer, the certificate administrator, the trustee or any affiliate of the foregoing.  As long as the applicable prohibition under the Credit Risk Retention Rules or the Securities Act exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that such master servicer, the certificate administrator or the trustee, as applicable, is or has become a Risk Retention Affiliate of any Successor Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, the certificate administrator or the trustee receiving written notice from any other party to the PSA, any Successor Third-Party Purchaser, any sponsor or any underwriter or initial purchaser that such master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, (iii) an officer or manager of the operating advisor that is responsible for performing the duties of the operating advisor obtaining actual knowledge that it is or has become a Risk Retention Affiliate of a Successor Third-Party Purchaser, any sponsor or any party to the PSA other than itself or the asset representations reviewer (an “Impermissible Operating Advisor Affiliate”) or (iv) an officer or manager of the asset representations reviewer that is responsible for performing the duties of the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of any Successor Third-Party Purchaser or an affiliate of any sponsor, any party to the PSA other than itself or the operating advisor or any affiliate of the foregoing (an “Impermissible Asset Representations Reviewer Affiliate”; and any of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Affiliate”), such Impermissible Affiliate is required to promptly notify the Retaining Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA.  The resigning Impermissible Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, that if the affiliation causing an Impermissible Affiliate is the result of any Successor Third-Party Purchaser acquiring an interest in such

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Impermissible Affiliate or an affiliate of such Impermissible Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or special servicer and limitation of liability, such master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if such master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because such master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for which determination, the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

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The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them, and the Non-Serviced Securitization Trust (with respect to any Non-Serviced Mortgage Loan to the extent provided under the related Intercreditor Agreement) will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and

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special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of such master servicer, such special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from any Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying

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agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

With respect to any indemnification provisions in the PSA providing that the trust or a party thereto is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and special servicer, and such master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, it will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

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Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the Directing Certificateholder and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related

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MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will be required to within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders and whether that amount constitutes a majority. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding

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arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding

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arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 60 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as applicable. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

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The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted payoff or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

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Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

The servicing terms of each such Non-Serviced PSA expected to be in effect as of the Closing Date as it relates to the servicing of the related Non-Serviced Whole Loan will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.
●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Wells Fargo Commercial Mortgage Trust 2025-C65 mortgage pool, if necessary); provided that, in the case of the BX 2025-LIFE TSA for the BioMed MIT Portfolio Whole Loan, there are no mortgage loans other than the related Outside Serviced Whole Loan serviced under such Outside Servicing Agreement.
●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are calculated in a manner similar to the corresponding fees payable under the PSA, but may accrue at different rates, as described below.
●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.
●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different
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than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.
●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.
●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.
●	The servicing decisions which the related Non-Serviced Master Servicer will perform and, in certain cases, for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent differ in certain respects from those decisions that constitute Master Servicer Decisions and Major Decisions, respectively, under the PSA.
●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.
●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.
●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of prepayment interest shortfalls related to the related Non-Serviced Mortgage Loan is similar, but not necessarily
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identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA; except that, in the case of the Non-Serviced PSA for the BioMed MIT Portfolio Whole Loan, the Non-Serviced PSA does not provide for compensating interest payments.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.
●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.
●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Wells Fargo Commercial Mortgage Trust 2025-C65 mortgage pool, if necessary).
●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).
●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.
●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.
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●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.
●	With respect to the BioMed MIT Portfolio Whole Loan, there is no operating advisor under the related Non-Serviced PSA.
●	With respect to the BioMed MIT Portfolio Whole Loan, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available by requesting copies from the underwriters.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Servicing of the BioMed MIT Portfolio Mortgage Loan

The BioMed MIT Portfolio Mortgage Loan is being serviced pursuant to the BX 2025-LIFE TSA. The servicing terms of the BX 2025-LIFE TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements may differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BX 2025-LIFE TSA will earn a primary servicing fee with respect to the BioMed MIT Portfolio Mortgage Loan equal to 0.00010% per annum.
●	Upon the BioMed MIT Portfolio Mortgage Loan becoming a specially serviced loan under the BX 2025-LIFE TSA, the related Non-Serviced Special Servicer under the BX 2025-LIFE TSA will earn a special servicing fee payable monthly with respect to the BioMed MIT Portfolio Mortgage Loan accruing at a rate equal to 0.15% per annum.
●	The related Non-Serviced Special Servicer under the BX 2025-LIFE TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.25%.
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●	The related Non-Serviced Special Servicer under the BX 2025-LIFE TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.25%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The BioMed MIT Portfolio Whole Loan”.

Servicing of the Washington Square Mortgage Loan and the 32 Old Slip – Leased Fee Mortgage Loan

The Washington Square Mortgage Loan and the 32 Old Slip – Leased Fee Mortgage Loan are serviced pursuant to the BMO 2025-C12 PSA. The servicing terms of the BMO 2025-C12 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreement differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer earns a primary servicing fee with respect to each of the Washington Square Mortgage Loan and the 32 Old Slip – Leased Fee Mortgage Loan that is to be calculated based on a rate equal to 0.00125% per annum.
●	Upon the Washington Square Whole Loan or the 32 Old Slip – Leased Fee Whole Loan becoming a specially serviced loan under the BMO 2025-C12 PSA, the related Non-Serviced Special Servicer thereunder will earn a special servicing fee payable monthly with respect to such Whole Loan accruing at a rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month.
●	In connection with a workout of the Washington Square Whole Loan or the 32 Old Slip – Leased Fee Whole Loan, the related Non-Serviced Special Servicer will be entitled to a workout fee equal to 0.50% (in the case of the Washington Square Whole Loan) or 1.0% (in the case of the 32 Old Slip – Leased Fee Whole Loan) of each collection (other than penalty charges) of principal and interest (other than any amount for which a liquidation fee would be paid) made by the related borrower on such corrected Whole Loan for so long as it remains a corrected Whole Loan. Such fee is subject to a floor of $25,000 and a cap of $1,000,000 with respect to any particular workout of such Whole Loan.
●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 0.50% (in the case of the Washington Square Whole Loan) or 1.0% (in the case of the 32 Old Slip – Leased Fee Whole Loan) of the related payments or proceeds received in connection with the liquidation of the related Whole Loan or related REO Property. Such fee is subject to a floor of $25,000 and a cap of $1,000,000 with respect to the Washington Square Whole Loan or the 32 Old Slip – Leased Fee Whole Loan, as applicable.

Prospective investors are encouraged to review the full provisions of the BMO 2025-C12 PSA, which is available by requesting a copy from the underwriters.

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Servicing of The Willard & The Met Mortgage Loan

The Willard & The Met Mortgage Loan is anticipated to be serviced pursuant to the BMO 2025-C13 PSA after the expected closing date of the BMO 2025-C13 securitization on October 22, 2025. Prior to the closing of the BMO 2025-C13 securitization, The Willard & the Met Mortgage Loan is expected to be serviced under the PSA. The servicing terms of the BMO 2025-C13 PSA are anticipated to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreement are anticipated to differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer will earn a primary servicing fee with respect to The Willard & The Met Mortgage Loan that is to be calculated based on a rate that is anticipated to be equal to 0.00575% per annum.
●	Upon The Willard & The Met Whole Loan becoming a specially serviced loan under the BMO 2025-C13 PSA, the related Non-Serviced Special Servicer thereunder will earn a special servicing fee payable monthly with respect to such Whole Loan accruing at a rate that is anticipated to be equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month.
●	In connection with a workout of The Willard & The Met Whole Loan, the related Non-Serviced Special Servicer will be entitled to a workout fee that is anticipated to be equal to 1.0% of each collection (other than penalty charges) of principal and interest (other than any amount for which a liquidation fee would be paid) made by the related borrower on such corrected Whole Loan for so long as it remains a corrected Whole Loan. Such fee is anticipated to be subject to a floor of $25,000 and a cap of $1,000,000 with respect to any particular workout of such Whole Loan.
●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee that is anticipated to be equal to 1.0% of the related payments or proceeds received in connection with the liquidation of the related Whole Loan or related REO Property. Such fee is anticipated to be subject to a floor of $25,000 and a cap of $1,000,000.

Prospective investors are encouraged to review the full provisions of the BMO 2025-C13 PSA, which is available by requesting a copy from the underwriters.

In addition, if the BMO 2025-C13 securitization does not close on or about October 22, 2025, the Willard & The Met Whole Loan will continue to be serviced pursuant to the PSA and, from and after the date on which the related Control Note is securitized, pursuant to the related pooling and servicing agreement entered into in connection with such securitization.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”)

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required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if such master servicer or such special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer, as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, such master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a

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Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” are Fitch Ratings, Inc. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan

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documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether such special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether such special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be
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filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

If the party’s Assessment of Compliance or the related Attestation Report identifies any material instance of noncompliance with the servicing criteria, such party will also be required to provide a discussion of (1) the relationship, if any, between the identified instance and the servicing of the Mortgage Loans and (2) any steps taken to remedy such identified instance to the extent related to its activities with respect to asset backed securities transactions taken as a whole involving such party and that are backed by the same asset type backing the certificates.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

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Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, which will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for the then-outstanding certificates (other than the Class R certificates) (provided, that (A) the aggregate certificate balance of the Class A-1, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other special servicer, the master servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other master servicer, and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity if the aggregate Stated Principal Balance of the pool of Mortgage Loans is less than 1.0% of the Initial Pool Balance. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to

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be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless such master servicer or such special servicer, as applicable, is the purchaser and less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to such master servicer (which items will be deemed to have been paid or reimbursed to such master servicer in connection with such purchase). The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)             to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)             to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)             to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)             to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

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(e)             to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)                 to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)             to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)             to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)                 to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of

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counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administrator must post such notice to its website;

(j)                 to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(k)             to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master

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servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) in the case of the trustee, an institution (A) whose long-term senior unsecured debt rating or issuer rating is at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the trustee may maintain a long-term senior unsecured debt rating or an issuer rating of at least “Baa3” by Moody’s if the master servicer maintains a long-term senior unsecured debt rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s, (B) whose long-term senior unsecured debt or issuer credit rating is rated at least “A” by Fitch (or short-term rating of “F1” by Fitch) (provided, however, that the trustee may maintain a rating of at least “BBB-” by Fitch as long as the master servicer has a rating on its long-term senior unsecured debt of at least “A” by Fitch or has a short-term rating of at least “F1” by Fitch and (C) if rated by KBRA, a long-term senior unsecured debt rating or an issuer credit rating of at least “BBB-” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two other NRSROs, which may include Moody’s and Fitch) or, in the case of any Rating Agency’s requirement set forth in clause (A), (B) or (C) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation, (iii) in the case of the certificate administrator, an institution whose long-term senior unsecured debt rating or issuer rating is rated at least “Baa3” by Moody’s, or (iv) in the case of each of clause (ii) and (iii), such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (v) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate

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administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any

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particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state

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in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may

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be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a signiﬁcant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must ﬁle UCC ﬁnancing statements in order to perfect its security interest in that personal property, and must ﬁle continuation statements, generally every ﬁve years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

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Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the speciﬁc terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary ﬁnancial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reﬂecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufﬁcient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneﬁciary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a

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public place and, in most states, published for a speciﬁed period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a

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mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot

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obtain a deﬁciency judgment against the borrower following foreclosure or sale under a deed of trust.

A deﬁciency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without ﬁrst exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed ﬁrst against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deﬁciency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deﬁciency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold or subleasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most signiﬁcant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares

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may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied ﬁrst to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deﬁciency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deﬁciency judgment proceedings) are automatically stayed upon the ﬁling of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be signiﬁcant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final

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maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided that no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is ﬁled will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order ﬁnding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally

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would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may ﬁnd that the lender has no security interest in either pre-petition or post-petition revenues if the court ﬁnds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modiﬁed at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the ﬁling of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the ﬁling of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property under which the debtor is a lessee, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed

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3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, there is risk associated with a borrower ground lessee or ground lessor becoming a debtor in a proceeding under the Bankruptcy Code. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may defer the time for the debtor lessee to perform under the lease until 60 days following the petition date for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may wait until the confirmation of its plan of reorganization to determine whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

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In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not

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require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts speciﬁc to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under most fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person

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will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, believed or reasonably should have believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or intended to, believed or reasonably should have believed that it would incur debts that would render it unable to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009) filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

A debtor in possession or trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to a secured mortgage lender. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed-of-trust. Under the Bankruptcy Code, if the court finds that actions of mortgagees have been inequitable, the claims of the mortgagees may be subordinated to the claims of other creditors and the liens securing the mortgagees’ claims may be transferred to the debtor’s estate.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the

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limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a speciﬁed time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the

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possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s deﬁnition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by deﬁning the activities in which a lender can engage and still have the beneﬁt of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to inﬂuence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the beneﬁt of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

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Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certiﬁcateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these

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clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate ﬁnancing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a speciﬁed period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be speciﬁc limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) ﬁrst mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a speciﬁed penalty. Under this statutory scheme, the borrower may cancel the

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recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the ﬁnancial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible ﬁnancial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the ﬁnancial condition of the owner or landlord, a foreclosing lender who is ﬁnancially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certiﬁcates, and would not be covered by advances or, any form of credit support provided in connection with the certiﬁcates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

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Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Anti-Money Laundering Act of 2020, the U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions
Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a mortgage loan seller, a sponsor, an originator, the holder of the companion loans for which the noteholder is identified as “Wells Fargo Bank, National Association” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” and is an affiliate of Wells Fargo Commercial

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Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters.

Argentic, the retaining sponsor, a mortgage loan seller and an originator, is affiliated with (i) Argentic Services Company LP, the special servicer under the PSA, (ii) Argentic Securities Income USA 2 LLC, the entity which is expected to be appointed as the initial Directing Certificateholder, (iii) Argentic Securities Holdings 2 Cayman Limited, the entity which is expected to be the holder of the VRR Interest and the HRR Interest on the Closing Date, and (iv) Argentic CMBS Holdings II Limited, the entity which is expected to purchase the Class X-E and Class E certificates.

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

GSMC and its affiliates are playing several roles in this transaction. Goldman Sachs & Co. LLC, an underwriter, is an affiliate of GSMC, a mortgage loan seller, a sponsor, and GS Bank, an originator.

Pursuant to certain interim servicing agreements between JPMorgan Chase Bank, National Association and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the JPMCB Mortgage Loans.

Pursuant to certain interim servicing agreements between Goldman Sachs Mortgage Company and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

Pursuant to certain interim servicing agreements between Societe Generale Financial Corporation and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Societe Generale Financial Corporation Mortgage Loans.

Midland is also anticipated to be the master servicer under the BMO 2025-C13 pooling and servicing agreement pursuant to which The Willard & The Met Whole Loan is anticipated to be serviced.

Pursuant to an interim servicing agreement between Trimont and Wells Fargo Bank, a sponsor, an originator and a mortgage loan seller, Trimont acts as primary servicer with respect to certain mortgage loans owned by Wells Fargo Bank from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that Wells Fargo Bank will transfer to the depositor.

Pursuant to certain interim servicing arrangements between Trimont and Argentic or certain of its affiliates, Trimont acts as interim servicer with respect to certain mortgage loans owned by Argentic or its affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the Argentic Mortgage Loans.

Computershare is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for some or all of the Wells Fargo Mortgage Loans.

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Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and Argentic, Computershare Trust Company, National Association acts as interim custodian with respect to all of the Argentic Mortgage Loans (28.7%).

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and GSMC, Computershare Trust Company, National Association acts as interim custodian with respect to all of the GSMC Mortgage Loans (4.8%).

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and BSPRT, Computershare Trust Company, National Association acts as interim custodian with respect to all of the BSPRT Mortgage Loans (3.6%).

Argentic Services Company LP, the special servicer, is an affiliate of (i) Argentic Real Estate Finance 2 LLC, the retaining sponsor, a mortgage loan seller, originator and sponsor, (ii) Argentic Securities Income 2 USA LLC, the entity that is expected to be appointed as the Directing Certificateholder, (iii) Argentic Securities Holdings 2 Cayman Limited, the entity expected to purchase the VRR Interest and the HRR Interest and (iv) Argentic CMBS Holdings II Limited, the entity that is expected to purchase the Class X-E and Class E certificates.

Computershare, the trustee, certificate administrator and custodian, is also the trustee, certificate administrator and custodian under the BX 2025-LIFE TSA, which governs the servicing and administration of the BioMed MIT Portfolio Whole Loan.

Pentalpha Surveillance LLC, the operating advisor and the asset representations reviewer, is also (i) the operating advisor and the asset representations reviewer under the BMO 2025-C12 PSA, pursuant to which the Washington Square Whole Loan and the 32 Old Slip – Leased Fee Whole Loan are serviced and (ii) anticipated to be the operating advisor and the asset representations reviewer under the BMO 2025-C13 PSA, pursuant to which The Willard & The Met Whole Loan is anticipated to be serviced.

In the case of the repurchase facility provided by Wells Fargo Bank to Argentic, Wells Fargo Bank has agreed to purchase mortgage loans from Argentic on a revolving basis. The aggregate Cut-off Date Balance of the Argentic Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $84,500,000. Proceeds received by Argentic in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Argentic Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

Trimont LLC will act as the primary servicer for the Serviced Mortgage Loans for which Wells Fargo Bank is acting as mortgage loan seller and is also the Non-Serviced Master Servicer for the Washington Square Whole Loan and the 32 Old Slip - Leased Fee Whole Loan under BMO 2025-C12 PSA.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the

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transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

The sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including, in certain circumstances, actions relating to repurchase claims. However, there are no legal proceedings currently pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums are allocated to the class of Offered Certificates (and the extent to which they are collected), and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally

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prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the certificates will depend in part on the period of time during which the Class A-1, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the certificates than they were when the Class A-1, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans

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with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without a ratable distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Underlying Classes of Certificates
Class X-A	Class A-1, Class A-SB, Class A-4 and Class A-5 certificates
Class X-B	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan.

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Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans— Releases; Partial Releases; Property Additions”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with a Notional Amount will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Certificates and other factors described above.

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Interest-Only Class of Certificates	Underlying Classes of Certificates
Class X-A	Class A-1, Class A-SB, Class A-4 and Class A-5 certificates
Class X-B	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

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●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;
●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;
●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;
●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;
●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;
●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;
●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;
●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;
●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);
●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;
●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;
●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;
●	no Yield Maintenance Charges or Prepayment Premiums are collected;

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●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;
●	the Mortgage Rate in effect for each Mortgage and each Non-Serviced AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate (which, in the case of a Componentized Mortgage Loan assumes no change in the weighted average of the interest rates of the respective components in connection with any partial prepayment);
●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in November 2025; and
●	the Offered Certificates are settled with investors on October 16, 2025.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

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Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2026	84%	84%	84%	84%	84%
October 2027	65%	65%	65%	65%	65%
October 2028	45%	45%	45%	45%	45%
October 2029	23%	23%	23%	23%	23%
October 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.71	2.71	2.71	2.71	2.71

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	80%	80%	80%	80%	80%
October 2032	59%	59%	59%	59%	59%
October 2033	36%	36%	36%	36%	36%
October 2034	11%	11%	11%	11%	11%
October 2035 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.36	7.36	7.36	7.36	7.36

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	100%	100%	100%	100%	100%
October 2032	100%	100%	100%	100%	100%
October 2033	100%	100%	100%	100%	100%
October 2034	100%	99%	99%	97%	73%
October 2035 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.57	9.50	9.42	9.33	9.11
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Percent of the Initial Certificate Balance
of the Class A-5 Certificates
at the Respective CPPs Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	100%	100%	100%	100%	100%
October 2032	100%	100%	100%	100%	100%
October 2033	100%	100%	100%	100%	100%
October 2034	100%	100%	100%	100%	100%
October 2035 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.84	9.81	9.77	9.70	9.37

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	100%	100%	100%	100%	100%
October 2032	100%	100%	100%	100%	100%
October 2033	100%	100%	100%	100%	100%
October 2034	100%	100%	100%	100%	100%
October 2035 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.91	9.91	9.91	9.58

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	100%	100%	100%	100%	100%
October 2032	100%	100%	100%	100%	100%
October 2033	100%	100%	100%	100%	100%
October 2034	100%	100%	100%	100%	100%
October 2035 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.91	9.91	9.91	9.62

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Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029	100%	100%	100%	100%	100%
October 2030	100%	100%	100%	100%	100%
October 2031	100%	100%	100%	100%	100%
October 2032	100%	100%	100%	100%	100%
October 2033	100%	100%	100%	100%	100%
October 2034	100%	100%	100%	100%	100%
October 2035 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.92	9.91	9.91	9.91	9.66

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from October 1, 2025 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

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For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.0000%	5.497%	5.497%	5.497%	5.497%	5.497%
98.0000%	5.078%	5.078%	5.078%	5.078%	5.078%
99.0000%	4.665%	4.665%	4.665%	4.665%	4.665%
100.0000%	4.258%	4.258%	4.258%	4.258%	4.258%
101.0000%	3.858%	3.858%	3.858%	3.858%	3.858%
102.0000%	3.463%	3.463%	3.463%	3.463%	3.463%
103.0000%	3.074%	3.074%	3.074%	3.074%	3.074%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	5.195%	5.195%	5.195%	5.195%	5.195%
101.0000%	5.029%	5.029%	5.029%	5.029%	5.029%
102.0000%	4.864%	4.864%	4.864%	4.864%	4.864%
103.0000%	4.702%	4.702%	4.702%	4.702%	4.702%
104.0000%	4.541%	4.541%	4.541%	4.541%	4.541%
105.0000%	4.382%	4.382%	4.382%	4.382%	4.383%
106.0000%	4.226%	4.226%	4.226%	4.226%	4.226%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98.0000%	5.297%	5.298%	5.300%	5.302%	5.306%
99.0000%	5.160%	5.161%	5.162%	5.162%	5.164%
100.0000%	5.025%	5.025%	5.025%	5.025%	5.024%
101.0000%	4.892%	4.891%	4.890%	4.889%	4.886%
102.0000%	4.760%	4.758%	4.756%	4.754%	4.749%
103.0000%	4.630%	4.627%	4.625%	4.621%	4.613%
104.0000%	4.501%	4.498%	4.494%	4.490%	4.480%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	5.323%	5.323%	5.323%	5.323%	5.322%
101.0000%	5.191%	5.191%	5.190%	5.189%	5.185%
102.0000%	5.060%	5.060%	5.059%	5.057%	5.049%
103.0000%	4.931%	4.930%	4.929%	4.926%	4.915%
104.0000%	4.803%	4.802%	4.800%	4.797%	4.782%
105.0000%	4.677%	4.676%	4.673%	4.670%	4.652%
106.0000%	4.553%	4.551%	4.548%	4.544%	4.522%

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Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
7.7500%	8.391%	8.320%	8.231%	8.104%	7.599%
8.0000%	7.623%	7.550%	7.459%	7.328%	6.811%
8.2500%	6.890%	6.815%	6.722%	6.589%	6.060%
8.5000%	6.189%	6.114%	6.019%	5.882%	5.342%
8.7500%	5.520%	5.442%	5.345%	5.206%	4.656%
9.0000%	4.878%	4.799%	4.701%	4.559%	3.998%
9.2500%	4.262%	4.182%	4.082%	3.937%	3.366%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
3.5000%	10.681%	10.685%	10.699%	10.723%	10.226%
3.7500%	8.987%	8.991%	9.006%	9.030%	8.506%
4.0000%	7.457%	7.462%	7.477%	7.502%	6.952%
4.2500%	6.066%	6.070%	6.086%	6.113%	5.539%
4.5000%	4.792%	4.797%	4.813%	4.840%	4.243%
4.7500%	3.619%	3.623%	3.640%	3.669%	3.050%
5.0000%	2.533%	2.537%	2.555%	2.584%	1.945%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	5.704%	5.704%	5.704%	5.704%	5.703%
101.0000%	5.570%	5.570%	5.570%	5.570%	5.565%
102.0000%	5.437%	5.437%	5.437%	5.437%	5.429%
103.0000%	5.306%	5.306%	5.306%	5.306%	5.295%
104.0000%	5.177%	5.177%	5.177%	5.177%	5.163%
105.0000%	5.050%	5.050%	5.050%	5.050%	5.032%
106.0000%	4.923%	4.923%	4.923%	4.923%	4.902%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100.0000%	6.010%	6.010%	6.010%	6.010%	6.009%
101.0000%	5.874%	5.874%	5.874%	5.874%	5.870%
102.0000%	5.740%	5.740%	5.740%	5.740%	5.733%
103.0000%	5.607%	5.607%	5.607%	5.607%	5.597%
104.0000%	5.476%	5.476%	5.476%	5.476%	5.463%
105.0000%	5.346%	5.346%	5.346%	5.346%	5.331%
106.0000%	5.218%	5.218%	5.218%	5.218%	5.200%

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Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97.0000%	6.477%	6.477%	6.477%	6.477%	6.484%
98.0000%	6.335%	6.336%	6.336%	6.336%	6.340%
99.0000%	6.196%	6.196%	6.196%	6.196%	6.198%
100.0000%	6.058%	6.058%	6.058%	6.058%	6.057%
101.0000%	5.922%	5.921%	5.921%	5.921%	5.918%
102.0000%	5.787%	5.787%	5.787%	5.787%	5.781%
103.0000%	5.654%	5.654%	5.654%	5.654%	5.646%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors subject to the alternative minimum tax, to the extent not otherwise discussed below, investors that might be treated as engaged in a U.S. trade or business by virtue of investing in the Offered Certificates, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations promulgated by the U.S. Department of the Treasury and the IRS (together, the “REMIC Provisions”). Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of uncertificated regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated residual interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C, Class X-A, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR and Class G-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated residual interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and any Intercreditor Agreement, (iii) compliance with the provisions of any Non-Serviced PSA and

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any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Provisions provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for

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investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the Mortgage Loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each class of Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

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If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed. In addition, investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, five (5) Mortgaged Properties (7.1%) are secured in whole or part by multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the

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Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount for federal income tax purposes.

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It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (that is, by rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, namely, 0% CPR (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by

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the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.
Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on

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indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. Such election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made, and to all market discount instruments acquired thereafter. The election is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making such election and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (that is, by rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election will apply to all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all taxable premium bonds acquired thereafter. The election is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated

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that the Class A-1, Class A-SB, Class A-4, Class A-5, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or market discount instruments acquired, by the holder as of the first day of the taxable year for which the election is made and to all premium bonds or market discount instruments, acquired thereafter. The election is made on the holder’s federal income tax return for the year in which the Regular Interest is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s

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basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on

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the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Backup Withholding

Distributions made on the certificates (including interest distributions, original issue discount and, under certain circumstances, principal distributions), and proceeds from the sale of the certificates to or through certain brokers, may be subject to “backup” withholding tax under Code Section 3406 unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number.

Information Reporting

Holders that are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons

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will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10-percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a “controlled foreign corporation” described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a domestic corporation, domestic partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a domestic corporation or domestic partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S.

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Person” means a person other than a U.S. Person. Partnerships are urged to consult their tax advisors concerning the application of the rules described herein, which may be applied differently to partners that are U.S. Persons and to partners that are not.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest payments, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates (including interest, original issue discount and, under certain circumstances, principal distributions), and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 unless the Non-U.S. Person either (i) provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person or (ii) can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Provisions indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or

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“due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Administrative Matters

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

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The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the certificates (other than the Class R certificates) will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Certificateholders or beneficial owners that own such certificates through a broker or middleman as nominee. All brokers, nominees and all other non-exempt Certificateholders of such certificates (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Certificateholders (other than Class R Certificateholders) and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and fourteen days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

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Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Plan of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-SB	Class A-4	Class A-5	Class X-A
Wells Fargo Securities, LLC	$4,733,315	$6,044,255	$73,475,313	$221,139,672	$305,392,555
J.P. Morgan Securities LLC	$2,029,738	$2,591,895	$31,507,654	$94,829,026	$130,958,313
Goldman Sachs & Co. LLC..	$358,030	$457,189	$5,557,698	$16,727,080	$23,099,997
SG Americas Securities, LLC	$352,917	$450,661	$5,478,335	$16,488,222	$22,770,135
Academy Securities, Inc.	$0	$0	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0	$0	$0
Siebert Williams Shank & Co., LLC	$0	$0	$0	$0	$0
Total	$7,474,000	$9,544,000	$116,019,000	$349,184,000	$482,221,000
Underwriter	Class X-B	Class A-S	Class B	Class C
Wells Fargo Securities, LLC	$83,437,187	$42,536,506	$22,904,711	$17,995,971
J.P. Morgan Securities LLC	$35,779,501	$18,240,487	$9,821,989	$7,717,025
Goldman Sachs & Co. LLC..	$6,311,217	$3,217,476	$1,732,520	$1,361,221
SG Americas Securities, LLC	$6,221,095	$3,171,531	$1,707,780	$1,341,783
Academy Securities, Inc.	$0	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0	$0
Siebert Williams Shank & Co., LLC	$0	$0	$0	$0
Total	$131,749,000	$67,166,000	$36,167,000	$28,416,000

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The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 109.9% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from October 1, 2025, before deducting expenses payable by the depositor (estimated at approximately $5,769,614, excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters are under no obligation to make a market in the Offered Certificates and may discontinue any market making activities at any time without notice. In addition, the ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing, holding and selling of, or issuing quotations with respect to, asset-backed securities generally, to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer of securities such as the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the

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Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available. Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Bank, which is a sponsor, an originator, a mortgage loan seller and is also the master servicer. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMCB, which is a sponsor, an originator and a mortgage loan seller. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC, which is a sponsor and a mortgage loan seller, and Goldman Sachs Bank USA, which is an originator. SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, which is a sponsor, an originator and a mortgage loan seller. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans, as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General,” and certain mezzanine loans related to the Mortgage Loans, as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters and a co-lead manager and joint bookrunner for this offering, affiliates of J.P. Morgan Securities LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering, affiliates of Goldman Sachs & Co. LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering, and affiliates of SG Americas Securities, LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)       the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank (or, with respect to the Market Place Center Mortgage Loan, the portion thereof allocable to Wells Fargo Bank);

(2)       the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by JPMCB (or, with respect to the BioMed MIT Portfolio Mortgage Loan, the Market Place Center Mortgage Loan or the Washington Square Mortgage Loan, the portion thereof allocable to JPMCB);

(3)       the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by GSMC (or, with respect to the BioMed MIT Portfolio Mortgage Loan or the Washington Square Mortgage Loan, the portion thereof allocable to GSMC); and

(4)       the payment by the depositor to Societe Generale Financial Corporation, an affiliate of SG Americas Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Societe Generale

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Financial Corporation (or, with respect to the BioMed MIT Portfolio Mortgage Loan, the portion thereof allocable to Societe Generale Financial Corporation).

As a result of the circumstances described above, each of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and SG Americas Securities, LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, National Association. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

J.P. Morgan is the marketing name for the investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by J.P. Morgan Securities LLC and its securities affiliates, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, National Association and its banking affiliates. J.P. Morgan Securities LLC is a member of the SIPC and the New York Stock Exchange.

Société Générale is the marketing name for SG Americas Securities, LLC.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the depositor with respect to the issuing entity (file number 333-282099-07)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to

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the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28202, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-282099) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However,

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those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or gives, investment advice within the meaning of ERISA and Section 4975 of the Code with respect to those assets for a fee or other compensation; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well

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as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC, Prohibited Transaction Exemption (“PTE”) 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), to J.P. Morgan Securities LLC, PTE 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), and to Goldman Sachs & Co. LLC, PTE 89-88, 54 Fed. Reg. 42582 (October 17, 1989), and, each as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, SG Americas Securities provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that

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the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of

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Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”) will be deemed to have represented by its acquisition of such Offered Certificates that none of the depositor, the issuing entity, any underwriter, the trustee, the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer or any of their respective affiliated entities, has provided any investment recommendation or investment advice in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (unless an applicable prohibited transaction exemption (all of the applicable conditions of which are satisfied) is available to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited), and the Plan Fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after

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December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, the various classes of Offered Certificates may or may not qualify as “mortgage related securities” for purposes of SMMEA at the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any rating of a class of certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the liquidity, market value, and

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regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, should consult with their own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from each of the 3 Rating Agencies engaged by the depositor to rate the Offered Certificates and that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from at least 2 of the 3 Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in October 2058. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

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The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

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Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other two NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one or more NRSROs hired by the depositor, the depositor may have only requested ratings for certain Classes of rated Offered Certificates, due in part to the subordination levels provided by that NRSRO for such Classes of Offered Certificates. If the depositor had selected any such NRSRO to rate the Classes of Offered Certificates not rated by it, the ratings on such Classes of Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

@%(#)	181
17g-5 Information Provider	397
1986 Act	582
1996 Act	560
30/360 Basis	436
401(c) Regulations	602
AB Modified Loan	450
Accelerated Mezzanine Loan Lender	389
Acceptable Insurance Default	454
Acting General Counsel’s Letter	160
Actual/360 Basis	228
Actual/360 Loans	425
ADA	563
Additional Exclusions	454
Administrative Fee Rate	370
ADR	174
Advances	420
Affirmative Asset Review Vote	502
AIFM Regulations	140
AIM	347
ALTA	319
Alternate Release Price	235
Annual Debt Service	175
Appraisal Institute	270
Appraisal Reduction Amount	445
Appraisal Reduction Event	445
Appraised Value	175
Appraised-Out Class	451
Approved First Mortgagee	200
Arapaho Borrower Principal Final Judgement	208
AREF Repo Seller	164
Argentic	164, 281
Argentic Data Tape	288
Argentic Mortgage Loans	281
Argentic Review Team	288
ASC	347
ASR Consultation Process	471
Assessment of Compliance	537
Asset Representations Reviewer Asset Review Fee	444
Asset Representations Reviewer Fee	443
Asset Representations Reviewer Fee Rate	443
Asset Representations Reviewer Termination Event	508
Asset Representations Reviewer Upfront Fee	443
Asset Review	504
Asset Review Notice	503

Asset Review Quorum	503
Asset Review Report	506
Asset Review Report Summary	506
Asset Review Standard	505
Asset Review Trigger	501
Asset Review Vote Election	502
Asset Status Report	468
Assumed Final Distribution Date	380
Assumed Scheduled Payment	372
ASTM	202
Attestation Report	538
AUL	203
Available Funds	363
Balloon Balance	177
Balloon LTV Ratio	180
Balloon Payment	180
Bankruptcy Code	552
Base Interest Fraction	379
Beds	187
BioMed MIT Portfolio B Notes	257
BioMed MIT Portfolio C Notes	257
BioMed MIT Portfolio Co-Lender Agreement	258
BioMed MIT Portfolio Companion Loans	257
BioMed MIT Portfolio Controlling Holder	263
BioMed MIT Portfolio D Notes	257
BioMed MIT Portfolio Default Release	235
BioMed MIT Portfolio Non-SASB Loans	257
BioMed MIT Portfolio Non-SASB Loans Holders	258
BioMed MIT Portfolio Non-SASB Pari Passu Companion Loans	257
BioMed MIT Portfolio Non-SASB Trust	259
BioMed MIT Portfolio Note Holders	258
BioMed MIT Portfolio Pari Passu Companion Loans	257
BioMed MIT Portfolio SASB Loans	258
BioMed MIT Portfolio SASB Pari Passu Companion Loans	257
BioMed MIT Portfolio Senior Loan Holders	258
BioMed MIT Portfolio Senior Loans	257
BioMed MIT Portfolio Subordinate Companion Loans	257
BioMed MIT Portfolio Whole Loan	257
BMO 2025-C12 PSA	246
BMO 2025-C13 PSA	246
Borrower Party	388
Borrower Party Affiliate	388

607

Breach Notice	409
Bridge Bank	120
BSCMI	291
BSPRT	323
BSPRT Data Tape	325
BSPRT Mortgage Loans	323
BSPRT Review Team	324
BX 2025-LIFE Certificate Administrator	259
BX 2025-LIFE Master Servicer	258
BX 2025-LIFE Securitization	258
BX 2025-LIFE Special Servicer	258
BX 2025-LIFE Trustee	259
BX 2025-LIFE TSA	247
C(WUMP)O	21
Cash Flow Analysis	177
CEA	205
CERCLA	560
Certificate Administrator	334
Certificate Administrator/Trustee Fee	442
Certificate Administrator/Trustee Fee Rate	442
Certificate Balance	362
Certificate Owners	399
Certificateholder	390
Certificateholder Quorum	511
Certificateholder Repurchase Request	524
Certifying Certificateholder	402
Class A Certificates	361
Class A-SB Planned Principal Balance	372
Class X Certificates	361
Clearstream	398
Clearstream Participants	400
Closing Date	173, 267
CMBS	167, 337
CMS	342, 346
CMS Acquisition Closing Date	342
CMS Loans	346
CMS Transaction	342
Code	162, 579
Collateral Deficiency Amount	450
Collection Account	423
Collection Period	365
Communication Request	402
Companion Distribution Account	424
Companion Holder	246
Companion Holders	246
Companion Loan Rating Agency	247
Companion Loans	171
Compensating Interest Payment	381
Componentized Mortgage Loan	370
Computershare	334
Computershare Limited	334
Computershare Trust Company	334

Consent Judgment	209
Constant Prepayment Rate	571
Consultation Termination Event	487
Control Eligible Certificates	479
Control Note	247
Control Termination Event	487
Controlling Class	479
Controlling Class Certificateholder	479
Controlling Holder	247
Corrected Loan	468
CPP	571
CPR	571
CPY	571
CRE Loans	276
CRECs	202
Credit Risk Retention Rules	352
CREFC®	386
CREFC® Intellectual Property Royalty License Fee	444
CREFC® Intellectual Property Royalty License Fee Rate	444
CREFC® Reports	385
Cross-Over Date	368
CTS	334
Cumulative Appraisal Reduction Amount	449, 451
Cure/Contest Period	505
Curexa	216
Cut-off Date	171
Cut-off Date Balance	178
Cut-off Date Loan-to-Value Ratio	178
Cut-off Date LTV Ratio	178
D(#)	181
D/@%(#)	182
DBRS Morningstar	337
Debt Service Coverage Ratio	179
Defaulted Loan	475
Defeasance Deposit	233
Defeasance Loans	232
Defeasance Lock-Out Period	232
Defeasance Option	232
Defendants	209
Definitive Certificate	398
Delegated Directive	17
Delinquent Loan	502
Demand Notes	208
Depositories	399
Determination Date	362
Diligence File	406
Direct Lease	200
Directing Certificateholder	478
Directing Holder Approval Process	470
Disclosable Special Servicer Fees	442

608

Discount Rate	379
Dispute Resolution Consultation	526
Dispute Resolution Cut-off Date	526
Distribution Accounts	424
Distribution Date	362
Distribution Date Statement	385
District	226
Dodd-Frank Act	169
DOL	599
DorYM(#)	182
DorYM@%(#)	182
DSCR	179
DST	196
DTC	398
DTC Participants	399
DTC Rules	400
Due Date	227, 365
EDGAR	598
EEA	17
Effective Gross Income	177
EIDL	245
Eight Year Period	198
Eligible Asset Representations Reviewer	507
Eligible Operating Advisor	496
Elliott	347
Enforcing Party	524
Enforcing Servicer	524
Entity Final Judgment	208
ESA	202, 295
Escrow/Reserve Mitigating Circumstances	298
EU	139
EU CRR	139
EU Institutional Investor	139
EU Investor Requirements	139
EU PRIIPS Regulation	17
EU Prospectus Regulation	17
EU Qualified Investor	17
EU Retail Investor	17
EU Securitization Rules	139
Euroclear	398
Euroclear Operator	401
Euroclear Participants	401
EUWA	18
Excess Modification Fee Amount	437
Excess Modification Fees	435
Excess Prepayment Interest Shortfall	382
Exchange Act	142, 266
Excluded Controlling Class Holder	388
Excluded Controlling Class Loan	389
Excluded Information	389
Excluded Loan	389

Excluded Plan	601
Excluded Special Servicer	511
Excluded Special Servicer Loan	511
Exemption	600
Exemption Rating Agency	600
Extension Term	198
FATCA	591
FDIA	159
FDIC	120, 159
FIEL	23
Final Asset Status Report	470
Final Dispute Resolution Election Notice	526
Financial Promotion Order	19
FINRA	597
FIRREA	160, 295
Fitch	536
Flagstar	120
FPO Persons	19
FSMA	18, 140
GAAP	16
Gain-on-Sale Entitlement Amount	364
Gain-on-Sale Remittance Amount	364
Gain-on-Sale Reserve Account	425
Garn Act	561
GLA	179
Goldman Originator	305
Government Securities	230
Ground Lease Default Release	235
Ground Leases	198
Ground Lessee	198
Ground Lessor	198
GS Bank	302
GSMC	302
GSMC Data Tape	303
GSMC Deal Team	303
GSMC Mortgage Loans	302
HFC	87
Highland	208
Hilton Tucson East Franchisor	206
House Bill 21	87
HRR Interest	3, 55, 352
HSTP Act	86
ICAP	225
Impermissible Affiliate	519
Impermissible Asset Representations Reviewer Affiliate	519
Impermissible Operating Advisor Affiliate	519
Impermissible TPP Affiliate	519
Improvements	226
Indirect Participants	399
Individual Borrower	201

609

Initial Pool Balance	171
Initial Requesting Certificateholder	524
Initial Subordinate Companion Loan Holder	479
In-Place Cash Management	179
Institutional Investor	22
Insurance and Condemnation Proceeds	424
Intercreditor Agreement	246
Interest Accrual Amount	370
Interest Accrual Period	370
Interest Distribution Amount	370
Interest Reserve Account	424
Interest Shortfall	370
Interested Person	476
Investor Certification	389
IRS	163
Japanese Retention Requirement	24
JCP Parcel	237
JFSA	23
Joint Seller Mortgage Loan	403
JPMC	290
JPMCB	290
JPMCB Data Tape	292
JPMCB Deal Team	292
JPMCB Mortgage Loans	291
JPMCB’s Qualification Criteria	293
JPMCCMSC	290
JRR Rule	23
KBRA	536
L(#)	182
Liquidation Fee	438
Liquidation Fee Rate	438
Liquidation Proceeds	424
Loan Per Unit	180
Local Law 97	123
Lock-out Period	230
Loss of Value Payment	411
Low DSCR Release Amount	235
Lower-Tier Regular Interests	579
Lower-Tier REMIC	362, 579
LTV Ratio	178
LTV Ratio at Maturity	180
LUST	204
Macy’s	190
MAI	412
Major Decision	481
Major Decision Reporting Package	480
MAS	22
MassDEP	203
Master Servicer Decision	457
Material Defect	409
Maturity Date Balloon Payment	180
Melohn	210

Metro Centre Development	197, 222
Metro Centre Development REA	222
Metro Portfolio Parking Agreements	222
Midland	337
MIFID II	17
MIT	198, 217
MLPA	403
MOA	353
Modification Fees	436
Moody’s	536
Morningstar DBRS	507
Mortgage	172
Mortgage ALA	235
Mortgage File	403
Mortgage Loans	171
Mortgage Note	172
Mortgage Pool	171
Mortgage Rate	370
Mortgaged Property	173
MTA Ground Lease	201
MTA Ground Leases	201
MTA Lessor	201
Net Mortgage Rate	369
Net Operating Income	180
NexPoint	208
NFA	597
NFIP	102
NI 33-105	24
NOI Date	180
Non-Control Note	247
Non-Controlling Holder	247
Nonrecoverable Advance	421
Non-Serviced AB Whole Loan	247
Non-Serviced Certificate Administrator	247
Non-Serviced Companion Loan	49, 247
Non-Serviced Custodian	247
Non-Serviced Directing Certificateholder	247
Non-Serviced Master Servicer	247
Non-Serviced Mortgage Loan	49, 248
Non-Serviced Pari Passu Companion Loan	248
Non-Serviced Pari Passu Mortgage Loan	248
Non-Serviced Pari Passu Whole Loan	248
Non-Serviced PSA	248
Non-Serviced Special Servicer	248
Non-Serviced Trustee	248
Non-Serviced Whole Loan	49, 248
Non-Specially Serviced Loan	483
Non-U.S. Person	591
Notional Amount	362
NRA	181

610

NRSRO	388
NRSRO Certification	391
NYDEC	202
O(#)	182
OCC	267
Occupancy Date	181
Occupancy Rate	181
Offer	18
Offered Certificates	362
OID Regulations	583
OLA	160
Operating Advisor Annual Report	494
Operating Advisor Consultation Event	488
Operating Advisor Consulting Fee	443
Operating Advisor Expenses	443
Operating Advisor Fee	442
Operating Advisor Fee Rate	442
Operating Advisor Standard	493
Operating Advisor Termination Event	498
Operating Advisor Upfront Fee	442
Other Master Servicer	248
Other PSA	248
Other Special Servicer	248
Outparcel	201
P&I Advance	419
P&I Advance Date	419
PACE	120, 245
Pads	187
PAR	296
Par Purchase Price	475
Pari Passu Companion Loans	171
Pari Passu Mortgage Loan	248
Participants	398
Parties in Interest	599
Pass-Through Rate	368
Patriot Act	564
PCR	311, 319
Pentalpha Surveillance	351
Percentage Interest	363
Percentage Rent	198
Percentage Rent Threshold	199
Periodic Payments	363
Permitted Investments	363, 425
Permitted Par Prepayment Date	234
Permitted PILOT Arrangement	225
Permitted Special Servicer/Affiliate Fees	442
PILOT	225
PILOT Lease	225
PILOT Lessee	225
PIPs	206
PL	271
Plan Fiduciary	602

Plans	598
PLL Policy	224
PML	271, 311
Portfolio Property	236
Portfolio Release Property	236
PRC	21
Preliminary Dispute Resolution Election Notice	526
Prepayment Assumption	584
Prepayment Interest Excess	381
Prepayment Interest Shortfall	381
Prepayment Premium	380
Prepayment Provisions	181
Primary Servicing Agreement	347
Prime Ground Lease	217
Prime Leases	198
Prime Lessee	198, 217
Prime Lessor	198
Prime Rate	423
Principal Balance Certificates	362
Principal Distribution Amount	370
Principal Shortfall	372
Privileged Information	497
Privileged Information Exception	497
Privileged Person	387
Professional Investors	21
Prohibited Prepayment	382
Promotion of Collective Investment Schemes Exemptions Order	19
Property Partial Defeasance	234
Proposed Course of Action	525
Proposed Course of Action Notice	525
PSA	361
PSA Party Repurchase Request	524
PTCE	602
PTE	600
Purchase Price	411
Qualification Criteria	276, 322, 326
Qualified Replacement Special Servicer	512
Qualified Substitute Mortgage Loan	412
Qualifying CRE Loan Percentage	353
Quantum on the Bay Release Date	238
RAC No-Response Scenario	535
Rated Final Distribution Date	381
Rating Agencies	536
Rating Agency Confirmation	536
REA	77
RealINSIGHT	348
Realized Loss	383
REC	202
Record Date	363
Registration Statement	598
Regular Certificates	361

611

Regular Interestholder	582
Regular Interests	579
Regulation AB	538
Regulation RR	352
Reimbursement Rate	423
Related Proceeds	422
Release Amount	235
Release Date	232
Release DSCR	235
Release DSCR Test	235
Release Property	234
Relevant Investor	22
Relevant Persons	19
Relief Act	563
Remaining Term to Maturity	182
REMIC	579
REMIC LTV Test	163
REMIC Provisions	579
REO Account	425
REO Loan	374
REO Property	467
Repurchase Request	524
Requesting Certificateholder	526
Requesting Holders	451
Requesting Investor	402
Requesting Party	534
Required Credit Risk Retention Percentage	353
Requirements	564
Residual Certificates	361
Resolution Failure	524
Resolved	524
Restricted Group	600
Restricted Party	497
Retaining Party	352
Retaining Sponsor	352
Review Materials	503
RevPAR	183
Risk Retention Affiliate	497
Risk Retention Affiliated	497
Risk Retention Consultation Party	490
ROFO	214, 217
ROFR	217
Rooms	187
Rule 15Ga-1 Reporting Period	276, 299
Rule 17g-5	391
RWQCB	206
S&P	507
Scheduled Principal Distribution Amount	371
SEC	266
Securities Act	537
Securitization Accounts	361, 425

SEL	271, 311, 329
Senior Certificates	361
Serviced Companion Loan	49, 248
Serviced Mortgage Loan	248
Serviced Mortgage Loans	415
Serviced Pari Passu Companion Loan	249
Serviced Pari Passu Companion Loan Securities	516
Serviced Pari Passu Mortgage Loan	249
Serviced Pari Passu Whole Loan	249
Serviced Whole Loan	49, 249
Servicer Termination Event	514
Servicing Advances	420
Servicing Fee	433
Servicing Fee Rate	433
Servicing Standard	417
SF	183
SFA	22
SFO	21
SGFC Entities	315
SGNY	315
Similar Law	599
SIPC	597
SMMEA	603
Société Générale	315
Societe Generale Financial Corporation	315
Societe Generale Financial Corporation Data Tape	321
Societe Generale Financial Corporation Deal Team	320
Societe Generale Financial Corporation Mortgage Loans	316
Spaces	187
Special Servicer	347
Special Servicing Fee	437
Special Servicing Fee Rate	437
Special Tax A	226
Special Tax B	226
Specially Serviced Loans	465
Specially Serviced Whole Loan	264
Sq. Ft.	183
Square Feet	183
SS Default Interest Letter	435
SS Default Interest Letter Effective Date	435
Startup Day	580
State	209
Stated Principal Balance	372
Structured Product	21
Structuring Assumptions	571
Sub-Ground Lease	217
Subject 2024 Computershare CMBS Annual Statement of Compliance	336

612

Subject Loan	443
Sub-Landlord	217
Subordinate Certificates	361
Sub-Servicing Agreement	418
Successor Third-Party Purchaser	356
SVB	120
T-12	183
Term Notes	208
Term to Maturity	183
Termination Purchase Amount	539
Terms and Conditions	401
Tests	505
Third Party Report	174
TI/LC	239
TIF	225
Title V	562
Total Operating Expenses	177
Transition Agreement	346
Transition Period	346
Trimont	161, 341
Trimont Primary Servicing Agreement	342
Trimont Serviced Mortgage Loans	342
TRIPRA	103, 12
Trust	333
Trust REMICs	362, 579
Trustee	334
TTM	183
U.S. Person	590
U/W DSCR	179
U/W Expenses	183
U/W NCF	183
U/W NCF Debt Yield	185
U/W NCF DSCR	179
U/W NOI	186
U/W NOI Debt Yield	186
U/W NOI DSCR	186
U/W Revenues	186
UCC	546
UK	18, 140
UK CRR	140
UK Institutional Investor	141
UK Investor Requirements	140
UK MIFIR Product Governance Rules	18
UK PRIIPS Regulation	18
UK Prospectus Regulation	18
UK Qualified Investor	18

UK Retail Investor	18
UK Securitization Rules	140
Underwriter Entities	129
Underwriting Agreement	594
Underwritten Debt Service Coverage Ratio	179
Underwritten Expenses	183
Underwritten NCF	183
Underwritten NCF Debt Yield	185
Underwritten NCF DSCR	179
Underwritten Net Cash Flow	183
Underwritten Net Cash Flow Debt Service Coverage Ratio	179
Underwritten Net Operating Income	186
Underwritten Net Operating Income Debt Service Coverage Ratio	186
Underwritten NOI	186
Underwritten NOI Debt Yield	186
Underwritten NOI DSCR	186
Underwritten Revenues	186
Units	187
Unscheduled Principal Distribution Amount	371
Unsolicited Information	504
Upper-Tier REMIC	362, 579
Violations	209
Volcker Rule	170
Voting Rights	397
VRR Interest	3, 55, 352
WAC Rate	369
Wachovia Bank	267
Weighted Average Mortgage Rate	187
Weighted Averages	187
Wells Fargo	334
Wells Fargo Bank	161, 267, 334
Wells Fargo Bank Data Tape	274
Wells Fargo Bank Deal Team	274
Whole Loan	171
Withheld Amounts	425
Workout Fee	437
Workout Fee Rate	437
Workout-Delayed Reimbursement Amount	423
Yield Maintenance Charge	380
YM(#)	182
YM@(#)	182

613

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

 ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Related Group	Crossed Group
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	9.4%	100.0%	JPMCB	JPMCB	NAP	NAP
2.00	Loan	5, 15	1	4 Union Square South	8.7%	100.0%	WFB	WFB	NAP	NAP
3.00	Loan	5, 16	1	Market Place Center	8.7%	100.0%	WFB/JPMCB	WFB/JPMCB	NAP	NAP
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	8.3%		JPMCB/SGFC/GSBI	JPMCB/SGFC/GSMC	NAP	NAP
4.01	Property		1	45 - 75 Sidney	1.8%	21.3%
4.02	Property		1	40 Landsdowne	1.5%	18.0%
4.03	Property		1	35 Landsdowne	1.4%	16.8%
4.04	Property		1	65 Landsdowne	1.0%	11.7%
4.05	Property		1	88 Sidney	0.8%	10.2%
4.06	Property		1	64 Sidney	0.7%	8.1%
4.07	Property		1	38 Sidney	0.7%	7.8%
4.08	Property		1	26 Landsdowne	0.5%	6.2%
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	8.0%		JPMCB	JPMCB	NAP	NAP
5.01	Property		1	The Home Depot	0.7%	8.3%
5.02	Property		1	Westown Square	0.6%	7.2%
5.03	Property		1	Rodney Village Shopping Center	0.5%	6.5%
5.04	Property		1	Mattatuck Plaza	0.5%	5.9%
5.05	Property		1	Athens Town Center	0.5%	5.9%
5.06	Property		1	Northeast Plaza	0.4%	5.5%
5.07	Property		1	Hungarybrook Shopping Center	0.4%	5.1%
5.08	Property		1	Plaza North Shopping Center	0.4%	5.1%
5.09	Property		1	Henderson Marketplace	0.3%	4.3%
5.10	Property		1	Ahoskie Commons	0.3%	4.3%
5.11	Property		1	Cummings Park Plaza	0.3%	4.1%
5.12	Property		1	Glenwood Shopping Plaza	0.3%	3.9%
5.13	Property		1	Boulevard Plaza	0.3%	3.5%
5.14	Property		1	Summer Commons	0.3%	3.5%
5.15	Property		1	Centre Plaza	0.3%	3.3%
5.16	Property		1	Market at Riverdale Bend	0.2%	2.8%
5.17	Property		1	Cordele Corners	0.2%	2.7%
5.18	Property		1	Anniston Plaza	0.2%	2.7%
5.19	Property		1	Meeting Square	0.2%	2.7%
5.20	Property		1	Northland Plaza	0.2%	2.6%
5.21	Property		1	Homosassa Square	0.2%	2.4%
5.22	Property		1	Laurens Plaza	0.2%	2.4%
5.23	Property		1	Pelham Plaza	0.2%	2.2%
5.24	Property		1	Plank Plaza	0.1%	1.6%
5.25	Property		1	Collins Plaza	0.1%	1.5%
6.00	Loan	40	1	Hacienda Center	6.5%	100.0%	AREF2	AREF2	NAP	NAP
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	6.1%	100.0%	WFB	WFB	NAP	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	6.0%		AREF2	AREF2	NAP	NAP
8.01	Property		1	Arapaho Business Park	4.0%	66.7%
8.02	Property		1	Crystal Pointe Centre	2.0%	33.3%
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	6.0%		WFB	WFB	NAP	NAP
9.01	Property		1	Shoppes at Woodruff	1.6%	27.3%
9.02	Property		1	Surfside Commons	0.9%	15.4%
9.03	Property		1	East Towne Centre	0.9%	14.6%
9.04	Property		1	Plantation Plaza	0.7%	12.6%
9.05	Property		1	Smithfield Plaza	0.7%	12.2%
9.06	Property		1	Sussex Plaza	0.6%	10.4%
9.07	Property		1	East Town Plaza	0.5%	7.6%
10.00	Loan	48, 49	12	MRN Portfolio	5.5%		AREF2	AREF2	NAP	NAP
10.01	Property		1	Windsor Building	1.2%	22.5%
10.02	Property		1	Buckeye Building	0.7%	13.3%
10.03	Property		1	Woolworth	0.7%	13.0%
10.04	Property		1	MFG Building	0.6%	10.9%
10.05	Property		1	Kresge Building	0.6%	10.9%
10.06	Property		1	410 Euclid	0.6%	10.9%
10.07	Property		1	413 Prospect	0.2%	4.4%
10.08	Property		1	W.T. Grant Retail	0.2%	4.3%
10.09	Property		1	Sincere Retail	0.2%	3.3%
10.10	Property		1	Corts Building	0.2%	3.1%
10.11	Property		1	Commercial Building	0.1%	2.2%
10.12	Property		1	2050 East 4th	0.1%	1.2%
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	4.5%	100.0%	JPMCB/GSBI	JPMCB/GSMC	NAP	NAP
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	3.6%		BSPRT	BSPRT	NAP	NAP
12.01	Property		1	The Willard	2.4%	67.2%
12.02	Property		1	The Met	1.2%	32.8%
13.00	Loan	65	6	CVS-Walgreens Portfolio	3.5%		AREF2	AREF2	NAP	NAP
13.01	Property		1	Walgreens Ellicott City	0.9%	26.9%
13.02	Property		1	CVS Highlands	0.8%	21.6%
13.03	Property		1	CVS Hastings	0.5%	14.3%
13.04	Property		1	CVS Fayetteville	0.5%	13.7%
13.05	Property		1	CVS Selbyville	0.4%	12.0%
13.06	Property		1	CVS Westland	0.4%	11.5%
14.00	Loan	66	1	Hampton Inn Blue Ridge	2.4%	100.0%	WFB	WFB	NAP	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	2.3%		AREF2	AREF2	NAP	NAP
15.01	Property		1	Smithville Square	1.4%	61.5%
15.02	Property		1	Deerpath Pavilion	0.9%	38.5%
16.00	Loan	71, 72	1	Hilton Tucson East	2.2%	100.0%	AREF2	AREF2	NAP	NAP
17.00	Loan	73	1	Hampton Inn Danville	1.6%	100.0%	WFB	WFB	NAP	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	1.5%	100.0%	SGFC	SGFC	NAP	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	1.5%	100.0%	GSBI	GSMC	NAP	NAP
20.00	Loan	82	1	Princessa Plaza	1.2%	100.0%	AREF2	AREF2	NAP	NAP
21.00	Loan		1	75 Executive Drive	1.1%	100.0%	AREF2	AREF2	NAP	NAP
22.00	Loan	83	1	Stor N Lock - Santa Rosa	1.1%	100.0%	WFB	WFB	NAP	NAP
23.00	Loan	84	1	Quantum on the Bay	0.5%	100.0%	AREF2	AREF2	NAP	NAP
A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Address	City	County
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	512 West 22nd Street	New York	New York
2.00	Loan	5, 15	1	4 Union Square South	44 East 14th Street	New York	New York
3.00	Loan	5, 16	1	Market Place Center	3200-3240 El Camino Real, 400-450 Exchange, and 200, 210, 220, 240, 250, and 300-350 Commerce	Irvine	Orange
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	Various	Cambridge	Middlesex
4.01	Property		1	45 - 75 Sidney	45-75 Sidney Street	Cambridge	Middlesex
4.02	Property		1	40 Landsdowne	40 Landsdowne Street	Cambridge	Middlesex
4.03	Property		1	35 Landsdowne	35 Landsdowne Street	Cambridge	Middlesex
4.04	Property		1	65 Landsdowne	65 Landsdowne Street	Cambridge	Middlesex
4.05	Property		1	88 Sidney	88 Sidney Street	Cambridge	Middlesex
4.06	Property		1	64 Sidney	64 Sidney Street	Cambridge	Middlesex
4.07	Property		1	38 Sidney	38 Sidney Street	Cambridge	Middlesex
4.08	Property		1	26 Landsdowne	26 Landsdowne Street	Cambridge	Middlesex
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	Various	Various	Various
5.01	Property		1	The Home Depot	18700 Meyers Road	Detroit	Wayne
5.02	Property		1	Westown Square	10604 Lorain Avenue	Cleveland	Cuyahoga
5.03	Property		1	Rodney Village Shopping Center	1678 South Governors Avenue	Dover	Kent
5.04	Property		1	Mattatuck Plaza	650 and 670 Wolcott Street	Waterbury	New Haven
5.05	Property		1	Athens Town Center	601 US Highway 72 West	Athens	Limestone
5.06	Property		1	Northeast Plaza	1018 Summit Avenue	Greensboro	Guilford
5.07	Property		1	Hungarybrook Shopping Center	1282 Concord Avenue	Henrico	Henrico
5.08	Property		1	Plaza North Shopping Center	1800 Fort Harrison Road	Terre Haute	Vigo
5.09	Property		1	Henderson Marketplace	901 South Beckford Drive	Henderson	Vance
5.10	Property		1	Ahoskie Commons	1400 East Memorial Drive	Ahoskie	Hertford
5.11	Property		1	Cummings Park Plaza	2220 North Church Street	Burlington	Alamance
5.12	Property		1	Glenwood Shopping Plaza	2002-2194 Glenwood Shopping Plaza	Oneida	Madison
5.13	Property		1	Boulevard Plaza	1301 Ward Boulevard	Wilson	Wilson
5.14	Property		1	Summer Commons	5124 Summer Avenue	Memphis	Shelby
5.15	Property		1	Centre Plaza	1115 North Charles G. Seivers Boulevard	Clinton	Anderson
5.16	Property		1	Market at Riverdale Bend	7110 - 7136 Winchester Road	Memphis	Shelby
5.17	Property		1	Cordele Corners	1407-1411 East 16th Avenue	Cordele	Crisp
5.18	Property		1	Anniston Plaza	3230 McClellan Boulevard	Anniston	Calhoun
5.19	Property		1	Meeting Square	125 West Broadway Boulevard	Jefferson City	Jefferson
5.20	Property		1	Northland Plaza	120 West Northern Avenue	Lima	Allen
5.21	Property		1	Homosassa Square	4500 South Suncoast Boulevard	Homosassa Springs	Citrus
5.22	Property		1	Laurens Plaza	917 East Main Street	Laurens	Laurens
5.23	Property		1	Pelham Plaza	804 Pelham Road South	Jacksonville	Calhoun
5.24	Property		1	Plank Plaza	5963 Plank Road	Baton Rouge	East Baton Rouge
5.25	Property		1	Collins Plaza	1803 James L Redman Parkway	Plant City	Hillsborough
6.00	Loan	40	1	Hacienda Center	1605-1697 South Azusa Avenue	Hacienda Heights	Los Angeles
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	304 North Greene Street	Greensboro	Guilford
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	Various	Various	Various
8.01	Property	1	Arapaho Business Park	1202, 1212, 1222 and 1300 East Arapaho Drive, 610, 631-651, 701, 750, 801-899 and 860-878 Presidential Drive, 600-690 and 700 North Glenville Drive, 1231-1251, 1303, 1323 and 1343 Columbia
					Drive and 1231-1251 American Parkway	Richardson	Dallas
8.02	Property		1	Crystal Pointe Centre	4500-4870 North Powerline Road	Deerfield Beach	Broward
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	Various	Various	Various
9.01	Property		1	Shoppes at Woodruff	1451 Woodruff Road	Greenville	Greenville
9.02	Property		1	Surfside Commons	2695 Beaver Run Boulevard	Surfside Beach	Horry
9.03	Property		1	East Towne Centre	5570 Sunset Boulevard	Lexington	Lexington
9.04	Property		1	Plantation Plaza	1320 North Fraser Street	Georgetown	Georgetown
9.05	Property		1	Smithfield Plaza	1285 North Brightleaf Boulevard	Smithfield	Johnston
9.06	Property		1	Sussex Plaza	22877-22895 Sussex Highway	Seaford	Sussex
9.07	Property		1	East Town Plaza	2146 Old Snow Hill Road	Pocomoke City	Worcester
10.00	Loan	48, 49	12	MRN Portfolio	Various	Cleveland	Cuyahoga
10.01	Property		1	Windsor Building	2000 East 4th Street	Cleveland	Cuyahoga
10.02	Property		1	Buckeye Building	2082 East 4th Street	Cleveland	Cuyahoga
10.03	Property		1	Woolworth	308 Euclid Avenue	Cleveland	Cuyahoga
10.04	Property		1	MFG Building	2063 East 4th Street	Cleveland	Cuyahoga
10.05	Property		1	Kresge Building	2037 East 4th Street	Cleveland	Cuyahoga
10.06	Property		1	410 Euclid	402 Euclid Avenue	Cleveland	Cuyahoga
10.07	Property		1	413 Prospect	413 Prospect Avenue East	Cleveland	Cuyahoga
10.08	Property		1	W.T. Grant Retail	240 Euclid Avenue	Cleveland	Cuyahoga
10.09	Property		1	Sincere Retail	2077 East 4th Street	Cleveland	Cuyahoga
10.10	Property		1	Corts Building	2038 East 4th Street	Cleveland	Cuyahoga
10.11	Property		1	Commercial Building	2056 East 4th Street	Cleveland	Cuyahoga
10.12	Property		1	2050 East 4th	2050 East 4th Street	Cleveland	Cuyahoga
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	9585 Southwest Washington Square Road	Portland	Washington
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	Various	Owings Mills	Baltimore
12.01	Property		1	The Willard	5000 Waverly Lane	Owings Mills	Baltimore
12.02	Property		1	The Met	10500 Grand Central Avenue	Owings Mills	Baltimore
13.00	Loan	65	6	CVS-Walgreens Portfolio	Various	Various	Various
13.01	Property		1	Walgreens Ellicott City	10097 Baltimore National Pike	Ellicott City	Howard
13.02	Property		1	CVS Highlands	470 State Route 36	Highlands	Monmouth
13.03	Property		1	CVS Hastings	1411 Vermillion Street	Hastings	Dakota
13.04	Property		1	CVS Fayetteville	2402 North College Avenue	Fayetteville	Washington
13.05	Property		1	CVS Selbyville	36252 Lighthouse Road	Selbyville	Sussex
13.06	Property		1	CVS Westland	7291 North Middlebelt Road	Westland	Wayne
14.00	Loan	66	1	Hampton Inn Blue Ridge	50 West Main Street	Blue Ridge	Fannin
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	Various	Various	Various
15.01	Property		1	Smithville Square	45 South New York Road	Galloway	Atlantic
15.02	Property		1	Deerpath Pavilion	3817 Crosswicks Hamilton Square Road (691 Route 130)	Hamilton	Mercer
16.00	Loan	71, 72	1	Hilton Tucson East	7600 East Broadway Boulevard	Tucson	Pima
17.00	Loan	73	1	Hampton Inn Danville	1098 Riverside Drive	Danville	Pittsylvania
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	2330 West Roosevelt Drive, 2525 and 2605 West Capitol Drive, 5141 North 85th Street, 5962 North 63rd Street, 8259 West Bender Avenue and 9415 West Sheridan Avenue	Milwaukee	Milwaukee
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	32 Old Slip	New York	New York
20.00	Loan	82	1	Princessa Plaza	18500-18580 Via Princessa	Santa Clarita	Los Angeles
21.00	Loan		1	75 Executive Drive	75 Executive Drive	Aurora	DuPage
22.00	Loan	83	1	Stor N Lock - Santa Rosa	3035 and 3047 Santa Rosa Avenue	Santa Rosa	Sonoma
23.00	Loan	84	1	Quantum on the Bay	1900 North Bayshore Drive	Miami	Miami-Dade
A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	NY	10011	Office	CBD	2019	NAP	172,576	SF	753.29
2.00	Loan	5, 15	1	4 Union Square South	NY	10003	Retail	Anchored	1971	2003	204,189	SF	587.69
3.00	Loan	5, 16	1	Market Place Center	CA	92612	Office	CBD	1999-2006	2015-2025	1,154,250	SF	116.96
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	MA	02139	Mixed Use	Lab/Office	Various	Various	1,314,481	SF	478.74
4.01	Property		1	45 - 75 Sidney	MA	02139	Mixed Use	Lab/Office	1999	2018	277,174	SF
4.02	Property		1	40 Landsdowne	MA	02139	Mixed Use	Lab/Office	2002	NAP	214,638	SF
4.03	Property		1	35 Landsdowne	MA	02139	Mixed Use	Lab/Office	2002	2016	202,423	SF
4.04	Property		1	65 Landsdowne	MA	02139	Mixed Use	Lab/Office	2001	NAP	122,410	SF
4.05	Property		1	88 Sidney	MA	02139	Mixed Use	Lab/Office	2002	2016	146,034	SF
4.06	Property		1	64 Sidney	MA	02139	Mixed Use	Lab/Office	1989	2019	126,371	SF
4.07	Property		1	38 Sidney	MA	02139	Mixed Use	Lab/Office	1989	2019	122,554	SF
4.08	Property		1	26 Landsdowne	MA	02139	Mixed Use	Lab/Office	1997	2019	102,877	SF
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	Various	Various	Retail	Various	Various	Various	3,424,574	SF	46.72
5.01	Property		1	The Home Depot	MI	48235	Retail	Single Tenant	1998	2002	139,056	SF
5.02	Property		1	Westown Square	OH	44111	Retail	Anchored	1988	2013	176,761	SF
5.03	Property		1	Rodney Village Shopping Center	DE	19904	Retail	Anchored	1960	2004	213,468	SF
5.04	Property		1	Mattatuck Plaza	CT	06705	Retail	Anchored	1978, 1979, 2003	2009	147,010	SF
5.05	Property		1	Athens Town Center	AL	35611	Retail	Anchored	1988	NAP	209,124	SF
5.06	Property		1	Northeast Plaza	NC	27405	Retail	Anchored	1959	2000	111,296	SF
5.07	Property		1	Hungarybrook Shopping Center	VA	23228	Retail	Anchored	1988	NAP	87,190	SF
5.08	Property		1	Plaza North Shopping Center	IN	47804	Retail	Anchored	1966	1997	261,418	SF
5.09	Property		1	Henderson Marketplace	NC	27536	Retail	Anchored	1991	1994	89,100	SF
5.10	Property		1	Ahoskie Commons	NC	27910	Retail	Anchored	1987	NAP	193,653	SF
5.11	Property		1	Cummings Park Plaza	NC	27217	Retail	Anchored	1963	NAP	200,253	SF
5.12	Property		1	Glenwood Shopping Plaza	NY	13421	Retail	Anchored	1989	NAP	218,861	SF
5.13	Property		1	Boulevard Plaza	NC	27893	Retail	Anchored	1988	NAP	108,568	SF
5.14	Property		1	Summer Commons	TN	38122	Retail	Anchored	1974	2008	139,785	SF
5.15	Property		1	Centre Plaza	TN	37716	Retail	Anchored	1989	NAP	101,642	SF
5.16	Property		1	Market at Riverdale Bend	TN	38125	Retail	Anchored	1998, 2003	NAP	157,695	SF
5.17	Property		1	Cordele Corners	GA	31015	Retail	Anchored	1986	NAP	120,868	SF
5.18	Property		1	Anniston Plaza	AL	36201	Retail	Anchored	1965	NAP	129,565	SF
5.19	Property		1	Meeting Square	TN	37760	Retail	Anchored	1984	NAP	94,345	SF
5.20	Property		1	Northland Plaza	OH	45801	Retail	Anchored	1960	2003	170,037	SF
5.21	Property		1	Homosassa Square	FL	34446	Retail	Anchored	1981	NAP	84,765	SF
5.22	Property		1	Laurens Plaza	SC	29360	Retail	Anchored	1989	NAP	97,946	SF
5.23	Property		1	Pelham Plaza	AL	36265	Retail	Anchored	1974	NAP	72,430	SF
5.24	Property		1	Plank Plaza	LA	70805	Retail	Anchored	1967	NAP	62,280	SF
5.25	Property		1	Collins Plaza	FL	33563	Retail	Anchored	1989	NAP	37,458	SF
6.00	Loan	40	1	Hacienda Center	CA	91745	Retail	Anchored	1974	2025	122,726	SF	366.67
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	NC	27401	Hospitality	Full Service	1983	2020	285	Rooms	146,842.60
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	Various	Various	Industrial	Flex	Various	Various	509,914	SF	80.41
8.01	Property		1	Arapaho Business Park	TX	75081	Industrial	Flex	1976-1980	NAP	407,669	SF
8.02	Property		1	Crystal Pointe Centre	FL	33069	Industrial	Flex	1988, 2018	2006	102,245	SF
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	Various	Various	Retail	Shadow Anchored	Various	NAP	269,622	SF	152.06
9.01	Property		1	Shoppes at Woodruff	SC	29607	Retail	Shadow Anchored	1997	NAP	82,422	SF
9.02	Property		1	Surfside Commons	SC	29575	Retail	Shadow Anchored	1996	NAP	36,993	SF
9.03	Property		1	East Towne Centre	SC	29072	Retail	Shadow Anchored	1996	NAP	32,649	SF
9.04	Property		1	Plantation Plaza	SC	29440	Retail	Shadow Anchored	1996	NAP	31,467	SF
9.05	Property		1	Smithfield Plaza	NC	27577	Retail	Shadow Anchored	1989	NAP	28,211	SF
9.06	Property		1	Sussex Plaza	DE	19973	Retail	Shadow Anchored	1997	NAP	30,900	SF
9.07	Property		1	East Town Plaza	MD	21851	Retail	Shadow Anchored	1997	NAP	26,980	SF
10.00	Loan	48, 49	12	MRN Portfolio	OH	Various	Various	Various	Various	Various	233,873	SF	162.48
10.01	Property		1	Windsor Building	OH	44115	Mixed Use	Multifamily/Office/Retail	1880	2021-2024	63,731	SF
10.02	Property		1	Buckeye Building	OH	44115	Mixed Use	Multifamily/Retail	1905	2021-2024	38,188	SF
10.03	Property		1	Woolworth	OH	44114	Mixed Use	Parking/Retail	1951	2002-2006	13,239	SF
10.04	Property		1	MFG Building	OH	44115	Retail	Anchored	1890, 1912 , 2004	2002-2006	26,609	SF
10.05	Property		1	Kresge Building	OH	44115	Retail	Anchored	1922	2002-2006	25,000	SF
10.06	Property		1	410 Euclid	OH	44114	Retail	Anchored	1899	2002-2006	25,000	SF
10.07	Property		1	413 Prospect	OH	44115	Retail	Anchored	1921	2002-2006	10,000	SF
10.08	Property		1	W.T. Grant Retail	OH	44114	Retail	Anchored	1915	2002-2006	9,805	SF
10.09	Property		1	Sincere Retail	OH	44114	Retail	Anchored	1913	2002-2006	7,500	SF
10.10	Property		1	Corts Building	OH	44115	Retail	Anchored	1885, 2008	2002-2006	6,995	SF
10.11	Property		1	Commercial Building	OH	44115	Retail	Anchored	1900	2002-2006	5,000	SF
10.12	Property		1	2050 East 4th	OH	44115	Retail	Anchored	1951, 2008	2002-2006	2,806	SF
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	OR	97223	Retail	Super Regional Mall	1974, 2005	1995, 2008, 2018-2019	994,568	SF	341.86
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	MD	21117	Multifamily	Mid Rise	Various	NAP	341	Units	195,014.66
12.01	Property		1	The Willard	MD	21117	Multifamily	Mid Rise	2022	NAP	227	Units
12.02	Property		1	The Met	MD	21117	Multifamily	Mid Rise	2020	NAP	114	Units
13.00	Loan	65	6	CVS-Walgreens Portfolio	Various	Various	Retail	Single Tenant	Various	NAP	80,665	SF	297.53
13.01	Property		1	Walgreens Ellicott City	MD	21042	Retail	Single Tenant	2015	NAP	14,490	SF
13.02	Property		1	CVS Highlands	NJ	07732	Retail	Single Tenant	2014	NAP	12,900	SF
13.03	Property		1	CVS Hastings	MN	55033	Retail	Single Tenant	2014	NAP	13,225	SF
13.04	Property		1	CVS Fayetteville	AR	72703	Retail	Single Tenant	2014	NAP	13,225	SF
13.05	Property		1	CVS Selbyville	DE	19975	Retail	Single Tenant	2014	NAP	13,225	SF
13.06	Property		1	CVS Westland	MI	48185	Retail	Single Tenant	2014	NAP	13,600	SF
14.00	Loan	66	1	Hampton Inn Blue Ridge	GA	30513	Hospitality	Limited Service	2021	NAP	109	Rooms	151,009.29
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	NJ	Various	Retail	Various	Various	Various	142,220	SF	108.99
15.01	Property		1	Smithville Square	NJ	08205	Retail	Anchored	1989	2016	106,931	SF
15.02	Property		1	Deerpath Pavilion	NJ	08691	Retail	Shadow Anchored	2002-2004, 2009	NAP	35,289	SF
16.00	Loan	71, 72	1	Hilton Tucson East	AZ	85710	Hospitality	Full Service	1987	2018	232	Rooms	64,655.17
17.00	Loan	73	1	Hampton Inn Danville	VA	24540	Hospitality	Limited Service	2021	NAP	88	Rooms	124,663.08
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	WI	53209, 53206, 53225, 53218	Multifamily	Garden	1927-1961	2015-2017	93	Units	110,524.40
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NY	10005	Other	Leased Fee	NAP	NAP	42,176	SF	3,959.60
20.00	Loan	82	1	Princessa Plaza	CA	91387	Mixed Use	Office/Retail	2004-2007	NAP	37,511	SF	229.06
21.00	Loan		1	75 Executive Drive	IL	60504	Office	Suburban	1980	2002	107,087	SF	68.17
22.00	Loan	83	1	Stor N Lock - Santa Rosa	CA	95407	Self Storage	Self Storage	1974, 1996	NAP	103,600	SF	70.24
23.00	Loan	84	1	Quantum on the Bay	FL	33132	Office	CBD	2007	NAP	6,902	SF	481.74
A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %(2)	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	65,000,000	65,000,000	65,000,000	6.64100%	0.01878%	6.62222%	NAP	364,716.96
2.00	Loan	5, 15	1	4 Union Square South	60,000,000	60,000,000	60,000,000	5.64200%	0.01878%	5.62322%	NAP	286,018.06
3.00	Loan	5, 16	1	Market Place Center	60,000,000	60,000,000	60,000,000	5.55200%	0.01878%	5.53322%	NAP	281,455.56
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	57,500,000	57,500,000	57,500,000	5.89283%	0.01763%	5.87520%	NAP	286,286.50
4.01	Property		1	45 - 75 Sidney	12,226,757	12,226,757	12,226,757
4.02	Property		1	40 Landsdowne	10,345,747	10,345,747	10,345,747
4.03	Property		1	35 Landsdowne	9,633,181	9,633,181	9,633,181
4.04	Property		1	65 Landsdowne	6,713,917	6,713,917	6,713,917
4.05	Property		1	88 Sidney	5,843,519	5,843,519	5,843,519
4.06	Property		1	64 Sidney	4,658,194	4,658,194	4,658,194
4.07	Property		1	38 Sidney	4,503,747	4,503,747	4,503,747
4.08	Property		1	26 Landsdowne	3,574,938	3,574,938	3,574,938
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	55,000,000	55,000,000	55,000,000	6.35000%	0.01878%	6.33122%	NAP	295,083.91
5.01	Property		1	The Home Depot	4,592,156	4,592,156	4,592,156
5.02	Property		1	Westown Square	3,984,063	3,984,063	3,984,063
5.03	Property		1	Rodney Village Shopping Center	3,576,719	3,576,719	3,576,719
5.04	Property		1	Mattatuck Plaza	3,264,594	3,264,594	3,264,594
5.05	Property		1	Athens Town Center	3,240,875	3,240,875	3,240,875
5.06	Property		1	Northeast Plaza	3,008,500	3,008,500	3,008,500
5.07	Property		1	Hungarybrook Shopping Center	2,788,156	2,788,156	2,788,156
5.08	Property		1	Plaza North Shopping Center	2,780,250	2,780,250	2,780,250
5.09	Property		1	Henderson Marketplace	2,389,063	2,389,063	2,389,063
5.10	Property		1	Ahoskie Commons	2,382,875	2,382,875	2,382,875
5.11	Property		1	Cummings Park Plaza	2,251,906	2,251,906	2,251,906
5.12	Property		1	Glenwood Shopping Plaza	2,168,375	2,168,375	2,168,375
5.13	Property		1	Boulevard Plaza	1,930,156	1,930,156	1,930,156
5.14	Property		1	Summer Commons	1,906,438	1,906,438	1,906,438
5.15	Property		1	Centre Plaza	1,830,125	1,830,125	1,830,125
5.16	Property		1	Market at Riverdale Bend	1,532,781	1,532,781	1,532,781
5.17	Property		1	Cordele Corners	1,501,156	1,501,156	1,501,156
5.18	Property		1	Anniston Plaza	1,465,406	1,465,406	1,465,406
5.19	Property		1	Meeting Square	1,461,969	1,461,969	1,461,969
5.20	Property		1	Northland Plaza	1,441,000	1,441,000	1,441,000
5.21	Property		1	Homosassa Square	1,310,719	1,310,719	1,310,719
5.22	Property		1	Laurens Plaza	1,298,688	1,298,688	1,298,688
5.23	Property		1	Pelham Plaza	1,191,438	1,191,438	1,191,438
5.24	Property		1	Plank Plaza	880,344	880,344	880,344
5.25	Property		1	Collins Plaza	822,250	822,250	822,250
6.00	Loan	40	1	Hacienda Center	45,000,000	45,000,000	45,000,000	6.60000%	0.01878%	6.58122%	NAP	250,937.50
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	42,000,000	41,850,141	33,323,688	6.64200%	0.01878%	6.62322%	287,324.94	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	41,000,000	41,000,000	41,000,000	5.70800%	0.01878%	5.68922%	NAP	197,731.99
8.01	Property		1	Arapaho Business Park	27,360,000	27,360,000	27,360,000
8.02	Property		1	Crystal Pointe Centre	13,640,000	13,640,000	13,640,000
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	41,000,000	41,000,000	41,000,000	6.51300%	0.01878%	6.49422%	NAP	225,618.16
9.01	Property		1	Shoppes at Woodruff	11,200,000	11,200,000	11,200,000
9.02	Property		1	Surfside Commons	6,300,000	6,300,000	6,300,000
9.03	Property		1	East Towne Centre	6,000,000	6,000,000	6,000,000
9.04	Property		1	Plantation Plaza	5,150,000	5,150,000	5,150,000
9.05	Property		1	Smithfield Plaza	5,000,000	5,000,000	5,000,000
9.06	Property		1	Sussex Plaza	4,250,000	4,250,000	4,250,000
9.07	Property		1	East Town Plaza	3,100,000	3,100,000	3,100,000
10.00	Loan	48, 49	12	MRN Portfolio	38,000,000	38,000,000	38,000,000	7.50000%	0.03753%	7.46247%	NAP	240,798.61
10.01	Property		1	Windsor Building	8,564,433	8,564,433	8,564,433
10.02	Property		1	Buckeye Building	5,066,667	5,066,667	5,066,667
10.03	Property		1	Woolworth	4,930,831	4,930,831	4,930,831
10.04	Property		1	MFG Building	4,149,777	4,149,777	4,149,777
10.05	Property		1	Kresge Building	4,149,777	4,149,777	4,149,777
10.06	Property		1	410 Euclid	4,149,777	4,149,777	4,149,777
10.07	Property		1	413 Prospect	1,657,194	1,657,194	1,657,194
10.08	Property		1	W.T. Grant Retail	1,630,027	1,630,027	1,630,027
10.09	Property		1	Sincere Retail	1,242,895	1,242,895	1,242,895
10.10	Property		1	Corts Building	1,161,394	1,161,394	1,161,394
10.11	Property		1	Commercial Building	828,597	828,597	828,597
10.12	Property		1	2050 East 4th	468,633	468,633	468,633
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	30,833,333	30,833,333	30,833,333	5.57700%	0.01878%	5.55822%	NAP	145,288.16
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	25,000,000	25,000,000	25,000,000	6.58000%	0.02328%	6.55672%	NAP	138,987.27
12.01	Property		1	The Willard	16,812,030	16,812,030	16,812,030
12.02	Property		1	The Met	8,187,970	8,187,970	8,187,970
13.00	Loan	65	6	CVS-Walgreens Portfolio	24,000,000	24,000,000	24,000,000	6.89200%	0.01878%	6.87322%	NAP	139,754.44
13.01	Property		1	Walgreens Ellicott City	6,453,782	6,453,782	6,453,782
13.02	Property		1	CVS Highlands	5,176,471	5,176,471	5,176,471
13.03	Property		1	CVS Hastings	3,428,571	3,428,571	3,428,571
13.04	Property		1	CVS Fayetteville	3,294,118	3,294,118	3,294,118
13.05	Property		1	CVS Selbyville	2,890,756	2,890,756	2,890,756
13.06	Property		1	CVS Westland	2,756,303	2,756,303	2,756,303
14.00	Loan	66	1	Hampton Inn Blue Ridge	16,500,000	16,460,013	14,182,556	6.39700%	0.01878%	6.37822%	103,176.07	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	15,500,000	15,500,000	15,500,000	7.21000%	0.01878%	7.19122%	NAP	94,422.63
15.01	Property		1	Smithville Square	9,529,000	9,529,000	9,529,000
15.02	Property		1	Deerpath Pavilion	5,971,000	5,971,000	5,971,000
16.00	Loan	71, 72	1	Hilton Tucson East	15,000,000	15,000,000	13,538,789	7.60600%	0.01878%	7.58722%	105,973.07	96,395.49
17.00	Loan	73	1	Hampton Inn Danville	11,000,000	10,970,351	9,335,491	5.95300%	0.01878%	5.93422%	65,618.54	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	10,300,000	10,278,769	9,008,064	7.03700%	0.01878%	7.01822%	68,782.29	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	10,000,000	10,000,000	10,000,000	5.65000%	0.01878%	5.63122%	NAP	47,737.27
20.00	Loan	82	1	Princessa Plaza	8,600,000	8,592,301	7,420,358	6.55000%	0.01878%	6.53122%	54,640.95	NAP
21.00	Loan		1	75 Executive Drive	7,300,000	7,300,000	6,893,283	6.65000%	0.01878%	6.63122%	46,863.44	41,016.03
22.00	Loan	83	1	Stor N Lock - Santa Rosa	7,300,000	7,277,340	6,331,980	6.73800%	0.01878%	6.71922%	47,289.45	NAP
23.00	Loan	84	1	Quantum on the Bay	3,325,000	3,325,000	3,325,000	7.47000%	0.01878%	7.45122%	NAP	20,985.60
A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	NAP	4,376,603.52	Interest Only	No	Actual/360	120	119
2.00	Loan	5, 15	1	4 Union Square South	NAP	3,432,216.72	Interest Only	No	Actual/360	120	119
3.00	Loan	5, 16	1	Market Place Center	NAP	3,377,466.72	Interest Only	No	Actual/360	120	119
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	NAP	3,435,438.00	Interest Only	No	Actual/360	120	116
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	NAP	3,541,006.92	Interest Only	No	Actual/360	120	115
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	NAP	3,011,250.00	Interest Only	No	Actual/360	120	119
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	3,447,899.28	NAP	Amortizing Balloon	No	Actual/360	0	0
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	NAP	2,372,783.88	Interest Only	No	Actual/360	120	119
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	NAP	2,707,417.92	Interest Only	No	Actual/360	120	119
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	NAP	2,889,583.32	Interest Only	No	Actual/360	120	120
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	NAP	1,743,457.92	Interest Only	No	Actual/360	120	114
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	NAP	1,667,847.24	Interest Only	No	Actual/360	120	120
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	NAP	1,677,053.28	Interest Only	No	Actual/360	120	118
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	1,238,112.84	NAP	Amortizing Balloon	No	Actual/360	0	0
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	NAP	1,133,071.56	Interest Only	No	Actual/360	120	120
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	1,271,676.84	1,156,745.88	Interest Only, Amortizing Balloon	No	Actual/360	12	11
17.00	Loan	73	1	Hampton Inn Danville	787,422.48	NAP	Amortizing Balloon	No	Actual/360	0	0
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	825,387.48	NAP	Amortizing Balloon	No	Actual/360	0	0
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	572,847.24	Interest Only	No	Actual/360	120	115
20.00	Loan	82	1	Princessa Plaza	655,691.40	NAP	Amortizing Balloon	No	Actual/360	0	0
21.00	Loan		1	75 Executive Drive	562,361.28	492,192.36	Interest Only, Amortizing Balloon	No	Actual/360	60	58
22.00	Loan	83	1	Stor N Lock - Santa Rosa	567,473.40	NAP	Amortizing Balloon	No	Actual/360	0	0
23.00	Loan	84	1	Quantum on the Bay	NAP	251,827.20	Interest Only	No	Actual/360	120	119
A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	120	119	0	0	8/14/2025	1	5	10/5/2025
2.00	Loan	5, 15	1	4 Union Square South	120	119	0	0	8/12/2025	1	11	10/11/2025
3.00	Loan	5, 16	1	Market Place Center	120	119	0	0	8/26/2025	1	11	10/11/2025
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	120	116	0	0	6/5/2025	4	9	7/9/2025
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	120	115	0	0	4/30/2025	5	1	6/1/2025
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	120	119	0	0	9/4/2025	1	6	10/6/2025
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	120	117	300	297	7/9/2025	3	11	8/11/2025
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	120	119	0	0	9/4/2025	1	6	10/6/2025
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	120	119	0	0	9/5/2025	1	11	10/11/2025
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	120	120	0	0	9/18/2025	0	6	11/6/2025
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	120	114	0	0	3/27/2025	6	6	5/6/2025
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	120	120	0	0	9/9/2025	0	6	11/6/2025
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	120	118	0	0	7/23/2025	2	6	9/6/2025
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	120	117	360	357	7/11/2025	3	11	8/11/2025
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	120	120	0	0	9/8/2025	0	6	11/6/2025
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	120	119	360	360	8/19/2025	1	6	10/6/2025
17.00	Loan	73	1	Hampton Inn Danville	120	117	360	357	6/26/2025	3	11	8/11/2025
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	120	117	360	357	6/26/2025	3	1	8/1/2025
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	120	115	0	0	5/5/2025	5	6	6/6/2025
20.00	Loan	82	1	Princessa Plaza	120	119	360	359	9/5/2025	1	6	10/6/2025
21.00	Loan		1	75 Executive Drive	120	118	360	360	8/6/2025	2	6	9/6/2025
22.00	Loan	83	1	Stor N Lock - Santa Rosa	120	116	360	356	6/11/2025	4	11	7/11/2025
23.00	Loan	84	1	Quantum on the Bay	120	119	0	0	9/5/2025	1	6	10/6/2025
A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	NAP	9/5/2035	NAP	0	0	L(25),D(88),O(7)	18,183,814	5,092,284
2.00	Loan	5, 15	1	4 Union Square South	NAP	9/11/2035	NAP	0	0	L(25),D(88),O(7)	27,701,922	10,393,654
3.00	Loan	5, 16	1	Market Place Center	NAP	9/11/2035	NAP	0	0	L(24),YM1(1),DorYM1(90),O(5)	31,917,955	10,598,318
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	NAP	6/9/2035	NAP	0	0	L(28),D(85),O(7)	175,871,308	44,899,369
4.01	Property		1	45 - 75 Sidney							41,553,368	12,255,620
4.02	Property		1	40 Landsdowne							25,790,563	5,914,848
4.03	Property		1	35 Landsdowne							24,533,713	5,763,317
4.04	Property		1	65 Landsdowne							27,637,235	5,260,138
4.05	Property		1	88 Sidney							17,611,487	4,015,330
4.06	Property		1	64 Sidney							16,215,004	3,911,501
4.07	Property		1	38 Sidney							9,348,721	3,722,623
4.08	Property		1	26 Landsdowne							13,181,218	4,055,992
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	NAP	5/1/2035	NAP	0	0	L(25),YM1(89),O(6)	27,141,524	8,426,388
5.01	Property		1	The Home Depot							1,462,619	58,491
5.02	Property		1	Westown Square							2,512,795	889,262
5.03	Property		1	Rodney Village Shopping Center							1,741,526	437,828
5.04	Property		1	Mattatuck Plaza							1,700,916	821,723
5.05	Property		1	Athens Town Center							1,470,759	332,882
5.06	Property		1	Northeast Plaza							1,261,748	264,994
5.07	Property		1	Hungarybrook Shopping Center							1,058,040	220,710
5.08	Property		1	Plaza North Shopping Center							1,476,941	543,494
5.09	Property		1	Henderson Marketplace							1,090,577	249,698
5.10	Property		1	Ahoskie Commons							1,077,285	434,275
5.11	Property		1	Cummings Park Plaza							948,780	265,083
5.12	Property		1	Glenwood Shopping Plaza							1,705,649	822,807
5.13	Property		1	Boulevard Plaza							932,260	251,284
5.14	Property		1	Summer Commons							1,554,305	616,495
5.15	Property		1	Centre Plaza							887,644	226,503
5.16	Property		1	Market at Riverdale Bend							1,017,168	489,469
5.17	Property		1	Cordele Corners							730,531	199,216
5.18	Property		1	Anniston Plaza							669,661	162,111
5.19	Property		1	Meeting Square							620,212	170,423
5.20	Property		1	Northland Plaza							804,721	255,552
5.21	Property		1	Homosassa Square							685,881	234,464
5.22	Property		1	Laurens Plaza							470,409	157,188
5.23	Property		1	Pelham Plaza							453,568	80,123
5.24	Property		1	Plank Plaza							430,138	124,681
5.25	Property		1	Collins Plaza							377,389	117,630
6.00	Loan	40	1	Hacienda Center	NAP	9/6/2035	NAP	0	0	L(25),D(88),O(7)	5,342,624	1,387,281
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	8/11/2025	7/11/2035	NAP	0	0	L(27),D(86),O(7)	17,755,804	10,156,675
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	NAP	9/6/2035	NAP	0	0	L(25),D(91),O(4)	8,126,371	3,284,431
8.01	Property		1	Arapaho Business Park							5,514,260	2,162,097
8.02	Property		1	Crystal Pointe Centre							2,612,111	1,122,335
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	NAP	9/11/2035	NAP	5	0	L(25),D(88),O(7)	5,781,376	1,821,895
9.01	Property		1	Shoppes at Woodruff							1,437,332	392,761
9.02	Property		1	Surfside Commons							986,160	245,670
9.03	Property		1	East Towne Centre							921,651	373,295
9.04	Property		1	Plantation Plaza							694,259	270,050
9.05	Property		1	Smithfield Plaza							659,677	117,809
9.06	Property		1	Sussex Plaza							605,408	205,358
9.07	Property		1	East Town Plaza							476,889	216,952
10.00	Loan	48, 49	12	MRN Portfolio	NAP	10/6/2035	NAP	0	0	L(24),D(92),O(4)	6,142,189	2,038,700
10.01	Property		1	Windsor Building							NAV	NAV
10.02	Property		1	Buckeye Building							NAV	NAV
10.03	Property		1	Woolworth							NAV	NAV
10.04	Property		1	MFG Building							NAV	NAV
10.05	Property		1	Kresge Building							NAV	NAV
10.06	Property		1	410 Euclid							NAV	NAV
10.07	Property		1	413 Prospect							NAV	NAV
10.08	Property		1	W.T. Grant Retail							NAV	NAV
10.09	Property		1	Sincere Retail							NAV	NAV
10.10	Property		1	Corts Building							NAV	NAV
10.11	Property		1	Commercial Building							NAV	NAV
10.12	Property		1	2050 East 4th							NAV	NAV
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	NAP	4/6/2035	NAP	5	0	L(30),DorYM1(83),O(7)	50,385,345	10,332,954
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	NAP	10/6/2035	NAP	0	0	L(24),D(92),O(4)	8,243,626	2,916,580
12.01	Property		1	The Willard							5,327,484	1,759,580
12.02	Property		1	The Met							2,916,142	1,157,000
13.00	Loan	65	6	CVS-Walgreens Portfolio	NAP	8/6/2035	NAP	0	0	L(12),YM2(14),DorYM2(90),O(4)	NAV	NAV
13.01	Property		1	Walgreens Ellicott City							NAV	NAV
13.02	Property		1	CVS Highlands							NAV	NAV
13.03	Property		1	CVS Hastings							NAV	NAV
13.04	Property		1	CVS Fayetteville							NAV	NAV
13.05	Property		1	CVS Selbyville							NAV	NAV
13.06	Property		1	CVS Westland							NAV	NAV
14.00	Loan	66	1	Hampton Inn Blue Ridge	8/11/2025	7/11/2035	NAP	0	0	L(27),D(86),O(7)	7,017,606	3,981,905
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	NAP	10/6/2035	NAP	0	0	L(24),D(91),O(5)	2,581,910	717,670
15.01	Property		1	Smithville Square							1,481,523	350,813
15.02	Property		1	Deerpath Pavilion							1,100,387	366,857
16.00	Loan	71, 72	1	Hilton Tucson East	10/6/2026	9/6/2035	NAP	0	0	L(25),D(88),O(7)	9,327,982	6,984,947
17.00	Loan	73	1	Hampton Inn Danville	8/11/2025	7/11/2035	NAP	0	0	L(27),D(89),O(4)	4,855,008	2,023,788
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	8/1/2025	7/1/2035	NAP	5	5	L(35),YM1(81),O(4)	1,380,322	287,009
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	5/6/2035	NAP	0	0	L(29),D(84),O(7)	NAV	NAV
20.00	Loan	82	1	Princessa Plaza	10/6/2025	9/6/2035	NAP	0	0	L(25),D(90),O(5)	1,407,748	405,841
21.00	Loan		1	75 Executive Drive	9/6/2030	8/6/2035	NAP	0	0	L(26),D(90),O(4)	1,954,569	1,073,899
22.00	Loan	83	1	Stor N Lock - Santa Rosa	7/11/2025	6/11/2035	NAP	0	0	L(28),DorYM1(88),O(4)	1,587,967	677,475
23.00	Loan	84	1	Quantum on the Bay	NAP	9/6/2035	NAP	5 (Once per trailing 12-month period)	0	L(25),D(88),O(7)	576,401	131,625
A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	13,091,530	6/30/2025	T-12	17,711,662	5,067,724	12,643,938	12/31/2024	T-12
2.00	Loan	5, 15	1	4 Union Square South	17,308,268	4/30/2025	T-12	27,417,769	10,213,386	17,204,383	12/31/2024	T-12
3.00	Loan	5, 16	1	Market Place Center	21,319,637	6/30/2025	T-12	30,615,804	10,234,541	20,381,263	12/31/2024	T-12
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	130,971,938	2/28/2025	T-12	176,733,917	46,671,196	130,062,720	12/31/2024	T-12
4.01	Property		1	45 - 75 Sidney	29,297,748	2/28/2025	T-12	41,408,214	12,536,787	28,871,427	12/31/2024	T-12
4.02	Property		1	40 Landsdowne	19,875,716	2/28/2025	T-12	25,600,810	6,077,135	19,523,675	12/31/2024	T-12
4.03	Property		1	35 Landsdowne	18,770,396	2/28/2025	T-12	24,359,988	5,915,644	18,444,344	12/31/2024	T-12
4.04	Property		1	65 Landsdowne	22,377,096	2/28/2025	T-12	27,913,006	5,702,624	22,210,383	12/31/2024	T-12
4.05	Property		1	88 Sidney	13,596,157	2/28/2025	T-12	17,446,719	4,113,632	13,333,087	12/31/2024	T-12
4.06	Property		1	64 Sidney	12,303,502	2/28/2025	T-12	16,109,379	4,100,376	12,009,003	12/31/2024	T-12
4.07	Property		1	38 Sidney	5,626,098	2/28/2025	T-12	10,840,792	4,128,744	6,712,048	12/31/2024	T-12
4.08	Property		1	26 Landsdowne	9,125,226	2/28/2025	T-12	13,055,008	4,096,254	8,958,755	12/31/2024	T-12
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	18,715,136	5/31/2025	T-12	27,289,897	8,184,386	19,105,510	12/31/2024	T-12
5.01	Property		1	The Home Depot	1,404,128	5/31/2025	T-12	1,462,286	58,491	1,403,795	12/31/2024	T-12
5.02	Property		1	Westown Square	1,623,533	5/31/2025	T-12	2,546,515	837,740	1,708,775	12/31/2024	T-12
5.03	Property		1	Rodney Village Shopping Center	1,303,698	5/31/2025	T-12	1,725,948	417,242	1,308,706	12/31/2024	T-12
5.04	Property		1	Mattatuck Plaza	879,194	5/31/2025	T-12	1,965,718	823,862	1,141,856	12/31/2024	T-12
5.05	Property		1	Athens Town Center	1,137,877	5/31/2025	T-12	1,450,027	328,534	1,121,493	12/31/2024	T-12
5.06	Property		1	Northeast Plaza	996,754	5/31/2025	T-12	1,237,611	269,050	968,560	12/31/2024	T-12
5.07	Property		1	Hungarybrook Shopping Center	837,330	5/31/2025	T-12	1,044,753	190,713	854,041	12/31/2024	T-12
5.08	Property		1	Plaza North Shopping Center	933,447	5/31/2025	T-12	1,524,735	506,427	1,018,308	12/31/2024	T-12
5.09	Property		1	Henderson Marketplace	840,879	5/31/2025	T-12	1,069,246	233,736	835,510	12/31/2024	T-12
5.10	Property		1	Ahoskie Commons	643,009	5/31/2025	T-12	1,036,929	419,033	617,896	12/31/2024	T-12
5.11	Property		1	Cummings Park Plaza	683,697	5/31/2025	T-12	957,494	267,744	689,750	12/31/2024	T-12
5.12	Property		1	Glenwood Shopping Plaza	882,842	5/31/2025	T-12	1,741,473	796,479	944,994	12/31/2024	T-12
5.13	Property		1	Boulevard Plaza	680,977	5/31/2025	T-12	892,272	237,930	654,342	12/31/2024	T-12
5.14	Property		1	Summer Commons	937,810	5/31/2025	T-12	1,586,745	617,605	969,140	12/31/2024	T-12
5.15	Property		1	Centre Plaza	661,140	5/31/2025	T-12	857,231	214,424	642,807	12/31/2024	T-12
5.16	Property		1	Market at Riverdale Bend	527,699	5/31/2025	T-12	997,986	491,525	506,462	12/31/2024	T-12
5.17	Property		1	Cordele Corners	531,315	5/31/2025	T-12	722,432	182,690	539,742	12/31/2024	T-12
5.18	Property		1	Anniston Plaza	507,550	5/31/2025	T-12	661,620	147,438	514,182	12/31/2024	T-12
5.19	Property		1	Meeting Square	449,789	5/31/2025	T-12	649,582	173,758	475,824	12/31/2024	T-12
5.20	Property		1	Northland Plaza	549,169	5/31/2025	T-12	830,044	253,783	576,260	12/31/2024	T-12
5.21	Property		1	Homosassa Square	451,417	5/31/2025	T-12	610,078	249,505	360,573	12/31/2024	T-12
5.22	Property		1	Laurens Plaza	313,221	5/31/2025	T-12	515,893	153,617	362,275	12/31/2024	T-12
5.23	Property		1	Pelham Plaza	373,444	5/31/2025	T-12	419,575	71,214	348,361	12/31/2024	T-12
5.24	Property		1	Plank Plaza	305,457	5/31/2025	T-12	420,468	127,327	293,141	12/31/2024	T-12
5.25	Property		1	Collins Plaza	259,759	5/31/2025	T-12	363,234	114,520	248,714	12/31/2024	T-12
6.00	Loan	40	1	Hacienda Center	3,955,343	4/30/2025	T-12	5,327,071	1,392,462	3,934,609	12/31/2024	T-12
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	7,599,129	5/31/2025	T-12	17,427,190	10,023,667	7,403,523	12/31/2024	T-12
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	4,841,939	7/31/2025	T-12	7,459,106	3,135,940	4,323,166	12/31/2024	T-12
8.01	Property		1	Arapaho Business Park	3,352,163	7/31/2025	T-12	5,251,855	1,901,544	3,350,311	12/31/2024	T-12
8.02	Property		1	Crystal Pointe Centre	1,489,776	7/31/2025	T-12	2,207,251	1,234,396	972,855	12/31/2024	T-12
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	3,959,481	6/30/2025	T-12	5,701,441	1,713,015	3,988,426	12/31/2024	T-12
9.01	Property		1	Shoppes at Woodruff	1,044,571	6/30/2025	T-12	1,378,343	376,899	1,001,444	12/31/2024	T-12
9.02	Property		1	Surfside Commons	740,490	6/30/2025	T-12	973,580	241,732	731,848	12/31/2024	T-12
9.03	Property		1	East Towne Centre	548,356	6/30/2025	T-12	922,478	386,165	536,313	12/31/2024	T-12
9.04	Property		1	Plantation Plaza	424,210	6/30/2025	T-12	704,423	204,072	500,351	12/31/2024	T-12
9.05	Property		1	Smithfield Plaza	541,868	6/30/2025	T-12	654,254	155,342	498,912	12/31/2024	T-12
9.06	Property		1	Sussex Plaza	400,050	6/30/2025	T-12	603,986	177,385	426,601	12/31/2024	T-12
9.07	Property		1	East Town Plaza	259,936	6/30/2025	T-12	464,377	171,420	292,957	12/31/2024	T-12
10.00	Loan	48, 49	12	MRN Portfolio	4,103,490	6/30/2025	T-12	5,942,663	1,997,275	3,945,387	12/31/2024	T-12
10.01	Property		1	Windsor Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.02	Property		1	Buckeye Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.03	Property		1	Woolworth	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.04	Property		1	MFG Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.05	Property		1	Kresge Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.06	Property		1	410 Euclid	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.07	Property		1	413 Prospect	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.08	Property		1	W.T. Grant Retail	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.09	Property		1	Sincere Retail	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.10	Property		1	Corts Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.11	Property		1	Commercial Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.12	Property		1	2050 East 4th	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	40,052,391	12/31/2024	T-12	47,936,177	10,001,861	37,934,316	12/31/2023	T-12
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	5,327,046	7/31/2025	T-12	6,841,232	2,841,168	4,000,064	12/31/2024	T-12
12.01	Property		1	The Willard	3,567,905	7/31/2025	T-12	4,291,392	1,736,314	2,555,079	12/31/2024	T-12
12.02	Property		1	The Met	1,759,141	7/31/2025	T-12	2,549,840	1,104,854	1,444,986	12/31/2024	T-12
13.00	Loan	65	6	CVS-Walgreens Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13.01	Property		1	Walgreens Ellicott City	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13.02	Property		1	CVS Highlands	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13.03	Property		1	CVS Hastings	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13.04	Property		1	CVS Fayetteville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13.05	Property		1	CVS Selbyville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13.06	Property		1	CVS Westland	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.00	Loan	66	1	Hampton Inn Blue Ridge	3,035,701	4/30/2025	T-12	6,867,240	3,951,293	2,915,947	12/31/2024	T-12
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	1,864,240	6/30/2025	T-12	2,287,098	664,611	1,622,487	12/31/2024	T-12
15.01	Property		1	Smithville Square	1,130,710	6/30/2025	T-12	1,209,002	299,660	909,342	12/31/2024	T-12
15.02	Property		1	Deerpath Pavilion	733,529	6/30/2025	T-12	1,078,096	364,951	713,145	12/31/2024	T-12
16.00	Loan	71, 72	1	Hilton Tucson East	2,343,035	6/30/2025	T-12	9,775,184	7,314,557	2,460,627	12/31/2024	T-12
17.00	Loan	73	1	Hampton Inn Danville	2,831,220	4/30/2025	T-12	4,882,298	1,971,239	2,911,059	12/31/2024	T-12
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	1,093,313	5/31/2025	T-12	1,296,242	294,317	1,001,925	12/31/2024	T-12
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.00	Loan	82	1	Princessa Plaza	1,001,907	7/31/2025	T-12	1,224,094	389,694	834,400	12/31/2024	T-12
21.00	Loan		1	75 Executive Drive	880,670	6/30/2025	T-12	2,012,410	1,034,795	977,615	12/31/2024	T-12
22.00	Loan	83	1	Stor N Lock - Santa Rosa	910,493	4/30/2025	T-12	1,563,624	669,081	894,543	12/31/2024	T-12
23.00	Loan	84	1	Quantum on the Bay	444,776	7/31/2025	T-12	571,099	134,320	436,780	12/31/2024	T-12
A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	17,006,432	5,141,744	11,864,688	12/31/2023	T-12	95.0%	19,769,814	5,190,938
2.00	Loan	5, 15	1	4 Union Square South	26,496,042	9,534,301	16,961,741	12/31/2023	T-12	95.0%	28,099,056	11,025,961
3.00	Loan	5, 16	1	Market Place Center	30,016,925	9,883,330	20,133,595	6/30/2024	T-12	81.8%	34,555,896	10,668,450
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	173,447,650	49,851,854	123,595,795	12/31/2023	T-12	96.6%	182,951,992	42,158,762
4.01	Property		1	45 - 75 Sidney	39,535,268	13,105,185	26,430,083	12/31/2023	T-12	100.0%	42,926,154	11,652,405
4.02	Property		1	40 Landsdowne	24,543,095	6,332,943	18,210,152	12/31/2023	T-12	100.0%	27,577,180	5,530,397
4.03	Property		1	35 Landsdowne	23,362,188	6,133,796	17,228,392	12/31/2023	T-12	100.0%	26,214,627	5,404,895
4.04	Property		1	65 Landsdowne	25,908,903	6,548,980	19,359,923	12/31/2023	T-12	100.0%	28,027,439	4,819,787
4.05	Property		1	88 Sidney	16,644,554	4,300,594	12,343,960	12/31/2023	T-12	100.0%	18,448,942	3,663,173
4.06	Property		1	64 Sidney	15,402,242	4,275,564	11,126,679	12/31/2023	T-12	99.9%	16,656,167	3,529,887
4.07	Property		1	38 Sidney	15,628,120	4,881,993	10,746,127	12/31/2023	T-12	62.1%	9,630,596	3,661,066
4.08	Property		1	26 Landsdowne	12,423,280	4,272,800	8,150,480	12/31/2023	T-12	100.0%	13,470,887	3,897,152
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	26,853,255	8,203,090	18,650,166	12/31/2023	T-12	87.9%	26,569,295	7,768,777
5.01	Property		1	The Home Depot	1,381,137	55,272	1,325,865	12/31/2023	T-12	95.0%	1,251,715	78,894
5.02	Property		1	Westown Square	2,410,507	918,748	1,491,759	12/31/2023	T-12	95.0%	2,396,462	794,326
5.03	Property		1	Rodney Village Shopping Center	1,847,172	377,060	1,470,112	12/31/2023	T-12	94.0%	1,799,806	372,977
5.04	Property		1	Mattatuck Plaza	2,008,374	911,757	1,096,617	12/31/2023	T-12	92.4%	1,921,219	796,603
5.05	Property		1	Athens Town Center	1,478,226	309,928	1,168,299	12/31/2023	T-12	95.0%	1,533,523	298,392
5.06	Property		1	Northeast Plaza	1,084,415	265,611	818,805	12/31/2023	T-12	95.0%	1,239,133	255,764
5.07	Property		1	Hungarybrook Shopping Center	1,035,052	189,038	846,013	12/31/2023	T-12	95.0%	1,017,842	177,928
5.08	Property		1	Plaza North Shopping Center	1,870,188	577,928	1,292,260	12/31/2023	T-12	80.4%	1,269,981	490,501
5.09	Property		1	Henderson Marketplace	1,069,717	215,236	854,481	12/31/2023	T-12	95.0%	1,097,243	222,700
5.10	Property		1	Ahoskie Commons	992,872	378,410	614,461	12/31/2023	T-12	95.0%	1,202,906	403,412
5.11	Property		1	Cummings Park Plaza	943,902	252,626	691,276	12/31/2023	T-12	93.2%	915,198	253,892
5.12	Property		1	Glenwood Shopping Plaza	1,589,676	766,894	822,782	12/31/2023	T-12	76.9%	1,569,741	758,337
5.13	Property		1	Boulevard Plaza	944,761	220,574	724,186	12/31/2023	T-12	88.1%	855,333	227,042
5.14	Property		1	Summer Commons	1,582,257	595,397	986,861	12/31/2023	T-12	64.1%	1,203,751	556,856
5.15	Property		1	Centre Plaza	866,260	187,364	678,896	12/31/2023	T-12	88.9%	862,903	185,340
5.16	Property		1	Market at Riverdale Bend	882,970	480,330	402,640	12/31/2023	T-12	95.0%	1,051,404	468,601
5.17	Property		1	Cordele Corners	696,536	181,275	515,261	12/31/2023	T-12	85.1%	738,253	178,193
5.18	Property		1	Anniston Plaza	658,362	197,297	461,065	12/31/2023	T-12	87.1%	669,090	144,065
5.19	Property		1	Meeting Square	601,359	157,121	444,239	12/31/2023	T-12	95.0%	746,376	162,267
5.20	Property		1	Northland Plaza	815,175	266,993	548,182	12/31/2023	T-12	55.7%	684,829	256,016
5.21	Property		1	Homosassa Square	549,059	237,881	311,177	12/31/2023	T-12	95.0%	696,373	233,224
5.22	Property		1	Laurens Plaza	454,747	140,892	313,856	12/31/2023	T-12	95.0%	639,677	152,059
5.23	Property		1	Pelham Plaza	340,836	72,771	268,066	12/31/2023	T-12	79.4%	464,348	70,614
5.24	Property		1	Plank Plaza	407,552	125,289	282,262	12/31/2023	T-12	95.0%	397,532	124,209
5.25	Property		1	Collins Plaza	342,144	121,396	220,747	12/31/2023	T-12	90.0%	344,657	106,565
6.00	Loan	40	1	Hacienda Center	5,018,009	1,293,940	3,724,069	12/31/2023	T-12	93.2%	5,730,738	1,451,411
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	17,858,966	9,538,637	8,320,328	12/31/2023	T-12	66.3%	17,755,804	10,136,245
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	7,054,492	2,880,429	4,174,063	12/31/2023	T-12	92.1%	8,423,937	3,633,562
8.01	Property		1	Arapaho Business Park	4,976,815	1,661,633	3,315,182	12/31/2023	T-12	92.3%	5,851,569	2,555,535
8.02	Property		1	Crystal Pointe Centre	2,077,677	1,218,796	858,881	12/31/2023	T-12	91.7%	2,572,369	1,078,027
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	5,640,867	1,614,710	4,026,157	12/31/2023	T-12	93.2%	5,624,440	1,473,489
9.01	Property		1	Shoppes at Woodruff	1,459,232	394,785	1,064,447	12/31/2023	T-12	92.5%	1,406,541	353,556
9.02	Property		1	Surfside Commons	931,723	218,123	713,600	12/31/2023	T-12	95.0%	935,854	219,471
9.03	Property		1	East Towne Centre	838,036	300,575	537,461	12/31/2023	T-12	95.0%	887,342	269,171
9.04	Property		1	Plantation Plaza	723,990	240,521	483,468	12/31/2023	T-12	95.0%	744,361	216,208
9.05	Property		1	Smithfield Plaza	643,514	146,408	497,106	12/31/2023	T-12	91.5%	590,305	110,725
9.06	Property		1	Sussex Plaza	588,029	152,562	435,467	12/31/2023	T-12	95.0%	565,823	144,724
9.07	Property		1	East Town Plaza	456,343	161,736	294,607	12/31/2023	T-12	87.4%	494,214	159,634
10.00	Loan	48, 49	12	MRN Portfolio	6,053,273	2,084,291	3,968,982	12/31/2023	T-12	95.0%	6,420,931	2,175,707
10.01	Property		1	Windsor Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.02	Property		1	Buckeye Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.03	Property		1	Woolworth	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.04	Property		1	MFG Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.05	Property		1	Kresge Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.06	Property		1	410 Euclid	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.07	Property		1	413 Prospect	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.08	Property		1	W.T. Grant Retail	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.09	Property		1	Sincere Retail	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.10	Property		1	Corts Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.11	Property		1	Commercial Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10.12	Property		1	2050 East 4th	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	49,977,230	9,169,354	40,807,876	12/31/2022	T-12	93.7%	52,293,715	11,301,353
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	4,871,003	2,895,450	1,975,553	12/31/2023	T-12	94.2%	8,809,161	3,178,378
12.01	Property		1	The Willard	2,588,982	1,814,701	774,281	12/31/2023	T-12	92.6%	5,758,233	1,971,384
12.02	Property		1	The Met	2,282,021	1,080,749	1,201,272	12/31/2023	T-12	97.4%	3,050,928	1,206,994
13.00	Loan	65	6	CVS-Walgreens Portfolio	NAV	NAV	NAV	NAV	NAV	95.0%	2,266,520	0
13.01	Property		1	Walgreens Ellicott City	NAV	NAV	NAV	NAV	NAV	95.0%	594,051	0
13.02	Property		1	CVS Highlands	NAV	NAV	NAV	NAV	NAV	95.0%	495,074	0
13.03	Property		1	CVS Hastings	NAV	NAV	NAV	NAV	NAV	95.0%	324,647	0
13.04	Property		1	CVS Fayetteville	NAV	NAV	NAV	NAV	NAV	95.0%	314,615	0
13.05	Property		1	CVS Selbyville	NAV	NAV	NAV	NAV	NAV	95.0%	273,401	0
13.06	Property		1	CVS Westland	NAV	NAV	NAV	NAV	NAV	95.0%	264,732	0
14.00	Loan	66	1	Hampton Inn Blue Ridge	6,639,500	4,073,117	2,566,383	12/31/2023	T-12	72.1%	7,017,703	4,061,759
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	2,045,110	715,838	1,329,272	12/31/2023	T-12	91.2%	2,795,451	789,711
15.01	Property		1	Smithville Square	996,957	357,638	639,319	12/31/2023	T-12	92.0%	1,613,548	382,228
15.02	Property		1	Deerpath Pavilion	1,048,153	358,200	689,953	12/31/2023	T-12	90.0%	1,181,904	407,483
16.00	Loan	71, 72	1	Hilton Tucson East	9,959,719	7,658,830	2,300,889	12/31/2023	T-12	71.7%	9,327,982	6,920,660
17.00	Loan	73	1	Hampton Inn Danville	4,862,392	1,975,676	2,886,717	12/31/2023	T-12	83.2%	4,855,008	2,346,044
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	1,039,663	287,258	752,406	12/31/2023	T-12	95.0%	1,458,550	386,446
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAV	NAV	NAV	NAV	NAV	100.0%	10,481,490	0
20.00	Loan	82	1	Princessa Plaza	1,216,083	370,922	845,160	12/31/2023	T-12	95.0%	1,568,618	385,412
21.00	Loan		1	75 Executive Drive	2,103,586	883,985	1,219,601	12/31/2023	T-12	82.9%	2,123,031	1,007,961
22.00	Loan	83	1	Stor N Lock - Santa Rosa	1,614,585	610,998	1,003,587	12/31/2023	T-12	83.1%	1,587,967	725,111
23.00	Loan	84	1	Quantum on the Bay	560,849	144,896	415,953	12/31/2023	T-12	95.0%	530,253	156,067
A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	14,578,877	34,515	780,312	13,764,049	1.67	1.57	11.2%	10.6%
2.00	Loan	5, 15	1	4 Union Square South	17,073,095	76,090	408,372	16,588,633	2.49	2.42	14.2%	13.8%
3.00	Loan	5, 16	1	Market Place Center	23,887,446	247,246	1,154,250	22,485,950	3.14	2.96	17.7%	16.7%
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	140,793,230	197,172	1,314,481	139,281,577	2.78	2.75	16.6%	16.4%
4.01	Property		1	45 - 75 Sidney	31,273,749	41,576	277,174	30,954,999
4.02	Property		1	40 Landsdowne	22,046,783	32,196	214,638	21,799,950
4.03	Property		1	35 Landsdowne	20,809,732	30,363	202,423	20,576,945
4.04	Property		1	65 Landsdowne	23,207,652	18,362	122,410	23,066,881
4.05	Property		1	88 Sidney	14,785,769	21,905	146,034	14,617,830
4.06	Property		1	64 Sidney	13,126,280	18,956	126,371	12,980,953
4.07	Property		1	38 Sidney	5,969,530	18,383	122,554	5,828,593
4.08	Property		1	26 Landsdowne	9,573,734	15,432	102,877	9,455,426
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	18,800,517	513,686	1,169,830	17,117,002	1.83	1.66	11.8%	10.7%
5.01	Property		1	The Home Depot	1,172,821	20,858	55,622	1,096,340
5.02	Property		1	Westown Square	1,602,135	26,514	70,704	1,504,917
5.03	Property		1	Rodney Village Shopping Center	1,426,829	32,020	85,387	1,309,421
5.04	Property		1	Mattatuck Plaza	1,124,616	22,052	58,804	1,043,761
5.05	Property		1	Athens Town Center	1,235,131	31,369	83,650	1,120,113
5.06	Property		1	Northeast Plaza	983,369	16,694	44,518	922,156
5.07	Property		1	Hungarybrook Shopping Center	839,914	13,079	34,876	791,960
5.08	Property		1	Plaza North Shopping Center	779,480	39,213	104,567	635,700
5.09	Property		1	Henderson Marketplace	874,543	13,365	35,640	825,538
5.10	Property		1	Ahoskie Commons	799,495	29,048	77,461	692,985
5.11	Property		1	Cummings Park Plaza	661,306	30,038	80,101	551,167
5.12	Property		1	Glenwood Shopping Plaza	811,404	32,829	87,544	691,031
5.13	Property		1	Boulevard Plaza	628,291	16,285	43,427	568,578
5.14	Property		1	Summer Commons	646,895	20,968	55,914	570,013
5.15	Property		1	Centre Plaza	677,564	15,246	40,657	621,660
5.16	Property		1	Market at Riverdale Bend	582,803	23,654	63,078	496,071
5.17	Property		1	Cordele Corners	560,059	18,130	48,347	493,582
5.18	Property		1	Anniston Plaza	525,025	19,435	51,826	453,764
5.19	Property		1	Meeting Square	584,109	14,152	37,738	532,219
5.20	Property		1	Northland Plaza	428,813	25,506	68,015	335,293
5.21	Property		1	Homosassa Square	463,149	12,715	33,906	416,529
5.22	Property		1	Laurens Plaza	487,618	14,692	39,178	433,747
5.23	Property		1	Pelham Plaza	393,734	10,865	28,972	353,897
5.24	Property		1	Plank Plaza	273,322	9,342	24,912	239,068
5.25	Property		1	Collins Plaza	238,092	5,619	14,983	217,490
6.00	Loan	40	1	Hacienda Center	4,279,327	25,772	122,726	4,130,829	1.42	1.37	9.5%	9.2%
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	7,619,559	710,232	0	6,909,327	2.21	2.00	18.2%	16.5%
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	4,790,376	65,504	280,453	4,444,419	2.02	1.87	11.7%	10.8%
8.01	Property		1	Arapaho Business Park	3,296,034	60,392	224,218	3,011,424
8.02	Property		1	Crystal Pointe Centre	1,494,342	5,112	56,235	1,432,995
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	4,150,952	53,811	128,735	3,968,406	1.53	1.47	10.1%	9.7%
9.01	Property		1	Shoppes at Woodruff	1,052,985	16,484	36,482	1,000,018
9.02	Property		1	Surfside Commons	716,384	5,549	22,362	688,473
9.03	Property		1	East Towne Centre	618,171	6,530	20,906	590,735
9.04	Property		1	Plantation Plaza	528,153	9,440	16,617	502,096
9.05	Property		1	Smithfield Plaza	479,581	4,232	11,995	463,354
9.06	Property		1	Sussex Plaza	421,099	6,180	11,261	403,658
9.07	Property		1	East Town Plaza	334,579	5,396	9,112	320,071
10.00	Loan	48, 49	12	MRN Portfolio	4,245,224	71,579	169,144	4,004,501	1.47	1.39	11.2%	10.5%
10.01	Property		1	Windsor Building	NAV	NAV	NAV	NAV
10.02	Property		1	Buckeye Building	NAV	NAV	NAV	NAV
10.03	Property		1	Woolworth	NAV	NAV	NAV	NAV
10.04	Property		1	MFG Building	NAV	NAV	NAV	NAV
10.05	Property		1	Kresge Building	NAV	NAV	NAV	NAV
10.06	Property		1	410 Euclid	NAV	NAV	NAV	NAV
10.07	Property		1	413 Prospect	NAV	NAV	NAV	NAV
10.08	Property		1	W.T. Grant Retail	NAV	NAV	NAV	NAV
10.09	Property		1	Sincere Retail	NAV	NAV	NAV	NAV
10.10	Property		1	Corts Building	NAV	NAV	NAV	NAV
10.11	Property		1	Commercial Building	NAV	NAV	NAV	NAV
10.12	Property		1	2050 East 4th	NAV	NAV	NAV	NAV
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	40,992,362	198,914	994,568	39,798,880	2.13	2.07	12.1%	11.7%
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	5,630,782	85,250	0	5,545,532	1.27	1.25	8.5%	8.3%
12.01	Property		1	The Willard	3,786,848	56,750	0	3,730,098
12.02	Property		1	The Met	1,843,934	28,500	0	1,815,434
13.00	Loan	65	6	CVS-Walgreens Portfolio	2,266,520	29,846	178,470	2,058,205	1.35	1.23	9.4%	8.6%
13.01	Property		1	Walgreens Ellicott City	594,051	5,361	32,059	556,631
13.02	Property		1	CVS Highlands	495,074	4,773	28,541	461,759
13.03	Property		1	CVS Hastings	324,647	4,893	29,260	290,494
13.04	Property		1	CVS Fayetteville	314,615	4,893	29,260	280,462
13.05	Property		1	CVS Selbyville	273,401	4,893	29,260	239,248
13.06	Property		1	CVS Westland	264,732	5,032	30,090	229,610
14.00	Loan	66	1	Hampton Inn Blue Ridge	2,955,944	280,708	0	2,675,236	2.39	2.16	18.0%	16.3%
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	2,005,741	30,835	142,220	1,832,686	1.77	1.62	12.9%	11.8%
15.01	Property		1	Smithville Square	1,231,320	23,888	106,931	1,100,501
15.02	Property		1	Deerpath Pavilion	774,421	6,947	35,289	732,185
16.00	Loan	71, 72	1	Hilton Tucson East	2,407,322	466,399	0	1,940,923	1.89	1.53	16.0%	12.9%
17.00	Loan	73	1	Hampton Inn Danville	2,508,964	194,200	0	2,314,764	3.19	2.94	22.9%	21.1%
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	1,072,104	28,458	0	1,043,646	1.30	1.26	10.4%	10.2%
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	10,481,490	0	0	10,481,490	1.10	1.10	6.3%	6.3%
20.00	Loan	82	1	Princessa Plaza	1,183,206	9,378	36,889	1,136,940	1.80	1.73	13.8%	13.2%
21.00	Loan		1	75 Executive Drive	1,115,070	21,417	24,252	1,069,401	1.98	1.90	15.3%	14.6%
22.00	Loan	83	1	Stor N Lock - Santa Rosa	862,856	17,612	0	845,244	1.52	1.49	11.9%	11.6%
23.00	Loan	84	1	Quantum on the Bay	374,187	1,035	6,902	366,249	1.49	1.45	11.3%	11.0%
A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)(3)	Occupancy Date	Single Tenant (Y/N)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	208,500,000	As Is	6/25/2025	62.4%	62.4%	100.0%	8/7/2025	No
2.00	Loan	5, 15	1	4 Union Square South	290,000,000	As Is	5/12/2025	41.4%	41.4%	100.0%	4/1/2025	No
3.00	Loan	5, 16	1	Market Place Center	265,000,000	As Is	3/5/2025	50.9%	50.9%	80.9%	7/31/2025	No
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	2,400,000,000	As Portfolio	3/5/2025	35.3%	35.3%	95.9%	4/1/2025
4.01	Property		1	45 - 75 Sidney	501,300,000	As Is	3/5/2025			100.0%	4/1/2025	No
4.02	Property		1	40 Landsdowne	378,100,000	As Is	3/5/2025			100.0%	4/1/2025	Yes
4.03	Property		1	35 Landsdowne	356,900,000	As Is	3/5/2025			100.0%	4/1/2025	Yes
4.04	Property		1	65 Landsdowne	358,400,000	As Is	3/5/2025			100.0%	4/1/2025	Yes
4.05	Property		1	88 Sidney	224,900,000	As Is	3/5/2025			100.0%	4/1/2025	Yes
4.06	Property		1	64 Sidney	183,700,000	As Is	3/5/2025			99.6%	4/1/2025	No
4.07	Property		1	38 Sidney	170,600,000	As Is	3/5/2025			56.4%	4/1/2025	No
4.08	Property		1	26 Landsdowne	156,400,000	As Is	3/5/2025			100.0%	4/1/2025	No
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	239,000,000	Hypothetical - As-If Funded	2/1/2025	66.9%	66.9%	88.6%	4/1/2025
5.01	Property		1	The Home Depot	22,300,000	As Is	1/15/2025			100.0%	4/1/2025	Yes
5.02	Property		1	Westown Square	15,600,000	As Is	2/7/2025			96.7%	4/1/2025	No
5.03	Property		1	Rodney Village Shopping Center	14,000,000	As Is	1/9/2025			95.2%	4/1/2025	No
5.04	Property		1	Mattatuck Plaza	13,700,000	As Is	1/14/2025			88.2%	4/1/2025	No
5.05	Property		1	Athens Town Center	13,600,000	As Is	1/16/2025			98.8%	4/1/2025	No
5.06	Property		1	Northeast Plaza	12,625,000	As Is	1/16/2025			97.7%	4/1/2025	No
5.07	Property		1	Hungarybrook Shopping Center	11,700,000	As Is	1/25/2025			100.0%	4/1/2025	No
5.08	Property		1	Plaza North Shopping Center	12,100,000	Market Value As-Is (Includes Surplus Land Lots 3A, 5A, 5B)	1/17/2025			62.0%	4/1/2025	No
5.09	Property		1	Henderson Marketplace	10,025,000	As Is	1/16/2025			100.0%	4/1/2025	No
5.10	Property		1	Ahoskie Commons	10,000,000	As Is	1/25/2025			99.2%	4/1/2025	No
5.11	Property		1	Cummings Park Plaza	9,450,000	As Is	1/16/2025			79.7%	4/1/2025	No
5.12	Property		1	Glenwood Shopping Plaza	9,100,000	As Is	2/3/2025			77.1%	4/1/2025	No
5.13	Property		1	Boulevard Plaza	8,100,000	As Is	1/25/2025			87.4%	4/1/2025	No
5.14	Property		1	Summer Commons	8,000,000	As Is	1/27/2025			68.3%	4/1/2025	No
5.15	Property		1	Centre Plaza	7,175,000	As Is	1/16/2025			91.1%	4/1/2025	No
5.16	Property		1	Market at Riverdale Bend	6,000,000	As Is	1/27/2025			100.0%	4/1/2025	No
5.17	Property		1	Cordele Corners	6,300,000	As Is	1/17/2025			91.1%	4/1/2025	No
5.18	Property		1	Anniston Plaza	6,150,000	Market Value As-Is - Including Surplus Land	1/16/2025			88.0%	4/1/2025	No
5.19	Property		1	Meeting Square	5,775,000	As Is	1/16/2025			100.0%	4/1/2025	No
5.20	Property		1	Northland Plaza	5,650,000	As Is	1/28/2025			68.1%	4/1/2025	No
5.21	Property		1	Homosassa Square	5,500,000	As Is	1/20/2025			100.0%	4/1/2025	No
5.22	Property		1	Laurens Plaza	5,450,000	As Is	1/24/2025			100.0%	4/1/2025	No
5.23	Property		1	Pelham Plaza	5,000,000	As Is	1/16/2025			85.3%	4/1/2025	No
5.24	Property		1	Plank Plaza	4,750,000	As Is	1/17/2025			100.0%	4/1/2025	No
5.25	Property		1	Collins Plaza	3,450,000	As Is	1/17/2025			92.9%	4/1/2025	No
6.00	Loan	40	1	Hacienda Center	73,000,000	As Is	6/6/2025	61.6%	61.6%	94.0%	6/1/2025	No
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	83,300,000	As Is	5/21/2025	50.2%	40.0%	66.3%	5/31/2025	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	70,200,000	As Is	Various	58.4%	58.4%	92.0%	9/1/2025
8.01	Property		1	Arapaho Business Park	43,200,000	As Is	4/1/2025			92.0%	9/1/2025	No
8.02	Property		1	Crystal Pointe Centre	27,000,000	As Is	4/3/2025			92.0%	9/1/2025	No
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	57,400,000	As Is Portfolio	8/10/2025	71.4%	71.4%	96.2%	8/3/2025
9.01	Property		1	Shoppes at Woodruff	15,000,000	As Is	8/10/2025			94.6%	8/3/2025	No
9.02	Property		1	Surfside Commons	8,500,000	As Is	8/10/2025			100.0%	8/3/2025	No
9.03	Property		1	East Towne Centre	8,300,000	As Is	8/10/2025			100.0%	8/3/2025	No
9.04	Property		1	Plantation Plaza	7,200,000	As Is	8/10/2025			100.0%	8/3/2025	No
9.05	Property		1	Smithfield Plaza	7,000,000	As Is	8/5/2025			88.8%	8/3/2025	No
9.06	Property		1	Sussex Plaza	6,000,000	As Is	8/7/2025			100.0%	8/3/2025	No
9.07	Property		1	East Town Plaza	4,300,000	As Is	8/7/2025			89.6%	8/3/2025	No
10.00	Loan	48, 49	12	MRN Portfolio	55,950,000	As Is	8/7/2025	67.9%	67.9%	96.0%	9/2/2025
10.01	Property		1	Windsor Building	12,610,000	As Is	8/7/2025			96.1%	9/2/2025	No
10.02	Property		1	Buckeye Building	7,460,000	As Is	8/7/2025			87.8%	9/2/2025	Yes
10.03	Property		1	Woolworth	7,260,000	As Is	8/7/2025			100.0%	9/2/2025	Yes
10.04	Property		1	MFG Building	6,110,000	As Is	8/7/2025			100.0%	9/2/2025	No
10.05	Property		1	Kresge Building	6,110,000	As Is	8/7/2025			100.0%	9/2/2025	Yes
10.06	Property		1	410 Euclid	6,110,000	As Is	8/7/2025			100.0%	9/2/2025	Yes
10.07	Property		1	413 Prospect	2,440,000	As Is	8/7/2025			100.0%	9/2/2025	Yes
10.08	Property		1	W.T. Grant Retail	2,400,000	As Is	8/7/2025			76.3%	9/2/2025	No
10.09	Property		1	Sincere Retail	1,830,000	As Is	8/7/2025			100.0%	9/2/2025	Yes
10.10	Property		1	Corts Building	1,710,000	As Is	8/7/2025			100.0%	9/2/2025	Yes
10.11	Property		1	Commercial Building	1,220,000	As Is	8/7/2025			100.0%	9/2/2025	Yes
10.12	Property		1	2050 East 4th	690,000	As Is	8/7/2025			100.0%	9/2/2025	Yes
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	655,000,000	As Is	3/1/2025	51.9%	51.9%	85.6%	3/27/2025	No
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	104,100,000	As Is	6/27/2025	63.9%	63.9%	94.4%	9/2/2025
12.01	Property		1	The Willard	70,000,000	As Is	6/27/2025			93.0%	9/2/2025	NAP
12.02	Property		1	The Met	34,100,000	As Is	6/27/2025			97.4%	9/2/2025	NAP
13.00	Loan	65	6	CVS-Walgreens Portfolio	35,700,000	As Is	Various	67.2%	67.2%	100.0%	5/1/2025
13.01	Property		1	Walgreens Ellicott City	9,600,000	As Is	4/14/2025			100.0%	5/1/2025	Yes
13.02	Property		1	CVS Highlands	7,700,000	As Is	4/16/2025			100.0%	5/1/2025	Yes
13.03	Property		1	CVS Hastings	5,100,000	As Is	4/17/2025			100.0%	5/1/2025	Yes
13.04	Property		1	CVS Fayetteville	4,900,000	As Is	4/11/2025			100.0%	5/1/2025	Yes
13.05	Property		1	CVS Selbyville	4,300,000	As Is	4/17/2025			100.0%	5/1/2025	Yes
13.06	Property		1	CVS Westland	4,100,000	As Is	4/9/2025			100.0%	5/1/2025	Yes
14.00	Loan	66	1	Hampton Inn Blue Ridge	29,800,000	As Is	4/3/2025	55.2%	47.6%	72.1%	4/30/2025	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	26,000,000	As Is	Various	59.6%	59.6%	92.5%	8/26/2025
15.01	Property		1	Smithville Square	14,500,000	As Is	7/16/2025			93.5%	8/26/2025	No
15.02	Property		1	Deerpath Pavilion	11,500,000	As Is	7/21/2025			89.7%	8/26/2025	No
16.00	Loan	71, 72	1	Hilton Tucson East	23,100,000	As Is	6/6/2025	64.9%	58.6%	71.7%	6/30/2025	NAP
17.00	Loan	73	1	Hampton Inn Danville	25,900,000	As Is	3/21/2025	42.4%	36.0%	83.2%	4/30/2025	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	17,600,000	As Is	6/11/2025	58.4%	51.2%	100.0%	6/1/2025	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	225,000,000	As Is	3/24/2025	74.2%	74.2%	NAP	NAP	NAP
20.00	Loan	82	1	Princessa Plaza	16,800,000	As Is	7/15/2025	51.1%	44.2%	95.7%	8/1/2025	No
21.00	Loan		1	75 Executive Drive	11,700,000	As Is	7/1/2025	62.4%	58.9%	81.3%	7/16/2025	No
22.00	Loan	83	1	Stor N Lock - Santa Rosa	13,600,000	As Is	4/5/2025	53.5%	46.6%	87.2%	6/1/2025	NAP
23.00	Loan	84	1	Quantum on the Bay	5,900,000	As Is	8/4/2025	56.4%	56.4%	100.0%	8/21/2025	No
A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date(4)	Second Largest Tenant
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	Next Jump, Inc.	41,300	23.9%	2/28/2031	Genius Sports Media Inc.
2.00	Loan	5, 15	1	4 Union Square South	Burlington	92,602	45.4%	3/31/2030	Whole Foods
3.00	Loan	5, 16	1	Market Place Center	Universal Services of America	53,360	4.6%	7/31/2030	MobilityWare, LLC & Upstanding
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio
4.01	Property		1	45 - 75 Sidney	Blueprint Medicines	139,216	50.2%	11/30/2029	Takeda
4.02	Property		1	40 Landsdowne	Takeda	214,638	100.0%	6/30/2030	NAP
4.03	Property		1	35 Landsdowne	Takeda	202,423	100.0%	6/30/2030	NAP
4.04	Property		1	65 Landsdowne	Brigham & Women's Hospital	122,410	100.0%	8/31/2026	NAP
4.05	Property		1	88 Sidney	Agios Pharmaceuticals	146,034	100.0%	2/29/2028	NAP
4.06	Property		1	64 Sidney	Vericel Corporation	57,159	45.2%	2/29/2032	Agios Pharmaceuticals
4.07	Property		1	38 Sidney	Blueprint Medicines	39,114	31.9%	11/30/2029	Agios Pharmaceuticals
4.08	Property		1	26 Landsdowne	Beam Therapeutics	38,203	37.1%	9/30/2028	Repertoire Immune Medicine
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio
5.01	Property		1	The Home Depot	The Home Depot	139,056	100.0%	11/30/2028	NAP
5.02	Property		1	Westown Square	Shoppers World	52,000	29.4%	2/29/2028	Fashion Gallery, Inc.
5.03	Property		1	Rodney Village Shopping Center	Ollie's	39,888	18.7%	5/31/2028	Goodwill
5.04	Property		1	Mattatuck Plaza	Red, White, & Blue Thrift	28,570	19.4%	5/31/2034	Deals on Wheels
5.05	Property		1	Athens Town Center	Tractor Supply	30,730	14.7%	3/31/2031	Big Lots
5.06	Property		1	Northeast Plaza	Compare Foods	24,787	22.3%	12/31/2033	Dollar Tree
5.07	Property		1	Hungarybrook Shopping Center	Food Lion	35,400	40.6%	11/15/2029	Dollar Tree
5.08	Property		1	Plaza North Shopping Center	Trader Bucks Flea Market Inc.	45,000	17.2%	12/31/2027	Harbor Freight Tools
5.09	Property		1	Henderson Marketplace	Planet Fitness	21,175	23.8%	12/31/2029	Dollar Tree
5.10	Property		1	Ahoskie Commons	Roses	43,200	22.3%	1/31/2032	Food Lion
5.11	Property		1	Cummings Park Plaza	Roses	45,000	22.5%	8/5/2028	Food Lion
5.12	Property		1	Glenwood Shopping Plaza	Eclectic Chic, LLC	54,000	24.7%	12/31/2026	Movieplex Cinemas
5.13	Property		1	Boulevard Plaza	Piggly Wiggly	25,038	23.1%	12/31/2028	Farmers Home Furniture
5.14	Property		1	Summer Commons	Northern Tool	27,125	19.4%	6/30/2027	Brooke Valley Thrift Stores, Inc.
5.15	Property		1	Centre Plaza	United Grocery Outlet	18,225	17.9%	5/31/2027	Goodwill
5.16	Property		1	Market at Riverdale Bend	Habitat For Humanity	61,532	39.0%	1/31/2031	Crazy Deals
5.17	Property		1	Cordele Corners	Tractor Supply	29,772	24.6%	3/31/2031	Ollie's
5.18	Property		1	Anniston Plaza	Xtreme Sales	28,000	21.6%	3/9/2030	Harbor Freight Tools
5.19	Property		1	Meeting Square	Tractor Supply	27,301	28.9%	3/31/2031	Bealls
5.20	Property		1	Northland Plaza	Chief Super Market, Inc.	35,130	20.7%	6/30/2029	Ollie's
5.21	Property		1	Homosassa Square	Ollie's	30,000	35.4%	7/28/2029	Coastal Outdoor Sports
5.22	Property		1	Laurens Plaza	Ollie's	33,827	34.5%	12/1/2032	Tractor Supply
5.23	Property		1	Pelham Plaza	7 Springs Ministries	15,000	20.7%	5/31/2026	Dollar Tree
5.24	Property		1	Plank Plaza	Piggly Wiggly	35,500	57.0%	5/31/2026	Rainbow Northeast Leasing
5.25	Property		1	Collins Plaza	Tractor Supply	29,000	77.4%	3/31/2031	Modern Nails
6.00	Loan	40	1	Hacienda Center	Tawa Supermarket / 99 Ranch	30,500	24.9%	3/31/2028	Bank of America
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	NAP	NAP	NAP	NAP	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio
8.01	Property		1	Arapaho Business Park	VLSIP Technologies, Inc.	40,120	9.8%	3/31/2026	Universal Thrive Technologies, LLC
8.02	Property		1	Crystal Pointe Centre	Eurowerks	21,310	20.8%	3/31/2026	Adult Video Warehouse
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio
9.01	Property		1	Shoppes at Woodruff	Staples #553 (Office Superstore East LLC)	24,049	29.2%	5/31/2026	Dollar Tree #930 (Dollar Tree Stores, Inc.)
9.02	Property		1	Surfside Commons	Once Upon A Child (PBJ Kids, Inc.)	7,038	19.0%	11/30/2027	Cato #995 (Cato of South Carolina, LLC)
9.03	Property		1	East Towne Centre	Dollar Tree #774 (Dollar Tree Stores, Inc.)	11,553	35.4%	9/30/2028	Buffalo Wild Wings #0369 (Blazin Wings, Inc.)
9.04	Property		1	Plantation Plaza	Shoe Show #151 (Shoe Show, Inc.)	8,523	27.1%	1/31/2026	Cato #73N (Cato of South Carolina, LLC)
9.05	Property		1	Smithfield Plaza	PetSmart #2501 (PetSmart, Inc.)	6,047	21.4%	4/30/2028	Cato #118N (Cato of North Carolina, LLC)
9.06	Property		1	Sussex Plaza	Advance Auto Parts #5018 (Advance Stores Company, Inc.)	8,000	25.9%	4/30/2027	Shoe Show Mega #363 (Shoe Show, Inc.)
9.07	Property		1	East Town Plaza	Dollar Tree #771 (Dollar Tree Stores, Inc.)	9,000	33.4%	5/31/2027	Cato #941 (The Cato Corporation)
10.00	Loan	48, 49	12	MRN Portfolio
10.01	Property		1	Windsor Building	Convention and Visitors Bureau of Greater Cleveland, Inc	26,720	92.4%	12/31/2030	CLE Clothing Co
10.02	Property		1	Buckeye Building	BD Hospitality	8,270	100.0%	6/30/2028	NAP
10.03	Property		1	Woolworth	House of Blues Restaurant	13,239	100.0%	7/31/2026	NAP
10.04	Property		1	MFG Building	Cleveland Brewing Co	11,800	44.3%	8/31/2029	Agave CLE LLC
10.05	Property		1	Kresge Building	Pickwick and Frolic	25,000	100.0%	12/31/2030	NAP
10.06	Property		1	410 Euclid	Corner Alley	25,000	100.0%	12/31/2040	NAP
10.07	Property		1	413 Prospect	Red Steakhouse	10,000	100.0%	11/30/2028	NAP
10.08	Property		1	W.T. Grant Retail	Otani	2,480	25.3%	9/1/2027	Chipotle
10.09	Property		1	Sincere Retail	GOMA	7,500	100.0%	7/18/2030	NAP
10.10	Property		1	Corts Building	This is Our First Rodeo LLC dba Jolene	6,995	100.0%	6/5/2035	NAP
10.11	Property		1	Commercial Building	2058 East 4th LLC (Cordelia)	5,000	100.0%	12/31/2031	NAP
10.12	Property		1	2050 East 4th	Mabel's BBQ (2050 E4th St, Cleveland OH 44115)	2,806	100.0%	8/31/2029	NAP
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	JCPenney	210,585	21.2%	8/31/2030	Nordstrom
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met
12.01	Property		1	The Willard	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	The Met	NAP	NAP	NAP	NAP	NAP
13.00	Loan	65	6	CVS-Walgreens Portfolio
13.01	Property		1	Walgreens Ellicott City	Walgreen Co.	14,490	100.0%	2/1/2090	NAP
13.02	Property		1	CVS Highlands	New Jersey CVS Pharmacy, L.L.C.	12,900	100.0%	1/31/2040	NAP
13.03	Property		1	CVS Hastings	Grand St. Paul CVS, L.L.C.	13,225	100.0%	1/31/2040	NAP
13.04	Property		1	CVS Fayetteville	Arkansas CVS Pharmacy, L.L.C.	13,225	100.0%	1/31/2040	NAP
13.05	Property		1	CVS Selbyville	Delaware CVS Pharmacy, L.L.C.	13,225	100.0%	1/31/2040	NAP
13.06	Property		1	CVS Westland	Woodward Detroit CVS, L.L.C.	13,600	100.0%	1/31/2040	NAP
14.00	Loan	66	1	Hampton Inn Blue Ridge	NAP	NAP	NAP	NAP	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square
15.01	Property		1	Smithville Square	Curexa East LLC	51,401	48.1%	11/30/2034	Smithville Spirits, LLC
15.02	Property		1	Deerpath Pavilion	Spigolas Restaurant	6,710	19.0%	1/13/2030	Mental Health & Addiction Counseling Center
16.00	Loan	71, 72	1	Hilton Tucson East	NAP	NAP	NAP	NAP	NAP
17.00	Loan	73	1	Hampton Inn Danville	NAP	NAP	NAP	NAP	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	NAP	NAP	NAP	NAP	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	NAP	NAP	NAP	NAP
20.00	Loan	82	1	Princessa Plaza	Canyon Country Dialysis	7,492	20.0%	12/31/2032	Princessa Dental
21.00	Loan		1	75 Executive Drive	Aftermath Services LLC	16,267	15.2%	12/31/2026	K-Rise Systems, Inc.
22.00	Loan	83	1	Stor N Lock - Santa Rosa	NAP	NAP	NAP	NAP	NAP
23.00	Loan	84	1	Quantum on the Bay	Quantum Executive Offices	4,057	58.8%	8/31/2035	Tatiana Suarez D.M.D
A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date(4)	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date(4)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	28,454	16.5%	1/31/2033	Kenneth Cole	20,459	11.9%	3/31/2036
2.00	Loan	5, 15	1	4 Union Square South	61,097	29.9%	11/30/2040	DSW	30,762	15.1%	10/31/2034
3.00	Loan	5, 16	1	Market Place Center	50,851	4.4%	3/31/2026	TriMark Raygal, LLC	46,526	4.0%	3/31/2027
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio
4.01	Property		1	45 - 75 Sidney	78,655	28.4%	1/31/2032	BioNTech	59,303	21.4%	3/22/2026
4.02	Property		1	40 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	35 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	65 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	88 Sidney	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	64 Sidney	42,564	33.7%	2/29/2028	Voyager Therapeutics	26,148	20.7%	11/30/2026
4.07	Property		1	38 Sidney	12,995	10.6%	2/29/2028	General Hospital Corp	11,054	9.0%	8/31/2026
4.08	Property		1	26 Landsdowne	35,943	34.9%	9/30/2028	Fulcrum Therapeutics	28,731	27.9%	6/30/2028
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio
5.01	Property		1	The Home Depot	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Westown Square	23,000	13.0%	4/30/2028	Cleveland Fresh Food	18,000	10.2%	2/28/2030
5.03	Property		1	Rodney Village Shopping Center	20,055	9.4%	12/31/2027	Dollar Tree	19,400	9.1%	12/31/2028
5.04	Property		1	Mattatuck Plaza	24,228	16.5%	6/1/2030	Harbor Freight Tools	16,813	11.4%	1/15/2028
5.05	Property		1	Athens Town Center	29,857	14.3%	1/31/2034	Burke's Outlet	25,312	12.1%	1/31/2030
5.06	Property		1	Northeast Plaza	15,920	14.3%	5/31/2030	Shoe Show	11,435	10.3%	9/30/2028
5.07	Property		1	Hungarybrook Shopping Center	10,548	12.1%	5/31/2029	Best Beauty, LLC	8,470	9.7%	4/30/2031
5.08	Property		1	Plaza North Shopping Center	20,000	7.7%	1/31/2027	Indiana FSAA	17,830	6.8%	12/31/2025
5.09	Property		1	Henderson Marketplace	8,450	9.5%	12/31/2030	Ichiban Restaurant	8,000	9.0%	3/31/2026
5.10	Property		1	Ahoskie Commons	34,000	17.6%	3/22/2027	Ollie's	32,000	16.5%	1/17/2026
5.11	Property		1	Cummings Park Plaza	31,426	15.7%	9/30/2025	Schewel Furniture	25,239	12.6%	3/31/2026
5.12	Property		1	Glenwood Shopping Plaza	20,230	9.2%	7/31/2026	All Seasoning Ingredients, Inc.	19,685	9.0%	8/31/2031
5.13	Property		1	Boulevard Plaza	16,730	15.4%	4/4/2029	Dollar Tree	11,200	10.3%	1/31/2026
5.14	Property		1	Summer Commons	26,500	19.0%	1/31/2027	Rio Grande Fresh Market, Inc.	20,126	14.4%	4/30/2032
5.15	Property		1	Centre Plaza	17,204	16.9%	12/31/2027	Faith Promise Church	14,425	14.2%	10/31/2029
5.16	Property		1	Market at Riverdale Bend	29,935	19.0%	12/31/2029	Goodwill	28,628	18.2%	1/31/2026
5.17	Property		1	Cordele Corners	26,126	21.6%	1/15/2029	Brady's Best Buys	13,292	11.0%	3/31/2027
5.18	Property		1	Anniston Plaza	17,770	13.7%	5/31/2027	Bestway Rental	16,858	13.0%	1/31/2027
5.19	Property		1	Meeting Square	21,100	22.4%	1/31/2036	Ashley HomeStore	16,200	17.2%	2/28/2031
5.20	Property		1	Northland Plaza	33,500	19.7%	2/28/2027	Citi Trends	12,000	7.1%	3/31/2029
5.21	Property		1	Homosassa Square	14,377	17.0%	7/31/2028	Mini Steps Thrift Shop	11,000	13.0%	8/31/2029
5.22	Property		1	Laurens Plaza	26,180	26.7%	3/31/2031	Goodwin Group Holdings, LLC	18,018	18.4%	11/30/2030
5.23	Property		1	Pelham Plaza	14,700	20.3%	6/30/2027	Northeast Orthopedic	8,400	11.6%	12/31/2032
5.24	Property		1	Plank Plaza	10,140	16.3%	1/31/2026	Hair Galleria	8,640	13.9%	7/31/2028
5.25	Property		1	Collins Plaza	2,000	5.3%	6/30/2033	David Carter - Tires Stores	1,600	4.3%	8/31/2025
6.00	Loan	40	1	Hacienda Center	11,515	9.4%	6/30/2026	Wonde Harbor Restaurant	9,964	8.1%	5/31/2030
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio
8.01	Property		1	Arapaho Business Park	24,000	5.9%	5/31/2026	Phase Dynamics, Inc.	16,130	4.0%	9/30/2026
8.02	Property		1	Crystal Pointe Centre	12,297	12.0%	9/30/2029	Madibella Florida LLC	6,394	6.3%	6/14/2027
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio
9.01	Property		1	Shoppes at Woodruff	11,853	14.4%	4/30/2036	Once Upon A Child (DCF Greenville, LLC)	5,707	6.9%	4/30/2026
9.02	Property		1	Surfside Commons	6,000	16.2%	1/31/2027	Shoe Show #175 (Shoe Show, Inc.)	4,500	12.2%	10/31/2026
9.03	Property		1	East Towne Centre	4,745	14.5%	2/28/2035	Cato #693 (Cato of South Carolina, LLC)	4,400	13.5%	1/31/2027
9.04	Property		1	Plantation Plaza	6,500	20.7%	1/31/2028	Eyemart Express, LLC	3,030	9.6%	1/31/2036
9.05	Property		1	Smithfield Plaza	5,400	19.1%	1/31/2028	La Cocina (La Cocina #2, Inc.)	4,000	14.2%	2/28/2027
9.06	Property		1	Sussex Plaza	7,202	23.3%	8/31/2028	Cato #615N (The Cato Corporation)	6,500	21.0%	1/31/2028
9.07	Property		1	East Town Plaza	4,800	17.8%	1/31/2026	Cellular Connection #864 (The Cellular Connection, LLC)	3,000	11.1%	1/31/2030
10.00	Loan	48, 49	12	MRN Portfolio
10.01	Property		1	Windsor Building	2,200	7.6%	11/30/2029	NAP	NAP	NAP	NAP
10.02	Property		1	Buckeye Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Woolworth	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	MFG Building	6,505	24.4%	4/30/2032	Saigon	3,000	11.3%	2/28/2028
10.05	Property		1	Kresge Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	410 Euclid	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	413 Prospect	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	W.T. Grant Retail	2,200	22.4%	2/14/2033	Beyond Juicery	1,400	14.3%	6/30/2030
10.09	Property		1	Sincere Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.10	Property		1	Corts Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Commercial Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	2050 East 4th	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	180,000	18.1%	2/28/2035	DICK'S Sporting Goods	90,000	9.0%	MTM
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met
12.01	Property		1	The Willard	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	The Met	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.00	Loan	65	6	CVS-Walgreens Portfolio
13.01	Property		1	Walgreens Ellicott City	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	CVS Highlands	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	CVS Hastings	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	CVS Fayetteville	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	CVS Selbyville	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	CVS Westland	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.00	Loan	66	1	Hampton Inn Blue Ridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square
15.01	Property		1	Smithville Square	8,751	8.2%	3/31/2031	JD's Pub & Grill	5,625	5.3%	1/31/2028
15.02	Property		1	Deerpath Pavilion	4,484	12.7%	3/1/2029	Bagel	3,289	9.3%	4/30/2032
16.00	Loan	71, 72	1	Hilton Tucson East	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.00	Loan	73	1	Hampton Inn Danville	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.00	Loan	82	1	Princessa Plaza	3,308	8.8%	3/31/2029	Little Paws Dog & Cat Hospital	2,898	7.7%	4/30/2030
21.00	Loan		1	75 Executive Drive	4,887	4.6%	7/31/2027	Envoy Aerospace, LLC	3,455	3.2%	9/30/2025
22.00	Loan	83	1	Stor N Lock - Santa Rosa	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.00	Loan	84	1	Quantum on the Bay	1,595	23.1%	6/30/2027	V.Y.S Hair Salon Inc.	1,250	18.1%	4/30/2032
A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date(4)	Fifth Largest Tenant	Fifth Largest Tenant SF
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	Capricorn Investment Group LLC	11,912	6.9%	11/30/2032	Omniva LLC	11,902
2.00	Loan	5, 15	1	4 Union Square South	Five Below	10,025	4.9%	1/31/2037	Sephora	8,018
3.00	Loan	5, 16	1	Market Place Center	HDR Engineering, Inc	44,210	3.8%	5/31/2034	Waymakers	31,425
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio
4.01	Property		1	45 - 75 Sidney	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	40 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	35 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	65 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	88 Sidney	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	64 Sidney	NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	38 Sidney	Siena Construction	5,990	4.9%	2/28/2029	NAP	NAP
4.08	Property		1	26 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio
5.01	Property		1	The Home Depot	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Westown Square	Octapharma Plasma	14,320	8.1%	4/30/2030	Dollar Tree	11,964
5.03	Property		1	Rodney Village Shopping Center	Produce Village	17,586	8.2%	5/31/2029	FlyOver Fun Park, LLC	16,862
5.04	Property		1	Mattatuck Plaza	Dollar Tree	13,472	9.2%	8/31/2029	Citi Trends	12,000
5.05	Property		1	Athens Town Center	Farmers Home Furniture	24,328	11.6%	11/21/2026	Save-A-Lot	18,520
5.06	Property		1	Northeast Plaza	Walgreens	10,908	9.8%	11/1/2046	Rainbow Northeast Leasing	8,630
5.07	Property		1	Hungarybrook Shopping Center	FamilyLife Services	7,000	8.0%	4/30/2026	Affordable Care	4,883
5.08	Property		1	Plaza North Shopping Center	Planet Fitness	17,500	6.7%	12/31/2032	Save-A-Lot	15,000
5.09	Property		1	Henderson Marketplace	Big Cheese Pizza	6,990	7.8%	7/30/2030	Beauty World	6,875
5.10	Property		1	Ahoskie Commons	Harbor Freight Tools	21,733	11.2%	9/30/2034	Tractor Supply	21,530
5.11	Property		1	Cummings Park Plaza	Citi Trends	14,250	7.1%	4/30/2027	Beauty Mae	4,800
5.12	Property		1	Glenwood Shopping Plaza	Dollar Tree	12,285	5.6%	6/30/2032	Planet Fitness	10,500
5.13	Property		1	Boulevard Plaza	Beauty World	10,080	9.3%	3/31/2035	Carquest/Advance Auto	7,600
5.14	Property		1	Summer Commons	Dollar Tree	12,000	8.6%	1/31/2028	T-Mobile	2,400
5.15	Property		1	Centre Plaza	Dollar Tree	9,000	8.9%	2/29/2028	Anytime Fitness	6,500
5.16	Property		1	Market at Riverdale Bend	Winchester Road Fitness, LLC	17,000	10.8%	6/14/2027	Octapharma Plasma	14,000
5.17	Property		1	Cordele Corners	It's Fashion	10,678	8.8%	1/31/2026	Dollar Tree	10,600
5.18	Property		1	Anniston Plaza	Beauty for Ashes Thrift	13,239	10.2%	10/31/2028	Citi Trends	10,584
5.19	Property		1	Meeting Square	Dollar General	8,640	9.2%	8/31/2028	Shepherd Fitness 3, LLC	7,900
5.20	Property		1	Northland Plaza	Dollar General	10,010	5.9%	6/30/2026	Hair World	6,640
5.21	Property		1	Homosassa Square	El Mezcal Mexican Restaurant	5,000	5.9%	7/31/2029	Beauty and the Barber	3,478
5.22	Property		1	Laurens Plaza	BYESSENCE LAURENS, LLC	11,168	11.4%	4/11/2029	The Dance Shop	8,753
5.23	Property		1	Pelham Plaza	Petsense	8,400	11.6%	8/31/2034	Factory Connection	4,320
5.24	Property		1	Plank Plaza	Simply 10	8,000	12.8%	9/30/2026	NAP	NAP
5.25	Property		1	Collins Plaza	Vickie's Styles	1,200	3.2%	9/30/2029	City Cuts Barber Shop	1,008
6.00	Loan	40	1	Hacienda Center	Happy Valley Village	6,515	5.3%	6/30/2030	California Bank & Trust	6,000
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	NAP	NAP	NAP	NAP	NAP	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio
8.01	Property		1	Arapaho Business Park	VHQ Texas LLC	15,041	3.7%	9/30/2026	Life Happens For You, LLC	12,000
8.02	Property		1	Crystal Pointe Centre	The CRF Group, Inc.	6,274	6.1%	1/31/2028	Buy with Berk, LLC	4,989
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio
9.01	Property		1	Shoppes at Woodruff	Uptown Cheapskate (Uptown Cheapskate of Greenville, LLC)	4,493	5.5%	9/30/2027	Persis Biryani Indian Grill (Parivar, LLC)	4,473
9.02	Property		1	Surfside Commons	Plato's Closet (Brown Local, LLC)	4,018	10.9%	11/30/2026	Hachiya Japanese Express (Hachiya Express Surfside Beach, Inc.)	4,015
9.03	Property		1	East Towne Centre	Miyabi Jr. Express (Miyabi Jr. Express Columbia, Inc.)	4,024	12.3%	11/30/2029	The Peach Cobbler Factory (Possessing Promises, LLC)	2,021
9.04	Property		1	Plantation Plaza	Spectrum (Spectrum Southeast LLC)	3,011	9.6%	4/30/2030	OneMain Financial #404080 (OneMain Financial Group, LLC)	2,000
9.05	Property		1	Smithfield Plaza	Gamestop #3435 (Gamestop, Inc.)	3,000	10.6%	1/31/2026	Happy Nails (Anh Ngoc Vu)	2,000
9.06	Property		1	Sussex Plaza	Shogun Japanese Restaurant (Seaford Shogun Japanese Restaurant, Inc.)	2,992	9.7%	10/31/2027	T-Mobile (T-Mobile Northeast LLC)	2,008
9.07	Property		1	East Town Plaza	No. 1 China Buffet (Guixiang Lin and Zengrong Lin)	2,000	7.4%	4/30/2030	Tobacco and Vape (Riyadh Aldhorani and Khawlah AlBaser)	1,495
10.00	Loan	48, 49	12	MRN Portfolio
10.01	Property		1	Windsor Building	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Buckeye Building	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Woolworth	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	MFG Building	AP Lounge	2,860	10.7%	11/30/2027	Good Pizza	2,444
10.05	Property		1	Kresge Building	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	410 Euclid	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	413 Prospect	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	W.T. Grant Retail	DP Dough	1,400	14.3%	4/30/2029	NAP	NAP
10.09	Property		1	Sincere Retail	NAP	NAP	NAP	NAP	NAP	NAP
10.10	Property		1	Corts Building	NAP	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Commercial Building	NAP	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	2050 East 4th	NAP	NAP	NAP	NAP	NAP	NAP
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	Pottery Barn	21,246	2.1%	1/31/2026	H&M	19,481
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met
12.01	Property		1	The Willard	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	The Met	NAP	NAP	NAP	NAP	NAP	NAP
13.00	Loan	65	6	CVS-Walgreens Portfolio
13.01	Property		1	Walgreens Ellicott City	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	CVS Highlands	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	CVS Hastings	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	CVS Fayetteville	NAP	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	CVS Selbyville	NAP	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	CVS Westland	NAP	NAP	NAP	NAP	NAP	NAP
14.00	Loan	66	1	Hampton Inn Blue Ridge	NAP	NAP	NAP	NAP	NAP	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square
15.01	Property		1	Smithville Square	Anytime Fitness	5,200	4.9%	10/31/2029	Bellinos Market	3,700
15.02	Property		1	Deerpath Pavilion	Orange Theory	3,000	8.5%	7/13/2027	Pancheros	2,475
16.00	Loan	71, 72	1	Hilton Tucson East	NAP	NAP	NAP	NAP	NAP	NAP
17.00	Loan	73	1	Hampton Inn Danville	NAP	NAP	NAP	NAP	NAP	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	NAP	NAP	NAP	NAP	NAP	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP
20.00	Loan	82	1	Princessa Plaza	Prima Pediatrics	2,802	7.5%	12/31/2026	Little Angels	2,665
21.00	Loan		1	75 Executive Drive	Pillar Enterprises, Inc.	2,666	2.5%	7/31/2028	Mr. Duct Inc.	2,526
22.00	Loan	83	1	Stor N Lock - Santa Rosa	NAP	NAP	NAP	NAP	NAP	NAP
23.00	Loan	84	1	Quantum on the Bay	NAP	NAP	NAP	NAP	NAP	NAP
A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date(4)	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	6.9%	3/31/2029	7/8/2025	NAP	7/8/2025	NAP
2.00	Loan	5, 15	1	4 Union Square South	3.9%	1/31/2033	5/23/2025	NAP	5/22/2025	NAP
3.00	Loan	5, 16	1	Market Place Center	2.7%	8/31/2031 (19,212 SF); 4/30/2031 (12,213 SF)	3/17/2025	NAP	3/17/2025	3/17/2025
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio
4.01	Property		1	45 - 75 Sidney	NAP	NAP	4/2/2025	NAP	4/24/2025	NAP
4.02	Property		1	40 Landsdowne	NAP	NAP	4/2/2025	NAP	4/24/2025	NAP
4.03	Property		1	35 Landsdowne	NAP	NAP	4/2/2025	NAP	4/24/2025	NAP
4.04	Property		1	65 Landsdowne	NAP	NAP	4/2/2025	NAP	4/24/2025	NAP
4.05	Property		1	88 Sidney	NAP	NAP	4/2/2025	NAP	4/24/2025	NAP
4.06	Property		1	64 Sidney	NAP	NAP	4/2/2025	NAP	4/24/2025	NAP
4.07	Property		1	38 Sidney	NAP	NAP	4/2/2025	NAP	4/24/2025	NAP
4.08	Property		1	26 Landsdowne	NAP	NAP	4/2/2025	NAP	4/24/2025	NAP
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio
5.01	Property		1	The Home Depot	NAP	NAP	12/30/2024	NAP	1/2/2025	NAP
5.02	Property		1	Westown Square	6.8%	3/31/2034	11/21/2024	NAP	11/21/2024	NAP
5.03	Property		1	Rodney Village Shopping Center	7.9%	5/31/2026	11/21/2024	NAP	11/21/2024	NAP
5.04	Property		1	Mattatuck Plaza	8.2%	7/31/2027	11/21/2024	NAP	11/21/2024	NAP
5.05	Property		1	Athens Town Center	8.9%	1/31/2031	11/21/2024	NAP	11/22/2024	NAP
5.06	Property		1	Northeast Plaza	7.8%	1/31/2027	11/21/2024	NAP	11/21/2024	NAP
5.07	Property		1	Hungarybrook Shopping Center	5.6%	10/31/2029	11/21/2024	NAP	11/21/2024	NAP
5.08	Property		1	Plaza North Shopping Center	5.7%	12/31/2025	11/21/2024	NAP	11/21/2024	NAP
5.09	Property		1	Henderson Marketplace	7.7%	12/31/2029	11/21/2024	NAP	11/21/2024	NAP
5.10	Property		1	Ahoskie Commons	11.1%	3/31/2031	11/21/2024	NAP	11/21/2024	NAP
5.11	Property		1	Cummings Park Plaza	2.4%	5/31/2029	11/21/2024	NAP	11/21/2024	NAP
5.12	Property		1	Glenwood Shopping Plaza	4.8%	4/30/2028	11/21/2024	NAP	11/21/2024	NAP
5.13	Property		1	Boulevard Plaza	7.0%	2/29/2028	11/21/2024	NAP	11/21/2024	NAP
5.14	Property		1	Summer Commons	1.7%	6/30/2026	11/21/2024	NAP	11/21/2024	11/21/2024
5.15	Property		1	Centre Plaza	6.4%	5/31/2029	11/21/2024	NAP	11/21/2024	NAP
5.16	Property		1	Market at Riverdale Bend	8.9%	8/31/2031	11/21/2024	NAP	11/21/2024	11/21/2024
5.17	Property		1	Cordele Corners	8.8%	9/30/2029	11/21/2024	NAP	11/21/2024	NAP
5.18	Property		1	Anniston Plaza	8.2%	10/31/2025	11/21/2024	NAP	11/21/2024	NAP
5.19	Property		1	Meeting Square	8.4%	9/30/2033	11/21/2024	NAP	11/21/2024	NAP
5.20	Property		1	Northland Plaza	3.9%	11/30/2026	11/21/2024	NAP	11/21/2024	NAP
5.21	Property		1	Homosassa Square	4.1%	5/31/2027	11/21/2024	NAP	11/21/2024	NAP
5.22	Property		1	Laurens Plaza	8.9%	12/31/2027	11/21/2024	NAP	11/21/2024	NAP
5.23	Property		1	Pelham Plaza	6.0%	9/30/2026	11/21/2024	NAP	11/21/2024	NAP
5.24	Property		1	Plank Plaza	NAP	NAP	11/21/2024	NAP	11/21/2024	NAP
5.25	Property		1	Collins Plaza	2.7%	1/31/2027	11/21/2024	NAP	11/21/2024	NAP
6.00	Loan	40	1	Hacienda Center	4.9%	4/30/2028	6/23/2025	NAP	6/19/2025	6/19/2025
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	NAP	NAP	5/22/2025	NAP	5/22/2025	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio
8.01	Property		1	Arapaho Business Park	2.9%	2/28/2030	12/30/2024	NAP	12/31/2024	NAP
8.02	Property		1	Crystal Pointe Centre	4.9%	12/31/2028	4/2/2025	NAP	3/24/2025	NAP
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio
9.01	Property		1	Shoppes at Woodruff	5.4%	9/30/2030	8/14/2025	NAP	8/14/2025	NAP
9.02	Property		1	Surfside Commons	10.9%	2/28/2027	8/14/2025	NAP	8/12/2025	NAP
9.03	Property		1	East Towne Centre	6.2%	2/28/2029	8/14/2025	NAP	8/14/2025	NAP
9.04	Property		1	Plantation Plaza	6.4%	7/31/2026	8/14/2025	NAP	8/14/2025	NAP
9.05	Property		1	Smithfield Plaza	7.1%	10/31/2028	8/14/2025	NAP	8/11/2025	NAP
9.06	Property		1	Sussex Plaza	6.5%	1/31/2027	8/14/2025	NAP	8/14/2025	NAP
9.07	Property		1	East Town Plaza	5.5%	12/31/2027	8/14/2025	NAP	8/14/2025	NAP
10.00	Loan	48, 49	12	MRN Portfolio
10.01	Property		1	Windsor Building	NAP	NAP	8/21/2025	NAP	8/18/2025	NAP
10.02	Property		1	Buckeye Building	NAP	NAP	8/21/2025	NAP	8/18/2025	NAP
10.03	Property		1	Woolworth	NAP	NAP	8/21/2025	NAP	8/18/2025	NAP
10.04	Property		1	MFG Building	9.2%	1/31/2028	8/21/2025	NAP	8/18/2025	NAP
10.05	Property		1	Kresge Building	NAP	NAP	8/21/2025	NAP	8/18/2025	NAP
10.06	Property		1	410 Euclid	NAP	NAP	8/22/2025	NAP	8/18/2025	NAP
10.07	Property		1	413 Prospect	NAP	NAP	8/22/2025	NAP	8/18/2025	NAP
10.08	Property		1	W.T. Grant Retail	NAP	NAP	8/22/2025	NAP	8/18/2025	NAP
10.09	Property		1	Sincere Retail	NAP	NAP	8/21/2025	NAP	8/18/2025	NAP
10.10	Property		1	Corts Building	NAP	NAP	8/21/2025	NAP	8/18/2025	NAP
10.11	Property		1	Commercial Building	NAP	NAP	8/21/2025	NAP	8/18/2025	NAP
10.12	Property		1	2050 East 4th	NAP	NAP	8/21/2025	NAP	8/18/2025	NAP
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	2.0%	1/31/2027	1/10/2025	NAP	1/10/2025	2/24/2025
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met
12.01	Property		1	The Willard	NAP	NAP	6/24/2025	NAP	6/24/2025	NAP
12.02	Property		1	The Met	NAP	NAP	6/24/2025	NAP	6/24/2025	NAP
13.00	Loan	65	6	CVS-Walgreens Portfolio
13.01	Property		1	Walgreens Ellicott City	NAP	NAP	4/25/2025	NAP	4/25/2025	NAP
13.02	Property		1	CVS Highlands	NAP	NAP	4/25/2025	NAP	4/25/2025	NAP
13.03	Property		1	CVS Hastings	NAP	NAP	4/25/2025	NAP	4/24/2025	NAP
13.04	Property		1	CVS Fayetteville	NAP	NAP	4/25/2025	NAP	4/25/2025	NAP
13.05	Property		1	CVS Selbyville	NAP	NAP	4/25/2025	NAP	4/25/2025	NAP
13.06	Property		1	CVS Westland	NAP	NAP	4/25/2025	NAP	4/25/2025	NAP
14.00	Loan	66	1	Hampton Inn Blue Ridge	NAP	NAP	4/2/2025	NAP	4/2/2025	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square
15.01	Property		1	Smithville Square	3.5%	8/7/2029	7/25/2025	NAP	7/25/2025	NAP
15.02	Property		1	Deerpath Pavilion	7.0%	5/1/2031	7/25/2025	NAP	7/25/2025	NAP
16.00	Loan	71, 72	1	Hilton Tucson East	NAP	NAP	6/17/2025	NAP	6/17/2025	NAP
17.00	Loan	73	1	Hampton Inn Danville	NAP	NAP	5/1/2025	NAP	3/24/2025	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	NAP	NAP	6/17/2025	NAP	6/17/2025	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	NAP	3/27/2025	NAP	3/27/2025	NAP
20.00	Loan	82	1	Princessa Plaza	7.1%	12/31/2034	7/21/2025	NAP	7/23/2025	7/24/2025
21.00	Loan		1	75 Executive Drive	2.4%	2/28/2026	7/2/2025	NAP	7/3/2025	NAP
22.00	Loan	83	1	Stor N Lock - Santa Rosa	NAP	NAP	5/6/2025	NAP	5/23/2025	5/1/2025
23.00	Loan	84	1	Quantum on the Bay	NAP	NAP	8/8/2025	NAP	8/8/2025	NAP
A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	NAP	Yes - AE	Fee	NAP	NAP	NAP
2.00	Loan	5, 15	1	4 Union Square South	NAP	No	Fee	NAP	NAP	NAP
3.00	Loan	5, 16	1	Market Place Center	12%	No	Fee	NAP	NAP	NAP
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio
4.01	Property		1	45 - 75 Sidney	NAP	No	Sub-Leasehold	4/30/2099	None	0
4.02	Property		1	40 Landsdowne	NAP	No	Sub-Leasehold	4/30/2099	None	0
4.03	Property		1	35 Landsdowne	NAP	No	Sub-Leasehold	4/30/2099	None	0
4.04	Property		1	65 Landsdowne	NAP	No	Sub-Leasehold	4/30/2099	None	0
4.05	Property		1	88 Sidney	NAP	No	Sub-Leasehold	4/30/2099	None	0
4.06	Property		1	64 Sidney	NAP	No	Sub-Leasehold	4/30/2099	None	0
4.07	Property		1	38 Sidney	NAP	No	Sub-Leasehold	4/30/2099	None	0
4.08	Property		1	26 Landsdowne	NAP	No	Sub-Leasehold	4/30/2099	None	0
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio
5.01	Property		1	The Home Depot	NAP	No	Fee	NAP	NAP	NAP
5.02	Property		1	Westown Square	NAP	No	Fee	NAP	NAP	NAP
5.03	Property		1	Rodney Village Shopping Center	NAP	Yes - AE, X	Fee	NAP	NAP	NAP
5.04	Property		1	Mattatuck Plaza	NAP	No	Fee	NAP	NAP	NAP
5.05	Property		1	Athens Town Center	NAP	Yes - AE, X	Fee	NAP	NAP	NAP
5.06	Property		1	Northeast Plaza	NAP	No	Fee	NAP	NAP	NAP
5.07	Property		1	Hungarybrook Shopping Center	NAP	No	Fee	NAP	NAP	NAP
5.08	Property		1	Plaza North Shopping Center	NAP	No	Fee	NAP	NAP	NAP
5.09	Property		1	Henderson Marketplace	NAP	No	Fee	NAP	NAP	NAP
5.10	Property		1	Ahoskie Commons	NAP	No	Fee	NAP	NAP	NAP
5.11	Property		1	Cummings Park Plaza	NAP	No	Fee	NAP	NAP	NAP
5.12	Property		1	Glenwood Shopping Plaza	NAP	No	Fee	NAP	NAP	NAP
5.13	Property		1	Boulevard Plaza	NAP	No	Fee	NAP	NAP	NAP
5.14	Property		1	Summer Commons	10%	No	Fee	NAP	NAP	NAP
5.15	Property		1	Centre Plaza	NAP	No	Fee	NAP	NAP	NAP
5.16	Property		1	Market at Riverdale Bend	8%	No	Fee	NAP	NAP	NAP
5.17	Property		1	Cordele Corners	NAP	No	Fee	NAP	NAP	NAP
5.18	Property		1	Anniston Plaza	NAP	No	Fee	NAP	NAP	NAP
5.19	Property		1	Meeting Square	NAP	No	Fee	NAP	NAP	NAP
5.20	Property		1	Northland Plaza	NAP	No	Fee	NAP	NAP	NAP
5.21	Property		1	Homosassa Square	NAP	Yes - AE, A1-A30	Fee	NAP	NAP	NAP
5.22	Property		1	Laurens Plaza	NAP	No	Fee	NAP	NAP	NAP
5.23	Property		1	Pelham Plaza	NAP	No	Fee	NAP	NAP	NAP
5.24	Property		1	Plank Plaza	NAP	Yes - AE, X	Fee	NAP	NAP	NAP
5.25	Property		1	Collins Plaza	NAP	No	Fee	NAP	NAP	NAP
6.00	Loan	40	1	Hacienda Center	16%	No	Fee	NAP	NAP	NAP
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	NAP	No	Fee	NAP	NAP	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio
8.01	Property		1	Arapaho Business Park	NAP	No	Fee	NAP	NAP	NAP
8.02	Property		1	Crystal Pointe Centre	NAP	Yes - AE	Fee	NAP	NAP	NAP
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio
9.01	Property		1	Shoppes at Woodruff	NAP	No	Fee	NAP	NAP	NAP
9.02	Property		1	Surfside Commons	NAP	No	Fee	NAP	NAP	NAP
9.03	Property		1	East Towne Centre	NAP	No	Fee	NAP	NAP	NAP
9.04	Property		1	Plantation Plaza	NAP	No	Fee	NAP	NAP	NAP
9.05	Property		1	Smithfield Plaza	NAP	No	Fee	NAP	NAP	NAP
9.06	Property		1	Sussex Plaza	NAP	No	Fee	NAP	NAP	NAP
9.07	Property		1	East Town Plaza	NAP	No	Fee	NAP	NAP	NAP
10.00	Loan	48, 49	12	MRN Portfolio
10.01	Property		1	Windsor Building	NAP	No	Fee	NAP	NAP	NAP
10.02	Property		1	Buckeye Building	NAP	No	Fee	NAP	NAP	NAP
10.03	Property		1	Woolworth	NAP	No	Fee	NAP	NAP	NAP
10.04	Property		1	MFG Building	NAP	No	Fee	NAP	NAP	NAP
10.05	Property		1	Kresge Building	NAP	No	Fee	NAP	NAP	NAP
10.06	Property		1	410 Euclid	NAP	No	Fee	NAP	NAP	NAP
10.07	Property		1	413 Prospect	NAP	No	Fee	NAP	NAP	NAP
10.08	Property		1	W.T. Grant Retail	NAP	No	Fee	NAP	NAP	NAP
10.09	Property		1	Sincere Retail	NAP	No	Fee	NAP	NAP	NAP
10.10	Property		1	Corts Building	NAP	No	Fee	NAP	NAP	NAP
10.11	Property		1	Commercial Building	NAP	No	Fee	NAP	NAP	NAP
10.12	Property		1	2050 East 4th	NAP	No	Fee	NAP	NAP	NAP
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	13%	No	Fee	NAP	NAP	NAP
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met
12.01	Property		1	The Willard	NAP	No	Leasehold	10/1/2087	1, 10-year extension option and 1, 4-year extension option	66,321
12.02	Property		1	The Met	NAP	No	Leasehold	10/1/2087	1, 10-year extension option and 1, 4-year extension option	28,281
13.00	Loan	65	6	CVS-Walgreens Portfolio
13.01	Property		1	Walgreens Ellicott City	NAP	No	Fee	NAP	NAP	NAP
13.02	Property		1	CVS Highlands	NAP	Yes - AE	Fee	NAP	NAP	NAP
13.03	Property		1	CVS Hastings	NAP	No	Fee	NAP	NAP	NAP
13.04	Property		1	CVS Fayetteville	NAP	No	Fee	NAP	NAP	NAP
13.05	Property		1	CVS Selbyville	NAP	Yes - AE	Fee	NAP	NAP	NAP
13.06	Property		1	CVS Westland	NAP	No	Fee	NAP	NAP	NAP
14.00	Loan	66	1	Hampton Inn Blue Ridge	NAP	No	Fee	NAP	NAP	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square
15.01	Property		1	Smithville Square	NAP	No	Fee	NAP	NAP	NAP
15.02	Property		1	Deerpath Pavilion	NAP	No	Fee	NAP	NAP	NAP
16.00	Loan	71, 72	1	Hilton Tucson East	NAP	No	Fee	NAP	NAP	NAP
17.00	Loan	73	1	Hampton Inn Danville	NAP	Yes - AE	Fee	NAP	NAP	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	NAP	No	Fee	NAP	NAP	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	Yes - AE	Fee	NAP	NAP	NAP
20.00	Loan	82	1	Princessa Plaza	12%	No	Fee	NAP	NAP	NAP
21.00	Loan		1	75 Executive Drive	NAP	No	Fee	NAP	NAP	NAP
22.00	Loan	83	1	Stor N Lock - Santa Rosa	12%	No	Fee and Leasehold	7/1/2045	8-5 Year	144,485
23.00	Loan	84	1	Quantum on the Bay	NAP	Yes - AE	Fee	NAP	NAP	NAP
A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	NAP	251,864	83,955	31,204	31,204	0	Springing
2.00	Loan	5, 15	1	4 Union Square South	NAP	1,567,806	522,602	0	Springing	0	Springing
3.00	Loan	5, 16	1	Market Place Center	NAP	0	Springing	0	Springing	0	Springing
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio		0	Springing	0	Springing	0	0
4.01	Property		1	45 - 75 Sidney	No
4.02	Property		1	40 Landsdowne	No
4.03	Property		1	35 Landsdowne	No
4.04	Property		1	65 Landsdowne	No
4.05	Property		1	88 Sidney	No
4.06	Property		1	64 Sidney	No
4.07	Property		1	38 Sidney	No
4.08	Property		1	26 Landsdowne	No
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio		700,000	270,000	0	Springing	0	43,115
5.01	Property		1	The Home Depot	NAP
5.02	Property		1	Westown Square	NAP
5.03	Property		1	Rodney Village Shopping Center	NAP
5.04	Property		1	Mattatuck Plaza	NAP
5.05	Property		1	Athens Town Center	NAP
5.06	Property		1	Northeast Plaza	NAP
5.07	Property		1	Hungarybrook Shopping Center	NAP
5.08	Property		1	Plaza North Shopping Center	NAP
5.09	Property		1	Henderson Marketplace	NAP
5.10	Property		1	Ahoskie Commons	NAP
5.11	Property		1	Cummings Park Plaza	NAP
5.12	Property		1	Glenwood Shopping Plaza	NAP
5.13	Property		1	Boulevard Plaza	NAP
5.14	Property		1	Summer Commons	NAP
5.15	Property		1	Centre Plaza	NAP
5.16	Property		1	Market at Riverdale Bend	NAP
5.17	Property		1	Cordele Corners	NAP
5.18	Property		1	Anniston Plaza	NAP
5.19	Property		1	Meeting Square	NAP
5.20	Property		1	Northland Plaza	NAP
5.21	Property		1	Homosassa Square	NAP
5.22	Property		1	Laurens Plaza	NAP
5.23	Property		1	Pelham Plaza	NAP
5.24	Property		1	Plank Plaza	NAP
5.25	Property		1	Collins Plaza	NAP
6.00	Loan	40	1	Hacienda Center	NAP	408,397	58,342	37,282	9,321	0	2,148
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	NAP	437,898	39,809	0	Springing	0	59,186
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio		836,561	92,951	522,789	40,215	200,000	Springing
8.01	Property		1	Arapaho Business Park	NAP
8.02	Property		1	Crystal Pointe Centre	NAP
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio		392,112	51,563	0	Springing	0	4,494
9.01	Property		1	Shoppes at Woodruff	NAP
9.02	Property		1	Surfside Commons	NAP
9.03	Property		1	East Towne Centre	NAP
9.04	Property		1	Plantation Plaza	NAP
9.05	Property		1	Smithfield Plaza	NAP
9.06	Property		1	Sussex Plaza	NAP
9.07	Property		1	East Town Plaza	NAP
10.00	Loan	48, 49	12	MRN Portfolio		403,878	80,776	32,877	Springing	0	5,965
10.01	Property		1	Windsor Building	NAP
10.02	Property		1	Buckeye Building	NAP
10.03	Property		1	Woolworth	NAP
10.04	Property		1	MFG Building	NAP
10.05	Property		1	Kresge Building	NAP
10.06	Property		1	410 Euclid	NAP
10.07	Property		1	413 Prospect	NAP
10.08	Property		1	W.T. Grant Retail	NAP
10.09	Property		1	Sincere Retail	NAP
10.10	Property		1	Corts Building	NAP
10.11	Property		1	Commercial Building	NAP
10.12	Property		1	2050 East 4th	NAP
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	NAP	0	Springing	0	Springing	0	Springing
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met		155,324	77,662	0	Springing	0	7,104
12.01	Property		1	The Willard	Yes
12.02	Property		1	The Met	Yes
13.00	Loan	65	6	CVS-Walgreens Portfolio		0	Springing	18,356	1,530	0	1,008
13.01	Property		1	Walgreens Ellicott City	NAP
13.02	Property		1	CVS Highlands	NAP
13.03	Property		1	CVS Hastings	NAP
13.04	Property		1	CVS Fayetteville	NAP
13.05	Property		1	CVS Selbyville	NAP
13.06	Property		1	CVS Westland	NAP
14.00	Loan	66	1	Hampton Inn Blue Ridge	NAP	25,004	3,572	0	Springing	0	23,392
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square		113,031	28,258	35,755	8,939	0	2,607
15.01	Property		1	Smithville Square	NAP
15.02	Property		1	Deerpath Pavilion	NAP
16.00	Loan	71, 72	1	Hilton Tucson East	NAP	150,908	25,151	0	Springing	0	15,547
17.00	Loan	73	1	Hampton Inn Danville	NAP	10,144	5,072	14,710	7,355	0	16,184
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	NAP	53,966	7,709	0	Springing	0	2,372
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	0	Springing	0	Springing	0	0
20.00	Loan	82	1	Princessa Plaza	NAP	84,624	12,089	13,876	4,625	0	781
21.00	Loan		1	75 Executive Drive	NAP	12,159	12,159	21,863	Springing	0	1,785
22.00	Loan	83	1	Stor N Lock - Santa Rosa	Yes	17,985	5,995	15,521	1,411	0	1,468
23.00	Loan	84	1	Quantum on the Bay	NAP	58,627	5,330	2,319	1,160	0	86
A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	103,546	35,953	35,953	2,157,000	0	0
2.00	Loan	5, 15	1	4 Union Square South	0	200,000	34,031	0	0	0
3.00	Loan	5, 16	1	Market Place Center	0	0	Springing	0	0	0
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	0	0	Springing	1,314,481	0	0
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	1,034,765	2,000,000	Springing	750,000	0	0
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	77,318	256,355	10,227	368,178	0	0
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	0	0	0	0	0	0
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	200,000	4,500,000	Springing	4,000,000	0	0
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	0	400,000	Springing	400,000	0	Springing
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	0	500,000	14,095	750,000	0	0
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	An amount equal to twenty-four (24) times the required monthly deposit.	0	Springing	An amount equal to twenty-four (24) times the required monthly deposit.	0	0
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	250,000	0	0	0	0	0
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	0	0	20,166	0	0	0
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	0	0	0	0	0	0
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	0	300,000	11,852	0	0	0
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	0	0	0	0	0	0
17.00	Loan	73	1	Hampton Inn Danville	0	0	0	0	0	0
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	0	0	0	0	0	0
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	0	0	0	0	0	0
20.00	Loan	82	1	Princessa Plaza	0	100,000	3,907	200,000	0	0
21.00	Loan		1	75 Executive Drive	64,252	400,000	Springing	150,000	0	0
22.00	Loan	83	1	Stor N Lock - Santa Rosa	0	0	0	0	0	0
23.00	Loan	84	1	Quantum on the Bay	0	0	575	0	0	0
A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	0	0	2,712,875	0	Free Rent Reserve (Upfront: $1,689,925.47); Outstanding TI/LC Reserve (Upfront: $1,022,950)
2.00	Loan	5, 15	1	4 Union Square South	0	0	0	0	NAP
3.00	Loan	5, 16	1	Market Place Center	0	0	2,446,374	0	Rent Concession Reserve (Upfront: $537,085), TI/LC Obligations Reserve Funds (Upfront: $1,909,289)
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	0	0	1,869,382	Springing	Initial Unfunded Obligations Reserve (Upfront: $1,869,382), Ground Rent Reserve (Monthly: Springing), Takeda Reserve (Monthly: Springing)
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	0	1,873,606	1,863,494	0	Outstanding TI Reserve (Upfront: $1,565,213); Free Rent Reserve (Upfront: $298,281)
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	0	0	0	0	NAP
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	0	0	472,500	Springing	Seasonality Reserve (Upfront: $470,000); Replacement Comfort Letter Reserve (Upfront: $2,500); PIP Reserve (Monthly: Springing)
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	0	408,281	0	0	NAP
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	0	0	89,797	0	Rent Concession Reserve (Upfront: $60,527), Existing TI/LC Reserve Funds (Upfront: $29,270)
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	0	46,805	0	0	NAP
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	0	0	2,908,053	0	Outstanding TI/LC Reserve (Upfront: $2,752,705), Gap Rent Reserve (Upfront: $155,348)
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	0	0	15,638	Springing	Ground Rent Reserve
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	0	0	0	0	NAP
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	0	0	0	Springing	PIP Reserve
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	0	0	0	0	NAP
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	0	1,250	3,798,278	Springing	PIP Reserve (Upfront: $3,625,778.10, Monthly: Springing); EIDL Reserve (Upfront: $172,500)
17.00	Loan	73	1	Hampton Inn Danville	0	0	0	0	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	0	0	28,000	0	Static Insurance Reserve
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	0	0	0	0	NAP
20.00	Loan	82	1	Princessa Plaza	0	0	101,456	0	Rent Holdback Reserve (Upfront: $50,950.24); Outstanding TI/LC Reserve (Upfront: $45,104.31); Free Rent Reserve (Upfront: $5,401)
21.00	Loan		1	75 Executive Drive	0	75,486	0	0	NAP
22.00	Loan	83	1	Stor N Lock - Santa Rosa	0	0	55,129	Springing	Ground Rent Reserve
23.00	Loan	84	1	Quantum on the Bay	0	2,220	0	0	NAP
A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	0	0	NAP	Hard	Springing	Yes	Yes
2.00	Loan	5, 15	1	4 Union Square South	0	0	NAP	Hard	Springing	Yes	Yes
3.00	Loan	5, 16	1	Market Place Center	0	0	NAP	Hard	Springing	Yes	No
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	0	0	NAP	Hard	Springing	Yes	Yes
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	0	0	NAP	Springing	Springing	Yes	No
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	0	0	NAP	Springing	Springing	Yes	Yes
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	Seasonality Reserve: $470,000	0	NAP	Hard	Springing	Yes	No
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	0	0	NAP	Hard (Master Lessee); Soft (Other)	Springing	Yes	No
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	0	0	NAP	Springing	Springing	No	No
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	0	0	NAP	Hard (Commercial); Soft (Residential)	Springing	Yes	Yes
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	0	0	NAP	Hard	Springing	Yes	No
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	0	0	NAP	Springing	Springing	Yes	No
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	0	0	NAP	Hard	Springing	Yes	Yes
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	0	0	NAP	Springing	Springing	Yes	No
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	0	0	NAP	Hard	In Place	Yes	Yes
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	0	0	NAP	Hard	Springing	Yes	No
17.00	Loan	73	1	Hampton Inn Danville	0	0	NAP	Springing	Springing	Yes	No
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	0	0	NAP	Springing	Springing	Yes	No
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	0	0	NAP	Hard	Springing	Yes	No
20.00	Loan	82	1	Princessa Plaza	0	0	NAP	Hard	Springing	Yes	Yes
21.00	Loan		1	75 Executive Drive	0	0	NAP	Springing	Springing	Yes	No
22.00	Loan	83	1	Stor N Lock - Santa Rosa	0	0	NAP	Springing	Springing	Yes	No
23.00	Loan	84	1	Quantum on the Bay	0	0	NAP	Hard	Springing	Yes	Yes
A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	Yes	Yes	65,000,000	65,000,000	364,716.95	729,433.91	NAP
2.00	Loan	5, 15	1	4 Union Square South	Yes	Yes	60,000,000	60,000,000	286,018.05	572,036.11	NAP
3.00	Loan	5, 16	1	Market Place Center	Yes	Yes	60,000,000	75,000,000	351,819.44	633,275.00	NAP
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	Yes	No	57,500,000	789,500,000	3,930,838.17	4,217,124.67	478,000,000
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	Yes	Yes	55,000,000	105,000,000	563,342.02	858,425.93	NAP
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	No	NAP	NAP	NAP	NAP	NAP	NAP
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	No	NAP	NAP	NAP	NAP	NAP	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	No	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	No	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	No	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	Yes	No	30,833,333	309,166,667	1,456,808.37	1,602,096.53	NAP
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	Yes	No	25,000,000	41,500,000	230,718.86	369,706.13	NAP
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	No	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	No	NAP	NAP	NAP	NAP	NAP	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	No	NAP	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	No	NAP	NAP	NAP	NAP	NAP	NAP
17.00	Loan	73	1	Hampton Inn Danville	No	NAP	NAP	NAP	NAP	NAP	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	No	NAP	NAP	NAP	NAP	NAP	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	Yes	No	10,000,000	157,000,000	749,475.11	797,212.38	NAP
20.00	Loan	82	1	Princessa Plaza	No	NAP	NAP	NAP	NAP	NAP	NAP
21.00	Loan		1	75 Executive Drive	No	NAP	NAP	NAP	NAP	NAP	NAP
22.00	Loan	83	1	Stor N Lock - Santa Rosa	No	NAP	NAP	NAP	NAP	NAP	NAP
23.00	Loan	84	1	Quantum on the Bay	No	NAP	NAP	NAP	NAP	NAP	NAP
A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	NAP	130,000,000	729,433.91	62.4%	1.57	11.2%	NAP	NAP
2.00	Loan	5, 15	1	4 Union Square South	NAP	120,000,000	572,036.11	41.4%	2.42	14.2%	NAP	NAP
3.00	Loan	5, 16	1	Market Place Center	NAP	135,000,000	633,275.00	50.9%	2.96	17.7%	NAP	NAP
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	6.90861%	1,325,000,000	7,007,276.80	55.2%	1.66	10.6%	NAP	NAP
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	NAP	160,000,000	858,425.93	66.9%	1.66	11.8%	NAP	NAP
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	NAP	340,000,000	1,602,096.53	51.9%	2.07	12.1%	NAP	NAP
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	NAP	66,500,000	369,706.13	63.9%	1.25	8.5%	NAP	NAP
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.00	Loan	73	1	Hampton Inn Danville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	167,000,000	797,212.38	74.2%	1.10	6.3%	NAP	NAP
20.00	Loan	82	1	Princessa Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.00	Loan		1	75 Executive Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.00	Loan	83	1	Stor N Lock - Santa Rosa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.00	Loan	84	1	Quantum on the Bay	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	NAP	NAP	NAP	NAP	NAP	No	NAP
2.00	Loan	5, 15	1	4 Union Square South	NAP	NAP	NAP	NAP	NAP	No	NAP
3.00	Loan	5, 16	1	Market Place Center	NAP	NAP	NAP	NAP	NAP	No	NAP
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	NAP	NAP	NAP	NAP	NAP	Yes	Mezzanine
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	NAP	NAP	NAP	NAP	NAP	No	NAP
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	NAP	NAP	NAP	NAP	NAP	No	NAP
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	NAP	NAP	NAP	NAP	NAP	No	NAP
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	NAP	NAP	NAP	NAP	NAP	No	NAP
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	NAP	NAP	NAP	NAP	NAP	No	NAP
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	NAP	NAP	NAP	NAP	NAP	No	NAP
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	NAP	NAP	NAP	NAP	NAP	No	NAP
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	NAP	NAP	NAP	NAP	NAP	No	NAP
17.00	Loan	73	1	Hampton Inn Danville	NAP	NAP	NAP	NAP	NAP	No	NAP
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	NAP	NAP	NAP	NAP	NAP	No	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	NAP	NAP	NAP	NAP	No	NAP
20.00	Loan	82	1	Princessa Plaza	NAP	NAP	NAP	NAP	NAP	No	NAP
21.00	Loan		1	75 Executive Drive	NAP	NAP	NAP	NAP	NAP	No	NAP
22.00	Loan	83	1	Stor N Lock - Santa Rosa	NAP	NAP	NAP	NAP	NAP	No	NAP
23.00	Loan	84	1	Quantum on the Bay	NAP	NAP	NAP	NAP	NAP	No	NAP
A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	RAGHSA Real Estate LLC
2.00	Loan	5, 15	1	4 Union Square South	Vornado Realty L.P.
3.00	Loan	5, 16	1	Market Place Center	The Irvine Company LLC
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	BioMed Realty, L.P.
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	Coastal Equities Holdings, LLC
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	Wayne Cheng, Abraham Kuo, Cheng Family Trust dated December 21, 2001 and Philip Kuo
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	William J. Yung III, Martha Yung, William J. Yung IV, Joseph A. Yung, Julie A. Haught, Judith A. Yung, Jennifer A. Yung, Michelle M. Christensen and Scott A. Yung
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	NexPoint Advisors, L.P., NexPoint Asset Management, L.P., The Ohio State Life Insurance Company and Basis Industrial Acquisitions, LLC
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	Stanley Werb and Jonathan Gaines
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	Ari J. Maron and Jori M. Maron
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	The Macerich Partnership, L.P.
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	Howard S. Brown
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	Stewart Alpert
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	Thomas John Huegel, Andrew Hibbard and Hiten Patel
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	Eduard Shnayder, Aaron Polinsky and Phillip Shelby
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	Caliber Hospitality Trust, Inc., Jennifer Schrader and John C. Loeffler II
17.00	Loan	73	1	Hampton Inn Danville	Sapna Uke, Chetan Uka and Jay B. Shah
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	Youssef Berrada
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	Leon Melohn
20.00	Loan	82	1	Princessa Plaza	Felicia C. Kennedy and Peter Lund
21.00	Loan		1	75 Executive Drive	Boxer RE, L.P.
22.00	Loan	83	1	Stor N Lock - Santa Rosa	The James L. Ledwith and Cathleen C. Gellepis Revocable Trust and James L. Ledwith
23.00	Loan	84	1	Quantum on the Bay	Dennis Cieri
A-1-24

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	RAGHSA Real Estate LLC	No	No
2.00	Loan	5, 15	1	4 Union Square South	Vornado Realty L.P.	No	No
3.00	Loan	5, 16	1	Market Place Center	Irvine Core Office LLC	No	No
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	BRE-BMR MA Holdco LLC	No	No
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	Edward Ross, Scott Ross and Howard Arnberg	No	No
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	Wayne Cheng, Abraham Kuo, Cheng Family Trust dated December 21, 2001 and Philip Kuo	No	Yes
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	CSC Holdings, LLC	No	No
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	Nancy Dondero, as Family Trustee of the Dugaboy Investment Trust dated November 15, 2010	Yes	No
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	Ironshore Partners, LLC	No	No
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	Ari J. Maron, Jori M. Maron, Ari J. Maron, Trustee of the Sixth Amendment and Restatement of Ari J. Maron Declaration of Trust, dated August 12, 2025 and Jori M. Maron, Trustee of the
					Restated Declaration of Trust of Jori M. Maron, dated May 17, 2018	No	No
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	The Macerich Partnership, L.P.	No	No
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	Howard S. Brown	No	No
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	Stewart Alpert	No	No
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	Thomas John Huegel, Andrew Hibbard and Hiten Patel	No	No
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	Eduard Shnayder, Aaron Polinsky and Phillip Shelby	No	Yes
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	Caliber Hospitality Trust, Inc., Jennifer Schrader and John C. Loeffler II	No	No
17.00	Loan	73	1	Hampton Inn Danville	Sapna Uke, Chetan Uka and Jay B. Shah	No	No
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	Youssef Berrada	No	No
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	Leon Melohn	No	Yes
20.00	Loan	82	1	Princessa Plaza	Felicia C. Kennedy and Peter Lund	No	No
21.00	Loan		1	75 Executive Drive	Boxer RE, L.P.	No	No
22.00	Loan	83	1	Stor N Lock - Santa Rosa	The James L. Ledwith and Cathleen C. Gellepis Revocable Trust and James L. Ledwith	No	No
23.00	Loan	84	1	Quantum on the Bay	Dennis Cieri	No	No
A-1-25

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	Acquisition		130,000,000	79,065,598	-	-	209,065,598
2.00	Loan	5, 15	1	4 Union Square South	Refinance		120,000,000	3,134,253	-	-	123,134,253
3.00	Loan	5, 16	1	Market Place Center	Recapitalization		135,000,000	-	-	-	135,000,000
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	Refinance		847,000,000	305,238,760	478,000,000	-	1,630,238,760
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	Refinance		160,000,000	3,398,449	-	-	163,398,449
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	Refinance		45,000,000	-	-	-	45,000,000
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	Recapitalization		42,000,000	-	-	-	42,000,000
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	Acquisition/Refinance/Recapitalization		41,000,000	27,731,985	-	-	68,731,985
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	Refinance		41,000,000	-	-	-	41,000,000
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	Refinance		38,000,000	-	-	-	38,000,000
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	Recapitalization		340,000,000	-	-	-	340,000,000
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	Refinance		66,500,000	-	-	-	66,500,000
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	Refinance		24,000,000	4,435,838	-	-	28,435,838
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	Refinance		16,500,000	-	-	-	16,500,000
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	Acquisition/Refinance		15,500,000	4,592,145	-	-	20,092,145
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East	Refinance
17.00	Loan	73	1	Hampton Inn Danville	Refinance
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	Refinance
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	Refinance
20.00	Loan	82	1	Princessa Plaza	Refinance
21.00	Loan		1	75 Executive Drive	Refinance
22.00	Loan	83	1	Stor N Lock - Santa Rosa	Refinance
23.00	Loan	84	1	Quantum on the Bay	Refinance
A-1-26

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	-	205,000,000	1,033,702	3,031,897	-	-	209,065,598
2.00	Loan	5, 15	1	4 Union Square South	120,234,395	-	1,132,052	1,767,806	-	-	123,134,253
3.00	Loan	5, 16	1	Market Place Center	104,190,724	-	352,778	2,446,374	28,010,124	-	135,000,000
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	1,307,413,701	-	15,155,677	1,869,382	-	305,800,000	1,630,238,760
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	153,124,511	-	3,836,838	6,437,100	-	-	163,398,449
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center	29,939,695	-	1,207,557	702,034	13,150,714	-	45,000,000
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	-	-	136,907	910,398	40,952,695	-	42,000,000
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	11,971,643	41,700,000	8,592,711	6,467,631	-	-	68,731,985
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	36,325,929	-	511,546	881,909	3,280,616	-	41,000,000
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio	22,446,717	-	1,168,353	983,560	13,401,370	-	38,000,000
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	-	-	1,090,095	2,908,053	336,001,852	-	340,000,000
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	63,575,970	-	1,518,190	170,962	1,234,878	-	66,500,000
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio	27,195,872	-	1,221,610	18,356	-	-	28,435,838
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge	12,950,543	-	715,710	25,004	2,808,743	-	16,500,000
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	7,723,715	11,125,000	794,644	448,786	-	-	20,092,145
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East
17.00	Loan	73	1	Hampton Inn Danville
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee
20.00	Loan	82	1	Princessa Plaza
21.00	Loan		1	75 Executive Drive
22.00	Loan	83	1	Stor N Lock - Santa Rosa
23.00	Loan	84	1	Quantum on the Bay
A-1-27

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.00	Loan	5, 15	1	4 Union Square South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.00	Loan	5, 16	1	Market Place Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.01	Property		1	45 - 75 Sidney	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	40 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	35 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	65 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	88 Sidney	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	64 Sidney	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	38 Sidney	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	26 Landsdowne	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	The Home Depot	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Westown Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	Rodney Village Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Mattatuck Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	Athens Town Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	Northeast Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.07	Property		1	Hungarybrook Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.08	Property		1	Plaza North Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.09	Property		1	Henderson Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.10	Property		1	Ahoskie Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.11	Property		1	Cummings Park Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.12	Property		1	Glenwood Shopping Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.13	Property		1	Boulevard Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.14	Property		1	Summer Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.15	Property		1	Centre Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.16	Property		1	Market at Riverdale Bend	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.17	Property		1	Cordele Corners	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.18	Property		1	Anniston Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.19	Property		1	Meeting Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.20	Property		1	Northland Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.21	Property		1	Homosassa Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.22	Property		1	Laurens Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.23	Property		1	Pelham Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.24	Property		1	Plank Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.25	Property		1	Collins Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.00	Loan	40	1	Hacienda Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	11/16/2040	$191.94	$127.32	66.3%	$191.94	$127.32	66.3%	$190.86
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	Arapaho Business Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Crystal Pointe Centre	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Shoppes at Woodruff	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	Surfside Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	East Towne Centre	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	Plantation Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	Smithfield Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.06	Property		1	Sussex Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.07	Property		1	East Town Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.00	Loan	48, 49	12	MRN Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Windsor Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Buckeye Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Woolworth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	MFG Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Kresge Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	410 Euclid	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	413 Prospect	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	W.T. Grant Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.09	Property		1	Sincere Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.10	Property		1	Corts Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Commercial Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	2050 East 4th	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.01	Property		1	The Willard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	The Met	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.00	Loan	65	6	CVS-Walgreens Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	Walgreens Ellicott City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	CVS Highlands	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	CVS Hastings	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	CVS Fayetteville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	CVS Selbyville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	CVS Westland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.00	Loan	66	1	Hampton Inn Blue Ridge	2/28/2041	$210.32	$151.62	72.1%	$210.32	$151.62	72.1%	$208.52
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	Smithville Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.02	Property		1	Deerpath Pavilion	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.00	Loan	71, 72	1	Hilton Tucson East	6/30/2036	$122.31	$87.69	71.7%	$122.31	$87.69	71.7%	$126.86
17.00	Loan	73	1	Hampton Inn Danville	10/31/2037	$180.93	$150.58	83.2%	$180.93	$150.58	83.2%	$176.20
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.00	Loan	82	1	Princessa Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.00	Loan		1	75 Executive Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.00	Loan	83	1	Stor N Lock - Santa Rosa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23.00	Loan	84	1	Quantum on the Bay	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-1-28

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)	Coop - Committed Secondary Debt	Coop - Rental Value	Coop - LTV as Rental
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street	NAP	NAP	NAP	NAP	NAP
2.00	Loan	5, 15	1	4 Union Square South	NAP	NAP	NAP	NAP	NAP
3.00	Loan	5, 16	1	Market Place Center	NAP	NAP	NAP	NAP	NAP
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio	NAP	NAP	NAP	NAP	NAP
4.01	Property		1	45 - 75 Sidney	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	40 Landsdowne	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	35 Landsdowne	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	65 Landsdowne	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	88 Sidney	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	64 Sidney	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	38 Sidney	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	26 Landsdowne	NAP	NAP	NAP	NAP	NAP
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	The Home Depot	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Westown Square	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	Rodney Village Shopping Center	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Mattatuck Plaza	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	Athens Town Center	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	Northeast Plaza	NAP	NAP	NAP	NAP	NAP
5.07	Property		1	Hungarybrook Shopping Center	NAP	NAP	NAP	NAP	NAP
5.08	Property		1	Plaza North Shopping Center	NAP	NAP	NAP	NAP	NAP
5.09	Property		1	Henderson Marketplace	NAP	NAP	NAP	NAP	NAP
5.10	Property		1	Ahoskie Commons	NAP	NAP	NAP	NAP	NAP
5.11	Property		1	Cummings Park Plaza	NAP	NAP	NAP	NAP	NAP
5.12	Property		1	Glenwood Shopping Plaza	NAP	NAP	NAP	NAP	NAP
5.13	Property		1	Boulevard Plaza	NAP	NAP	NAP	NAP	NAP
5.14	Property		1	Summer Commons	NAP	NAP	NAP	NAP	NAP
5.15	Property		1	Centre Plaza	NAP	NAP	NAP	NAP	NAP
5.16	Property		1	Market at Riverdale Bend	NAP	NAP	NAP	NAP	NAP
5.17	Property		1	Cordele Corners	NAP	NAP	NAP	NAP	NAP
5.18	Property		1	Anniston Plaza	NAP	NAP	NAP	NAP	NAP
5.19	Property		1	Meeting Square	NAP	NAP	NAP	NAP	NAP
5.20	Property		1	Northland Plaza	NAP	NAP	NAP	NAP	NAP
5.21	Property		1	Homosassa Square	NAP	NAP	NAP	NAP	NAP
5.22	Property		1	Laurens Plaza	NAP	NAP	NAP	NAP	NAP
5.23	Property		1	Pelham Plaza	NAP	NAP	NAP	NAP	NAP
5.24	Property		1	Plank Plaza	NAP	NAP	NAP	NAP	NAP
5.25	Property		1	Collins Plaza	NAP	NAP	NAP	NAP	NAP
6.00	Loan	40	1	Hacienda Center	NAP	NAP	NAP	NAP	NAP
7.00	Loan	41, 42	1	Marriott Greensboro Downtown	$126.20	66.1%	$188.49	$125.24	66.4%
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	Arapaho Business Park	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Crystal Pointe Centre	NAP	NAP	NAP	NAP	NAP
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	Shoppes at Woodruff	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	Surfside Commons	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	East Towne Centre	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	Plantation Plaza	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	Smithfield Plaza	NAP	NAP	NAP	NAP	NAP
9.06	Property		1	Sussex Plaza	NAP	NAP	NAP	NAP	NAP
9.07	Property		1	East Town Plaza	NAP	NAP	NAP	NAP	NAP
10.00	Loan	48, 49	12	MRN Portfolio	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	Windsor Building	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Buckeye Building	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Woolworth	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	MFG Building	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Kresge Building	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	410 Euclid	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	413 Prospect	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	W.T. Grant Retail	NAP	NAP	NAP	NAP	NAP
10.09	Property		1	Sincere Retail	NAP	NAP	NAP	NAP	NAP
10.10	Property		1	Corts Building	NAP	NAP	NAP	NAP	NAP
10.11	Property		1	Commercial Building	NAP	NAP	NAP	NAP	NAP
10.12	Property		1	2050 East 4th	NAP	NAP	NAP	NAP	NAP
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square	NAP	NAP	NAP	NAP	NAP
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met	NAP	NAP	NAP	NAP	NAP
12.01	Property		1	The Willard	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	The Met	NAP	NAP	NAP	NAP	NAP
13.00	Loan	65	6	CVS-Walgreens Portfolio	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	Walgreens Ellicott City	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	CVS Highlands	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	CVS Hastings	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	CVS Fayetteville	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	CVS Selbyville	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	CVS Westland	NAP	NAP	NAP	NAP	NAP
14.00	Loan	66	1	Hampton Inn Blue Ridge	$146.99	70.5%	$201.48	$140.04	69.5%
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	Smithville Square	NAP	NAP	NAP	NAP	NAP
15.02	Property		1	Deerpath Pavilion	NAP	NAP	NAP	NAP	NAP
16.00	Loan	71, 72	1	Hilton Tucson East	$90.34	71.2%	$128.34	$96.25	75.0%
17.00	Loan	73	1	Hampton Inn Danville	$151.00	85.7%	$176.59	$151.34	85.7%
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol	NAP	NAP	NAP	NAP	NAP
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee	NAP	NAP	NAP	NAP	NAP
20.00	Loan	82	1	Princessa Plaza	NAP	NAP	NAP	NAP	NAP
21.00	Loan		1	75 Executive Drive	NAP	NAP	NAP	NAP	NAP
22.00	Loan	83	1	Stor N Lock - Santa Rosa	NAP	NAP	NAP	NAP	NAP
23.00	Loan	84	1	Quantum on the Bay	NAP	NAP	NAP	NAP	NAP
A-1-29

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Coop Units	Coop - Sponsor/ Investor Carry
1.00	Loan	5, 6, 7, 8, 9, 10, 11, 12, 13, 14	1	512 West 22nd Street
2.00	Loan	5, 15	1	4 Union Square South
3.00	Loan	5, 16	1	Market Place Center
4.00	Loan	5, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32	8	BioMed MIT Portfolio
4.01	Property		1	45 - 75 Sidney
4.02	Property		1	40 Landsdowne
4.03	Property		1	35 Landsdowne
4.04	Property		1	65 Landsdowne
4.05	Property		1	88 Sidney
4.06	Property		1	64 Sidney
4.07	Property		1	38 Sidney
4.08	Property		1	26 Landsdowne
5.00	Loan	5, 33, 34, 35, 36, 37, 38, 39	25	Coastal Equities Portfolio
5.01	Property		1	The Home Depot
5.02	Property		1	Westown Square
5.03	Property		1	Rodney Village Shopping Center
5.04	Property		1	Mattatuck Plaza
5.05	Property		1	Athens Town Center
5.06	Property		1	Northeast Plaza
5.07	Property		1	Hungarybrook Shopping Center
5.08	Property		1	Plaza North Shopping Center
5.09	Property		1	Henderson Marketplace
5.10	Property		1	Ahoskie Commons
5.11	Property		1	Cummings Park Plaza
5.12	Property		1	Glenwood Shopping Plaza
5.13	Property		1	Boulevard Plaza
5.14	Property		1	Summer Commons
5.15	Property		1	Centre Plaza
5.16	Property		1	Market at Riverdale Bend
5.17	Property		1	Cordele Corners
5.18	Property		1	Anniston Plaza
5.19	Property		1	Meeting Square
5.20	Property		1	Northland Plaza
5.21	Property		1	Homosassa Square
5.22	Property		1	Laurens Plaza
5.23	Property		1	Pelham Plaza
5.24	Property		1	Plank Plaza
5.25	Property		1	Collins Plaza
6.00	Loan	40	1	Hacienda Center
7.00	Loan	41, 42	1	Marriott Greensboro Downtown
8.00	Loan	43, 44, 45	2	Arapaho and Crystal Pointe Flex Portfolio
8.01	Property		1	Arapaho Business Park
8.02	Property		1	Crystal Pointe Centre
9.00	Loan	46, 47	7	Rivercrest Walmart Shadow Anchored Portfolio
9.01	Property		1	Shoppes at Woodruff
9.02	Property		1	Surfside Commons
9.03	Property		1	East Towne Centre
9.04	Property		1	Plantation Plaza
9.05	Property		1	Smithfield Plaza
9.06	Property		1	Sussex Plaza
9.07	Property		1	East Town Plaza
10.00	Loan	48, 49	12	MRN Portfolio
10.01	Property		1	Windsor Building
10.02	Property		1	Buckeye Building
10.03	Property		1	Woolworth
10.04	Property		1	MFG Building
10.05	Property		1	Kresge Building
10.06	Property		1	410 Euclid
10.07	Property		1	413 Prospect
10.08	Property		1	W.T. Grant Retail
10.09	Property		1	Sincere Retail
10.10	Property		1	Corts Building
10.11	Property		1	Commercial Building
10.12	Property		1	2050 East 4th
11.00	Loan	5, 50, 51, 52, 53, 54, 55, 56, 57, 58	1	Washington Square
12.00	Loan	5, 59, 60, 61, 62, 63, 64	2	The Willard & The Met
12.01	Property		1	The Willard
12.02	Property		1	The Met
13.00	Loan	65	6	CVS-Walgreens Portfolio
13.01	Property		1	Walgreens Ellicott City
13.02	Property		1	CVS Highlands
13.03	Property		1	CVS Hastings
13.04	Property		1	CVS Fayetteville
13.05	Property		1	CVS Selbyville
13.06	Property		1	CVS Westland
14.00	Loan	66	1	Hampton Inn Blue Ridge
15.00	Loan	67, 68, 69, 70	2	Deerpath Pavilion & Smithville Square
15.01	Property		1	Smithville Square
15.02	Property		1	Deerpath Pavilion
16.00	Loan	71, 72	1	Hilton Tucson East
17.00	Loan	73	1	Hampton Inn Danville
18.00	Loan	74, 75, 76, 77	1	Roosevelt & Capitol
19.00	Loan	5, 78, 79, 80, 81	1	32 Old Slip - Leased Fee
20.00	Loan	82	1	Princessa Plaza
21.00	Loan		1	75 Executive Drive
22.00	Loan	83	1	Stor N Lock - Santa Rosa
23.00	Loan	84	1	Quantum on the Bay
A-1-30

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the prospectus for additional information on the fifteen largest mortgage loans.

(1)	"AREF2" denotes Argentic Real Estate Finance 2 LLC, “JPMCB” denotes JPMorgan Chase Bank, National Association, “GSMC” denotes Goldman Sachs Mortgage Company, “SGFC” denotes Societe General Financial Corporation, “BSPRT” denotes BSPRT CMBS Finance, LLC, and “WFB” denotes Wells Fargo Bank, National Association.

(2)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(3)	Certain tenants may not be in occupancy or may be in free rent periods. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Other” in this prospectus for information regarding (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that individually or together with their affiliates occupy 50% or more of the net rentable area of related Mortgaged Properties, which, in each case, are not in occupancy or are in free rent periods.

(4)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” in this prospectus for information regarding certain lease termination options affecting (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that occupy 50% or more of the net rentable area of the related Mortgaged Properties.

(5)	With respect to Mortgage Loan No 1., 512 West 22nd Street, Mortgage Loan No. 2, 4 Union Square South, Mortgage Loan No. 3, Market Place Center, Mortgage Loan No. 4, BioMed MIT Portfolio, Mortgage Loan No. 5, Coastal Equities Portfolio, Mortgage Loan No. 11, Washington Square, Mortgage Loan No. 12, The Willard & The Met and Mortgage Loan No. 19, 32 Old Slip – Leased Fee, such Mortgage Loans are part of a whole loan related to the Issuing Entity. For purposes of the statistical information set forth in this prospectus as to such Mortgage Loans, all LTV, DSCR, Debt Yield and Loan Per Unit ($) calculations are in each case based on the subject Mortgage Loan together with any related Pari Passu Companion Loan, but (unless otherwise indicated) without regard to any related Subordinate Companion Loan(s). For further information, see “Description of the Mortgage Pool—The Whole Loans—General”, “—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, and “Pooling and Servicing Agreement” or “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans,” as applicable, in this prospectus.

(6)	With respect to Mortgage Loan No. 1, 512 West 22nd Street, the Mortgage Loan is part of a whole loan that was co-originated by JPMCB and Citi Real Estate Funding Inc.

(7)	With respect to Mortgage Loan No. 1, 512 West 22nd Street, the Appraised Value ($) reflects the assumptions that (i) the $1,347,399.50 termination fee due in connection with Warner Media’s termination agreement has been paid in full, and (ii) the assessments modeled to grow as projected under the tax assessment prepared up to the 2029/2030 tax year are correct and the base year amounts associated with tenants’ expense reimbursement structures provided by the selling broker are correct.

(8)	With respect to Mortgage Loan No. 1, 512 West 22nd Street, the Second Largest Tenant, Genius Sports Media Inc., representing approximately 16.5% of the net rentable area, is in a free rent period through December 2025 in an amount of $239,374 per month and for the partial month of January 2026 in an amount equal to $84,939.28.

A-1-31

(9)	With respect to Mortgage Loan No. 1, 512 West 22nd Street, the Mortgaged Property is comprised of office space (162,834 square feet, approximately 94.4% of the net rentable area) and retail space (9,742 square feet, approximately 5.6% of the net rentable area).

(10)	With respect to Mortgage Loan No. 1, 512 West 22nd Street, the seller of the 512 West 22nd Street Mortgaged Property (the “512 West 22nd Street Seller”) was required to deposit $408,101.40 at loan origination into escrow to secure the completion of work relating to the lease with Genius Sports Media Inc. in satisfaction of a post-closing obligation set forth in the post-closing escrow agreement that was delivered by the borrower at loan origination. If the 512 West 22nd Street Seller has not completed the required work within 180 days of the loan origination date, the escrowed amount will be released to the borrower and the borrower must deposit the entirety of the escrowed amount into the Outstanding TI/LC Reserve.

(11)	With respect to Mortgage Loan No. 1, 512 West 22nd Street, certain landlord work with respect to the lease of the Second Largest Tenant, Genius Sports Media Inc., was not completed as of loan origination. The borrower, the seller of the Mortgaged Property, and the title company executed a post-closing escrow agreement pursuant to which the seller deposited $408,101.40 with the title company to complete the work. The lender is a third-party beneficiary to the post-closing escrow agreement. If the work is not completed within 180 days of loan origination, the escrowed amount is required to be delivered to the borrower, and the seller will have no further obligations to complete the work. If the work is completed within 180 days of loan origination, the escrowed amount is required be returned to the seller. If the escrowed funds are returned to the borrower, the borrower is required to deposit the remaining amount in the Outstanding TI/LC Reserve Account to be used to complete the work with respect to the Genius Sports Media Inc. lease.

(12)	With respect to Mortgage Loan No. 1, 512 West 22nd Street, historical cash flows prior to 2023 were not provided because the Mortgaged Property was in a lease-up phase. All 512 West 22nd Street historical cash flows are from a point in time prior to the ownership of the borrower sponsor given the acquisition occurred in August 2025.

(13)	With respect to Mortgage Loan No. 1, 512 West 22nd Street, the Mortgaged Property benefits from a 10-year ICAP tax abatement, running from the 2020/2021 tax year through the 2029/2030 tax year based on the completed redevelopment program. The Mortgaged Property benefits from a 100% exemption during the first five years, followed by a phased-out exemption in 20% annual increments (with the exception of the 2029/2039 tax year, where the abatement percentage will remain at 20% prior to being fully phased out) for the final five years. Historical and underwritten real estate taxes are based on the ICAP abated tax amount on the period from September 2025 through August 2026.

(14)	With respect to Mortgage Loan No. 1, 512 West 22nd Street, Upfront Other Reserves ($) is inclusive of a $1,689,925.47 of free rent deposit and $1,022,950 of outstanding TI/LC deposit, each made at origination, but does not include $408,101 that was deposited with an escrow agent in connection with ongoing landlord work for Genius Sports Media Inc. and may be required to be deposited into the Outstanding TI/LC Reserve in the future.

(15)	With respect to Mortgage Loan No. 2, 4 Union Square South, the Mortgage Loan documents permit partial prepayment of the loan (with the applicable yield maintenance-based prepayment premium) if the borrower elects to make a low debt yield avoidance amount payment (a prepayment amount that results in the debt yield being at least 9.0%).

(16)	With respect to Mortgage Loan No. 3, Market Place Center, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, and/or other release conditions, in connection with a partial defeasance or prepayment of the related mortgage loan, or in certain cases, in connection with a free release. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Releases; Partial Releases; Property Additions” in this prospectus.

A-1-32

(17)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, the mortgage loan is part of a whole loan that was co-originated by JPMCB, Citi Real Estate Funding Inc., Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch and SGFC.

(18)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, the portfolio is comprised of eight mixed-use properties totaling 1,314,481 square feet. Across the portfolio, 1,260,760 square feet (approximately 95.9% of total net rentable area) is used for life science laboratory space, 53,221 square feet (approximately 4.0% of total net rentable area) is used for office space and 500 square feet (approximately 0.0% of total net rentable area) is used for storage space.

(19)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, the Appraised Value ($) represents the “As-Portfolio” value of the BioMed MIT Portfolio, which includes a 3.0% portfolio premium. Based on the aggregate “As-Is” appraised value of the BioMed MIT Portfolio properties of approximately $2.33 billion, the BioMed MIT Portfolio mortgage loan and the BioMed MIT Portfolio whole loan result in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 36.3% and 56.9%, respectively.

(20)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, the borrowers have a one-time right to incur a mezzanine loan secured by the direct or indirect equity ownership in the borrowers after the earlier of (i) 120 days from the loan origination date and (ii) the securitization of the whole loan (other than any vertical risk retention), subject to, among other conditions, the principal amount not exceeding the amount which, after giving effect thereto, yields (x) an aggregate loan-to-value ratio not greater than 65.0% and (y) a debt service coverage ratio not less than 1.63x.

(21)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, each individual Mortgaged Property is subject to a prime ground lease (collectively, the “Prime Leases”) with Massachusetts Institute of Technology (“MIT”), as ground lessor (the “Prime Lessor”), and a wholly-owned subsidiary of MIT, as ground lessee (the “Prime Lessee”), and a sub-ground lease (and in the case of 65 Landsdowne Street, one sub-ground lease for each of the two applicable Prime Leases) (collectively, the “Ground Leases”), with the Prime Lessee as ground lessor, and the applicable borrower, as ground lessee. The mortgages are secured by the borrowers’ sub-leasehold interest in the Ground Leases and do not encumber the Prime Leases or the fee estate of the Prime Lessor.

(22)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio the borrower sponsor prepaid the base rent and percentage rent portion of the annual ground lease payment for the 8-year period between July 1, 2024 and June 30, 2032, as well as for an extension term beginning on the date set forth in the applicable ground lease and expiring on April 30, 2099, and, therefore, neither base rent nor percentage rent is required to be paid during those periods (except in the limited circumstances described in the prospectus). Annual Ground Lease Payment as of the Cut-off Date ($) reflects the prepaid ground rent.

(23)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, in the event Takeda, the Largest Tenant, has not provided a written notice of renewal or extension of its leases at the 35 Landsdowne Mortgaged Property and the 40 Landsdowne Mortgaged Property on the date that is 18 months prior to the expiration of the foregoing respective leases, the borrowers are required to reserve all excess cash remaining after funding all applicable required reserve payments (such funds, the “Takeda Reserve Funds”), which may be disbursed for various leasing costs and upon satisfaction of the related conditions set forth in the whole loan documents. In addition, the borrower has the option to request the disbursement of any portion of the Takeda Reserve Funds for any purpose (such amount, the “Takeda Disbursement Amount”) provided that the borrower delivers a guaranty executed by the non-recourse carveout guarantor or a replacement thereof in accordance with the whole loan documents in an amount equal to the Takeda Disbursement Amount.

(24)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, Takeda, the Largest Tenant, occupies (i) 214,638 square feet of space at the 40 Landsdowne Mortgaged Property with a lease expiration date in June 2030 and two 10-year renewal options, (ii) 202,423 square feet of space at the 35 Landsdowne Mortgaged Property with a lease expiration date in June 2030 and two 10-year renewal options, and (iii) 78,655 square feet of space at the 45 - 75 Sidney Mortgaged Property with a lease expiration date in January 2032 and two five-year renewal options.

A-1-33

(25)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, Agios Pharmaceuticals occupies (i) 146,034 square feet of space at the 88 Sidney Mortgaged Property, (ii) 42,564 square feet of space at the 64 Sidney Mortgaged Property and (iii) 12,995 square feet of space at the 38 Sidney Mortgaged Property. Each respective lease expires in February 2028.

(26)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, Agios Pharmaceuticals, the Second Largest Tenant at the BioMed MIT Portfolio Mortgaged Properties representing 15.3% of net rentable area and 15.7% of underwritten base rent, is currently dark on 12,995 square feet of space at the 38 Sidney Mortgaged Property and 35,157 square feet of space at the 64 Sidney Mortgaged Property.

(27)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, the guarantor’s aggregate liability under the guaranty with respect to certain bankruptcy-related full non-recourse carveouts is capped at 15% of the outstanding amount of the BioMed MIT Portfolio Whole Loan as of the date that the first full recourse event (if any) occurs (but with a minimum aggregate liability with respect to such bankruptcy-related full non-recourse carveouts of $100,000,000), plus all reasonable out-of-pocket costs and expenses incurred by the lender in enforcing or preserving its rights under the guaranty. Only the single purpose entity borrowers and not the guarantor have provided an environmental indemnity to the lender. The borrowers have obtained an environmental insurance coverage with a limit of $20,000,000 for each incident and an aggregate of $25,000,000, with a deductible or self-insured retention of no more than $50,000 per incident for clean-up costs and legal liability third-party claims.

(28)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, Loan Per Unit ($) is calculated based on 1,769,239 square feet, which is inclusive of 454,758 square feet of parking space.

(29)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, Interest Rate represents the weighted average interest rate of the BioMed MIT Portfolio Mortgage Loan and the senior pari passu companion notes. The interest rate of the BioMed MIT Portfolio Whole Loan is 6.25927852830189%.

(30)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, defeasance of the BioMed MIT Portfolio Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) the third anniversary of the loan origination date. The assumed defeasance lockout period is based on the anticipated closing date of the WFCM 2025-C65 securitization in October 2025. The actual defeasance lockout period may be longer.

(31)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, on each monthly payment date during a cash sweep period, the borrowers are required to pay 1/12 of the annual rents (including both base rent, percentage rent and additional rents (excluding any taxes otherwise reserved for under the whole loan documents)) due from the borrowers under the related ground leases.

(32)	With respect to Mortgage Loan No. 4, BioMed MIT Portfolio, during the continuance of a cash sweep period, the borrowers are required to make ongoing monthly deposits into the rollover reserves equal to 1/12 of the aggregate square footage of the mortgaged properties multiplied by $1.00, capped at 12 times such amount.

(33)	With respect to Mortgage Loan No. 5, Coastal Equities Portfolio and Mortgage Loan No. 11, Washington Square, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, and/or other release conditions, in connection with a partial defeasance or prepayment of the related mortgage loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Releases; Partial Releases; Property Additions” in this prospectus.

(34)	With respect to Mortgage Loan No. 5, Coastal Equities Portfolio, the portfolio appraisal concluded to a “Hypothetical – As-If Funded” Portfolio value of $239,000,000 as of February 1, 2025, which (a) is inclusive of a 3.2% portfolio premium over the aggregate “As Is” appraisal value of the individual Mortgaged Properties (excluding Plaza North Shopping Center, for the “Market Value As-Is (Includes

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Surplus Land Lots 3A, 5A, 5B)” value was utilized and Anniston Plaza, for which the “Market Value As-Is - Including Surplus Land” value was utilized) and (b) assumes that $2,000,000 in tenant improvements and leasing commissions have been escrowed. The related borrowers were required to reserve $2,000,000 at loan origination. In addition, the aggregate appraised value of the individual Coastal Equities Portfolio Properties on a property-by-property basis was $231,500,000, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 69.1%.

(35)	With respect to Mortgage Loan No. 5, Coastal Equities Portfolio, The Home Depot Property is a single-tenant retail property with The Home Depot as the tenant. The Home Depot lease is set to expire on November 30, 2028, subject to nine, consecutive renewal options of five years each.

(36)	With respect to Mortgage Loan No. 5, Coastal Equities Portfolio, Big Lots, the Second Largest Tenant at the Athens Town Center Mortgaged Property, filed for bankruptcy and was later acquired by Gordon Brothers, who then facilitated transfers of the assets of Big Lots to other parties, including Variety Wholesalers, Inc., who intends to re-open more than 200 stores under the Big Lots brand.

(37)	With respect to Mortgage Loan No. 5, Coastal Equities Portfolio, upon the balance in the rollover escrow reserve being equal to or less than $500,000, the borrowers are required to begin making monthly deposits of $114,974, subject to a cap of $750,000.

(38)	With respect to Mortgage Loan No. 5, Coastal Equities Portfolio, subsequent to the loan origination, the borrower deposited $365,400 into the Required Repairs Reserve in satisfaction of a post-closing obligation set forth in the post-closing letter that was delivered by the borrowers at loan origination.

(39)	With respect to Mortgage Loan No. 5, Coastal Equities Portfolio, a 10.0% credit for the $2,000,000 upfront tenant improvement and leasing commissions escrow was underwritten on the mortgage loan. The $2,000,000 initial deposit was placed into a reserve and disbursements can be made for tenant improvements and leasing commissions.

(40)	With respect to Mortgage Loan No. 6, Hacienda Center, the borrowers own the Mortgaged Property as tenants-in-common.

(41)	With respect to Mortgage Loan No. 7, Marriott Greensboro Downtown, on each monthly payment date, the borrower is required to deposit with lender into a capital expenditure reserve account an amount equal to the greater of (a) 1/12 of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such monthly payment date occurs and (b) the amount, if any, required to be reserved under the franchise agreement.

(42)	With respect to Mortgage Loan No. 7, Marriott Greensboro Downtown, the related loan documents require an upfront deposit of $470,000 (the “Seasonality Reserve Required Annual Balance”). These funds may be used for disbursements to or for the payment of any part of the monthly debt service payment occurring in January, to the extent that there is insufficient cash flow from the Mortgaged Property to make the monthly debt service payment. The lender may adjust the Seasonality Reserve Required Annual Balance (and thus the Seasonality Reserve Deposit Amount (as defined below)), upon notice to the borrower, to an amount equal to the shortfall in revenue from the Mortgaged Property to cover the debt service at a DSCR of 1.30x. On each monthly payment date occurring in October and November, the borrower is required to deposit with the lender an amount equal to 1/2 of the Seasonality Reserve Required Annual Balance, initially $235,000 (the “Seasonality Reserve Deposit Amount”), provided, however, that the borrower is only required to make these deposits if the funds on deposit in the Seasonality Reserve are less than the Seasonality Reserve Required Annual Balance.

(43)	With respect to Mortgage Loan No. 8, Arapaho and Crystal Pointe Flex Portfolio, the Mortgage Loan was used to facilitate the acquisition of the Arapaho Business Park Mortgaged Property and the recapitalization and refinance of the Crystal Pointe Centre Mortgaged Property. At origination, each Mortgaged Property was transferred to a separate Delaware Statutory Trust entity.

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(44)	With respect to Mortgage Loan No. 8, Arapaho and Crystal Pointe Flex Portfolio, the borrower with respect to each Mortgaged Property has master leased the related Mortgaged Property to a master tenant affiliated with the guarantor. Pursuant to a tenant landlord subordination and assignment agreement under each master lease (each a “Tenant Subordination and Assignment Agreement”), the related master tenant’s interest in all tenant rents was assigned to the related borrower and the related borrower then assigned its interest in all tenant rents to the lender pursuant to the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents. Pursuant to the Tenant Subordination and Assignment Agreement, the master leases are subordinate to the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan and, upon an event of default under the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents, the lender has the right to cause the termination of the related master leases.

(45)	With respect to Mortgage Loan No. 8, Arapaho and Crystal Pointe Flex Portfolio, the Largest Tenant at the Crystal Pointe Mortgaged Property, Eurowerks, has 2,200 square feet of leased space expiring in March 2026, 8,610 square feet of leased space expiring in January 2028, 3,000 square feet of leased space expiring in March 2029 and 7,500 square feet of leased space expiring in March 2030.

(46)	With respect to Mortgage Loan No. 9, Rivercrest Walmart Shadow Anchored Portfolio, the Second Largest Tenant, Corner Alley, (25,000 SF), representing 14.8% of net rentable area, is owned by an affiliate of the borrower. The mortgage loan is structured with a $3,000,000 springing payment guaranty from the borrower sponsors so long as a Corner Alley Lease Replacement Event (as defined below) has not occurred and Corner Alley is then and remains the tenant under the Corner Alley lease, the occurrence and continuance of both (i) an event of default hereunder or under any of the related loan documents and (ii) a default in the payment of rent and other charges by Corner Alley in its capacity as the tenant under the Corner Alley lease, which such default is not cured within the time period required for such cure in the Corner Alley lease. A “Corner Alley Lease Replacement Event” means Corner Alley, as the tenant under the Corner Alley lease as of the origination date, has been replaced (i) with a non-affiliated, bona-fide, third party tenant in the business of operating properties similar to the related Mortgaged Property, upon economic terms equal to or greater than the economic terms contained in the Corner Alley lease, as determined by the lender in its sole but reasonable discretion, (ii) with such tenant’s net worth equal to or greater than $5,000,000 and liquidity equal to or greater than one years’ worth of rent (inclusive of any security deposit paid by such replacement tenant in connection with the replacement lease approved by the lender) or otherwise approved by the lender in its sole discretion, and (iii) otherwise in compliance with the terms of the related loan documents.

(47)	With respect to Mortgage Loan No. 9, Rivercrest Walmart Shadow Anchored Portfolio, the Appraised Value ($) is based on the “As Portfolio” value, inclusive of an approximately 2.0% portfolio premium. The appraisal appraised the mortgaged properties as of various dates in August 2025, which produced an aggregate “as is” appraised value of $56,300,000, which equates to a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 72.8% and 72.8%, respectively.

(48)	With respect to Mortgage Loan No. 10, MRN Portfolio, the Mortgaged Properties are either mixed-use with retail, office, multifamily, and/or parking components or solely retail. The mortgaged properties contain 169,144 square feet of office/retail space, 73 multifamily units (64,729 square feet), and 360 parking spaces. Percent Leased was calculated based on blended occupied square footage as it relates to the total net rentable area of all commercial and multifamily components combined.

(49)	With respect to Mortgage Loan No. 10, MRN Portfolio, the Mortgaged Properties are subject to a tax increment financing (“TIF”) agreement pursuant to which the City of Cleveland, Ohio issued $8,200,000 in bonds and reimbursed the developer for certain constructed improvements. The City of Cleveland, Ohio services the applicable bond payments through the TIF payments collected from the borrower through payments in lieu of taxes (“PILOT”) paid by the Borrower to the County of Cuyahoga, which are remitted to the City of Cleveland, Ohio and thereafter applied to the TIF payments on a semi-annual basis. The borrower’s primary obligation under the TIF structure is to make the PILOT payments, and the TIF structure does not create any additional or ongoing obligations on the part of the borrower or the Mortgaged Properties beyond the borrower’s existing obligations to make PILOT payments. The bonds are structured with principal and interest payments with varying coupons and are self-amortizing with expected maturities in December 2032. Under the

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related Mortgage Loan documents, the borrower is required to comply with the terms of the TIF documents. Pursuant to the Mortgage Loan documents, the borrower was required to deposit approximately $403,878 into a tax reserve and is required to make ongoing monthly deposits.

(50)	With respect to Mortgage Loan No. 11, Washington Square, the mortgage loan is part of a whole loan that was co-originated by German American Capital Corporation, Goldman Sachs Bank USA, Bank of Montreal, JPMCB and Morgan Stanley Bank, N.A.

(51)	With respect to Mortgage Loan No. 11, Washington Square, the mortgaged property is part of a larger retail development consisting of a total of 1,243,621 square feet. Macy’s operates 242,505 square feet at the larger retail development and Wells Fargo operates 6,548 square feet at the larger retail development, both of which are not part of the collateral.

(52)	With respect to Mortgage Loan No. 11, Washington Square, Leased Occupancy (%) at the mortgaged property excludes non-collateral tenants. Current occupancy including anchor spaces is 88.5%.

(53)	With respect to Mortgage Loan No. 11, Washington Square, the appraisal is based on the assumption that Dick’s Sporting Goods, which currently leases 90,000 square feet on a month-to-month basis, will execute a ground lease for a Dick’s House of Sport location on the pad site on which a vacant Sears store is currently located on terms set forth in a draft lease agreement provided in connection with the appraisal, and will vacate its current space. The Washington Square Whole Loan was underwritten based on the current rent payable by Dick’s Sporting Goods. As of May 20, 2025, Dick’s Sporting Goods executed the ground lease related to the vacant Sears pad site. However, there can be no assurance either that the new Dick’s House of Sport location will be constructed and open for business or that Dick’s Sporting Goods will continue to lease its current space, or of what the value of the Washington Square Mortgaged Property would be absent such assumptions.

(54)	With respect to Mortgage Loan No. 11, Washington Square, a Grace Period – Late Fee (Days) of five days is permitted provided that such Grace Period – Late Fee (Days) does not apply to the amount due on the maturity date.

(55)	With respect to Mortgage Loan No. 11, Washington Square, the lockout period will be at least 30 payment dates beginning with and including the first payment date on May 6, 2025. Defeasance of the Washington Square Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note comprising a part of the Washington Square Whole Loan to be securitized (the “Lockout Release Date”) and (ii) May 6, 2028. In addition, on any business day from and after the Lockout Release Date, voluntary prepayment of the Washington Square Whole Loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs in October 2034, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Washington Square Whole Loan being prepaid and (y) a yield maintenance premium. The assumed lockout period of 30 payments is based on the expected WFCM 2025-C65 securitization closing date in October 2025. The actual lockout period may be longer.

(56)	With respect to Mortgage Loan No. 11, Washington Square, the borrowers have the right to obtain releases of outparcels, which include specified portions of the Washington Square Property identified in the Washington Square Whole Loan documents as the “Hotel Release Parcel” (approximately 1.47 acres proposed for future hotel use, and has a separate appraised value of $3,400,000) and the “Multifamily Release Parcel” (approximately 3.77 acres, proposed for future multifamily use and has a separate appraised value of $12,900,000). No release price is required in connection with such a partial release. Further, the borrowers may adjust the boundary lines of such parcels without the lender’s approval, provided that such adjustment does not increase the size of the parcel by more than 15% or would not otherwise be expected to have a material adverse effect (as certified by the borrowers) on the remaining collateral for the Washington Square Whole Loan. In addition, in connection with an expiration (without renewal) of the lease to JCPenney that expires August 31, 2030 or other termination of that lease, the borrowers may obtain the release of a portion of the Washington Square Property identified in the Washington Square Whole Loan documents as the “JCPenney Development Parcel”. Such release requires payment of a release price of $3,250,000 together with, if prior to the open prepayment date, payment of a prepayment fee equal to the

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greater of 1.0% of the amount prepaid and a yield maintenance premium. The borrowers may adjust the boundary lines of such parcel without the lender’s approval, provided that such adjustment does not increase the size of the parcel by more than 15% or would not otherwise be expected to have a material adverse effect (as certified by the borrowers) on the remaining collateral for the Washington Square Whole Loan. The related appraisal provided two values for the JCPenney Development Parcel, one, which relates solely to the JCPenney store improvements and underlying site, assuming they continue to be leased, was $5,100,000, while the second value, which relates to a 21.4 acre site that includes the foregoing area plus adjoining non-income producing parking areas, and would need to be separately replotted as a development site was $27,300,000. The Washington Square Whole Loan documents permit release of the larger parcel. The release price for the JCPenney Development Parcel is based on the $5,100,000 value for the smaller parcel, which is included in the valuation of the Washington Square Property (while the $27,300,000 value of the actual release parcel is not included in the valuation of the Washington Square Property). In addition, the Washington Square Whole Loan permits release of unspecified outparcels that are either (A) non-income producing and unimproved for tenant occupancy, the release of which does not have a material adverse effect on (i) the business, operations, or financial condition of the borrowers, (ii) the ability of the borrowers to repay the Washington Square Whole Loan or (iii) the ongoing operations and (B) real property that is as of the date of any potential release non-income producing and improved by structures that (i) were vacant as of the origination date and (ii) have been vacant and non-income producing continuously since the origination date and for at least 3 years prior to the date of any potential release. All of such releases are subject to various conditions, including but not limited to (i) except in the case of the release of the JCPenney Development Parcel, the borrowers certify that the release will not materially and adversely affect the use, operations, economic value of, or the revenue produced by (exclusive of the economic value or revenue lost attributable to the release parcel) the remaining improvements located on the Washington Square Property as a retail shopping center, (ii) compliance with applicable laws, and (iii) satisfaction of REMIC-related conditions.

(57)	With respect to Mortgage Loan No. 11, Washington Square, during the continuance of a Trigger Period, the borrowers are required to escrow an amount equal to the gross leasable area of the Washington Square Mortgaged Property (excluding non-collateral square footage, excluded replacement reserve premises, which are the premises leased by Nordstrom and by Dick’s Sporting Goods pursuant to the Dick’s House of Sport lease, and any other tenant that is required to pay for all repairs and maintenance costs for its entire leased premises, roof and structural components) multiplied by $0.25 and divided by 12 on a monthly basis for ongoing replacement reserves. The replacement reserve ongoing deposits are capped at an amount equal to 24 times the required deposit.

(58)	With respect to Mortgage Loan No. 11, Washington Square, during the continuance of a Trigger Period, the borrowers are required to escrow an amount equal to the gross leasable area of the Washington Square Mortgaged Property (excluding non-collateral square footage and excluded rollover premises, which are premises leased by Nordstrom and Dick’s Sporting Goods pursuant to the Dick’s House of Sport lease) multiplied by $1.00 and divided by 12 on a monthly basis for ongoing rollover reserves. The rollover reserve ongoing deposits are capped at an amount equal to 24 times the required deposit.

(59)	With respect to Mortgage Loan No. 12, The Willard & The Met, historical financials prior to 2023 are unavailable as The Willard was constructed in 2022.

(60)	With respect to Mortgage Loan No. 12, The Willard & The Met, each mortgaged properties is subject to a phase ground lease between the Maryland Transit Administration as ground lessor, and the applicable borrower as ground lessee. Each ground lease terminates on October 1, 2087, and provides for with one, ten-year extension option and one, four-year extension option thereafter. The per annum rent as of December 1, 2025 under The Willard ground lease is $67,647 which escalates by 2.0% per annum over both the initial lease term and the renewal terms. The per annum rent as of December 1, 2025 under The Met ground lease is $28,846, which escalates by 2.0% per annum over both the initial lease term and the renewal terms.

(61)	With respect to Mortgage Loan No. 12, The Willard & The Met, if at any time, there is not at least two months of ground rent reserved in the ground rent reserve, then the borrowers are required to

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deposit an amount such that there are two months of ground rent reserved therein. In addition, upon the occurrence of a cash sweep period or if the lender reasonably determines that the ground base rent is not consistently being paid when and as due under the ground lease, then the borrowers are required to pay to the lender on a monthly basis, 1/12th of an amount that would be sufficient to pay the ground base rent payable, or estimated by the lender to be payable, during the next ensuing 12 months.

(62)	With respect to Mortgage Loan No. 12, The Willard & The Met, on a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance premiums payable upon renewal of any insurance policy upon (i) an event of default or (ii) failure by the borrowers to provide evidence to the lender that the mortgaged properties are insured under a blanket policy that is acceptable to the lender (and that covers five or more commercial properties excluding the mortgaged properties) and that satisfies the insurance requirements of The Willard & The Met Mortgage Loan.

(63)	With respect to Mortgage Loan No. 12, The Willard & The Met, the increase in the UW NOI from Most Recent NOI can be attributed to the increase in occupancy following the stabilization of both The Willard & The Met Properties.

(64)	With respect to Mortgage Loan No. 12, The Willard & The Met, the mortgaged properties are part of the Owings Mills Town Center Land Condominium, which consists of 12 units (Units 1 through 11 and Unit A). The related borrowers own two units (Units 10 and 11) and the remaining units are owned by an affiliate of the related borrowers.

(65)	With respect to Mortgage Loan No. 13, CVS-Walgreens Portfolio, Walgreen Co., the sole tenant at the Walgreens Ellicott City Mortgaged Property, has a termination option that may be exercised every five years, beginning in 2035 and concluding in 2085, provided that the tenant gives 12 months’ written notice of its intention to terminate its lease.

(66)	With respect to Mortgage Loan No. 14, Hampton Inn Blue Ridge, on each monthly payment date, the borrower is required to deposit with lender into a capital expenditure reserve account an amount equal to the greater of (a) 1/12 of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such monthly payment date occurs and (b) the then-existing monthly deposit for the prior period.

(67)	With respect to Mortgage Loan No. 15, Deerpath Pavilion & Smithville Square, the Mortgage Loan was used to facilitate the acquisition of the Deerpath Pavilion Mortgaged Property and the refinance of the Smithville Square Mortgaged Property.

(68)	With respect to Mortgage Loan No. 15, Deerpath Pavilion & Smithville Square, the Largest Tenant, Curexa East LLC (“Curexa”), has not yet taken occupancy of its full space as it is still completing the buildout and installation of specialized lab equipment. Curexa has budgeted to spend approximately $13,000,000 for the buildout of its space, of which $6,900,000 has been spent to date on property infrastructure and new equipment that is ready to be moved to the Smithville Square Mortgaged Property when the buildout of the compounding rooms is completed. Curexa intends to make the Smithville Square Mortgaged Property its primary headquarters once the buildout is complete, which is expected by February 2026. Curexa is currently paying full rent on its entire leased premises. At origination, the Deerpath Pavilion & Smithville Square Mortgage Loan entered into a full cash flow sweep which will continue until the lender receives an estoppel confirming that Curexa has completed the buildout of its space, taken possession of the entirety of the space demised pursuant to its lease, is in full occupancy and is paying full unabated rent in accordance with its lease.

(69)	With respect to Mortgage Loan No. 15, Deerpath Pavilion & Smithville Square, the borrowers with respect to the Smithville Square Mortgaged Property own the Smithville Square Mortgaged Property as tenants-in-common.

(70)	With respect to Mortgage Loan No. 15, Deerpath Pavilion & Smithville Square, with respect to the Smithville Square Mortgaged Property, the space leased to the Largest Tenant, Curexa, is subject to a master lease between the borrowers for the Smithville Square Mortgaged Property, as landlord, and

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three individual guarantors of the Mortgage Loan, collectively, as master tenant. The monthly base rent payable by the master tenant equals the minimum and additional rent payable by Curexa under its lease, less a credit for any rent actually received by the borrowers from Curexa (or from any replacement tenant under a replacement lease). The master lease terminates upon the earliest of: (i) repayment in full of the Mortgage Loan; (ii) September 8, 2027; or (iii) the earlier to occur of (a) Curexa’s completion of buildout, taking possession, full occupancy and payment of full contractual, unabated rent, evidenced by a tenant estoppel or other evidence reasonably acceptable to lender or (b) 100% of the Curexa premises being re leased to one or more replacement tenants acceptable to lender, on the same or better economic terms (including aggregate rent equal to or greater than that payable by Curexa), pursuant to one or more replacement leases approved by lender in accordance with the Mortgage Loan documents, with such replacement tenant(s) in occupancy and having paid full contractual, unabated rent for three consecutive calendar months, as evidenced by a tenant estoppel or other evidence reasonably acceptable to the lender. The borrowers have assigned the master lease to the lender as additional security and upon a borrower default under the Mortgage Loan documents, the lender may enforce the master lease. In addition, in its sole and absolute discretion, the lender may elect to terminate the master lease. The master lease is subordinate to the Mortgage Loan.

(71)	With respect to Mortgage Loan No. 16, Hilton Tucson East, the Appraised Value ($) of $23,100,000 shown reflects the As Is Value. The appraiser also concluded to a value of $26,500,000 which reflects the extraordinary assumption that $3,400,000 is escrowed for capital expenditures and that the funds would transfer to the buyer in the event of a sale. The borrower deposited approximately $3,625,778 into a PIP Reserve at origination, representing approximately 107% of the budgeted PIP.

(72)	With respect to Mortgage Loan No. 16, Hilton Tucson East, the borrower has an outstanding COVID-19 Economic Injury Disaster Loan (“EIDL”) in the amount of $138,000, secured by the related borrower’s personal property. At origination, the borrower deposited $172,500 into a reserve at origination, representing 125% of the outstanding balance of the EIDL, which may be released to the borrower provided that no event of default is continuing and upon the lender’s satisfactory receipt of the confirmation that the EIDL has been repaid in full. The Mortgage Loan documents require the borrower to provide evidence reasonably satisfactory to the lender that the EIDL has been repaid in full by October 18, 2025.

(73)	With respect to Mortgage Loan No. 17, Hampton Inn Danville, on each monthly payment date, the borrower is required to deposit with lender into a capital expenditure reserve account an amount equal to the greater of (a) 1/12 of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such monthly payment date occurs and (b) the then-existing monthly deposit for the prior period.

(74)	With respect to Mortgage Loan No. 18, Roosevelt & Capitol, a Grace Period – Default (Days) of five days does not apply to the amount due on the maturity date.

(75)	With respect to Mortgage Loan No. 18, Roosevelt & Capitol, the borrower is not required to make monthly deposits into the tax and insurance subaccount for insurance premiums associated with any insurance coverage carried under a blanket insurance policy pursuant to the Roosevelt & Capitol Mortgage Loan documents for so long as (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender timely evidence of payment of all such insurance premiums.

(76)	With respect to Mortgage Loan No. 18, Roosevelt & Capitol, which is structured with springing lockbox, the borrower may suspend its obligation to cause all rents to be deposited into a clearing account during a debt service coverage ratio cash management period (provided no other cash management period is continuing) if and for so long as the following conditions are satisfied: (i) the borrower has deposited (and maintains on deposit) with the lender cash in the amount of the difference between (A) the annual net operating income that would be required to achieve a debt service coverage ratio of 1.10x, minus (B) the then-existing annual net operating income, as reasonably determined by the lender (the “NOI Shortfall”), which cash amount will be transferred to the cash collateral subaccount; or (ii) the borrower has deposited (and maintains on deposit) with the lender a letter of credit in the amount of the NOI Shortfall.

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(77)	With respect to Mortgage Loan No. 18, Roosevelt & Capitol, the multifamily units at the Mortgaged Property are leased on a month-to-month basis.

(78)	With respect to Mortgage Loan No. 19 32 Old Slip – Leased Fee, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and Morgan Stanley Mortgage Capital Holdings LLC.

(79)	With respect to Mortgage Loan No. 19 32 Old Slip – Leased Fee, the Appraised Value ($) of $225.0 million represents the value of the leased fee interest. The appraisal also provided an “as is” land value of $131.8 million, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 126.7%.

(80)	With respect to Mortgage Loan No. 19 32 Old Slip – Leased Fee, defeasance of the 32 Old Slip - Leased Fee Whole Loan is permitted in full at any time after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last 32 Old Slip - Leased Fee Whole Loan note to be securitized and (ii) May 5, 2028. The assumed defeasance lockout period of 29 payments is based on the anticipated closing date of the WFCM 2025-C65 securitization trust in October 2025.

(81)	With respect to Mortgage Loan No. 19 32 Old Slip – Leased Fee, The borrowers own the related Mortgaged Property as tenants-in-common.

(82)	With respect to Mortgage Loan No. 20, Princessa Plaza, the Third Largest Tenant at the Mortgaged Property, Little Paws Dog & Cat Hospital, has the right to terminate its lease with respect to 955 square feet of its space effective as of April 30, 2028, provided that the tenant delivers written notice of such intention on or before January 31, 2028.

(83)	With respect to Mortgage Loan No. 22, Stor N Lock - Santa Rosa, at least 10 business days prior to each monthly payment date occurring during the continuance of a cash trap event period, an amount equal to the ground rent that will be payable under the ground lease for the month in which such monthly payment date occurs.

(84)	With respect to Mortgage Loan No. 23, Quantum on the Bay, a Grace Period – Late Fee (Days) of five days is permitted once during any 12-month period, which does not apply to principal payment at maturity.

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

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WFCM 2025-C65
Annex A-2

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Loan Seller	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Argentic Real Estate Finance 2 LLC	9	$197,717,301	28.7%	6.7619%	119	360	1.53	x	11.5%	10.6%	62.4%	61.5%
Wells Fargo Bank, National Association	6	177,557,844	25.8	6.2129	118	324	2.07		15.0	14.1	52.2	48.5
JPMorgan Chase Bank, National Association	2	120,000,000	17.4	6.5076	117	0	1.61		11.5	10.6	64.5	64.5
Wells Fargo Bank, National Association / JPMorgan Chase Bank, National Association	1	60,000,000	8.7	5.5520	119	0	2.96		17.7	16.7	50.9	50.9
JPMorgan Chase Bank, National Association / Societe Generale Financial Corporation / Goldman Sachs Mortgage Company	1	57,500,000	8.3	5.8928	116	0	2.75		16.6	16.4	35.3	35.3
JPMorgan Chase Bank, National Association / Goldman Sachs Mortgage Company	1	30,833,333	4.5	5.5770	114	0	2.07		12.1	11.7	51.9	51.9
BSPRT CMBS Finance, LLC	1	25,000,000	3.6	6.5800	120	0	1.25		8.5	8.3	63.9	63.9
Societe Generale Financial Corporation	1	10,278,769	1.5	7.0370	117	357	1.26		10.4	10.2	58.4	51.2
Goldman Sachs Mortgage Company	1	10,000,000	1.5	5.6500	115	0	1.10		6.3	6.3	74.2	74.2
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Mortgaged Properties by Property Type(1)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Property Type	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Retail	52	$290,771,403	42.2%	6.3511%	118	0	1.73	x	11.6%	10.9%	59.6%	59.6%
Anchored	36	184,374,913	26.8	6.3463	118	0	1.81		12.0	11.4	57.0	57.0
Shadow Anchored	8	46,971,000	6.8	6.6016	119	0	1.49		10.5	10.0	69.9	69.9
Super Regional Mall	1	30,833,333	4.5	5.5770	114	0	2.07		12.1	11.7	51.9	51.9
Single Tenant	7	28,592,156	4.2	6.8049	118	0	1.30		9.8	8.9	67.2	67.2
Office	4	135,625,000	19.7	6.1800	119	360	2.20		14.3	13.5	57.2	57.0
CBD	3	128,325,000	18.6	6.1533	119	0	2.22		14.2	13.5	56.9	56.9
Suburban	1	7,300,000	1.1	6.6500	118	360	1.90		15.3	14.6	62.4	58.9
Mixed Use	12	84,654,231	12.3	6.3119	117	359	2.35		15.1	14.8	44.1	43.4
Lab/Office	8	57,500,000	8.3	5.8928	116	0	2.75		16.6	16.4	35.3	35.3
Office/Retail	1	8,592,301	1.2	6.5500	119	359	1.73		13.8	13.2	51.1	44.2
Multifamily/Office/Retail	1	8,564,433	1.2	7.5000	120	0	1.39		11.2	10.5	67.9	67.9
Multifamily/Retail	1	5,066,667	0.7	7.5000	120	0	1.39		11.2	10.5	67.9	67.9
Parking/Retail	1	4,930,831	0.7	7.5000	120	0	1.39		11.2	10.5	67.9	67.9
Hospitality	4	84,280,504	12.2	6.6760	117	328	2.07		18.4	16.4	52.8	44.3
Full Service	2	56,850,141	8.3	6.8964	118	314	1.88		17.6	15.6	54.1	44.9
Limited Service	2	27,430,364	4.0	6.2194	117	357	2.47		20.0	18.2	50.1	43.0
Industrial	2	41,000,000	6.0	5.7080	119	0	1.87		11.7	10.8	58.4	58.4
Flex	2	41,000,000	6.0	5.7080	119	0	1.87		11.7	10.8	58.4	58.4
Multifamily	3	35,278,769	5.1	6.7132	119	357	1.25		9.1	8.9	62.3	60.2
Mid Rise	2	25,000,000	3.6	6.5800	120	0	1.25		8.5	8.3	63.9	63.9
Garden	1	10,278,769	1.5	7.0370	117	357	1.26		10.4	10.2	58.4	51.2
Other	1	10,000,000	1.5	5.6500	115	0	1.10		6.3	6.3	74.2	74.2
Leased Fee	1	10,000,000	1.5	5.6500	115	0	1.10		6.3	6.3	74.2	74.2
Self Storage	1	7,277,340	1.1	6.7380	116	356	1.49		11.9	11.6	53.5	46.6
Self Storage	1	7,277,340	1.1	6.7380	116	356	1.49		11.9	11.6	53.5	46.6
Total/Weighted Average:	79	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

(1) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property  is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-1

WFCM 2025-C65
Annex A-2

Mortgaged Properties by Location(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
State	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
New York	4	$137,168,375	19.9%	6.1272%	119	0	1.91	x	12.2%	11.7%	54.1%	54.1%
California	4	120,869,640	17.5	6.0845	119	358	2.19		14.0	13.4	55.1	54.1
Southern California	3	113,592,301	16.5	6.0427	119	359	2.24		14.2	13.5	55.2	54.6
Northern California	1	7,277,340	1.1	6.7380	116	356	1.49		11.9	11.6	53.5	46.6
North Carolina	7	58,812,641	8.5	6.5716	117	297	1.89		16.2	14.7	55.4	48.1
Massachusetts	8	57,500,000	8.3	5.8928	116	0	2.75		16.6	16.4	35.3	35.3
Ohio	14	43,425,063	6.3	7.3563	119	0	1.42		11.3	10.5	67.8	67.8
Maryland	4	34,553,782	5.0	6.6323	120	0	1.27		8.8	8.5	65.2	65.2
Oregon	1	30,833,333	4.5	5.5770	114	0	2.07		12.1	11.7	51.9	51.9
South Carolina	5	29,948,688	4.3	6.5059	119	0	1.48		10.2	9.7	71.2	71.2
Texas	1	27,360,000	4.0	5.7080	119	0	1.87		11.7	10.8	58.4	58.4
New Jersey	3	20,676,471	3.0	7.1304	119	0	1.52		12.0	11.0	61.5	61.5
Florida	4	19,097,969	2.8	6.0865	119	0	1.77		11.6	10.8	59.0	59.0
Georgia	2	17,961,169	2.6	6.3931	117	357	2.12		17.5	15.8	56.2	49.2
Arizona	1	15,000,000	2.2	7.6060	119	360	1.53		16.0	12.9	64.9	58.6
Virginia	2	13,758,507	2.0	6.0335	117	357	2.68		20.7	19.0	47.4	42.3
Delaware	3	10,717,475	1.6	6.5608	117	0	1.47		10.5	9.7	68.8	68.8
Wisconsin	1	10,278,769	1.5	7.0370	117	357	1.26		10.4	10.2	58.4	51.2
Michigan	2	7,348,459	1.1	6.5533	116	0	1.50		10.9	9.9	67.0	67.0
Illinois	1	7,300,000	1.1	6.6500	118	360	1.90		15.3	14.6	62.4	58.9
Tennessee	4	6,731,313	1.0	6.3500	115	0	1.66		11.8	10.7	66.9	66.9
Alabama	3	5,897,719	0.9	6.3500	115	0	1.66		11.8	10.7	66.9	66.9
Minnesota	1	3,428,571	0.5	6.8920	118	0	1.23		9.4	8.6	67.2	67.2
Arkansas	1	3,294,118	0.5	6.8920	118	0	1.23		9.4	8.6	67.2	67.2
Connecticut	1	3,264,594	0.5	6.3500	115	0	1.66		11.8	10.7	66.9	66.9
Indiana	1	2,780,250	0.4	6.3500	115	0	1.66		11.8	10.7	66.9	66.9
Louisiana	1	880,344	0.1	6.3500	115	0	1.66		11.8	10.7	66.9	66.9
Total/Weighted Average:	79	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-2

WFCM 2025-C65
Annex A-2

Range of Cut-off Date Balances

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date Balances ($)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
3,325,000 - 4,000,000	1	$3,325,000	0.5%	7.4700%	119	0	1.45	x	11.3%	11.0%	56.4%	56.4%
4,000,001 - 8,000,000	2	14,577,340	2.1	6.6939	117	358	1.70		13.6	13.1	58.0	52.8
8,000,001 - 10,000,000	2	18,592,301	2.7	6.0659	117	359	1.39		9.8	9.5	63.5	60.3
10,000,001 - 15,000,000	3	36,249,120	5.3	6.9444	118	358	1.88		16.5	14.6	56.2	49.7
15,000,001 - 20,000,000	2	31,960,013	4.6	6.7913	118	357	1.90		15.5	14.1	57.3	53.4
20,000,001 - 30,000,000	2	49,000,000	7.1	6.7328	119	0	1.24		8.9	8.4	65.5	65.5
30,000,001 - 50,000,000	6	237,683,474	34.5	6.4497	118	297	1.68		12.1	11.4	60.5	58.7
50,000,001 - 65,000,000	5	297,500,000	43.2	6.0215	118	0	2.27		14.3	13.6	51.4	51.4
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF DSCRs (x)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
1.10 - 1.30	4	$69,278,769	10.1%	6.6216%	118	357	1.22	x	8.8%	8.4%	65.7%	64.6%
1.31 - 1.40	2	83,000,000	12.0	7.0120	119	0	1.38		10.3	9.8	64.5	64.5
1.41 - 1.50	3	51,602,340	7.5	6.6064	119	356	1.47		10.4	10.1	67.9	66.9
1.51 - 1.60	2	80,000,000	11.6	6.8219	119	360	1.56		12.1	11.0	62.9	61.7
1.61 - 1.70	2	70,500,000	10.2	6.5391	116	0	1.65		12.0	10.9	65.3	65.3
1.71 - 1.90	3	56,892,301	8.3	5.9560	119	359	1.85		12.5	11.7	57.8	56.3
1.91 - 2.10	2	72,683,474	10.6	6.1902	116	297	2.03		15.6	14.5	50.9	45.0
2.11 - 2.96	5	204,930,364	29.7	5.7633	118	357	2.68		16.7	16.0	43.6	42.7
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NOI Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
6.3 - 10.0	4	$104,000,000	15.1%	6.5712%	119	0	1.28	x	8.9%	8.6%	64.7%	64.7%
10.1 - 11.0	2	51,278,769	7.4	6.6180	119	357	1.43		10.2	9.8	68.8	67.4
11.1 - 12.0	6	209,602,340	30.4	6.5544	118	356	1.61		11.5	10.7	63.4	63.2
12.1 - 13.0	2	46,333,333	6.7	6.1233	116	0	1.92		12.4	11.7	54.5	54.5
13.1 - 14.0	1	8,592,301	1.2	6.5500	119	359	1.73		13.8	13.2	51.1	44.2
14.1 - 22.9	8	269,080,504	39.1	6.0268	118	330	2.49		16.8	15.8	46.3	43.6
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
6.3 - 9.0	3	$59,000,000	8.6%	6.5493%	118	0	1.22	x	8.5%	8.1%	67.0%	67.0%
9.1 - 10.0	2	86,000,000	12.5	6.5585	119	0	1.42		9.8	9.4	66.3	66.3
10.1 - 11.0	6	212,603,769	30.9	6.5714	118	357	1.60		11.4	10.6	63.5	63.1
11.1 - 12.0	3	53,610,673	7.8	6.2067	116	356	1.86		12.3	11.7	54.3	53.4
12.1 - 13.0	1	15,000,000	2.2	7.6060	119	360	1.53		16.0	12.9	64.9	58.6
13.1 - 21.1	8	262,672,805	38.1	5.9537	118	328	2.52		16.8	15.9	45.4	42.8
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

A-2-3

WFCM 2025-C65
Annex A-2

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
35.3 - 40.0	1	$57,500,000	8.3%	5.8928%	116	0	2.75	x	16.6%	16.4%	35.3%	35.3%
40.1 - 50.0	2	70,970,351	10.3	5.6901	119	357	2.50		15.5	14.9	41.6	40.6
50.1 - 55.0	5	148,553,114	21.6	5.9801	117	314	2.36		16.2	15.2	51.0	47.4
55.1 - 60.0	5	86,563,782	12.6	6.3334	119	357	1.79		12.9	12.0	57.9	55.6
60.1 - 65.0	5	157,300,000	22.8	6.7120	119	360	1.47		10.9	10.2	62.6	61.9
65.1 - 70.0	3	117,000,000	17.0	6.8347	117	0	1.48		11.1	10.2	67.3	67.3
70.1 - 74.2	2	51,000,000	7.4	6.3438	118	0	1.40		9.4	9.0	71.9	71.9
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Balloon or ARD LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
35.3 - 40.0	3	$110,320,491	16.0%	6.1830%	116	309	2.48	x	17.8%	16.9%	41.7%	37.2%
40.1 - 50.0	4	92,329,653	13.4	5.9475	118	357	2.24		14.7	14.0	45.7	43.2
50.1 - 55.0	3	101,112,102	14.7	5.7106	117	357	2.52		15.3	14.5	52.0	51.2
55.1 - 60.0	5	82,125,000	11.9	6.4932	119	360	1.75		13.0	11.7	60.1	58.6
60.1 - 65.0	3	135,000,000	19.6	6.6160	119	0	1.44		10.1	9.7	62.4	62.4
65.1 - 70.0	3	117,000,000	17.0	6.8347	117	0	1.48		11.1	10.2	67.3	67.3
70.1 - 74.2	2	51,000,000	7.4	6.3438	118	0	1.40		9.4	9.0	71.9	71.9
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Range of Mortgage Rates

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Mortgage Rates (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
5.5520 - 5.7500	5	$201,833,333	29.3%	5.6191%	118	0	2.35	x	14.0%	13.4%	50.9%	50.9%
5.7501 - 6.2500	2	68,470,351	9.9	5.9025	116	357	2.78		17.6	17.2	36.4	35.4
6.2501 - 6.5000	2	71,460,013	10.4	6.3608	115	357	1.78		13.2	12.0	64.2	62.5
6.5001 - 7.0000	9	265,019,781	38.5	6.6313	119	319	1.54		11.6	11.0	61.7	59.6
7.0001 - 7.2500	2	25,778,769	3.7	7.1410	119	357	1.48		11.9	11.2	59.1	56.3
7.2501 - 7.6060	3	56,325,000	8.2	7.5265	120	360	1.43		12.5	11.2	66.4	64.7
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Original Term to Maturity or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Original Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
120	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

A-2-4

WFCM 2025-C65
Annex A-2

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
114 - 120	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Mortgage Loans by Original Amortization Term

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Original Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	15	$571,158,333	82.9%	6.2494%	118	0	1.91	x	12.4%	11.8%	57.1%	57.1%
300	1	41,850,141	6.1	6.6420	117	297	2.00		18.2	16.5	50.2	40.0
360	7	75,878,773	11.0	6.7329	118	358	1.89		16.0	14.5	55.8	49.2
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	15	$571,158,333	82.9%	6.2494%	118	0	1.91	x	12.4%	11.8%	57.1%	57.1%
297 - 360	8	117,728,914	17.1	6.7006	117	336	1.93		16.8	15.2	53.8	45.9
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

Mortgage Loans by Amortization Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Amortization Type	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Interest Only	15	$571,158,333	82.9%	6.2494%	118	0	1.91	x	12.4%	11.8%	57.1%	57.1%
Amortizing Balloon	6	95,428,914	13.9	6.5621	117	331	1.99		17.0	15.6	51.4	42.9
Interest Only, Amortizing Balloon	2	22,300,000	3.2	7.2930	119	360	1.65		15.8	13.5	64.1	58.7
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

A-2-5

WFCM 2025-C65
Annex A-2

Mortgage Loans by Loan Purpose

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Loan Purpose	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Refinance	17	$434,703,773	63.1%	6.4360%	118	358	1.82	x	12.6%	11.9%	57.2%	56.0%
Recapitalization	3	132,683,474	19.3	5.9016	117	297	2.45		16.6	15.5	50.9	47.7
Acquisition	1	65,000,000	9.4	6.6410	119	0	1.57		11.2	10.6	62.4	62.4
Acquisition/Refinance/Recapitalization	1	41,000,000	6.0	5.7080	119	0	1.87		11.7	10.8	58.4	58.4
Acquisition/Refinance	1	15,500,000	2.3	7.2100	120	0	1.62		12.9	11.8	59.6	59.6
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Mortgage Loans by Lockbox Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Type of Lockbox	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Hard / Springing Cash Management	11	$376,100,775	54.6%	6.1398%	118	320	2.16	x	14.4%	13.6%	51.3%	49.7%
Springing	9	218,286,472	31.7	6.4974	118	357	1.60		11.7	11.0	63.2	61.6
Hard (Master Lessee); Soft (Other) / Springing Cash Management	1	41,000,000	6.0	5.7080	119	0	1.87		11.7	10.8	58.4	58.4
Hard (Commercial); Soft (Residential) / Springing Cash Management	1	38,000,000	5.5	7.5000	120	0	1.39		11.2	10.5	67.9	67.9
Hard / In Place Cash Management	1	15,500,000	2.3	7.2100	120	0	1.62		12.9	11.8	59.6	59.6
Total/Weighted Average:	23	$688,887,247	100.0%	6.3265%	118	336	1.91	x	13.2%	12.4%	56.6%	55.2%

Mortgage Loans by Escrow Type

	Initial		Monthly	Springing

	Number of			Number of			Number of
	Mortgage	Cut-off	% by Cut-off	Mortgage	Cut-off	% by Cut-off	Mortgage	Cut-off	Cut-off
Type of Escrow	Loans	Date Balance ($)	Date Balance	Loans	Date Balance ($)	Date Balance	Loans	Date Balance ($)	Date Balance ($)
Tax Escrow	18	$506,553,914	73.5%	18	$506,553,914	73.5%	5	$182,333,333	26.5%
Insurance Escrow	11	$265,964,991	38.6%	9	$220,664,991	32.0%	14	$468,222,256	68.0%
Replacement Reserve	1	$41,000,000	6.0%	16	$364,553,914	52.9%	5	$256,833,333	37.3%
TI/LC Reserve(1)	10	$376,392,301	67.0%	8	$259,417,301	46.2%	7	$292,633,333	52.1%

(1)The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail, industrial, mixed use and leased fee properties.

A-2-6

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

(THIS PAGE INTENTIONALLY LEFT BLANK)

Office - CBD	Loan #1	Cut-off Date Balance:	$65,000,000
512 West 22nd Street	512 West 22nd Street	Cut-off Date LTV:	62.4%
New York, NY 10011		UW NCF DSCR:	1.57x
		UW NOI Debt Yield:	11.2%

A-3-1

Office - CBD	Loan #1	Cut-off Date Balance:	$65,000,000
512 West 22nd Street	512 West 22nd Street	Cut-off Date LTV:	62.4%
New York, NY 10011		UW NCF DSCR:	1.57x
		UW NOI Debt Yield:	11.2%

A-3-2

Office - CBD	Loan #1	Cut-off Date Balance:	$65,000,000
512 West 22nd Street	512 West 22nd Street	Cut-off Date LTV:	62.4%
New York, NY 10011		UW NCF DSCR:	1.57x
		UW NOI Debt Yield:	11.2%

512 West 22nd Street
512 West 22nd Street
New York, NY 10011
MANHATTAN
Midtown
Chelsea
Meatpacking District
West Village
Hudson River
Hudson River Park
Chelsea Waterside Park
CHELSEA GALLERIES
The High Line Elevated Park
HUDSON YARDS
NJ TRANSIT AMTRAK
Western Yard (Under Development)
Vessel
The Shed
55 Hudson Yards
50 Hudson Yards
35 Hudson Yards
30 Hudson Yards
15 Hudson Yards
10 Hudson Yards
1 Hudson Yards
The Spiral
The New Yorker
PENN 1
Penn Station
Madison Square Garden
James A. Farley Building
30th Street Heli Pad
Abington House
USPS Morgan Processing and Distribution Center
Terminal Warehouse
Starret-Lehigh Building
Chelsea Park
Hotel Alameda
Gagosian
Gladstone Gallery
George Billis Gallery NYC
Nicolas Auvray Gallery
Miles McEnery Gallery
Tanya Bonakdar Gallery
Jack Shainman Gallery
Michael Rosenfeld Gallery
David Zwirner
IAC Building/ Newsweek Daily Beast
Pier 62 Skatepark
Chelsea Piers Sports & Entertainment Complex
Clement Clarke Moore Park
The High Line Hotel
SVA Theater
Magnet Theater
Fashion Institute of Technology
The Museum at FIT
Swedish Inst College of Health Sciences
The Irish Repository Theatre
Atlantic Theater Company
The Joyce Theater
New York Live Arts
Christine Burgin Books
Community Playground
Secret Garden Park
The Maritime Hotel
Dream Downtown, by Hyatt
CHELSEA MARKET
Google NYC - 9th Avenue
9/11 Museum Workshop
Museum of Illusions - New York
Soho House New York
Gansevoort Meatpacking NYC
The Standard, High Line
Whitney Museum
Little Island Amphitheater
Little Island
Gansevoort Peninsula
Gansevoort Beach
Pier 51 at Hudson River Park
Ferry
Jackson Square
Abingdon Square
Bleeker Playground
W. 34th St.
W. 33rd St.
W. 31st St.
W. 30th St.
W. 29th St.
W. 28th St.
W. 27th St.
W. 26th St.
W. 25th St.
W. 24th St.
W. 23rd St.
W. 22nd St.
W. 21st St.
W. 20th St.
W. 19th St.
W. 18th St.
W. 17th St.
W. 16th St.
W. 15th St.
W.14th St.
W. 13rd St.
Little W. 12th St
W. 12th St
Gansevoort St
Horatio St
Jane St
Bethune St
Washington St
Greenwich St
Hudson St
Greenwich Ave
Bleeker St
W 4th St
Waverly Pl
12th Ave.
11th Ave.
10th Ave.
9th Ave.
8th Ave.
9A
Upper West Side
Upper East Side
Central Park
Astoria
QUEENS
West New York
North Bergen
Weehawken
Long Island City
Midtown
Union City
Chelsea
MANHATTAN
Greenpoint
Williamsburg
Hoboken
Greenwich Village
NEW JERSEY
SoHo
Chinatown
Tribeca
BROOKLYN
JERSEY CITY
Downtown Brooklyn
Brooklyn Heights
Park Slope

A-3-3

Mortgage Loan No. 1 – 512 West 22nd Street

Mortgage Loan Information				Property Information
Mortgage Loan Seller:			JPMCB	Single Asset/Portfolio:	Single Asset
				Location:	New York, NY 10011
Original Balance(1):			$65,000,000	General Property Type:	Office
Cut-off Date Balance(1):			$65,000,000	Detailed Property Type:	CBD
% of Initial Pool Balance:			9.4%	Title Vesting:	Fee
Loan Purpose:			Acquisition	Year Built/Renovated:	2019/NAP
Borrower Sponsor:			RAGHSA Real Estate LLC	Size:	172,576 SF
Guarantor:			RAGHSA Real Estate LLC	Cut-off Date Balance Per SF(1):	$753
Mortgage Rate:			6.6410%	Maturity Date Balance Per SF(1):	$753
Note Date:			8/14/2025	Property Manager:	RCMC NY LLC
Maturity Date:			9/5/2035
Term to Maturity:			120 months	Underwriting and Financial Information(1)
Amortization Term:			0 months	UW NOI(3):	$14,578,877
IO Period:			120 months	UW NCF:	$13,764,049
Seasoning:			1 month	UW NOI Debt Yield:	11.2%
Prepayment Provisions:			L(25),D(88),O(7)	UW NCF Debt Yield:	10.6%
Lockbox/Cash Mgmt Status:			Hard/Springing	UW NOI Debt Yield at Maturity:	11.2%
Additional Debt Type:			Pari Passu	UW NCF DSCR:	1.57x
Additional Debt Balance:			$65,000,000	Most Recent NOI(3):	$13,091,530 (6/30/2025 TTM)
Future Debt Permitted (Type):			No (NAP)	2nd Most Recent NOI:	$12,643,938 (12/31/2024)
				3rd Most Recent NOI:	$11,864,688 (12/31/2023)
				Most Recent Occupancy(4)(5):	100.0% (8/7/2025)
Reserves(2)				2nd Most Recent Occupancy:	83.5% (12/31/2024)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	78.6% (12/31/2023)
RE Taxes:	$251,864	$83,955	NAP	Appraised Value (as of):	$208,500,000 (6/25/2025)
Insurance:	$31,204	$31,204	NAP	Appraised Value Per SF:	$1,208
Replacement Reserves:	$0	Springing	$103,546	Cut-off Date LTV Ratio:	62.4%
TI/LC Reserves:	$35,953	$35,953	$2,157,000	Maturity Date LTV Ratio:	62.4%
Other Reserves(6):	$2,712,875	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$130,000,000	62.2%	Purchase Price:	$205,000,000	98.1%
Borrower Sponsor Equity:	$79,065,598	37.8%	Upfront Reserves:	$3,031,897	1.5%
			Closing Costs:	$1,033,702	0.5%
Total Sources:	$209,065,598	100.0%	Total Uses:	$209,065,598	100.0%

(1)	The 512 West 22nd Street Mortgage Loan (as defined below) is part of the 512 West 22nd Street Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate original principal balance as of the Cut-off Date of $130,000,000. Underwriting and Financial Information presented in the chart above is based on the 512 West 22nd Street Whole Loan.
(2)	See “Escrows and Reserves”.
(3)	The NOI increase from June 2025 TTM to Underwritten is primarily attributable to recent leasing, specifically the lease with Genius Sports Media Inc. which commenced June 13, 2025.
(4)	IMG Worldwide, LLC has listed its leased space on the market for sublease, though no prospective subtenant has been identified. As of the Cut-off Date, IMG Worldwide, LLC (accounting for 3.7% of UW Base Rent) is currently dark and is current with respect to all contractual rent.
(5)	Though still in occupancy and paying rent, Ancient Management LP (accounting for 3.3% of UW Base Rent) is expected to vacate upon its lease expiration in June 2026.
(6)	Includes $1,689,925.47 of free rent deposit and $1,022,950 of outstanding TI/LC deposit, each made at origination, but does not include $408,101 that was deposited with an escrow agent in connection with ongoing landlord work for Genius Sports Media Inc. and may be required to be deposited into the Outstanding TI/LC Reserve in the future. See “Escrows and Reserves” below for additional information.

The Mortgage Loan. The largest mortgage loan, the 512 West 22nd Street Mortgage Loan, is part of a whole loan (the “512 West 22nd Street Whole Loan”) evidenced by three pari passu notes with an aggregate outstanding balance of $130,000,000. The controlling Note A-1 with an aggregate principal balance of $65,000,000 will be contributed to the WFCM 2025-C65 securitization trust (the “512 West 22nd Street Mortgage Loan”). The 512 West 22nd Street Whole Loan is secured by the borrower’s fee interest in a 172,576 SF office property in New York, New York (the “512 West 22nd Street Property”). The 512 West 22nd Street Whole Loan was originated by JPMorgan Chase Bank, National Association (“JPMCB”) and Citi Real Estate Funding Inc. (“CREFI”) on August 14, 2025.

The relationship between the holders of the 512 West 22nd Street Whole Loan is governed by a co-lender agreement and will be serviced pursuant to the pooling and servicing agreement for the WFCM 2025-C65 transaction as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the prospectus.

A-3-4

Office - CBD	Loan #1	Cut-off Date Balance:	$65,000,000
512 West 22nd Street	512 West 22nd Street	Cut-off Date LTV:	62.4%
New York, NY 10011		UW NCF DSCR:	1.57x
		UW NOI Debt Yield:	11.2%

The table below identifies the promissory notes that comprise the 512 West 22nd Street Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$65,000,000	WFCM 2025-C65	Yes
A-2	$19,500,000	$19,500,000	BMO 2025-C13	No
A-3	$45,500,000	$45,500,000	BMO 2025-C13	No
Whole Loan	$130,000,000	$130,000,000

The Borrower and the Borrower Sponsor. The borrower for the 512 West 22nd Street Whole Loan is Property 512 West 22 LLC, a single-purpose Delaware limited liability company with one independent director in its organizational structure. The borrower sponsor and non-recourse carve-out guarantor is RAGHSA Real Estate LLC (“RAGHSA”).

Founded in 1969, RAGHSA, one of the largest commercial landlords in Argentina, is a company dedicated to the development and management of Class A office buildings and development of luxury residential towers under the Le Parc brand. RAGHSA’s developments are all characterized by their quality, design, breakthrough technology and security. RAGHSA’s portfolio is comprised of approximately 7.8 million SF of real estate assets, with approximately 1.3 million SF of office space. RAGHSA’s tenant roster includes a diverse base of many blue chip tenants, including J.P. Morgan, Chevron, Lenovo and American Express, among others.

The Property. The 512 West 22nd Street Property is a Class A, 11-story, 172,576 SF boutique trophy office building situated along the High Line (an approximately 1.5 mile elevated park built on a former elevated railroad line) in West Chelsea, New York. RAGHSA, as borrower sponsor, acquired the 512 West 22nd Street Property in August 2025 for a purchase price of $205.0 million, contributing approximately $79.1 million of fresh equity in connection with the acquisition and financing. Designed by COOKFOX architects, the 512 West 22nd Street Property is LEED Silver certified and features over 15,000 SF of outdoor space across 13 landscaped terraces along with an approximately 6,000 SF rooftop terrace. Each floor of the 512 West 22nd Street Property offers tenant specific outdoor space, along with operable windows and double doors which allow tenants to directly control their access to fresh outside air. The office floors are finished with modern designs and feature higher than typical ceiling heights, ranging from 12’ to 24’, and flexible floor plates. The 512 West 22nd Street Property is located in West Chelsea, a cultural hotspot on Manhattan's west side, known for its restaurants, shopping and luxury residences. The area attracts top companies and offers high connectivity with major subway lines, including the A/C/E, 1/2/3, F/M, and L trains, and proximity to transportation hubs like Penn Station and the Port Authority Bus Terminal.

As of August 7, 2025, the 512 West 22nd Street Property is 100% leased to a diverse roster of tenants, comprised of a mix of media, tech and investment firms. Approximately 94% of net rentable area (“NRA”) at the 512 West 22nd Street Property is comprised of office space, with the remaining approximately 6% of NRA attributable to three retail tenants (Kenneth Cole, Galeria Nara Roesler USA LLC and Harper's Chelsea LLC). The 512 West 22nd Street Property, which was constructed in 2019 and has since become 100% leased (as of August 7, 2025), has shown strong leasing velocity since inception and post COVID-19 pandemic, primarily due to strong underlying tenant demand for unique, differentiated, boutique office product in the market. Since the start of 2022 (post COVID-19 pandemic), the 512 West 22nd Street Property executed nine leases accounting for approximately 60.6% of NRA and 52.5% of UW Base Rent. Additionally, two of the largest tenants, Next Jump, Inc. (“Next Jump”) and Kenneth Cole have invested heavily into their space since taking occupancy, well in excess of its first generation tenant improvement allowance. Next Jump invested approximately $3.2 million ($77 PSF) into its space and Kenneth Cole invested approximately $1.9 million into its space ($93 PSF).

The 512 West 22nd Street Property has received a 10-year Industrial & Commercial Abatement Program (“ICAP”) tax abatement for a 10-year period. During the first five years of the exemption period, the 512 West 22nd Street Property benefits from a 100% exemption on the assessed value. During the final five years of the benefit period the exemption is phased out in 20% annual increments (with the exception of the 2029/2030 tax year, where the abatement percentage will remain at 20%, prior to being fully phased out). The 512 West 22nd Street Property’s 10-year tax abatement commenced in the 2020/2021 tax year and will run through the 2029/2030 tax year. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the prospectus.

Major Tenants.

Next Jump (41,300 SF, 23.9% of NRA, 34.0% of UW rent). Next Jump primarily operates out of two business functions, PerksatWork.com and NextJump.com. PerksatWork.com was founded in 1994 as college coupon books and has since evolved into the largest global employee discounts program. PerksatWork.com is an e-commerce platform offering corporate employees perks and discounts with over 30,000 brand partnerships servicing 90,000 clients including 70% of the Fortune 1000. NextJump.com, which was born out of Next Jumps pro-bono social movement to change workplace culture, has spent the last 15 years breaking down the building blocks of how to train human judgment and baking that into practical training programs. The 512 West 22nd Street Property is home to Next Jump’s headquarters, referred to by Next Jump as its “Flagship Office”. The premises are utilized for networking events for clients, training facilities, leadership development courses, and cross-domain coaching. The Next Jump space at the 512 West 22nd Street Property features approximately 4,275 SF of private, tenant specific outdoor terrace space, commanding a premium in rent. Next Jump was an original tenant having executed its lease in March 2020 and has a lease expiration date in February 2031 with one, 5-year renewal option and no termination options.

The co-CEOs of Next Jump are currently involved in an on-going litigation related to alleged bribery with a retired Navy Admiral, who has been convicted on felony charges, including charges related to accepting a job at Next Jump in exchange for using his position to steer government contracts to the company, which contracts never materialized. The co-CEOs of Next Jump have argued that they were deceived by the Navy Admiral, and were able to have the court sever from the case of the Navy Admiral their own case deriving from the Navy admiral’s case. The co-CEO’s case ended in mistrial for the time being according to news outlets. The landlord holds a security deposit from Next Jump in the form of a letter of credit in the amount of $6.2 million ($150 PSF or equivalent to one year of in-place base rent), and the proceeds of the letter of credit, if drawn upon, will be deposited with the lender. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

A-3-5

Office - CBD	Loan #1	Cut-off Date Balance:	$65,000,000
512 West 22nd Street	512 West 22nd Street	Cut-off Date LTV:	62.4%
New York, NY 10011		UW NCF DSCR:	1.57x
		UW NOI Debt Yield:	11.2%

Genius Sports Media Inc. (28,454 SF, 16.5% of NRA, 14.3% of UW rent). Founded in London in 2001 as a betting data specialist, Genius Sports Media Inc. has grown to become one of the world’s largest sports technology companies. Genius Sports Media Inc. works with brands globally to manage sports data, performance, fan experiences and everything in between. Genius Sports Media Inc. has approximately 2,600 employees globally, 650 long term partners and 18 locations. The 512 West 22nd Street Property is one of its two locations in North America, with the other location being in Los Angeles, California. Genius Sports Media Inc. has a lease expiration date in January 2033 with one, 5-year renewal option and the right to terminate its lease in January 2031 with approximately 545 days’ notice and payment of: (i) unamortized leasing costs and (ii) three months of fixed and then escalated rent. Genius Sports Media Inc. will forfeit the termination option if it exercises its right of first offer (“ROFO”) with respect to any of the spaces specifically designated as an option space in the lease or otherwise leases additional space. See “Top Tenant Summary” below for additional information

Kenneth Cole (20,459 SF, 11.9% of NRA, 9.7% of UW rent). Founded in 1982, Kenneth Cole is a global lifestyle brand geared towards young professionals. G-III, a leading licensor and manufacturer of apparel, added the Kenneth Cole license to its brand portfolio in 2004. Of Kenneth Cole’s space at the 512 West 22nd Street Property, approximately 91.4% is attributable to office space and approximately 8.6% is attributable to retail space. The office and retail space attributable to Kenneth Cole are contiguous, with the retail space primary being utilized as a showroom with its own lobby. The Kenneth Cole direct lease commenced in September 2025, after the tenant previously occupied its space via sublease commencing in October 2022 from Warner Media, LLC. Kenneth Cole has a lease expiration date in March 2036 with one, 5-year renewal option and has the right to terminate its leased space in March 2033 with approximately 425 days’ notice and payment of (i) unamortized leasing costs and (ii) three months of total rent as of the termination date.

The following table presents a summary regarding the major tenants at the 512 West 22nd Street Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody’s/Fitch /S&P)	Tenant SF	Approx.% of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Renewal Options	Term. Option (Y/N)
Next Jump, Inc.(2)	NR/NR/NR	41,300	23.9%	$6,814,500	34.0%	$165.00	2/28/2031	1 x 5 Yr	N
Genius Sports Media Inc.	NR/NR/NR	28,454	16.5%	$2,872,492	14.3%	$100.95	1/31/2033	1 x 5 Yr	Y(6)
Kenneth Cole(3)	NR/NR/NR	20,459	11.9%	$1,943,605	9.7%	$95.00	3/31/2036	1 x 5 Yr	Y(7)
Capricorn Investment Group LLC	NR/NR/NR	11,912	6.9%	$1,167,376	5.8%	$98.00	11/30/2032	1 x 5 Yr	Y(8)
Omniva LLC	NR/NR/NR	11,902	6.9%	$1,249,710	6.2%	$105.00	3/31/2029	1 x 5 Yr	N
Catalio Capital Management, LP	NR/NR/NR	11,800	6.8%	$1,262,600	6.3%	$107.00	7/31/2031	1 x 5 Yr	Y(9)
Relevent Sports LLC	NR/NR/NR	8,483	4.9%	$763,470	3.8%	$90.00	2/28/2030	1 x 2 Yr	Y(10)
IMG Worldwide, LLC(4)	NR/NR/NR	6,988	4.0%	$747,716	3.7%	$107.00	6/30/2027	None	N
Ancient Management LP(5)	NR/NR/NR	6,800	3.9%	$652,800	3.3%	$96.00	6/30/2026	1 x 5 Yr	N
Hightower Holding, LLC dba Nucleus Advisors LLC	NR/NR/NR	6,098	3.5%	$609,800	3.0%	$100.00	3/31/2033	1 x 5 Yr	Y(11)
Subtotal/Wtd. Avg.		154,196	89.3%	$18,084,069	90.2%	$117.28

Other Tenants		18,380	10.7%	$1,972,677	9.8%	$107.33
Occupied Subtotal/Wtd. Avg.		172,576	100.0%	$20,056,746	100.0%	$116.22

Vacant Space		0	0.0%
Total		172,576	100.0%

(1)	Based on the underwritten rent roll dated August 7, 2025, inclusive of contractual rent steps through July 2026.
(2)	The Next Jump space features approximately 4,275 SF of private, tenant specific outdoor terrace space, which is not considered in Tenant SF or Annual UW Rent PSF.
(3)	Kenneth Cole occupies (i) 18,700 SF of office space on the second floor and (ii) 1,759 SF of ground floor retail space.
(4)	As of the Cut-off Date, IMG Worldwide, LLC (accounting for 3.7% of UW Base Rent) is dark, though current with respect to all contractual rent. IMG Worldwide, LLC has listed its leased space on the market for sublease, though no prospective subtenant has been identified.
(5)	Ancient Management LP is expected to vacate its space upon its lease expiration in June 2026.
(6)	Genius Sports Media Inc. has the right to terminate its leased space in January 2031 with approximately 545 days’ notice and payment of: (i) unamortized leasing costs and (ii) three months of fixed and then escalated rent. The tenant will forfeit the termination option if it exercises the ROFO with respect to any of the spaces specifically designated as an option space in the lease or otherwise leases additional space.
(7)	Kenneth Cole has the right to terminate its leased space in March 2033 with approximately 425 days’ notice and payment of (i) unamortized leasing costs and (ii) three months of total rent as of termination date.
(8)	Capricorn Investment Group LLC has the right to terminate its leased space in November 2029 with 12 months’ notice and payment of: (i) unamortized leasing costs and (ii) 6 months of total rent as of the termination date. The tenant will forfeit the termination option if it exercises any ROFO with respect to any of the spaces specifically designated as an option space in the lease or otherwise leases additional space.
(9)	Catalio Capital Management, LP has the right to terminate its leased space in July 2028 by giving approximately 420 days’ notice and payment of: (i) unamortized leasing costs and (iii) two months of fixed rent. The tenant will forfeit the termination option if it exercises any ROFO with respect to any of the spaces specifically designated as an option space in the lease or otherwise leases additional space.
(10)	Relevent Sports LLC has the right to terminate its leased space in February 2028 with 12 months’ notice and payment of: (i) unamortized leasing costs and (ii) one month of fixed and then escalated rent. The tenant will forfeit the termination option if it exercises any ROFO with respect to any of the spaces specifically designated as an option space in the lease or otherwise leases additional space.
(11)	Hightower Holding, LLC dba Nucleus Advisors LLC has the right to terminate its leased space in March 2030 with 12 months’ notice and payment of unamortized leasing costs.

A-3-6

Office - CBD	Loan #1	Cut-off Date Balance:	$65,000,000
512 West 22nd Street	512 West 22nd Street	Cut-off Date LTV:	62.4%
New York, NY 10011		UW NCF DSCR:	1.57x
		UW NOI Debt Yield:	11.2%

The following table presents certain information relating to the lease rollover schedule at the 512 West 22nd Street Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling	Annual UW Rent PSF Rolling
MTM/2025	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2026	1	6,800	3.9%	3.9%	$652,800	3.3%	3.3%	$96.00
2027	1	6,988	4.0%	8.0%	$747,716	3.7%	7.0%	$107.00
2028	1	5,980	3.5%	11.5%	$669,760	3.3%	10.3%	$112.00
2029	2	16,319	9.5%	20.9%	$1,664,908	8.3%	18.6%	$102.02
2030	1	8,483	4.9%	25.8%	$763,470	3.8%	22.4%	$90.00
2031	3	57,179	33.1%	59.0%	$8,587,791	42.8%	65.2%	$150.19
2032	2	15,816	9.2%	68.1%	$1,544,404	7.7%	72.9%	$97.65
2033	2	34,552	20.0%	88.1%	$3,482,292	17.4%	90.3%	$100.78
2034	0	0	0.0%	88.1%	$0	0.0%	90.3%	$0.00
2035	0	0	0.0%	88.1%	$0	0.0%	90.3%	$0.00
2036 & Thereafter	1	20,459	11.9%	100.0%	$1,943,605	9.7%	100.0%	$95.00
Vacant	0	0	0.0%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	14	172,576	100.0%		$20,056,746	100.0%		$116.22

(1)	Based on the underwritten rent roll dated August 7, 2025, inclusive of contractual rent steps through July 2026.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

The Market. The 512 West 22nd Street Property is located within the West Chelsea portion of the Chelsea neighborhood in Midtown Manhattan. Chelsea is a diverse community roughly bounded by 34th Street to the north, 14th Street to the south, Fifth Avenue to the east and the Hudson River to the west.

The Chelsea neighborhood has transformed as many of the former loft and warehouse buildings have been converted into galleries, restaurants and nightclubs. Chelsea is situated to the north of the Meatpacking District, a neighborhood that has become a prime destination for design, architecture, art and fashion tenants, opening boutiques and establishing offices. Chelsea Piers, which features numerous sports and entertainment venues, is located across Eleventh Avenue to the north/west of the 512 West 22nd Street Property. The High Line Park runs parallel with Tenth Avenue and runs west at West 17th Street, passing through the eastern portion of the 512 West 22nd Street Property and continues to West 30th Street. The High Line is a section of the former elevated freight railroad of the West Side Line, along the lower west side of Manhattan, which has been redesigned and planted as a greenway. According to the appraisal, the High Line has increased the overall desirability of the Chelsea neighborhood and has attracted new developments. Since its opening in the spring of 2009, High Line Park has received considerable public interest, and has already attracted more than 2.0 million visitors in the area. The surrounding immediate area to the 512 West 22nd Street Property is mixed residential and commercial, with grade level retail spaces along the avenues and some of the major cross streets (23rd Street, 14th Street). This area witnessed significant residential growth, with numerous high-rise rental buildings built in the late 1990’s and early 2000’s and a significant amount of condominium development during the last 10 years.

The 512 West 22nd Street Property is further located within the Chelsea office submarket of Midtown-South Manhattan (the “Chelsea Office Submarket”). The Chelsea Office Submarket is comprised of 78 buildings and approximately 18.3 million SF of inventory. Average asking rents within the Chelsea Office Submarket were $91.34 PSF as of the first quarter of 2025. According to a third-party market research report, the Chelsea Office Submarket has shown strong performance in recent quarters, mirroring the broader New York metro area and in part driven by a strong return to office mandate in the New York, with office attendance at approximately 95% of its pre-pandemic level. The Chelsea Office Submarket has experienced five consecutive quarters of positive net absorption, with new leasing activity reaching its highest quarterly total since the fourth quarter of 2019. New leasing activity in Chelsea surpassed 880,000 square feet in the second quarter of 2025, marking the highest quarterly total since the fourth quarter of 2019.

A-3-7

Office - CBD	Loan #1	Cut-off Date Balance:	$65,000,000
512 West 22nd Street	512 West 22nd Street	Cut-off Date LTV:	62.4%
New York, NY 10011		UW NCF DSCR:	1.57x
		UW NOI Debt Yield:	11.2%

The following table presents recent leasing data for office tenants at comparable properties with respect to the 512 West 22nd Street Property:

Comparable Office Lease Summary
Subject/Location	Tenant Name	Size (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF
512 West 22nd Street Property	Various(1)	9,578(1)(2)	Various(1)	8.7(1)(2)	$116.70(1)(2)
446 Broadway	Fay Health	7,462	May-2025	5.5	$108.00
114 Crosby Street	Formagrid KHAITE	11,441 11,441	May-2025 July-2023	5.3 5.0	$115.00 $96.00
110 Greene Street	Activant Capital Group	9,380	May-2025	2.0	$95.00
524 Broadway	Paradigm	15,271	April-2025	5.0	$116.00
205 West 28th Street	Super State Angle Health	8,685 4,595	April-2025 Jan-2025	5.4 5.0	$100.00 $110.00
85 Tenth Avenue	Shopify	24,338	March-2025	5.0	$118.00
51 Astor Place	Intuit	76,203	March-2025	5.0	$172.00
200 Lafayette Street	Confidential	33,560	Oct-2024	5.0	$131.00
360 Bowery	Chobani, Inc.	111,956	Sept-2024	5.0	$160.00

Source: Appraisal.

(1)	Based on the underwritten rent roll dated August 7, 2025, inclusive of contractual rent steps through July 2026.
(2)	Represents the average office size, Rent PSF and weighted average lease term (based on SF) of office tenants at the 512 West 22nd Street Property.

The following table presents information relating to the appraisal’s market rent conclusion for the 512 West 22nd Street Property:

Market Rent Summary
	Market Rent (PSF)	Reimbursements	Rent Increase Projection	Tenant Improvement (New/Renewal)	Leasing Commissions (New/Renewal)
Office 2-4	$105.00	Mod. Gross	8.0% in Yr.6	$150.00 / $65.00	5.25% / 2.63%
Office 5-8	$120.00	Mod. Gross	8.0% in Yr.6	$150.00 / $65.00	5.25% / 2.63%
Office 9-11	$160.00	Mod. Gross	8.0% in Yr.6	$165.00 / $75.00	5.25% / 2.63%
Retail/W21 -W22	$115.00	RET over BY	3.00%	$75.00 / $30.00	5.25% / 2.63%
Grade/K Cole	$105.00	Mod. Gross	8.0% in Yr.6	$150.00 / $65.00	5.25% / 2.63%

Source: Appraisal

Appraisal. The appraisal concluded to an “As-Is” value for the 512 West 22nd Street Property of $208,500,000, as of June 25, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated July 8, 2025 (the “ESA”), there was no evidence of any recognized environmental conditions at the 512 West 22nd Steet Property. However, the ESA identified a controlled recognized environmental condition relating to soil contamination exceeding certain specified soil cleanup objectives for which three-year inspection and reporting of the engineering control measures is required. See “Description of the Mortgage Pool – Environmental Considerations” in the prospectus.

A-3-8

Office - CBD	Loan #1	Cut-off Date Balance:	$65,000,000
512 West 22nd Street	512 West 22nd Street	Cut-off Date LTV:	62.4%
New York, NY 10011		UW NCF DSCR:	1.57x
		UW NOI Debt Yield:	11.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at 512 West 22nd Street Property:

Cash Flow Analysis(1)(2)(3)
	2023	2024	June 2025 TTM	UW	UW PSF
Rents In Place	$16,146,963	$17,256,444	$17,446,179	$20,056,745	$116.22
Vacant Income	0	0	0	0	$0.00
Total Reimbursements	859,469	455,218	737,635	753,586	$4.37
Vacancy	0	0	0	($1,040,517)	($6.03)
Effective Gross Income	$17,006,432	$17,711,662	$18,183,814	$19,769,814	$114.56

Real Estate Taxes(4)	809,306	790,170	811,117	1,007,455	$5.84
Insurance	302,752	358,887	347,740	363,541	$2.11
Other Expenses	$4,029,686	$3,918,667	$3,933,427	$3,819,941	$22.13
Total Expenses	$5,141,744	$5,067,724	$5,092,284	$5,190,938	$30.08

Net Operating Income(5)	$11,864,688	$12,643,938	$13,091,530	$14,578,877	$84.48
Capital Expenditures	0	0	0	34,515	$0.20
TI/LC	0	0	0	780,312	$4.52
Net Cash Flow	$11,864,688	$12,643,938	$13,091,530	$13,764,049	$79.76

Occupancy %(6)	78.6%	83.5%	100.0%(8)	95.0%
NOI DSCR(7)	1.36x	1.44x	1.50x	1.67x
NCF DSCR(7)	1.36x	1.44x	1.50x	1.57x
NOI Debt Yield(7)	9.1%	9.7%	10.1%	11.2%
NCF Debt Yield(7)	9.1%	9.7%	10.1%	10.6%

(1)	Based on the underwritten rent roll dated August 7, 2025, inclusive of contractual rent steps through July 2026.
(2)	IMG Worldwide, LLC has listed its leased space on the market for sublease, though no prospective subtenant has been identified. As of the Cut-off Date, IMG Worldwide, LLC (accounting for 3.7% of UW Base Rent) is currently dark and is current with respect to all contractual rent.
(3)	Though still in occupancy and paying rent, Ancient Management LP (accounting for 3.3% of UW Base Rent) is expected to vacate upon its lease expiration in June 2026.
(4)	Historical and Underwritten Real Estate Taxes are based on the ICAP abated tax amount. Underwritten Real Estate Taxes are based on the period from September 2025 through August 2026. Without giving consideration to the ICAP tax abatement, taxes for the 2025/2026 fiscal year are approximately $1.3 million.
(5)	The NOI increase from June 2025 TTM to Underwritten is primarily attributable to recent leasing specifically the lease with Genius Sports Media Inc. which commenced June 13, 2025.
(6)	Underwritten Occupancy represents the underwritten economic occupancy and historical occupancies represent physical occupancies.
(7)	DSCR and Debt Yields are based on the 512 West 22nd Street Whole Loan.
(8)	Represents the physical occupancy as of the underwritten rent roll dated August 7, 2025.

Escrows and Reserves.

Real Estate Tax – At origination, the borrower was required to make an upfront deposit of approximately $251,864 into a tax reserve account. In addition, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, an amount equal to 1/12th of the estimated real estate taxes that the lender estimates will be payable during the next ensuing 12 months, which monthly deposit as of the loan origination date is $83,954.58.

Insurance – At origination, the borrower was required to make an upfront deposit of approximately $31,204 to an insurance reserve account. In addition, the borrower is required to make a monthly deposit of an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of coverage afforded by the policies, which is initially estimated to be approximately $31,204 as of the loan origination date. The monthly deposit will be waived so long as (i) no event of default is continuing and (ii) the borrower maintains insurance coverage for the 512 West 22nd Street Property as part of a blanket policy acceptable to lender.

Replacement Reserve – During the continuance of a Cash Sweep Period (as defined below), the borrower is required to make monthly deposits of approximately $2,876 (approximately $0.02 per SF) into a replacement reserve account, capped at $103,545.72 (equivalent to three years of monthly deposits) in the aggregate.

TI/LC Reserve – At origination, the borrower was required to make an upfront deposit of approximately $35,953 to a TL/LC reserve account and is required to deposit monthly TI/LC reserve deposits of approximately $35,953 (approximately $0.21 per SF) for future tenant improvements and leasing commissions, capped at $2,157,000 in the aggregate.

Free Rent – At origination, the borrower was required to make an upfront deposit of approximately $1,689,925, representing outstanding free rent allocable to Genius Sports Media Inc. and Kenneth Cole under their existing leases at the 512 West 22nd Street Property as of the origination date.

A-3-9

Office - CBD	Loan #1	Cut-off Date Balance:	$65,000,000
512 West 22nd Street	512 West 22nd Street	Cut-off Date LTV:	62.4%
New York, NY 10011		UW NCF DSCR:	1.57x
		UW NOI Debt Yield:	11.2%

Outstanding TI/LC Reserve – At origination, the borrower was required to make an upfront deposit of $1,022,950 for outstanding tenant improvements for Kenneth Cole. Additionally, if the escrow amount is disbursed to borrower pursuant to the Genius Sports escrow agreement, in the amount of $408,101 must be deposited to the reserve to cover the outstanding tenant improvement obligations under the Genius Sports lease (subject to the conditions below).

As of the origination date, certain landlord work with respect to the Genius Sports lease was ongoing (the “Genius Sports Landlord Work”). To secure the completion of the Genius Sports Landlord Work, the borrower, the Seller and Stewart Title Insurance Company (the “Title Company”) executed a post-closing escrow agreement (the “Post-Closing Escrow Agreement”) pursuant to which the Seller deposited approximately $408,101 (the “Genius Sports Escrowed Amount”) with the Title Company. The lender is a third-party beneficiary to the Post-Closing Escrow Agreement. Pursuant to the Post-Closing Escrow Agreement, if the work is completed within 180 days of the origination date, the Genius Sports Escrowed Amount is required to be returned to the Seller. If the work is not completed within 180 days of closing, the Genius Sports Escrowed Amount is required to be released to the borrower and the borrower is required to deposit the amount in the Outstanding TI/LC Reserve account to be used to complete the Genius Sports Landlord Work, and the Seller will have no further obligations to complete the work.

Lockbox and Cash Management. The 512 West 22nd Street Whole Loan is structured with a hard lockbox and springing cash management. At origination, the borrower was required to establish a lender-controlled lockbox account and to direct each tenant to deposit all payments due with respect to the 512 West 22nd Street Property directly into the lockbox account. So long as no Cash Sweep Period (as defined below) is continuing, funds in the lockbox account will be swept each business day to the borrower’s operating account. During a Cash Sweep Period, all amounts on deposit in the lockbox account are required to be transferred to a lender controlled cash management account once every business day to be applied to payment of all monthly amounts due under the 512 West 22nd Street Whole Loan documents, with any excess funds to be deposited either (i) into the lease sweep account, if the Cash Sweep Period was triggered due to the commencement of a Lease Sweep Period (as defined below) or (ii) into an excess cash flow reserve account held by the lender as cash collateral for the 512 West 22nd Street Whole Loan, provided no Lease Sweep Period is continuing, to be held as additional collateral during the continuance of such Cash Sweep Period.

A “Cash Sweep Period” means the occurrence of (i) an event of default under the 512 West 22nd Street Whole Loan, (ii) any bankruptcy action by the borrower or the property manager, (iii) the debt service coverage ratio being less than 1.25x for two consecutive quarters (a “DSCR Trigger Event”) or (iv) the commencement of a Lease Sweep Period.

A Cash Sweep Period will end (a) with respect to clause (i) above, if the lender accepts a cure of such event of default, (b) with respect to clause (ii) above relating to a bankruptcy action of the property manager only, if borrower replaces the manager with a qualified manager under a replacement management agreement, (c) with respect to clause (iii) above, (x) if the debt service coverage ratio is 1.30x or greater for two consecutive quarters or (y) if the borrower delivers to the lender cash or a letter of credit (or combination thereof) in an amount that, if applied to pay down the 512 West 22nd Street Whole Loan, would result in a debt service coverage ratio of 1.30x (the “DSCR Cure Collateral”), and (d) with respect to clause (iv) above, if the Lease Sweep Period has ended, provided that no event of default has occurred and is continuing and borrower has paid all of lender’s reasonable out-of-pocket expenses incurred in connection with such cure including, reasonable attorney’s fees and expenses. In no event is borrower entitled to cure a Cash Sweep Period caused by a bankruptcy action of borrower.

The DSCR Cure Collateral is required to be held by the lender as additional collateral for the 512 West 22nd Street Whole Loan, and will be returned to the borrower upon the occurrence of a cure of the DSCR Trigger Event pursuant to clause (x) above (provided that no other Cash Sweep Period is then in effect), provided, that, notwithstanding the foregoing, if the lender holds DSCR Cure Collateral, the amount of the required DSCR Cure Collateral will be recalculated on a quarterly basis in connection with the lender’s calculation of the debt service coverage ratio. If (i) the debt service coverage ratio has increased, (ii) the amount of the DSCR Cure Collateral then held by the lender exceeds the amount that, if applied to pay down the 512 West 22nd Street Whole Loan, would result in a debt service coverage ratio of 1.30x and (iii) no event of default is continuing, the lender will return the amount of the excess DSCR Cure Collateral in the form of cash to borrower or permit a reduction of the applicable letter of credit by the amount of such excess, as applicable (provided, that, for the avoidance of doubt, after the return of such excess cash collateral or reduction of the letter of credit, the amount of the DSCR Cure Collateral must equal the amount that, if applied to pay down the 512 West 22nd Street Whole Loan, would result in a debt service coverage ratio of 1.30x).

A ”Lease Sweep Period” will commence: (i) (x) with respect to the Next Jump lease, 18 months prior to the earliest stated expiration (including the stated expiration of any renewal term) if the tenant under the Next Jump lease does not renew its lease, (y) with respect to the Genius Sports lease, 12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of the Genius Sports lease if the tenant under the Genius Sports lease does not renew its lease; and/or (z) with respect to any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, assuming all expansion or preferential rights to lease additional space are exercised, covers 40,000 or more rentable square feet in the aggregate (a “Replacement Lease”), 18 months prior to the earliest stated expiration (including the stated expiration of any renewal term) if tenant under the Replacement Lease does not renew its lease; (ii) the date that the Next Jump lease, Genius Sports lease, or Replacement Lease (each a “Lease Sweep Lease”) (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by borrower or manager of written notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof) prior to its then current expiration date; (iii) the date that the tenant under the Lease Sweep Lease discontinues its business (i.e., “goes dark”) at its respective demised space (each respectively, a “Lease Sweep Space”) at the 512 West 22nd Street Property (or any material portion thereof) or vacates or abandons its Lease Sweep Space or gives written notice that it intends to discontinue its business at its Lease Sweep Space at the 512 West 22nd Street Property (or a material portion thereof) unless such discontinuance is in connection with (x) a renovation of its demised premises in accordance with the Lease Sweep Lease, which renovation must not exceed 60 days, or (y) an order of a governmental authority applicable to the general area in which the 512 West 22nd Street Property is located for a period not to exceed 60 days; (iv) the tenant under the Lease Sweep Lease subleases the Lease Sweep Space (unless such sublease has been approved by the lender and the subtenant is in occupancy of the subleased premises); or (v) the occurrence of a lease sweep tenant party insolvency action.

A Lease Sweep Period will end upon the first to occur of the following: (a) in the case of clauses (i), (ii), (iii) or (v) above, (1) the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more qualified leases approved by the lender, (2) borrower has delivered reasonably satisfactory evidence to the lender that certain Occupancy Conditions (as defined below) have been satisfied, and (3) the replacement tenant under the qualified lease has delivered to the lender a tenant estoppel with respect to such qualified lease in form and substance reasonably acceptable to the lender; (b) in the case of clause (i) above, the date on which the subject tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option with respect to all of its Lease Sweep Space, and the in the lender’s judgment, sufficient funds have been accumulated in the lease sweep account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved lease sweep space leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension; (c) in the case of clause (v) above, either (i) the applicable lease

A-3-10

Office - CBD	Loan #1	Cut-off Date Balance:	$65,000,000
512 West 22nd Street	512 West 22nd Street	Cut-off Date LTV:	62.4%
New York, NY 10011		UW NCF DSCR:	1.57x
		UW NOI Debt Yield:	11.2%

sweep tenant party insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (ii) the applicable Lease Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender; and (d) in the case of clauses (i), (ii), (iii), (iv) and (v) above, the date on which (x) the lease sweep funds in the lease sweep account collected with respect to the Lease Sweep Lease in question (including any lease sweep termination payments with respect to such Lease Sweep Lease deposited into the lease sweep account) is equal to the Lease Sweep Deposit Amount (as defined below) applicable to such Lease Sweep Space, provided, that, for the avoidance of doubt, the borrower will be permitted to make a deposit into the lease sweep account in order to satisfy this clause (x), or (y) the borrower delivers a letter of credit to the lender in an amount equal to the Lease Sweep Deposit Amount applicable to such Lease Sweep Space.

The “Lease Sweep Deposit Amount” means (a) with respect to the Genius Sports lease, $5,300,000, (b) with respect to the Next Jump lease, $8,000,000, and (c) with respect to any Replacement Lease, an amount equal to the total rentable square feet of the applicable Replacement Lease multiplied by $150.

The “Occupancy Conditions” mean (a) the entire subject Lease Sweep Space is tenanted under one or more replacement leases with a replacement tenant acceptable to the lender pursuant to a lease approved by the lender, (b) each tenant has taken occupancy of the entire space demised to such tenant, (c) all contingencies under each such lease for such lease to be effective have been satisfied, (d) all leasing commissions, tenant obligations, or other landlord obligations of an inducement nature have been completed or paid in full (or alternatively, sufficient funds have been retained in the lease sweep account for such purposes), (e) such tenant has commenced paying full rent with no free or abated rent period applicable (or alternatively, sufficient funds have been retained in the lease sweep account for all remaining scheduled free or abated rent), and (f) the rent commencement date or all such leases has been set.

Terrorism Insurance. The 512 West 22nd Street Whole Loan documents require that the borrower maintain comprehensive “all risk” or “special form” insurance in an amount equal to 100% of full replacement cost and 18 months of business income/loss of rents insurance with an extended period of indemnity of up to 12 months, which includes coverage for acts of terrorism. However, if the Terrorism Risk Insurance Program Reauthorization Act of 2015 is no longer in effect, borrower is only required to obtain such insurance to the extent obtainable for an annual premium not to exceed 200% of the current insurance premium payable with respect to the required property and business interruption/rental loss insurance. See “Risk Factors—Risks Relating to the Whole Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-11

Retail – Anchored	Loan #2	Cut-off Date Balance:	$60,000,000
44 East 14th Street	4 Union Square South	Cut-off Date LTV:	41.4%
New York, NY 10003		UW NCF DSCR:	2.42x
		UW NOI Debt Yield:	14.2%

A-3-12

Retail – Anchored	Loan #2	Cut-off Date Balance:	$60,000,000
44 East 14th Street	4 Union Square South	Cut-off Date LTV:	41.4%
New York, NY 10003		UW NCF DSCR:	2.42x
		UW NOI Debt Yield:	14.2%

A-3-13

Retail – Anchored	Loan #2	Cut-off Date Balance:	$60,000,000
44 East 14th Street	4 Union Square South	Cut-off Date LTV:	41.4%
New York, NY 10003		UW NCF DSCR:	2.42x
		UW NOI Debt Yield:	14.2%

4 Union Square South
44 East 14th Street
New York, NY 10003
MANHATTAN
Union Square
Flatiron District
Gramercy Park
Chelsea
Greenwich Village
West Village
East Village
NoHo
Madison Square Park
Union Square Park
Gramercy Park
Stuyvesant Square Park
Washington Square Park
Cooper Triangle
Supreme Court-Appellate Division
Metropolitan Life North Building
One Madison Avenue
69th Regiment Armory
Baruch College
The Marcel at Gramercy Hotel
Gramercy Theatre
Freehand New York
School of Visual Arts
Flatiron Building
Theo. Roosevelt Birthplace Natl. Historic Site
Cabrini Medical Ctr.
NYU Wagner
W New York Union Square
The Stand
Daryl Roth Theatre
Vel Records
Irving Plaza
Mt. Sinai Union Square
Vineyard Theatre
Con Edison
Walker Tower
Rubin Museum of Himalayan Art
Oden Technologies
Adobe Inc.
The Twenty Two New York
The Victoria
The Sierra Chelsea
Salvation Army - Greater New York Division
80 Fifth Ave. Business Ctr.
The New School University Center
The Jefferson
Lenox Health Greenwich Village
Walker Hotel Greenwich Village
Quad Cinema
MacMillan Building
Hyatt Union Sq.
Benjamin N. Cardozo School of Law
The Village Temple
Eugene Lang College - The New School of Liberal Arts
First Presbyterian Church
Webster Hall
Infinity Technologies Group
Moxy NYC East Village
Grace Church
Emma Lazarus House
The Stuyvesant Fish House
Yahoo
NYU Center for Bioethics
The Cooper Union
Albert Nerken School Of Engineering
Washington Arch
Silver Center for Arts & Science
Tisch School of The Arts
Blue Man Group New York
The Public Theater
St. George Ukrainian Catholic Church
Ukrainian Museum
New York University
The Standard, East Village
Merchant's House Museum
IFC Center
NYU School of Law
Skirball Center for the Performing Arts
Frederick Loewe Theatre at NYU
Hebrew Union College - Jewish Inst. of Religion
Wolfe Center
Museum of Wild & Newfangled Art
Gene Frankel Theatre
Zürcher Gallery
W. 23rd St.
23RD ST
23RD ST/ LEXINGTON
E. 25th St.
E. 24th St.
E. 23rd St.
E. 22nd St.
E. 21st St.
E. 20th St.
E. 19th St.
W. 18th St.
18TH ST/ 7TH AVE
E. 18th St.
W. 17th St.
E. 17th St.
W. 16th St.
E. 16th St.
W. 15th St.
E. 15th St.
14TH ST
UNION SQUARE/ 14TH ST
14TH ST/ LEXINGTON/ UNION SQUARE
6TH AVE
W. 14th St.
E. 14th St.
3RD AVE
W. 13th St.
14TH ST/ 7TH AVE
E. 13th St.
W. 12th St.
E. 12th St.
W. 11th St.
E. 11th St.
W. 10th St.
E. 10th St.
W. 9th St.
E. 9th St.
W. 8th St.
ASTOR PL/ 8TH ST/ LEXINGTON
8TH ST/ NYU
Waverly Pl.
CHRISTOPHER/ SHERIDAN SQ
4TH ST/ WASHINGTON SQ
W. 4th St.
E. 5th St.
E. 4th St.
W. 3rd St.
E. 3rd St.
E. 2nd St.
Bleecker St.
Broadway
Park Ave. S.
Lexington Ave.
3rd Ave.
Irving Pl.
7th Ave.
6th Ave.
5th Ave.
4th Ave.
University Pl.
Greenwich Ave.
Waverly Pl.
Christopher St.
7th Ave. S.
Bleecker St.
Bedford St.
Carmine St.
6th Ave.
Mercer St.
Lafayette St.
Bowery
N Q R
4 5 6
1 2 3
B D F M
A C E
L
Upper West Side
Upper East Side
Central Park
Astoria
QUEENS
West New York
North Bergen
Weehawken
West Side
East Side
Long Island City
Midtown
Union City
Chelsea
MANHATTAN
Greenpoint
Williamsburg
Greenwich Village
Hoboken
Hudson River
East River
Little Italy
Lower East Side
NEW JERSEY
SoHo
Tribeca
Chinatown
BROOKLYN
JERSEY CITY
Financial District
Downtown Brooklyn
Brooklyn Heights
Park Slope
Liberty State Park

A-3-14

Mortgage Loan No. 2 – 4 Union Square South

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	New York, NY 10003
Original Balance(1):	$60,000,000			General Property Type:	Retail
Cut-off Date Balance(1):	$60,000,000			Detailed Property Type:	Anchored
% of Initial Pool Balance:	8.7%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1971/2003
Borrower Sponsor:	Vornado Realty L.P.			Size:	204,189 SF
Guarantor:	Vornado Realty L.P.			Cut-off Date Balance PSF(1):	$588
Mortgage Rate:	5.6420%			Maturity Date Balance PSF(1):	$588
Note Date:	8/12/2025			Property Manager:	Vornado Office Management LLC
Maturity Date:	9/11/2035				(borrower-related)
Term to Maturity:	120 months			Underwriting and Financial Information
Amortization Term:	0 months			UW NOI:	$17,073,095
IO Period:	120 months			UW NCF:	$16,588,633
Seasoning:	1 month			UW NOI Debt Yield(1):	14.2%
Prepayment Provisions(4):	L(25),D(88),O(7)			UW NCF Debt Yield(1):	13.8%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	14.2%
Additional Debt Type:	Pari Passu			UW NCF DSCR(1):	2.42x
Additional Debt Balance:	$60,000,000			Most Recent NOI:	$17,308,268 (4/30/2025 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$17,204,383 (12/31/2024)
				3rd Most Recent NOI:	$16,961,741 (12/31/2023)
Reserves(2)				Most Recent Occupancy:	100.0% (4/1/2025)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	100.0% (1/31/2024)
Taxes:	$1,567,806	$522,602	NAP	3rd Most Recent Occupancy:	100.0% (1/31/2023)
Insurance:	$0	Springing	NAP	Appraised Value (as of):	$290,000,000 (5/12/2025)
Replacement Reserve:	$0	Springing	NAP	Appraised Value PSF:	$1,420
TI/LC Obligations:	$200,000	$0	NAP	Cut-off Date LTV Ratio(1):	41.4%
Rollover Reserve:	$0	$34,031	NAP	Maturity Date LTV Ratio(1):	41.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$120,000,000	97.5%	Existing Debt:	$120,234,395	97.6%
Borrower Sponsor Equity:	$3,134,253	2.5%	Reserves:	$1,767,806	1.4%
			Closing Costs:	$1,132,052	0.9%
Total Sources:	$123,134,253	100.0%	Total Uses:	$123,134,253	100.0%
(1)	4 Union Square South Mortgage Loan (as defined below) is part of the 4 Union Square South Whole Loan (as defined below) which is comprised of three pari passu promissory notes, with an aggregate original principal amount of $120,000,000. The Underwriting and Financial Information presented above is based on the 4 Union Square South Whole Loan.
(2)	See “Escrows and Reserves” below.
(3)	Initial deposit for TI/LC Obligations is specifically for the Burlington Coat Factory only.
(4)	The 4 Union Square South Whole Loan documents permit partial prepayment of the loan (with the applicable yield maintenance-based prepayment premium) if the borrower elects to make a low debt yield avoidance amount payment (a prepayment amount that results in the debt yield being at least 9.0%).

The Mortgage Loan. The second largest mortgage loan (the “4 Union Square South Mortgage Loan”) is part of a whole loan (the “4 Union Square South Whole Loan”) evidenced by three pari passu promissory notes with an aggregate principal amount of $120,000,000 and secured by the borrowers fee simple interest in a 204,189 SF trophy-class urban anchored retail center located at 44 East 14th Street in New York, NY (“4 Union Square South Property”). The 4 Union Square South Mortgage Loan is evidenced by the controlling Note A-1-1, with an original principal amount of $60,000,000.

The 4 Union Square South Whole Loan will be serviced pursuant to the pooling and servicing agreement for the WFCM 2025-C65 securitization trust. The relationship between the holders of the 4 Union Square South Whole Loan is governed by a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the prospectus.

4 Union Square South Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1-1	$60,000,000	$60,000,000	WFCM 2025-C65	Yes
A-1-2(1)	$32,500,000	$32,500,000	WFB	No
A-2(1)	$27,500,000	$27,500,000	WFB	No
Whole Loan	$120,000,000	$120,000,000
(1)	Expected to be contributed to one or more future securitization transactions.

A-3-15

Retail – Anchored	Loan #2	Cut-off Date Balance:	$60,000,000
44 East 14th Street	4 Union Square South	Cut-off Date LTV:	41.4%
New York, NY 10003		UW NCF DSCR:	2.42x
		UW NOI Debt Yield:	14.2%

The Borrower and the Borrower Sponsor. The borrower is 4 USS LLC, a Delaware limited liability company and single purpose entity with two independent directors. The borrower sponsor and non-recourse carveout guarantor is Vornado Realty L.P., owned and controlled by Vornado Realty Trust (“Vornado”, NYSE: VNO).

Vornado is a fully-integrated Real Estate Investment Trust (“REIT”) founded in 1982 and headquartered in New York City. Vornado is the largest owner and manager of street retail in Manhattan, with a portfolio of more than 2.4 million square feet and a particular focus on flagship stores for marquee brands.

The Property. The 4 Union Square South Property is an anchored retail center totaling 204,189 SF located in New York, New York. Situated on an approximately 0.757-acre site, the 4 Union Square South Property was built in 1971 and, in 2003, the borrower sponsor redeveloped the property from a single-tenant department store into a multi-tenant retail center. The 4 Union Square South Property is anchored by Burlington Coat Factory (“Burlington”), Whole Foods and DSW Shoes (“DSW”) with additional national tenants including Five Below and Sephora. As of April 1, 2025, the 4 Union Square South Property was 100.0% leased to six retail tenants and has averaged 99.0% occupancy since 2015.

Major Tenants.

Burlington (92,602 SF; 45.4% of NRA; 21.8% of UW rent). Founded in 1972 and headquartered in Burlington Township, New Jersey, Burlington is an American national off-price department store retailer with more than 1,100 stores in 47 states and Puerto Rico. As of March 31, 2025, the tenant reported trailing 12-month sales of $399 PSF and an occupancy cost of 27.0%. Burlington has been in occupancy at the 4 Union Square South Property since 2012, has a lease expiration in March 2030 and has no renewal or termination options.

Whole Foods (61,097 SF; 29.9% of NRA; 41.6% of UW rent). Whole Foods, a subsidiary of Amazon, is an American multinational supermarket chain founded in 1980 and headquartered in Austin, Texas. Whole Foods has more than 500 stores in North America and seven in the United Kingdom. As of March 31, 2025, the tenant reported trailing 12-month sales of $1,251 PSF and an occupancy cost of 13.1%. Whole Foods has been at the 4 Union Square South Property since 2004, has a lease expiration in November 2040 and has no renewal or termination options.

DSW (30,762 SF; 15.1% of NRA; 12.5% of UW rent). Founded in 1969, DSW is an American retail shoe store chain with more than 500 stores in the United States. As of March 31, 2025, the tenant reported trailing 12-month sales of $482 PSF and an occupancy cost of 19.9%. DSW has been in occupancy at the 4 Union Square South Property since 2004, has a lease expiration in October 2034 and has no renewal or termination options.

The following table presents certain information relating to the tenancy at the 4 Union Square South Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)(1)	Tenant SF	Approx. % of SF	Annual UW Rent(2)	% of Total Annual UW Rent(2)	Annual UW Rent PSF
							March 2025 TTM Sales $	March 2025 TTM Sales PSF	March 2025 TTM Occ Cost %	Lease Expiration	Renewal Options	Termination Option (Y/N)
Major Tenants
Burlington	NR/Ba1/BB+	92,602	45.4%	$5,154,227	21.8%	$55.66	$36,923,091	$399	27.0%	3/31/2030	None	N
Whole Foods	NR/A1/AA-	61,097	29.9%	$9,847,604	41.6%	$161.18	$76,424,936	$1,251	13.1%	11/30/2040	None	N
DSW	NR/NR/NR	30,762	15.1%	$2,950,000	12.5%	$95.90	$14,823,322	$482	19.9%	10/31/2034	None	N
Five Below	B+/NR/NR	10,025	4.9%	$1,008,000	4.3%	$100.55	$4,448,092	$444	24.4%	1/31/2037	1 x 5 years	N
Sephora	NR/NR/NR	8,018	3.9%	$4,369,810	18.5%	$545.00	$25,733,955	$3,210	17.9%	1/31/2033	None	N
Kazunori	NR/NR/NR	1,682	0.8%	$320,855	1.4%	$190.76	NAV	NAV	NAV	3/31/2038	None	N
Major Tenant Subtotal/Wtd. Avg.		204,186	100.0%	$23,650,496	100.0%	$115.83
Other		3	0.0%	$8,026	0.0%	$2,675.36
Occupied Collateral Subtotal/Wtd. Avg.		204,189	100.0%	$23,658,522	100.0%	$115.87
Vacant Space		0	0.0%	$0.0	0.0%	$0.0
Total/Wtd. Avg.		204,189	100.0%	$23,658,522	100.0%	$115.87
(1)	Certain ratings may be those of the parent company whether or not the parent guarantees the lease.
(2)	Base Rent includes rent steps through June 2026 totaling $134,492 and straight line rent averaging for investment grade tenants totaling $1,447,604.

A-3-16

Retail – Anchored	Loan #2	Cut-off Date Balance:	$60,000,000
44 East 14th Street	4 Union Square South	Cut-off Date LTV:	41.4%
New York, NY 10003		UW NCF DSCR:	2.42x
		UW NOI Debt Yield:	14.2%

The following table presents a summary of sales and occupancy costs for certain Major Tenants (as defined below) at the 4 Union Square South Property.

Tenant Sales (1)
	2023 Sales (PSF)	2024 Sales (PSF)	March 2025 TTM Sales (PSF)	Occupancy Cost (2)
Burlington	$390	$401	$399	27.0%
Whole Foods	$1,152	$1,207	$1,251	13.1%
DSW	$466	$525	$482	19.9%
Five Below	$421	$446	$444	24.4%
Sephora	$3,038	$3,074	$3,210	17.9%
(1)	Information obtained from the borrower.
(2)	Occupancy cost is based on underwritten rent and total reimbursements divided by March 2025 TTM reported sales.

The following table presents certain information relating to the lease rollover schedule at 4 Union Square South Property:

Lease Rollover Schedule (1)
Year	# of Leases Rolling (2)	SF Rolling(2)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(2)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling	UW Rent PSF Rolling
MTM/2025(2)	1	1	0.0%	0.0%	$6,753	0.0%	0.0%	$6,753.00
2026	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2027(2)	1	1	0.0%	0.0%	$1,273	0.0%	0.0%	$1,273.08
2028	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2029	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2030	1	92,602	45.4%	45.4%	$5,154,227	21.8%	21.8%	$55.66
2031(2)	1	1	0.0%	45.4%	$0	0.0%	21.8%	$0.00
2032	0	0	0.0%	45.4%	$0	0.0%	21.8%	$0.00
2033	1	8,018	3.9%	49.3%	$4,369,810	18.5%	40.3%	$545.00
2034	1	30,762	15.1%	64.3%	$2,950,000	12.5%	52.8%	$95.90
2035	0	0	0.0%	64.3%	$0	0.0%	52.8%	$0.00
Thereafter	3	72,804	35.7%	100.0%	$11,176,459	47.2%	100.0%	$153.51
Vacant	0	0	0.00%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.(3)	9	204,189	100.00%		$23,658,522	100.00%		$115.87
(1)	Information is based on the underwritten rent roll dated as of April 1, 2025.
(2)	Includes three antenna/telecommunication tenants totaling 3 SF and $8,026 of UW rent.
(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The 4 Union Square South Property is located along the south side of East 14th Street and the north side of East 13th Street between Broadway and University Place within the Union Square neighborhood of Manhattan. According to the appraisal, the estimated 2024 population within a 0.25-, 0.5- and one-mile radius was approximately 21,649, 68,718 and 274,520, respectively, and the average household income within the same radii was $233,379, $213,493 and $189,537, respectively.

According the third-party report, the 4 Union Square South Property is located within the Gramercy Park Retail submarket of the New York-NY retail market. As of third quarter 2025, the submarket reported total inventory of approximately 1.48 million SF with a 3.8% vacancy rate and average asking rent of $143.92 PSF. The appraiser concluded to market rents for the 4 Union Square South Property ranging from $110.0 PSF for Retail (Floors 3-6), to $500.0 for Retail (Grade) (see table below).

A-3-17

Retail – Anchored	Loan #2	Cut-off Date Balance:	$60,000,000
44 East 14th Street	4 Union Square South	Cut-off Date LTV:	41.4%
New York, NY 10003		UW NCF DSCR:	2.42x
		UW NOI Debt Yield:	14.2%

The following table presents certain information relating to the appraisal’s market rent conclusion for the 4 Union Square South Property:

Market Rent Summary (1)
	Retail (Grade University Place)	Retail (Grade)	Retail (Multi-Level Small)	Retail (Floors 3-6)	Retail (Multi-Level Large)
Market Rent (PSF)	$175.00	$500.00	$125.00	$110.00	$140.00
Lease Term (Years)	10	10	10	15	15
Lease Type (Reimbursements)	Mod. Gross	Mod. Gross	Mod. Gross	Mod. Gross	Mod. Gross
Tenant Improvements New (PSF)	$100.00	$100.00	$100.00	$100.00	$100.00
Rent Increase Projection	3.00%/year	3.00%/year	3.00%/year	10% every 5 years	10% every 5 years
(1)	Information obtained from the appraisal.

Appraisal. The appraisal concluded to an “as-is” value for the 4 Union Square South Property of $290,000,000 as of May 12, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated May 23, 2025, there was no evidence of any recognized environmental conditions at the 4 Union Square South Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 4 Union Square South Property:

Cash Flow Analysis
	2023	2024	4/30/2025 TTM	UW	UW PSF
Base Rent(1)	$20,237,645	$20,838,157	$21,389,588	$23,658,522	$115.87
(Vacancy)	$0	$0	$0	($1,182,926)	($5.79)
Total Base Rent	$20,237,645	$20,838,157	$21,389,588	$22,475,596	$110.08
(Free Rent Adjustment/Collection Loss)	($125,755)	$0	$0	$0	$0.00
Other Income	$23,113	$23,008	$23,020	$23,020	$0.11
Total Recoveries	$6,109,529	$6,556,604	$6,289,315	$5,600,440	$27.43
Effective Gross Income	$26,496,042	$27,417,769	$27,701,922	$28,099,056	$137.61

Real Estate Taxes	$5,202,720	$5,715,518	$5,749,696	$5,972,591	$29.25
Insurance	$160,458	$177,099	$182,627	$176,860	$0.87
Management Fee	$407,427	$416,763	$427,792	$842,972	$4.13
Other Operating Expenses	$3,763,696	$3,904,006	$4,033,539	$4,033,539	$19.75
Total Operating Expenses	$9,534,301	$10,213,386	$10,393,654	$11,025,961	$54.00

Net Operating Income	$16,961,741	$17,204,383	$17,308,268	$17,073,095	$83.61
Replacement Reserves	$0	$0	$0	$76,090	$0.37
TI/LC	$0	$0	$0	$408,372	$2.00
Net Cash Flow	$16,961,741	$17,204,383	$17,308,268	$16,588,633	$81.24

Occupancy %	100.0%	100.0%	100.0%	95.0%(2)
NOI DSCR(3)	2.47x	2.51x	2.52x	2.49x
NCF DSCR(3)	2.47x	2.51x	2.52x	2.42x
NOI Debt Yield(3)	14.1%	14.3%	14.4%	14.2%
NCF Debt Yield(3)	14.1%	14.3%	14.4%	13.8%
(1)	Base Rent includes rent steps through June 2026 totaling $134,492 and straight line rent averaging for investment grade tenants totaling $1,447,604.
(2)	UW Occupancy represents the economic occupancy. The 4 Union Square South Property was 100.0% physically occupied as of April 1, 2025.
(3)	DSCRs and Debt Yields are based on the 4 Union Square South Whole Loan.

Escrows and Reserves.

Real Estate Taxes – The 4 Union Square South Whole Loan documents require an upfront deposit of $1,567,806 and ongoing monthly deposits equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months (initially totaling $522,602).

Insurance Reserve – The 4 Union Square South Whole Loan documents require an ongoing monthly deposit into an insurance reserve equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof; provided that no deposits are required if (i) no event of default is continuing, (ii) the borrower maintains insurance coverage for the 4 Union Square South Property as part of blanket or umbrella coverage reasonably approved by the lender, and (iii) the borrower provides the lender with evidence of the renewals of the insurance policies and paid receipts for the payment of the insurance premiums no later than 30 days prior to the expiration dates of the policies.

A-3-18

Retail – Anchored	Loan #2	Cut-off Date Balance:	$60,000,000
44 East 14th Street	4 Union Square South	Cut-off Date LTV:	41.4%
New York, NY 10003		UW NCF DSCR:	2.42x
		UW NOI Debt Yield:	14.2%

TI/LC Reserve – The 4 Union Square South Whole Loan documents require an upfront deposit of $200,000 for outstanding tenant improvements and leasing commissions related to Burlington. Additionally, the 4 Union Square South Whole Loan documents require ongoing monthly deposits of $34,031 for tenant improvements and leasing commissions.

Replacement Reserves – During the occurrence of a Cash Trap Event Period (as defined below), the 4 Union Square South Whole Loan documents require ongoing monthly deposits of $6,340 for capital expenditures.

Lockbox and Cash Management. The 4 Union Square South Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to direct tenants to pay rent directly into such lockbox account and all rents received directly by the borrower or the property manager are required to be deposited into the lockbox account within 10 business days of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds in the lockbox account are required to be distributed to the borrower. During a Cash Trap Event Period, funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account. Any excess cash flow remaining after satisfaction of the waterfall items outlined in the 4 Union Square South Whole Loan documents is required to be swept to an excess cash flow subaccount controlled by the lender as additional security for the loan during the continuance of the Cash Trap Event Period.

A “Cash Trap Event Period” will commence upon the earliest of the following:

(i)	the occurrence of an event of default;
(ii)	the net operating income debt yield (“NOI DY”) falling below 9.0%; provided, however, a Cash Trap Event Period shall be deemed not to exist if, within 15 business days after the borrower receives notice from the lender that a Cash Trap Event Period has commenced, the borrower (a) prepays a portion of the loan (including any applicable yield maintenance premium) in an amount that would result in the NOI DY being at least 9.0%, or (b) delivers cash or a letter of credit to the lender as additional collateral for the loan in an amount that, if applied to the outstanding principal balance of the loan, would result in the NOI DY being at least 9.0%; or
(iii)	either (a) Burlington or Whole Foods (each a “Major Tenant”) goes dark, vacates, is in material default under its lease or is subject to a bankruptcy or insolvency proceeding, or (b) Burlington has not yet renewed its lease at least 12 months prior to lease expiration for a term of at least five years.

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of the related event of default;
●	with regard to clause (ii), the NOI DY being at least 9.0% (tested quarterly);
●	with regard to clause (iii), the entirety or a portion of the applicable major tenant space is leased to one or more replacement tenants pursuant to one or more executed qualified leases and the occupancy conditions are satisfied;
●	with regard to clause (iii)(a), the Major Tenant is fully occupying its space and has recommenced normal business operations, the Major Tenant pays all obligations under its lease, the bankruptcy or insolvency proceeding is discharged and/or the applicable Major Tenant affirms the lease in such proceeding and is current on rent and other amounts due under the lease; and
●	with regard to clause (iii)(b), Burlington extends or renews the existing lease for an additional 5 year period as evidenced by a written acknowledgement of such extension or renewal executed by Burlington Tenant in a form reasonably acceptable to the lender.

Terrorism Insurance.  The 4 Union Square South Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the 4 Union Square South Property, as well as business interruption insurance covering no more than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-19

Office - CBD	Loan #3	Cut-off Date Balance:	$60,000,000
3200-3240 El Camino Real, 400-450	Market Place Center	Cut-off Date LTV:	50.9%
Exchange, and 200, 210, 220,		UW NCF DSCR:	2.96x
240, 250, and 300-350 Commerce Irvine, CA 92612		UW NOI Debt Yield:	17.7%

A-3-20

Office - CBD	Loan #3	Cut-off Date Balance:	$60,000,000
3200-3240 El Camino Real, 400-450	Market Place Center	Cut-off Date LTV:	50.9%
Exchange, and 200, 210, 220,		UW NCF DSCR:	2.96x
240, 250, and 300-350 Commerce Irvine, CA 92612		UW NOI Debt Yield:	17.7%

Market Place Center
3200-3240 El Camino Real, 400-450 Exchange,
and 200, 210, 220, 240, 250, and 300-350 Commerce
Irvine, CA 92612
SANTA ANA
North Tustin
Tustin
IRVINE
Westpark
Woodbridge
University Park
ORANGE COUNTY
Orange County Great Park
Tustin Ranch Golf Course
Oak Creek Golf Club
Strawberry Farms Golf Club
Rancho San Joaquin Golf Course
William R. Mason Regional Park
Bill Barber Mem. Park
Orange County Global Medical Center
Foothill Regional Medical Ctr.
Marconi Automotive Museum
Ricoh Training Center
Fujifilm Irvine Scientific
Integral Aerospace
Newport Corporation
The District at Tustin Legacy
B Braun Medical Inc.
John Wayne Airport 3 miles
Western Digital
Harvard Place Shopping Ctr.
Crossroads
Westpark Plaza
Woodbridge Village Center
Culver Plaza
Orange Tree Square Shopping Center
Irvine Valley College
Alton Square
Oak Creek Shopping Ctr.
Sand Canyon Plaza
Discovery Business Center
Hoag Hospital Irvine
Kaiser Permanente OC - Irvine Medical Center
Quail Hill Shopping Center
Alton Marketplace
Irvine Spectrum
University Park Center
Parkview Center
Concordia University-Irvine
University Center
Irvine Barclay Theatre
UC-Irvine
Tustin Ranch Plaza
The Market Place
Northpark Plaza
Northwood Town Center
Heritage Plaza
Walnut Village Center
Cypress Village Shopping Center
METROLINK IE - OC LINE
Santa Ana Fwy
San Diego Fwy
Costa Mesa Fwy
Tustin
Irvine
LOS ANGELES
ANAHEIM
LONG BEACH
SANTA ANA
IRVINE
Pacific Ocean

A-3-21

Mortgage Loan No. 3 – Market Place Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB/JPMCB			Single Asset/Portfolio:	Single Asset
				Location:	Irvine, CA 92612
Original Balance(1):	$60,000,000			General Property Type:	Office
Cut-off Date Balance(1):	$60,000,000			Detailed Property Type:	CBD
% of Initial Pool Balance:	8.7%			Title Vesting:	Fee
Loan Purpose:	Recapitalization			Year Built/Renovated:	1999-2006/2015-2025
Borrower Sponsor:	The Irvine Company LLC			Size:	1,154,250 SF
Guarantor:	Irvine Core Office LLC			Cut-off Date Balance Per SF(1):	$117
Mortgage Rate:	5.5520%			Maturity Date Balance Per SF(1):	$117
Note Date:	8/26/2025			Property Manager:	Irvine Management Company
Maturity Date:	9/11/2035				(borrower-related)
Term to Maturity:	120 months			Underwriting and Financial Information
Amortization Term:	0 months			UW NOI:	$23,887,446
IO Period:	120 months			UW NCF:	$22,485,950
Seasoning:	1 month			UW NOI Debt Yield(1):	17.7%
Prepayment Provisions:	L(24),YM1(1),DorYM1(90),O(5)			UW NCF Debt Yield(1):	16.7%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	17.7%
Additional Debt Type(1):	Pari Passu			UW NCF DSCR(1):	2.96x
Additional Debt Balance(1):	$75,000,000			Most Recent NOI:	$21,319,637 (6/30/2025 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$20,381,263 (12/31/2024 TTM)
				3rd Most Recent NOI:	$20,133,595 (6/30/2024)
Reserves(2)				Most Recent Occupancy:	80.9% (7/31/2025)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	79.0% (6/30/2024)
RE Taxes:	$0	Springing	NAP	3rd Most Recent Occupancy:	81.0% (6/30/2023)
Insurance:	$0	Springing	NAP	Appraised Value (as of):	$265,000,000 (3/5/2025)
Replacement Reserve:	$0	Springing	NAP	Appraised Value PSF:	$230
TI/LC Reserve:	$0	Springing	NAP	Cut-off Date LTV Ratio(1):	50.9%
Existing TI/LC Reserve:	$1,909,289	$0	NAP	Maturity Date LTV Ratio(1):	50.9%
Rent Concession Reserve:	$537,085	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$135,000,000	100.0%	Existing Debt(3):	$104,190,724	77.2%
			Return of Equity:	$28,010,124	20.7%
			Upfront Reserves:	$2,446,374	1.8%
			Closing Costs:	$352,778	0.3%
Total Sources:	$135,000,000	100.0%	Total Uses:	$135,000,000	100.0%

(1)	The Market Place Center Mortgage Loan (as defined below) is part of the Market Place Center Whole Loan (as defined below), which is comprised of eight pari passu promissory notes with an aggregate original principal balance of $135,000,000. Underwriting and Financial Information presented above is based on the Market Place Center Whole Loan.
(2)	See “Escrows and Reserves” below.
(3)	The borrower paid off approximately $104.2 million of existing debt in March 2025.

The Mortgage Loan. The third largest mortgage loan (the “Market Place Center Mortgage Loan”) is part of a whole loan (the “Market Place Center Whole Loan”) evidenced by eight pari passu promissory notes with an aggregate original principal amount $135,000,000. The Market Place Center Whole Loan was co-originated by Wells Fargo Bank, National Association (“WFB”) and JPMorgan Chase Bank, National Association (“JPMCB”). The Market Place Center Whole Loan is secured by a first priority mortgage on a fee interest in 22 office buildings totaling 1,154,250 SF, located in Irvine, California (the “Market Place Center Property”).

The Market Place Center Mortgage Loan is evidenced by the (i) controlling Note A-1-A to be contributed by WFB and (ii) the non-controlling Note A-4-A to be contributed by JPMCB, with an aggregate original principal balance of $60,000,000. The Market Place Center Whole Loan will be serviced pursuant to the pooling and servicing agreement for the WFCM 2025-C65 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the prospectus.

A-3-22

Office - CBD	Loan #3	Cut-off Date Balance:	$60,000,000
3200-3240 El Camino Real, 400-450	Market Place Center	Cut-off Date LTV:	50.9%
Exchange, and 200, 210, 220,		UW NCF DSCR:	2.96x
240, 250, and 300-350 Commerce Irvine, CA 92612		UW NOI Debt Yield:	17.7%
Market Place Center Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A	$36,000,000	$36,000,000	WFCM 2025-C65	Yes
A-1-B(1)	4,000,000	4,000,000	WFB	No
A-2(1)	27,000,000	27,000,000	WFB	No
A-3-A(1)	10,000,000	10,000,000	WFB	No
A-3-B(1)	4,000,000	4,000,000	WFB	No
A-4-A	24,000,000	24,000,000	WFCM 2025-C65	No
A-4-B(1)	10,000,000	10,000,000	JPMCB	No
A-5(1)	20,000,000	20,000,000	JPMCB	No
Whole Loan	$135,000,000	$135,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

The Borrower and the Borrower Sponsor. The borrower is Market Place Business Center LLC, a special purpose, bankruptcy-remote entity and a Delaware limited liability company with at least two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Market Place Center Whole Loan.

The borrower sponsor of the Market Place Center Whole Loan is The Irvine Company LLC (“The Irvine Company”) and the non-recourse carveout guarantor is Irvine Core Office LLC. The Irvine Company is a private real estate investment company headquartered in Newport Beach, California and headed by Donald Bren. The Irvine Company focuses on long-term ownership of a real estate portfolio encompassing apartment communities, new home villages, office buildings, retail, dining and entertainment and resorts. The Irvine Company’s holdings consist of 129 million SF and includes more than 590 office buildings, 125 apartment communities with 65,000 units, 40 retail centers, one coastal resort, three golf courses and five marinas. The Irvine Company’s collection of office properties are located in Orange County, California, Los Angeles, San Diego, Silicon Valley, Chicago and New York.

The Property. The Market Place Center Property is comprised of 22 two-story office buildings totaling 1,154,250 SF, located in Irvine, California. The Market Place Center Property is a master planned office development that was constructed by the sponsors in phases between 1999 and 2006. Located along Interstate 5, amenities include a café, fitness center, three outdoor basketball courts, a sand volleyball court, numerous grass lawns and brick paved patios, various indoor and outdoor seating areas, BBQ areas, and electric vehicle charging stations. The Market Place Center Property contains 4,692 parking spaces (4.06 spaces per 1,000 SF). As of July 31, 2025, the Market Place Center Property was 80.9% leased to 83 unique tenants and averaged 90.0% between FY 2015 and FY 2024.

Major Tenants.

Universal Services of America (53,360 SF; 4.6% of NRA; 5.6% of UW rent). Founded in 1957, Universal Services of America (“Allied Universal”) is a security and facilities services company that provides security services and smart technology to deliver evolving, tailored solutions that allow clients to focus on their core business. Operating in more than 100 countries, Allied Universal’s workforce comprises approximately 770,000 people. Allied Universal has been in occupancy at the Market Place Center Property, which serves as its corporate headquarters west, since 2023, has a lease expiration in July 2030 and has one, five-year renewal option. Allied Universal can terminate any time after March 1, 2026, if the manager reduces the contracted billable guard service hours provided by Allied Universal by more than 50% over the hours billed for the trailing 12 month period ending December 31, 2021, by providing at least six months’ prior notice and paying a termination fee equal to two months of base rent plus unamortized TI/LC.

MobilityWare, LLC & Upstanding (50,851 SF; 4.4% of NRA; 6.5% of UW rent). Upstanding was founded as a communication software in 1990 by Dave Yonamine and John Libby, who later formed MobilityWare in 2003, MobilityWare is a mobile application game developer and provider that launched 13 titles, including Solitaire and Blackjack, on the first day of the App Store launch in 2008. In 2018, the company reached 400 million downloads across its portfolio of games. MobilityWare, LLC & Upstanding has been in occupancy at the Market Place Center Property, which serves as its headquarters, since 2016, has a lease expiration in March 2026 and has one, five-year renewal option and no termination options.

TriMark Raygal, LLC (46,526 SF; 4.0% of NRA; 5.3% of UW rent). TriMark Raygal, LLC (“TriMark”) is a provider of equipment, supplies, and design services to the foodservice industry. TriMark has over 125 years of history, which includes mergers and acquisitions of several companies that created today’s ten TriMark divisions. TriMark has been in occupancy at the Market Place Center Property since 2017, has a lease expiration in March 2027 and has one, five-year renewal option and no termination options.

A-3-23

Office - CBD	Loan #3	Cut-off Date Balance:	$60,000,000
3200-3240 El Camino Real, 400-450	Market Place Center	Cut-off Date LTV:	50.9%
Exchange, and 200, 210, 220,		UW NCF DSCR:	2.96x
240, 250, and 300-350 Commerce Irvine, CA 92612		UW NOI Debt Yield:	17.7%

The following table presents certain information relating to the tenancy at the Market Place Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody’s/ Fitch/S&P)	Tenant SF	Approx. % of SF	Annual UW Rent(2)	% of Total Annual UW Rent	Annual UW Rent PSF(2)	Lease Exp.	Renewal Options	Term. Option (Y/N)
Major Tenants
Universal Services of America	NR/NR/NR	53,360	4.6%	$1,299,850	5.6%	$24.36	7/31/2030	1 x 5 Yr	Y(3)
MobilityWare, LLC & Upstanding	NR/NR/NR	50,851	4.4%	$1,501,122	6.5%	$29.52	3/31/2026	1 x 5 Yr	N
TriMark Raygal, LLC(4)	NR/NR/NR	46,526	4.0%	$1,228,286	5.3%	$26.40	3/31/2027	1 x 5 Yr	N
HDR Engineering, Inc	NR/NR/NR	44,210	3.8%	$1,039,819	4.5%	$23.52	5/31/2034	1 x 5 Yr	N
Waymakers	NR/NR/NR	31,425	2.7%	$754,200	3.3%	$24.00	Various(5)	1 x 5 Yr	N
Major Tenants Subtotal/Wtd. Avg.		226,372	19.6%	$5,823,277	25.1%	$25.72
Other Tenants		707,607	61.3%	$17,370,390	74.9%	$24.55
Occupied Subtotal/Wtd. Avg.		933,979	80.9%	$23,193,667	100.0%	$24.83
Vacant Space		220,271	19.1%
Total/Wtd. Avg.		1,154,250	100.0%

(1)	Based on the underwritten rent roll dated July 31, 2025.
(2)	Annual UW Rent and Annual UW Rent PSF shown above includes contractual rent steps through September 2026 totaling $540,076 and rent averaging for investment grade tenants (through the earlier of lease maturity or loan maturity) totaling $99,194.
(3)	The tenant can terminate any time after March 1, 2026, if the manager reduces the contracted billable guard service hours provided by the tenant by more than 50% over the hours billed for the trailing 12 month period ending December 31, 2021, by providing at least six months’ prior notice and paying a termination fee equal to two months of base rent plus unamortized TI/LC.
(4)	TriMark is marketing 15,101 SF (1.3% of NRA) of its space for sublease. TriMark recently renewed its lease in April 2024.
(5)	Waymakers is on multiple leases expiring April 30, 2031 (12,213 SF) and August 31, 2031 (19,212 SF).

The following table presents certain information relating to the lease rollover schedule at the Market Place Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(3)	Approx. % of Total UW Rent Rolling(3)	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling(3)
MTM/2025	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2026	15	151,302	13.1%	13.1%	$4,098,868	17.7%	17.7%	$27.09
2027	16	168,038	14.6%	27.7%	$4,070,340	17.5%	35.2%	$24.22
2028	21	146,068	12.7%	40.3%	$3,682,611	15.9%	51.1%	$25.21
2029	15	148,748	12.9%	53.2%	$3,554,005	15.3%	66.4%	$23.89
2030	10	156,416	13.6%	66.8%	$3,891,386	16.8%	83.2%	$24.88
2031	5	64,271	5.6%	72.3%	$1,554,755	6.7%	89.9%	$24.19
2032	2	28,246	2.4%	74.8%	$683,972	2.9%	92.9%	$24.21
2033	0	0	0.0%	74.8%	$0	0.0%	92.9%	$0.00
2034	1	44,210	3.8%	78.6%	$1,039,819	4.5%	97.3%	$23.52
2035	1	26,680	2.3%	80.9%	$617,909	2.7%	100.0%	$23.16
Thereafter	0	0	0.0%	80.9%	$0	0.0%	100.0%	$0.00
Vacant	0	220,271	19.1%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	86	1,154,250	100.0%		$23,193,667	100.0%		$24.83(4)

(1)	Based on the underwritten rent roll dated July 31, 2025.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.
(3)	Total UW Rent Rolling, Approx. % of Total UW Rent Rolling, and UW Rent PSF Rolling includes contractual rent steps through September 2026 totaling $540,076 and rent averaging for investment grade tenants (through the earlier of lease maturity or loan maturity) totaling $99,194.
(4)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The Market Place Center Property is located in Irvine, California within Orange County. The Market Place Center Property comprises several square blocks, sits on a total of 73.5 acres and is situated at the southeast corner of the Santa Ana (5) Freeway and the Eastern Transportation Corridor (261) with additional frontage on El Camino Real. The Market Place Center Property is approximately 3.0 miles east of Costa Mesa (55) Freeway, 3.8 miles north of the San Diego (405) Freeway, and 4.6 miles northeast of John Wayne Airport in the City of Irvine, California. The local neighborhood contains a mix of office, industrial, retail, and residential uses. Major employers in the area include Disney Resorts, University of California, Irvine, St. Joseph Health, Kaiser Permanente, Target Brands, Inc., Walmart, Inc., Hoag Memorial Hospital Presbyterian, Universal Services of America, California State University and MemorialCare Health System.

A-3-24

Office - CBD	Loan #3	Cut-off Date Balance:	$60,000,000
3200-3240 El Camino Real, 400-450	Market Place Center	Cut-off Date LTV:	50.9%
Exchange, and 200, 210, 220,		UW NCF DSCR:	2.96x
240, 250, and 300-350 Commerce Irvine, CA 92612		UW NOI Debt Yield:	17.7%

According to the appraisal, the Market Place Center Property is located within the Irvine/Tustin Legacy office submarket of the Orange County office market. As of the fourth quarter of 2024, the submarket had an inventory of 23.5 million SF with a vacancy rate of 20.0% and average rent of $35.39 PSF. The appraiser concluded to market rents for the Market Place Center Property of $23.40.

The 2023 population within a one-, three- and five-mile radius of the Market Place Center Property was 14,052, 163,308 and 529,936, respectively. The 2023 average household income within the same radii was $138,012, $136,667, $138,311, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Market Place Center Property:

Market Rent Summary(1)
	Office Space	Café Space
Market Rent (PSF)	$23.40	$12.00
Lease Term (Years)	5	5
Lease Type	NNN	NNN
Escalations (Annual)	3.50%	3.50%
Tenant Improvements (New/Renewal)	$65 / $10	$50 / $10
Leasing Commissions (New/Renewal)	6.0% / 3.0%	6.0% / 3.0%
Free Rent (Months) (New/Renewal)	5 / 5	5 / 3
(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable properties to the Market Place Center Property identified by the appraiser:

Comparable Office Leases
Property Name	Year Built	Occ.	Total NRA (SF)	Major Tenant	Lease Start Date / Term (yrs.)	Lease Size (SF)	Base Rent PSF
Market Place Center Irvine, CA	1999-2006	80.9%(1)	1,154,250	Universal Services of America	Feb-23 / 7.5	53,360	$24.36(1)
Jamboree Business Center 14000 Jamboree Road Irvine, CA	2008	NAV	77,624	Henkel Electronic Materials, LLC	Sep-25 / 5.0	77,624	$24.00
Discovery Park 15480 Laguna Canyon Road Irvine, CA	2000	NAV	44,820	St. Joseph Health System, LLC	Mar-25 / 10.3	44,820	$21.48
Jamboree Business Center 2875 Michelle Drive Irvine, CA	2007	NAV	77,625	C. Patrick Hamblin, APC	Dec-24 / 1.0	3,342	$27.36
Irvine Business Center 7515 Irvine Center Drive Irvine, CA	1998	NAV	63,412	Primoris Services Corporation	Oct-24 / 7.0	31,706	$24.00
Discovery Park 15271 Laguna Canyon Road Irvine, CA	2007	NAV	54,306	DVA Healthcare Renal Care	Sep-24 / 7.0	40,206	$22.80
Discovery Park 47 Discovery Irvine, CA	2000	NAV	53,220	Xilinx International, Inc.	Aug-24 / 3.0	3,615	$25.20
Jamboree Business Center 2860 Michelle Drive Irvine, CA	2004	NAV	41,069	W&W-AFCO Steel, LLC	Jun-24 / 3.2	2,984	$28.80
Discovery Park 46 Discovery Irvine, CA	2001	NAV	44,240	Proteor USA	Jun-24 / 9.0	22,120	$21.00

Source: Appraisal.

(1)	Based on the underwritten rent roll dated July 31, 2025. Base Rent PSF for the Market Place Center Property includes rent steps through September 2026.

Appraisal. According to the appraisal as of March 5, 2025, the Market Place Center Property had an “as-is” appraised value of $265,000,000 and as of April 1, 2028, had an “upon stabilization” value of $304,000,000.

Environmental Matters. According to the Phase I environmental site assessment dated March 17, 2025, there was no evidence of any recognized environmental conditions at the Market Place Center Property.

A-3-25

Office - CBD	Loan #3	Cut-off Date Balance:	$60,000,000
3200-3240 El Camino Real, 400-450	Market Place Center	Cut-off Date LTV:	50.9%
Exchange, and 200, 210, 220,		UW NCF DSCR:	2.96x
240, 250, and 300-350 Commerce Irvine, CA 92612		UW NOI Debt Yield:	17.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Market Place Center Property:

Cash Flow Analysis
	2022(1)	2023(1)	2024(1)	6/30/2025 TTM	UW	UW PSF
Base Rent	$23,984,661	$22,397,820	$21,553,882	$22,542,673	$28,347,985(2)	$24.56
Vacancy	$0	$0	$0	$0	($5,154,318)(3)	($4.47)
Total Base Rent	$23,984,661	$22,397,820	$21,553,882	$22,542,673	$23,193,667	$20.09
Free Rent Adjustment	($625,549)	($1,126,550)	($1,220,397)	($1,459,805)	$0	$0.00
Net Rental Income	$23,359,112	$21,271,270	$20,333,484	$21,082,868	$23,193,667	$20.09
Total Recoveries	$8,740,508	$8,738,054	$9,067,517	$10,292,638	$10,528,606	$9.12
Other Income	$664,441	$588,550	$615,924	$542,449	$833,623	$0.72
Effective Gross Income	$32,764,061	$30,597,874	$30,016,925	$31,917,955	$34,555,896	$29.94

Real Estate Taxes	$1,605,907	$1,742,934	$1,623,528	$1,597,484	$1,599,925	$1.39
Insurance	$262,208	$398,103	$384,906	$426,902	$392,415	$0.34
Management Fee	$1,060,519	$971,830	$962,879	$1,020,888	$1,123,067	$0.97
Other Operating Expenses	$5,629,807	$6,891,943	$6,912,017	$7,553,044	$7,553,044	$6.54
Total Expenses	$8,558,440	$10,004,810	$9,883,330	$10,598,318	$10,668,450	$9.24

Net Operating Income	$24,205,621(4)	$20,593,064(4)	$20,133,595	$21,319,637(5)	$23,887,446(5)	$20.70
Capital Expenses	$0	$0	$0	$0	$247,246	$0.21
TI/LC	$0	$0	$0	$0	$1,154,250	$1.00
Net Cash Flow	$24,205,621	$20,593,064	$20,133,595	$21,319,637	$22,485,950	$19.48

Occupancy (%)	88.0%	81.0%	79.0%	80.9%(3)	81.8%(3)
NOI DSCR(6)	3.19x	2.71x	2.65x	2.81x	3.14x
NCF DSCR(6)	3.19x	2.71x	2.65x	2.81x	2.96x
NOI Debt Yield(6)	17.9%	15.3%	14.9%	15.8%	17.7%
NCF Debt Yield(6)	17.9%	15.3%	14.9%	15.8%	16.7%

(1)	Historical cash flows reflect the full-year reporting period for the borrower sponsor, which has a fiscal year ending in June.
(2)	Based on the underwritten rent roll dated July 31, 2025. Base Rent includes contractual rent steps through September 2026 totaling $540,076 and rent averaging for investment grade tenants (through the earlier of lease maturity or loan maturity) totaling $99,194.
(3)	The underwritten economic vacancy is 18.2%. The property was 80.9% physically occupied as of July 31, 2025.
(4)	The decrease in NOI between 2022 and 2023 was primarily due to occupancy decreasing from 88.0% to 81.0% and free rent increasing from $625,549 to $1,126,550.
(5)	The increase in NOI between 6/30/2025 TTM and UW is primarily due to (i) 30 new and renewal leases commencing between July 2024 and July 2026 totaling 233,224 SF and $5,299,961 of base rent and (ii) underwritten base rent including rent steps and rent averaging.
(6)	DSCRs and Debt Yields are based on the Market Place Center Whole Loan.

Escrows and Reserves.

Tax Escrows – The Market Place Center Whole Loan documents do not require upfront or ongoing reserves for real estate taxes in the amount equal to 1/12th of the annual estimated tax payments; provided, (i) no Cash Trap Event Period (as defined below) has occurred and is continuing and (ii) borrower provides the lender with paid receipts or other evidence reasonably satisfactory to the lender that all taxes have been and continue to be fully and timely paid.

Insurance Escrows – The Market Place Center Whole Loan documents do not require upfront and ongoing insurance reserves in an amount equal to 1/12th of the annual estimated insurance payments; provided, (i) no Cash Trap Event Period has occurred and is continuing; and (ii) the property is covered under an acceptable blanket policy and borrower provides the lender with evidence of renewal.

Replacement Reserve – Upon the occurrence of a Cash Trap Event Period, the borrower is required to deposit monthly replacement reserves equal to approximately $20,604.

TI/LC Reserves – Upon the occurrence of a Cash Trap Event Period, the borrower is required to deposit monthly TI/LC reserves equal to $96,187.50.

Existing TI/LC Reserves – The Market Place Center Whole Loan documents require an upfront deposit of $1,909,289 for outstanding tenant improvements and leasing commissions related to thirteen tenants.

Rent Concession Reserve – The Market Place Center Whole Loan documents require an upfront deposit of $537,085 for outstanding free rent related to 10 tenants.

A-3-26

Office - CBD	Loan #3	Cut-off Date Balance:	$60,000,000
3200-3240 El Camino Real, 400-450	Market Place Center	Cut-off Date LTV:	50.9%
Exchange, and 200, 210, 220,		UW NCF DSCR:	2.96x
240, 250, and 300-350 Commerce Irvine, CA 92612		UW NOI Debt Yield:	17.7%

Lockbox and Cash Management. The Market Place Center Whole Loan is structured with a hard lockbox, which is already in place, and springing cash management. The borrower is required to direct tenants to pay rent directly into such lockbox account and all rents received directly by the borrower or the property manager are required to be deposited into the lockbox account within three business days of receipt. Prior to the occurrence of a Cash Trap Event Period, all funds in the lockbox account are required to be distributed to borrower. During a Cash Trap Event Period, funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account. Any excess cash flow remaining after satisfaction of the waterfall items outlined in the loan documents is required to be swept to an excess cash flow subaccount controlled by the lender as additional security for the loan during the continuance of the Cash Trap Event Period.

A “Cash Trap Event Period” will commence upon the earliest of the following:

(i)	the occurrence of an event of default; or
(ii)	subject to borrower’s providing Cash Trap Cure Collateral, the net cash flow debt service coverage ratio (“NCF DSCR”) falling below 1.15x.

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i) the cure of the related event of default; or
●	with regard to clause (ii) the NCF DSCR being at least 1.20x for two consecutive calendar quarters.

“Cash Trap Cure Collateral” shall mean either, or a combination of cash deposits or a letter of credit delivered to Lender Loan in an amount which, if applied as a principal prepayment of the Loan, would result in a Debt Service Coverage Ratio that is equal to or greater than 1.20x. Provided there is no event of default, the Cash Trap Cure Collateral will be released to borrower if the Debt Service Coverage Ratio is equal to or greater than 1.20x for two (2) consecutive calendar quarters.

Release of Property.  The Market Place Center Whole Loan documents permit the release, without lender consent and without fee, of any portion of the Market Place Center Property which: (a) is non-income producing; and (b) does not materially contribute to the ongoing use, economic value of, revenue or operations of the Market Place Center Property.

The Market Place Center Whole Loan documents provide that, following the lockout period, the borrower may obtain the release of not more than two adjacent buildings in connection with a sale on an arms-length basis (includes affiliates), subject to certain conditions, including: (i) no event of default shall have occurred or be continuing, (ii) partial defeasance of the loan in an amount equal to the greatest of (A) 110% of the allocated amount for the release property, (B) an amount necessary to ensure that the post-release DSCR (interest-only) of the remaining properties is no less than the greater of the pre-release DSCR (interest-only) for the entire property and 2.42x, (C) an amount necessary to ensure that the post-release LTV of the remaining properties is no less than the greater of the pre-release LTV for the entire property and 50.9%, and (D) an amount sufficient to comply with related REMIC requirements, (iii) a rating agency confirmation, and (iv) an opinion of counsel that the partial release complies with REMIC requirements.

Terrorism Insurance.  The Market Place Center Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Market Place Center Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-27

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

A-3-28

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

BioMed MIT Portfolio
1 45-75 Sidney Cambridge, MA
2 40 Landsdowne Cambridge, MA
3 35 Landsdowne Cambridge, MA
4 65 Landsdowne Cambridge, MA
5 88 Sidney Cambridge, MA
6 64 Sidney Cambridge, MA
7 38 Sidney Cambridge, MA
8 26 Landsdowne Cambridge, MA
Somerville
Inman Square
CAMBRIDGE
Central Square
Kendall Square
Lesley University
Harvard Museum of Natural History
Harvard University
Harvard Art Museums
Spaulding Hospital Cambridge
CHA Cambridge Health Alliance
Joan Lorentz Park
Sennott Park
Ahern Field
Hoyt Field
Dana Park
Moderna
Amgen
Biogen
Akamai Technologies
Alnylam Pharmaceuticals
Draper
Epizyme
Novartis Inst. for Biomedical Research
4 Cambridge Center
Google Cambridge
Microsoft New England Research and Dev. Center
Pfizer
MIT Museum
MIT List Visual Arts Center
Tang Center
Great Dome
Rockwell Cage
MIT Plasma Science and Fusion Ctr.
Massachusetts Institute of Technology
Henry G. Steinbrenner '27 Stadium
Briggs Field
Memorial Plaza
Magazine Beach
RED LINE
Charles River
Charles River Esplanade
Harvard Bridge
BOSTON UNIV. BR.
Agganis Arena
Dept. of Computer Science Bldg.
Boston University
Back Bay
BOSTON
Storrow Memorial Drive
Mass Pike
GREEN LINE
Prudential Center
111 Huntington Ave
Hynes Convention Center
Fenway Park
Back Bay Fens
Brookline
Armory Playground
YAWKEY
Kenmore
Cambridge St
Broadway
Mass. Ave
Massachusetts Ave
Western Ave
River St
Memorial Dr
Vassar St
Sidney St
Pacific St
Commonwealth Ave
Beacon St
Boylston St
Somerville
CAMBRIDGE
BOSTON
Atlantic Ocean

A-3-29

Mortgage Loan No. 4 – BioMed MIT Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	JPMCB/SGFC/GSMC			Single Asset/Portfolio:	Portfolio
				Location:	Cambridge, MA 02139
Original Balance(1):	$57,500,000			General Property Type:	Mixed Use
Cut-off Date Balance(1):	$57,500,000			Detailed Property Type:	Lab/Office
% of Initial Pool Balance:	8.3%			Title Vesting:	Sub-Leasehold
Loan Purpose:	Refinance			Year Built/Renovated:	Various/Various
Borrower Sponsor:	BioMed Realty, L.P.			Size:	1,314,481 SF
Guarantor(2):	BRE-BMR MA Holdco LLC			Cut-off Date Balance Per SF(1)(6):	$479
Mortgage Rate(3):	5.89283%			Maturity Date Balance Per SF(1)(6):	$479
Note Date:	6/5/2025			Property Manager:	BioMed Realty LLC
Maturity Date:	6/9/2035				(borrower-affiliate)
Term to Maturity:	120 months			Underwriting and Financial Information(1)
Amortization Term:	0 months			UW NOI:	$140,793,230
IO Period:	120 months			UW NCF:	$139,281,577
Seasoning:	4 months			UW NOI Debt Yield:	16.6%
Prepayment Provisions(4):	L(28),D(85),O(7)			UW NCF Debt Yield:	16.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity:	16.6%
Additional Debt Type(1):	Pari Passu / Subordinate Debt			UW NCF DSCR:	2.75x
Additional Debt Balance(1):	$789,500,000 / $478,000,000			Most Recent NOI:	$130,971,938 (2/28/2025 TTM)
Future Debt Permitted (Type):	Yes (Mezzanine)			2nd Most Recent NOI:	$130,062,720 (12/31/2024)
				3rd Most Recent NOI:	$123,595,795 (12/31/2023)
Reserves(5)				Most Recent Occupancy:	95.9% (4/1/2025)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	95.1% (12/31/2024)
RE Taxes:	$0	Springing	NAP	3rd Most Recent Occupancy:	99.0% (12/31/2023)
Insurance:	$0	Springing	NAP	Appraised Value (as of)(7):	$2,400,000,000 (3/5/2025)
Rollover Reserve:	$0	Springing	$1,314,481	Appraised Value Per SF(6):	$1,357
Ground Rent Reserve:	$0	Springing	NAP	Cut-off Date LTV Ratio (7):	35.3%
Unfunded Obligations:	$1,869,382	$0	NAP	Maturity Date LTV Ratio (7):	35.3%
Takeda Reserve:	$0	Springing	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan(1)	$847,000,000	52.0%	Loan Payoff(8)	$1,307,413,701	80.2%
Subordinate Loan(1)	478,000,000	29.3%	Ground Lease Prepayment & Extension(9)	305,800,000	18.8%
Borrower Sponsor Equity	305,238,760	18.7%	Closing Costs	15,155,677	0.9%
			Upfront Reserves	1,869,382	0.1%
Total Sources:	$1,630,238,760	100.0%	Total Uses:	$1,630,238,760	100.0%

(1)	The BioMed MIT Portfolio mortgage loan (the “BioMed MIT Portfolio Mortgage Loan”) is part of the BioMed MIT Portfolio Whole Loan (as defined below), which is evidenced by 25 senior pari passu promissory notes and 15 junior promissory notes (divided into five B notes, five C notes and five D notes) with an aggregate principal balance as of the Cut-off Date of $1,325,000,000. The Cut-off Date Balance PSF, Maturity Date Balance PSF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the principal balance of the BioMed MIT Portfolio Senior Notes (as defined below). The Cut-off Date Balance PSF, Maturity Date Balance PSF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR (based on a weighted average interest rate of (6.25927852830189%) per annum on the BioMed MIT Portfolio Whole Loan), Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the BioMed MIT Portfolio Whole Loan are $749, $749, 10.6%, 10.5%, 10.6%, 1.66x, 55.2% and 55.2%, respectively. See defined term “Weighted Average Interest Rate” set forth under “Description of the Mortgage Pool—Definitions” in the prospectus.
(2)	The non-recourse carveout guarantor is BRE-BMR MA Holdco LLC. The guarantor’s aggregate liability under the guaranty with respect to certain bankruptcy-related full non-recourse carveouts is capped at 15% of the outstanding amount of the BioMed MIT Portfolio Whole Loan as of the date that the first full recourse event (if any) occurs (but with a minimum aggregate liability with respect to such bankruptcy-related full non-recourse carveouts of $100,000,000), plus all reasonable out-of-pocket costs and expenses incurred by the lender in enforcing or preserving its rights under the guaranty. Only the single purpose entity borrowers and not the guarantor have provided an environmental indemnity to the lender.
(3)	Interest Rate represents the interest rate of the BioMed MIT Portfolio Senior Notes. The interest rate of the BioMed MIT Portfolio Whole Loan is 6.25927852830189%.
(4)	Defeasance of the BioMed MIT Portfolio Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) the third anniversary of the origination date. The assumed defeasance lockout period is based on the anticipated closing date of the WFCM 2025-C65 securitization in October 2025. The actual defeasance lockout period may be longer.
(5)	See “Escrows and Reserves” below.
(6)	Based on 1,769,239 square feet, which is inclusive of 454,758 square feet of parking space.
(7)	Appraised Value represents the “As-Portfolio” value of the BioMed MIT Portfolio (as defined below), which includes an approximately 3.0% portfolio premium. Based on the aggregate “As-Is” appraised value of the BioMed MIT Portfolio properties of approximately $2.33 billion, the BioMed MIT Portfolio Senior Notes and the BioMed MIT Portfolio Whole Loan result in a Cut-off Date LTV and Maturity Date LTV of 36.3% and 56.9%, respectively.
(8)	The borrower sponsor purchased the BioMed MIT Portfolio in March 2021 and assumed the existing debt totaling $1.30 billion, inclusive of a $1.17 billion existing mortgage loan securitized in the CAMB 2019-LIFE transaction and a $130.0 million mezzanine loan. Loan Payoff shown in the table above is inclusive of accrued interest which was paid off in connection with the origination of the BioMed MIT Portfolio Whole Loan.
(9)	Ground Lease Prepayment & Extension was paid in 2024 and represents the costs associated with the borrower sponsor prepaying ground lease rents and extending the nine respective ground leases. See “Ground Lease” herein for additional information.

A-3-30

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

The Mortgage Loan. The fourth largest mortgage loan, the BioMed MIT Portfolio Mortgage Loan, is a part of a whole loan, the BioMed MIT Portfolio Whole Loan, secured by the borrowers’ sub-leasehold interest in eight Class A, mixed use lab/office properties totaling 1,314,481 square feet and two related parking structures located in Cambridge, Massachusetts (the “BioMed MIT Portfolio”). The BioMed MIT Portfolio Whole Loan is evidenced by (i) 25 pari passu A notes, with an aggregate Cut-off Date balance of $847.0 million (collectively, the “BioMed MIT Portfolio Senior Notes”), (ii) five pari passu B notes, with an aggregate Cut-off Date balance of $191.4 million (collectively, the “BioMed MIT Portfolio B Notes”), (iii) five pari passu C notes, with an aggregate Cut-off Date balance of $192.3 million (collectively, the “BioMed MIT Portfolio C Notes”) and (iv) five pari passu D notes, with an aggregate Cut-off Date balance of $94.3 million (collectively, the “BioMed MIT Portfolio D Notes” and, together with the BioMed MIT Portfolio Senior Notes, the BioMed MIT Portfolio B Notes and the BioMed MIT Portfolio C Notes, the “BioMed MIT Portfolio Whole Loan”). The BioMed MIT Portfolio Mortgage Loan is comprised of a portion of the BioMed MIT Portfolio Senior Notes (Notes A1-C1-B, A4-C1-C, A4-C2-B and A5-C1-B) with an aggregate Cut-off Date balance of $57.5 million, which will be contributed to the WFCM 2025-C65 trust.

The BioMed MIT Portfolio Whole Loan has a 10-year term and is interest-only for the full term with a maturity date of June 9, 2035. The BioMed MIT Portfolio Senior Notes accrue interest at a fixed rate of 5.89283% per annum, and the BioMed MIT Portfolio Whole Loan accrues at a fixed rate of 6.25927852830189% per annum.

The relationship between the holders of the BioMed MIT Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” in the prospectus. The BioMed MIT Portfolio Whole Loan will be serviced under the trust and servicing agreement for the BX 2025-LIFE securitization trust. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

A-3-31

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

The table below identifies the promissory notes that comprise the BioMed MIT Portfolio Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A1-S	$87,400,000	$87,400,000	BX 2025-LIFE	Yes
A2-S	$87,400,000	$87,400,000	BX 2025-LIFE	No
A3-S	$87,400,000	$87,400,000	BX 2025-LIFE	No
A4-S	$87,400,000	$87,400,000	BX 2025-LIFE	No
A5-S	$87,400,000	$87,400,000	BX 2025-LIFE	No
A1-C1-A	$18,750,000	$18,750,000	BBCMS 2025-C35	No
A1-C1-B	$22,250,000	$22,250,000	WFCM 2025-C65	No
A1-C2-A(1)	$23,500,000	$23,500,000	JPMCB	No
A1-C2-B	17,500,000	17,500,000	BMO 2025-C13	No
A2-C1	$41,000,000	$41,000,000	MSBAM 2025-C35	No
A2-C2-A	$18,500,000	$18,500,000	MSBAM 2025-C35	No
A2-C2-B	$22,500,000	$22,500,000	Benchmark 2025-B41	No
A3-C1-A	$18,750,000	$18,750,000	BBCMS 2025-C35	No
A3-C1-B	$20,250,000	$20,250,000	Benchmark 2025-B41	No
A3-C1-C(1)	$2,000,000	$2,000,000	Deutsche Bank AG, New York Branch	No
A3-C2-A	$30,000,000	$30,000,000	BMO 2025-C13	No
A3-C2-B(1)	$11,000,000	$11,000,000	Deutsche Bank AG, New York Branch	No
A4-C1-A	$18,750,000	$18,750,000	BBCMS 2025-C35	No
A4-C1-B	$20,250,000	$20,250,000	Benchmark 2025-B41	No
A4-C1-C	$2,000,000	$2,000,000	WFCM 2025-C65	No
A4-C2-A	$30,000,000	$30,000,000	BMO 2025-C13	No
A4-C2-B	$11,000,000	$11,000,000	WFCM 2025-C65	No
A5-C1-A	$18,750,000	$18,750,000	BBCMS 2025-C35	No
A5-C1-B	$22,250,000	$22,250,000	WFCM 2025-C65	No
A5-C2(1)	$41,000,000	$41,000,000	SGFC	No
B-1	$38,280,000	$38,280,000	BX 2025-LIFE	No
B-2	$38,280,000	$38,280,000	BX 2025-LIFE	No
B-3	$38,280,000	$38,280,000	BX 2025-LIFE	No
B-4	$38,280,000	$38,280,000	BX 2025-LIFE	No
B-5	$38,280,000	$38,280,000	BX 2025-LIFE	No
C-1	$38,460,000	$38,460,000	BX 2025-LIFE	No
C-2	$38,460,000	$38,460,000	BX 2025-LIFE	No
C-3	$38,460,000	$38,460,000	BX 2025-LIFE	No
C-4	$38,460,000	$38,460,000	BX 2025-LIFE	No
C-5	$38,460,000	$38,460,000	BX 2025-LIFE	No
D-1	$18,860,000	$18,860,000	BX 2025-LIFE	No
D-2	$18,860,000	$18,860,000	BX 2025-LIFE	No
D-3	$18,860,000	$18,860,000	BX 2025-LIFE	No
D-4	$18,860,000	$18,860,000	BX 2025-LIFE	No
D-5	$18,860,000	$18,860,000	BX 2025-LIFE	No
Whole Loan	$1,325,000,000	$1,325,000,000
(1)	Expected to be contributed to one or more future securitization(s).

A-3-32

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

The Borrowers and the Borrower Sponsor. The borrowers are BRE-BMR 26 Landsdowne LLC, BRE-BMR 35 Landsdowne LLC, BRE-BMR 38 Sidney LLC, BRE-BMR 40 Landsdowne LLC, BRE-BMR Pilgrim & Sidney LLC, BRE-BMR 64 Sidney LLC, BRE-BMR 65 & 80 Landsdowne LLC, and BRE-BMR 88 Sidney LLC, each of which is a Delaware limited liability company (each a “Borrower” and collectively, the “Borrowers”), and each of which owns a sub-leasehold interest in the applicable BioMed MIT Portfolio property. The Borrowers are recycled bankruptcy remote single purpose entities. The Borrowers are required to have at least two independent directors consistent with rating agency requirements, whose responsibilities will be limited solely to voting on certain matters relating to bankruptcy and insolvency issues. Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the BioMed MIT Portfolio Whole Loan.

The borrower sponsor is BioMed Realty, L.P. (“BioMed”), a portfolio company of Blackstone. BioMed is a leading provider of real estate solutions to the life science and technology industries. BioMed owns and operates life science real estate comprising 15.9 million square feet concentrated in leading innovation markets throughout the United States and United Kingdom, including Boston/Cambridge, San Francisco, San Diego, Seattle, Boulder, and Cambridge, U.K. BioMed is one of the largest laboratory/office owners in Boston/Cambridge with its portfolio totaling over 5.6 million square feet. BioMed maintains a fully integrated operating platform across leasing, development, investments, operations, and facilities management.

The non-recourse carveout guarantor is BRE-BMR MA Holdco LLC. The guarantor’s aggregate liability under the guaranty with respect to certain bankruptcy-related full non-recourse carveouts is capped at 15% of the outstanding amount of the BioMed MIT Portfolio Whole Loan as of the date that the first full recourse event (if any) occurs (but with a minimum aggregate liability with respect to such bankruptcy-related full non-recourse carveouts of $100,000,000), plus all reasonable out-of-pocket costs and expenses incurred by the lender in enforcing or preserving its rights under the guaranty. Only the Borrowers and not the guarantor have provided an environmental indemnity to the lender.

Blackstone is a leading investment firm with approximately $1.1 trillion in total assets under management across investment vehicles focused on private equity, real estate, public debt and equity, infrastructure, life science, growth equity, opportunistic, non-investment grade credit, real assets, and secondary funds, all on a global basis. Blackstone’s Real Estate group began investing in real estate in 1991 and has approximately $315 billion of investor capital under management.

The Property. The BioMed MIT Portfolio is comprised of the sub-leasehold interests in eight Class A, mixed use lab/office properties and two related parking structures, located in Cambridge, Massachusetts totaling 1,314,481 square feet. The BioMed MIT Portfolio is located within University Park at MIT, a 30-acre master planned development completed in partnership with Massachusetts Institute of Technology (“MIT”) and is located directly adjacent to the MIT campus within the Cambridge Market. The University Park at MIT development features four landscaped parks providing abundant green space while being in an urban setting. University Park at MIT integrates scientific research facilities with more than 670 residential units, a hotel and conference center and retail amenities. The residential units, hotel and conference center and retail amenities are not collateral for the BioMed MIT Portfolio Whole Loan. As of April 1, 2025, the BioMed MIT Portfolio was approximately 95.9% leased by 12 unique tenants with a weighted average tenant tenure of approximately 18.7 years (based on solely the first unit occupied by each respective tenant and does not consider renewals and/or expansion space). With the exception of the 38 Sidney property, each BioMed MIT Portfolio property is at least 99.6% leased. The BioMed MIT Portfolio is leased to a strong tenant roster with approximately 47.9% of NRA and 48.8% of UW Base Rent attributable to investment grade rated tenants. The largest tenants by UW Base Rent include Takeda (along with its Millennium Pharmaceuticals subsidiary, which is now branded as Takeda Oncology) (“Takeda”) (37.7% of NRA; 37.1% of UW Base Rent; M/F/S&P: Baa1/NR/BBB+), Agios Pharmaceuticals (15.3% of NRA; 15.7% of UW Base Rent), and Blueprint Medicines (13.6% of NRA; 14.4% of UW Base Rent). The BioMed MIT Portfolio properties serve as the headquarter location for five of the tenants (Agios Pharmaceuticals, Blueprint Medicines, Vericel Corporation, Fulcrum Therapeutics and Siena Construction), collectively representing 35.9% of NRA and 37.7% of UW Base Rent. Over the past 20 years, the BioMed MIT Portfolio has maintained an average occupancy of approximately 98%.

Parking at the BioMed MIT Portfolio includes two parking structures, which consist of 1,702 total parking stalls (582 parking stalls at 30 Pilgrim, which is located adjacent to the 45-75 Sidney property, and 1,120 parking stalls at 80 Landsdowne, which is located adjacent to the 65 Landsdowne property). Both parking structures are included in the collateral for the BioMed MIT Portfolio Whole Loan. As of the TTM February 2025 period, the split of contractual to transient revenue across both structures was approximately 80% and 20%, respectively. The parking structures at the BioMed MIT Portfolio represent approximately 9.0% of total revenues at the BioMed MIT Portfolio as of TTM February 2025. ABM Parking Services manages the two parking structures.

In 2024, the borrower sponsor paid $305.80 million to extend all nine Ground Leases (as defined below) out until April 2099. Prior to the equity contribution, the borrower sponsor purchased the BioMed MIT Portfolio in March 2021 and assumed the existing debt totaling $1.30 billion, comprised of a $1.17 billion mortgage loan securitized in the CAMB 2019-LIFE transaction and a $130.0 million mezzanine loan. The borrower sponsor has a total cost basis of approximately $2.69 billion and approximately $1.37 billion of remaining equity.

A-3-33

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

Portfolio Summary
Property Name	Location	SF / Parking Stalls	Occupancy(1)	Allocated Cut-off Date Loan Amount (“ALA”)(2)	% of ALA	Appraised Value	UW NCF
45 - 75 Sidney	Cambridge, MA	277,174 / 582	100.0%	$281,747,000	21.3%	$501,300,000	$30,954,999
40 Landsdowne	Cambridge, MA	214,638 / NAP	100.0%	$238,402,000	18.0%	$378,100,000	$21,799,950
35 Landsdowne	Cambridge, MA	202,423 / NAP	100.0%	$221,982,000	16.8%	$356,900,000	$20,576,945
65 Landsdowne	Cambridge, MA	122,410 / 1,120	100.0%	$154,712,000	11.7%	$358,400,000	$23,066,881
88 Sidney	Cambridge, MA	146,034 / NAP	100.0%	$134,655,000	10.2%	$224,900,000	$14,617,830
64 Sidney	Cambridge, MA	126,371 / NAP	99.6%	$107,341,000	8.1%	$183,700,000	$12,980,953
38 Sidney	Cambridge, MA	122,554 / NAP	56.4%	$103,782,000	7.8%	$170,600,000	$5,828,593
26 Landsdowne	Cambridge, MA	102,877 / NAP	100.0%	$82,379,000	6.2%	$156,400,000	$9,455,426
Total / Wtd. Avg.		1,314,481 / 1,702	95.9%	$1,325,000,000	100.0%	$2,400,000,000(3)	$139,281,577
(1)	As of April 1, 2025.
(2)	Based on the BioMed MIT Portfolio Whole Loan.
(3)	Total / Wtd. Avg. Appraised Value represents the BioMed MIT Portfolio value, which includes an approximately 3.0% portfolio premium. Based on the aggregate “As-Is” appraised value of the BioMed MIT Portfolio properties of approximately $2.33 billion, the BioMed MIT Portfolio Whole Loan results in a 56.9% LTV.

Major Tenants.

Takeda (495,716 square feet, 37.7% of NRA; 37.1% of UW rent; M/F/S&P: Baa1/NR/BBB+). Founded in 1993, Millennium Pharmaceuticals was originally a genomics company applying recombinant technology to the discovery and development of new therapies in a broad spectrum of diseases. In May 2008, Millennium Pharmaceuticals was acquired by Takeda (NYSE: TAK). The company’s five core therapeutic areas are oncology, gastroenterology, neuroscience, rare diseases, and plasma-derived therapies, which collectively account for more than 80% of revenue. Its geographic footprint is diversified, with 50% derived from the US, 20% from Japan and 20% from Europe and Canada. As of December 31, 2024, Takeda held over 12,000 active patents.

Agios Pharmaceuticals (“Agios”) (201,593 square feet, 15.3% of NRA; 15.7% of UW rent). Agios Pharmaceuticals is a biopharmaceutical company with a focus on developing treatments geared towards cancer and rare genetic disorders of metabolism. The company’s primary focus is to develop potentially transformative small-molecule medicines. The clinical development plan for Agios’ product candidates includes a precision approach with initial study designs that allow for genetically or biomarker-defined patient populations. The company seeks the potential for proof of concept early in clinical development, along with any potential for accelerated approval. Founded in 2008, Agios employs nearly 400 people.

Blueprint Medicines (178,330 square feet, 13.6% of NRA; 14.4% of UW rent). Blueprint Medicines is a global biopharmaceutical company dedicated to inventing life-changing medicines in two core areas: allergy / inflammation and oncology / hematology. Blueprint Medicines and its approximately 655 employees aim to improve and extend patients’ lives by targeting the root causes of diseases through a combination of biological expertise, drug design capabilities and clinical development and commercial infrastructure.

The following table presents certain information relating to the historical and current occupancy of the BioMed MIT Portfolio:

Historical and Current Occupancy(1)
2019	2020	2021	2022	2023	2024	Current(2)
100.0%	100.0%	100.0%	98.3%	99.0%	95.1%	95.9%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of April 1, 2025.

A-3-34

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

The following table presents a summary regarding the major tenants at the BioMed MIT Portfolio:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody’s/Fitch /S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Renewal Options	Term. Option (Y/N)
Takeda	Baa1 / NR / BBB+	495,716	37.7%	$47,726,248	37.1%	$96.28	Various(3)	Various(3)	N
Agios Pharmaceuticals(4)(5)(6)	NR / NR / NR	201,593	15.3%	$20,232,748	15.7%	$100.36	2/29/2028	2 x 5 yr	N
Blueprint Medicines(7)	NR / NR / NR	178,330	13.6%	$18,508,766	14.4%	$103.79	11/30/2029	2 x 5 yr	N
Brigham & Women's Hospital	Aa3 / NR / AA-	122,410	9.3%	$13,777,246	10.7%	$112.55	8/31/2026	2 x 5 yr	N
BioNTech	NR / NR / NR	59,303	4.5%	$7,556,973	5.9%	$127.43	Various(8)	1 x 5 yr	N
Vericel Corporation	NR / NR / NR	57,159	4.3%	$6,561,853	5.1%	$114.80	2/29/2032	1 x 5 yr	N
Beam Therapeutics(9)	NR / NR / NR	38,203	2.9%	$3,664,814	2.9%	$95.93	Various(10)	1 x 5 yr	N
Repertoire Immune Medicine(11)(12)	NR / NR / NR	35,943	2.7%	$3,492,222	2.7%	$97.16	9/30/2028	1 x 5 yr	N
Fulcrum Therapeutics	NR / NR / NR	28,731	2.2%	$2,685,487	2.1%	$93.47	6/30/2028	1 x 5 yr	N
Voyager Therapeutics(13)	NR / NR / NR	26,148	2.0%	$2,669,188	2.1%	$102.08	11/30/2026	2 x 5 yr	N
Subtotal/Wtd. Avg.		1,243,536	94.6%	$126,875,543	98.7%	$102.03

Other Tenants		17,044	1.3%	$1,685,291	1.3%	$98.88
Occupied Subtotal/Wtd. Avg.		1,260,580	95.9%	$128,560,835	100.0%	$101.99

Vacant Space		53,901	4.1%
Total		1,314,481	100.0%

(1)	Based on the underwritten rent roll dated April 1, 2025, inclusive of rent steps through March 2026.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Takeda occupies (i) 214,638 square feet of space at the 40 Landsdowne property with a lease expiration date in June 2030 and two 10-year renewal options, (ii) 202,423 square feet of space at the 35 Landsdowne property with a lease expiration date in June 2030 and two 10-year renewal options and (iii) 78,655 square feet of space at the 45 - 75 Sidney property with a lease expiration date in January 2032 and two five-year renewal options.
(4)	Agios Pharmaceuticals is subleasing 7,407 square feet of space to Watershed Informatics in suite 100 at the 64 Sidney property at a sublease rate of $50.00 per square foot. UW Base Rent Per SF represents the prime lease rent.
(5)	Agios Pharmaceuticals is currently dark in 12,995 square feet of space at the 38 Sidney property and 35,157 square feet of space at the 64 Sidney property.
(6)	Agios Pharmaceuticals occupies (i) 146,034 square feet of space at the 88 Sidney property, (ii) 42,564 square feet of space at the 64 Sidney property and (iii) 12,995 square feet of space at the 38 Sidney property. Each respective lease expires in February 2028.
(7)	Blueprint Medicines occupies (i) 139,216 square feet of space at the 45 – 75 Sidney property and (ii) 39,114 square feet of space at the 38 Sidney property. Each respective lease expires in November 2029.
(8)	BioNTech is subject to (i) 47,493 square feet of space expiring in January 2032 and (ii) 11,810 square feet of space expiring in March 2026.
(9)	Beam Therapeutics is subleasing 6,000 square feet of space to Xsphera Biosciences in suite 100 at a sublease rate of $80.00 per square foot. UW Base Rent Per SF represents the prime lease rent.
(10)	Beam Therapeutics is subject to (i) 16,518 square feet of space expiring in September 2028 and (ii) 21,685 square feet of space expiring in September 2029.
(11)	Repertoire Immune Medicine is subleasing 14,437 square feet of space to Montai Health in suite 400. UW Base Rent Per SF represents the prime lease rent.
(12)	Repertoire Immune Medicine is currently dark in 21,506 square feet of space.
(13)	Voyager Therapeutics is subleasing 26,148 square feet of space to Skylark Bio in suite 500 at a sublease rate of $84.00 per square foot. UW Base Rent Per SF represents the prime lease rent.

A-3-35

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

The following table presents certain information relating to the lease rollover schedule at the BioMed MIT Portfolio:

Lease Rollover Schedule(1)(2)(3)
Year	# of Leases Rolling	SF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling	UW Rent PSF Rolling
MTM/2025	0	0	0.0	0.0%	$0	0.0%	0.0%	$0.00
2026	4	171,422	13.0%	13.0%	$19,019,777	14.8%	14.8%	$110.95
2027	0	0	0.0%	13.0%	$0	0.0%	14.8%	$0.00
2028	4	282,785	21.5%	34.6%	$27,995,029	21.8%	36.6%	$99.00
2029	3	206,005	15.7%	50.2%	$21,030,171	16.4%	52.9%	$102.09
2030	1	417,061	31.7%	82.0%	$41,097,191	32.0%	84.9%	$98.54
2031	0	0	0.0%	82.0%	$0	0.0%	84.9%	$0.00
2032	3	183,307	13.9%	95.9%	$19,418,667	15.1%	100.0%	$105.94
2033	0	0	0.0%	95.9%	$0	0.0%	100.0%	$0.00
2034(3)	0	0	0.0%	95.9%	$0	0.0%	100.0%	$0.00
2035	0	0	0.0%	95.9%	$0	0.0%	100.0%	$0.00
2036 & Thereafter	0	0	0.0%	95.9%	$0	0.0%	100.0%	$0.00
Vacant	NAP	53,901	4.1%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	15	1,314,481	100.0%		$128,560,835	100.0%		$101.99

(1)	Based on the underwritten rent roll dated April 1, 2025, inclusive of contractual rent steps through March 2026.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	Certain tenants are subject to more than one lease, and certain tenants are either dark or subleasing their space. The information regarding the leases is based on the prime leases. See “Top Tenant Summary” above for additional information.

The Market. The BioMed MIT Portfolio is located in Greater Boston, Massachusetts, directly adjacent to the campus of MIT. As of the fourth quarter of 2024, Boston remains a center of the life science sector across the globe, with occupancy rates above 75% and average triple net lease asking rents of approximately $89.07 per square foot. Boston is home to 24 hospitals and research institutions. Venture capital funding in Boston reached approximately $2.1 billion as of year-end 2024 in line with 2023’s investment totals. In 2024, approximately 7.6 million square feet of research and development space was delivered in Boston with approximately 3.8 million square feet of leases signed in the Boston metropolitan area throughout 2024 and 544,000 square feet signed in the fourth quarter of 2024. The East Cambridge submarket led fourth quarter leasing activity, exceeding 211,000 square feet.

The BioMed MIT Portfolio is further located within the Mid-Cambridge submarket, directly adjacent to the East Cambridge submarket. At the core of Boston’s life science industry is East Cambridge/Kendall Square. As of year-end 2024, vacancy rates in the East Cambridge submarket reached 10.7% and average triple net lease asking rents exceeded $107 per square foot. The East Cambridge submarket is comprised of approximately 16.8 million square feet and features Boston’s highest asking rents. Approximately 3.8 million square feet of leases were signed in the Boston MSA throughout 2024, with 544,000 square feet signed in the fourth quarter. The East Cambridge submarket led fourth quarter leasing activity, exceeding 211,000 square feet. The East Cambridge submarket’s proximity to the knowledge capital associated with both Harvard and MIT bolsters prospects for both the near-and long-term tenancy. The BioMed MIT Portfolio properties in the East Cambridge submarket benefit from a location in one of the most desirable life science clusters in the world.

A-3-36

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

The following table presents certain information relating to comparable lab rentals for the BioMed MIT Portfolio:

Comparable Lab Rentals(1)
Property Name	Submarket	Year Built / Renovated	Tenant Name	Lease Date	NRA	Lease Term (Yrs)	Rent PSF
BioMed MIT Portfolio	Mid Cambridge	1989 / 2019(2)	Various	Various	1,207,359(3)(4)	Various	$103.13(3)(4)
100-700 Technology Square(5)	East Cambridge	1964 / 2001	Intellia Therapeutics	Jul-25	147,000	13	$108.00
100-700 Technology Square	East Cambridge	1964 / 2001	Ainra Corporation	May-26	18,998	4	$105.00
100-700 Technology Square	East Cambridge	1964 / 2001	Flare Therapeutics	Oct-24	21,621	3	$108.00
1 Kendall Square	East Cambridge	1893 / 2018	Convergence	Oct-24	12,165	3	$105.00
1 Kendall Square(5)	East Cambridge	1893 / 2018	InduPro Labs	Oct-24	10,838	3	$108.50
1 Kendall Square(5)	East Cambridge	1893 / 2018	Nava Therapeutics	Sep-24	13,906	3	$105.00
441 Morgan Avenue(5)	East Cambridge	2024 / NAP	Astellas Pharma	Jul-24	63,000	11	$106.00
(1)	Source: Appraisal.
(2)	Represents the earliest year built and latest year renovated throughout the BioMed MIT Portfolio.
(3)	Based on the underwritten rent roll dated April 1, 2025, inclusive of contractual rent steps through March 2026.
(4)	Represents occupied life sciences square feet and rents within the BioMed MIT Portfolio only.
(5)	Denotes a first-generation lease.

Appraisal. The appraisal concluded to an “As-Portfolio” value of the BioMed MIT Portfolio, which includes an approximately 3.0% portfolio premium. Based on the aggregate “As-Is” appraised value of the BioMed MIT Portfolio properties of approximately $2.33 billion, the BioMed MIT Portfolio Senior Notes and the BioMed MIT Portfolio Whole Loan result in a Cut-off Date LTV and Maturity Date LTV of 36.3% and 56.9%, respectively.

Environmental Matters. According to the Phase I environmental assessments all dated April 2, 2025, there is no evidence of any recognized environmental conditions at the BioMed MIT Portfolio. However, controlled recognized environmental conditions were identified at the 45-75 Sidney property and 88 Sidney property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” in the prospectus.

A-3-37

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the BioMed MIT Portfolio Property:

Cash Flow Analysis(1)
	2022	2023	2024	February 2025 TTM	UW	UW PSF
Base Rental Revenue	$116,471,876	$123,542,607	$123,154,745	$122,653,922	$124,884,823	$95.01
Rent Steps	0	0	0	0	3,676,012	2.80
Credit Tenant Rent Steps	0	0	0	0	3,050,199	2.32
Vacant Income	0	0	0	0	5,884,110	4.48
Gross Potential Rent	$116,471,876	$123,542,607	$123,154,745	$122,653,922	$137,495,143	$104.60
Expense Reimbursement	32,545,853	35,355,800	37,198,115	37,340,208	35,472,053	26.99
Less Vacancy & Credit Loss	0	0	0	0	(5,884,110)	(4.48)
Parking Income	12,298,665	14,549,243	16,372,784	15,868,905	15,868,905	12.07
Other Income	0	0	8,273	8,273	0	0.00
Effective Gross Income	$161,316,394	$173,447,650	$176,733,917	$175,871,308	$182,951,992	$139.18

Real Estate Taxes	16,587,593	17,643,136	19,021,431	19,263,100	19,742,278	15.02
Insurance	268,675	292,707	410,003	434,254	483,503	0.37
Ground Lease(2)(3)	10,622,391	12,015,486	6,248,644	4,096,463	3,528,710	2.68
Repairs & Maintenance	6,391,858	7,550,251	7,435,051	7,795,754	7,795,754	5.93
Management Fee	3,556,254	3,871,438	3,737,688	3,701,282	1,000,000	0.76
Payroll	677,854	690,339	838,522	860,001	860,001	0.65
General and Administrative	1,770,155	1,205,638	1,308,553	1,311,718	1,311,718	1.00
Other Expenses	5,620,883	6,582,859	7,671,304	7,436,798	7,436,798	5.66
Total Expenses	$45,495,665	$49,851,854	$46,671,196	$44,899,369	$42,158,762	$32.07

Net Operating Income	$115,820,729	$123,595,795	$130,062,720	$130,971,938	$140,793,230	$107.11
Replacement Reserves	0	0	0	0	197,172	0.15
TI/LC	0	0	0	0	1,314,481	1.00
Net Cash Flow	$115,820,729	$123,595,795	$130,062,720	$130,971,938	$139,281,577	$105.96

Occupancy %	98.3%	99.0%	95.1%	95.9%(5)	96.6%(6)
NOI DSCR(4)	2.29x	2.44x	2.57x	2.59x	2.78x
NCF DSCR(4)	2.29x	2.44x	2.57x	2.59x	2.75x
NOI Debt Yield(4)	13.7%	14.6%	15.4%	15.5%	16.6%
NCF Debt Yield(4)	13.7%	14.6%	15.4%	15.5%	16.4%

(1)	Based on the underwritten rent roll dated April 1, 2025, inclusive of contractual rent steps through March 2026.
(2)	The borrower sponsor prepaid the Ground Lease Expense for the next eight years starting in July 2024 through June 30, 2032, as well as the Ground Lease Extension Term. 2024 Ground Lease Expense represents a partial-year payment due to the prepayment.
(3)	UW Ground Lease represents the 10-year average of the borrower sponsor's projections during the term of the BioMed MIT Portfolio Whole Loan, inclusive of pre-payments. All ground rent payments through June 2032 have been pre-paid (except in certain circumstances as described under “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the prospectus). UW Ground Lease also includes the annual payment for each of the Prime Leases (as defined below) as described under “Prime Lease” herein.
(4)	Based on the BioMed MIT Portfolio Senior Notes.
(5)	As of April 1, 2025.
(6)	Represents the underwritten economic occupancy.

Escrows and Reserves. At origination of the BioMed MIT Portfolio Whole Loan, the Borrowers deposited approximately $1,869,382 into an outstanding landlord obligations reserve.

Tax Reserve – During the continuance of a Cash Sweep Period (as defined below), the Borrowers are required to make ongoing monthly deposits into the tax reserve equal to 1/12 of annual real estate taxes (exclusive of taxes required to be paid by tenants under leases) based on the lender’s estimate.

Insurance Reserve – During the continuance of a Cash Sweep Period, the Borrowers are required to make ongoing monthly deposits into the insurance reserves equal to 1/12 of annual insurance premiums, except if the BioMed MIT Portfolio properties are covered under a blanket policy reasonably acceptable to the lender and no event of default is continuing.

Rollover Reserves - During the continuance of a Cash Sweep Period, the Borrowers are required to make ongoing monthly deposits into the rollover reserves equal to 1/12 of the aggregate square footage of the BioMed MIT Portfolio properties multiplied by $1.00, capped at 12 times such amount.

Ground Rent Reserve - During the continuance of a Cash Sweep Period, the Borrowers are required to make ongoing monthly deposits into the ground rent reserves equal to 1/12 of the ground rent due during the next ensuing 12 months in order to accumulate sufficient funds to pay all ground rent at least 30 days prior to the due dates under the Ground Leases.

A-3-38

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

Takeda Reserve - During the continuance of a Takeda Sweep Event (as defined below), the Borrowers are required to reserve all excess cash remaining after funding all applicable required reserve payments (such funds, the “Takeda Reserve Funds”), which may be disbursed for various leasing costs and upon satisfaction of the related conditions set forth in the BioMed MIT Portfolio Whole Loan documents. In addition, the Borrowers have the option to request the disbursement of any portion of the Takeda Reserve Funds for any purpose (such amount, the “Takeda Disbursement Amount”) provided that the Borrowers deliver a guaranty executed by the non-recourse carveout guarantor or a replacement thereof in accordance with the BioMed MIT Portfolio Whole Loan documents in an amount equal to the Takeda Disbursement Amount.

Lockbox / Cash Management. The BioMed MIT Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The Borrowers are required to deposit, or cause to be deposited, all revenues derived from the BioMed MIT Portfolio properties into restricted accounts (each, a “Lockbox Account”) in the name of certain of the Borrowers for the benefit of the lender to the extent set forth in the BioMed MIT Portfolio Whole Loan documents. During a Cash Sweep Period, funds on deposit in the Lockbox Accounts are required to be transferred to a single segregated account held in trust and for the benefit of the lender. If a Cash Sweep Period does not exist, the Borrowers have access to the Lockbox Account and may direct funds to be transferred to an account designated by the Borrowers which is not pledged as security for the BioMed MIT Portfolio Whole Loan or the Mezzanine Loan (as defined below).

A “Cash Sweep Period” commences upon the earliest of the occurrence of any of the following: (i) a BioMed MIT Portfolio Whole Loan event of default; (ii) bankruptcy or insolvency events with respect to the Borrowers; (iii) the debt service coverage ratio for the BioMed MIT Portfolio Whole Loan falling below 1.30x for two consecutive calendar quarters immediately preceding the applicable debt service coverage ratio determination date set forth in the BioMed MIT Portfolio Whole Loan documents (a “DSCR Trigger Event”); (iv) the date which is 18 months prior to the expiration date of the Takeda 2030 Lease (as defined below) at the BioMed MIT Portfolio (the “Takeda Extension Date”), unless Takeda has provided written notice of renewal or extension of the applicable Takeda 2030 Lease in accordance with the terms of the Takeda 2030 Lease and the BioMed MIT Portfolio Whole Loan documents (a “Takeda Sweep Event”); or (v) a Mezzanine Loan default. A Cash Sweep Period will expire upon the first date on which: (a) with regard to clause (i) above, the BioMed MIT Portfolio Whole Loan event of default is no longer continuing; (b) with regard to clause (ii) above, solely with respect to an involuntary bankruptcy action that was not consented to by a Borrower or its general partner or managing member, as applicable, such bankruptcy action is discharged, stayed or dismissed within 90 days of the filing of such bankruptcy action; (c) with regard to clause (iii) above, (1) the debt service coverage ratio is equal to or greater than 1.30x on the first day of each of two consecutive calendar quarters, (2) immediately either (x) at any time from and after December 9, 2034 (the “Permitted Par Prepayment Date”), upon the Borrowers’ and/or Mezzanine Borrower’s (as defined below) prepayment of the BioMed MIT Portfolio Whole Loan and/or the Mezzanine Loan, as applicable, on a pro rata basis or (y) at any time after the Permitted Defeasance Date (defined below) and prior to the Permitted Par Prepayment Date, partial defeasance of the BioMed MIT Portfolio Whole Loan, in each case, in an amount such that the debt service coverage ratio is equal to 1.30x without any obligation to wait two consecutive quarters, (3) the Borrower and the Mezzanine Borrowers collectively deliver to the lender cash or a letter of credit in an amount equal to the amount by which net operating income would need to increase in order to achieve a debt service coverage ratio equal to 1.30x (as applicable, “DSCR Cure Collateral” or the “Mezzanine DSCR Cure Collateral”), which such DSCR Cure Collateral and the Mezzanine DSCR Cure Collateral will be held by the respective lenders in escrow as additional collateral for the BioMed MIT Portfolio Whole Loan, and is required to be returned to the Borrower or the Mezzanine Borrower, as applicable, upon the earlier of (x) the occurrence of a DSCR Trigger Event cure pursuant to clause (1) or (2) above or (4) below (provided that no other Cash Sweep Period is then in effect), and (y) the repayment of the BioMed MIT Portfolio Whole Loan or the Mezzanine Loan, as applicable, in full or (4) the guarantor delivers to the lender a guaranty in an amount equal to the mortgage lender’s allocation of the trigger prepayment amount; (d) with regard to clause (iv) above, either (1) the debt service coverage ratio is equal to or greater than 1.30x on the first day of any calendar quarter beginning and ending after the current expiration date of the Takeda 2030 Lease at the BioMed MIT Portfolio properties or (2) Takeda renews or extends the applicable Takeda 2030 Lease or enters into a new lease for substantially the same space as the space for which it previously failed to provide an extension notice by the Takeda Extension Date, and (e) with regard to clause (v) above, the Mezzanine Loan default is no longer continuing. For the avoidance of doubt, the DSCR Cure Collateral cannot be applied by the lender to satisfy any portion of the BioMed MIT Portfolio Whole Loan other than during the continuance of a Priority Payment Cessation Event (as defined below). In the event the DSCR Trigger Event cure is achieved by delivery of the DSCR Cure Collateral to the lender and delivery of the Mezzanine DSCR Cure Collateral to Mezzanine Lender, the applicable DSCR Trigger Event period will cease upon delivery of such DSCR Cure Collateral to mortgage lender and such Mezzanine DSCR Cure Collateral to mezzanine lender without any obligation to wait two consecutive calendar quarters.

“Priority Payment Cessation Event” means (a) the acceleration of the BioMed MIT Portfolio Whole Loan during the continuance of an event of default, (b) the initiation of (x) judicial or nonjudicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the BioMed MIT Portfolio Whole Loan documents or the other related loan documents relating to all or a material portion of the applicable individual BioMed MIT Portfolio property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the BioMed MIT Portfolio Whole Loan documents or the other related loan documents.

“Takeda 2030 Lease” means, individually and/or collectively, as the context may require, (i) that certain lease with Takeda, as tenant, and BRE-BMR 35 Landsdowne LLC, as landlord, as amended, modified or assigned, and (ii) that certain lease with Takeda, as tenant, and BRE-BMR 40 Landsdowne LLC, as landlord, as amended, modified or assigned.

Subordinate and Mezzanine Debt. The subordinate debt is evidenced by the BioMed MIT Portfolio B Notes, the BioMed MIT Portfolio C Notes and the BioMed MIT Portfolio D Notes, totaling $478,000,000.

Subordinate Note Summary(1)
	Subordinate-Note Original Principal Balance(2)	B-Note Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Whole Loan UW NCF DSCR	Whole Loan UW NOI DY	Whole Loan Cutoff Date LTV
BioMed MIT Portfolio Subordinate Companion Loan	$478,000,000	(2)	120	0	120	1.66x	10.6%	55.2%
(1)	The interest rate for the BioMed MIT Portfolio Whole Loan is 6.25927852830189%.
(2)	The subordinate notes are comprised of (i) five pari passu B notes, which accrue interest at a rate of 6.34313% and have an aggregate Cut-off Date balance of $191.4 million, (ii) five pari passu C notes which accrue interest at a rate of 6.96993% and have an aggregate Cut-off Date balance of $192.3 million and (iii) five pari passu D notes which accrue interest at a rate of 7.93133% and have an aggregate Cut-off Date balance of $94.3 million.

A-3-39

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

Permitted Future Mezzanine Debt. The Borrowers have a one-time right without the consent of the lender to cause a mezzanine borrower (the “Mezzanine Borrower”) to incur additional indebtedness in the form of one or more mezzanine loans (the “Mezzanine Loan”), subject to satisfaction of certain conditions precedent set forth in the BioMed MIT Portfolio Whole Loan documents, including that no BioMed MIT Portfolio Whole Loan event of default is then continuing and the principal amount of the Mezzanine Loan will in no event exceed the amount which, after giving effect thereto, yields (x) an aggregate LTV ratio not greater than 65% and (y) a DSCR not less than the Origination Date DSCR (as defined below).

Partial Release. The Borrowers may, at any time after the date that is the earlier of (a) two years after the closing date of the last securitization trust to hold a note comprising the BioMed MIT Portfolio Whole Loan and (b) June 5, 2028 (the “Permitted Defeasance Date”), obtain the release of an individual BioMed MIT Portfolio property (each, a “Release Property”) from the lien of the BioMed MIT Portfolio Whole Loan, subject to the satisfaction of certain conditions, including, but not limited to, (i) (x) if prior to the Permitted Par Prepayment Date, partial defeasance of the BioMed MIT Portfolio Whole Loan in an amount equal to the applicable Release Amount (as defined below) or (y) if on or after the Permitted Par Prepayment Date, payment of the applicable Release Amount; (ii) after giving effect to such release, the debt service coverage ratio of the BioMed MIT Portfolio properties as of the determination date immediately preceding such release (the “Release DSCR”) is greater than or equal to the Origination Date DSCR (the “Release DSCR Test”), provided that the Release DSCR Test may be satisfied by (x) partially defeasing a portion of the BioMed MIT Portfolio Whole Loan in accordance with the BioMed MIT Portfolio Whole Loan documents or (y) depositing cash to be held in a reserve account as cash collateral for the BioMed MIT Portfolio Whole Loan, in accordance with the BioMed MIT Portfolio Whole Loan documents, provided, further, that, in the event the foregoing Release DSCR Test is not satisfied and the release of the BioMed MIT Portfolio property is in connection with an arms-length transaction to a third-party which is not controlled by the borrower sponsor and/or by a Blackstone Fund Entity (as defined below) that controls, or is, the borrower sponsor, the Borrowers may release such Release Property upon a partial defeasance of the BioMed MIT Portfolio Whole Loan in an amount (the “Low DSCR Release Amount” equal to the lesser of (I) the mortgage lender’s allocation of 100% of the net sales proceeds derived from the sale of the Release Property and (II) the greater of (x) the applicable Release Amount for the Release Property and (y) an amount necessary to, after giving effect to such release, satisfy the Release DSCR Test (the lesser of (I) and (II), the “Alternate Release Price”); (iii) if any Mezzanine Loan is outstanding, concurrently with the partial defeasance of the Release Amount (or, if applicable the Alternate Release Price), the Mezzanine Borrower will partially defease the Mezzanine Loan equal to the applicable release amount under the Mezzanine Loan (or, if applicable, the Alternate Release Price (as defined in the Mezzanine Loan agreement)) applicable to such individual BioMed MIT Portfolio property, together with any related interest, fees, prepayment premiums or other amounts payable as set forth in the Mezzanine Loan agreement; (iv) the absence of a BioMed MIT Portfolio Whole Loan event of default on the date that the related individual BioMed MIT Portfolio property is released from the lien of the BioMed MIT Portfolio Whole Loan (except as expressly permitted in the BioMed MIT Portfolio Whole Loan documents); and (v) compliance with REMIC related provisions.

“Blackstone Fund Entity” means, individually or collectively, as the context requires, any entity comprising, (i) BRE Edison L.P., a Delaware limited partnership, BioMed LSRE LR (Lux) Holdings L.P., a Delaware limited partnership, BioMed LSRE LR (Lux) Holdings L.P., a Delaware limited partnership, BioMed LSRE LR – G Holdings L.P., a Delaware limited partnership, BioMed LSRE Upper REIT L.L.C., a Delaware limited liability company, BioMed LSRE Upper REIT 2 L.L.C., a Delaware limited liability company, and any parallel vehicles or alternative investment vehicles comprising the fund holding the assets and properties of the business otherwise known as BioMed Realty and any co-investment or managed vehicles controlled by or under common control with any of the foregoing entities, (ii) Blackstone Real Estate Income Trust, Inc. or any successor thereto, (iii) BREIT Operating Partnership L.P. or any successor thereto, (iv) Blackstone Property Partners Lower Fund 1 L.P. and Blackstone Property Partners Lower Fund 2 L.P. or any successor thereto, and any parallel vehicles or alternative investment vehicles comprising the real estate investment fund commonly known as Blackstone Property Partners and any co-investment or managed vehicles controlled thereby or under common control with any of the foregoing entities, (v) any entity comprising any real estate investment fund commonly known as a Blackstone Real Estate Partners fund (including, without limitation, Blackstone Real Estate Partners VIII, Blackstone Real Estate Partners IX and Blackstone Real Estate Partners X), and any parallel vehicles or alternative investment vehicles comprising such fund and any co-investment or managed vehicles controlled by or under common control with any of the foregoing entities, or (vi) any entity comprising any other real estate investment fund sponsored by Blackstone Inc. (or any successor thereto) and any parallel vehicles or alternative investment vehicles comprising such fund and any co-investment or managed vehicles controlled by or under common control with any of the foregoing entities.

“DSCR Deficiency” means the amount by which the then outstanding BioMed MIT Portfolio Whole Loan amount and the then outstanding Mezzanine Loan amount (as defined below), in the aggregate, need to be reduced in order for the Release DSCR to equal or be greater than 1.63x (the “Origination Date DSCR”).

“Release Amount” means, for a BioMed MIT Portfolio property, the lesser of: (a) the outstanding BioMed MIT Portfolio Whole Loan amount (plus interest and any other amounts that may be due); or (b) an amount equal to the allocated loan amount for such individual BioMed MIT Portfolio property multiplied by (1) 105% until such time that the outstanding BioMed MIT Portfolio Whole Loan amount has been reduced to $927,500,000 and (2) thereafter, 110%.

Ground Lease. Each BioMed MIT Portfolio property is subject to a prime ground lease (or in the case of the 65 Landsdowne property, two prime ground leases) (collectively, the “Prime Leases”) with MIT, as ground lessor (the “Prime Lessor”), and a wholly-owned subsidiary of MIT, as ground lessee (the “Prime Lessee”), and a sub-ground lease (or in the case of 65 Landsdowne property, one sub-ground lease for each of the two applicable Prime Leases) (collectively, the “Ground Leases”) with the Prime Lessee as ground lessor (the “Ground Lessor”) and the applicable Borrower, as ground lessee (the “Ground Lessee”). Each mortgage is secured by the applicable Borrower’s sub-leasehold interest in the applicable Ground Lease and does not encumber the Prime Leases or the fee estate of the Prime Lessor.

Each of the Ground Leases is structured with base rent and percentage rent components, with percentage rent driven by revenue at the BioMed MIT Portfolio properties (the “Percentage Rent”). Each Borrower has fully pre-paid the base rent and the Percentage Rent (subject to certain exceptions described in the immediately following two sentences) for the period beginning on July 1, 2024 and ending on June 30, 2032 (the “Eight Year Period”) and for the extension term beginning on the date set forth in the applicable Ground Lease and expiring on April 30, 2099 (the “Extension Term”). In the event the applicable Borrower receives gross revenues (including but not limited to, voluntary lease termination payments, accelerated rent, breakage fees, security deposits, liquidated or other damages) attributable to any tenant during the Eight Year Period that, in the aggregate, are in excess of the total amount of rent that the tenant would have otherwise paid during the remaining portion of the Eight Year Period, the applicable Borrower must pay percentage rent equal to 15% of such excess during the year such payment was received from the tenant. In addition, if a tenant is relocated to another premises outside of the BioMed MIT Portfolio properties that is owned by the applicable Borrower or an affiliate and located within 70 miles of the applicable BioMed MIT Portfolio property and the applicable Borrower receives gross revenues (including but not limited to, voluntary lease termination payments, accelerated rent, breakage fees, security deposits, liquidated or other damages) attributable to the termination of the tenant’s lease during the Eight Year Period, the applicable Borrower must pay percentage rent equal to 15% on a percentage of the gross revenues received by the Borrower, which percentage

A-3-40

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

is calculated by dividing (i) the net present value as of the date of lease termination using a discount rate of 8% of rent payments due under the applicable lease following the Eight Year Period until the end of the applicable lease term and (B) the net present value using a discount rate of 8% of all rent payments due under the applicable lease for the remainder of the lease term as of the date of lease termination. Each Borrower is required to resume regular payments of base rent and percentage rent upon the expiration of the Eight Year Period and continuing until the commencement of the Extension Term.

In addition to base rent, each Ground Lessee is required to pay percentage rent at an annual rate equal to 15% of annual gross revenues from the subject BioMed MIT Portfolio property in excess of the applicable Percentage Rent Threshold (as defined below). Under certain Ground Leases, gross revenues excludes, among other items, deemed tenant improvement reimbursements equal to the tenant improvement allowance amortized over the tenant’s lease term at the Prime Rate + 1.50%.

The “Percentage Rent Threshold” is equal to the amount of annualized gross revenues attributable to 90% of the gross rentable area of the subject premises on the date that Ground Lessee first receives rents from occupants attributable to 90% or more of the gross rentable area.

The Percentage Rent Threshold may be increased or decreased in connection with a refinancing as provided in the Ground Leases based on increases or decreases in the debt service based on the type of refinancing due under any loan(s) secured by the applicable BioMed MIT Portfolio property.

With respect to each BioMed MIT Portfolio property, the related Ground Lessor is also entitled to 15% of (a) the share of any financing which is reasonably allocable to such Ground Lessee’s interest in the related Ground Lease or (b) the gross proceeds received by the applicable Ground Lessee from any refinancing of the improvements or Ground Lessee’s interest under the Ground Lease, less only (i) the greater of (x) amounts outstanding on any first mortgage note or financing allocated to such Ground Lessee’s interest in the Ground Lease, as applicable, or (y) any purchase price paid by the Ground Lessee to a previous ground tenant to acquire the improvements or such Ground Lessee’s interest in a transaction which occurs within 10 days prior to such refinancing; and (ii) certain other deductions, including, but not limited to, direct costs of refinancing, reasonable costs of refurbishing, renovating or capital improvements to the portion of the BioMed MIT Portfolio property being refinanced and reasonable amounts established as capital reserve funds.

With respect to each BioMed MIT Portfolio property, the related Ground Lessor is also entitled to 15% of the gross proceeds received by Ground Lessee from any sale or resale of the improvements or such Ground Lessee’s interest under the Ground Lease, either directly or indirectly, by sale of the stock, shares or other beneficial interest in such Ground Lessee, or otherwise, less only (i) the greater of (x) amounts outstanding on any first mortgage note (or unpaid on any first mortgage note of any Approved First Mortgagee that directly or through a controlled entity is the selling Borrower); or (y) the purchase price paid by the Ground Lessee to a previous ground lessee (if any) to acquire such improvements or such Borrower’s interest; and (ii) certain other deductions, including, but not limited to, direct costs of refinancing, reasonable costs of refurbishing, renovating or capital improvements to the portion of the BioMed MIT Portfolio property being refinanced and reasonable amounts established as capital reserve funds.

The Ground Leases provide certain rights restrictions by the Ground Lessors with regard to any future mortgage financing, mezzanine financing and/or transfer of the BioMed MIT Portfolio properties. The Ground Leases also provide certain mortgagee protections for mortgage lender, provided that such lenders qualify as “Approved First Mortgagees” as defined in the applicable Ground Lease. Pursuant to the estoppels delivered to mortgage lender in connection with the BioMed MIT Portfolio Whole Loan, each Ground Lessor acknowledged each mortgage lender as an “Approved First Mortgagee”. Future mortgage and mezzanine lenders will be subject to each Ground Lessor’s consent in accordance with the Ground Lease and associated estoppels.

An “Approved First Mortgagee” will include, among other things, (i) any bank, trust company or national banking association, (ii) any insurance company, (iii) any pension or retirement trust or fund for which any bank, trust company, national banking association or registered investment adviser is acting as trustee or agent, or if self-managed, having gross assets of at least $50 million, (iv) any investment company as defined in the Investment Company Act of 1940, (v) any government or public employees’ pension or retirement system, (vi) any REIT, (vii) certain charitable foundations and (viii) any federal or Massachusetts state government agency, in each case (other than clause (viii)), subject to certain other conditions set forth in the Ground Leases.

Transfers are prohibited without each Ground Lessor’s consent, unless such transferee meets certain criteria set forth in the Ground Leases, including that such transferee is required to (i) have a reputation of high quality and to operate the improvements in a first-class manner, and (ii) have, in the reasonable opinion of such Ground Lessor, the qualifications, experience and financial responsibility required to fulfill the obligations contained in the subject Ground Leases for the continued first class management and operation of the BioMed MIT Portfolio properties, or otherwise would be required to hire a manager that would meet such experience test.

Each Ground Lease provides each Ground Lessor with (i) a right of first refusal to finance the applicable BioMed MIT Portfolio property, which the Ground Lessor waived in connection with the making of the BioMed MIT Whole Loan and (ii) a right of first refusal with respect to any sale of the leasehold interest in the applicable BioMed MIT Portfolio property, other than in connection with a mortgage foreclosure in which case Ground Lessor has no right of first refusal . Each of the above-described rights of first refusal under the Ground Lease were assigned by Ground Lessor to Prime Lessor.

In the event that a Ground Lease is terminated for any reason, including rejection of such Ground Lease in any bankruptcy or insolvency proceeding, at the request of the mortgage lenders delivered in writing to the related Ground Lessor within 15 days after receipt of notice of such termination, such Ground Lessor will, upon compliance with the requirements set forth in the related Ground Lease, enter into a new lease directly with the mortgage lenders for the remainder of the term and having the same priority as the related Ground Lease.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the prospectus.

Prime Lease.

The Prime Lessee is required to pay to the Prime Lessor base rent in an amount equal to $10.00 per year. Additionally, Prime Lessee is required to pay to the Prime Lessor, as additional rent, any payment the Prime Lessee receives from the applicable Borrower in connection with the profit-sharing provisions related to future sales and refinancings as set forth in the Ground Lease. Each Prime Lease commences on the origination date and expires on April 30, 2099.

A-3-41

Mixed Use – Lab/Office	Loan #4	Cut-off Date Balance:	$57,500,000
Various	BioMed MIT Portfolio	Cut-off Date LTV:	35.3%
Cambridge, MA 02139		UW NCF DSCR:	2.75x
		UW NOI Debt Yield:	16.6%

Each Prime Lessor entered into a Fee Owner Recognition Agreement with the mortgage lender and each Ground Lessor entered into a Sublandlord Mortgagee Recognition Agreement with the mortgage lender at origination.

The Prime Leases include customary leasehold financing provisions and mortgagee protections in favor of a lender making a loan secured by the Prime Lessee’s leasehold interest in the Prime Lease (and most of which do not inure to the lenders of the Ground Leases), provided that any mortgage or other encumbrance secured by Prime Lessee’s interest in the Prime Lease will be subject and subordinate to the Ground Lease, the applicable Borrower’s interest in the Ground Lease and any mortgage secured by Borrower’s interest in the Ground Lease, including the mortgages.

Any mortgage or other encumbrance secured by the Prime Lessor’s fee interest will be subject and subordinate to the Prime Lease, the Ground Lease, any mortgage or mezzanine loan secured by Prime Lessee’s leasehold interest in the Prime Lease, and any mortgage or mezzanine loan secured by Borrower’s sub-leasehold interest in the Ground Lease, including the mortgages.

The Prime Lessee is a wholly owned and controlled subsidiary of the Prime Lessor. The Prime Lessor must refrain from taking any action directly or indirectly, that would (i) result in the Prime Lessor no longer holding fee simple title to any BioMed MIT Portfolio property or any portion thereof (including refraining from any sale, assignment or other transfer of the Prime Lessor’s fee interest in any BioMed MIT Portfolio property to any other person or entity), (ii) result in the Prime Lessee no longer being a wholly owned and controlled subsidiary of the Prime Lessor (other than in connection with a foreclosure under a mortgage loan secured by the Prime Lessee’s leasehold interest in the Prime Lease), or (iii) impose mortgages, deed restrictions or other encumbrances on Prime Lessor’s fee simple title that would materially interfere with (a) the Prime Lessee’s ability to exercise its rights and fulfill its obligations under the Prime Lease, or (b) the Prime Lessor’s ability to lease the BioMed MIT Portfolio property, provided that any such mortgage, deed restriction or other encumbrance upon the Prime Lessor’s fee simple title to the BioMed MIT Portfolio property is required to, in any case, be subordinated to the encumbrance of the Prime Lease and the Ground Lease. Notwithstanding the foregoing to the contrary and without limiting Prime Lessor’s covenants in this paragraph, if for any reason Prime Lessor is no longer the fee simple owner of any BioMed MIT Portfolio property or any portion thereof, then, the Prime Lease will be deemed terminated and the Ground Lease is required to automatically become a Direct Lease with the then fee simple owner.

In the event that the Prime Lease is terminated for any reason (including in the event of a rejection in bankruptcy, insolvency or similar proceeding involving Prime Lessee) prior to the expiration date of the Prime Lease, including an event where the Ground Lease would be deemed terminated solely as a result of termination of the Prime Lease, the Ground Lease (excluding any amendments thereto that have not been consented to by Prime Lessor in writing) will automatically continue in full force and effect for the balance of the term of the Ground Lease and be deemed for all purposes to be a direct lease between Prime Lessor and the applicable Borrower, upon the terms and conditions of, and having the same priority as, the Ground Lease (the “Direct Lease”), provided that the Borrowers are not in default of the Ground Lease beyond all applicable notice and cure periods of the Borrowers and the mortgage lender or any mezzanine lender such that the Prime Lessee had the right to terminate the Ground Lease at the time of termination of the Prime Lease. Where the Ground Lease becomes a Direct Lease, the Borrowers are required to attorn to Prime Lessor in accordance with the terms of a subordination, non-disturbance and attornment agreement, as landlord under the Ground Lease; provided the Ground Lease will not be deemed to have been terminated. In the event Prime Lessor and Borrower are deemed to have entered into a Direct Lease, Prime Lessor acknowledges and agrees that the mortgage lender will have all of the rights of an Approved First Mortgagee under the Direct Lease. In addition, if the mortgage lender (or its nominee or any other party which Approved First Mortgagee may designate in accordance with the terms of the Ground Lease) forecloses on the related security instrument or otherwise exercises remedies so that it succeeds to the interest of the Borrowers under the Ground Lease, the Prime Lessor agrees that the Direct Lease provisions are applicable to the mortgage lender (or its nominee or any other party which Approved First Mortgagee may designate in accordance with the terms of the Ground Lease), as the successor to the Borrowers.

The Prime Lease may not be amended, changed, or modified except by an instrument in writing signed by the Prime Lessor and Prime Lessee and consented to in writing by Prime Lessee’s mortgagee (if applicable), Borrower and the mortgage lender. For the avoidance of doubt, subject to the right to obtain a Direct Lease as described above, Prime Lessor retains all rights to terminate the Prime Lease following a default beyond any applicable notice and cure period in accordance with the terms of the Prime Lease. In the event of a monetary default under the Prime Lease that does not exceed $10,000 or concurrent monetary defaults that do not exceed $50,000 in the aggregate, if those monetary defaults are not caused by a default of the applicable Borrower under the Ground Lease, Prime Lessor must simultaneously deliver a copy of any written notice of default to the applicable Borrower, mortgage lender and any mezzanine lender, and the applicable mortgage lender, and any mezzanine lender will have the right, but not the obligation, to cure such monetary default within five (5) business days following receipt of such notice. For all other events of default under the Prime Lease that are not a monetary default and are not caused by a default of the applicable Borrower under the Ground Lease, the applicable Borrower, mortgage lender and any mezzanine will have no right to cure directly with Prime Lessor; provided however, Prime Lessor must simultaneously deliver a copy of any written notice of default received by or sent to Prime Lessor to the applicable Borrower, the mortgage lender, and any mezzanine lender.

Terrorism Insurance. The Borrowers are required to maintain or cause to be maintained an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the BioMed MIT Portfolio properties, and business income coverage for a period of 24 months together with an extended period of indemnity of up to 12 months. If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is no longer in effect, the Borrowers will not be required to pay insurance premiums solely with respect to terrorism coverage in excess of two times the then current property insurance premium payable in respect of the property, business interruption/rental loss and liability insurance required under the loan agreement (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance at the time that any terrorism insurance is excluded from any policy). The BioMed MIT Portfolio Whole Loan documents permit terrorism insurance to be written by a non-rated captive insurer owned by Gryphon Core, LLC through one of its protective cells (“Gryphon”), subject to satisfaction of the conditions set forth in the BioMed MIT Portfolio Whole Loan documents, including that covered losses which are not reinsured by the federal government under TRIPRA and paid to Gryphon will be reinsured with a cut through endorsement acceptable to the lender and the rating agencies by insurance companies which satisfy the rating requirements set forth in the loan agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-42

Retail - Various	Loan #5	Cut-off Date Balance:	$55,000,000
Various	Coastal Equities Portfolio	Cut-off Date LTV:	66.9%
Various		UW NCF DSCR:	1.66x
		UW NOI Debt Yield:	11.8%

A-3-43

Retail - Various	Loan #5	Cut-off Date Balance:	$55,000,000
Various	Coastal Equities Portfolio	Cut-off Date LTV:	66.9%
Various		UW NCF DSCR:	1.66x
		UW NOI Debt Yield:	11.8%

Lake Huron
ONTARIO
MICHIGAN
WI
MILWAUKEE
Lake Michigan
GRAND RAPIDS
Lansing
Flint
Saginaw
Midland
Sarnia
LONDON
DETROIT
WINDSOR
Ann Arbor
TOLEDO
Lake Erie
CHICAGO
CLEVELAND
AKRON
Canton
INDIANA
FORT WAYNE
Lima
OHIO
DAYTON
COLUMBUS
INDIANAPOLIS
Terre Haute
ILLINOIS
Bloomington
CINCINNATI
WEST VIRGINIA
LOUISVILLE
LEXINGTON
KENTUCKY
Evansville
Charleston
Beckley

ONTARIO
Lake Ontario
VERMONT
NH
MAINE
Portland
Rochester
Syracuse
Utica
Oneida
NEW YORK
Albany
Manchester
Portsmouth
BOSTON
MASS.
Worcester
Springfield
Hartford
Providence
Waterbury
CT
New Bedford
Bridgeport
Scranton
PENNSYLVANIA
Allentown
Newark
NEW YORK
Harrisburg
Reading
Trenton
PHILADELPHIA
NEW JERSEY
Atlantic Ocean
Wilmington
Atlantic City
MD
BALTIMORE
Annapolis
Dover
WASHINGTON, DC
VA
DE

NASHVILLE
Jonesboro
ARKANSAS
Jackson
Murfreesboro
Knoxville
MEMPHIS
TENNESSEE
Little Rock
Florence
Chattanooga
NC
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Corinth
Athens
Huntsville
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Oxford
Tupelo
Madison
ATLANTA
Columbus
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MISSISSIPPI
Tuscaloosa
ALABAMA
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Macon
Monroe
Meridian
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Jackson
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GEORGIA
Troy
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Dothan
Baton Rouge
Walker
Mobile
Tallahassee
Biloxi
Pensacola
Destin
Panama City
FLORIDA
Lafayette
LOUISIANA
NEW ORLEANS
Gulf of Mexico

1	The Home Depot	Detroit, MI
2	Westown Square	Cleveland, OH
3	Rodney Village Shopping Center	Dover, DE
4	Mattatuck Plaza	Waterbury, CT
5	Athens Town Center	Athens, AL
6	Northeast Plaza	Greensboro, NC
7	Hungarybrook Shopping Center	Henrico, VA
8	Plaza North Shopping Center	Terre Haute, IN
9	Henderson Marketplace	Henderson, NC
10	Ahoskie Commons	Ahoskie, NC
11	Cummings Park Plaza	Burlington, NC
12	Glenwood Shopping Plaza	Oneida, NY
13	Boulevard Plaza	Wilson, NC
14	Summer Commons	Memphis, TN
15	Centre Plaza	Clinton, TN
16	Market at Riverdale Bend	Memphis, TN
17	Cordele Corners	Cordele, GA
18	Anniston Plaza	Anniston, AL
19	Meeting Square	Jefferson City, TN
20	Northland Plaza	Lima, OH
21	Homosassa Square	Homosassa Springs, FL
22	Laurens Plaza	Laurens, SC
23	Pelham Plaza	Jacksonville, AL
24	Plank Plaza	Baton Rouge, LA
25	Collins Plaza	Plant City, FL

Coastal Equities Portfolio

Citrus Springs
Hernando
The Villages
Lady Lake
Homosassa Springs
Floral City
Wildwood
Leesburg
Mount Plymouth
Gulf of Mexico
Brooksville
Apopka
Clermont
Winter Garden
ORLANDO
Spring Hill
Dade City
Kissimmee
Hudson
New Port Richey
Land O' Lakes
Zephyrhills
Wesley Chapel
Holiday
Lutz
Palm Harbor
Davenport
TAMPA
Lakeland
Poinciana
Clearwater
Plant City
Winter Haven
Brandon
Bartow
Lake Wales
Riverview
ST. PETERSBURG
Tampa Bay
Ft. Meade
Frostproof
Bradenton

Lexington
KENTUCKY
WV
Richmond
Lynchburg
Petersburg
Roanoke
VIRGINIA
VIRGINIA BEACH
Henderson
Ahoskie
TENNESSEE
Johnson City
Greensboro
Knoxville
Winston-Salem
RALEIGH
Wilson
NORTH CAROLINA
Asheville
CHARLOTTE
Chattanooga
Fayetteville
Greenville
Rock Hill
Canton
Laurens
Wilmington
ATLANTA
Athens
Florence
Conyers
Columbia
SOUTH CAROLINA
Stockbridge
Myrtle Beach
Augusta
Macon
Charleston
Columbus
Warner Robins
AL
Hilton Head Island
Cordele
GEORGIA
Savannah
Atlantic Ocean
Albany
Douglas
Dothan
Waycross
Brunswick
Thomasville
Valdosta
Tallahassee
JACKSONVILLE
FLORIDA

A-3-44

Mortgage Loan No. 5 – Coastal Equities Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:			JPMCB	Single Asset/Portfolio:	Portfolio
				Location(2):	Various
Original Balance(1):			$55,000,000	General Property Type:	Retail
Cut-off Date Balance(1):			$55,000,000	Detailed Property Type(2):	Various
% of Initial Pool Balance:			8.0%	Title Vesting:	Fee
Loan Purpose:			Refinance	Year Built/Renovated(2):	Various/Various
Borrower Sponsor:			Coastal Equities Holdings, LLC	Size:	3,424,574 SF
Guarantors:			Edward Ross, Scott Ross and	Cut-off Date Balance PSF(1):	$47
			Howard Arnberg	Maturity Balance PSF(1):	$47
Mortgage Rate:			6.3500%	Property Manager:	EH Scott, LLC
Note Date:			4/30/2025
Maturity Date:			5/1/2035
Term to Maturity:			120 months	Underwriting and Financial Information
Amortization Term:			0 months	UW NOI:	$18,800,517
IO Period:			120 months	UW NCF(4):	$17,117,002
Seasoning:			5 months	UW NOI Debt Yield(1):	11.8%
Prepayment Provisions:			L(25),YM1(89),O(6)	UW NCF Debt Yield(1):	10.7%
Lockbox/Cash Mgmt Status:			Springing/Springing	UW NOI Debt Yield at Maturity(1):	11.8%
Additional Debt Type(1):			Pari Passu	UW NCF DSCR(1):	1.66x
Additional Debt Balance(1):			$105,000,000	Most Recent NOI:	$18,715,136 (5/31/2025 TTM)
Future Debt Permitted (Type):			No (NAP)	2nd Most Recent NOI:	$19,105,510 (12/31/2024)
				3rd Most Recent NOI:	$18,650,166 (12/31/2023)
Reserves(3)				Most Recent Occupancy(5):	88.6% (4/1/2025)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(5):	93.4% (1/1/2024)
RE Taxes:	$700,000	$270,000	NAP	3rd Most Recent Occupancy:	91.6% (1/1/2023)
Insurance:	$0	Springing	NAP	Appraised Value (as of)(6):	$239,000,000 (2/1/2025)
Replacement Reserve:	$0	$43,115	$1,034,765	Appraised Value PSF:	$70
Rollover Reserve:	$2,000,000	Springing	$750,000	Cut-off Date LTV Ratio(1):	66.9%
Free Rent Reserve:	$298,281	$0	NAP	Maturity Date LTV Ratio(1):	66.9%
Outstanding TI Reserve:	$1,565,213	$0	NAP
Required Repairs Reserve:	$1,873,606	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$160,000,000	97.9%	Loan Payoff:	$153,124,511	93.7%
Borrower Sponsor Equity:	$3,398,449	2.1%	Upfront Reserves:	$6,437,100	3.9%
			Closing Costs:	$3,836,838	2.3%
Total Sources:	$163,398,449	100.0%	Total Uses:	$163,398,449	100.0%

(1)	The Coastal Equities Portfolio Mortgage Loan (as defined below) is part of the Coastal Equities Portfolio Whole Loan (as defined below), which is comprised of seven pari passu promissory notes with an aggregate original principal balance of $160,000,000. The Cut-off Date Balance PSF, Maturity Balance PSF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the aggregate Cut-off Date principal balance of the Coastal Equities Portfolio Whole Loan.
(2)	See “Portfolio Summary” table below for details regarding individual properties.
(3)	See “Escrows and Reserves” below.
(4)	Big Lots filed for bankruptcy and was later acquired by Gordon Brothers, who then facilitated transfers of the assets of Big Lots to other parties, including Variety Wholesalers, Inc., who is in the process of re-opening more than 200 stores under the Big Lots brand. Big Lots has reopened at the Athens Town Center property and rent attributable to Big Lots was underwritten.
(5)	The decrease in occupancy from 2nd Most Recent to Most Recent is primarily attributable to recent bankruptcy filings of Big Lots and American Freight, as well as certain known vacates or dark tenants underwritten as vacant (though in certain instances remaining in occupancy and paying rent). Big Lots previously occupied five locations, three of which have already been backfilled or re-opened after Big Lots emergence from bankruptcy.
(6)	Appraised Value is based on the "Hypothetical – As-If Funded” value, inclusive of an approximately 3.2% portfolio premium, based on the assumption that $2,000,000 in tenant improvements and leasing commissions have been escrowed. The aggregate appraised value of the Coastal Equities Portfolio Properties (as defined below) between January 9, 2025 and February 7, 2025 on a property-by-property basis was $231,500,000, which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 69.1%. Appraised Value is inclusive of certain, primarily non-income producing, outparcels which are permitted to be released. In aggregate, the eight release parcels, across six Coastal Equities Portfolio Properties, account for $2,185,000 in value. See “Outparcel Releases” and “Appraisals” below.

The Mortgage Loan. The fifth largest mortgage loan (the “Coastal Equities Portfolio Mortgage Loan”) is part of a whole loan (the “Coastal Equities Portfolio Whole Loan”) comprised of seven pari passu promissory notes with an aggregate original principal balance of $160,000,000. The Coastal Equities Portfolio Whole Loan is secured by first priority mortgages encumbering the fee interests in a portfolio of 25 retail properties totaling 3,424,574 square feet located across 14 states (each, individually, a “Coastal Equities Portfolio Property”, and, collectively, the “Coastal Equities Portfolio” or the “Coastal Equities Portfolio Properties”). The Coastal Equities Portfolio Mortgage Loan is comprised of the controlling note A-1-1 with an aggregate original principal balance of $55,000,000, which will be included in the WFCM 2025-C65 securitization trust. The relationship between the holders of the Coastal Equities Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the prospectus.

A-3-45

Retail - Various	Loan #5	Cut-off Date Balance:	$55,000,000
Various	Coastal Equities Portfolio	Cut-off Date LTV:	66.9%
Various		UW NCF DSCR:	1.66x
		UW NOI Debt Yield:	11.8%

The table below identifies the promissory notes that comprise the Coastal Equities Portfolio Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$55,000,000	$55,000,000	WFCM 2025-C65	Yes
A-1-2	$5,000,000	$5,000,000	BMO 2025-C13	No
A-2	$49,000,000	$49,000,000	BANK 2025-BNK50	No
A-3	$25,000,000	$25,000,000	BBCMS 2025-C35	No
A-4	$16,000,000	$16,000,000	BBCMS 2025-C35	No
A-5-1	$6,000,000	$6,000,000	BMO 2025-C13	No
A-5-2	$4,000,000	$4,000,000	BBCMS 2025-C35	No
Whole Loan	$160,000,000	$160,000,000

The Borrowers and the Borrower Sponsor. The borrowers are 25 limited liability companies and single purpose entities, owned by the borrower sponsor, incorporated in various states, structured with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Coastal Equities Portfolio Whole Loan.

The borrower sponsor of the Coastal Equities Portfolio Whole Loan is Coastal Equities Holdings, LLC (“Coastal Equities”) and the non-recourse carveout guarantors are Edward Ross, Scott Ross and Howard Arnberg. Edward Ross is the founder of Coastal Equities, while Scott Ross and Howard Arnberg are both managing partners at Coastal Equities. Formed in the late 1970s, Coastal Equities is a real estate company specializing in the investment, development, syndication and management of retail shopping centers. Since its inception, Coastal Equities has been responsible for placing and managing over $1.0 billion of investments and over 40,000,000 square feet of commercial real estate nationwide. Coastal Equities focuses on grocery-anchored neighborhood and community shopping centers with a high volume of repeat shopper traffic.

The Properties. The Coastal Equities Portfolio is comprised of 25 retail properties totaling 3,424,574 square feet located across 14 states. The Coastal Equities Portfolio is a granular and geographically diverse, with no single Coastal Equities Portfolio Property representing greater than 8.3% of the allocated loan amount (“ALA”). The five largest states by ALA are North Carolina (five properties, 21.8% of ALA), Tennessee (four properties, 12.2% of ALA), Alabama (three properties, 10.7% of ALA), Ohio (two properties, 9.9% of ALA) and Michigan (one property, 8.3% of ALA), with no other state representing greater than 6.5% of ALA. Similarly, the Coastal Equities Portfolio features a diverse tenant roster of over 380 leases across over 280 retailers, with no individual tenant accounting for greater than 5.7% of UW base rent. Additionally, among the top 25 tenants in the Coastal Equities Portfolio, four tenants (Tractor Supply, Dollar Tree, The Home Depot and Food Lion) are investment grade, representing 16.2% of portfolio square feet and 16.7% of UW base rent. Overall tenancy is varied across retail sectors, with tenants operating across the household goods, home improvement, sports, furniture, beauty, food and automotive industries. The wide array of retail offerings helps to cater towards a broad range of consumer preferences as well as attract a variety of shoppers in different age and income demographics. Moreover, the properties are largely community retail centers that help serve essential functions including discount grocers and home goods, facilitating a consistent stream of consumer traffic as evidenced by high historical occupancy. The previous loan encumbering the Coastal Equities Portfolio Properties, securitized in MSBAM 2015-C24, MSBAM 2015-C25 and MSBAM 2015-C26 was a performing loan throughout its 10 year term, without ever missing a mortgage payment or experiencing delinquency, despite the onset of the COVID-19 pandemic.

The Coastal Equities Portfolio Properties were all built between 1959 and 2003 and range in size from 37,458 square feet to 261,418 square feet. The Coastal Equities Portfolio has an in-place occupancy of 88.6% as of April 1, 2025 and has averaged 90.6% occupancy from 2015 to 2024. The maximum amount of rollover in any single year is approximately 15.8% of NRA, providing a staggered rollover profile in low vacancy submarkets with significant brick and mortar retail demand. In addition, the borrower sponsor has maintained strong leasing momentum, recently renewing approximately 593,814 square feet and signing an additional 182,753 square feet of new tenant space commencing between 2022 and 2027. While several anchors across the Coastal Equities Portfolio have vacated in recent months (Big Lots and American Freight), the borrower sponsor has continued to successfully backfill with quality tenancy and maintain the viability of retail offerings. On average, new leases represent an approximately 45.1% increase over the prior rent. Outsized leasing spreads demonstrate the strength and positioning of the Coastal Equities Portfolio Properties within their respective markets. Further, $2.0 million was reserved for lease rollover at loan origination to help support continued leasing momentum. Within the Coastal Equities Portfolio, there are 36 unique anchor tenants, each providing valuable foot traffic and sustained demand, with over 15 retail grocer leases. Top contributors to 2023 sales include The Home Depot (one location, $71,936,611 in sales, $517.32 sales/PSF), Food Lion (three locations, $49,319,556 in sales, $489.16 sales/PSF) and Piggly Wiggly (two locations, one location reporting sales (Boulevard Plaza), $12,749,294 in sales, $509.20 sales/PSF).

A-3-46

Retail - Various	Loan #5	Cut-off Date Balance:	$55,000,000
Various	Coastal Equities Portfolio	Cut-off Date LTV:	66.9%
Various		UW NCF DSCR:	1.66x
		UW NOI Debt Yield:	11.8%

The following table presents certain information relating to the Coastal Equities Portfolio Properties:

Portfolio Summary
Property Name City, State	Property Subtype	Year Built / Renovated	Occupancy %(1)	SF(1)	Allocated Mortgage Loan Cut-off Date Balance	% of Allocated Mortgage Loan Cut-off Date Balance	Appraised Value	% of Appraised Value	UW NCF
The Home Depot Detroit, MI	Single Tenant	1998/2002	100.0%	139,056	$4,592,156	8.3%	$22,300,000	9.6%	$1,096,340
Westown Square Cleveland, OH	Anchored	1988/2013	96.7%	176,761	$3,984,063	7.2%	$15,600,000	6.7%	$1,504,917
Rodney Village Shopping Center Dover, DE	Anchored	1960/2004	95.2%	213,468	$3,576,719	6.5%	$14,000,000	6.0%	$1,309,421
Mattatuck Plaza Waterbury, CT	Anchored	1978,1979, 2003/2009	88.2%	147,010	$3,264,594	5.9%	$13,700,000	5.9%	$1,043,761
Athens Town Center Athens, AL	Anchored	1988/NAP	98.8%	209,124	$3,240,875	5.9%	$13,600,000	5.9%	$1,120,113
Northeast Plaza Greensboro, NC	Anchored	1959/2000	97.7%	111,296	$3,008,500	5.5%	$12,625,000	5.5%	$922,156
Hungarybrook Shopping Center Henrico, VA	Anchored	1988/NAP	100.0%	87,190	$2,788,156	5.1%	$11,700,000	5.1%	$791,960
Plaza North Shopping Center Terre Haute, IN	Anchored	1966/1997	62.0%	261,418	$2,780,250	5.1%	$12,100,000	5.2%	$635,700
Henderson Marketplace Henderson, NC	Anchored	1991/1994	100.0%	89,100	$2,389,063	4.3%	$10,025,000	4.3%	$825,538
Ahoskie Commons Ahoskie, NC	Anchored	1987/NAP	99.2%	193,653	$2,382,875	4.3%	$10,000,000	4.3%	$692,985
Cummings Park Plaza Burlington, NC	Anchored	1963/NAP	79.7%	200,253	$2,251,906	4.1%	$9,450,000	4.1%	$551,167
Glenwood Shopping Plaza Oneida, NY	Anchored	1989/NAP	77.1%	218,861	$2,168,375	3.9%	$9,100,000	3.9%	$691,031
Boulevard Plaza Wilson, NC	Anchored	1988/NAP	87.4%	108,568	$1,930,156	3.5%	$8,100,000	3.5%	$568,578
Summer Commons Memphis, TN	Anchored	1974/2008	68.3%	139,785	$1,906,438	3.5%	$8,000,000	3.5%	$570,013
Centre Plaza Clinton, TN	Anchored	1989/NAP	91.1%	101,642	$1,830,125	3.3%	$7,175,000	3.1%	$621,660
Market at Riverdale Bend Memphis, TN	Anchored	1998, 2003/NAP	100.0%	157,695	$1,532,781	2.8%	$6,000,000	2.6%	$496,071
Cordele Corners Cordele, GA	Anchored	1986/NAP	91.1%	120,868	$1,501,156	2.7%	$6,300,000	2.7%	$493,582
Anniston Plaza Anniston, AL	Anchored	1965/NAP	88.0%	129,565	$1,465,406	2.7%	$6,150,000	2.7%	$453,764
Meeting Square Jefferson City, TN	Anchored	1984/NAP	100.0%	94,345	$1,461,969	2.7%	$5,775,000	2.5%	$532,219
Northland Plaza Lima, OH	Anchored	1960/2003	68.1%	170,037	$1,441,000	2.6%	$5,650,000	2.4%	$335,293
Homosassa Square Homosassa Springs, FL	Anchored	1981/NAP	100.0%	84,765	$1,310,719	2.4%	$5,500,000	2.4%	$416,529
Laurens Plaza Laurens, SC	Anchored	1989/NAP	100.0%	97,946	$1,298,688	2.4%	$5,450,000	2.4%	$433,747
Pelham Plaza Jacksonville, AL	Anchored	1974/NAP	85.3%	72,430	$1,191,438	2.2%	$5,000,000	2.2%	$353,897
Plank Plaza Baton Rouge, LA	Anchored	1967/NAP	100.0%	62,280	$880,344	1.6%	$4,750,000	2.1%	$239,068
Collins Plaza Plant City, FL	Anchored	1989/NAP	92.9%	37,458	$822,250	1.5%	$3,450,000	1.5%	$217,490
Total/Wtd. Avg			88.6%	3,424,574	$55,000,000	100.0%	$239,000,000(2)	100.0%	17,117,002(3)

(1)	Based on the underwritten rent roll dated April 1, 2025.
(2)	Total Appraised Value represents the portfolio appraised value, including an approximately 3.2% portfolio premium.
(3)	Total UW NCF is inclusive of a $200,000 offset to underwritten TI/LCs for the $2,000,000 upfront rollover reserve to be utilized over the 10 year loan term.

Major Tenants.

Ollie’s (195,341 SF, 5.7% of NRA; 4.7% of UW rent). Founded in July 1982, Ollie’s has grown to be America’s largest retailer of closeout merchandise and excess inventory, selling anything ranging from housewares and flooring to food, cookware, toys, electronics and more. Ollie’s focuses on purchasing inventory from closeouts, overstocks, package changes, manufacturer-refurbished goods and irregulars from manufacturers around the globe. Ollie’s is located at six Coastal Equities Portfolio Properties and has been in tenancy for a weighted average of approximately 11.3 years as of the transaction Cut-off Date.

Tractor Supply (164,513 SF, 4.8% of NRA; 3.4% of UW rent). Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 293 on the Fortune 500. Founded in 1938 as a mail order tractor parts business, Tractor Supply now operates by supplying basic maintenance products to home, land, pet and animal owners. As of December 28, 2024, Tractor Supply operated 2,296 stores in 49 states, employing over 50,000 employees and generating $14.9 billion in sales for 2024. Tractor Supply is located at six Coastal Equities Portfolio Properties and has been in tenancy for a weighted average of approximately 17.2 years as of the transaction Cut-off Date. The Tractor Supply anchoring the Ahoskie Commons property reported 2023 sales of $3,757,815 ($174.54 sales/PSF, 2.3% occupancy cost).

A-3-47

Retail - Various	Loan #5	Cut-off Date Balance:	$55,000,000
Various	Coastal Equities Portfolio	Cut-off Date LTV:	66.9%
Various		UW NCF DSCR:	1.66x
		UW NOI Debt Yield:	11.8%

Dollar Tree (149,539 SF, 4.4% of NRA; 5.4% of UW rent). Comprised of two brands, Dollar Tree and Family Dollar, Dollar Tree, Inc. is ranked 137 on the Fortune 500 list. Dollar Tree is a leading operator of discount variety stores that has served North America for more than thirty years. Dollar Tree is headquartered in Chesapeake, Virginia and operates more than 15,500 stores across the 48 contiguous states and five Canadian provinces, supported by a coast-to-coast logistics network and more than 193,000 associates. Dollar Tree is located at 12 Coastal Equities Portfolio Properties and has been in tenancy for a weighted average of approximately 16.3 years.

The following table presents certain information relating to the tenancy for the Coastal Equities Portfolio:

Tenant Summary(1)
Tenant Name	Number of Locations	Credit Rating (Fitch/Moody's/S&P)(2)	Tenant SF	Approx % of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF
Ollie’s	6	NR/NR/NR	195,341	5.7%	$1,078,281	4.7%	$5.52
Tractor Supply	6	NR/Baa1/BBB	164,513	4.8%	$773,754	3.4%	$4.70
Dollar Tree	12	NR/Baa2/BBB	149,539	4.4%	$1,244,173	5.4%	$8.32
The Home Depot	1	A/A2/A	139,056	4.1%	$1,317,595	5.7%	$9.48
Food Lion	3	NR/Baa1/BBB+	100,826	2.9%	$498,352	2.2%	$4.94
Harbor Freight Tools	5	NR/B1/BB-	88,916	2.6%	$659,026	2.9%	$7.41
Goodwill	5	NR/NR/NR	88,324	2.6%	$678,344	3.0%	$7.68
Roses	2	NR/NR/NR	88,200	2.6%	$227,000	1.0%	$2.57
Citi Trends	6	NR/NR/NR	69,634	2.0%	$472,120	2.1%	$6.78
Habitat For Humanity	1	NR/NR/NR	61,532	1.8%	$318,120	1.4%	$5.17
Subtotal/Wtd. Avg.			1,145,881	33.5%	$7,266,765	31.7%	$6.34

Other Tenants			1,887,393	55.1%	15,677,813	68.3%	$8.31
Occupied Collateral Total/Wtd. Avg.			3,033,274	88.6%	$22,944,578	100.0%	$7.56
Vacant Space			391,300	11.4%
Total			3,424,574	100.0%

(1)	Based on the underwritten rent roll dated April 1, 2025, inclusive of contractual rent steps through April 2026.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule for the Coastal Equities Portfolio:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling	UW Rent PSF Rolling
MTM/2025	48	168,660	4.9%	4.9%	$1,343,850	5.9%	5.9%	$7.97
2026	71	451,917	13.2%	18.1%	$3,191,839	13.9%	19.8%	$7.06
2027	65	497,650	14.5%	32.7%	$3,515,307	15.3%	35.1%	$7.06
2028	54	540,100	15.8%	48.4%	$4,638,222	20.2%	55.3%	$8.59
2029	62	449,485	13.1%	61.5%	$3,456,048	15.1%	70.4%	$7.69
2030	35	235,855	6.9%	68.4%	$1,954,380	8.5%	78.9%	$8.29
2031	22	344,357	10.1%	78.5%	$2,022,040	8.8%	87.7%	$5.87
2032	11	141,838	4.1%	82.6%	$1,036,139	4.5%	92.2%	$7.31
2033	8	55,675	1.6%	84.3%	$551,870	2.4%	94.6%	$9.91
2034	7	105,649	3.1%	87.3%	$829,804	3.6%	98.2%	$7.85
2035	1	10,080	0.3%	87.6%	$60,000	0.3%	98.5%	$5.95
2036 & Thereafter	4	32,008	0.9%	88.6%	$345,080	1.5%	100.0%	$10.78
Vacant	NAP	391,300	11.4%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	388	3,424,574	100.0%		$22,944,578	100.0%		$7.56

(1)	Based on the underwritten rent roll dated April 1, 2025, inclusive of contractual rent steps through April 2026.
(2)	Certain tenants may have termination options that are not accounted for in the Lease Rollover Schedule above.

A-3-48

Retail - Various	Loan #5	Cut-off Date Balance:	$55,000,000
Various	Coastal Equities Portfolio	Cut-off Date LTV:	66.9%
Various		UW NCF DSCR:	1.66x
		UW NOI Debt Yield:	11.8%

The Market. The Coastal Equities Portfolio Properties are located in submarkets with average vacancy rates ranging from 1.1% to 15.4%, with a weighted average of 5.7%. Market rent ranges from $4.71 to $13.21 per square feet, with a weighted average of $7.64 per square foot.

The following table presents certain market information relating to the Coastal Equities Portfolio:

Market Summary
Property Name	Location(1)	Market(1)	Submarket(1)	UW Rent PSF(2)	Market Rent Rate PSF(1)	Submarket Vacancy(1)
Ahoskie Commons	Ahoskie, NC	Hertford County	Hertford County	$5.39	$5.81	4.5%
Anniston Plaza	Anniston, AL	Anniston-Oxford	Anniston-Oxford	$5.29	$4.71	2.7%
Athens Town Center	Athens, AL	Huntsville	Athens	$6.64	$6.15	2.9%
Boulevard Plaza	Wilson, NC	Wilson County	Wilson County	$7.68	$6.77	3.5%
Centre Plaza	Clinton, TN	Knoxville	Anderson County	$8.00	$8.28	1.1%
Collins Plaza	Plant City, FL	Tampa	Eastern Outlying	$7.42	$8.05	2.2%
Cordele Corners	Cordele, GA	Cordele	NAP	$6.02	$5.47	NAP
Cummings Park Plaza	Burlington, NC	Burlington	Burlington	$4.92	$5.00	1.6%
Glenwood Shopping Plaza	Oneida, NY	Syracuse	Central/East Syracuse	$7.76	$7.80	12.8%
Henderson Marketplace	Henderson, NC	Vance/Granville	Vance/Granville	$10.97	$11.03	1.6%
Homosassa Square	Homosassa Springs, FL	Homosassa Springs/ Citrus County	Homosassa Springs/ Citrus County	$7.37	$7.63	2.9%
Hungarybrook Shopping Center	Henrico, VA	Richmond	Northwest	$10.95	$12.05	10.2%
Laurens Plaza	Laurens, SC	Greenville	Laurens County	$5.92	$5.24	3.6%
Market at Riverdale Bend	Memphis, TN	Memphis	Germantown	$5.82	$5.97	3.8%
Mattatuck Plaza	Waterbury, CT	New Haven	New Haven North	$10.56	$10.75	14.3%
Meeting Square	Jefferson City, TN	Morristown	Morristown	$7.09	$8.18	1.9%
Northeast Plaza	Greensboro, NC	Greensboro/ Winston-Salem	South Guilford	$9.93	$10.17	8.4%
Northland Plaza	Lima, OH	Lima	Lima	$5.43	$4.87	10.9%
Pelham Plaza	Jacksonville, AL	Anniston-Oxford	Anniston-Oxford	$6.88	$6.59	2.7%
Plank Plaza	Baton Rouge, LA	Baton Rouge	Greater Baton Rouge North	$5.37	$7.50	2.1%
Plaza North Shopping Center	Terre Haute, IN	Terre Haute	Terre Haute	$6.53	$6.63	3.2%
Rodney Village Shopping Center	Dover, DE	Dover	Dover	$7.73	$8.31	4.2%
Summer Commons	Memphis, TN	Memphis	Memphis	$10.06	$13.21	3.8%
The Home Depot	Detroit, MI	Detroit	Detroit/West Wayne	$9.48	$10.50	15.4%
Westown Square	Cleveland, OH	Cleveland	Fairview Park	$11.59	$9.54	6.8%
Wtd. Avg.				$7.56	$7.64	5.7%

(1)	Information is based on the appraisals.
(2)	Based on the underwritten rent roll dated April 1, 2025, inclusive of contractual rent steps through April 2026.

Appraisals. The appraisal concluded to an “Hypothetical – As-If Funded” Portfolio value of $239,000,000 as of February 1, 2025, which (a) is inclusive of an approximately 3.2% portfolio premium over the aggregate “As Is” appraisal value of the individual mortgaged properties on a property-by-property basis (excluding (i) the Plaza North Shopping Center, which “Market Value As-Is (Includes Surplus Land Lots 3A, 5A, 5B)” value was utilized, and (ii) Anniston Plaza, for which the “Market Value As-Is - Including Surplus Land” value was utilized), and (b) assumes that $2,000,000 in tenant improvements and leasing commissions have been escrowed. The related borrowers were required to reserve $2,000,000 at loan origination. In aggregate, the eight release parcels, across six Coastal Equities Portfolio Properties, account for $2,185,000 in value. In addition, the aggregate appraised value of the portfolio of the mortgaged properties was $231,500,000, which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 69.1%.

Environmental Matters. According to the Phase I environmental site assessments dated between November 21, 2024 and December 30, 2024, there was no evidence of any recognized environmental conditions at 22 Coastal Equities Portfolio Properties. The environmental site assessments for Westown Square (with respect to the former presence of a coal furnace manufacturing facility and potential related hazardous materials), Anniston Plaza (former presence of dry cleaners) and Rodney Village Shopping Center (current presence of dry cleaners) identified RECs, and in lieu of completing a phase II assessment, the borrower sponsor opted to purchase environmental insurance acceptable to the lender. See “Description of the Mortgage Pool—Environmental Considerations” in the prospectus for additional information.

A-3-49

Retail - Various	Loan #5	Cut-off Date Balance:	$55,000,000
Various	Coastal Equities Portfolio	Cut-off Date LTV:	66.9%
Various		UW NCF DSCR:	1.66x
		UW NOI Debt Yield:	11.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Coastal Equities Portfolio:

Cash Flow Analysis(1)
	2021	2022	2023	2024	TTM 5/31/2025	UW		UW PSF
Base Rent	$20,906,738	$21,529,338	$22,209,777	$22,701,981	$22,695,964	$22,729,641		$6.64
Rent Steps	0	0	0	0	0	214,937		$0.06
Vacant Income	0	0	0	0	0	2,630,518		$0.77
Gross Potential Rent	$20,906,738	$21,529,338	$22,209,777	$22,701,981	$22,695,964	$25,575,096		$7.47
Total Reimbursements	4,067,106	4,151,734	4,272,101	4,547,682	4,409,104	4,644,570		$1.36
Other Income	223,550	252,775	371,377	40,234	36,456	0		$0.00
Vacancy	0	0	0	0	0	(3,650,371)		($1.07)
Effective Gross Income	$25,197,394	$25,933,847	$26,853,255	$27,289,897	$27,141,524	$26,569,295		$7.76

Real Estate Taxes	3,079,678	3,095,354	3,137,980	3,123,328	3,129,316	3,123,328		$0.91
Insurance	492,893	740,928	730,569	880,370	955,266	976,090		$0.29
Management Fee	975,999	997,875	1,046,176	1,084,968	1,074,954	797,079		$0.23
CAM Expense	3,119,994	3,360,891	3,288,365	3,095,721	3,266,852	2,872,281		$0.84
Total Expenses	$7,668,563	$8,195,047	$8,203,090	$8,184,386	$8,426,388	$7,768,777		$2.27

Net Operating Income	$17,528,831	$17,738,800	$18,650,166	$19,105,510	$18,715,136	$18,800,517		$5.49
Replacement Reserves	0	0	0	0	0	513,686		$0.15
TI/LC	0	0	0	0	0	1,369,830		$0.40
Cap Reserve(2)	0	0	0	0	0	(200,000)		($0.06)
Net Cash Flow	$17,528,831	$17,738,800	$18,650,166	$19,105,510	$18,715,136	$17,117,002		$5.00

Occupancy %(3)	93.7%	91.6%	93.4%	93.8%	88.6%(4)	87.9%	(5)
NOI DSCR	1.70x	1.72x	1.81x	1.85x	1.82x	1.83x
NCF DSCR	1.70x	1.72x	1.81x	1.85x	1.82x	1.66x
NOI Debt Yield	11.0%	11.1%	11.7%	11.9%	11.7%	11.8%
NCF Debt Yield	11.0%	11.1%	11.7%	11.9%	11.7%	10.7%

(1)	Based on the underwritten rent roll dated April 1, 2025, inclusive of contractual rent steps through April 2026.
(2)	At origination, the borrowers were required to make an upfront deposit of $2,000,000 into a rollover reserve, to be utilized over the 10 year loan term. UW Cap Reserve represents a 10% credit against the upfront rollover reserve.
(3)	2024 Occupancy represents the occupancy as of March 25, 2024.
(4)	TTM 5/31/2025 occupancy is based on the underwritten rent roll dated April 1, 2025.
(5)	Represents the underwritten economic occupancy. Physical occupancy is 88.6% based on the underwritten rent roll dated April 1, 2025.

Escrows and Reserves.

Tax Escrows – At origination, the borrowers were required to make an upfront deposit of $700,000 into a tax escrow reserve, and are required to escrow monthly payments equal to 1/12 of the annual estimated real estate taxes (initially $270,000).

Insurance Escrows – So long as (i) no event of default has occurred and is continuing and (ii) the borrowers provide the lender with evidence that there is a blanket policy in place, the borrowers are not required to make monthly insurance deposits; otherwise, the borrowers are required to escrow monthly payments equal to 1/12 of the annual estimated insurance premiums.

Replacement Reserve – The borrowers are required to deposit monthly replacement reserves of $43,115 ($0.15 PSF per annum), subject to a cap of $1,034,765.

Rollover Reserves – At origination, the borrowers were required to make an upfront deposit of $2,000,000 into a rollover escrow reserve, and upon the balance in the rollover escrow reserve being equal to or less than $500,000, the borrowers are required to begin making monthly deposits of $114,974 ($0.40 PSF per annum), subject to a cap of $750,000.

Free Rent Reserve – At origination, the borrowers were required to make an upfront deposit of $298,281, representing the amount of remaining free rent which tenants are entitled to receive under the existing leases at the Coastal Equities Portfolio as of the origination date.

Existing TI/LC Reserve – At origination, the borrowers were required to make an upfront deposit of $1,565,213 into a reserve for outstanding tenant improvements and leasing commissions under existing leases at the properties in the Coastal Equities Portfolio as of the origination date.

Required Repairs Reserve – At origination, the borrowers were required to make an upfront deposit of $1,873,606 into a reserve for outstanding repairs at the Coastal Equities Portfolio Properties representing 105.0% of the estimated cost of completion for all properties with outstanding expenditures identified in excess of $50,000. In addition, after the origination date, the borrower made an additional deposit of $365,400 into a reserve for outstanding repairs at the Coastal Equities Portfolio Properties.

A-3-50

Retail - Various	Loan #5	Cut-off Date Balance:	$55,000,000
Various	Coastal Equities Portfolio	Cut-off Date LTV:	66.9%
Various		UW NCF DSCR:	1.66x
		UW NOI Debt Yield:	11.8%

Lockbox and Cash Management. The Coastal Equities Portfolio Whole Loan documents require a springing lockbox with springing cash management. Within 60 days from the origination date, the borrowers are required to establish an initial lockbox account. Following the occurrence of a Lockbox Event (as defined below), each of the individual borrowers is required to establish an additional lockbox account in the names of each individual borrower, at which point all rents are required to be deposited into each such lockbox account within one business day following the receipt thereof. Following the occurrence of a Lockbox Event, if no Cash Sweep Period (as defined below) is continuing, the borrowers may direct the flow of funds from the lockbox account to an account of their selection. Following the occurrence of a Cash Sweep Period, the borrowers are required to establish a cash management account and all amounts on deposit in the lockbox accounts are required to be transferred into the cash management account on every business day. So long as a Cash Sweep Period is not continuing, funds in the lockbox account are required to be transferred on each business day to the borrower’s operating account. During a Cash Sweep Period, funds in the lockbox account are required to be transferred to a lender-controlled cash management account once every business day and disbursed according to the Coastal Equities Portfolio Whole Loan documents. During a Cash Sweep Period, all excess cash is required to be held by the lender as additional security for the Coastal Equities Portfolio Whole Loan.

“Lockbox Event” means the earlier to occur of (i) the initial occurrence of a Cash Sweep Period or (ii) the debt service coverage ratio being less than 1.20x.

“Cash Sweep Period” means the period commencing upon (i) an event of default, (ii) any bankruptcy action of a borrower or manager, (iii) a debt service coverage ratio of less than 1.15x as of the date of determination or (iv) failure to complete the required repairs by the timeframes set forth in the Coastal Equities Portfolio Whole Loan documents (subject to extension as provided therein). Such Cash Sweep Period expires (a) with respect to clause (i), upon the acceptance by the lender of a cure for such event of default, (b) with respect to clause (ii), upon the replacement of the manager with a qualified manager under a replacement management agreement within 60 days after commencement of such bankruptcy, (c) with respect to clause (iii), upon the achievement of a debt service coverage ratio equal or greater than 1.20x for two consecutive calendar quarters and (d) with respect to clause (iv), upon completion of the required repairs in accordance with the Coastal Equities Portfolio Whole Loan documents; provided, however, that, such Cash Sweep Period cure is subject to the following conditions (I) that no other event of default has occurred and is continuing, (II) a Cash Sweep Period cure resulting from an event of default or a bankruptcy action of a manager may occur no more than a total of six times, and (III) borrower has paid all of the lender’s reasonable out-of-pocket expenses incurred in connection with such Cash Sweep Event cure. In no event will borrowers be entitled to cure a Cash Sweep Period caused by a bankruptcy action of a borrower.

Terrorism Insurance. The borrowers are required to obtain and maintain property insurance for 100% of full replacement cost and business interruption insurance for 12 months plus a 6-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

Outparcel Releases. Other than during the period that is 60 days prior to and after a securitization, the applicable related individual borrower (each, an “Individual Borrower”) may obtain release of eight, primarily non-income producing, outparcels across six properties (in aggregate accounting for $2,185,000 of the total Appraised Value for the Coastal Equities Portfolio Properties) from the lien of the Coastal Equities Portfolio Whole Loan upon satisfaction of certain conditions set forth in the Coastal Equities Portfolio Whole Loan documents, including, without limitation: (a) 100% of net sales proceeds from the sale are deposited into the excess collateral reserve account, (b) the debt service coverage ratio for the remaining Coastal Equities Portfolio Properties is equal to or greater than the greater of (i) 1.55x and (ii) the debt service coverage ratio immediately preceding such release, (c) the applicable Individual Borrower conveys the outparcel to a person other than another Individual Borrower or the managing member any Individual Borrower and (d) the applicable Individual Borrower submits an officer’s certificate certifying that, as of loan origination and release of such outparcel, such outparcel was non-income producing (other than with respect to the outparcel for Anniston Plaza, for which the in-place tenant accounts for 0.1% of underwritten rent). See “Description of the Mortgage Pool—Releases; Partial Releases; Property Additions” in the prospectus for additional information.

A-3-51

Retail - Anchored	Loan #6	Cut-off Date Balance:	$45,000,000
1605-1697 South Azusa Avenue	Hacienda Center	Cut-off Date LTV:	61.6%
Hacienda Heights, CA 91745		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	9.5%

A-3-52

Retail - Anchored	Loan #6	Cut-off Date Balance:	$45,000,000
1605-1697 South Azusa Avenue	Hacienda Center	Cut-off Date LTV:	61.6%
Hacienda Heights, CA 91745		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	9.5%

Hacienda Center
1605-1697 South Azusa Avenue
Hacienda Heights, CA 91745
El Monte
Baldwin Park
Covina
COVINA
BALDWIN PARK
Bassett
West Puente Valley
La Puente
Valinda
West Covina
Walnut Valley
LOS ANGELES COUNTY
Walnut
Avocado Heights
City of Industry
South San Jose Hills
Hacienda Heights
Marne
INDUSTRY
Diamond Bar
Rowland Heights
Whittier
South Whittier
La Habra
Brea
La Mirada
Fullerton
ORANGE COUNTY
PUENTE HILLS
Los Angeles 16 miles
METROLINK SAN BERNARDINO LINE
METROLINK RIVERSIDE LINE
METROLINK
San Bernardino Fwy
Pomona Fwy
San Gabriel River Fwy
San Gabriel River
Pomona Creek
Los Angeles St
Peck Rd
Ramona Blvd
Baldwin Park Blvd
Badillo St
W. Merced Ave
W. Pacific Ave
Vincent Ave
E. Puente Ave
E. Rowland St
Cameron Ave
E. Merced Ave
S. Azusa Ave
N. Azusa Ave
Valinda Ave
N. Orange Ave
Puente Ave
Valley Blvd
Amar Rd
Temple Ave
Gale Ave
Grand Ave
La Puente Rd
Lemon Ave
Halliburton Rd
Fullerton Rd
Pathfinder Rd
Colima Rd
Whittier Blvd
Lambert Rd
Leffingwell Rd
La Mirada Blvd
Santa Gertrudes Ave
Imperial Hwy
Beach Blvd
Idaho St
Euclid St
Harbor Blvd
Puente St
Whittier Blvd
La Habra Blvd
Park Plaza on Maine
Irwindale Square
Kindred Hospital San Gabriel Valley
Covina Square
Emanate Health Inter-Community Hospital
Eastland Center
Marketplace at The Lakes
Plaza West Covina
Queen of the Valley Hospital
Kaiser Permanente Medical Ctr.
Kindred Hospital
Five Points Plaza
Hong Kong Plaza
Cameron Park Community Center
La Puente Shopping Center
South Hills Country Club
Mount San Antonio College
Fortune Business Park
Pacific Place
Crossroads Business Park
Towers Industrial Park
Hacienda Plaza
Echelon Business Park
Heights at West Covina
Woodside Village Shopping Ctr.
Walnut Hills Plaza Shopping Center
Industry Hills Expo Center
Dwight D. Eisenhower Golf Course
Workman and Temple Family Homestead Museum
Macy's Distribution Center
Gale Square
Rose Hills Memorial Park
McDonald's Production Studio
Hacienda Village
Hacienda Professional Plaza
Puente Hills Mall
Bixby Hacienda Plaza
Puente Hills Town Center
Pacific Plaza
Royal Vista Golf Club
Fairway Plaza Shopping Center
Schabarum Regional County Park
Friendly Hills Country Club
Hacienda Golf Course
Whittwood Town Center
LaHabra Town Center
La Mirada Town Center
La Habra Marketplace
Westridge Golf Club
Biola University
605
10
60
39
57
72
90
Palmdale
Victorville
Apple Valley
Hesperia
Glendale
Pasadena
Glendora
Rancho Cucamonga
Upland
Rialto
SAN BERNARDINO
LOS ANGELES
West Covina
Ontario
Fontana
Pomona
Redlands
Chino
Chino Hills
RIVERSIDE
Downey
Fullerton
Yorba Linda
Corona
Moreno Valley
ANAHEIM
Orange
Carson
LONG BEACH
Garden Grove
SANTA ANA
Huntington Beach
Costa Mesa
Irvine
Newport Beach
Mission Viejo
Laguna Beach
San Clemente
Perris
Hemet
Menifee
Murrieta
Temecula
Pacific Ocean

A-3-53

Mortgage Loan No. 6 – Hacienda Center

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	AREF2			Single Asset/Portfolio:	Single Asset
				Location:	Hacienda Heights, CA 91745
Original Balance:	$45,000,000			General Property Type:	Retail
Cut-off Date Balance:	$45,000,000			Detailed Property Type:	Anchored
% of Initial Pool Balance:	6.5%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1974/2025
Borrower Sponsors(1):	Various			Size:	122,726 SF
Guarantors(1):	Various			Cut-off Date Balance PSF:	$367
Mortgage Rate:	6.6000%			Maturity Balance PSF:	$367
Note Date:	9/4/2025			Property Manager:	Pacific Castle PM, Inc. (affiliated)
Maturity Date:	9/6/2035
Term to Maturity:	120 months			Underwriting and Financial Information
Amortization Term:	0 months			UW NOI:	$4,279,327
IO Period:	120 months			UW NCF	$4,130,829
Seasoning:	1 month			UW NOI Debt Yield:	9.5%
Prepayment Provisions:	L(25),D(88),O(7)			UW NCF Debt Yield:	9.2%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	9.5%
Additional Debt Type:	NAP			UW NCF DSCR:	1.37x
Additional Debt Balance:	NAP			Most Recent NOI:	$3,955,343 (4/30/2025 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$3,934,609 (12/31/2024)
Reserves(2)				3rd Most Recent NOI:	$3,724,069 (12/31/2023)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	94.0% (6/1/2025)
RE Taxes:	$408,397	$58,342	NAP	2nd Most Recent Occupancy:	96.9% (12/31/2024)
Insurance:	$37,282	$9,321	NAP	3rd Most Recent Occupancy:	93.5% (12/31/2023)
Replacement Reserve:	$0	$2,148	$77,318	Appraised Value (as of):	$73,000,000 (6/6/2025)
TI/LC Reserve(3):	$256,355	$10,227	$368,178	Appraised Value per SF:	$595
				Cut-off Date LTV Ratio:	61.6%
				Maturity Date LTV Ratio:	61.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$45,000,000	100.0%	Loan Payoff:	$29,939,695	66.5%
			Borrower Sponsor Equity:	$13,150,714	29.2%
			Closing Costs:	$1,207,557	2.7%
			Upfront Reserves:	$702,034	1.6%
Total Sources:	$45,000,000	100.0%	Total Uses:	$45,000,000	100.0%

(1)	The Borrower Sponsors and Guarantors are Wayne Cheng, Abraham Kuo, Cheng Family Trust dated December 21, 2001 and Philip Kuo.
(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(3)	The Hacienda Center Mortgage Loan (as defined below) is structured with an upfront reserve of $256,355 to fund for outstanding leasing costs related to Phoholic.

The Mortgage Loan. The sixth largest mortgage loan (the “Hacienda Center Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $45,000,000 and secured by a first-priority fee mortgage encumbering a retail property located in Hacienda Heights, California (the “Hacienda Center Property”).

The Borrowers and the Borrower Sponsors. The borrowers are Pacific Castle Colima I, LLC and Master K Investment I, LLC, each a single-purpose Delaware limited liability company with one independent director, as tenants-in-common. The borrower sponsors and the non-recourse carveout guarantors are Wayne Cheng, Abraham Kuo, Cheng Family Trust dated December 21, 2001 and Philip Kuo. Wayne Cheng is the owner and CEO of Pacific Castle, a real estate management company specializing in in the acquisition and management of shopping centers across the western United States. Since inception in 1993, Pacific Castle has acquired 34 projects totaling 2.4 million square feet and $1 billion of capitalization, with current holdings across California, Hawaii, Nevada and Utah. Philip Kuo and Abraham Kuo are managers of Master K Investment, LLC, a real estate investment company based in Torrance, California.

The Property. The Hacienda Center Property is a 122,726 SF, anchored retail center located in Hacienda Heights, California, approximately 21 miles east of downtown Los Angeles. The Hacienda Center Property was built in 1974 and renovated in 2025. The borrower sponsors acquired the Hacienda Center Property in 2004 for $39.3 million and have since invested an additional $10.8 million in capital improvements and renovations including building improvements, parking lot improvements, lighting/plumbing infrastructure, roof renovations and tenant improvements. Recent renovations include a full upgrade of the exterior facades. As of June 1, 2025, the Hacienda Center Property was 94.0% occupied by 29 tenants occupying spaces ranging in size from 900 to 30,500 SF. The tenancy consists of an anchor tenant and a diverse mix of in-line shops, pad banks and pad restaurants. There are no co-tenancies or termination options under any of the leases. Recent leasing has been strong with 37,341 SF (30.4% of NRA) of new or renewal leases executed since July 2024.

A-3-54

Retail - Anchored	Loan #6	Cut-off Date Balance:	$45,000,000
1605-1697 South Azusa Avenue	Hacienda Center	Cut-off Date LTV:	61.6%
Hacienda Heights, CA 91745		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	9.5%

Tawa Supermarket / 99 Ranch (“99 Ranch Market”) (30,500 SF, 24.9% of NRA, 9.7% of UW rent). Founded in 1984, 99 Ranch Market, operated by Tawa Supermarket, Inc., is an Asian supermarket chain that operates 65 locations across the United States. 99 Ranch Market originally commenced their lease in March 1998 for a ten-year lease term and has renewed four times. The most recent renewal was exercised in April 2023 for a five-year term until March 31, 2028. 99 Ranch Market has a go-dark option which must be exercised through a written notice furnished to the landlord. 99 Ranch Market’s in place rent of $13.80 PSF is 34% below the appraiser’s concluded market rent of $21.00 PSF. 99 Ranch Market reported sales PSF of $508, $514 and $511, respectively, for year 2022, 2023 and 2024. The 2024 gross occupancy cost is 4.2% as calculated using in-place gross rent and 2024 total sales. 99 Ranch Market has two remaining five-year renewal options and no termination options.

Bank of America (11,515 SF, 9.4% of NRA, 8.7% of UW rent). Founded in 1904, Bank of America is one of the largest financial institutions in the United States with over 213,000 employees, 3,700 branches and 15,000 ATMs operating nationwide. Bank of America originally commenced their lease in June 1976 for a thirty-year lease term and has renewed twice. The most recent renewal was exercised in July 2016 for a ten-year term until June 30, 2026. Bank of America has two remaining five-year renewal options and no termination options.

Wonde Harbor Restaurant (9,964 SF, 8.1% of NRA, 8.7% of UW rent). Wonde Harbor Restaurant is a Cantonese dining establishment, offering a variety of dim sum, barbecue and Hong Kong-style dishes. The restaurant has a large LED screen and karaoke systems, making it a popular venue for banquets and celebrations. Wonde Harbor Restaurant originally commenced their lease in June 2015 for a ten-year lease term and has renewed once. The most recent renewal was exercised in June 2025 for a five-year term until May 31, 2030. Wonde Harbor Restaurant has one remaining five-year renewal option and no termination options.

The following table presents certain information relating to the tenancy at the Hacienda Center Property:

Retail Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)(2)	Tenant SF	% of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Term. Option (Y/N)	Renewal Options
Tawa Supermarket / 99 Ranch	NR/NR/NR	30,500	24.9%	$420,900	9.7%	$13.80	3/31/2028	No	2 x 5 Years
Bank of America	AA-/A1/A-	11,515	9.4%	$379,166	8.7%	$32.93	6/30/2026	No	2 x 5 Years
Wonde Harbor Restaurant	NR/NR/NR	9,964	8.1%	$380,673	8.7%	$38.20	5/31/2030	No	1 x 5 Years
Happy Valley Village	NR/NR/NR	6,515	5.3%	$248,612	5.7%	$38.16	6/30/2030	No	1 x 5 Years
California Bank & Trust	BBB+/Baa2/BBB+	6,000	4.9%	$243,000	5.6%	$40.50	4/30/2028	No	None
Subtotal/Wtd. Avg.		64,494	52.6%	$1,672,352	38.4%	$25.93

Other Tenants		50,879	41.5%	$2,685,044	61.6%	$52.77
Total/Wtd. Avg. Occupied Space		115,373	94.0%	$4,357,396	100.0%	$37.77

Vacant Space		7,353	6.0%
Total		122,726	100.0%

(1)	Information is based on the underwritten rent roll dated June 1, 2025 with rent steps taken through June 2026.
(2)	Certain ratings are those of the parent company or government, whether or not the parent guarantees the lease.

A-3-55

Retail - Anchored	Loan #6	Cut-off Date Balance:	$45,000,000
1605-1697 South Azusa Avenue	Hacienda Center	Cut-off Date LTV:	61.6%
Hacienda Heights, CA 91745		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	9.5%

The following table presents certain information with respect to the lease rollover at the Hacienda Center Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling
MTM/2025	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2026	2	12,910	10.5%	10.5%	$445,110	10.2%	10.2%	$34.48
2027	4	12,359	10.1%	20.6%	$545,948	12.5%	22.7%	$44.17
2028	5	41,900	34.1%	54.7%	$866,204	19.9%	42.6%	$20.67
2029	6	9,243	7.5%	62.3%	$547,035	12.6%	55.2%	$59.18
2030	8	27,548	22.4%	84.7%	$1,297,889	29.8%	85.0%	$47.11
2031	0	0	0.0%	84.7%	$0	0.0%	85.0%	$0.00
2032	0	0	0.0%	84.7%	$0	0.0%	85.0%	$0.00
2033	1	3,038	2.5%	87.2%	$154,938	3.6%	88.5%	$51.00
2034	2	4,542	3.7%	90.9%	$216,018	5.0%	93.5%	$47.56
2035	1	3,833	3.1%	94.0%	$284,255	6.5%	100.0%	$74.16
2036 & Thereafter	0	0	0.0%	94.0%	$0	0.0%	100.0%	$0.00
Vacant	0	7,353	6.0%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	29	122,726	100.0%		$4,357,396	100.0%		$37.77

(1)	Information is based on the underwritten rent roll dated June 1, 2025 with rent steps taken through June 2026.

The Market.

The Hacienda Center Property is located in Hacienda Heights, California, approximately 21 miles east of downtown Los Angeles, in the San Gabriel Valley region. The Hacienda Center Property is situated adjacent to State Route 60 and approximately 9.4 miles from Interstate 10. Puente Hills Town Center is located 0.5 miles away from the Hacienda Center Property with tenants such as Marshalls & HomeGoods, Jersey Mike’s Subs and AT&T. The Hacienda Center Property is also proximate to the City of Industry strip, an industrial hub with over 3,000 businesses such as Newegg, FedEx, Fashion Nova and others which employ a total of 68,000 people.

According to the appraisal, the Hacienda Center Property is located within the Eastern San Gabriel Valley retail submarket. As of the first quarter of 2025, the Eastern San Gabriel Valley retail submarket had an inventory of approximately 42.7 million SF of retail space with an occupancy rate of 94.6% and a monthly average asking rent of $24.94 PSF. The 2024 estimated population within a one-, three- and five-mile radius of the Hacienda Center Property was 10,884, 131,595 and 351,225, respectively, and the 2024 estimated median household income within the same radii was approximately $93,337, $96,599 and $102,594, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Hacienda Center Property:

Market Rent Summary(1)
	In Line Shop	In Line/End Cap	Pad In Line	In Line Restaurant	Pad Bank	Pad Restaurant	Grocery Anchor
Rentable Area	18,106	6,000	9,916	28,309	20,553	9,342	30,500
Market Rent (PSF per Year)	$48.00	$54.00	$54.00	$45.00	$42.00	$54.00	$21.00
Lease Term (Years)	5	5	5	5	10	10	10
Lease Type (Reimbursements)	Net	Net	Net	Net	Net	Net	Net
Rent Increase Projection (per Year)	Annual 3%	Annual 3%	Annual 3%	Annual 3%	Annual 3%	10% every 5 years	10% every 5 years
Tenant Improvements (New Tenant) (PSF)	$15.00	$15.00	$15.00	$15.00	$15.00	$15.00	$15.00
Tenant Improvements (Renewal) (PSF)	$5.00	$5.00	$5.00	$5.00	$5.00	$5.00	5.00

(1)	Source: Appraisal.

A-3-56

Retail - Anchored	Loan #6	Cut-off Date Balance:	$45,000,000
1605-1697 South Azusa Avenue	Hacienda Center	Cut-off Date LTV:	61.6%
Hacienda Heights, CA 91745		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	9.5%

The following table presents recent leasing data at comparable retail properties with respect to the Hacienda Center Property:

Comparable Retail Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Major Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (months)	Annual Base Rent PSF
Hacienda Center	1974/2025	122,726	Wonde Harbor Restaurant	9,964(2)	Jun-25(2)	60(2)	$38.20(2)
Bixby Hacienda Plaza Hacienda Heights, CA	1986	135,012	US Art Center	2,190	Apr-24	60	$42.00
Diamond Plaza Rowland Heights, CA	1993	33,932	DuoDuo Warehouse	9,419	Mar-24	60	$24.00
13401-13469 Telegraph Road Whittier, CA	1970/2006	163,399	O'Riley Auto Parts	3,000	Nov-23	120	$57.72
Fullerton Crossroads Fullerton, CA	1970/2010	218,872	Dunkin	1,700	Jun-24	180	$69.00
Santa Fe Trail Plaza El Monte, CA	2015	93,800	Cali Wings Inc	1,319	Jul-24	96	$67.80
1010 East Imperial Highway Brea, CA	1980	26,552	Starbucks Corporation	1,390	Apr-24	123	$64.00
3325 East Imperial Highway Brea, CA	2016	14,541	Julep Brea LLC	4,936	Oct-22	120	$54.00
Brea Imperial Center Brea, CA	1980/2021	28,415	Holy Ground, LLC	1,189	Jan-23	37	$49.80
Fullerton Metro Center Fullerton, CA	1965/2002	175,949	David's House of Diamonds	1,950	Apr-23	120	$51.00

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Information is based on the underwritten rent roll dated June 1, 2025 with rent steps taken through June 2026.

Appraisal. The appraisal concluded to an “as-is” value for the Hacienda Center Property of $73,000,000 as of June 6, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated June 23, 2025, there was no evidence of any recognized environmental conditions at the Hacienda Center Property. However, a controlled recognized environmental condition was identified in connection with a former dry cleaning tenant. See “Description of the Mortgage Pool—Environmental Considerations” in the prospectus.

A-3-57

Retail - Anchored	Loan #6	Cut-off Date Balance:	$45,000,000
1605-1697 South Azusa Avenue	Hacienda Center	Cut-off Date LTV:	61.6%
Hacienda Heights, CA 91745		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	9.5%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Hacienda Center Property:

Cash Flow Analysis
	2022	2023	2024	4/30/2025 TTM	UW	UW PSF
Gross Potential Rent	$3,608,058	$3,851,145	$4,044,707	$4,064,724	$4,776,020(1)	$38.92
Recovery Income	$1,133,470	$1,147,338	$1,274,849	$1,269,491	$1,364,933	$11.12
Other Income	($10,197)	$19,526	$7,515	$8,409	$8,409	$0.07
Vacancy and Concessions	$0	$0	$0	$0	($418,624)	($3.41)
Effective Gross Income	$4,731,331	$5,018,009	$5,327,071	$5,342,624	$5,730,738	$46.70

Taxes	$658,020	$674,049	$692,360	$698,098	$700,113	$5.70
Insurance	$39,665	$48,135	$60,449	$63,938	$111,847	$0.91
Other Operating Expenses	$544,588	$571,755	$639,653	$625,244	$639,451	$5.21
Total Operating Expenses	$1,242,272	$1,293,940	$1,392,462	$1,387,281	$1,451,411	$11.83

Net Operating Income	$3,489,059	$3,724,069	$3,934,609	$3,955,343	$4,279,327	$34.87
Capital Expenditures	$0	$0	$0	$0	$25,772	$0.21
TI/LC	$0	$0	$0	$0	$122,726	$1.00
Net Cash Flow	$3,489,059	$3,724,069	$3,934,609	$3,955,343	$4,130,829	$33.66

Occupancy %(2)	93.3%	93.5%	96.9%	95.7%	93.2%
NOI DSCR	1.16x	1.24x	1.31x	1.31x	1.42x
NCF DSCR	1.16x	1.24x	1.31x	1.31x	1.37x
NOI Debt Yield	7.8%	8.3%	8.7%	8.8%	9.5%
NCF Debt Yield	7.8%	8.3%	8.7%	8.8%	9.2%

(1)	Gross Potential Rent includes contractual rent steps taken through June 2026.
(2)	Historical occupancy figures represent the average physical occupancy in each respective year. UW Occupancy % represents underwritten economic occupancy.

Escrows and Reserves.

Real Estate Taxes – The Hacienda Center Mortgage Loan documents require an upfront reserve of approximately $408,397 and an ongoing monthly deposit in an amount equal to 1/12th of the estimated annual property taxes, initially estimated at $58,342 monthly.

Insurance Premiums – The Hacienda Center Mortgage Loan documents require an upfront reserve of approximately $37,282 and an ongoing monthly deposit in an amount equal to 1/12th of the estimated annual insurance premium, initially estimated at $9,321 monthly.

Replacements Reserve – The Hacienda Center Mortgage Loan documents require an ongoing monthly deposit in an amount equal to approximately $2,148 for replacement reserves, subject to a cap of $77,318.

TI/LC Reserve – The Hacienda Center Mortgage Loan documents require an upfront reserve of $256,355 to fund outstanding leasing costs related to Phoholic. Additionally, an ongoing monthly deposit in an amount equal to approximately $10,227 for future tenant improvements and leasing commissions is required, subject to a cap of $368,178.

Lockbox and Cash Management. The Hacienda Center Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Management Period (as defined below), the borrowers are required to cause all rents to be transmitted directly by the tenants at the Hacienda Center Property into a lender-controlled lockbox account. In addition, the borrowers are required to cause all rents received by the borrowers or the property manager, as applicable, to be deposited into such lockbox account within three business days of receipt. All amounts in the lockbox account are remitted on a daily basis to the borrowers at any time other than during the continuance of a Cash Management Period. During the continuance of a Cash Management Period, all amounts are required to be remitted to a lender-controlled cash management account on a daily basis to be applied and disbursed in accordance with the Hacienda Center Mortgage Loan documents. During the continuance of a Cash Management Period, all available cash remaining after the required applications and disbursements will be held in a lender-controlled subaccount, provided, during a Cash Management Period continuing solely as a result of a Trigger Lease Sweep Period (as defined below), all available cash will be held in a special rollover reserve subaccount.

A-3-58

Retail - Anchored	Loan #6	Cut-off Date Balance:	$45,000,000
1605-1697 South Azusa Avenue	Hacienda Center	Cut-off Date LTV:	61.6%
Hacienda Heights, CA 91745		UW NCF DSCR:	1.37x
		UW NOI Debt Yield:	9.5%

A “Cash Management Period” will commence upon the earlier of the following:

(i)	the stated maturity date;
(ii)	an event of default;
(iii)	the debt service coverage ratio falling below 1.15x as of the end of any calendar quarter; or
(iv)	the commencement of a Trigger Lease Sweep Period.

A Cash Management Period will end upon the occurrence of the following:

●	with respect to a matter described in clause (i) above, the Hacienda Center Mortgage Loan and all other obligations under the Hacienda Center Mortgage Loan documents have been repaid in full or the stated maturity date has not occurred;
●	with respect to a matter described in clause (ii) above, the cure (if applicable) of such event of default and no other event of default has occurred and is continuing;
●	with respect to a matter described in clause (iii) above, (a) upon the debt service coverage ratio being at least 1.20x for three consecutive months or (b) the borrowers post cash collateral, to be deposited into the cash collateral subaccount, or deliver a letter of credit pursuant to the requirements of the Hacienda Center Mortgage Loan documents, in each case in an amount sufficient to reduce the outstanding principal balance of the Hacienda Center Mortgage Loan such that the debt service coverage ratio would equal not less than 1.15x; or
●	with respect to a matter described in clause (iv) above, the Trigger Lease Sweep Period has ended.

A "Trigger Lease Sweep Period" will commence upon the occurrence of any of the following:

(i) the earlier of the date that is 18 months prior to the end of the term of any Trigger Lease (as defined below) (including any renewal terms) or the date a tenant under a Trigger Lease actually gives notice of its intention not to renew or extend;

(ii) the date required under a Trigger Lease by which the applicable tenant under the Trigger Lease is required to give notice of its exercise of a renewal option (and such renewal has not been exercised) thereunder or the date that any tenant under a Trigger Lease gives written notice of its intention not to renew or extend its lease;

(iii) the date any Trigger Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or any tenant under a Trigger Lease gives written notice of its intention to terminate, surrender or cancel its Trigger Lease (or any material portion thereof);

(iv) the date any tenant under a Trigger Lease discontinues its business in any material portion of its premises (i.e., "goes dark") or gives written notice that it intends to do the same;

(v) the occurrence and continuance (beyond any applicable notice and cure periods) of a default under any Trigger Lease by the applicable tenant thereunder; or

(vi) the occurrence of an insolvency proceeding by a tenant under a Trigger Lease.

A Trigger Lease Sweep Period will end upon the earlier to occur of (x) the date on which the lender has collected an amount equal to $35.00 per square foot (the “Trigger Lease Sweep Cap”) in the special rollover reserve subaccount for each Trigger Lease that gave rise to the subject Trigger Lease Sweep Period, in order to cover the anticipated tenant improvement costs and leasing commissions and down-time or free rent periods in connection with re-tenanting the space(s) or (y) any of the following events:

●	with respect to a matter described in clauses (i), (ii), (iii) or (iv) above, upon the earlier to occur of the date on which (A) the subject tenant irrevocably exercises any renewal or extension option (or otherwise enters into an extension agreement with the borrowers that is acceptable to the lender) with respect to all of the space demised under its Trigger Lease, and in the lender’s reasonable judgment, sufficient funds have been accumulated in the special rollover reserve subaccount (during the continuance of the subject Trigger Lease Sweep Period) to pay for all anticipated approved leasing expenses for such Trigger Lease and any other anticipated expenses in connection with such renewal or extension, or (B) all of the space demised under the subject Trigger Lease that gave rise to the subject Trigger Lease Sweep Period has been fully leased pursuant to a replacement lease or replacement leases approved by the lender, and all approved leasing expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full;
●	with respect to a matter described in clause (v) above, if the subject tenant default has been cured and no other tenant default has occurred for a period of three consecutive months following such cure; or
●	with respect to a matter described in clause (vi) above, if the applicable insolvency proceeding has terminated and the applicable Trigger Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender.

Additionally, the borrowers may at their option in order to terminate a Trigger Lease Sweep Period, post cash collateral or deliver a letter of credit in an amount equal to the Trigger Lease Sweep Cap.

A “Trigger Lease” means the Tawa Supermarket lease and any other lease which covers 25,000 or more rentable square feet at the Hacienda Center Property.

Letter of Credit. None.

Terrorism Insurance. The borrowers are required to obtain and maintain property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Hacienda Center Property and business interruption insurance for at least 18 months with a 12-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-59

Hospitality – Full Service	Loan #7	Cut-off Date Balance:	$41,850,141
304 North Greene Street	Marriott Greensboro Downtown	Cut-off Date LTV:	50.2%
Greensboro, NC 27401		UW NCF DSCR:	2.00x
		UW NOI Debt Yield:	18.2%

A-3-60

Hospitality – Full Service	Loan #7	Cut-off Date Balance:	$41,850,141
304 North Greene Street	Marriott Greensboro Downtown	Cut-off Date LTV:	50.2%
Greensboro, NC 27401		UW NCF DSCR:	2.00x
		UW NOI Debt Yield:	18.2%

Marriott Greensboro Downtown
304 North Greene Street
Greensboro, NC 27401
GREENSBORO
New Irving Park
Buffalo Lake
Latham Park
White Oak
East White Oak
Friendly Homes
Warnersville
GUILFORD COUNTY
Hampton Community
Clinton Heights
Glenwood
Oakgrove
DOWNTOWN GREENSBORO
Greensboro CC
Gillespie GC
The Moses H. Cone Memorial Hospital
Wesley Long Hospital
Kindred Hospital Greensboro
Piedmont Triad Int'l Airport 11 miles
Durham 54 miles
Shops at Friendly Center
Westover Gallery of Shops
Golden Gate Shopping Center
Ohenry Shopping Center
Proximity Manufacturing Company
NE Summit Shopping Center
Northeast Shopping Center
Summit Shopping Center
Truist Stadium
NC A&T University
Corbett Sports Ctr.
Harrison Auditorium
Greensboro History Museum
Greensboro Children's Museum
Bennett College
Greensboro College
University of North Carolina - Greensboro
UNCG Soccer Stadium
UNCG Baseball Stadium
UNCG Auditorium
GREENSBORO AMTRAK
Greensboro Coliseum
Silo Entertainment Event Center
The Nussbaum Center for Entrepreneurship
Alamance Square
AMTRAK
E. Cone Blvd
16th St
W. Cornwallis Dr
Phillips Ave
E. Bessemer Ave
Sullivan St
Battleground Ave
Fisher Ave
W. Smith St
Summit Ave
Lindsey St
W. Friendly Ave
W. Market St
E. Market St
McGee St
Gorrell St
E. Gate City Blvd
W. Gate City Blvd
Walker Ave
Spring Garden St
Florida St
E. Florida St
Terrell St
N. Church St
N. Elm St
Yanceyville St
Summit Ave
N. O. Henry Blvd
S. O. Henry Blvd
English St
Josephine Boyd St
Spring St
Edgeworth St
Murrow Blvd
Dudley St
Bennett St
S. Benbow Rd
Willow Rd
M.L.K. Jr. Dr
Elm St
Eugene St
Elm Eugene St
Freeman Mill Rd
Randleman Rd
Glenwood Ave
Aycock St
Coliseum Blvd
220
70
29
6
40
VIRGINIA
NORTH CAROLINA
SOUTH CAROLINA
TENN
GA
Roanoke
Blacksburg
Martinsville
Danville
Winston-Salem
Greensboro
High Point
Durham
Chapel Hill
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RALEIGH
Asheville
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CHARLOTTE
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Sanford
Pinehurst
Fayetteville
Spartanburg
Rock Hill
Greenville
Monroe
Rockingham
Laurinburg
Columbia
Florence
Sumter
Conway
Myrtle Beach

A-3-61

Mortgage Loan No. 7 – Marriott Greensboro Downtown

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Greensboro, NC 27401
Original Balance:	$42,000,000			General Property Type:	Hospitality
Cut-off Date Balance:	$41,850,141			Detailed Property Type:	Full Service
% of Initial Pool Balance:	6.1%			Title Vesting:	Fee
Loan Purpose:	Recapitalization			Year Built/Renovated:	1983/2020
Borrower Sponsors(1):	Various			Size:	285 Rooms
Guarantor:	CSC Holdings, LLC			Cut-off Date Balance Per Room:	$146,843
Mortgage Rate:	6.6420%			Maturity Date Balance Per Room:	$116,925
Note Date:	7/9/2025			Property Manager:	Crestview Management, LLC
Maturity Date:	7/11/2035				(borrower-related)
Term to Maturity:	120 months
Amortization Term:	300 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$7,619,559
Seasoning:	3 months			UW NCF:	$6,909,327
Prepayment Provisions:	L(27),D(86),O(7)			UW NOI Debt Yield:	18.2%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF Debt Yield:	16.5%
Additional Debt Type:	NAP			UW NOI Debt Yield at Maturity:	22.9%
Additional Debt Balance:	NAP			UW NCF DSCR:	2.00x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI:	$7,599,129 (5/31/2025 TTM)
Reserves(2)				2nd Most Recent NOI:	$7,403,523 (12/31/2024)
Type	Initial	Monthly	Cap	3rd Most Recent NOI:	$8,320,328 (12/31/2023)
RE Taxes:	$437,898	$39,809	NAP	Most Recent Occupancy:	66.3% (5/31/2025)
Insurance:	$0	Springing	NAP	2nd Most Recent Occupancy:	66.1% (12/31/2024)
FF&E Reserve:	$0	$59,186	NAP	3rd Most Recent Occupancy:	66.4% (12/31/2023)
Seasonality Reserve:	$470,000	Springing	$470,000	Appraised Value (as of):	$83,300,000 (5/21/2025)
Replacement Comfort Letter Reserve:	$2,500	$0	NAP	Appraised Value Per Room:	$292,281
PIP Reserve:	$0	Springing	NAP	Cut-off Date LTV Ratio:	50.2%
				Maturity Date LTV Ratio:	40.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$42,000,000	100.0%	Recapitalization(3):	$40,952,695	97.5%
			Upfront Reserves:	$910,398	2.2%
			Closing Costs:	$136,907	0.3%
Total Sources:	$42,000,000	100.0%	Total Uses:	$42,000,000	100.0%

(1)	See “The Borrower and the Borrower Sponsors” section below for further discussion of the borrower sponsors.
(2)	See “Escrows and Reserves” section below for further discussion of reserve requirements.
(3)	The borrower sponsors’ recapitalization was done to refinance proceeds from the previous loan that was repaid in December 2024.

The Mortgage Loan. The seventh largest mortgage loan (the “Marriott Greensboro Downtown Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $42,000,000 and secured by the fee interest in a 285-room full-service hotel located in Greensboro, NC (the “Marriott Greensboro Downtown Property”).

The Borrower and the Borrower Sponsors. The borrower is Columbia Properties Greensboro, Ltd., a single-purpose, Kentucky limited partnership with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marriott Greensboro Downtown Mortgage Loan.

The borrower sponsors are William J. Yung III, Martha Yung, William J. Yung IV, Joseph A. Yung, Julie A. Haught, Judith A. Yung, Jennifer A. Yung, Michelle M. Christensen and Scott A. Yung. The non-recourse carveout guarantor is CSC Holdings, LLC, an affiliate of Columbia Sussex Corporation (“CSC”). Founded in 1972, CSC is a privately owned hospitality company headquartered in Crestview Hills, Kentucky. CSC currently owns 46 hotels across 19 states and D.C. with major hospitality brands including Marriott, Hilton, and Hyatt.

A CSC affiliate declared bankruptcy in 2008. In addition, CSC has had numerous foreclosures and deeds in lieu since 2009. For additional information please see “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the prospectus. The Marriott Greensboro Downtown Mortgage Loan documents require that the guarantor maintain a minimum net worth and liquidity of $42.0 million and $4.2 million, respectively.

A-3-62

Hospitality – Full Service	Loan #7	Cut-off Date Balance:	$41,850,141
304 North Greene Street	Marriott Greensboro Downtown	Cut-off Date LTV:	50.2%
Greensboro, NC 27401		UW NCF DSCR:	2.00x
		UW NOI Debt Yield:	18.2%

The Property. The Marriott Greensboro Downtown Property is a twelve-story, 285-room, full-service hotel located approximately 11.1 miles from Piedmont Triad International Airport (PTI) in Greensboro, North Carolina. Situated on an approximately 2.96-acre site, the Marriott Greensboro Downtown Property was built in 1983, renovated in 2020 and is operated under the Marriott flag with a franchise agreement expiring in November 2040. Since its acquisition of the Marriott Greensboro Downtown Property in 2000, the sponsors have invested an additional approximately $25.2 million (approximately $89 thousand per key) in renovations, including a full-scale approximately $13.4 million PIP in 2018-2020 to redesign the hotel, which included increasing the total number of rooms from 280 to 285, and extended the franchise agreement another 20 years through 2040. Amenities at the Marriott Greensboro Downtown Property include a concierge lounge, fitness center, business center, restaurant and bar, M club lounge, dry cleaning service, a sundries shop, vending and ice machines, and approximately 20,073 SF of meeting space. The Marriott Greensboro Downtown Property guestroom configuration consists of 148 king rooms, 130 double queen rooms, and seven suites.

The following table presents historical occupancy, ADR, and RevPAR penetration rates of the Marriott Greensboro Downtown Property:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Marriott Greensboro Downtown Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
12/31/2023	59.5%	$168.02	$100.05	66.4%	$188.48	$125.22	111.6%	112.2%	125.2%
12/31/2024	64.0%	$164.01	$104.92	66.1%	$191.33	$126.52	103.4%	116.7%	120.6%
5/31/2025 TTM(3)	64.6%	$162.99	$105.23	66.3%	$191.94	$127.32	102.7%	117.8%	121.0%
Source: Industry Report, unless otherwise indicated.

(1)	The variances between the underwriting, the appraisal and industry report data with respect to Occupancy, ADR and RevPAR are attributable in part to variances in reporting methodologies and/or timing differences.
(2)	The competitive set includes the Embassy Suites by Hilton Greensboro Airport, Holiday Inn Greensboro Coliseum, DoubleTree by Hilton Hotel Greensboro, O.Henry Hotel, Marriott Greensboro High Point Airport, and Proximity Hotel.
(3)	The information for the Marriott Greensboro Downtown Property is obtained from the underwriting.

The Market. The Marriott Greensboro Downtown Property is located in Greensboro, North Carolina, approximately 11.1 miles from Piedmont Triad International Airport (“PTI”). PTI is a part of an approximately 4,000-acre campus that is home to over 50 companies and employs over 8,600 people. The Marriott Greensboro Downtown Property is also proximate to numerous leisure demand generators throughout the Greensboro area including major retail, markets, theaters, museums, golf courses and several higher education institutions. According to the appraisal, the Marriott Greensboro Downtown Property’s 2024 demand segmentation was 25% commercial and 45% group and 30% leisure.

According to the appraisal, the 2024 estimated population within a one-, three- and five-mile radius of the Marriott Greensboro Downtown Property is 20,333, 97,037 and 201,519 respectively, and the average household income for the same radii is $70,179, $66,145 and $70,599 respectively.

According to a third-party report, the Marriott Greensboro Downtown Property is in the Greensboro submarket, which is within the Greensboro/Winston Salem - NC USA market. According to a third-party report, the Greensboro submarket is comprised of 86 hotel properties and 10,272 rooms in total. As of May 2025, the Greensboro submarket had a trailing-twelve-month occupancy, ADR and RevPAR of 61.3%, $118.12 and $72.45, respectively.

The following table presents competitive properties to the Marriott Greensboro Downtown Property:

Competitive Property Summary
Property	Year Built	Rooms	Commercial	Group	Leisure
Marriott Greensboro Downtown	1983	285	25%	45%	30%
Embassy Suites by Hilton Greensboro Airport	1989	219	40%	20%	40%
Holiday Inn Greensboro Coliseum	1986	161	35%	15%	50%
DoubleTree by Hilton Hotel Greensboro	1972	175	35%	15%	50%
O.Henry Hotel	1998	130	30%	25%	45%
Marriott Greensboro High Point Airport	1983	298	40%	20%	40%
Proximity Hotel	2007	147	35%	25%	40%
Subtotal/Wtd. Avg.		1,415	34%	25%	41%

Source: Appraisal

Appraisal. The appraisal concluded to an “as-is” value for the Marriott Greensboro Downtown Property of $83,300,000 as of May 21, 2025.

Environmental Matters. According to the Phase I environmental site assessment dated May 22, 2025, there was no evidence of any recognized environmental conditions at the Marriott Greensboro Downtown Property.

A-3-63

Hospitality – Full Service	Loan #7	Cut-off Date Balance:	$41,850,141
304 North Greene Street	Marriott Greensboro Downtown	Cut-off Date LTV:	50.2%
Greensboro, NC 27401		UW NCF DSCR:	2.00x
		UW NOI Debt Yield:	18.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Marriott Greensboro Downtown Property:

Cash Flow Analysis(1)
	2022	2023	2024	May 2025 TTM	UW	UW per Room
Occupancy	62.0%	66.4%	66.1%	66.3%	66.3%
ADR	$182.49	$188.49	$190.86	$191.94	$191.94
RevPAR	$113.22	$125.24	$126.20	$127.32	$127.32

Rooms Revenue	$11,777,753	$13,027,589	$13,164,219	$13,244,693	$13,244,693	$46,473
Food & Beverage Revenue(2)	$3,082,549	$3,820,571	$3,213,255	$3,289,200	$3,289,200	$11,541
Parking Revenue	$739,163	$893,236	$892,321	$1,068,701	$1,068,701	$3,750
Other Income	$161,035	$117,570	$157,395	$153,210	$153,210	$538
Total Revenue	$15,760,500	$17,858,966	$17,427,190	$17,755,804	$17,755,804	$62,301

Room Expense	$2,513,034	$3,019,659	$2,987,987	$3,019,241	$3,019,241	$10,594
Food & Beverage Expense	$1,444,268	$1,657,731	$1,636,366	$1,743,574	$1,743,574	$6,118
Other Department Expense	$32,562	$44,657	$59,487	$47,910	$47,910	$168
Total Department Expenses	$3,989,865	$4,722,047	$4,683,840	$4,810,725	$4,810,725	$16,880
Gross Operating Income	$11,770,636	$13,136,919	$12,743,350	$12,945,079	$12,945,079	$45,421

Total Undistributed Expenses	$3,825,376	$4,145,871	$4,635,174	$4,646,122	$4,665,649	$16,371
Gross Operating Profit	$7,945,260	$8,991,048	$8,108,176	$8,298,957	$8,279,430	$29,051

Property Taxes	$493,388	$503,330	$496,931	$492,415	$501,950	$1,761
Insurance	$126,518	$167,389	$207,722	$207,413	$157,921	$554
Total Operating Expenses	$8,435,147	$9,538,637	$10,023,667	$10,156,675	$10,136,245	$35,566

Net Operating Income(2)	$7,325,354	$8,320,328	$7,403,523	$7,599,129	$7,619,559	$26,735
FF&E	$0	$0	$0	$0	$710,232	$2,492
Net Cash Flow	$7,325,354	$8,320,328	$7,403,523	$7,599,129	$6,909,327	$24,243

NOI DSCR	2.12x	2.41x	2.15x	2.20x	2.21x
NCF DSCR	2.12x	2.41x	2.15x	2.20x	2.00x
NOI Debt Yield	17.5%	19.9%	17.7%	18.2%	18.2%
NCF Debt Yield	17.5%	19.9%	17.7%	18.2%	16.5%

(1)	The variances between the underwriting, the appraisal, and the industry report data with respect to Occupancy, ADR and RevPAR at the Marriott Greensboro Downtown Property are attributable in part to variances in reporting methodologies and/or timing differences.
(2)	The decrease in Net Operating Income from 2023 to 2024 was primarily due to an approximately $607,316 decrease in Food & Beverage Revenue.

Escrows and Reserves.

Tax Escrows – The Marriott Greensboro Downtown Mortgage Loan documents require an upfront deposit of $437,898 and ongoing monthly deposits of $39,809 for real estate taxes.

Insurance Escrows – The Marriott Greensboro Downtown Mortgage Loan documents require the borrower to deposit 1/12th of the estimated annual insurance premiums into an insurance reserve. However, the borrower will not be required to make the monthly insurance reserve deposit provided that (i) no event of default is continuing, (ii) there is a blanket policy in place that is satisfactory to the lender, and (iii) the borrower provides the lender evidence of renewal of such policy and paid receipts for the insurance premiums at least 30 days prior to the expiration date of such policy.

FF&E Reserve – The Marriott Greensboro Downtown Mortgage Loan documents require ongoing monthly deposits in an amount equal to the greater of (i) the then-existing FF&E Reserve monthly deposit for the prior period or (ii) the greater of (a) 1/12th of 4% of the underwritten revenue for the prior fiscal year and (b) the amount required by the franchise agreement, initially $59,186.

Seasonality Reserve –The Marriott Greensboro Downtown Mortgage Loan documents require an upfront deposit of $470,000 (the “Seasonality Reserve Required Annual Balance”). These funds may be used for disbursements to or for the payment of any part of the monthly debt service payments occurring in January, to the extent that there is insufficient cash flow from the Marriott Greensboro Downtown Property to make the monthly debt service payment. The lender may adjust the Seasonality Reserve Required Annual Balance (and thus the Seasonality Reserve Deposit Amount (as defined below)), upon notice to the borrower, to an amount equal to the shortfall in revenue from the Marriott Greensboro Downtown Property to cover the debt service at a debt service coverage ratio (“DSCR”) of 1.30x, as calculated by the lender based on actual operations from the prior 12 months.

A-3-64

Hospitality – Full Service	Loan #7	Cut-off Date Balance:	$41,850,141
304 North Greene Street	Marriott Greensboro Downtown	Cut-off Date LTV:	50.2%
Greensboro, NC 27401		UW NCF DSCR:	2.00x
		UW NOI Debt Yield:	18.2%

On each monthly payment date occurring in October and November, the borrower is required to deposit with the lender an amount equal to 1/2 of the Seasonality Reserve Required Annual Balance, initially $235,000 (the “Seasonality Reserve Deposit Amount”), provided, however, that the borrower is only required to make these deposits if the funds on deposit in the Seasonality Reserve are less than the Seasonality Reserve Required Annual Balance.

Replacement Comfort Letter Reserve – The Marriott Greensboro Downtown Mortgage Loan documents require an upfront deposit of $2,500 for paying any costs and fees associated with obtaining one or more replacement or reissued franchisor comfort letters as determined by the lender to be necessary or appropriate in connection with any secondary market transaction.

PIP Reserve – The Marriott Greensboro Downtown Mortgage Loan documents require that on the date that any new PIP is imposed by the franchisor, the borrower is required to deposit within 15 days after receipt of notice from the franchisor with respect to such PIP work, cash or a letter of credit in an amount equal to 100% of the sum required to pay for such new PIP into a PIP reserve.

Lockbox and Cash Management. The Marriott Greensboro Downtown Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver direction letters to each of the credit card companies with which borrower has entered into a merchant’s or other credit card agreement directing them to pay to the lender-controlled lockbox account all payments which would otherwise be paid to borrower under the applicable credit card processing agreement. The borrower is required to (or cause the property manager to) deposit all revenue generated by the Marriott Greensboro Downtown Property into the lender-controlled lockbox account within three business days. All funds deposited into the lockbox are required to be transferred on each business day to the borrower unless a Cash Trap Event Period (as defined below) exists. Upon the occurrence and during the continuance of a Cash Trap Event Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Marriott Greensboro Downtown Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Marriott Greensboro Downtown Mortgage Loan documents may be held by the lender in an excess cash flow reserve account as additional collateral for the Marriott Greensboro Downtown Mortgage Loan.

A “Cash Trap Event Period” will commence upon the occurrence of the following:

(i)	an event of default; or
(ii)	the DSCR falling below 1.25x, tested quarterly.

A Cash Trap Event Period will end upon the occurrence of the following:

(i)	with regard to clause (i) above, upon the cure of such event of default; or
(ii)	with regard to clause (ii) above, upon the DSCR has been equal to or greater than 1.25x for one calendar quarter.

Right of First Offer/Right of First Refusal. Marriott International, Inc., as franchisor, has a conditional Right of First Refusal (“ROFR”) to acquire the Marriott Greensboro Downtown Property if there is a transfer of the hotel or controlling direct or indirect interest in the borrower to a competitor (generally, any person that exclusively develops, operates or franchises through or with a competitor of the franchisor comprising at least 10 luxury hotels, 20 full-service hotels or 50 limited-service hotels). The ROFR is not extinguished by foreclosure or deed in lieu thereof, and if there is a transfer to a competitor by foreclosure, or if the franchisee or its affiliates become a competitor, the franchisor has the right to purchase the hotel upon notice to the franchisee. The franchisor comfort letter provides that, if the lender exercises remedies against the franchisee, the lender may appoint a lender affiliate to acquire the property and enter into a management or franchise agreement if it is not a competitor or a competitor affiliate; provided, however, that a lender affiliate will not be deemed a competitor simply due to its ownership of multiple or competing hotels or having engaged managers to manage such other hotels.

Terrorism Insurance. The Marriott Greensboro Downtown Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Marriott Greensboro Downtown Property, as well as business interruption insurance covering no more than the 18-month period following the occurrence of a casualty event, together with an extended period of indemnity covering no more than a 12-months. See “Risk Factors-Risks Relating to the Mortgage Loans-Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-65

Industrial - Flex	Loan #8	Cut-off Date Balance:	$41,000,000
Various	Arapaho and Crystal Pointe Flex Portfolio	Cut-off Date LTV:	58.4%
Various, Various		UW NCF DSCR:	1.87x
		UW NOI Debt Yield:	11.7%

A-3-66

Industrial - Flex	Loan #8	Cut-off Date Balance:	$41,000,000
Various	Arapaho and Crystal Pointe Flex Portfolio	Cut-off Date LTV:	58.4%
Various, Various		UW NCF DSCR:	1.87x
		UW NOI Debt Yield:	11.7%

Dallas-Ft. Worth Intl. Airport 23 miles
NTT Data
Wooded Creek
Village at Collin Creek
DART
Plano Pkwy
PLANO
Pres. George Bush Tpke
190
E. Renner Rd
Qorvo
Texas Instruments Richardson Fab
Bush Tpke
Raytheon
Cisco
Methodist Richardson Medical Ctr.
Collins Aerospace
Renner Rd
CityLine
Renner Rd
5
COLLIN COUNTY
Breckinridge Blvd
Breckinridge Park
Floyd Rd
Canyon Creek Country Club
Custer Pkwy
BlueCross BlueShield of Texas
Fujitsu Network Communications
Commscope
University of Texas-Dallas
Verveba Telecom
Sherrill Park Golf Course
Spring Park
Lookout Dr
N. Star Rd
Firewheel
Charles W. Eisemann Center
75
CVS Health Corp. Office
Richardson Plaza
GEICO Corp. Office
Shiloh Springs
One Eleven Ranch Park
Campbell Rd
AT&T Corp. Office
Campbell Rd
Greenville Ave
Methodist Hospital Campus for Continuing Care
Richardson
Jupiter Rd
Firewheel Golf Course
Yahoo!
Collins Blvd
Pres. George Bush Tpke
Camelot Shopping Center
Ericsson Lab
Arapaho Center
Arapaho Rd
Callejo Rd
Shiloh Rd
Holford Rd
Central Expwy
Arapaho Central Park
1
Garland Ave
Curtis Culwell Ctr.
Firewheel Town Center
Richardson Terrace Shopping Ctr.
DART RED/ORANGE LINES
DALLAS COUNTY
Winters Park
Floyd Rd
Richardson Heights Village
DFW Chinatown
Glenville Dr
Plano Rd
Cali Saigon Mall
Garland
Coomer Creek
Belt Line Rd
Downtown Dallas 12 miles
Richland Village
Richardson Square
Northstar Crossing
Country Brook Village Shopping Ctr.
Grove Rd
Jupiter Rd
Oakridge Country Club
Shiloh Rd
Spring Valley
75
78

Arapaho and Crystal Pointe Flex Portfolio

1 Arapaho Business Park	Richardson, TX
2 Crystal Pointe Centre	Deerfield Beach, FL

Loxahatchee Rd.
7
441
SW 18th St.
PALM BEACH COUNTY
95
West Palm Beach 30 miles
1
A1A
Boca Raton
Parkland Golf & CC
BROWARD COUNTY
Deer Creek Plaza
Hillsboro Blvd.
DEERFIELD BEACH
811
810
Parkland
Holmberg Rd.
810
Deerfield Mall
Lyons Rd.
810
Deerfield Beach
869
Sawgrass Expwy
869
SW 10th St.
Sawgrass Promenade
Brightline Rail
817
Coconut Creek Plaza
Coconut Creek
Florida's Tpke.
Wiles Rd.
2
Hillsboro Beach
Brookside Square
Wiles Rd.
Promenade at Coconut Creek
Broward Health North
Pine Ridge Square
Seminole Casino Coconut Creek
845
Crystal Plaza
A1A
Federal Hwy.
Coral Springs Dr.
N. University Dr.
834
W. Sample Rd.
834
Pompano Beach
834
Venetian Isle Shopping Ctr.
Peppertree Plaza
Festival Marketplace
Carolina Club GC
HCA Florida Northwest Hospital
Tradewinds Park South
95
811
1
Lighthouse Point
Town Shops of Margate
Tri Rail
Powerline Rd.
Royal Palm Blvd.
Pompano Citi Centre
Atlantic Ocean
Coral Springs
7
Pompano Beach Airpark
Coral Square
441
Broward Coll. North Campus
Margate
814
Pompano Beach Amphitheater
Pompano Beach
Atlantic Blvd.
Lakewood Mall
Fern Forest Nature Center
814
Palm Aire Plaza
814
Harrah's Pompano Beach
95
Tamarac
Palm Aire CC
North Lauderdale
7
845
817
1
A1A
W. McNab Rd.
441
NW 69th St.
Cypress Creek Station
811
FORT LAUDERDALE

A-3-67

Mortgage Loan No. 8 – Arapaho and Crystal Pointe Flex Portfolio

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	AREF2			Single Asset/Portfolio:	Portfolio
				Location(4):	Various, Various
Original Balance:	$41,000,000			General Property Type:	Industrial
Cut-off Date Balance:	$41,000,000			Detailed Property Type:	Flex
% of Initial Pool Balance:	6.0%			Title Vesting:	Fee
Loan Purpose(1):	Acquisition/Refinance/ Recapitalization			Year Built/Renovated(4):	Various / Various
Borrower Sponsors(2):	Various			Size:	509,914 SF
Guarantor:	Nancy Dondero, as Family Trustee of the Dugaboy Investment Trust dated November 15, 2010			Cut-off Date Balance PSF:	$80
Mortgage Rate:	5.7080%			Maturity Balance PSF:	$80
Note Date:	9/4/2025			Property Manager:	WMG Small Bay Management, LLC (affiliated)
Maturity Date:	9/6/2035
Term to Maturity:	120 months			Underwriting and Financial Information
Amortization Term:	0 months			UW NOI:	$4,790,376
IO Period:	120 months			UW NCF	$4,444,419
Seasoning:	1 month			UW NOI Debt Yield:	11.7%
Prepayment Provisions:	L(25),D(91),O(4)			UW NCF Debt Yield:	10.8%
Lockbox/Cash Mgmt Status:	Hard (Master Lessee); Soft (Other)/Springing			UW NOI Debt Yield at Maturity:	11.7%
Additional Debt Type:	NAP			UW NCF DSCR:	1.87x
Additional Debt Balance:	NAP			Most Recent NOI:	$4,841,939 (7/31/2025 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$4,323,166 (12/31/2024)
Reserves(3)				3rd Most Recent NOI:	$4,174,063 (12/31/2023)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	92.0% (9/1/2025)
RE Taxes:	$836,561	$92,951	NAP	2nd Most Recent Occupancy:	90.5% (12/31/2024)
Insurance:	$522,789	$40,215	NAP	3rd Most Recent Occupancy:	92.5% (12/31/2023)
Immediate Repairs:	$408,281	$0	NAP	Appraised Value (as of)(5):	$70,200,000 (Various)
Replacement Reserve:	$200,000	Springing	$200,000	Appraised Value per SF:	$138
TI/LC Reserve:	$4,500,000	Springing	$4,000,000	Cut-off Date LTV Ratio:	58.4%
				Maturity Date LTV Ratio:	58.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$41,000,000	59.7%	Purchase Price(1):	$41,700,000	60.7%
Borrower Sponsors Equity(1):	$27,731,985	40.3%	Payoff(1):	$11,971,643	17.4%
			Closing Costs:	$8,592,711	12.5%
			Upfront Reserves:	$6,467,631	9.4%
Total Sources:	$68,731,985	100.0%	Total Uses:	$68,731,985	100.0%

(1)	The Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan (as defined below) was used to facilitate the acquisition of the Arapaho Business Park Property (as defined below) and the recapitalization of the Crystal Pointe Centre Property (as defined below). At loan origination, the Arapaho and Crystal Pointe Flex Portfolio Properties (as defined below) were each transferred to a separate Delaware Statutory Trust (“DST”) entity at a combined valuation of $71.7 million. Post transfer, including reserves and closing costs, the equity contribution from DST investors will be approximately $45.5 million.
(2)	The borrower sponsors are NexPoint Advisors, L.P., NexPoint Asset Management, L.P., The Ohio State Life Insurance Company and Basis Industrial Acquisitions, LLC.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)	See “The Properties” below for more information.
(5)	The appraisal concluded to an “as-is” value for the Arapaho Business Park Property of $43,200,000 as of April 1, 2025 and an “as-is” value for the Crystal Pointe Centre Property of $27,000,000 as of April 3, 2025, resulting in an aggregate “as-is” value of $70,200,000 for the Arapaho and Crystal Pointe Flex Portfolio Properties.

The Mortgage Loan. The eighth largest mortgage loan (the “Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $41,000,000 and secured by a first-priority fee mortgage encumbering a portfolio of two industrial flex properties comprising 509,914 SF located in Texas and Florida (the “Arapaho and Crystal Pointe Flex Portfolio Properties”).

The Borrowers and the Borrower Sponsors.

The borrowers are Small Bay III Arapaho DST and Small Bay III Deerfield DST, each a DST with a signatory trustee that has one independent manager that satisfies the requirements of an independent director. Each of Small Bay III Arapaho DST with respect to the Arapaho Business Park Property and Small Bay III Deerfield DST with respect to the Crystal Pointe Centre Property have master leased the Arapaho and Crystal Pointe Flex Portfolio Properties to a master tenant affiliated with the guarantor. Pursuant to a tenant landlord subordination and assignment agreement under each master lease (each a “Tenant Subordination and Assignment Agreement”), the related master tenant’s interest in all tenant rents was assigned to the related borrower and the related borrower then assigned its interest in all tenant rents to the lender pursuant to the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents. Pursuant to the Tenant Subordination and Assignment Agreement, the master leases are subordinate to the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan and, upon an event of default under the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents, the lender has the

A-3-68

Industrial - Flex	Loan #8	Cut-off Date Balance:	$41,000,000
Various	Arapaho and Crystal Pointe Flex Portfolio	Cut-off Date LTV:	58.4%
Various, Various		UW NCF DSCR:	1.87x
		UW NOI Debt Yield:	11.7%

right to cause the termination of the related master leases. Counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan. See “Description of the Mortgage Pool—Delaware Statutory Trusts” in the prospectus.

The borrower sponsors are NexPoint Advisors, L.P. (“NexPoint”), NexPoint Asset Management, L.P., The Ohio State Life Insurance Company and Basis Industrial Acquisitions, LLC (“Basis Industrial”). The non-recourse carveout guarantor is Nancy Dondero, as Family Trustee of the Dugaboy Investment Trust dated November 15, 2010. NexPoint is a real estate investment company that invests in assets across various property types including industrial, multifamily, single-family rental, office, retail, hospitality and self-storage with approximately $15.5 billion in real estate assets under management. Basis Industrial is a real estate investment and development company that focuses on multi-tenanted industrial properties and self-storage properties.

Highland Capital Management, LP (“Highland”), an entity that is affiliated with the borrower sponsors and is a majority owned affiliate of the guarantor, filed for bankruptcy protection in 2019. The Highland Trustee has sought to recover more than $60,000,000 from the guarantor and affiliated entities in connection with litigation relating to a series of simple demand notes and term notes made between certain defendants and Highland. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the prospectus.

The Properties. The Arapaho and Crystal Pointe Flex Portfolio Properties are comprised of two industrial flex properties located in Texas (“Arapaho Business Park Property”) and Florida (“Crystal Pointe Centre Property”). The Arapaho and Crystal Pointe Flex Portfolio Properties total 509,914 SF of net rentable area.

Arapaho Business Park Property. The Arapaho Business Park Property consists of 19 buildings with a combined 407,669 SF of rentable area constructed between 1976 and 1980 situated on a 31.53-acre site located in Richardson, Texas, approximately 17 miles north of Dallas. The Arapaho Business Park Property features 34 drive-in doors and clear heights ranging from 10 to 16 feet. The Arapaho Business Park Property also has 1,552 parking spaces resulting in a parking ratio of 3.8 spaces per 1,000 square feet of net rentable area. The borrower sponsors purchased the Arapaho Business Park Property in May 2025 in an all-cash transaction and transferred it into the DST portfolio at a purchase price of $41.7 million.

As of September 1, 2025, the Arapaho Business Park Property was 92.0% occupied by 119 unique tenants. Tenant suites are made up of 92,063 SF of traditional office space (22.6% of net rentable area at the Arapaho Business Park Property) and 315,606 SF of industrial/flex space (77.4% of net rentable area at the Arapaho Business Park Property) and range in size from 450 SF to 40,120 SF. The average suite size is 2,871 SF. The average occupancy for the Arapaho Business Park Property from March 2023 through February 2025 was 91.1%.

Crystal Pointe Centre Property. The Crystal Pointe Centre Property consists of 7 buildings with a combined 102,245 SF of net rentable area constructed in 1988 and 2018 situated on an 8.24-acre site located in Deerfield Beach, Florida, approximately 8 miles south of Boca Raton. The Crystal Pointe Centre Property features 43% office space, 22-foot to 24-foot clear heights and 42 drive-in doors. The Crystal Pointe Centre Property also has 368 parking spaces resulting in a parking ratio of 3.6 spaces per 1,000 SF of net rentable area. The borrower sponsors purchased the Crystal Pointe Centre Property in March 2023 for approximately $22 million. The borrower sponsors are recapitalizing the Crystal Pointe Centre Property and contributing it to the DST portfolio at a $30.0 million valuation.

As of September 1, 2025, the Crystal Pointe Centre Property was 92.0% occupied by 33 unique tenants. Tenant suites are comprised entirely of industrial/flex space and range in size from 450 SF to 12,297 SF. The average suite size is 2,378 SF. The average occupancy for the Crystal Pointe Centre Property from January 2023 through February 2025 was 93.8%.

The following table presents a summary of the Arapaho and Crystal Pointe Flex Portfolio Properties:

Portfolio Summary
Property Name	Location(1)	Year Built / Renovated(1)	Total SF(2)	Occ.(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI	% of UW NOI	Appraised Value(1)
Arapaho Business Park	Richardson, TX	1976-1980 / NAP	407,669	92.0%	$27,360,000	66.7%	$3,296,034	68.8%	$43,200,000
Crystal Pointe Centre	Deerfield Beach, FL	1988, 2018 / 2006	102,245	92.0%	$13,640,000	33.3%	$1,494,342	31.2%	$27,000,000
Total/ Wtd. Avg			509,914	92.0%	$41,000,000	100.0%	$4,790,376	100.0%	$70,200,000

(1)	Source: Appraisal.
(2)	Information is based on the underwritten rent roll dated September 1, 2025.

Major Tenants.

VLSIP Technologies, Inc. (40,120 SF, 7.9% of NRA, 9.5% of UW rent). VLSIP Technologies, Inc. (“VLSIP”) is an electronics supplier that specializes in designing, manufacturing and testing electronic modules for various industrial, commercial and military customers. VLSIP is headquartered at the Arapaho Business Park Property and has been in occupancy since November 1993. Since signing its original lease, VLSIP has renewed ten times, with the latest renewal in April 2023 for a term of three years. VLSIP has no renewal or termination options remaining.

Universal Thrive Technologies, LLC (24,000 SF, 4.7% of NRA, 6.0% of UW rent). Universal Thrive Technologies, LLC (“Thrive”) specializes in providing security solutions and video monitoring services. Thrive has been in occupancy at the Arapaho Business Park Property since December 2012 and renewed its lease in June 2019 for a term of seven years. Thrive has one, seven-year renewal option remaining and no termination options.

Eurowerks Automotive Inc. (21,310 SF, 4.2% of NRA, 6.5% of UW rent). Eurowerks Automotive Inc. (“Eurowerks”) is an automotive repair and collision shop servicing the greater Pompano Beach and Deerfield Beach area. Eurowerks has been in occupancy at the Crystal Pointe Centre Property since April 2010. Since signing its initial lease, Eurowerks has renewed and expanded its premises multiple times, with the most recent expansion in March 2025 for an additional 7,500 SF. Eurowerks has 2,200 SF of leased space expiring in March 2026, 8,610 SF of leased space expiring in January 2028, 3,000 SF of leased space expiring in March 2029 and 7,500 SF of leased space expiring in March 2030. Eurowerks has no renewal or termination options remaining.

A-3-69

Industrial - Flex	Loan #8	Cut-off Date Balance:	$41,000,000
Various	Arapaho and Crystal Pointe Flex Portfolio	Cut-off Date LTV:	58.4%
Various, Various		UW NCF DSCR:	1.87x
		UW NOI Debt Yield:	11.7%

The following table presents certain information relating to the tenancy at the Arapaho and Crystal Pointe Flex Portfolio Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)	Tenant SF	% of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Term. Option (Y/N)	Renewal Options
VLSIP Technologies, Inc.	NR/NR/NR	40,120	7.9%	613,435	9.5%	$15.29	3/31/2026	No	None
Universal Thrive Technologies, LLC	NR/NR/NR	24,000	4.7%	384,000	6.0%	$16.00	5/31/2026	No	1 x 7 Years
Eurowerks	NR/NR/NR	21,310	4.2%	421,608	6.5%	$19.78	3/31/2030(2)	No	None
Phase Dynamics, Inc.	NR/NR/NR	16,130	3.2%	142,462	2.2%	$8.83	9/30/2026	No	None
VHQ Texas LLC	NR/NR/NR	15,041	2.9%	131,609	2.0%	$8.75	9/30/2026	No	2 x 2 Years
Subtotal/Wtd. Avg.		116,601	22.9%	$1,693,114	26.3%	$14.52
Other Tenants		352,444	69.1%	$4,746,859	73.7%
Total Occupied Space		469,045	92.0%	$6,439,972	100.0%	$13.73
Vacant Space		40,869	8.0%
Total		509,914	100.0%

(1)	Information is based on the underwritten rent roll dated September 1, 2025, inclusive of rent steps taken through August 2026.
(2)	Eurowerks has 2,200 SF of leased space expiring in March 2026, 8,610 SF of leased space expiring in January 2028, 3,000 SF of leased space expiring in March 2029 and 7,500 SF of leased space expiring in March 2030. The Lease Expiration displayed in the table represents the furthest date.

The following table presents certain information with respect to the lease rollover at the Arapaho and Crystal Pointe Flex Portfolio Properties:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling
MTM/2025	18	36,789	7.2%	7.2%	$490,193	7.6%	7.6%	$13.32
2026	72	213,426	41.9%	49.1%	$2,818,101	43.8%	51.4%	$13.20
2027	33	82,815	16.2%	65.3%	$1,177,191	18.3%	69.7%	$14.21
2028	23	68,594	13.5%	78.8%	$977,029	15.2%	84.8%	$14.24
2029	9	41,088	8.1%	86.8%	$596,568	9.3%	94.1%	$14.52
2030	6	25,883	5.1%	91.9%	$380,891	5.9%	100.0%	$14.72
2031	0	0	0.0%	91.9%	$0	0.0%	100.0%	$0.00
2032	0	0	0.0%	91.9%	$0	0.0%	100.0%	$0.00
2033	0	0	0.0%	91.9%	$0	0.0%	100.0%	$0.00
2034	0	0	0.0%	91.9%	$0	0.0%	100.0%	$0.00
2035	0	0	0.0%	91.9%	$0	0.0%	100.0%	$0.00
2036 & Thereafter	2	450	0.1%	92.0%	$0	0.0%	100.0%	$0.00
Vacant	0	40,869	8.0%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	163	509,914	100.0%		$6,439,972	100.0%		$13.73

(1)	Information is based on the underwritten rent roll dated September 1, 2025, inclusive of rent steps taken through August 2026.

The Markets.

Arapaho Business Park Property. The Arapaho Business Park Property is located in Richardson, Texas, approximately 17 miles north of Dallas. US Highway 75 and Dallas North Tollway provide access to the Arapaho Business Park Property from the greater Dallas metro area. Dallas Fort Worth International Airport is located approximately 23.8 miles west of the Arapaho Business Park Property.

According to the appraisal, the Arapaho Business Park Property is located in the Richardson industrial submarket. As of 2024, the Richardson industrial submarket had an inventory of 17.1 million SF with an occupancy rate of 91.9% and an average rental rate of $14.73 PSF. The 2024 estimated population within a one-, three- and five-mile radius of the Arapaho Business Park Property was 8,232, 138,690 and 377,394, respectively, and the 2024 estimated median household income within the same radii was approximately $106,700, $84,809 and $75,118, respectively.

Crystal Pointe Centre Property. The Crystal Pointe Centre Property is located in Deerfield Beach, Florida, approximately 8 miles south of Boca Raton. Direct access to the Crystal Pointe Centre Property is provided by South Powerline Road and nearby thoroughfares such as Interstate 95, the Florida Turnpike and the Sawgrass Expressway. Fort Lauderdale-Hollywood International Airport is located approximately 23.2 miles south of the Crystal Pointe Centre Property.

A-3-70

Industrial - Flex	Loan #8	Cut-off Date Balance:	$41,000,000
Various	Arapaho and Crystal Pointe Flex Portfolio	Cut-off Date LTV:	58.4%
Various, Various		UW NCF DSCR:	1.87x
		UW NOI Debt Yield:	11.7%

According to the appraisal, the Crystal Pointe Centre Property is located in the Northeast Broward industrial submarket. As of 2024, the Northeast Broward industrial submarket had an inventory of 14.9 million SF with an occupancy rate of 93.9% and an average rental rate of $19.70 PSF. The 2024 estimated population within a one-, three- and five-mile radius of the Crystal Pointe Centre Property was 8,232,133,962 and 373,948, respectively, and the 2024 estimated median household income within the same radii was approximately $64,165, $61,708 and $68,575, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Arapaho and Crystal Pointe Flex Portfolio Properties:

Market Rent Summary(1)
	Arapaho Business Park - Industrial 1	Arapaho Business Park - Industrial 2	Arapaho Business Park - Industrial 3	Arapaho Business Park – Industrial Flex	Crystal Pointe Centre - Industrial Flex
Rentable Area	203,077	38,300	9,285	157,007	102,245
Market Rent (PSF per Year)	$10.50	$11.50	$12.50	$14.50	$20.00
Lease Term (Years)	36	36	36	36	62
Lease Type (Reimbursements)	Net	Net	Net	Modified Gross	Triple Net
Rent Increase Projection (per Year)	3.00% annual	3.00% annual	3.00% annual	3.00% annual	4.00% annual
Tenant Improvements (New Tenant) (PSF)	$8.00	$8.00	$8.00	$8.00	$10.00
Tenant Improvements (Renewal) (PSF)	$3.00	$3.00	$2.00	$3.00	$5.00

(1)	Source: Appraisal.

The following table presents recent leasing data at comparable industrial flex properties with respect to the Arapaho Business Park Property:

Comparable Industrial Flex Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Major Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (months)	Annual Base Rent PSF
Arapaho Business Park Richardson, TX	1976-1980 / NAP	407,669(2)	VLSIP Technologies, Inc. (2)	40,120(2)	Apr-23(2)	36(2)	$15.29(2)
851 International Parkway Richardson, TX	1984 / NAP	59,064	CI Systems	8,204	May-24	61	$11.15
Atrium on Collins Richardson, TX	1986 / NAP	109,622	One Point Health Services	12,765	Apr-24	36	$16.50
4343-4347 Sigma Road Farmers Branch, TX	1972 / NAP	12,870	Preferred Source of Texas	6,435	Nov-23	62	$12.25
1702 North Collins Office Richardson, TX	1979 / NAP	50,172	Linxbot, Inc.	4,258	Feb-24	60	$11.00
Plano Parkway Business Center I Plano, TX	1998 / NAP	48,340	G&O Property Management, LLC	8,859	Feb-24	63	$15.00
Plano Miller Business Park Dallas, TX	1982 / NAP	3,420	Confidential	998	Jan-24	36	$14.00
Northgate 2 Building 11 Dallas, TX	1983 / NAP	48,063	Power Storage Solutions	15,200	Jul-23	60	$8.65
Northgate 2 Building 3 Dallas, TX	1981 / NAP	39,253	Engineering Systems, Inc.	12,192	Feb-23	63	$8.00

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Information is based on the underwritten rent roll dated September 1, 2025, inclusive of rent steps taken through August 2026.

A-3-71

Industrial - Flex	Loan #8	Cut-off Date Balance:	$41,000,000
Various	Arapaho and Crystal Pointe Flex Portfolio	Cut-off Date LTV:	58.4%
Various, Various		UW NCF DSCR:	1.87x
		UW NOI Debt Yield:	11.7%

The following table presents recent leasing data at comparable industrial flex properties with respect to the Crystal Pointe Centre Property:

Comparable Industrial Flex Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Major Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (months)	Annual Base Rent PSF
Crystal Pointe Centre Deerfield Beach, FL	1988, 2018 / 2006	102,245(2)	Adult Video Warehouse(2)	12,297(2)	Oct-24(2)	60(2)	$15.00(2)
Prologis Powerline Business Park – Building 6 Pompano Beach, FL	1985 / NAP	63,447	Cozzini Cutting Supplies, LLC	2,970	Jun-24	60	$19.00
Sawgrass International Corporate Park Sunrise, FL	1987 / NAP	58,650	V1 AERO, LLC	12,237	Jul-24	37	$18.00
Powerline Business Park - Building E Pompano Beach, FL	1984 / NAP	18,160	Five Star Millwork, Inc	15,200	Jun-24	36	$15.00
Duke Realty Gateway - Building 1 Boynton Beach, FL	2002 / NAP	142,202	Miner Ltd	12,863	Jul-24	62	$17.25
Prologis Cypress Creek Industrial Fort Lauderdale, FL	1988 / NAP	66,929	Simiron, Inc	4,800	Jan-24	61	$18.50
Center Port #500 Pompano Beach, FL	1992 / NAP	81,130	RMS	11,997	Nov-23	36	$19.75
Prologis Powerline Business Park - Building 4 Pompano Beach, FL	1980 / NAP	70,330	Gold Medal Products Co	8,590	Nov-23	63	$21.50
Quiet Waters Business Park - Building 1 Deerfield Beach, FL	2003 / NAP	101,128	Next Plumbing Supply Inc	20,640	Nov-23	62	$18.00

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Information is based on the underwritten rent roll dated September 1, 2025, inclusive of rent steps taken through August 2026.

Appraisal. The appraisal concluded to an “as-is” value for the Arapaho Business Park Property of $43,200,000 as of April 1, 2025 and an “as-is” value for the Crystal Pointe Centre Property of $27,000,000 as of April 3, 2025, resulting in an aggregate “as-is” value of $70,200,000 for the Arapaho and Crystal Pointe Flex Portfolio Properties.

Environmental Matters. According to the Phase I environmental site assessments dated between December 30, 2024 and April 2, 2025, there was no evidence of any recognized environmental conditions at the Arapaho and Crystal Pointe Flex Portfolio Properties.

A-3-72

Industrial - Flex	Loan #8	Cut-off Date Balance:	$41,000,000
Various	Arapaho and Crystal Pointe Flex Portfolio	Cut-off Date LTV:	58.4%
Various, Various		UW NCF DSCR:	1.87x
		UW NOI Debt Yield:	11.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Arapaho and Crystal Pointe Flex Portfolio Properties:

Cash Flow Analysis
	2022	2023	2024	UW	UW PSF
Gross Potential Rent(1)	$4,899,685	$5,333,656	$5,800,630	$7,152,990	$14.03
Reimbursements	$1,509,266	$1,698,259	$1,611,665	$1,915,609	$3.76
Other Income	$25,588	$22,577	$46,811	$68,356	$0.13
(Vacancy/Credit Loss/Concessions)	$0	$0	$0	($713,018)	($1.40)
Effective Gross Income	$6,434,539	$7,054,492	$7,459,106	$8,423,937	$16.52

Real Estate Taxes	$766,540	$896,854	$1,062,711	$1,260,393	$2.47
Insurance	$160,928	$430,195	$276,631	$463,592	$0.91
Other Operating Expenses	$1,289,105	$1,553,380	$1,796,598	$1,909,576	$3.74
Total Operating Expenses	$2,216,573	$2,880,429	$3,135,940	$3,633,562	$7.13

Net Operating Income	$4,217,966	$4,174,063	$4,323,166	$4,790,376	$9.39
Replacement Reserves	$0	$0	$0	$65,504	$0.13
TI/LC	$0	$0	$0	$280,453	$0.55
Net Cash Flow	$4,217,966	$4,174,063	$4,323,166	$4,444,419	$8.72

Occupancy (%)(2)	NAV	92.5%	90.5%	92.1%
NOI DSCR	1.78x	1.76x	1.82x	2.02x
NCF DSCR	1.78x	1.76x	1.82x	1.87x
NOI Debt Yield	10.3%	10.2%	10.5%	11.7%
NCF Debt Yield	10.3%	10.2%	10.5%	10.8%

(1)	UW Gross Potential Rent includes rent steps taken through August 2026.
(2)	UW Occupancy % represents underwritten economic occupancy. The Arapaho and Crystal Pointe Flex Portfolio Properties are 92.0% physically occupied as of September 1, 2025. 2022 historical Occupancy is unavailable as the borrower sponsors purchased the Crystal Pointe Centre Property in March 2023.

Escrows and Reserves.

Real Estate Taxes – The Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents require an upfront reserve of approximately $836,561 and an ongoing monthly deposit in an amount equal to 1/12th of the estimated annual property taxes, initially estimated at $92,951 monthly.

Insurance Premiums – The Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents require an upfront reserve of approximately $522,789 and an ongoing monthly deposit in an amount equal to 1/12th of the estimated annual insurance premium, initially estimated at $40,215 monthly.

Immediate Repairs – The Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents require an upfront reserve of approximately $408,281 for immediate repairs.

Replacements Reserve – The Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents require an upfront reserve of $200,000 and, at any time the balance in the replacement reserve is below $130,000, ongoing monthly deposit in an amount equal to approximately $6,541 for replacement reserves, subject to a cap of $200,000.

TI/LC Reserve – The Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents require an upfront reserve of $4,500,000 and, at any time the balance in the TI/LC reserve is below $1,500,000, an ongoing monthly deposit in an amount equal to approximately $23,371 for future tenant improvements and leasing commissions, subject to a cap of $4,000,000 (excluding any amounts attributable to any lease termination payments).

Lockbox and Cash Management. The Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan is structured with a hard (master lessee) / soft (other) lockbox and springing cash management. The borrowers are required to cause each Master Lessee (as defined below) to deposit all rents owed under each Master Lease (as defined below) into a lender-controlled lockbox account. In addition, the borrowers are required to cause all rents received by the borrowers with respect to the Arapaho and Crystal Pointe Flex Portfolio Properties to be deposited into such lockbox account within five business days of receipt. All amounts in the lockbox account are required to be remitted to the borrowers’ operating accounts at any time other than during the continuance of a Cash Management Period (as defined below). Upon the occurrence and during the continuance of a Cash Management Period, all amounts are required to be remitted to a lender-controlled cash management account on a daily basis to be applied and disbursed in accordance with the Arapaho and

A-3-73

Industrial - Flex	Loan #8	Cut-off Date Balance:	$41,000,000
Various	Arapaho and Crystal Pointe Flex Portfolio	Cut-off Date LTV:	58.4%
Various, Various		UW NCF DSCR:	1.87x
		UW NOI Debt Yield:	11.7%

Crystal Pointe Flex Portfolio Mortgage Loan documents. During the continuance of a Cash Management Period, all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan.

A “Master Lessee” means each of the following entities: (i) NREA SB III Arapaho Leaseco, LLC with respect to the Arapaho Business Park Property and (ii) NREA SB III Deerfield Leaseco, LLC with respect to the Crystal Pointe Centre Property, each a Delaware limited liability company.

A “Master Lease” means each master lease agreement between (i) Small Bay III Arapaho DST, as lessor, and NREA SB III Arapaho Leaseco, LLC, as lessee, with respect to the Arapaho Business Park Property and (ii) Small Bay III Deerfield DST, as lessor, and NREA SB III Deerfield Leaseco, LLC, as lessee, with respect to the Crystal Pointe Centre Property.

A “Cash Management Period” will commence upon the earlier of the following:

(i)	the stated maturity date;
(ii)	an event of default; or
(iii)	the debt service coverage ratio falling below 1.45x as of the end of any calendar quarter.

A Cash Management Period will end upon the occurrence of the following:

●	with respect to clause (i) above, the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan and all other obligations under the Arapaho and Crystal Pointe Flex Portfolio Mortgage Loan documents have been repaid in full or the stated maturity date has not occurred;
●	with respect to clause (ii) above, the cure (if applicable) of such event of default and no other event of default has occurred and is continuing; or
●	with respect to clause (iii) above, upon the debt service coverage ratio being at least 1.50x for two consecutive quarters.

Letter of Credit. None.

Terrorism Insurance. The borrowers are required to obtain and maintain property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Arapaho and Crystal Pointe Flex Portfolio Property and business interruption insurance for at least 18 months with a 12-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-74

Retail – Shadow Anchored	Loan #9	Cut-off Date Balance:	$41,000,000
Various	Rivercrest Walmart Shadow Anchored Portfolio	Cut-off Date LTV:	71.4%
Various, Various		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	10.1%

A-3-75

Retail – Shadow Anchored	Loan #9	Cut-off Date Balance:	$41,000,000
Various	Rivercrest Walmart Shadow Anchored Portfolio	Cut-off Date LTV:	71.4%
Various, Various		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	10.1%

Greer
Taylors
Sans Souci
Berea
Wade Hampton
Greenville
Parker
Welcome
Pleasant Valley
Five Forks
Powdersville
Mauldin
Gantt
East Gantt
Simpsonville
Golden Grove
Piedmont
Fountain Inn
2

Bel Air
Towson
Pikesville
BALTIMORE
Columbia
Glen Burnie
Severna Park
Bowie
Annapolis
WASHINGTON DC
Clinton
Waldorf
MARYLAND
NEW JERSEY
DELAWARE
Dover
Milford
Seaford
Georgetown
Federalsburg
Cambridge
Salisbury
Pocomoke City
VIRGINIA
Chesapeake Bay
Atlantic Ocean
Ocean City
5
4

Lake Murray
Irmo
St. Andrews
Seven Oaks
Dentsville
Woodfield
Forest Acres
COLUMBIA
West Columbia
Lexington
Oak Grove
Springdale
Cayce
Red Bank
Pine Ridge
Edmond
Gaston
RICHLAND COUNTY
LEXINGTON COUNTY
CALHOUN COUNTY
3

Rivercrest Walmart Shadow Anchored Portfolio		
1	Plantation Plaza	Georgetown, SC
2	Shoppes at Woodruff	Greenville, SC
3	East Towne Centre	Lexington, SC
4	East Town Plaza	Pocomoke City, MD
5	Sussex Plaza	Seaford, DE
6	Smithfield Plaza	Smithfield, NC
7	Surfside Commons	Surfside Beach, SC

Red Hill
Forestbrook
Myrtle Beach
Socastee
Bucksport
Surfside Beach
Garden City
Murrells Inlet
Litchfield by the Sea
Atlantic Ocean
Pawleys Island
GEORGETOWN COUNTY
MARION COUNTY
HORRY COUNTY
Georgetown
DeBordieu Colony
1
7

RALEIGH
Morrisville
Cary
Knightdale
Zebulon
Wendell
Middlesex
Garner
Holly Springs
Fuquay-Varina
Clayton
Wilson's Mills
Selma
Smithfield
Pine Level
Kenly
Princeton
Four Oaks
Benson
Lillington
Erwin
Dunn
6

A-3-76

Mortgage Loan No. 9 – Rivercrest Walmart Shadow Anchored Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Portfolio
				Location:	Various
Original Balance:	$41,000,000			General Property Type:	Retail
Cut-off Date Balance:	$41,000,000			Detailed Property Type:	Shadow Anchored
% of Initial Pool Balance:	6.0%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	Various/NAP
Borrower Sponsors:	Stanley Werb and Jonathan Gaines			Size:	269,622 SF
Guarantor:	Ironshore Partners, LLC			Cut-off Date Balance per SF:	$152
Mortgage Rate:	6.5130%			Maturity Balance per SF:	$152
Note Date:	9/5/2025			Property Manager:	Rivercrest Realty Associates, LLC
Maturity Date:	9/11/2035			(borrower-related)
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	0 months			UW NOI:	$4,150,952
IO Period:	120 months			UW NCF:	$3,968,406
Seasoning:	1 month			UW NOI Debt Yield:	10.1%
Prepayment Provisions:	L(25),D(88),O(7)			UW NCF Debt Yield:	9.7%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	10.1%
Additional Debt Type:	NAP			UW NCF DSCR:	1.47x
Additional Debt Balance:	NAP			Most Recent NOI:	$3,959,481 (6/30/2025 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$3,988,426 (12/31/2024)
Reserves(1)				3rd Most Recent NOI:	$4,026,157 (12/31/2023)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	96.2% (8/3/2025)
RE Taxes:	$392,112	$51,563	NAP	2nd Most Recent Occupancy:	97.9% (12/31/2024)
Insurance:	$0	Springing	NAP	3rd Most Recent Occupancy:	99.0% (12/31/2023)
Replacement Reserve:	$0	$4,494	NAP	Appraised Value (as of)(2):	$57,400,000 (8/10/2025)
TI/LC Reserve:	$400,000	Springing	$400,000	Appraised Value per SF(2):	$213
Debt Service Reserve:	$0	Springing	NAP	Cut-off Date LTV Ratio(2):	71.4%
Rent Concession Reserve:	$60,527	$0	NAP	Maturity Date LTV Ratio(2):	71.4%
Existing TI/LC Reserve:	$29,270	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$41,000,000	100.0%	Loan Payoff:	$36,325,929	88.6%
			Return of Equity:	$3,280,616	8.0%
			Reserves:	$881,909	2.2%
			Closing Costs:	$511,546	1.2%
Total Sources:	$41,000,000	100.0%	Total Uses:	$41,000,000	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(2)	The Appraised Value is based on the “As Portfolio” value, inclusive of an approximately 2.0% portfolio premium. The appraisal appraised the Rivercrest Walmart Shadow Anchored Portfolio Properties (as defined below) as of various dates in August 2025, which produced an aggregate “as is” appraised value of $56,300,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 72.8% and 72.8%, respectively.

The Mortgage Loan. The ninth largest mortgage loan (the “Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $41,000,000. The Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan is secured by a first priority fee mortgage encumbering the borrowers’ fee interests in seven retail properties totaling 269,622 SF of net rentable area located in South Carolina, North Carolina, Maryland and Delaware (collectively, the “Rivercrest Walmart Shadow Anchored Portfolio Properties”). The Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan accrues interest at a fixed rate of 6.5130% per annum and has an initial term of 120 months.

The Borrowers and the Borrower Sponsors. The borrowers are SC-Georgetown Plantation-WMX, LLC, NC-Smithfield Plaza-WMX, LLC, SC-Surfside Commons-WMX, LLC, SC-Lexington East-WMX, LLC, MD-Pocomoke East-WMX, LLC, SC-Greenville Woodruff-WMX, LLC and DE-Seaford Sussex-WMX, LLC, each a single-purpose, Delaware limited liability company with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan.

Stanley Werb and Jonathan Gaines are currently principals at Rivercrest Realty Investors (“Rivercrest”). Founded in 1969 and based in Raleigh, North Carolina, Rivercrest is a privately owned and operated commercial real estate company specializing in the acquisition, long-term ownership and management of shopping centers, office buildings, and apartments throughout the eastern United States. Rivercrest currently owns a portfolio of 88 retail properties, one office property, six self-storage properties and five multifamily properties.

A-3-77

Retail – Shadow Anchored	Loan #9	Cut-off Date Balance:	$41,000,000
Various	Rivercrest Walmart Shadow Anchored Portfolio	Cut-off Date LTV:	71.4%
Various, Various		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	10.1%

The Properties. The Rivercrest Walmart Shadow Anchored Portfolio Properties are comprised of seven Walmart shadow anchored retail strip center properties totaling 269,622 SF across four states. The Rivercrest Walmart Shadow Anchored Portfolio Properties were constructed between 1989 and 1997, and as of August 3, 2025, the Rivercrest Walmart Shadow Anchored Portfolio Properties were 96.2% leased to 71 tenants with a weighted average remaining lease term of approximately 2.4 years as of the cutoff date.

The following table presents certain information relating to the Rivercrest Walmart Shadow Anchored Portfolio Properties:

Rivercrest Walmart Shadow Anchored Portfolio Properties Summary
Property Name / Location	Allocated Mortgage Loan Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	As-Is Appraised Value	Allocated Cut-off Date LTV	% of UW NOI
Shoppes at Woodruff Greenville, SC	$11,200,000	27.3%	94.6%	1997/ NAP	82,422	$15,000,000	74.7%	25.4%
Surfside Commons Surfside Beach, SC	$6,300,000	15.4%	100.0%	1996/NAP	36,993	$8,500,000	74.1%	17.3%
East Towne Centre Lexington, SC	$6,000,000	14.6%	100.0%	1996/ NAP	32,649	$8,300,000	72.3%	14.9%
Plantation Plaza Georgetown, SC	$5,150,000	12.6%	100.0%	1996/NAP	31,467	$7,200,000	71.5%	12.7%
Smithfield Plaza Smithfield, NC	$5,000,000	12.2%	88.8%	1989/NAP	28,211	$7,000,000	71.4%	11.6%
Sussex Plaza Seaford, DE	$4,250,000	10.4%	100.0%	1997/ NAP	30,900	$6,000,000	70.8%	10.1%
East Town Plaza Pocomoke City, MD	$3,100,000	7.6%	89.6%	1997/ NAP	26,980	$4,300,000	72.1%	8.1%
Total/Weighted Average	$41,000,000	100.0%	96.2%		269,622	$57,400,000(1)	71.4%(1)	100.0%

(1)	The Appraised Value is based on the “As Is Portfolio” value, inclusive of an approximately 2.0% portfolio premium. The appraisal appraised the Rivercrest Walmart Shadow Anchored Portfolio Properties as of various dates in August 2025, which produced an aggregate “as is” appraised value of $56,300,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 72.8% and 72.8%, respectively.

Major Tenants.

Cato (38,000 SF, 14.1% NRA, 10.5% UW rent). The Cato Corporation (“Cato”), is a value-priced retailer of women's fashion and accessories. Founded in 1946 in Charlotte, North Carolina, the company has over 800 stores across 30 states, and a significant concentration of its stores located in North Carolina and South Carolina. Cato has two leases expiring on January 31, 2026, two leases expiring on January 31, 2027, and three leases expiring on January 31, 2028, with no termination options. Based on the underwritten rent roll dated August 3, 2025, Cato pays an underwritten rent of $12.34 PSF.

Dollar Tree (32,406 SF, 12.0% NRA, 9.9% UW rent). Dollar Tree, Inc. (“Dollar Tree”) is a discount variety store chain offering merchandise at a fixed price point. Founded in 1953, the company's headquarters remain in Chesapeake, Virginia. As of July 2025, Dollar Tree, Inc. operates over 9,000 stores across 48 states and five Canadian provinces. Dollar Tree’s leases expire on May 31, 2027, September 30, 2028, and April 30, 2036, with no termination options. Based on the underwritten rent roll dated August 3, 2025, Dollar Tree pays an underwritten average annual rent of $13.57 PSF.

Staples (24,049 SF, 8.9% NRA, 5.4% UW rent). Founded in 1986, Staples is a prominent retailer of office supplies, technology, and business services. Staples operates throughout North America via direct B2B sales, e-commerce, and more than 900 retail stores. Staples lease has a current expiration of May 31, 2026, with two five-year renewals and no termination options remaining. Based on the underwritten rent roll dated August 3, 2025, Staples pays an underwritten annual rent of $10.00 PSF.

A-3-78

Retail – Shadow Anchored	Loan #9	Cut-off Date Balance:	$41,000,000
Various	Rivercrest Walmart Shadow Anchored Portfolio	Cut-off Date LTV:	71.4%
Various, Various		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	10.1%

The following table presents certain information relating to the tenancy at the Rivercrest Walmart Shadow Anchored Portfolio Properties:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)(1)	Tenant SF	% of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Term. Option (Y/N)	Renewal Options
Cato	NR/NR/NR	38,000	14.1%	$468,850	10.5%	$12.34	Various	N	Various
Dollar Tree	NR/Baa2/BBB	32,406	12.0%	$439,884	9.9%	$13.57	Various	N	Various
Staples	NR/B3/B-	24,049	8.9%	$240,490	5.4%	$10.00	5/31/2026	N	2 x 5
Shoe Show	NR/NR/NR	20,225	7.5%	$269,760	6.1%	$13.34	Various	N	Various
Once Upon A Child	NR/NR/NR	12,745	4.7%	$190,888	4.3%	$14.98	Various	N	Various
Advance Auto Parts	NR/Ba3/BB	8,000	3.0%	$101,200	2.3%	$12.65	4/30/2027	N	1 x 5
Gamestop	NR/B3/NR	7,700	2.9%	$171,800	3.9%	$22.31	Various	N	None
Subtotal/Wtd. Avg.		143,125	53.1%	$1,882,872	42.4%	$13.16

Other Tenants(2)		116,135	43.1%	$2,561,751	57.6%	$22.06
Total / Wtd. Avg Occupied Space		259,260	96.2%	$4,444,623	100.0%	$17.14

Vacant Space		10,362	3.8%
Total		269,622	100.0%

(1)	Certain ratings may be those of the parent company whether or not the parent guarantees the lease.
(2)	Tenant Eyemart Express, LLC at the Plantation Plaza property took delivery of their space on September 1, 2025 and is expected to open for business on November 24, 2025. Eyemart Express, LLC’s rent commencement date is the earlier of the day they open for business or 180 days from the delivery of their space.

The following table presents certain information relating to the lease rollover schedule at Rivercrest Walmart Shadow Anchored Portfolio Properties:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling
MTM/2025	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2026	25	85,240	31.6%	31.6%	$1,320,227	29.7%	29.7%	$15.49
2027	20	71,157	26.4%	58.0%	$1,298,686	29.2%	58.9%	$18.25
2028	14	57,176	21.2%	79.2%	$982,876	22.1%	81.0%	$17.19
2029	4	12,075	4.5%	83.7%	$256,071	5.8%	86.8%	$21.21
2030	5	13,984	5.2%	88.9%	$250,101	5.6%	92.4%	$17.88
2031	0	0	0.0%	88.9%	$0	0.0%	92.4%	$0.00
2032	0	0	0.0%	88.9%	$0	0.0%	92.4%	$0.00
2033	0	0	0.0%	88.9%	$0	0.0%	92.4%	$0.00
2034	0	0	0.0%	88.9%	$0	0.0%	92.4%	$0.00
2035	1	4,745	1.8%	90.6%	$112,882	2.5%	95.0%	$23.79
Thereafter	2	14,883	5.5%	96.2%	$223,779	5.0%	100.00%	$15.04
Vacant	0	10,362	3.8%	100.0%	$0	0.0%	100.00%	$0.00
Total/Wtd. Avg.	71	269,622	100.0%		$4,444,623	100.0%		$17.14(2)
(1)	Information is based on the underwritten rent roll.
(2)	Total/Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Rivercrest Walmart Shadow Anchored Portfolio Properties are located in seven cities across South Carolina, North Carolina, Maryland and Delaware.

The Shoppes at Woodruff property is located in Greenville, South Carolina and sits within the larger Greenville MSA. According to a third party market research report, Shoppes at Woodruff property is located in the East Butler Road retail submarket of the Greenville/Spartanburg market. The East Butler Road submarket had an inventory of 2.97 million SF with a vacancy rate of 4.0% and average rent of $30.80 PSF which represents approximately 3.2% of the overall market inventory. The appraiser concluded to market rents for small inline space for the Shoppes at Woodruff property of $20.00 PSF. According to the appraisal, the estimated 2025 population within a one-, three- and five-mile radius was approximately 4,401, 53,946 and 150,711, respectively, and the average household income within the same radii was $125,449, $132,519 and $130,377, respectively.

The East Towne Centre property, which is located in Lexington, South Carolina and sits within the Columbia, SC MSA. According to a third party market research report, East Towne Centre property is located in the Lexington retail submarket of the Columbia market. The Lexington submarket had an inventory of 5.76 million SF with a vacancy rate of 1.3% and average rent of $19.73 PSF which represents approximately 10.4% of the overall market

A-3-79

Retail – Shadow Anchored	Loan #9	Cut-off Date Balance:	$41,000,000
Various	Rivercrest Walmart Shadow Anchored Portfolio	Cut-off Date LTV:	71.4%
Various, Various		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	10.1%

inventory. The appraiser concluded to market rents for the East Towne Centre property of $10.00 PSF for large in line space and $22.00 PSF for small inline space. According to the appraisal, the estimated 2025 population within a one-, three- and five-mile radius was approximately 6,011, 34,141 and 86,598, respectively, and the average household income within the same radii was $117,015, $122,937 and $121,660, respectively.

The East Town Plaza property is located in Worcester County, Maryland. According to a third party market research report, East Town Plaza property is located in the Worcester County retail submarket of the Salisbury MSA market. The Worcester County submarket had an inventory of 4.88 million SF with a vacancy rate of 2.7% and average rent of $19.90 PSF which represents approximately 19.6% of the overall market inventory. The appraiser concluded to market rents for the East Town Plaza property of $12.70 PSF for large in line space and $15.91 PSF for small inline space. According to the appraisal, the estimated 2025 population within a one-, three- and five-mile radius was approximately 3,934, 5,808, and 6,921, respectively, and the average household income within the same radii was $68,072, $72,829 and $74,618, respectively.

The Sussex Plaza property is located in Seaford, Delaware. According to a third party market research report, Sussex Plaza property is located in the Sussex County retail submarket of the Salisbury MSA market. The Sussex County submarket had an inventory of 11.82 million SF with a vacancy rate of 4.2% and average rent of $18.27 PSF which represents approximately 47.6% of the overall market inventory. The appraiser concluded to market rents for the Sussex Plaza property of $12.70 PSF for large in line space and $15.91 PSF for small inline space. According to the appraisal, the estimated 2025 population within a one-, three- and five-mile radius was approximately 3,350, 19,587, and 30,824, respectively, and the average household income within the same radii was $89,573, $85,793, and $83,894, respectively.

The Smithfield Plaza property is located in Smithfield, North Carolina. According to a third party market research report, Smithfield Plaza property is located in the Johnston County retail submarket of the Raleigh/Durham market. The Johnston County submarket had an inventory of 9.31 million SF with a vacancy rate of 1.8% and average rent of $18.41 PSF which represents approximately 8.7% of the overall market inventory. The appraiser concluded to market rents for the Smithfield Plaza property of $12.00 PSF for large in line space and $22.00 PSF for small inline space. According to the appraisal, the estimated 2025 population within a one-, three- and five-mile radius was approximately 2,329, 16,776, and 29,546, respectively, and the average household income within the same radii was $70,748, $64,366, and $73,876, respectively.

The Surfside Commons property is located in Surfside Beach, South Carolina. According to a third party market research report, Surfside Commons property is located in the Outlying Horry County retail submarket of the Myrtle Beach/Conway market. The Outlying Horry County submarket had an inventory of 10.81 million SF with a vacancy rate of 0.9% and average rent of $20.79 PSF which represents approximately 32.4% of the overall market inventory. The appraiser concluded to market rents for the Surfside Commons property of $10.00 PSF for large in line space and $12.00 PSF for small inline space. According to the appraisal, the estimated 2025 population within a one-, three- and five-mile radius was approximately 3,548, 50,867, and 104,775, respectively, and the average household income within the same radii was $133,261, $99,591, and $95,264, respectively.

The Plantation Plaza property is located Georgetown, South Carolina.  According to a third party market research report, Plantation Plaza property is located in the Georgetown retail submarket of the Myrtle Beach/Conway market. The Georgetown submarket had an inventory of 4.56 million SF with a vacancy rate of 2.2% and average rent of $18.36 PSF which represents approximately 13.7% of the overall market inventory. The appraiser concluded to market rents for the Plantation Plaza property of $10.00 PSF for large in line space and $12.00 PSF for small inline space. According to the appraisal, the estimated 2025 population within a one-, three- and five-mile radius was approximately 2,572, 10,026, and 15,786, respectively, and the average household income within the same radii was $67,613, $72,173, and $77,250, respectively.

The following table presents certain information relating to the appraisals’ market rent conclusions for the Rivercrest Walmart Shadow Anchored Portfolio Properties:

Market Rent Summary
Property	Tenant Type	Market Rent (PSF)	Lease Term (Years)	Lease Type	Rent Increase Projection	Tenant Improvements (New)	Leasing Commissions (New)	Free Rent (New)
Shoppes at Woodruff	Large Inline	$14.50	5	Net	3.0% per annum	$5 PSF	6.00%	3 months
	Small Inline	$20.00	5	Net	3.0% per annum	$10 PSF	6.00%	3 months
	Junior Anchor	$12.00	10	Net	3.0% per annum	$5 PSF	6.00%	6 months
East Towne Centre	Large Inline	$18.00	10	Net	3.0% per annum	$5 PSF	6.00%	6 months
	Small Inline	$29.00	5	Net	3.0% per annum	$10 PSF	6.00%	3 months
East Town Plaza	Large Inline	$13.00	10	Net	3.0% per annum	$10 PSF	6.00%	3 months
	Small Inline	$19.00	5	Net	3.0% per annum	$25 PSF	6.00%	6 months
Sussex Plaza	Large Inline	$15.00	10	Net	3.0% per annum	$10 PSF	6.00%	3 months
	Small Inline	$22.00	5	Net	3.0% per annum	$15 PSF	6.00%	6 months
Smithfield Plaza	Large Inline	$15.00	10	Net	3.0% per annum	$5 PSF	6.00%	6 months
	Small Inline	$22.00	5	Net	3.0% per annum	$10 PSF	6.00%	3 months
Surfside Commons	Large Inline	$16.00	10	Net	3.0% per annum	$5 PSF	6.00%	6 months
	Small Inline	$26.00	5	Net	3.0% per annum	$10 PSF	6.00%	3 months
Plantation Plaza	Large Inline	$17.00	10	Net	3.0% per annum	$10 PSF	6.00%	3 months
	Small Inline	$23.00	5	Net	3.0% per annum	$15 PSF	6.00%	6 months
A-3-80

Retail – Shadow Anchored	Loan #9	Cut-off Date Balance:	$41,000,000
Various	Rivercrest Walmart Shadow Anchored Portfolio	Cut-off Date LTV:	71.4%
Various, Various		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	10.1%

Appraisal. According to the appraisal, the Rivercrest Walmart Shadow Anchored Portfolio Properties had an “As Portfolio” appraised value of $57,400,000 as of August 10, 2025, which is inclusive of an approximately 2.0% portfolio premium. Additionally, the appraiser appraised the Rivercrest Walmart Shadow Anchored Portfolio Properties as of various dates in August 2025, which produced an aggregate “as is” appraised value of $56,300,000.

Environmental Matters. According to the Phase I environmental site assessments dated August 14, 2025, there was no evidence of any recognized environmental conditions at the Rivercrest Walmart Shadow Anchored Portfolio Properties.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Rivercrest Walmart Shadow Anchored Portfolio Properties:

Cash Flow Analysis
	2022	2023	2024	6/30/2025 TTM	UW	UW PSF
Base Rent(1)	$4,220,438	$4,250,952	$4,355,677	$4,357,062	$4,320,534	$16.02
Grossed Up Vacant Space	$44,435	$50,041	$40,244	$84,402	$312,779	$1.16
Gross Potential Rent	$4,264,873	$4,300,993	$4,395,921	$4,441,464	$4,633,313	$17.18
Total Recoveries	$1,164,632	$1,363,160	$1,393,104	$1,406,718	$1,265,741	$4.69
Free Rent Adjustment	($47,807)	$0	($10,509)	($6,208)	$0	$0.00
Other Income	$42,939	$37,412	$41,165	$41,058	$38,166	$0.14
Parking/Garage/Other	$0	$0	$0	$0	$0	$0.00
(Vacancy & Credit Loss)	($36,697)	($60,698)	($118,239)	($101,657)	($312,779)	($1.16)
Effective Gross Income	$5,387,940	$5,640,867	$5,701,441	$5,781,376	$5,624,440	$20.86

Management Fee	$218,118	$229,037	$232,201	$245,671	$168,733	$0.63
Real Estate Taxes	$559,570	$573,263	$582,418	$583,491	$662,565	$2.46
Insurance	$151,969	$159,579	$181,004	$219,579	$191,445	$0.71
Ground Rent	$0	$0	$0	$0	$0	$0.00
Other Operating Expenses	$440,993	$652,832	$717,392	$773,154	$450,746	$1.67
Total Expenses	$1,370,650	$1,614,710	$1,713,015	$1,821,895	$1,473,489	$5.47

Net Operating Income	$4,017,290	$4,026,157	$3,988,426	$3,959,481	$4,150,952	$15.40
CapEx	$0	$0	$0	$0	$53,811	$0.20
TI/LC	$0	$0	$0	$0	$168,733	$0.63
Non-Recurring Items	$0	$0	$0	$0	($39,998)	($0.15)
Net Cash Flow	$4,017,290	$4,026,157	$3,988,426	$3,959,481	$3,968,406	$14.72

Occupancy %	99.0%	99.0%	97.9%	96.2%(2)	93.2%(3)
NOI DSCR	1.48x	1.49x	1.47x	1.46x	1.53x
NCF DSCR	1.48x	1.49x	1.47x	1.46x	1.47x
NOI Debt Yield	9.8%	9.8%	9.7%	9.7%	10.1%
NCF Debt Yield	9.8%	9.8%	9.7%	9.7%	9.7%

(1)	Base Rent includes near term rent steps totaling $191,879.
(2)	Based on the underwritten rent roll dated August 3, 2025.
(3)	UW Occupancy represents the economic occupancy. The Rivercrest Walmart Shadow Anchored Portfolio Properties were 96.2% leased as of August 3, 2025.

A-3-81

Retail – Shadow Anchored	Loan #9	Cut-off Date Balance:	$41,000,000
Various	Rivercrest Walmart Shadow Anchored Portfolio	Cut-off Date LTV:	71.4%
Various, Various		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	10.1%

Escrows and Reserves.

Real Estate Taxes – On the loan origination date, the borrowers were required to make an upfront deposit of $392,112 into a reserve for real estate taxes.

In addition, the borrowers are required to deposit into a real estate tax reserve, on a monthly basis, an amount equal to 1/12th of the annual estimated tax payments (which currently equates to $51,563 monthly).

Insurance – The Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan documents require an ongoing monthly deposit into an insurance reserve equal to 1/12th of the insurance premiums for the renewal of the coverage afforded by the polices upon the expiration thereof in order to accumulate sufficient funds to pay all insurance premiums at least thirty days prior to the expiration of the policies; provided that no deposits are required if (i) no event of default is continuing, (ii) the borrower maintains insurance coverage for the Rivercrest Walmart Shadow Anchored Portfolio Properties as part of blanket or umbrella coverage reasonably approved by the lender, and (iii) the borrower provides the lender with evidence of the renewals of the insurance policies and paid receipts for the payment of the insurance premiums no later than 30 days prior to the expiration dates of the policies.

Replacement Reserve – The Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan documents require an ongoing monthly replacement reserve deposit of $4,494.

TI/LC Reserve – The Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan documents require an upfront deposit of $400,000 (approximately $1.48 PSF) and an ongoing monthly TI/LC reserve deposit of $22,469 ($1.00 PSF annually) provided that the balance in the reserve account is less than $400,000.

Rent Concession Reserve - The Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan documents require an upfront deposit of $60,527 which represents the total of all future rent concessions contained in the leases of the Rivercrest Walmart Shadow Anchored Portfolio Properties as of the origination date.

Existing TI/LC Reserve – The Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan documents require an upfront deposit of $29,270, which represents the leasing commissions and tenant improvements payable by the borrower under existing leases at the Rivercrest Walmart Shadow Anchored Portfolio Properties.

Springing DSCR Reserve Funds- On each monthly payment date during the continuance of a Debt Service Coverage Ratio Event Period, the Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan documents (a) require that the borrowers deposit all Excess Cash Flow with lender and (b) provide that the borrowers and guarantor have recourse liability for failure to timely deposit such required amounts.

“Debt Service Coverage Ratio Event Period” shall mean the period commencing upon the date that the Debt Service Coverage Ratio (tested quarterly) is less than 1.20x and ending upon the date that the Debt Service Coverage Ratio (tested quarterly) is equal to or greater than 1.25x for two (2) consecutive calendar quarters.

“Excess Cash Flow” shall mean all excess cash flow generated from the Property remaining after payments of amounts due and payable to Lender under the Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan documents and the deduction of the Monthly Operating Expense Amount. Excess Cash Flow payments shall be paid in arrears on the next monthly payment date.

“Monthly Operating Expense Amount” shall mean, collectively, (i) the monthly amount payable for operating expenses as set forth in the lender-approved annual budget not otherwise paid or reserved for and (ii) any lender-approved extraordinary expenses not set forth in the annual budget but incurred by borrowers in connection with the operation and maintenance of the Property (other than management fees exceeding 3% or any asset management fees).

Lockbox and Cash Management. The Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Within 30 days of the occurrence of a Cash Trap Event Period (as defined below), the borrowers are required to establish a lender-controlled lockbox account and deposit all rents directly into such lockbox account. During the continuance of a Cash Trap Event Period, all funds in the lockbox account are required to be swept into the cash management account controlled by the lender and disbursed on each payment date in accordance with the related Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan documents and all excess funds are required to be swept to an excess cash flow subaccount controlled by the lender.

A “Cash Trap Event Period” commences upon the occurrence and continuance of an event of default under the Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan documents.

A Cash Trap Event Period ends upon the cure of such event of default.

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. None.

Release of Property. None

Letter of Credit. None.

Right of First Offer/Right of First Refusal. None.

Terrorism Insurance. The Rivercrest Walmart Shadow Anchored Portfolio Mortgage Loan documents require an “all risk” insurance policy on a replacement cost basis, together with (i) business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity, (ii) windstorm and /or named storm coverage with a deductible up to 5% of the total insurable value, and (iii) terrorism coverage as defined by TRIPRA. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-82

Various - Various	Loan #10	Cut-off Date Balance:	$38,000,000
Various	MRN Portfolio	Cut-off Date LTV:	67.9%
Cleveland, OH Various		UW NCF DSCR:	1.39x
		UW NOI Debt Yield:	11.2%

A-3-83

Various - Various	Loan #10	Cut-off Date Balance:	$38,000,000
Various	MRN Portfolio	Cut-off Date LTV:	67.9%
Cleveland, OH Various		UW NCF DSCR:	1.39x
		UW NOI Debt Yield:	11.2%

Lake Erie
CLEVELAND
Downtown Cleveland
Cleveland Burke Lakefront Airport
Cleveland Mem. Shoreway
Rock & Roll Hall of Fame
Great Lakes Science Center
Huntington Bank Field
International Women's Air & Space Museum
North Point Tower
Galleria at Erieview
One Cleveland Center
Civic Center
The Mall
Money Museum
Key Tower
Public Square
JACK Cleveland Casino
Tower City
Rocket Arena
Progressive Field
Warehouse District
Gateway District
Campus District
Cleveland State University
Plain Dealer Plaza
Playhouse Square
Cleveland Play House
Wolstein Center
Asian Town Center
Asia Plaza
Howmet Aerospace
Kirtland Park
The Children's Museum of Cleveland
University Circle 3 miles
St. Vincent Charity Medical Ctr.
Cuyahoga Comm. College-Metro Campus
Greater Cleveland Aquarium
Jacobs Pavilion at Nautica
The Flats East Bank
Sherwin-Williams Breen Tech. Center
Scranton Peninsula
Cuyahoga River
CUYAHOGA COUNTY
Lutheran Hospital
West Side Market
Ohio City
Tremont
USPS
Cleveland Hopkins Intl. Airport 10 miles
Innerbelt Frwy
Willow Frwy
RTA RED LINE
RTA RED, GREEN & BLUE LINES
RTA GREEN, BLUE LINES
AMTRAK
Lakewood
Parma
Strongsville
Euclid
Mentor
MRN Portfolio
1 Windsor Building Cleveland, OH
2 Buckeye Building Cleveland, OH
3 Woolworth Cleveland, OH
4 MFG Building Cleveland, OH
5 Kresge Building Cleveland, OH
6 410 Euclid Cleveland, OH
7 413 Prospect Cleveland, OH
8 W.T. Grant Retail Cleveland, OH
9 Sincere Retail Cleveland, OH
10 Corts Building Cleveland, OH
11 Commercial Building Cleveland, OH
12 2050 East 4th Cleveland, OH

A-3-84

Mortgage Loan No. 10 – MRN Portfolio

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	AREF2			Single Asset/Portfolio:	Portfolio
				Location:	Cleveland, OH Various
Original Balance:	$38,000,000			General Property Type(3):	Various
Cut-off Date Balance:	$38,000,000			Detailed Property Type(3):	Various / Various
% of Initial Pool Balance:	5.5%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated(4):	Various / Various
Borrower Sponsors:	Ari J. Maron and Jori M. Maron			Size:	233,873 SF
Guarantors(1):	Various			Cut-off Date Balance PSF:	$162
Mortgage Rate:	7.5000%			Maturity Balance PSF:	$162
Note Date:	9/18/2025			Property Manager:	Gregg Road Management, LLC (affiliated)
Maturity Date:	10/6/2035
Term to Maturity:	120 months			Underwriting and Financial Information
Amortization Term:	0 months			UW NOI:	$4,245,224
IO Period:	120 months			UW NCF	$4,004,501
Seasoning:	0 months			UW NOI Debt Yield:	11.2%
Prepayment Provisions:	L(24),D(92),O(4)			UW NCF Debt Yield:	10.5%
Lockbox/Cash Mgmt Status:	Hard (Commercial); Soft (Residential)/Springing			UW NOI Debt Yield at Maturity:	11.2%
Additional Debt Type:	NAP			UW NCF DSCR:	1.39x
Additional Debt Balance:	NAP			Most Recent NOI:	$4,103,490 (6/30/2025 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$3,945,387 (12/31/2024)
Reserves(2)				3rd Most Recent NOI:	$3,968,982 (12/31/2023)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	96.0% (9/2/2025)
RE Taxes:	$403,878	$80,776	NAP	2nd Most Recent Occupancy:	95.3% (12/31/2024)
Insurance:	$32,877	Springing	NAP	3rd Most Recent Occupancy:	95.1% (12/31/2023)
Deferred Maintenance:	$46,805	$0	NAP	Appraised Value (as of):	$55,950,000 (8/7/2025)
Replacement Reserve:	$0	$5,965	NAP	Appraised Value per SF:	$239
TI/LC Reserve:	$500,000	$14,095	$750,000	Cut-off Date LTV Ratio:	67.9%
				Maturity Date LTV Ratio:	67.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$38,000,000	100.0%	Loan Payoff:	$22,446,717	59.1%
			Sponsor Equity:	$13,401,370	35.3%
			Closing Costs:	$1,168,353	3.1%
			Reserves:	$983,560	2.6%
Total Sources:	$38,000,000	100.0%	Total Uses:	$38,000,000	100.0%

(1)	The guarantors are Ari J. Maron, Jori M. Maron, Ari J. Maron, Trustee of the Sixth Amendment and Restatement of Ari J. Maron Declaration of Trust, dated August 12, 2025 and Jori M. Maron, Trustee of the Restated Declaration of Trust of Jori M. Maron, dated May 17, 2018.
(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(3)	The MRN Portfolio Properties (as defined below) are either mixed use with retail, office, multifamily and parking components or solely retail.
(4)	The MRN Portfolio Properties were originally primarily constructed between 1880 and 1951 with a substantial renovation and conversion to the current uses between 2002 and 2006. Additional renovations of the MRN Portfolio Properties featuring multifamily units were completed between 2021 and 2024.

The Mortgage Loan. The tenth largest mortgage loan (the “MRN Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $38,000,000 and secured by a first-priority fee mortgage encumbering a mixed-use portfolio of 12 properties located in downtown Cleveland, Ohio (the “MRN Portfolio Properties”).

The Borrower and the Borrower Sponsors. The borrower is East Fourth Street Asset Holdings LLC, a single-purpose Delaware limited liability company with two independent directors. Counsel to the borrower provided a non-consolidation opinion in connection with the origination of the MRN Portfolio Mortgage Loan. The borrower sponsors are Ari J. Maron and Jori M. Maron and the non-recourse carveout guarantors are Ari J. Maron, Jori M. Maron, Ari J. Maron, Trustee of the Sixth Amendment and Restatement of Ari J. Maron Declaration of Trust, dated August 12, 2025 and Jori M. Maron, Trustee of the Restated Declaration of Trust of Jori M. Maron, dated May 17, 2018. Ari J. Maron and Jori M. Maron are co-founders of MRN Limited Partnership, a family-owned real estate development, construction and hospitality management company founded in 1974 and based in Cleveland. MRN Limited Partnership specializes in the development, merchandising, leasing, financing, construction and operation of complex and creative urban developments.

The Properties. The MRN Portfolio Properties are comprised of 12 mixed-use and retail properties (in whole or in part) located on or around East 4th Street, a pedestrian-only entertainment district in downtown Cleveland, Ohio. The MRN Portfolio Properties were originally primarily constructed between 1880 and 1951 with a substantial renovation and conversion to the current uses between 2002 and 2006, with additional renovations to the MRN Portfolio Properties featuring multifamily units occurring between 2021 and 2024. The borrower sponsors acquired the MRN Portfolio Properties at various dates between 1994 and 2024 and have invested approximately $5.3 million since 2021 in capital expenditures including multifamily unit remodels, roof replacements, HVAC replacements and other miscellaneous repairs. The MRN Portfolio Properties are comprised of nine retail properties, one mixed-use

A-3-85

Various - Various	Loan #10	Cut-off Date Balance:	$38,000,000
Various	MRN Portfolio	Cut-off Date LTV:	67.9%
Cleveland, OH Various		UW NCF DSCR:	1.39x
		UW NOI Debt Yield:	11.2%

property that has retail and parking spaces, one mixed-use property that has retail, multifamily, and parking spaces, and one mixed-use property that has office, retail, multifamily and parking spaces.

The 169,144 SF of commercial space (70.4% of UW EGI) at MRN Portfolio Properties consists of 142,424 SF of retail space and 26,720 SF of office space. The commercial portion of the MRN Portfolio Properties was 98.6% occupied by 21 tenants as of September 2, 2025. Retail tenants include numerous local restaurants, shops, a speakeasy, a bowling alley and a comedy club. The office space is leased to Convention and Visitors Bureau of Greater Cleveland, Inc. (the “Cleveland Visitors Center”). There is only one vacant suite which is located at the W.T. Grant Retail building.

The multifamily component consists of 64,729 SF or 73 units (19.4% of UW EGI). The multifamily portion of the MRN Portfolio Properties was 89.0% occupied as of September 12, 2025. The multifamily units are located in two of the MRN Portfolio Properties above the ground floor commercial space.

The parking component consists of 360 spaces (10.1% of UW EGI) across three of the MRN Portfolio Properties in enclosed parking garages and are leased to multiple parties including both residential and commercial tenants and a valet service.

The MRN Portfolio Properties are subject to a tax increment financing agreement with the City of Cleveland, Ohio entered into on December 20, 2002. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the prospectus.

The following table presents a summary of the MRN Portfolio Properties:

	Portfolio Summary
Property Name	Street Address	Year Built / Renovated(1)	Total SF(2)	Occupancy(2)	Commercial SF(2)	# of Commercial Tenants	Multifamily Units(2)	Parking Spaces	Appraised Value(1)
Windsor Building	2000 East 4th Street	1880 / 2021-2024	63,731	96.1%	28,920	2	37	27	$12,610,000
Buckeye Building	2082 East 4th Street	1905 / 2021-2024	38,188	87.8%	8,270	1	36	22	$7,460,000
Woolworth	308 Euclid Avenue	1951 / 2002-2006	13,239	100.0%	13,239	2	0	311	$7,260,000
MFG Building	2063 East 4th Street	1890, 1912, 2004 / 2002-2006	26,609	100.0%	26,609	5	0	0	$6,110,000
Kresge Building	2037 East 4th Street	1922 / 2002-2006	25,000	100.0%	25,000	1	0	0	$6,110,000
410 Euclid	402 Euclid Avenue	1899 / 2002-2006	25,000	100.0%	25,000	1	0	0	$6,110,000
413 Prospect	413 Prospect Avenue East	1921 / 2002-2006	10,000	100.0%	10,000	1	0	0	$2,440,000
W.T. Grant Retail	240 Euclid Avenue	1915 / 2002-2006	9,805	76.3%	9,805	4	0	0	$2,400,000
Sincere Retail	2077 East 4th Street	1913 / 2002-2006	7,500	100.0%	7,500	1	0	0	$1,830,000
Corts Building	2038 East 4th Street	1885, 2008 / 2002-2006	6,995	100.0%	6,995	1	0	0	$1,710,000
Commercial Building	2056 East 4th Street	1900 / 2002-2006	5,000	100.0%	5,000	1	0	0	$1,220,000
2050 East 4th	2050 East 4th Street	1951, 2008 / 2002-2006	2,806	100.0%	2,806	1	0	0	$690,000
Total/ Wtd. Avg			233,873	96.0%	169,144	21	73	360	$55,950,000

(1)	Source: Appraisal.
(2)	Information is based on the underwritten rent rolls dated September 2, 2025 and September 12, 2025.

Major Tenants.

Convention and Visitors Bureau of Greater Cleveland, Inc (26,720 SF, 15.8% of NRA, 10.2% of UW retail base rent). The Cleveland Visitors Center is an organization that markets and promotes different travel and leisure attractions in the Cleveland metropolitan area. The Cleveland Visitors Center occupies 26,720 SF of office space across multiple floors at the Windsor Building. Cleveland Visitors Center has been in occupancy since 2011 and most recently extended its lease for five years in 2025 to its current expiration in December 2030. The MRN Portfolio Mortgage Loan is structured with a full cash flow sweep 12 months prior to Cleveland Visitor Center’s lease expiration date. Cleveland Visitors Center has two, five-year renewal options remaining and no termination options.

Corner Alley (25,000 SF, 14.8% of NRA, 17.7% of UW retail base rent). Corner Alley is a 16-lane bowling alley and American bar and grill. Corner Alley is affiliated with the borrower sponsors and occupies 25,000 SF of ground floor retail space. Corner Alley has been a tenant at the 410 Euclid building since January 2013 when it commenced a 28-year lease that is set to expire in December 2040. Corner Alley reported 2024 sales of $3.9 million, representing a 19.2% occupancy cost. The MRN Portfolio Mortgage Loan is structured with a $3,000,000 springing payment guaranty from the borrower sponsors during a Payment Guaranty Trigger Event (as defined below). Corner Alley has two, five-year renewal options remaining and no termination options.

A-3-86

Various - Various	Loan #10	Cut-off Date Balance:	$38,000,000
Various	MRN Portfolio	Cut-off Date LTV:	67.9%
Cleveland, OH Various		UW NCF DSCR:	1.39x
		UW NOI Debt Yield:	11.2%

A “Payment Guaranty Trigger Event” means, so long as a Corner Alley Lease Replacement Event (as defined below) has not occurred and Corner Alley is then and remains the tenant under the Corner Alley lease, the occurrence and continuance of both (A) an event of default hereunder or under any of the MRN Portfolio Mortgage Loan documents and (B) a default in the payment of rent and other charges by Corner Alley in its capacity as the tenant under the Corner Alley lease, which such default is not cured within the time period required for such cure in the Corner Alley lease.

A “Corner Alley Lease Replacement Event” means Corner Alley, as the tenant under the Corner Alley lease as of the origination date, has been replaced (i) with a non-affiliated, bona-fide, third party tenant in the business of operating properties similar to the 410 Euclid building, upon economic terms equal to or greater than the economic terms contained in the Corner Alley lease, as determined by the lender in its sole but reasonable discretion, (ii) with such tenant’s net worth equal to or greater than $5,000,000 and liquidity equal to or greater than one years’ worth of rent (inclusive of any security deposit paid by such replacement tenant in connection with the replacement lease approved by the lender) or otherwise approved by the lender in its sole discretion, and (iii) otherwise in compliance with the terms of the MRN Portfolio Mortgage Loan documents.

Pickwick and Frolic (25,000 SF, 14.8% of NRA, 8.5% of UW retail base rent). Pickwick and Frolic is a casual American restaurant, bar and comedy club. Pickwick and Frolic has been a tenant at the Kresge Building since 2002. The original lease has been extended and amended several times, most recently in 2018 when the term was extended 12 years through December 2030. The MRN Portfolio Mortgage Loan is structured with a full cash flow sweep beginning 12 months prior to Pickwick and Frolic’s lease expiration date. Pickwick & Frolic has two, five-year renewal options remaining and no termination options.

The following table presents certain information relating to the tenancy at the MRN Portfolio Properties:

Commercial Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)	Tenant SF	% of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Term. Option (Y/N)	Renewal Options
Convention and Visitors Bureau of Greater Cleveland, Inc	NR/NR/NR	26,720	15.8%	$430,850	10.2%	$16.12	12/31/2030	No	2 x 5 Years
Corner Alley	NR/NR/NR	25,000	14.8%	$750,000	17.7%	$30.00	12/31/2040	No	2 x 5 Years
Pickwick and Frolic	NR/NR/NR	25,000	14.8%	$361,075	8.5%	$14.44	12/31/2030	No	2 x 5 Years
House of Blues Restaurant	NR/NR/NR	13,239	7.8%	$300,526	7.1%	$22.70	7/31/2026	No	2 x 5 Years
Cleveland Brewing Co(2)	NR/NR/NR	11,800	7.0%	$246,076	5.8%	$20.85	8/31/2029	No	1 x 5 Years
Subtotal/Wtd. Avg.		101,759	60.2%	$2,088,527	49.4%	$20.52
Other Tenants		65,060	38.5%	$2,137,738	50.6%	$32.86
Total/Wtd. Avg. Occupied Space		166,819	98.6%	$4,226,265	100.0%	$25.33
Vacant Space		2,325	1.4%
Total		169,144	100.0%

(1)	Information is based on the underwritten rent roll dated September 2, 2025, with rent steps taken through September 2026.
(2)	Cleveland Brewing Co pays percentage rent equal to 8.0% of annual gross sales. Cleveland Brewing Co’s rent has been underwritten to 8.0% of its reported sales of $3,075,955 for the trailing twelve months ending July 2025.

The following table presents certain information with respect to the lease rollover at the MRN Portfolio Properties:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling
MTM/2025	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2026	2	13,239	7.8%	7.8%	$300,526	7.1%	7.1%	$22.70
2027	2	5,340	3.2%	11.0%	$172,995	4.1%	11.2%	$32.40
2028	4	23,714	14.0%	25.0%	$714,436	16.9%	28.1%	$30.13
2029	4	18,206	10.8%	35.8%	$540,876	12.8%	40.9%	$29.71
2030	4	60,620	35.8%	71.6%	$1,021,205	24.2%	65.1%	$16.85
2031	1	5,000	3.0%	74.6%	$228,000	5.4%	70.5%	$45.60
2032	1	6,505	3.8%	78.4%	$168,000	4.0%	74.4%	$25.83
2033	1	2,200	1.3%	79.7%	$75,250	1.8%	76.2%	$34.20
2034	0	0	0.0%	79.7%	$0	0.0%	76.2%	$0.00
2035	1	6,995	4.1%	83.8%	$254,977	6.0%	82.3%	$36.45
2036 & Thereafter	1	25,000	14.8%	98.6%	$750,000	17.7%	100.0%	$30.00
Vacant	0	2,325	1.4%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	21	169,144	100.0%		$4,226,265	100.0%		$25.33

(1)	Information is based on the underwritten rent roll dated September 2, 2025, with rent steps taken through September 2026.
A-3-87

Various - Various	Loan #10	Cut-off Date Balance:	$38,000,000
Various	MRN Portfolio	Cut-off Date LTV:	67.9%
Cleveland, OH Various		UW NCF DSCR:	1.39x
		UW NOI Debt Yield:	11.2%

The following table presents certain information relating to retail sales at the MRN Portfolio Properties:

Retail Sales Summary
Tenant Name	SF	Most Recent Total Sales(1)	Most Recent Total Sales PSF(1)
This is Our First Rodeo LLC dba Jolene	6,995	$5,606,833	$802(2)
Red Steakhouse	10,000	$4,042,100	$404
Corner Alley	25,000	$3,900,000	$156(3)
Cleveland Brewing Co	11,800	$3,075,955	$261
GOMA	7,500	$1,787,081	$238

(1)	Most Recent Total Sales represent sales figures from the twelve months trailing September 2, 2025, unless otherwise indicated.
(2)	This is Our First Rodeo LLC dba Jolene's Most Recent Total Sales represent annualized sales from the June 2025 - August 2025 period.
(3)	Corner Alley's Most Recent Total Sales represent sales figures from 2024.

The following table presents certain information relating to the multifamily component at the MRN Portfolio Properties:

Unit Mix(1)
Unit Mix / Type	Units	Occupied Units	% Occupied	Average SF per Unit	Total SF	Monthly Average Rent per Unit(2)	Monthly Average Market Rent per Unit(3)
One Bedroom	43	38	88.4%	679	29,186	$1,259	$1,267
Two Bedroom	28	25	89.3%	1,155	32,352	$1,726	$1,810
Three Bedroom	2	2	100.0%	1596	3,191	$2,240	$2,475
Total/Wtd. Avg.	73	65	89.0%	887	64,729	$1,469	$1,509

(1)	Based on the underwritten rent roll dated September 12, 2025.
(2)	Monthly Average Rent per Unit is based on occupied units.
(3)	Source: Appraisal.

The Markets.

The MRN Portfolio Properties are located in downtown Cleveland, Ohio on or around East 4th Street, a pedestrian-only entertainment district in Cleveland’s central business district. The MRN Portfolio Properties are proximate to sporting venues such as Huntington Bank Field (0.8 miles away), Rocket Arena (0.2 miles away) and Progressive Field (0.4 miles away), home to the Cleveland Browns, Cleveland Cavaliers and Cleveland Guardians, respectively. The MRN Portfolio Properties are also in close proximity to Cleveland Public Square (0.3 miles away), the 10-acre central plaza of Cleveland, and various hotels including JACK Cleveland Casino (0.2 miles away).

According to the appraisal, the MRN Portfolio Properties are located in the Cleveland CBD retail submarket. As of the second quarter of 2025, the Cleveland CBD retail submarket had an inventory of approximately 1.5 million SF and an occupancy rate of 97.4%. The 2024 estimated population within a one-, three- and five-mile radius of the MRN Portfolio Properties was 16,672, 81,178 and 240,223, respectively, and the 2024 estimated median household income within the same radii was approximately $65,565, $45,796 and $42,855, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusion for the retail portion of the MRN Portfolio Properties:

Retail Market Rent Summary(1)
	Small Retail (< 3,500)	3,500 - 8,500 SF	Large Retail (8,500+ SF)
Gross Leasable Area	33,565	21,674	109,545
Market Rent (PSF per Year)	$35.00	$38.00	$22.50
Lease Term (Years)	5	5	10
Lease Type (Reimbursements)	NNN	NNN	NNN
Rent Increase Projection (per Year)	None	None	10% in Year 6
Tenant Improvements (New Tenant) (PSF)	$30.00	$40.00	$30.00
Tenant Improvements (Renewal) (PSF)	$0.00	$0.00	$0.00

(1)	Source: Appraisal, unless otherwise indicated.

A-3-88

Various - Various	Loan #10	Cut-off Date Balance:	$38,000,000
Various	MRN Portfolio	Cut-off Date LTV:	67.9%
Cleveland, OH Various		UW NCF DSCR:	1.39x
		UW NOI Debt Yield:	11.2%

The following table presents leasing data at comparable retail properties with respect to the MRN Portfolio Properties:

Comparable Retail Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (months)	Annual Base Rent PSF
410 Euclid Cleveland, OH	1899 / 2002-2006	25,000(2)	Corner Alley(2)	25,000(2)	Jan-13(2)	336(2)	$30.00(2)
Pinecrest Beachwood, OH	2018 / NAP	395,674	Restore Cold Pressed	1,500	May-18	84	$40.00
The Shoppes At Parma Parma, OH	1967 / 2017	748,473	Hometown Urgent Care	3,010	Dec-17	120	$25.00
The Town Center At Levis Commons Perrysburg, OH	2004 / NAP	310,122	Quoted	NAP	NAP	NAP	$12.13 - $49.44
Easton Gateway Columbus, OH	2014 / NAP	517,133	Torrid	4,222	Sep-22	84	$26.66
Bridge Park - Blocks A, B, C, and D Dublin, OH	2015 / 2022	197,108	Bristol Republic	6,534	Mar-25	120	$41.00
Stone Creek Towne Center Colerain Township, OH	2007 / NAP	142,970	Quoted	NAP	NAP	NAP	$30.00
The Summit at Fritz Farm Lexington, KY	2016 / NAP	326,867	Anthropologie	9,050	Sep-17	124.8	$30.13
Greene Town Center Beavercreek, OH	2006 / NAP	921,474	Quoted	NAP	NAP	NAP	$4.06 - $102.86
515 Euclid Avenue Cleveland, OH	2005 / NAP	8,242	Balance Asian Grill	2,843	Nov-18	120	$40.30
AmTrust Financial Cleveland, OH	1968 / 2013	18,050	KeyBank	5,706	Jan-24	12	$25.99
US Bank Center Cleveland, OH	1989 / NAP	7,644	Gochujang LLC	1,261	Jun-24	66	$24.20
AECOM Centre Cleveland, OH	1971 / NAP	17,703	JP Morgan Chase	5,981	May-24	60	$30.00
1111 Superior Building Cleveland, OH	1983 / NAP	2,300	Crispy Joyful	2,300	Oct-24	60	$10.00

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Information is based on the underwritten rent roll dated September 2, 2025.

The following table presents multifamily leasing data at comparable properties with respect to the MRN Portfolio Properties:

Competitive Rental Properties Summary(1)
Property Name	Year Built/Renovated	# Units	Occupancy	Unit Mix	In-Place Monthly Rent per Unit
Windsor Building and Buckeye Building	Various / 2021-2024	73(2)	89.0%(2)	1BR(2)	$1,259(2)
				2BR(2)	$1,726(2)
				3BR(2)	$2,240(2)
The Bradley Building	1910 / 2016	32	94.0%	1BR	$1,400
				2BR	$1,500 - $2,100
The Grant	1915 / 2004	73	82.0%	1BR	$1,114 - $1,590
				2BR	$1,350 - $2,200
The Garfield	1895 / 2017	123	95.0%	1BR	$1,200 - $1,660
				2BR	$1,875 - $2,500
				3BR	$3,100
Euclid Grand	1914 / 2020	240	95.0%	1BR	$1,284 - $2,817
				2BR	$1,970 - $3,599
				3BR	$2,483
The Beacon	2019	187	96.0%	1BR	$1,775 - $2,405
				2BR	$2,212 - $2,890

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Information is based on the underwritten rent roll dated September 12, 2025.

A-3-89

Various - Various	Loan #10	Cut-off Date Balance:	$38,000,000
Various	MRN Portfolio	Cut-off Date LTV:	67.9%
Cleveland, OH Various		UW NCF DSCR:	1.39x
		UW NOI Debt Yield:	11.2%

Appraisal. The appraisal concluded to an aggregate “as-is” value for the MRN Portfolio Properties of $55,950,000 as of August 7, 2025.

Environmental Matters. According to the Phase I environmental site assessments dated between August 21, 2025 and August 22, 2025, there was no evidence of any recognized environmental conditions at the MRN Portfolio Properties.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the MRN Portfolio Properties:

Cash Flow Analysis
	2023	2024	6/30/2025 TTM	UW	UW PSF
Gross Potential Rent(1)	$4,107,832	$3,919,283	$3,956,059	$4,314,615	$18.45
Reimbursements	$295,020	$309,963	$354,519	$363,140	$1.55
Multifamily Income(2)	$1,048,090	$1,090,562	$1,181,874	$1,392,456	$5.95
Parking Income	$602,331	$622,856	$649,736	$649,736	$2.78
(Vacancy)	$0	$0	$0	($299,015)	($1.28)
Effective Gross Income	$6,053,273	$5,942,663	$6,142,189	$6,420,931	$27.45

Real Estate Taxes	$1,035,882	$933,869	$963,927	$963,927	$4.12
Insurance	$165,777	$183,401	$187,127	$131,507	$0.56
Other Operating Expenses	$882,631	$880,006	$887,645	$1,080,273	$4.62
Total Operating Expenses	$2,084,291	$1,997,275	$2,038,700	$2,175,707	$9.30

Net Operating Income	$3,968,982	$3,945,387	$4,103,490	$4,245,224	$18.15
Replacement Reserves	$0	$0	$0	$71,579	$0.31
TI/LC	$0	$0	$0	$169,144	$0.72
Net Cash Flow	$3,968,982	$3,945,387	$4,103,490	$4,004,501	$17.12

Occupancy (%)(3)	95.1%	95.3%	96.6%	95.0%
NOI DSCR	1.37x	1.37x	1.42x	1.47x
NCF DSCR	1.37x	1.37x	1.42x	1.39x
NOI Debt Yield	10.4%	10.4%	10.8%	11.2%
NCF Debt Yield	10.4%	10.4%	10.8%	10.5%

(1)	UW Gross Potential Rent includes rent steps taken through September 2026.
(2)	Multifamily Income includes rental income, utility reimbursements, pet and late fees.
(3)	UW Occupancy % represents underwritten economic occupancy. Historical occupancy figures represent the average occupancy during each respective year.

Escrows and Reserves.

Real Estate Taxes – The MRN Portfolio Mortgage Loan documents require an upfront reserve of approximately $403,878 and an ongoing monthly deposit in an amount equal to 1/12th of the estimated annual property taxes, initially estimated at $80,776 monthly.

Insurance Premiums – The MRN Portfolio Mortgage Loan documents require an upfront reserve of approximately $32,877 and an ongoing monthly deposit in an amount equal to 1/12th of the estimated annual insurance premium, initially estimated at $10,959 monthly, however, ongoing insurance payments are suspended so long as a blanket policy is in place.

Deferred Maintenance – The MRN Portfolio Mortgage Loan documents require an upfront reserve of approximately $46,805 for deferred maintenance.

Replacements Reserve – The MRN Portfolio Mortgage Loan documents require an ongoing monthly deposit in an amount equal to approximately $5,965 for replacement reserves.

TI/LC Reserve – The MRN Portfolio Mortgage Loan documents require an upfront reserve of $500,000 and an ongoing monthly deposit in an amount equal to approximately $14,095 for future tenant improvements and leasing commissions required, subject to a cap of $750,000.

Lockbox and Cash Management. The MRN Portfolio Mortgage Loan is structured with a hard lockbox with respect to non-residential tenants and a soft lockbox with respect to residential tenants and springing cash management. The borrower is required to cause all rents to be transmitted directly by the non-residential tenants at the MRN Portfolio Properties into a lender-controlled lockbox account. In addition, the borrower is required to cause all rents received by the borrower or the property manager, as applicable, to be deposited into such lockbox account within one business day of receipt. All amounts in the lockbox account are remitted on a daily basis to the borrower at any time other than during the continuance of a Cash Management Period (as defined below). During the continuance of a Cash Management Period, all amounts are required to be remitted to a lender-controlled cash management account on a daily basis to be applied and disbursed in accordance with the MRN Portfolio Mortgage Loan documents. During the continuance of a Cash Management Period, all available cash remaining after the required applications and disbursements will be held in a lender-controlled subaccount, provided, during a Cash Management Period continuing solely as a result of a Lease Sweep Period (as defined below), all available cash will be held in a special rollover reserve subaccount.

A-3-90

Various - Various	Loan #10	Cut-off Date Balance:	$38,000,000
Various	MRN Portfolio	Cut-off Date LTV:	67.9%
Cleveland, OH Various		UW NCF DSCR:	1.39x
		UW NOI Debt Yield:	11.2%

A “Cash Management Period” will commence upon the earlier of the following:

(i)	the stated maturity date;
(ii)	an event of default;
(iii)	the debt service coverage ratio falling below 1.25x as of the end of any calendar quarter; or
(iv)	the commencement of a Lease Sweep Period.

A Cash Management Period will end upon the occurrence of the following:

●	with respect to a matter described in clause (i) above, the MRN Portfolio Mortgage Loan and all other obligations under the MRN Portfolio Mortgage Loan documents have been repaid in full or the stated maturity date has not occurred;
●	with respect to a matter described in clause (ii) above, the cure (if applicable) of such event of default and no other event of default has occurred and is continuing;
●	with respect to a matter described in clause (iii) above, upon the debt service coverage ratio being at least 1.25x for two consecutive quarters; or
●	with respect to a matter described in clause (iv) above, the Lease Sweep Period has ended.

A "Lease Sweep Period" will commence upon the occurrence of any of the following:

(i) the earlier of the date that is 12 months prior to the end of the term of any Lease Sweep Lease (as defined below) (including any renewal terms) or the date a tenant under a Lease Sweep Lease actually gives notice of its intention not to renew or extend;

(ii) the date required under a Lease Sweep Lease by which the applicable tenant under the Lease Sweep Lease is required to give notice of its exercise of a renewal option (and such renewal has not been exercised) thereunder or the date that any tenant under a Lease Sweep Lease gives written notice of its intention not to renew or extend its lease;

(iii) the date any Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or any tenant under a Lease Sweep Lease gives written notice of its intention to terminate, surrender or cancel its Lease Sweep Lease (or any material portion thereof);

(iv) the date any tenant under a Lease Sweep Lease vacates or discontinues its business in a portion of its premises greater than or equal to 25% of the space (i.e., "goes dark") or gives written notice that it intends to do the same or subleases 25% or more of its premises;

(v) the occurrence and continuance (beyond any applicable notice and cure periods) of a default under any Lease Sweep Lease by the applicable tenant thereunder; or

(vi) the occurrence of an insolvency proceeding by a tenant under a Lease Sweep Lease.

A Lease Sweep Period will end upon the occurrence of any of the following events:

● with respect to a matter described in clauses (i), (ii), (iii) or (iv) above, upon the earlier to occur of the date on which (A) the subject tenant irrevocably exercises any renewal or extension option (or otherwise enters into an extension agreement with the borrower that is acceptable to the lender) with respect to all of the space demised under its Lease Sweep Lease, and in the lender’s reasonable judgment, sufficient funds have been accumulated in the special rollover reserve subaccount (during the continuance of the subject Lease Sweep Period) to pay for all anticipated approved leasing expenses for such Lease Sweep Lease and any other anticipated expenses in connection with such renewal or extension, or (B) all of the space demised under the subject Lease Sweep Lease that gave rise to the subject Lease Sweep Period has been fully leased pursuant to a replacement lease or replacement leases approved by the lender, and all approved leasing expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full;

● with respect to a matter described in clause (v) above, if the subject tenant default has been cured and no other tenant default has occurred for a period of six consecutive months following such cure; or

● with respect to a matter described in clause (vi) above, if the applicable insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender.

A “Lease Sweep Lease” means the Cleveland Visitors Center lease, the Pickwick and Frolic lease, the Corner Alley lease and any other commercial lease that covers 15,000 or more square feet of the improvements at the MRN Portfolio Properties.

Letter of Credit. None.

Partial Release. None.

Terrorism Insurance. The borrower is required to obtain and maintain property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the MRN Portfolio Properties and business interruption insurance for at least 18 months with a six-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-91

Mortgage Loan No. 11 – Washington Square

Mortgage Loan Information				Property Information
Mortgage Loan Sellers:	JPMCB/GSMC			Single Asset/Portfolio:	Single Asset
				Location:	Portland, OR 97223
Original Balance(1):	$30,833,333			General Property Type:	Retail
Cut-off Date Balance(1):	$30,833,333			Detailed Property Type:	Super Regional Mall
% of Initial Pool Balance:	4.5%			Title Vesting:	Fee
Loan Purpose:	Recapitalization			Year Built/Renovated:	1974, 2005/1995, 2008, 2018-2019
Borrower Sponsor:	The Macerich Partnership, L.P.			Size(5):	994,568 SF
Guarantor:	The Macerich Partnership, L.P.			Cut-off Date Balance Per SF(1):	$342
Mortgage Rate:	5.5770%			Maturity Date Balance Per SF(1):	$342
Note Date:	3/27/2025			Property Manager:	Macerich Property Management
Maturity Date:	4/6/2035				Company, LLC
Term to Maturity:	120 months				(borrower-related)
Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$40,992,362
Seasoning:	6 months			UW NCF:	$39,798,880
Prepayment Provisions(2):	L(30),DorYM1(83),O(7)			UW NOI Debt Yield(1):	12.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF Debt Yield(1):	11.7%
Additional Debt Type(1):	Pari Passu			UW NOI Debt Yield at Maturity(1):	12.1%
Additional Debt Balance(1):	$309,166,667			UW NCF DSCR(1):	2.07x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI:	$40,052,391 (12/31/2024)
				2nd Most Recent NOI:	$37,934,316 (12/31/2023)
Reserves				3rd Most Recent NOI:	$40,807,876 (12/31/2022)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	85.6% (3/27/2025)
RE Taxes:	$0	Springing	NAP	2nd Most Recent Occupancy:	97.8% (12/31/2024)
Insurance:	$0	Springing	NAP	3rd Most Recent Occupancy:	98.1% (12/31/2023)
Replacement Reserves:	$0	Springing	(3)	Appraised Value (as of)(6):	$655,000,000 (3/1/2025)
TI/LC Reserves:	$0	Springing	(4)	Appraised Value Per SF(6):	$659
Gap Rent Reserve:	$155,348	$0	NAP	Cut-off Date LTV Ratio(1)(6):	51.9%
Outstanding TI/LC Reserve:	$2,752,705	$0	NAP	Maturity Date LTV Ratio(1)(6):	51.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$340,000,000	100.0%	Return of Equity:	$336,001,852	98.8%
			Upfront Reserves:	$2,908,053	0.9%
			Closing Costs:	$1,090,095	0.3%
Total Sources:	$340,000,000	100.0%	Total Uses:	$340,000,000	100.0%

(1)	The Washington Square Mortgage Loan (as defined below) is part of the Washington Square Whole Loan (as defined below), evidenced by 28 pari passu promissory notes with an aggregate original principal amount of $340,000,000. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Washington Square Whole Loan.
(2)	The lockout period will be at least 30 payment dates beginning with and including the first payment date on May 6, 2025. Defeasance of the Washington Square Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note comprising a part of the Washington Square Whole Loan to be securitized (the “Lockout Release Date”) and (ii) May 6, 2028. In addition, on any business day from and after the Lockout Release Date, voluntary prepayment of the Washington Square Whole Loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs in October 2034, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Washington Square Whole Loan being prepaid and (y) a yield maintenance premium. The assumed lockout period of 30 payments is based on the expected WFCM 2025-C65 securitization closing date in October 2025.
(3)	During the continuance of a trigger period, the borrowers are required to escrow an amount equal to the gross leasable area of the Washington Square Property (as defined below) (excluding non-collateral square footage, excluded replacement reserve premises, which are the premises leased by Nordstrom and Dick’s Sporting Goods (“Dick’s”) pursuant to the Dick’s House of Sport lease, and any other tenant that is required to pay for all repairs and maintenance costs for its entire leased premises, roof and structural components) multiplied by $0.25 and divided by 12 on a monthly basis for ongoing replacement reserves. The replacement reserve ongoing deposits are capped at an amount equal to 24 times the required deposit.
(4)	During the continuance of a trigger period, the borrowers are required to escrow an amount equal to the gross leasable area of the Washington Square Property (excluding non-collateral square footage and excluded rollover premises, which are the premises leased by Nordstrom and Dick’s pursuant to the Dick’s House of Sport lease) multiplied by $1.00 and divided by 12 on a monthly basis for ongoing rollover reserves. The rollover reserve ongoing deposits are capped at an amount equal to 24 times the required deposit.
(5)	The Washington Square Property is part of a larger retail development consisting of a total of 1,243,621 SF. Macy’s operates 242,505 SF at the larger retail development and Wells Fargo operates 6,548 SF at the larger retail development which are not part of the collateral.
(6)	The appraisal is based on the assumption that Dick’s, which currently leases 90,000 SF on a month-to-month basis, will execute a ground lease for a Dick’s House of Sport on a pad site on which a vacant Sears store is currently located on terms set forth in a draft lease agreement provided in connection with the appraisal, and will vacate its current space. The Washington Square Whole Loan was underwritten based on the current rent payable by Dick’s. As of May 20, 2025, Dick’s executed the ground lease related to the vacant Sears pad site. However, there can be no assurance either that the new Dick’s House of Sport location will be constructed and open for business or that Dick’s will continue to lease its current space while the new store is constructed, or of what the value of the Washington Square Property would be absent such assumptions.

The Mortgage Loan. The eleventh largest mortgage loan (the “Washington Square Mortgage Loan”) is part of a whole loan (the “Washington Square Whole Loan”) evidenced by 28 pari passu promissory notes in the aggregate original principal amount of $340,000,000. The Washington Square Whole Loan is secured by the borrowers’ fee interests in a super-regional mall totaling 994,568 SF located in Portland, Oregon (the “Washington Square Property”). The Washington Square Whole Loan was co-originated on March 27, 2025 by German American Capital Corporation (“GACC”), Goldman Sachs Bank USA (“GSBI”), Bank of Montreal (“BMO”), JPMorgan Chase Bank, National Association (“JPMCB”), and Morgan Stanley Bank, N.A. (“MSBNA”). The Washington Square Mortgage Loan is evidenced by the non-controlling Notes A-3-1B and A-3-2, contributed by JPMCB, and non-controlling Notes A-2-2-1-B and A-2-4-2, contributed by Goldman Sachs Mortgage Company. The Washington Square Whole Loan is expected to be

A-3-92

Retail – Super Regional Mall	Loan #11	Cut-off Date Balance:	$30,833,333
9585 Southwest Washington Square Road	Washington Square	Cut-off Date LTV:	51.9%
Portland, OR 97223		UW NCF DSCR:	2.07x
		UW NOI Debt Yield:	12.1%

serviced pursuant to the pooling and servicing agreement for the BMO 2025-C12 trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

The table below summarizes the promissory notes that comprise the Washington Square Whole Loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$29,100,000	$29,100,000	BMO 2025-C12	Yes
A-1-2	$10,900,000	$10,900,000	BBCMS 2025-C35	No
A-1-3	$15,000,000	$15,000,000	BBCMS 2025-C35	No
A-1-4	$15,000,000	$15,000,000	BBCMS 2025-C35	No
A-1-5	$15,000,000	$15,000,000	Benchmark 2025-B41	No
A-1-6	$10,000,000	$10,000,000	Benchmark 2025-B41	No
A-1-7	$10,000,000	$10,000,000	Benchmark 2025-B41	No
A-1-8	$8,333,334	$8,333,334	Benchmark 2025-B41	No
A-2-1	$17,000,000	$17,000,000	BMO 2025-C12	No
A-2-2-1-A	$11,450,000	$11,450,000	Benchmark 2025-B41	No
A-2-2-1-B	$5,100,000	$5,100,000	WFCM 2025-C65	No
A-2-2-2	$450,000	$450,000	BMO 2025-C12	No
A-2-3	$17,000,000	$17,000,000	BBCMS 2025-C35	No
A-2-4-1	$12,100,000	$12,100,000	BBCMS 2025-C35	No
A-2-4-2	$4,900,000	$4,900,000	WFCM 2025-C65	No
A-3-1A	$24,500,000	$24,500,000	BANK 2025-BNK50	No
A-3-1B	$15,500,000	$15,500,000	WFCM 2025-C65	No
A-3-2	$5,333,333	$5,333,333	WFCM 2025-C65	No
A-4-1	$17,450,000	$17,450,000	BMO 2025-C12	No
A-4-2	$12,000,000	$12,000,000	BMO 2025-C13	No
A-4-3(1)	$3,550,000	$3,550,000	BMO	No
A-4-4	$9,000,000	$9,000,000	BMO 2025-C13	No
A-4-5	$9,000,000	$9,000,000	BMO 2025-C13	No
A-4-6	$6,000,000	$6,000,000	BMO 2025-C13	No
A-4-7(1)	$6,000,000	$6,000,000	BMO	No
A-4-8	$5,000,000	$5,000,000	BMO 2025-C13	No
A-5-1-1	$24,500,000	$24,500,000	BANK 2025-BNK50	No
A-5-1-2	$20,833,333	$20,833,333	MSBAM 2025-C35	No
Whole Loan	$340,000,000	$340,000,000

(1)	Expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

The Borrowers and the Borrower Sponsor. The borrowers for the Washington Square Whole Loan are, collectively, PPR Washington Square LLC and MS Washington Square LLC, each a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Washington Square Whole Loan. MS Washington Square LLC owns the portion of the Washington Square Property on which a vacant Sears store is located, and PPR Washington Square LLC owns the remainder of the Washington Square Property.

The borrower sponsor is The Macerich Partnership, L.P. (“Macerich”). Macerich is a fully integrated, self-managed and self-administrated real estate investment trust. As an owner, operator and developer of retail real estate in densely populated U.S. markets, Macerich’s portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the metropolitan New York to Washington, D.C corridor. Macerich currently owns 43 million SF of real estate consisting primarily of interests in 40 assets.

Since 2016, approximately $29.3 million has been invested into the Washington Square Property, with $19.8 million focused on leasing improvements. Further, the borrower sponsor is planning additional leasing-driven investments including a $33 million center court renovation and approximately $21 million for the new Dick’s House of Sport location. Such investments are not required or reserved for under the Washington Square Whole Loan documents.

A-3-93

Retail – Super Regional Mall	Loan #11	Cut-off Date Balance:	$30,833,333
9585 Southwest Washington Square Road	Washington Square	Cut-off Date LTV:	51.9%
Portland, OR 97223		UW NCF DSCR:	2.07x
		UW NOI Debt Yield:	12.1%

The Property. The Washington Square Property is a super-regional mall located in the western suburbs of Portland, Oregon. The Washington Square Property is located at the intersection of Highway 217 and Highway 210 in the Beaverton and Tigard neighborhoods. The Washington Square Property generates approximately 9.2 million annual visits and serves a trade area of approximately 1.4 million people and approximately 557,000 households. The Washington Square Property features a customer base with an average household income of approximately $143,000, which is 32.0% greater than the U.S. average. Additionally, the Washington Square Property is located less than 20 miles from the Washington State border, offering a nearby, sales-tax free, shopping destination for Washington State residents. According to the appraisal, the Washington Square Property features 6,488 surface and garage parking spaces, resulting in a parking ratio of 5.24 parking spots per 1,000 SF.

As of March 27, 2025, the Washington Square Property was 85.6% leased to 128 unique tenants (excluding non-collateral stores). The majority of the vacant space is attributable to the 120,000 SF dark former Sears box, which has been identified for development as a Dick’s House of Sport concept store. Dick’s has entered into a ground lease and is currently building out the Dick’s House of Sport store. The Washington Square Property has average total occupancy of 96.3% over the past 10 years, and has historically had limited available space for new tenants or tenants looking to expand. The Washington Square Property is anchored by Nordstrom, Macy’s (non-collateral), Dick’s (currently on a month-to-month lease in its original space), and JCPenney, which collectively generated estimated sales of approximately $137.2 million as of 2024 (approximately $90.2 million excluding Macy’s). In-line stores smaller than 10,000 SF generated sales of approximately $332.6 million in 2024, resulting in a sales volume of approximately $1,275 PSF ($881 PSF excluding Apple) and an occupancy cost of 10.9% (14.3% excluding Apple). Sales PSF excluding Apple, tenants greater than 10,000 SF, stores open less than 12 months, arcades and non-retail stores have increased by 19.4% since 2019. The Washington Square Property is home to several restaurants including Din Tai Fung (9,000 SF / $1,737 Sales per SF) and The Cheesecake Factory (10,178 SF / $1,217 Sales pe SF), which collectively generated approximately $28.0 million of sales in 2024.

Major Tenants.

JCPenney (210,585 SF; 21.2% of NRA; 0.9% of UW base rent): JCPenney (Fitch/Moody’s/S&P: NR/NR/NR) was founded in 1902 and is one of the nation’s largest retailers of apparel, home goods, jewelry, and beauty merchandise. JCPenney employs more than 50,000 associates worldwide and operates over 650 stores across the United States and Puerto Rico. With $10.2 million of sales in 2024, JCPenney at the Washington Square Property exceeds its national average sales per store of $10.0 million. Lender underwriting includes JCPenney’s recently executed five-year lease extension, which nearly doubled the tenant’s prior rents. JCPenney’s lease includes a 1.5% percentage rent rate at a breakpoint of $32,929,515 as of the Cut-off Date.

Nordstrom (180,000 SF; 18.1% of NRA; 1.2% of UW base rent): Nordstrom (Fitch/Moody’s/S&P: BB+/Ba2/BB) was founded in 1901 as a retail shoe business in Seattle, Washington. Nordstrom is a fashion retailer offering clothing, shoes and accessories for men, women and kids. Nordstrom has more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations. Nordstrom is the highest performing anchor tenant at the Washington Square Property, generating sales of $61.5 million in 2024. Additionally, Nordstrom has a significant online presence and has unofficially reported that its Washington Square Property location generates approximately $98.0 million including on-line fulfillments in 2023. Nordstrom recently completed a $15.0 million renovation which included modern cosmetic upgrades, new flooring, café renovation, and department reconfiguration across both levels. Nordstrom’s lease includes a 0.5% percentage rent rate at a breakpoint of $100,000,000 but not in excess of $200,000,000. Nordstrom pays 0.25% percentage rent for sales in excess of $200,000,000. Nordstrom owns its box at the Washington Square Property.

Dick’s (90,000 SF; 9.0% of NRA; 7.0% of UW base rent): (Fitch/Moody's/S&P: NR/Baa2/BBB) Dick’s was founded in 1948 as a bait-and-tackle shop in Binghamton, New York, and has since grown to become an omnichannel sporting goods retailer, with a primary focus on sports equipment, apparel, footwear and accessories. Headquartered in Coraopolis, Pennsylvania, Dick’s offers a wide range of products through its main and specialty concept stores, including Dick’s, Public Lands, Moosejaw and Going Going Gone! Having generated $18.6 million of sales in 2023, the Dick’s at the Washington Square Property exceeds its national average sales per store of $13.9 million. A lease with Dick’s dated May 20, 2025 was entered into after origination, for which the leased premises comprise a to-be-constructed two story Dick’s House of Sport store expected to contain approximately 141,980 SF of leasable floor area, and an outdoor athletic field consisting of approximately 20,000 SF of land, to be located on a former Sears pad site. Dick’s was underwritten based on the current month-to-month lease. There can be no assurances that such month-to-month lease will continue in effect until the new store is open, and as to whether or when the new store will open.

.

A-3-94

Retail – Super Regional Mall	Loan #11	Cut-off Date Balance:	$30,833,333
9585 Southwest Washington Square Road	Washington Square	Cut-off Date LTV:	51.9%
Portland, OR 97223		UW NCF DSCR:	2.07x
		UW NOI Debt Yield:	12.1%

The following table presents a summary regarding the major tenants at the Washington Square Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(2)	Tenant SF	Approx.% of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Renewal Options
Anchor Tenants
JCPenney	NR/NR/NR	210,585	21.2%	$300,000	0.9%	$1.42	8/31/2030	7 x 5 year
Nordstrom	BB+/Ba2/BB	180,000	18.1%	$399,600	1.2%	$2.22	2/28/2035	3 x 10 year
Dick’s	NR/Baa2/BBB	90,000	9.0%	$2,368,800	7.0%	$26.32	MTM(3)	3 x 5 year
Anchor Tenants Subtotal/Wtd. Avg.		480,585	48.3%	$3,068,400	9.1%	$6.38

Major Tenants
Pottery Barn	NR/NR/NR	21,246	2.1%	$659,900	2.0%	$31.06	1/31/2026	None
H&M	NR/NR/BBB	19,481	2.0%	$783,659	2.3%	$40.23	1/31/2027	1 x 5 year
Victoria’s Secret	NR/B1/BB-	10,187	1.0%	$730,815	2.2%	$71.74	3/31/2030	None
The Cheesecake Factory	NR/NR/NR	10,178	1.0%	$508,900	1.5%	$50.00	1/31/2031	1 x 5 year
Apple Store	NR/Aaa/AA+	9,500	1.0%	$1,102,665	3.3%	$116.07	1/31/2028	1 x 5 year
Janelle James	NR/NR/NR	9,321	0.9%	$0(4)	0.0%(4)	$0.00(4)	Various(5)	None
Din Tai Fung	NR/NR/NR	9,000	0.9%	$561,690	1.7%	$62.41	2/28/2029	2 x 5 year
American Eagle Outfitters	NR/NR/NR	8,930	0.9%	$763,058	2.3%	$85.45	1/31/2026	None
Aritzia	NR/NR/NR	7,880	0.8%	$471,382	1.4%	$59.82	1/31/2033	None
Hollister Co.	NR/NR/NR	7,626	0.8%	$346,932	1.0%	$45.49	1/31/2026	None
Major Tenants Subtotal/Wtd. Avg.		113,349	11.4%	$5,929,001	17.6%	$52.31

Other Tenants		257,752	25.9%	$24,673,120	73.3%	$95.72
Occupied Subtotal/Wtd. Avg.		851,686	85.6%	$33,670,522	100.0%	$39.53

Vacant Space		142,882	14.4%
Total/Wtd. Avg.		994,568	100.0%

(1)	Information is based on the underwritten rent roll dated March 27, 2025.
(2)	Certain ratings are those of the parent entity, whether or not the parent entity guarantees the lease.
(3)	See “Major Tenants – Dick’s” regarding the new ground lease for the Dick’s House of Sport store. The Washington Square Whole Loan was underwritten based on the current month-to-month lease.
(4)	Janelle James does not have underwritten rent as the store is a categorized as under a Specialty Lease Agreement and is being underwritten separately.
(5)	Janelle James has 7,209 SF expiring on September 30, 2025 and 2,112 SF on a MTM schedule.

The following tables present certain information relating to the sales history of certain tenants of the Washington Square Property:

Tenant Sales (1)(2)
	2019	2022	2023	2024
Gross Mall Sales:	$462,146,922	$496,051,790	$517,149,498	$504,269,175(3)
Sales (Inline < 10,000 SF):	$280,020,294	$326,125,793	$349,359,669	$332,638,894
Sales (Inline < 10,000 SF, Excluding Apple):	$151,941,257	$208,286,233	$233,660,240	$246,745,839
SLA:	$100,017	$2,572,391	$3,497,853	$5,358,023
Inline > 10,000 SF:	$30,160,772	$30,869,484	$30,412,079	$29,045,488
Anchor Tenants(4):	$151,865,839	$136,484,122	$133,879,898	$137,226,771

(1)	Includes the borrower sponsor’s provided estimates for non-reporting anchor tenants and/or non-collateral tenants.
(2)	2020 and 2021 sales are excluded due to the adverse impact of the COVID-19 pandemic on the Washington Square Property.
(3)	Tesla closed in January 2024.
(4)	Includes sales from Macy’s, which is not part of the collateral for the Washington Square Whole Loan.

A-3-95

Retail – Super Regional Mall	Loan #11	Cut-off Date Balance:	$30,833,333
9585 Southwest Washington Square Road	Washington Square	Cut-off Date LTV:	51.9%
Portland, OR 97223		UW NCF DSCR:	2.07x
		UW NOI Debt Yield:	12.1%
Tenant Sales (1)(2)
	SF	2019	2022	2023	2024	Occupancy Cost
Anchor Tenants
JCPenney	210,585	$16,600,412	$11,614,465	$10,820,321	$10,200,519	4.9%
Nordstrom	180,000	$66,393,324	$59,200,709	$57,489,636	$61,456,311	1.0%
Dick’s	90,000	$13,372,103	$18,668,948	$18,569,941	NAV(3)	16.3%(4)
Major Tenants
Pottery Barn	21,246	$6,144,052	$7,763,323	$6,153,922	$5,292,034	14.3%
H&M	19,481	$6,995,065	$6,966,381	$6,545,905	$5,392,411	14.6%
Victoria’s Secret	10,187	$5,756,509	$5,984,613	$5,610,653	$5,969,587	18.4%
The Cheesecake Factory	10,178	$11,265,146	$10,155,168	$12,101,598	$12,391,456	7.1%
Apple Store	9,500	$128,079,037	$117,839,560	$115,699,429	$85,893,054	1.5%
Janelle James(5)	9,321	NAV	NAV	NAV	NAV	NAV
Din Tai Fung	9,000	$11,404,828	$15,612,822	$16,886,801	$15,632,089	6.1%
American Eagle Outfitters	8,930	$6,747,987	$5,831,614	$6,190,226	$7,390,233	16.4%
Aritzia	7,880	$3,673,131	$5,940,033	$10,996,292	$11,055,371	7.9%
Hollister Co.	7,626	$2,418,389	$2,829,824	$3,443,065	$4,621,544	19.0%

(1)	All sales information presented herein with respect to the Washington Square Property is based upon information provided by the borrower sponsor. In certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have reported sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrower sponsor.
(2)	2020 and 2021 sales are excluded due to the adverse impact of the COVID-19 pandemic on the Washington Square Property .
(3)	Dick’s sales are excluded due to the disruptions due to the change to Dick’s House of Sport.
(4)	Occupancy Cost is calculated from 2023 sales.
(5)	Sales for the Janelle James store are not included as the tenant took occupancy in 2024.

The following table presents certain information relating to the lease rollover schedule at the Washington Square Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling	Annual UW Rent PSF Rolling
MTM/2025	31	148,984	15.0%	15.0%	$5,603,773	16.6%	16.6%	$37.61
2026	32	87,253	8.8%	23.8%	$8,656,859	25.7%	42.4%	$99.22
2027	12	40,444	4.1%	27.8%	$2,810,101	8.3%	50.7%	$69.48
2028	8	26,642	2.7%	30.5%	$2,948,866	8.8%	59.5%	$110.68
2029	10	26,100	2.6%	33.1%	$2,363,731	7.0%	66.5%	$90.56
2030	14	258,142	26.0%	59.1%	$4,588,618	13.6%	80.1%	$17.78
2031	5	24,784	2.5%	61.6%	$1,715,384	5.1%	85.2%	$69.21
2032	1	1,064	0.1%	61.7%	$154,642	0.5%	85.7%	$145.34
2033	6	27,153	2.7%	64.4%	$1,658,856	4.9%	90.6%	$61.09
2034	4	13,606	1.4%	65.8%	$1,051,739	3.1%	93.7%	$77.30
2035	8	197,514	19.9%	85.6%	$2,117,953	6.3%	100.0%	$10.72
2036 & Thereafter	0	0	0.0%	85.6%	$0	0.0%	100.0%	$0.00
Vacant	0	142,882	14.4%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.(3)	131	994,568	100.0%		$33,670,522	100.0%		$39.53

(1)	Information is based on the underwritten rent roll as of March 27, 2025.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.
(3)	Total/Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. According to the appraisal, the Washington Square Property is located in the Portland Retail market and the Beaverton/I-5/217 Corridor submarket. The Washington Square Property benefits from its position at the intersection of Highway 217 and Highway 210 in the Beaverton and Tigard neighborhoods. The Portland Retail market has one of the nation’s lowest rates of retail space per capita and is sales-tax free, allowing the Washington Square Property to attract 9.2 million visitors annually. Key competitors offer strong regional appeal, but do not match Washington Square’s scale at 1.2 million SF (including non-collateral stores).

According to the appraisal, the Beaverton/I-5/217 Corridor consists of approximately 7.7 million SF and is the largest of the five submarkets within the approximately 24.8 million SF market. As of the third quarter of 2024, the 5.1% vacancy rate in the submarket is lower than the 5.8% vacancy rate for the region. Additionally, the Beaverton/I-5/217 Corridor submarket asking rent of $24.68 PSF is the highest of all the submarkets in the market, which averages $22.83. Asking rent in the submarket and market have grown each year since 2021. The appraisal forecasts submarket rents to grow to $25.70 PSF by 2028.

A-3-96

Retail – Super Regional Mall	Loan #11	Cut-off Date Balance:	$30,833,333
9585 Southwest Washington Square Road	Washington Square	Cut-off Date LTV:	51.9%
Portland, OR 97223		UW NCF DSCR:	2.07x
		UW NOI Debt Yield:	12.1%

According to the appraisal, the estimated 2023 population within a five-, seven- and 10-mile radius of the Washington Square Property was 324,164, 541,622 and 1,029,104, respectively. Additionally, for the same period, the average household income within the same radii was $127,920, $130,676 and $126,337, respectively.

The following table presents information relating to the appraisal’s market rent conclusion for the Washington Square Property:

Market Rent Summary
	Market Rent (PSF)	Attained Rent (PSF)	Rent Increase Projection	Tenant Improvement(1)
Washington Square	$69.91	$68.92	3.0% per year	$40.00

Source: Appraisal
(1)	Applies to in-line space.

The following table presents certain information relating to comparable retail centers with respect to the Washington Square Property:

Comparable Retail Lease Summary(1)
Subject/Location	Year Built/ Renovated	Size (SF)	Tenant Name	Sales PSF	Distance to Subject	Occupancy
Washington Square (subject)(1) Portland, OR	1974, 2005 / 1995, 2008, 2018-2019	994,568(2)	Dick’s, JCPenney, Macy’s, Nordstrom	$1,200 - $1,300(3)	NAP	85.6%(2)
Bridgeport Village Tigard, OR	2004 / 2022	485,584	Crate & Barrel, Regal Cinemas, Saks Off Fifth Avenue, Barnes & Noble	$900 - $1,100(3)	5.7 miles	96.8%
Nyberg Woods Tualatin, OR	2006 / NAP	367,967	Best Buy, Old Navy, BootBarn, PetSmart	NAV	6.2 miles	95.1%
Nyberg Rivers Tualatin, OR	2014 / 2015	567,479	Cabela’s, New Seasons Market, LA Fitness, HomeGoods, Michaels	NAV	6.1 miles	96.9%
Pioneer Place Portland, OR	1990 / 2000, 2012, 2018	356,223	Zara, Regal Cinemas, H&M, Apple Flagship, Punch Bowl Social	$450 - $500(4)	8.7 miles	63.2%
Clackamas Town Center Happy Valley, OR	1980 / 1994, 2012	1,415,000	Dick’s, Macy’s, JCPenney, REI	$550 - $650	14.1 miles	84.8%

Source: Appraisal, unless otherwise noted.

(1)	Information obtained from the underwritten rent roll other than year built/renovated.
(2)	Size (SF) and Occupancy exclude the non-collateral space.
(3)	Sales PSF includes Apple.
(4)	Sales PSF excludes luxury. Sales PSF including luxury are over $2,500.

Appraisal. The appraisal is based on the assumption that Dick’s, which currently leases 90,000 SF on a month-to-month basis, will execute a ground lease for a Dick’s House of Sport on a pad site on which a vacant Sears store is currently located on terms set forth in a draft lease agreement provided in connection with the appraisal, and will vacate its current space. The Washington Square Whole Loan was underwritten based on the current rent payable by Dick’s. A ground lease with Dick’s dated May 20, 2025 was entered into after origination, for which the leased premises include a to-be-constructed two story Dick’s House of Sport store expected to contain approximately 141,980 SF of leasable floor area, and an outdoor athletic field consisting of approximately 20,000 SF of land, to be located on the former Sears pad site. However, there can be no assurance either that the new Dick’s House of Sport location will be constructed and open for business or that Dick’s will continue to lease its current space while the new store is constructed, or of what the value of the Washington Square Property would be absent such assumption.

Environmental Matters. According to the Phase I environmental site assessment dated January 10, 2025, the Washington Square Property had a recognized environmental condition relating to the operation of a dry cleaner at the northeast adjacent property from approximately 1991 to at least May 2024. See “Description of the Mortgage Pool—Environmental Considerations” in the prospectus.

A-3-97

Retail – Super Regional Mall	Loan #11	Cut-off Date Balance:	$30,833,333
9585 Southwest Washington Square Road	Washington Square	Cut-off Date LTV:	51.9%
Portland, OR 97223		UW NCF DSCR:	2.07x
		UW NOI Debt Yield:	12.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Washington Square Property:

Cash Flow Analysis
	2021	2022	2023	2024	UW	UW PSF(5)
Gross Potential Rent(1)	$26,319,105	$27,605,675	$29,612,737	$31,678,533	$38,075,277	$38.28
Reimbursements	9,362,302	10,174,065	10,878,330	11,694,598	12,481,747	$12.55
Other Income(2)	7,544,280	12,195,473	7,639,570	6,938,175	5,246,301	$5.27
Less Vacancy & Credit Loss	331,602	2,017	(194,460)	74,039	(3,509,611)	($3.53)
Effective Gross Income	$43,557,289	$49,977,230	$47,936,177	$50,385,345	$52,293,715	$52.58

Real Estate Taxes	2,413,579	$2,491,047	2,572,031	2,602,680	3,074,235	$3.09
Insurance	528,609	$583,308	668,975	817,604	764,945	$0.77
Other Expenses	5,698,890	$6,094,999	6,760,855	6,912,670	7,462,173	$7.50
Total Expenses	$8,641,078	$9,169,354	$10,001,861	$10,332,954	$11,301,353	$11.36

Net Operating Income	$34,916,211	$40,807,876	$37,934,316	$40,052,391	$40,992,362	$41.22
Capital Expenditures	0	0	0	0	198,914	$0.20
TI/LC	0	0	0	0	994,568	$1.00
Net Cash Flow	$34,916,211	$40,807,876	$37,934,316	$40,052,391	$39,798,880	$40.02

Occupancy %	93.8%	96.5%	98.1%	97.8%	85.6%(3)
NOI DSCR(4)	1.82x	2.12x	1.97x	2.08x	2.13x
NCF DSCR(4)	1.82x	2.12x	1.97x	2.08x	2.07x
NOI Debt Yield(4)	10.3%	12.0%	11.2%	11.8%	12.1%
NCF Debt Yield(4)	10.3%	12.0%	11.2%	11.8%	11.7%

(1)	Based on the underwritten rent roll dated as of March 27, 2025. Includes rents from Dick’s, which leases its space on a month-to-month basis.
(2)	Other Income includes percent in lieu, overage rent, specialty leasing, business development, storage income, and miscellaneous income.
(3)	UW Occupancy % is based on the underwritten rent roll dated as of March 27, 2025.
(4)	DSCRs and Debt Yields are based on the Washington Square Whole Loan.
(5)	Based on 994,568 collateral SF.

A-3-98

Mortgage Loan No. 12 – The Willard & The Met
Mortgage Loan Information				Property Information
Mortgage Loan Seller:			BSPRT	Single Asset/Portfolio:	Portfolio
				Location:	Owings Mills, MD 21117
Original Balance(1):			$25,000,000	General Property Type:	Multifamily
Cut-off Date Balance(1):			$25,000,000	Detailed Property Type:	Mid Rise
% of Initial Pool Balance:			3.6%	Title Vesting:	Leasehold
Loan Purpose:			Refinance	Year Built/Renovated:	Various/NAP
Borrower Sponsor:			Howard S. Brown	Size:	341 Units
Guarantor:			Howard S. Brown	Cut-off Date Balance Per Unit(1):	$195,015
Mortgage Rate:			6.5800%	Maturity Date Balance Per SF(1):	$195,015
Note Date:			9/9/2025	Property Manager:	David S. Brown Enterprises, Ltd.
Maturity Date:			10/6/2035
Term to Maturity:			120 months	Underwriting and Financial Information
Amortization Term:			0 months	UW NOI:	$5,630,782
IO Period:			120 months	UW NCF:	$5,545,532
Seasoning:			0 months	UW NOI Debt Yield(1):	8.5%
Prepayment Provisions:			L(24),D(92),O(4)	UW NCF Debt Yield(1):	8.3%
Lockbox/Cash Mgmt Status:			Springing/Springing	UW NOI Debt Yield at Maturity(1):	8.5%
Additional Debt Type:			Pari Passu	UW NCF DSCR(1):	1.25x
Additional Debt Balance:			$41,500,000	Most Recent NOI(2)(3):	$5,327,046 (7/31/2025 TTM)
Future Debt Permitted (Type):			No (NAP)	2nd Most Recent NOI(3):	$4,000,064 (12/31/2024)
				3rd Most Recent NOI(3):	$1,975,553 (12/31/2023)
				Most Recent Occupancy:	94.4% (9/2/2025)
Reserves				2nd Most Recent Occupancy:	92.3% (12/31/2024)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	67.2% (12/31/2023)
RE Taxes:	$155,324	$77,662	NAP	Appraised Value (as of):	$104,100,000 (6/27/2025)
Insurance:	$0	Springing	NAP	Appraised Value Per SF:	$305,279
Replacement Reserves:	$0	$7,104	$250,000	Cut-off Date LTV Ratio(1):	63.9%
Ground Rent Reserves:	$15,638	Springing	NAP	Maturity Date LTV Ratio(1):	63.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$66,500,000	100.0%	Existing Debt:	$63,575,970	95.6%
			Closing Costs:	1,518,190	2.3
			Return of Equity:	1,234,878	1.9
			Upfront Reserves:	170,962	0.3
Total Sources:	$66,500,000	100.0%	Total Uses:	$66,500,000	100.0%

(1)	The Willard & The Met Mortgage Loan (as defined below) is part of a whole loan evidenced by four pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $66.5 million (“The Willard & The Met Whole Loan”). The Cut-off Date Balance Per Unit, Maturity Date Balance Per Unit, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on The Willard & The Met Whole Loan.
(2)	The increase in the UW NOI from Most Recent NOI can be attributed to the increase in occupancy following the stabilization of both The Willard & The Met Properties (as defined below).
(3)	The increases in NOI from the 3rd Most Recent NOI to the 2nd Most Recent NOI and from the 2nd Most Recent NOI to the Most Recent NOI periods were primarily attributable to The Willard & The Met Properties being in lease-up.

The Mortgage Loan. The twelfth largest mortgage loan (“The Willard & The Met Mortgage Loan”) is part of The Willard & The Met Whole Loan, which is evidenced by four pari passu promissory notes in the aggregate original principal amount of $66,500,000 and secured by the borrowers’ leasehold interests in one 227-unit multifamily property (“The Willard Property”) and one 114-unit multifamily property (“The Met Property”, together with The Willard Property, “The Willard & The Met Properties”), both located in Owings Mills, Maryland. The Willard & The Met Whole Loan has a 10-year term, is interest-only for the full term of the loan and accrues interest at a fixed rate of 6.5800% per annum on an Actual/360 basis. The Willard & The Met Whole Loan was originated on September 9, 2025, by BSPRT CMBS Finance, LLC (“BSPRT”). The Willard & The Met Mortgage Loan is evidenced by the non-controlling Note A-2 and the non-controlling Note A-3, with an aggregate original principal balance of $25,000,000. The Willard & The Met Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2025-C13 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

A-3-99

Multifamily – Mid Rise	Loan #12	Cut-off Date Balance:	$25,000,000
Various	The Willard & The Met	Cut-off Date LTV:	63.9%
Owings Mills, MD 21117		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	8.5%

The table below identifies the promissory notes that comprise The Willard & The Met Whole Loan:

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	BMO 2025-C13	Yes
A-2	$20,000,000	$20,000,000	WFCM 2025-C65	No
A-3	$5,000,000	$5,000,000	WFCM 2025-C65	No
A-4	$1,500,000	$1,500,000	BMO 2025-C13	No
Whole Loan	$66,500,000	$66,500,000

The Borrowers and the Borrower Sponsor. The borrowers are OMTC Land Unit 10, LLC and OMTC Land Unit 11, LLC, each a special purpose Maryland limited liability company each with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of The Willard & The Met Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is Howard S. Brown. Howard S. Brown is the Chairman of David S. Brown Enterprises, Ltd., a full-service real estate company that was formed in 1973 by Howard S. Brown. The company develops, builds, manages and leases apartment communities, commercial office buildings, retail shopping centers and mixed-use communities, as well as single family and townhomes built for sale. After initially starting as a developer of small apartment buildings and retail centers, David S. Brown Enterprises, Ltd. moved to larger scale developments such as complex mixed-use office parks and retail projects, high-rise towers located in the core of Baltimore, several transit-oriented developments connected to heavy rail systems and the master planning of an entire educational campus at Stevenson University. As of October 31, 2024, the borrower sponsor managed 2,369 multifamily units, totaling a market value of approximately $309.8 million and approximately 3.6 million SF of commercial space, totaling a market value of approximately $424.5 million.

The Properties. The Willard & The Met Properties are located within Metro Centre at Owings Mills (the “Metro Centre Development”), in Owings Mills, Maryland. The Metro Centre Development is a mixed-use development owned and developed (or in the process of being developed) by the borrower sponsor or affiliates of the borrower sponsor. The Metro Centre Development is located in Baltimore County and is a transit-oriented development, designed to integrate residential, commercial and recreational spaces around a central transportation hub. The Metro Centre Development is subject to a long-term ground lease (the “Master Ground Lease”) between The Maryland Transit Administration (“MTA”), which is an agency of the state of Maryland Department of Transportation, as the fee owner, and Owings Mills Transit, LLC, an affiliate of the borrowers, as ground lessee. Each of The Willard Property & The Met Property is subject to an individual ground lease (as described below under “Ground Leases”), which are not cross defaulted with each other or with the Master Ground Lease.

Certain portions of the Metro Centre Development (including The Willard & The Met Properties) are subject to a leasehold condominium currently consisting of 12 units (Units 1 through 11 and Unit A). The borrowers own two units (Units 10 and 11), and the remaining units are owned by affiliates of the borrowers. The Metro Centre Development is also subject to a Reciprocal Easement Agreement (“REA”) governing the parcels within the Metro Centre Development (including The Willard & The Met Properties). Pursuant to the REA, The Willard & The Met Properties have perpetual access to the Metro Centre Development parking garages on a first-come, first-serve basis. In addition, The Willard & The Met Properties (together with other parcels that make up the Metro Centre Development) are subject to a special tax related to the development and maintenance of improvements at the Metro Centre Development.

The Willard. The Willard Property is a mid-rise multifamily property totaling 227 multifamily units located at 5000 Waverly Lane in Owings Mills, Maryland. Constructed in 2022, The Willard Property features a seven-story apartment building situated on a 2.53-acre site. Amenities at The Willard Property include a free parking garage, outdoor swimming pool with sundeck and grilling area, two courtyards, a clubroom and fitness center. Unit amenities include a stainless appliance package, gas range/oven, refrigerator, garbage disposal, dishwasher, built-in microwave and a washer/dryer. Select units feature private patios or balconies. The multifamily unit mix consists of 146 one-bedroom units and 81 two-bedroom units. As of September 2, 2025, the residential units were 93.0% occupied. Each unit is individually metered for electrical usage and tenants pay for all utilities.

A-3-100

Multifamily – Mid Rise	Loan #12	Cut-off Date Balance:	$25,000,000
Various	The Willard & The Met	Cut-off Date LTV:	63.9%
Owings Mills, MD 21117		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	8.5%

The following table presents detailed information with respect to the unit mix at The Willard Property:

The Willard Multifamily Unit Mix(1)
Unit Type	No. of Units	% of Total	Occupied Units	% of Units Occupied	Average Unit Size (SF)	Avg. Monthly Rental Rate(2)	Avg. Monthly Rental Rate PSF(2)
1X1 - A	5	2.2%	5	100.0%	687	$1,810	$2.63
1X1 - B	5	2.2%	4	80.0%	775	$1,900	$2.45
1X1 - C	46	20.3%	44	95.7%	802	$1,815	$2.26
1X1 - D	65	28.6%	58	89.2%	834	$1,979	$2.37
1X1 - E	5	2.2%	5	100.0%	858	$2,046	$2.38
1X1 - F	5	2.2%	5	100.0%	900	$2,121	$2.36
1X1 - G	5	2.2%	5	100.0%	917	$2,193	$2.39
1X1 - H	10	4.4%	10	100.0%	930	$2,064	$2.22
2X2 - A	41	18.1%	36	87.8%	1,034	$2,506	$2.42
2X2 - B	15	6.6%	14	93.3%	1,144	$2,692	$2.35
2X2 - C	10	4.4%	10	100.0%	1,192	$2,600	$2.18
2X2 - D	5	2.2%	5	100.0%	1,230	$2,685	$2.18
2X2 - E	5	2.2%	5	100.0%	1,237	$2,642	$2.14
2X2 - F	5	2.2%	5	100.0%	1,246	$2,711	$2.18
Total/Wtd. Avg.	227	100.0%	211	93.0%	930	$2,170	$2.33
(1)	Based on the underwritten rent roll dated September 2, 2025.
(2)	Avg. Monthly Rental Rate and Avg. Monthly Rental Rate PSF are calculated using the in-place contractual rent of the Occupied Units.

The Met. The Met Property is a mid-rise multifamily property totaling 114 multifamily units, located at 10500 Grand Central Avenue in Owings Mills, Maryland. Constructed in 2020, The Met Property features a seven-story apartment building situated on a 1.08-acre site. Amenities at The Met Property include a free parking garage, dog park, multi-media center with free WiFi, outdoor swimming pool with sundeck, outdoor grilling area with fire pit, media lounge, conference room, game room, fitness center and a yoga/special events room. Unit amenities include stainless steel appliances, walk-in closets, washer/dryers and iButton key entry and electronic locks. The multifamily unit mix consists of 86 one-bedroom units and 28 two-bedroom units. As of September 2, 2025, the residential units were 97.4% occupied. Each unit is individually metered for electricity. The Met Property has access to an adjacent eight-level parking garage, which is free to anyone visiting the Metro Centre Development.

The following table presents detailed information with respect to the unit mix at The Met Property:

The Met Multifamily Unit Mix(1)
Unit Type	No. of Units	% of Total	Occupied Units	% of Units Occupied	Average Unit Size (SF)	Avg. Monthly Rental Rate(2)	Avg. Monthly Rental Rate PSF(2)
1x1 - A	42	36.8%	41	97.6%	819	$2,007	$2.45
1x1 - B	6	5.3%	6	100.0%	822	$2,002	$2.44
1x1 - C	6	5.3%	5	83.3%	946	$2,116	$2.24
1x1 - D	6	5.3%	6	100.0%	961	$2,340	$2.43
1x1 - E	12	10.5%	12	100.0%	962	$2,314	$2.40
1x1 - F	12	10.5%	11	91.7%	962	$2,204	$2.29
1x1 - G	2	1.8%	2	100.0%	1,038	$2,507	$2.42
2X2	28	24.6%	28	100.0%	1,171	$2,577	$2.20
Total/Wtd. Avg.	114	100.0%	111	97.4%	954	$2,235	$2.34
(1)	Based on the underwritten rent roll dated September 2, 2025.
(2)	Avg. Monthly Rental Rate and Avg. Monthly Rental Rate PSF are calculated using the in-place contractual rent of the Occupied Units.

The Market. The Willard & The Met Properties are located in Owings Mills, Maryland, within the Baltimore Columbia Towson core based statistical area. Anchored by Johns Hopkins University, federal and military facilities and the Port of Baltimore, one of the busiest deepwater ports on the East Coast, the area maintains a stable economy supported by healthcare, education, research and logistics. According to the appraisal, Baltimore’s central location, transportation infrastructure, and role as a distribution hub continue to drive growth, particularly from eCommerce activity.

The Willard & The Met Properties are adjacent to the Owings Mills Metro Subway Station at I-795 and Painters Mill Road, approximately 21 miles northwest of downtown Baltimore and 22 miles north of Baltimore/Washington International Airport. Owings Mills offers a suburban mix of residential, retail, and office uses, with nearby amenities including Foundry Row, Mill Station and the Owings Mills Mall area. Major employers include T. Rowe Price, ADP, BlueCross / BlueShield and Baltimore Life Insurance Company.

A-3-101

Multifamily – Mid Rise	Loan #12	Cut-off Date Balance:	$25,000,000
Various	The Willard & The Met	Cut-off Date LTV:	63.9%
Owings Mills, MD 21117		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	8.5%

According to a third-party market research report, the 2024 population within a one-, three- and five-mile radius of The Willard Property was 10,329, 94,197 and 185,301, respectively, and the 2024 average household income within the same radii was $107,941, $107,162 and $108,793 respectively.

According to a third-party market research report, the 2024 population within a one-, three- and five-mile radius of The Met Property was 11,009, 93,623 and 179,925, respectively, and the 2024 average household income within the same radii was $102,136, $108,575, and $109,265 respectively. According to the appraisals, The Willard & The Met Properties are located in the Pikesville/Randallstown/Owings Mills apartment submarket within the Baltimore apartment market. As of the first quarter of 2025, the Baltimore apartment market contained 180,825 units within 720 buildings, with a vacancy rate of 4.3%. The asking rental rate in the market stood at $1,555 per month, and the effective rental rate was $1,495 per month. A total of 558 new units were completed, while the market experienced a positive net absorption of 384 units. The Pikesville/Randallstown/Owings Mills submarket contained 29,838 units within 116 buildings, with a vacancy rate of 3.5% and an asking rental rate of $1,482 per month as of the first quarter of 2025. The effective rental rate within the submarket stood at $1,452 per month. No units were completed, while the submarket experienced a positive net absorption of 24 units.

The following table presents multifamily rental data at comparable properties with respect to The Willard Property:

The Willard Comparable Rental Summary(1)
Property Name / Location	Year Built / Renovated	Occupancy	# of Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
The Willard(2) 5000 Waverly Lane Owings Mills, MD	2022 / NAP(1)	93.0%	227	1 BR/1 BA 2 BR/2 BA	829 1,112	$2.34 $2.32	$1,939 $2,588
Groveton Green Apartments 9401 Groveton Circle Owings Mills, MD	2013 / NAP	96.9%	226	1 BR / 1 BA 2 BR / 2 BA	888 1,209	$2.07 $1.98	$1,834 $2,390
Greenwich Place 10090 Mill Run Circle Owings Mills, MD	2007 / NAP	97.9%	332	1 BR / 1 BA 2 BR / 2 BA 3 BR / 2 BA	892 1,314 1,508	$1.81 $1.69 $1.92	$1,612 $2,218 $2,898
The View at Mill Run 9755 Mill Centre Drive Owings Mills, MD	2011 / NAP	95.7%	375	1 BR / 1 BA 2 BR / 2 BA 3 BR / 2 BA	819 1,183 1,187	$2.04 $1.73 $2.01	$1,670 $2,044 $2,391
Metro Crossing at Owings Mills 10209 Grand Central Avenue Owings Mills, MD	2014 / NAP	97.4%	232	1 BR / 1 BA 2 BR / 2 BA	789 1,027	$2.30 $2.04	$1,815 $2,091
Avalon Foundry Row 9830 Reisterstown Road Owings Mills, MD	2021 / NAP	87.4%	437	Studio 1 BR / 1 BA 2 BR / 2 BA 3 BR / 2 BA	546 760 1,205 1,335	$2.97 $2.66 $2.21 $2.19	$1,621 $2,018 $2,666 $2,928
The Met(2) 10500 Grand Central Avenue Owings Mills, MD	2020 / NAP(1)	97.4%	114	1 BR / 1 BA 2 BR / 2 BA	883 1,171	$2.40 $2.20	$2,120 $2,577
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated September 2, 2025.

A-3-102

Multifamily – Mid Rise	Loan #12	Cut-off Date Balance:	$25,000,000
Various	The Willard & The Met	Cut-off Date LTV:	63.9%
Owings Mills, MD 21117		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	8.5%

The following table presents multifamily rental data at comparable properties with respect to The Met Property:

The Met Comparable Rental Summary(1)
Property Name / Location	Year Built / Renovated	Occupancy	# of Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
The Met(2) 10500 Grand Central Avenue Owings Mills, MD	2020 / NAP(1)	97.4%	114	1 BR/1 BA 2 BR/2 BA	883 1,171	$2.40 $2.20	$2,120 $2,577
Metro Crossing at Owings Mills 10209 Grand Central Avenue Owings Mills, MD	2014 / NAP	97.4%	232	1 BR / 1 BA 2 BR / 2 BA	789 1,027	$2.30 $2.04	$1,815 $2,091
Avalon Foundry Row 9830 Reisterstown Road Owings Mills, MD	2021 / NAP	87.4%	437	Studio 1 BR / 1 BA 2 BR / 2 BA 3 BR / 2 BA	546 760 1,205 1,335	$2.97 $2.66 $2.21 $2.19	$1,621 $2,018 $2,666 $2,928
Groveton Green Apartments 9401 Groveton Circle Owings Mills, MD	2013 / NAP	96.9%	226	1 BR / 1 BA 2 BR / 2 BA	888 1,209	$2.07 $1.98	$1,834 $2,390
Greenwich Place 10090 Mill Run Circle Owings Mills, MD	2007 / NAP	97.9%	332	1 BR / 1 BA 2 BR / 2 BA 3 BR / 2 BA	892 1,314 1,508	$1.81 $1.69 $1.92	$1,612 $2,218 $2,898
Mode at Owings Mills 4700 Riverstone Drive Owings Mills, MD	2002 / 2016	94.4%	324	1 BR / 1 BA 2 BR / 2 BA 3 BR / 2 BA	839 1,161 1,369	$2.24 $1.58 $1.69	$1,879 $1,831 $2,308
The Willard(2) 5000 Waverly Lane Owings Mills, MD	2022 / NAP(1)	93.0%	227	1 BR / 1 BA 2 BR / 2 BA	829 1,112	$2.34 $2.32	$1,939 $2,588
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated September 2, 2025.

Appraisal. According to the appraisals, The Willard Property had an “As Is” value of $70,000,000 as of June 27, 2025 and The Met Property had an “As Is” value of $34,100,000 as of June 27, 2025.

Environmental Matters. According to the Phase I environmental assessments dated June 24, 2025, there was no evidence of any recognized environmental conditions, controlled recognized environmental conditions or historical recognized environmental conditions at The Willard & The Met Properties.

Operating History and Underwritten Cash Flow. The following table presents certain information relating to the historical and current occupancy of The Willard & The Met Properties:

Historical and Current Occupancy
	2023(1)	2024(1)	Current(2)
The Willard	63.1%	90.8%	93.0%
The Met	75.4%	95.4%	97.4%
Total/Wtd. Avg.(3)	67.2%	92.3%	94.4%
(1)	Historical occupancies are as of the month ending December 31 of each respective year.
(2)	Current occupancy is as of September 2, 2025.
(3)	Total/Wtd. Avg. is based on unit count from the rent roll.

A-3-103

Multifamily – Mid Rise	Loan #12	Cut-off Date Balance:	$25,000,000
Various	The Willard & The Met	Cut-off Date LTV:	63.9%
Owings Mills, MD 21117		UW NCF DSCR:	1.25x
		UW NOI Debt Yield:	8.5%

The following table presents certain information relating to the operating history and underwritten cash flows of The Willard & The Met Properties:

	Operating History and Underwritten Net Cash Flow(1)
	2023	2024	TTM 7/31/2025	Underwritten	Per Unit	%(2)
Rents In-Place	$9,127,921	$8,985,634	$8,919,880	$8,998,428	$26,388	96.5%
Gross Potential Rent	$9,127,921	$8,985,634	$8,919,880	$8,998,428	$26,388	96.5%
Other Income(3)	226,827	259,780	389,736	328,629	964	3.5%
Net Rental Income	$9,354,748	$9,245,415	$9,309,617	$9,327,057	$27,352	100.0%
(Vacancy/Credit Loss)	($4,483,745)	($2,404,182)	($1,065,991)	($517,896)	(1,519)	(5.6)%
Effective Gross Income	$4,871,003	$6,841,232	$8,243,626	$8,809,161	$25,833	94.4%
Total Expenses	$2,895,450	$2,841,168	$2,916,580	$3,178,378	$9,321	36.1%
Net Operating Income(4)	$1,975,553	$4,000,064	$5,327,046	$5,630,782	$16,513	63.9%
Replacement Reserve	0	0	0	85,250	250	1.0%
Net Cash Flow	$1,975,553	$4,000,064	$5,327,046	$5,545,532	$16,263	63.0%

Occupancy %(5)	67.2%	92.3%	94.4%(7)	94.2%
NOI DSCR(6)	0.45x	0.90x	1.20x	1.27x
NCF DSCR(6)	0.45x	0.90x	1.20x	1.25x
NOI Debt Yield(6)	3.0%	6.0%	8.0%	8.5%
NCF Debt Yield(6)	3.0%	6.0%	8.0%	8.3%
(1)	Based on the underwritten rent roll dated September 2, 2025.
(2)	% column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remaining fields.
(3)	Other Income is derived from RUBS, laundry operations, and various miscellaneous and ancillary sources.
(4)	The increase in the UW NOI from Most Recent NOI can be attributed to the increase in occupancy following the stabilization of The Willard & The Met Properties.
(5)	Underwritten Occupancy represents the underwritten economic occupancy and historical occupancies represent physical occupancies as of the month ending December 31 of each respective year.
(6)	DSCR and Debt Yields are based on The Willard & The Met Whole Loan.
(7)	Represents the physical occupancy as of the underwritten rent roll dated September 2, 2025

Property Management. The Willard & The Met Properties are self-managed by David S. Brown Enterprises, Ltd., an affiliate of the borrower sponsor.

Ground Lease. The fee simple interest in The Willard & The Met Properties is owned by the MTA, an agency of the Maryland Department of Transportation, and the collateral for The Willard & The Met Whole Loan consists of the borrowers’ leasehold interests in The Willard & The Met Properties. In connection with the origination of The Willard & The Met Whole Loan, the MTA, as ground lessor, and the borrowers, as ground lessee, entered into two phase ground leases (each, a “The Willard & The Met Ground Lease” and collectively, the “The Willard & The Met Ground Leases”), one of which comprises The Willard Property, and one of which comprises The Met Property. Each ground lease is substantially identical (other than with respect to the amount of ground rent owed) and, together with the estoppel and agreements delivered by the MTA in favor of the lender in connection with the origination of The Willard & The Met Mortgage Loan, contains customary lender financing protections and is not cross defaulted with any other ground leases with the MTA that affiliates of the borrowers may be party to or any of the development agreements with the borrower sponsor as developer of the Metro Centre Development. Each of The Willard & The Met Ground Leases terminates on October 1, 2087 with one, 10-year extension option and one, four-year extension option thereafter. The current per annum rent as of December 1, 2025 for the phase ground lease demising The Willard Property is $67,647, which escalates by 2.0% per annum over both the initial lease term and the renewal terms. The current per annum rent as of December 1, 2025 for the phase ground lease demising The Met Property is $28,846, which escalates by 2.0% per annum over both the initial lease term and the renewal terms.

A-3-104

Mortgage Loan No. 13 – CVS-Walgreens Portfolio

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:		AREF2		Single Asset/Portfolio:	Portfolio
				Location:	Various
Original Balance:		$24,000,000		General Property Type:	Retail
Cut-off Date Balance:		$24,000,000		Detailed Property Type:	Single Tenant
% of Initial Pool Balance:		3.5%		Title Vesting:	Fee
Loan Purpose:		Refinance		Year Built/Renovated:	Various/NAP
Borrower Sponsor:		Stewart Alpert		Size:	80,665 SF
Guarantor:		Stewart Alpert		Cut-off Date Balance PSF:	$298
Mortgage Rate:		6.8920%		Maturity Balance PSF:	$298
Note Date:		7/23/2025		Property Manager:	Self-managed
Maturity Date:		8/6/2035
Term to Maturity:		120 months		Underwriting and Financial Information
Amortization Term:		0 months		UW NOI:	$2,266,520
IO Period:		120 months		UW NCF	$2,058,205
Seasoning:		2 months		UW NOI Debt Yield:	9.4%
Prepayment Provisions:		L(12),YM2(14),DorYM2(90),O(4)		UW NCF Debt Yield:	8.6%
Lockbox/Cash Mgmt Status:		Hard/Springing		UW NOI Debt Yield at Maturity:	9.4%
Additional Debt Type:		NAP		UW NCF DSCR:	1.23x
Additional Debt Balance:		NAP		Most Recent NOI(1):	NAV
Future Debt Permitted (Type):		No (NAP)		2nd Most Recent NOI(1):	NAV
Reserves				3rd Most Recent NOI(1):	NAV
Type	Initial	Monthly	Cap	Most Recent Occupancy:	100.0% (5/1/2025)
RE Taxes:	$0	Springing	NAP	2nd Most Recent Occupancy:	100.0% (12/31/2024)
Insurance:	$18,356	$1,530	NAP	3rd Most Recent Occupancy:	100.0% (12/31/2023)
Replacement Reserve:	$0	$1,008	NAP	Appraised Value (as of)(2):	$35,700,000 (Various)
TI/LC Reserve:	$0	$20,166	NAP	Appraised Value per SF:	$443
				Cut-off Date LTV Ratio:	67.2%
				Maturity Date LTV Ratio:	67.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$24,000,000	84.4%	Loan Payoff:	$27,195,872	95.6%
Borrower Sponsor Equity:	$4,435,838	15.6%	Closing Costs:	$1,221,610	4.3%
			Upfront Reserves:	$18,356	0.1%

Total Sources:	$28,435,838	100.0%	Total Uses:	$28,435,838	100.0%

(1)	Historical cash flow information is unavailable as the leases at the CVS-Walgreens Portfolio Properties (as defined below) are triple net or absolute net with all expenses being paid directly by tenants.
(2)	The appraisals concluded to an aggregate “as-is” value for the CVS-Walgreens Portfolio Properties of $35,700,000 as of various dates between April 9, 2025 and April 17, 2025.

The Mortgage Loan. The thirteenth largest mortgage loan (the “CVS-Walgreens Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $24,000,000 and secured by a first-priority fee mortgage encumbering a portfolio of six single-tenant retail properties located in Maryland, New Jersey, Minnesota, Arkansas, Delaware and Michigan (the “CVS-Walgreens Portfolio Properties”).

The Borrowers and the Borrower Sponsor. The borrowers are Mohegan Ellicott LLC, Mohegan Hastings LLC, Belartes Selbyville LLC, Belartes Westland LLC, Belmont Highland LLC and Belmont Fayetteville LLC, each a single-purpose Delaware limited liability company with one independent director. The borrower sponsor and the non-recourse carveout guarantor is Stewart Alpert. Stewart Alpert is an active real estate investor who currently owns and manages approximately 1,200 residential units in the New York City area and three Walgreens-anchored centers in Colorado and Ohio.

The Properties. The CVS-Walgreens Portfolio Properties are comprised of six single-tenant retail properties located in Maryland (“Walgreens Ellicott City Property”), New Jersey (“CVS Highlands Property”), Minnesota (“CVS Hastings Property”), Arkansas (“CVS Fayetteville Property’), Delaware (“CVS Selbyville Property”) and Michigan (“CVS Westland Property”). The CVS-Walgreens Portfolio Properties total 80,665 SF of net rentable area.

Walgreens Ellicott City Property. The Walgreens Ellicott City Property is a single-story, 14,490 SF retail property built in 2015 situated on a 1.37-acre site in Ellicott City, Maryland. The borrower sponsor acquired the Walgreens Ellicott City Property in 2015 for approximately $12.2 million. The Walgreens Ellicott City Property features 120 parking spaces resulting in a parking ratio of 8.28 per 1,000 SF of net rentable area. The Walgreens Ellicott City Property is currently 100.0% occupied by Walgreen Co. (“Walgreens”) on a 75-year lease that expires in February 2090. The lease contains termination options that may be exercised every five years beginning in 2035 through 2085, provided the tenant gives 12 months’ written notice of its intention to terminate its lease.

A-3-105

Retail – Single Tenant	Loan #13	Cut-off Date Balance:	$24,000,000
Various	CVS-Walgreens Portfolio	Cut-off Date LTV:	67.2%
Various		UW NCF DSCR:	1.23x
		UW NOI Debt Yield:	9.4%

CVS Highlands Property. The CVS Highlands Property is a single-story, 12,900 SF retail property built in 2014 situated on a 1.41-acre site located in Highlands, New Jersey. The borrower sponsor acquired the CVS Highlands Property in 2014 for approximately $8.9 million. The CVS Highlands Property features 63 parking spaces resulting in a parking ratio of 4.88 spaces per 1,000 SF of net rentable area. The CVS Highlands Property is currently 100.0% occupied by New Jersey CVS Pharmacy, L.L.C. (“CVS Highlands”) on an approximately 25-year lease that expires in January 2040. CVS Highlands has 10 five-year renewal options remaining and no termination options.

CVS Hastings Property. The CVS Hastings Property is a single-story, 13,225 SF retail property built in 2014 situated on a 1.80-acre site located in Hastings, Minnesota. The borrower sponsor acquired the CVS Hastings Property in 2015 for approximately $6.8 million. The CVS Hastings Property features 74 parking spaces resulting in a parking ratio of 5.60 spaces per 1,000 SF of net rentable area. The CVS Hastings Property is currently 100.0% occupied by Grand St. Paul CVS, L.L.C. (“CVS Hastings”) on an approximately 25-year lease that expires in January 2040. CVS Hastings has 10 five-year renewal options remaining and no termination options.

CVS Fayetteville Property. The CVS Fayetteville Property is a single-story, 13,225 SF retail property built in 2014 situated on a 1.73-acre site located in Fayetteville, Arkansas. The borrower sponsor acquired the CVS Fayetteville Property in 2015 for approximately $6.6 million. The CVS Fayetteville Property features 60 parking spaces resulting in a parking ratio of 4.54 spaces per 1,000 SF of net rentable area. The CVS Fayetteville Property is currently 100.0% occupied by Arkansas CVS Pharmacy, L.L.C. (“CVS Fayetteville”) on an approximately 25-year lease that expires in January 2040. CVS Fayetteville has 10 five-year renewal options remaining and no termination options.

CVS Selbyville Property. The CVS Selbyville Property is a single-story, 13,225 SF retail property built in 2014 situated on a 1.56-acre site located in Selbyville, Delaware. The borrower sponsor acquired the CVS Selbyville Property in 2015 for approximately $5.6 million. The CVS Selbyville Property features 55 parking spaces resulting in a parking ratio of 4.16 spaces per 1,000 SF of net rentable area. The CVS Selbyville Property is currently 100.0% occupied by Delaware CVS Pharmacy, L.L.C. (“CVS Selbyville”) on an approximately 25-year lease that expires in January 2040. CVS Selbyville has 10 five-year renewal options remaining and no termination options.

CVS Westland Property. The CVS Westland Property is a single-story, 13,600 SF retail property built in 2014 situated on a 1.20-acre site located in Westland, Michigan. The borrower sponsor acquired the CVS Westland Property in 2015 for approximately $5.5 million. The CVS Westland Property features 83 parking spaces resulting in a parking ratio of 6.1 spaces per 1,000 SF of net rentable area. The CVS Westland Property is currently 100.0% occupied by Woodward Detroit CVS, L.L.C. (“CVS Westland”) on an approximately 25-year lease that expires in January 2040. CVS Westland has 10 five-year renewal options remaining and no termination options.

The following table presents a summary of the CVS-Walgreens Portfolio Properties:

Portfolio Summary
Property Name	Location(1)	Year Built / Renovated(1)	Total SF(2)	Retail Tenant Name	Occ.(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI	% of UW NOI	Appraised Value(1)
Walgreens Ellicott City Property	Ellicott City, MD	2015/NAP	14,490	Walgreen Co.	100.0%	$6,453,782	26.9%	$594,051	26.2%	$9,600,000
CVS Highlands Property	Highlands, NJ	2014/NAP	12,900	New Jersey CVS Pharmacy, L.L.C.	100.0%	$5,176,471	21.6%	$495,074	21.8%	$7,700,000
CVS Hastings Property	Hastings, MN	2014/NAP	13,225	Grand St.Paul CVS, L.L.C.	100.0%	$3,428,571	14.3%	$324,647	14.3%	$5,100,000
CVS Fayetteville Property	Fayetteville, AR	2014/NAP	13,225	Arkansas CVS Pharmacy, L.L.C.	100.0%	$3,294,118	13.7%	$314,615	13.9%	$4,900,000
CVS Selbyville Property	Selbyville, DE	2014/NAP	13,225	Delaware CVS Pharmacy, L.L.C.	100.0%	$2,890,756	12.0%	$273,401	12.1%	$4,300,000
CVS Westland Property	Westland, MI	2014/NAP	13,600	Woodward Detroit CVS, L.L.C.	100.0%	$2,756,303	11.5%	$264,732	11.7%	$4,100,000
Total/ Wtd. Avg			80,665		100.0%	$24,000,000	100.0%	$2,266,520	100.0%	$35,700,000

(1)	Source: Appraisal.
(2)	Information is based on the underwritten rent roll dated May 1, 2025.

Major Tenants.

CVS Pharmacy (66,175 SF, 82.0% of NRA, 73.8% of UW base rent, Fitch/Moody’s/S&P: (BBB/Baa3/BBB). CVS Pharmacy (“CVS”), a subsidiary of CVS Health Corporation (Nasdaq: CVS), is the largest pharmacy chain in the United States with over 9,000 locations across the country. Founded in 1963 and headquartered in Woonsocket, Rhode Island, CVS offers a wide range of products including prescription drugs, over-the-counter medications, beauty products and convenience foods. CVS also provides healthcare services through their MinuteClinic medical clinics. All five CVS leases at the CVS-Walgreens Portfolio Properties are guaranteed by CVS Health Corporation, the main corporate entity of the parent company.

Walgreens (14,490 SF, 18.0% of NRA, 26.2% of UW base rent, Fitch/Moody’s/S&P: (NR/B1/BB-). Walgreens is privately-owned and is the second largest pharmacy chain in the United States with over 8,100 locations across the United States. Walgreens is a portfolio company of Sycamore Partners, a New York-based private equity firm. Founded in 1901 and headquartered in Deerfield, Illinois, Walgreens specializes in offering health and wellness products, health information, photo services and convenience products.

A-3-106

Retail – Single Tenant	Loan #13	Cut-off Date Balance:	$24,000,000
Various	CVS-Walgreens Portfolio	Cut-off Date LTV:	67.2%
Various		UW NCF DSCR:	1.23x
		UW NOI Debt Yield:	9.4%

The following table presents certain information relating to the tenancy at the CVS-Walgreens Portfolio Properties:

Retail Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)(2)	Tenant SF	% of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Term. Option (Y/N)	Renewal Options
Walgreens	NR/B1/BB-	14,490	18.0%	$625,317	26.2%	$43.16	2/1/2090(3)	Yes(3)	None
CVS Westland	BBB/Baa3/BBB	13,600	16.9%	$278,665	11.7%	$20.49	1/31/2040	No	10 x 5 yr
CVS Fayetteville	BBB/Baa3/BBB	13,225	16.4%	$331,174	13.9%	$25.04	1/31/2040	No	10 x 5 yr
CVS Hastings	BBB/Baa3/BBB	13,225	16.4%	$341,734	14.3%	$25.84	1/31/2040	No	10 x 5 yr
CVS Selbyville	BBB/Baa3/BBB	13,225	16.4%	$287,791	12.1%	$21.76	1/31/2040	No	10 x 5 yr
CVS Highlands	BBB/Baa3/BBB	12,900	16.0%	$521,130	21.8%	$40.40	1/31/2040	No	10 x 5 yr
Subtotal/Wtd. Avg.		80,665	100.0%	$2,385,811	100.0%	$29.58
Other Tenants		0	0.0%	$0	0.0%	$0.00
Total Occupied Space		80,665	100.0%	$2,385,811	100.0%	$29.58
Vacant Space		0	0.0%
Total/Wtd. Avg.		80,665	100.0%

(1)	Information is based on the underwritten rent roll dated May 1, 2025.
(2)	Certain ratings are those of the parent company or government, whether or not the parent guarantees the lease.
(3)	Beginning in February 2035, Walgreens has termination options that may be exercised every five years through 2085, provided the tenant gives 12 months’ written notice of its intention to terminate its lease.

The following table presents certain information with respect to the lease rollover at the CVS-Walgreens Portfolio Properties:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling
MTM/2025	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2026	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2027	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2028	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2029	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2030	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2031	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2032	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2033	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2034	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2035	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2036 & Thereafter	6	80,665	100.0%	100.0%	$2,385,811	100.0%	100.0%	$29.58
Vacant	0	0	0.0%	0.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	6	80,665	100.0%		$2,385,811	100.0%		$29.58

(1)	Information is based on the underwritten rent roll dated May 1, 2025.

A-3-107

Retail – Single Tenant	Loan #13	Cut-off Date Balance:	$24,000,000
Various	CVS-Walgreens Portfolio	Cut-off Date LTV:	67.2%
Various		UW NCF DSCR:	1.23x
		UW NOI Debt Yield:	9.4%

The following table presents certain information relating to sales at the CVS-Walgreens Portfolio Properties:

Retail Sales Summary
Tenant Name	2024 Estimated Total Sales	2024 Estimated Total Sales PSF(1)(2)
Walgreens Ellicott City Property	$1,603,239	$111
CVS Highlands Property	$15,600,000	$1,209
CVS Hastings Property	$4,160,000	$315
CVS Fayetteville Property	$5,200,000	$393
CVS Selbyville Property	$9,100,000	$688
CVS Westland Property	$6,500,000	$478

(1)	The Walgreens Ellicott City Property sales figures represent the actual results from the 12-month period ending February 2025 as reported by Walgreens. However, the sales figures exclude pharmacy sales.
(2)	Estimated sales figures are sourced from a third-party report and include pharmacy sales estimates. CVS is not required to report actual sales figures.

The Markets.

Walgreens Ellicott City Property. The Walgreens Ellicott City Property is located in Ellicott City, Maryland, approximately 19 miles west of Baltimore. The Walgreens Ellicott City Property is situated on the south side of the Baltimore National Pike (US Highway Route 40). Enchanted Forest Shopping Center, anchored by Safeway, is situated directly northeast of the Walgreens Ellicott City Property (0.5 miles away). Princess Shopping Center and Forest Green Shopping Mall are both located directly east of the Walgreens Ellicott City Property (0.3 miles away), and are home to retailers such as SECU Credit Union, Glory Days Grill, Baltimore Orthodontic Group and JJ Golf Studio.

According to the appraisal, the Walgreens Ellicott City Property is located in the Ellicott City retail submarket. As of the fourth quarter of 2024, the Ellicott City retail submarket had an occupancy rate of 98.2%. The 2024 estimated population within a one-, three- and five-mile radius of the Walgreens Ellicott City Property was 8,294, 55,734 and 137,742, respectively, and the 2024 estimated median household income within the same radii was approximately $198,117, $155,647 and $138,260, respectively.

CVS Highlands Property. The CVS Highlands Property is located in Highlands, New Jersey, approximately 48 miles south of New York City. The CVS Highlands Property is situated along US Highway Route 36, proximate to Sandy Hook Bay Marina (1.4 miles away). Nearby retailers include Eastpointe Health & Fitness, The Bagel Nook, Jungle Jim & Jane and Kyoto Sushi (all approximately 0.2 miles away).

According to the appraisal, the CVS Highlands Property is located in the Eastern Monmouth retail submarket. As of the second quarter of 2024, the Eastern Monmouth retail submarket had an occupancy rate of 96.6%. The 2024 estimated population within a one-, three- and five-mile radius of the CVS Highlands Property was 1,137, 15,969 and 50,009, respectively, and the 2024 estimated median household income within the same radii was approximately $96,308, $139,440 and $139,953, respectively.

CVS Hastings Property. The CVS Hastings Property is located in Hastings, Minnesota, approximately 32 miles southeast of Minneapolis. The CVS Hastings Property is situated on Vermillion Street, which serves as one of the major access routes for the neighborhood of Hastings. Nearby retailers include Dairy Queen, Jersey Mike’s Subs and Dunkin’ (all approximately 0.3 miles away).

According to the appraisal, the CVS Hastings Property is located in the Eagan retail submarket. As of the fourth quarter of 2024, the Eagan retail submarket had an occupancy rate of 96.5%. The 2024 estimated population within a one-, three- and five-mile radius of the CVS Hastings Property was 7,395, 23,816 and 30,801, respectively, and the 2024 estimated median household income within the same radii was approximately $83,728, $88,830 and $91,457, respectively.

CVS Fayetteville Property. The CVS Fayetteville Property is located in Fayetteville, Arkansas, on North College Avenue. Nearby retailers include AMC Theaters and Hobby Lobby (both approximately 1.1 miles away). The University of Arkansas is located approximately 2.6 miles away from the CVS Fayetteville Property.

According to the appraisal, the CVS Fayetteville Property is located in the Greater Fayetteville retail submarket. As of the fourth quarter of 2024, the Greater Fayetteville retail submarket had an occupancy rate of 98.1%. The 2024 estimated population within a one-, three- and five-mile radius of the CVS Fayetteville Property was 8,481, 64,045 and 122,618, respectively, and the 2024 estimated median household income within the same radii was approximately $57,157, $53,191 and $59,873.

CVS Selbyville Property. The CVS Selbyville Property is located in Selbyville, Delaware, approximately five miles west of Fenwick Island, Delaware. Nearby retailers include McDonald’s, PNC Bank and Dunkin’ (all approximately 0.2 miles away). Bayside Golf Club is also approximately 0.2 miles away from the CVS Selbyville Property.

According to the appraisal, the CVS Selbyville Property is located in the Sussex County retail submarket. As of the fourth quarter of 2024, the Sussex County retail submarket had an occupancy rate of 95.9%. The 2024 estimated population within a one-, three- and five-mile radius of the CVS Selbyville Property was 3,028, 9,878 and 26,640, respectively, and the 2024 estimated median household income within the same radii was approximately $109,813, $101,202 and $91,794.

A-3-108

Retail – Single Tenant	Loan #13	Cut-off Date Balance:	$24,000,000
Various	CVS-Walgreens Portfolio	Cut-off Date LTV:	67.2%
Various		UW NCF DSCR:	1.23x
		UW NOI Debt Yield:	9.4%

CVS Westland Property. The CVS Westland Property is located in Westland, Michigan, approximately 21 miles west of Detroit. Situated on North Middlebelt Road, nearby retailers to the CVS Westland Property include Kroger, Rancho Grande Mexican Restaurant and Walgreens (all approximately 0.1 miles away).

According to the appraisal, the CVS Westland Property is located in the Southern I-275 Corridor retail submarket. As of the fourth quarter of 2024, the Southern I-275 Corridor retail submarket had an occupancy rate of 95.5%. The 2024 estimated population within a one-, three- and five-mile radius of the CVS Westland Property was 15,449, 130,091 and 304,675, respectively, and the 2024 estimated median household income within the same radii was approximately $66,351, $68,413 and $66,193.

The following table presents certain information relating to the appraisal’s market rent conclusion for the CVS-Walgreens Portfolio Properties:

Market Rent Summary(1)
	Walgreens Ellicott City Property	CVS Highlands Property	CVS Hastings Property	CVS Fayetteville Property	CVS Selbyville Property	CVS Westland Property
Property SF(2)	14,490	12,900	13,225	13,225	13,225	13,600
Market Rent (PSF per Year)	$43.16	$35.00	$21.00	$25.00	$22.50	$20.50
Lease Term (Years)	15.0	10.0	10.4	10.0	10.0	10.0
Lease Type (Reimbursements)	NNN	NNN	NNN	NNN	NNN	Abs. Net
Rent Increase Projection (per Year)	3.0%	3.0%	3.0%	1%-3%	10% every 5 years	None
Tenant Improvements (New Tenant) (PSF)	$10.00	$10.00	$5.00	$20.00	$10.00	$10.00
Tenant Improvements (Renewal) (PSF)	$5.00	$5.00	$0.00	$5.00	$5.00	$0.00

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Information is based on the underwritten rent roll dated May 1, 2025.

The following table presents recent leasing data at comparable retail properties with respect to the CVS-Walgreens Portfolio Properties:

Comparable Retail Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (months)	Annual Base Rent PSF
Walgreens Ellicott City Ellicott City, MD	2015/NAP	14,490(2)	Walgreen Co.	14,490(2)	Feb-15(2)	900(2)	$43.16(2)
CVS Highlands Highlands, NJ	2014/NAP	12,900(2)	New Jersey CVS Pharmacy, L.L.C.	12,900(2)	Dec-14(2)	302(2)	$40.40(2)
CVS Fayetteville Fayetteville, AR	2014/NAP	13,225(2)	Arkansas CVS Pharmacy, L.L.C.	13,225(2)	Dec-14(2)	302(2)	$25.04(2)
CVS Westland Westland, MI	2014/NAP	13,600(2)	Woodward Detroit CVS, L.L.C.	13,600(2)	Dec-14(2)	302(2)	$20.49(2)
CVS Hastings Hastings, MN	2014/NAP	13,225(2)	Grand St. Paul CVS, L.L.C.	13,225(2)	Dec-14(2)	302(2)	$25.84(2)
CVS Selbyville Selbyville, Delaware	2014/NAP	13,225(2)	Delaware CVS Pharmacy, L.L.C.	13,225(2)	Dec-14(2)	302(2)	$21.76(2)
Walgreens Dayton, OH	2022/NAP	2,500	Walgreens	2,500	Jan-23	120	$45.64
CVS Brighton, MA	1930/NAP	8,878	CVS	8,878	Feb-23	120	$33.79
CVS Bella Vista, AR	2014/NAP	13,225	CVS	13,225	Oct-14	300	$23.27
Walgreens Novi, MI	1997/NAP	13,905	Walgreens	13,905	Jul-22	120	$20.12
Walgreens Sussex, WI	2005/NAP	14,820	Walgreens	14,820	Jun-24	144	$20.83
CVS Sunbury, PA	2000/NAP	10,125	CVS	10,125	Feb-21	240	$18.36

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Information is based on the underwritten rent roll dated May 1, 2025.
A-3-109

Retail – Single Tenant	Loan #13	Cut-off Date Balance:	$24,000,000
Various	CVS-Walgreens Portfolio	Cut-off Date LTV:	67.2%
Various		UW NCF DSCR:	1.23x
		UW NOI Debt Yield:	9.4%

Appraisal. The appraisals concluded to an aggregate “as-is” value for the CVS-Walgreens Portfolio Properties of $35,700,000 as of various dates between April 9, 2025 and April 17, 2025.

Environmental Matters. According to the Phase I environmental site assessments dated April 25, 2025, there was no evidence of any recognized environmental conditions at the CVS-Walgreens Portfolio Properties.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the CVS-Walgreens Portfolio Properties:

Cash Flow Analysis(1)
	UW	UW PSF
Gross Potential Rent	$2,385,811	$29.58
(Vacancy/Concessions)	($119,291)	($1.48)
Effective Gross Income	$2,266,520	$28.10

Total Operating Expenses	$0	$0.00

Net Operating Income	$2,266,520	$28.10
Replacement Reserves	$29,846	$0.37
TI/LC	$178,470	$2.21
Net Cash Flow	$2,058,205	$25.52

Occupancy (%)(2)	95.0%
NOI DSCR	1.35x
NCF DSCR	1.23x
NOI Debt Yield	9.4%
NCF Debt Yield	8.6%

(1)	Historical cash flow information is unavailable as the leases at the CVS-Walgreens Portfolio Properties are triple net or absolute net with all expenses being paid directly by tenants.
(2)	UW Occupancy % represents underwritten economic occupancy. The CVS-Walgreens Portfolio Properties are 100% physically occupied.

Partial Release. The borrowers are permitted to release the Walgreens Ellicott City Property on any payment date after August 6, 2026, or, if electing to partially defease, on any payment date after (i) the date that is two years after the closing date of this securitization and (ii) July 23, 2028, subject to satisfaction of the conditions set forth in the CVS-Walgreens Portfolio Mortgage Loan documents, including, among other conditions, (i) the debt yield after giving effect to the release is at least the greater of the debt yield immediately prior to the release and the debt yield as of the origination date, (ii) after giving effect to the release, the LTV for all of the remaining properties is no more than 65.0%, (iii) compliance with REMIC related conditions and (iv) the borrowers prepay or defease (if after the defeasance open date) an amount of principal equal to (a) the greater of (x) 100.0% of the net sale proceeds and (y) 115.0% of the allocated loan amount of the released property, and if electing to partially prepay, accompanied by a prepayment premium.

A-3-110

Mortgage Loan No. 14 - Hampton Inn Blue Ridge

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Blue Ridge, GA 30513
Original Balance:	$16,500,000			General Property Type:	Hospitality
Cut-off Date Balance:	$16,460,013			Detailed Property Type:	Limited Service
% of Initial Pool Balance:	2.4%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	2021/NAP
Borrower Sponsors:	Thomas John Huegel, Andrew Hibbard and			Size:	109 Rooms
	Hiten Patel			Cut-off Date Balance per Room:	$151,009
Guarantors	Thomas John Huegel, Andrew Hibbard and			Maturity Date Balance per Room: Room:	$130,115
	Hiten Patel			Property Manager:	Vision Hospitality
Mortgage Rate:	6.3970%				Management, LLC
Note Date:	7/11/2025
Maturity Date:	7/11/2035			Underwriting and Financial Information
Original Term to Maturity:	120 months			UW NOI:	$2,955,944
Original Amortization Term:	360 months			UW NCF	$2,675,236
IO Period:	0 months			UW NOI Debt Yield:	18.0%
Seasoning:	3 months			UW NCF Debt Yield:	16.3%
Prepayment Provisions:	L(27),D(86),O(7)			UW NOI Debt Yield at Maturity:	20.8%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	2.16x
Additional Debt Type:	NAP			Most Recent NOI:	$3,035,701 (4/30/2025 TTM)
Additional Debt Balance:	NAP			2nd Most Recent NO):	$2,915,947 (12/31/2024)
Future Debt Permitted (Type):	No (NAP)			3rd Most Recent NOI:	$2,566,383 (12/31/2023)
Reserves				Most Recent Occupancy:	72.1% (4/30/2025 TTM)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	70.5% (12/31/2024)
Taxes:	$25,004	$3,572	NAP	3rd Most Recent Occupancy:	69.5% (12/31/2023)
Insurance:	$0	Springing(1)	NAP	Appraised Value (as of):	$29,800,000 (4/3/2025)
FF&E Reserve:	$0	$23,392	NAP	Appraised Value per Room:	$273,394
PIP Reserve:	$0	Springing(2)	NAP	Cut-off Date LTV Ratio:	55.2%
				Maturity Date LTV Ratio:	47.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$16,500,000	100.0%	Loan Payoff:	$12,950,543	78.5%
			Return of Equity:	$2,808,743	17.0%
			Closing Costs:	$715,710	4.3%
			Upfront Reserves:	$25,004	0.2%
Total Sources:	$16,500,000	100.0%	Total Uses:	$16,500,000	100.0%

(1)	Springing monthly deposits into the insurance reserve will be required if the following conditions are not satisfied; (i) no event of default is continuing, (ii) the liability and casualty insurance policies are part of a blanket or umbrella policy reasonably approved by the lender and (iii) the borrower provides the lender evidence of renewal and paid receipts for insurance premiums no later than 10 business days prior to the expiration dates of the policies.
(2)	Springing deposits into the PIP Reserve will be required at any time a property improvement plan is required by the franchisor in an amount equal to 125.0% of the estimated costs to complete such work, as reasonably determined by the lender.

The Mortgage Loan. The fourteenth largest mortgage loan (the “Hampton Inn Blue Ridge Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $16,500,000 and secured by the fee interest in a 109-room limited-service hotel located in Blue Ridge, Georgia (the “Hampton Inn Blue Ridge Property”).

The Borrower and the Borrower Sponsors. The borrower is Blue Ridge Hotel, LLC, a single-purpose, Georgia limited liability company. The borrower sponsors and guarantors are Thomas John Huegel, Andrew Hibbard and Hiten Patel.

The Property. The Hampton Inn Blue Ridge Property is a five story, 109-room, limited-service upper midscale hotel located in Blue Ridge, Georgia. Built in 2021, the Hampton Inn Blue Ridge Property is operated under the Hilton Worldwide franchise system. The franchise agreement expires on February 28, 2041. The Hampton Inn Blue Ridge Property is situated on a site consisting of five tax parcels totaling 1.85 acres. The Hampton Inn Blue Ridge Property is located on the north side of the pedestrian-friendly downtown area in Blue Ridge, within walking distance of numerous shops and restaurants. Amenities at the Hampton Inn Blue Ridge Property include breakfast area/lobby, meeting space (900 SF), and a rooftop bar/restaurant (Hook & Eye), fitness center and sundry shop. There are 90 paved parking spaces on the primary parcel, with additional parking available in a gravel parking lot. The Hampton Inn Blue Ridge Property also includes a 1,200 SF single family residence built in 1935, used by the hotel owners for storage.

A-3-111

Hospitality - Limited Service	Loan #14	Cut-off Date Balance:	$16,460,013
50 West Main Street	Hampton Inn Blue Ridge	Cut-off Date LTV:	55.2%
Blue Ridge, GA 30513		UW NCF DSCR:	2.16x
		UW NOI Debt Yield:	18.0%

The following table presents historical occupancy, ADR, and RevPAR penetration rates of the Hampton Inn Blue Ridge Property:

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)(2)			Hampton Inn Blue Ridge Property(3)(4)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
12/31/2022 TTM	57.0%	$156.45	$89.24	66.0%	$195.01	$128.69	115.7%	124.6%	144.2%
12/31/2023 TTM	61.7%	$159.38	$98.38	69.5%	$199.92	$138.88	112.5%	125.4%	141.2%
12/31/2024 TTM	62.2%	$158.07	$98.30	70.4%	$206.96	$145.77	113.3%	130.9%	148.3%
4/30/2025 TTM	62.3%	$157.24	$98.03	72.1%	$210.32	$151.62	115.7%	133.8%	154.7%

Source: Industry Report.

(1)	The competitive set for 12/31/2022 TTM includes Holiday Inn Express & Suites Hiawassee, Hampton Inn Helen, Comfort Inn & Suites Blue Ridge, Comfort Inn & Suites East Ellijay and Fairfield Inn & Suites Helen.
(2)	The competitive set for 12/31/2023 TTM, 12/31/2024 TTM and 4/30/2025 TTM includes Holiday Inn Express & Suites Hiawassee, Hampton Inn Helen, Comfort Inn & Suites Blue Ridge, Fairfield Inn & Suites Helen and Holiday Inn Express & Suites Dahlonega – University Area.
(3)	Variances between the underwriting, the appraisal and the industry report with respect to occupancy, ADR and RevPAR are attributable to variances in reporting methodologies and/or timing.
(4)	Occupancy, ADR and RevPAR for the Hampton Inn Blue Ridge Property for the 12/31/2022 TTM, 12/31/2023 TTM and 12/31/2024 TTM periods are based on an industry report and occupancy, ADR and RevPAR for the Hampton Inn Blue Ridge Property for the 4/30/2025 TTM period is based on the lender’s underwriting date.

The Market. The Hampton Inn Blue Ridge Property is located in Blue Ridge, Georgia, and is a popular tourist destination. The Hampton Inn Blue Ridge Property is connected to Atlanta through the US 76 (Appalachian Highway) runs along the north/west sides of downtown and provides access to the area from south and east Georgia. Blue Ridge Drive intersects with US 76 just north of downtown and is a primary access point to the area from the north. Frontage along W. Main Street, Messer Street, and W First St. access is provided by a curb cut on Messer Street. Due to the Hampton Inn Blue Ridge Property’s location in the mountains, major attractions in the area include outdoor activities such as hiking, camping, boating and fishing. According to the Appraisal, the Hampton Inn Blue Ridge Property’s demand segmentation is 10.0% transient corporate and 90.0% transient leisure.

According to the CoStar report, the 2024 population within a one-, three- and five-mile radius of The Hampton Inn Blue Ridge Property was 1,539, 5,568 and 11,325, respectively. The average household income for the same one-, three- and five-mile radius was $57,338, $71,367 and $75,387, respectively.

According to the appraisal, the property is located in the Georgia Northeast submarket. The appraisal did not identify any new hotels under construction or planned for near term development that are expected to directly compete with the Hampton Inn Blue Ridge Property.

The table below presents certain information relating to comparable sales pertaining to the Hampton Inn Blue Ridge Property identified by the appraisal:

Comparable Sales Summary
Property Name	Location	Year Built	Rooms	Sale Date	Sale Price / Room
Hampton Inn	Greensboro, NC	1996	125	Dec-2024	$127,000
Hampton Inn	Norfolk, VA	1990	117	Aug-2024	$59,829
Hampton Inn	Brooks, KY	1998	64	Jul-2024	$111,719
Hampton Inn	Fairburn, GA	2005	99	Jun-2024	$102,525
Hampton Inn	Lawrenceville, GA	1997	85	Apr-2024	$95,294
TownePlace Suites	Southaven, MS	2018	112	Mar-2024	$160,714
Hampton Inn & Suites National Harbor	Oxon Hill, MD	2008	154	Mar-2024	$305,195
Hampton Inn	Greenville, NC	2009	100	Dec-2023	$160,000
SpringHill Suites	Glen Allen, VA	2001	136	Sep-2023	$114,797
Hampton Inn & Suites	East Point, GA	2008	119	Sep-2023	$123,950
Holiday Inn & Suites	Asheville, NC	2017	117	Aug-2023	$205,128
Hampton Inn & Suites Southpark	Charlotte, NC	1997	124	Mar-2023	$338,710
Home2 Suites-Hilton Garden Inn	Columbia, SC	1971	223	Jun-2022	$235,874
Hyatt Regency Riverwalk	San Antonio, TX	1981	630	Apr-2024	$352,381
Hyatt House Raleigh North Hills	Raleigh, NC	2013	137	Aug-2022	$281,022
Source: Appraisal.

A-3-112

Hospitality - Limited Service	Loan #14	Cut-off Date Balance:	$16,460,013
50 West Main Street	Hampton Inn Blue Ridge	Cut-off Date LTV:	55.2%
Blue Ridge, GA 30513		UW NCF DSCR:	2.16x
		UW NOI Debt Yield:	18.0%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Hampton Inn Blue Ridge Property:

Cash Flow Analysis
	2022	2023	2024	4/30/2025 TTM	UW	UW per Room
Occupancy(1)	65.9%	69.5%	70.5%	72.1%	72.1%
ADR(1)	$196.50	$201.48	$208.52	$210.32	$210.32
RevPAR(1)	$129.55	$140.04	$146.99	$151.62	$151.62

Rooms Revenue	$5,154,118	$5,571,580	$5,863,827	$6,032,091	$6,032,188	$55,341
Food & Beverage	$895,740	$892,295	$821,410	$810,014	$810,014	$7,431
Other Revenue(2)	$133,882	$175,625	$182,003	$175,501	$175,501	$1,610
Total Revenue	$6,183,740	$6,639,500	$6,867,240	$7,017,606	$7,017,703	$64,383

Room Expense	$1,022,076	$1,167,966	$1,101,535	$1,060,886	$1,152,863	$10,577
Food & Beverage Expense	$751,798	$748,713	$661,670	$617,485	$617,485	$5,665
Other Department Expense	$30,505	$26,894	$25,150	$24,240	$24,240	$222
Total Department Expenses	$1,804,379	$1,943,573	$1,788,355	$1,702,611	$1,794,588	$16,464
Gross Operating Income	$4,379,361	$4,695,927	$5,078,885	$5,314,995	$5,223,115	$47,918

Total Undistributed Expenses	$1,724,484	$1,937,808	$1,965,544	$2,084,085	$2,084,097	$19,120
Gross Operating Profit	$2,654,877	$2,758,119	$3,113,341	$3,230,910	$3,139,018	$28,798

Real Estate Taxes	$64,800	$72,406	$65,898	$63,609	$65,900	$605
Insurance	$76,902	$119,330	$131,496	$131,600	$117,174	$1,075
Total Fixed Expenses	$141,702	$191,736	$197,394	$195,209	$183,074	$1,680

Net Operating Income	$2,513,175	$2,566,383	$2,915,947	$3,035,701	$2,955,944	$27,119
FF&E	$0	$0	$0	$0	$280,708	$2,575
Net Cash Flow	$2,513,175	$2,566,383	$2,915,947	$3,035,701	$2,675,236	$24,543

NOI DSCR	2.03x	2.07x	2.36x	2.45x	2.39x
NCF DSCR	2.03x	2.07x	2.36x	2.45x	2.16x
NOI Debt Yield	15.3%	15.6%	17.7%	18.4%	18.0%
NCF Debt Yield	15.3%	15.6%	17.7%	18.4%	16.3%

(1)	Variances between the underwriting, the appraisal and the industry report with respect to occupancy, ADR and RevPAR are attributable to variances in reporting methodologies and/or timing.
(2)	Other Revenue consists of parking fees, cancellation fees and other minor operated department revenues.

A-3-113

Mortgage Loan No. 15 – Deerpath Pavilion & Smithville Square

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:		AREF2		Single Asset/Portfolio:	Portfolio
				Location:	Various, NJ Various
Original Balance:		$15,500,000		General Property Type:	Retail
Cut-off Date Balance:		$15,500,000		Detailed Property Type:	Various
% of Initial Pool Balance:		2.3%		Title Vesting:	Fee
Loan Purpose:		Acquisition/Refinance		Year Built/Renovated(3):	Various/Various
Borrower Sponsors:		Eduard Shnayder, Aaron Polinsky		Size:	142,220 SF
		and Phillip Shelby		Cut-off Date Balance PSF:	$109
Guarantors:		Eduard Shnayder, Aaron Polinsky		Maturity Balance PSF:	$109
		and Phillip Shelby		Property Manager:	Western Building Company Inc.
Mortgage Rate:		7.2100%			(affiliated)
Note Date:		9/8/2025
Maturity Date:		10/6/2035
Term to Maturity:		120 months		Underwriting and Financial Information
Amortization Term:		0 months		UW NOI:	$2,005,741
IO Period:		120 months		UW NCF	$1,832,686
Seasoning:		0 months		UW NOI Debt Yield:	12.9%
Prepayment Provisions:		L(24),D(91),O(5)		UW NCF Debt Yield:	11.8%
Lockbox/Cash Mgmt Status(1):		Hard/In Place		UW NOI Debt Yield at Maturity:	12.9%
Additional Debt Type:		NAP		UW NCF DSCR:	1.62x
Additional Debt Balance:		NAP		Most Recent NOI:	$1,864,240 (6/30/2025 TTM)
Future Debt Permitted (Type):		No (NAP)		2nd Most Recent NOI:	$1,622,487 (12/31/2024)
Reserves(2)				3rd Most Recent NOI:	$1,329,272 (12/31/2023)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	92.5% (8/26/2025)
RE Taxes:	$113,031	$28,258	NAP	2nd Most Recent Occupancy:	90.8% (12/31/2024)
Insurance:	$35,755	$8,939	NAP	3rd Most Recent Occupancy(4):	NAV
Replacement Reserve:	$0	$2,607	NAP	Appraised Value (as of)(5):	$26,000,000 (Various)
TI/LC Reserve:	$300,000	$11,852	NAP	Appraised Value per SF:	$183
				Cut-off Date LTV Ratio:	59.6%
				Maturity Date LTV Ratio:	59.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$15,500,000	77.1%	Purchase Price:	$11,125,000	55.4%
Borrower Sponsor Equity:	$4,592,145	22.9%	Loan Payoff:	$7,723,715	38.4%
			Closing Costs:	$794,644	4.0%
			Reserves:	$448,786	2.2%
Total Sources:	$20,092,145	100.0%	Total Uses:	$20,092,145	100.0%

(1)	At origination, the Deerpath Pavilion & Smithville Square Mortgage Loan (as defined below) entered into a full cash flow sweep which will continue until the lender receives an estoppel confirming that Curexa (as defined below) has completed the buildout of its space, taken possession of the entirety of the space demised pursuant to its lease, is in full occupancy, and is paying full unabated rent in accordance with its lease. See “Major Tenants” below for additional information.
(2)	The lender reserves the right in its sole but reasonable discretion to require monthly reserve deposits for all common charges, maintenance fees and other assessments imposed pursuant to the condominium documents with respect to the Deerpath Pavilion Property (as defined below).
(3)	The Smithville Square Property (as defined below) was built in 1989 and most recently renovated in 2016. The Deerpath Pavilion Property was built from 2002-2004 and 2009.
(4)	2023 occupancy is not available as the borrower sponsors acquired the Smithville Square Property in 2024.
(5)	The appraisal concluded to an “as-is” value for the Smithville Square Property of $14,500,000 as of July 16, 2025 and an “as-is” value for the Deerpath Pavilion Property of $11,500,000 as of July 21, 2025, resulting in an aggregate “as-is” value of $26,000,000.

The Mortgage Loan. The fifteenth largest mortgage loan (the “Deerpath Pavilion & Smithville Square Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $15,500,000 and secured by a first-priority fee mortgage encumbering a two-property retail portfolio located in New Jersey (the “Deerpath Pavilion & Smithville Square Properties”).

The Borrowers and the Borrower Sponsors. The borrowers are Western RT 130 Holdings LLC and Smithville Square Borrower (individually and/or together, Western RT 9 Holdings LLC and Smithville NJ Clarke LLC), each a single-purpose New Jersey limited liability company. Smithville Square Borrower is structured as tenants-in-common. The borrower sponsors and the non-recourse carveout guarantors are Eduard Shnayder, Aaron Polinsky and Phillip Shelby. Eduard Shnayder is the co-founder and CEO of NetCost Market, a supermarket chain with locations across New York, New Jersey and Pennsylvania. Aaron Polinsky and Phillip Shelby are partners of Western Building Co., a wealth management and investment firm focused on investing in industrial and retail properties.

The Properties. The Deerpath Pavilion & Smithville Square Properties are comprised of an anchored retail center located in Galloway, New Jersey (the “Smithville Square Property”) and a shadow anchored retail center located in Hamilton, New Jersey (the “Deerpath Pavilion Property”) totaling 142,220 SF of net rentable area.

A-3-114

Retail - Various	Loan #15	Cut-off Date Balance:	$15,500,000
Various	Deerpath Pavilion & Smithville Square	Cut-off Date LTV:	59.6%
Various, NJ Various		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.9%

The Smithville Square Property. The Smithville Square Property is a 106,931 SF, anchored retail center located in Galloway, New Jersey, approximately 12.1 miles northwest of Atlantic City. The Smithville Square Property was built in 1989 and most recently renovated in 2016. The borrower sponsors acquired the Smithville Square Property in August 2024 for $13.7 million.

As of August 26, 2025, the Smithville Square Property was 93.5% occupied by 18 tenants occupying spaces ranging in size from 900 to 51,401 SF. The tenancy consists of an anchor tenant and a diverse mix of in-line shops, restaurants and a gym. There are no co-tenancies or termination options under any of the leases. Since June 2024, 23,207 SF (21.7% of NRA at the Smithville Square Property) of new or renewal leases have been executed.

The Deerpath Pavilion Property. The Deerpath Pavilion Property is a 35,289 SF, shadow anchored retail center located in Hamilton, New Jersey, approximately 10.6 miles southeast of Trenton. The Deerpath Pavilion Property shares access with a Wawa convenience store / gas station and is located across from a Shoprite supermarket. The Deerpath Pavilion Property was built from 2002-2004 and 2009 and consists of two buildings on a 4.18-acre site. The borrower sponsors acquired the Deerpath Pavilion Property in connection with the origination of the Deerpath Pavilion & Smithville Square Mortgage Loan.

As of August 26, 2025, the Deerpath Pavilion Property was 89.7% occupied by 13 tenants occupying spaces ranging in size from 1,244 to 6,710 SF. The tenancy consists of restaurants, in-line shops, salons and a gym. In addition to the retail space, there is 1,437 SF of second-floor office space that is currently vacant. There are no co-tenancies or termination options under any of the leases. Since June 2024, 11,914 SF (33.8% of NRA at the Deerpath Pavilion Property) of new or renewal leases have been executed.

The Deerpath Pavilion Property is, in whole or in part, a condominium. The borrower with respect to the Deerpath Pavilion Property owns one of the two condominium units, holds a 73.17% interest in the common elements, is entitled to 73 of 100 votes, may appoint and remove two members of the board and controls the board. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the prospectus.

The following table presents additional information summarizing the Deerpath Pavilion & Smithville Square Properties:

Portfolio Summary
Property Name	Location	Year Built / Renovated	Total SF(1)	Occ.(1)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI	% of UW NOI	Appraised Value
Smithville Square	Galloway, NJ	1989 / 2016	106,931	93.5%	$9,529,000	61.5%	$1,231,320	61.4%	$14,500,000
Deerpath Pavilion	Hamilton, NJ	2002-2004, 2009 / NAP	35,289	89.7%	$5,971,000	38.5%	$774,421	38.6%	$11,500,000
Total/ Wtd. Avg			142,220	92.5%	$15,500,000	100.00%	$2,005,741	100.00%	$26,000,000

(1)	Information is based on the underwritten rent roll dated August 26, 2025 with rent steps taken through August 2026.

Major Tenants.

Curexa East LLC (51,401 SF, 36.1% of NRA, 26.5% of UW base rent). Founded in 2003, Curexa East LLC (“Curexa”) is a family-owned pharmacy that specializes in digital and traditional pharmacy services including compounding, packaging and labeling pharmaceutical products. Curexa serves clients such as telemedicine providers, veterinarians, manufacturers and clinical research organizations worldwide, with over 100 employees stationed at the Smithville Square Property.

Curexa’s initial lease at the Smithville Square Property commenced in August 2023, however, rent was abated by 100.0% through May 2024, 75.0% from June 2024 through August 2024 and then 50.0% until November 2024, at which time Curexa began paying full rent. Curexa’s lease expires in November 2034. The Curexa space consists of 42,901 SF of laboratory and warehouse space and 8,500 SF of office space used for administrative purposes. As of September 2025, Curexa is in occupancy of the back-office space but has not yet taken occupancy of the laboratory warehouse space as it is still completing the buildout and installation of specialized lab equipment. Curexa has budgeted to spend approximately $13 million for the buildout of its space, of which $6.9 million has been spent to date on property infrastructure and new equipment that is ready to be moved to the Smithville Square Property when the buildout of the compounding rooms is completed. Curexa intends to make the Smithville Square Property its primary headquarters once the buildout is complete, which is expected by February 2026. Curexa is currently paying full rent for the entire premises and has two, five-year renewal options remaining.

At origination, the Deerpath Pavilion & Smithville Square Mortgage Loan entered into a full cash flow sweep, which will continue until the lender receives an estoppel confirming that Curexa has completed the buildout of its space, taken possession of the entirety of the space demised pursuant to its lease, is in full occupancy, and is paying full unabated rent in accordance with its lease. The Deerpath Pavilion & Smithville Square Mortgage Loan is also structured with a cash flow sweep that will commence upon Curexa’s revenue, for any trailing 12-month period, decreasing by 15.0% or more compared to its year-end 2024 revenue and/or Curexa’s EBITDA, for any trailing 12-month period, decreasing by 15.0% or more compared to its year-end 2024 EBITDA, or 36 months prior to Curexa’s lease expiration in 2034.

At origination, the Smithville Square Borrower entered into a master lease with the three guarantors as master tenant at rental terms equal to the base rent payable by Curexa under its lease less a credit for any rent actually received by the borrowers from Curexa. The master lease expires on the earlier of (i) repayment in full of the Deerpath Pavilion & Smithville Square Mortgage Loan, (ii) September 8, 2027 and (iii) such time, if any, that either (a) Curexa has completed the buildout of its space, is in full occupancy of its space and is paying full unabated rent or (b) 100.0% of the Curexa space is being re-leased to one or more replacement tenants acceptable to the lender, on the same or better economic terms, pursuant to one or more replacement leases approved by the lender in accordance with the Deerpath Pavilion & Smithville Square Mortgage Loan documents, with such replacement tenant(s) in occupancy and having paid full contractual, unabated rent for three consecutive calendar months.

A-3-115

Retail - Various	Loan #15	Cut-off Date Balance:	$15,500,000
Various	Deerpath Pavilion & Smithville Square	Cut-off Date LTV:	59.6%
Various, NJ Various		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.9%

Smithville Spirits, LLC (8,751 SF, 6.2% of NRA, 4.9% of UW base rent). Smithville Spirits, LLC (“Smithville Spirits”) is a liquor store that sells wine, spirits and other alcoholic beverages. In May 2011, Smithville Spirits assumed a previously negotiated lease from Smitty’s Wine & Spirits, LLC which originally commenced in 2007. The lease was recently amended to expire in March 2031. Smithville Spirits has no renewal options remaining.

Spigolas Restaurant (6,710 SF, 4.7% of NRA, 6.1% of UW base rent). Spigola’s Restaurant is a dining establishment specializing in traditional and modern Italian cuisine. In addition to its regular dining services, Spigola’s Restaurant provides catering options for private and semi-private events, accommodating both business and personal gatherings. Spigola’s Restaurant has been in occupancy at the Deerpath Pavilion Property since January 2025 when it commenced a five-year lease and has three, five-year renewal options remaining.

The following table presents certain information relating to the tenancy at the Deerpath Pavilion & Smithville Square Properties:

Retail Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)	Tenant SF	% of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Term. Option (Y/N)	Renewal Options
Curexa East LLC(2)	NR/NR/NR	51,401	36.1%	$563,349	26.5%	$10.96	11/30/2034	No	2 X 5 Year
Smithville Spirits, LLC(2)	NR/NR/NR	8,751	6.2%	$103,964	4.9%	$11.88	3/31/2031	No	None
Spigolas Restaurant(3)	NR/NR/NR	6,710	4.7%	$129,570	6.1%	$19.31	1/13/2030	No	3 X 5 Year
JD's Pub & Grill(2)	NR/NR/NR	5,625	4.0%	$98,400	4.6%	$17.49	1/31/2028	No	None
Anytime Fitness(2)	NR/NR/NR	5,200	3.7%	$69,000	3.2%	$13.27	10/31/2029	No	None
Subtotal/Wtd. Avg.		77,687	54.6%	$964,282	45.3%	$12.41

Other Tenants		53,906	37.9%	$1,164,271	54.7%	$21.60
Total Occupied Space		131,593	92.5%	$2,128,554	100.0%	$16.18

Vacant Space		10,627	7.5%
Total/Wtd. Avg.		142,220	100.0%

(1)	Information is based on the underwritten rent roll dated August 26, 2025 with rent steps taken through August 2026.
(2)	The tenant is in occupancy at the Smithville Square Property.
(3)	The tenant is in occupancy at the Deerpath Pavilion Property.

The following table presents certain information with respect to the lease rollover at the Deerpath Pavilion & Smithville Square Properties:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling
MTM/2025	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2026	2	2,849	2.0%	2.0%	$59,127	2.8%	2.8%	$20.75
2027	4	9,125	6.4%	8.4%	$205,445	9.7%	12.4%	$22.51
2028	6	14,792	10.4%	18.8%	$261,106	12.3%	24.7%	$17.65
2029	7	19,728	13.9%	32.7%	$382,213	18.0%	42.7%	$19.37
2030	4	12,579	8.8%	41.5%	$223,965	10.5%	53.2%	$17.80
2031	4	14,201	10.0%	51.5%	$270,143	12.7%	65.9%	$19.02
2032	2	4,918	3.5%	55.0%	$117,206	5.5%	71.4%	$23.83
2033	1	2,000	1.4%	56.4%	$46,000	2.2%	73.5%	$23.00
2034	1	51,401	36.1%	92.5%	$563,349	26.5%	100.0%	$10.96
2035	0	0	0.0%	92.5%	$0	0.0%	100.0%	$0.00
2036 & Thereafter	0	0	0.0%	92.5%	$0	0.0%	100.0%	$0.00
Vacant	0	10,627	7.5%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	31	142,220			$2,128,554	100.0%		$16.18

(1)	Information is based on the underwritten rent roll dated August 26, 2025 with rent steps taken through August 2026.

A-3-116

Retail - Various	Loan #15	Cut-off Date Balance:	$15,500,000
Various	Deerpath Pavilion & Smithville Square	Cut-off Date LTV:	59.6%
Various, NJ Various		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.9%

The Market.

The Smithville Square Property. The Smithville Square Property is located in Galloway, New Jersey, approximately 12.1 miles northwest of Atlantic City. The Smithville Square Property is situated on Smithville Boulevard (State Route 561) and is directly adjacent to State Route 9. Nearby retailers include Vincenzo’s Smithville (0.4 miles away), Wawa (0.6 miles away) and CVS (1.1 miles away).

According to the appraisal, the Smithville Square Property is located within the Atlantic City retail submarket. As of the first quarter of 2025, the Atlantic City retail submarket had an inventory of approximately 18.8 million SF of retail space with an occupancy rate of 95.5% and a monthly average asking rent of $17.87 PSF. The 2024 estimated population within a one-, three- and five-mile radius of the Smithville Square Property was 4,714, 15,894 and 36,946, respectively, and the 2024 estimated median household income within the same radii was approximately $82,331, $76,441 and $83,219, respectively.

The Deerpath Pavilion Property. The Deerpath Pavilion Property is located in Hamilton, New Jersey, approximately 10.6 miles southeast of Trenton. Nearby retailers include Wawa (shared access), ShopRite (0.5 miles away), PetSmart (0.6 miles away) and Chili’s Grill & Bar (0.5 miles away).

According to the appraisal, the Deerpath Pavilion Property is located within the Trenton retail submarket. As of the first quarter of 2025, the Trenton retail submarket had an inventory of approximately 21.6 million SF of retail space with an occupancy rate of 96.2% and a monthly average asking rent of $22.36 PSF. The 2024 estimated population within a one-, three- and five-mile radius of the Deerpath Pavilion Property was 1,200, 51,300 and 133,761, respectively, and the 2024 estimated median household income within the same radii was approximately $94,971, $109,874 and $105,910, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Smithville Square Property:

Smithville Square Market Rent Summary(1)
	Anchor	Large In-Line	Small In-Line	End Cap
Market Rent (PSF per Month)	$10.00	$12.00	$15.00	$20.00
Lease Term (Years)	10	5	5	10
Lease Type (Reimbursements)	Net	Net	Net	Net
Rent Increase Projection	10% in Year 6	3% Annually	3% Annually	3% Annually
Tenant Improvements (New Tenant) (PSF)	$12.00	$5.00	$5.00	$5.00
Tenant Improvements (Renewal) (PSF)	$6.00	$2.00	$2.00	$2.00

(1)	Source: Appraisal.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Deerpath Pavilion Property:

Deerpath Pavilion Market Rent Summary(1)
	Retail (Less than 1,400-SF)	Retail (1,400-SF to 4,000-SF)	Retail (Greater than 4,000-SF)	Office
Market Rent (PSF per Month)	$35.00	$30.00	$20.00	$15.00
Lease Term (Years)	5	5	7	5
Lease Type (Reimbursements)	Net	Net	Net	Net
Rent Increase Projection	Annual 3%	Annual 3%	Annual 3%	Annual 3%
Tenant Improvements (New Tenant) (PSF)	$15.00	$10.00	$10.00	$5.00
Tenant Improvements (Renewal) (PSF)	$5.00	$5.00	$5.00	$0.00

(1)	Source: Appraisal.

A-3-117

Retail - Various	Loan #15	Cut-off Date Balance:	$15,500,000
Various	Deerpath Pavilion & Smithville Square	Cut-off Date LTV:	59.6%
Various, NJ Various		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.9%

The following table presents recent leasing data at comparable retail properties with respect to the Smithville Square Property:

Smithville Square Comparable Retail Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (months)	Annual Base Rent PSF
Smithville Square Galloway, NJ	1989 / 2016	106,931(2)	Curexa East LLC	51,401(2)	2023(2)	135(2)	$10.96(2)
5401 Harding Highway Mays Landing, NJ	1990 / NAP	NAV	Legends Gym	14,575	2025	60	$12.00
800 Black Horse Pike Pleasantville, NJ	1984 / NAP	NAV	Happy Tree	4,535	2025	120	$15.00
Lenape Plaza Mays Landing, NJ	1974-1995 / NAP	NAV	Produce Depot	1,538	2025	36	$11.70
Ventnor Plaza Ventnor, NJ	1971-2023 / NAP	NAV	Touqeer Cuisine	2,554	2024	60	$12.00
6701 Black Horse Pike Egg Harbor Township, NJ	Ren. 1994	NAV	Essl's Restauarant	4,032	2023	84	$14.00
325 E. Jimmie Leeds Road Galloway, NJ	2005 / NAP	NAV	La Mesa Taco Bar	3,500	2023	90	$14.25
Brigantine Town Center Brigantine, NJ	1990 / NAP	NAV	Brigantine Surf Shop	3,200	2022	36	$14.25
English Creek Shopping Egg Harbor Township, NJ	1987 / NAP	NAV	Dollar Tree	8,328	2022	60	$12.50
4325 White Horse Pike Hammonton, NJ	2020 / NAP	NAV	Dollar General	9,026	2020	180	$13.04
Harbor Square Egg Harbor Township, NJ	1968-2013 / NAP	NAV	Jalapenos	2,100	2020	60	$22.86

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Information is based on the underwritten rent roll dated August 26, 2025 with rent steps taken through August 2026.

The following table presents recent leasing data at comparable retail properties with respect to the Deerpath Pavilion Property:

Deerpath Pavillion Comparable Retail Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (months)	Annual Base Rent PSF
Deerpath Pavilion Hamilton, NJ	2002-2004, 2009 / NAP	35,289(2)	Spigolas Restaurant	6,710(2)	2025(2)	60(2)	$19.31(2)
Seaview Square Shopping Center Ashbury Park, NJ	NAV	NAV	Jersey Mikes	1,795	2023	120	$30.00
Midstate Mall East Brunswick, NJ	NAV	NAV	Rai Rai Ramen	1,800	2025	60	$37.08
2 Memorial Drive Lodi, NJ	NAV	NAV	The Little Gym	4,490	2024	120	$31.93
Morris County Mall Cedar Knolls, NJ	NAV	NAV	Michaels	21,957	2025	90	$17.00
Franklin Crossing Franklin Lakes, NJ	NAV	NAV	Personal Training	2,000	2023	60	$29.00
2279 State Highway 33, Suite 514 Hamilton Township, NJ	NAV	NAV	Princeton Tax Corp, LLC	1,624	2024	36	$20.25
58-86 East Main Street Somerville, NJ	NAV	NAV	Malten Silver Group	8,500	2024	36	$22.50

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Information is based on the underwritten rent roll dated August 26, 2025 with rent steps taken through August 2026.

Appraisal. The appraisal concluded to an “as-is” value for the Smithville Square Property of $14,500,000 as of July 16, 2025 and an “as-is” value for the Deerpath Pavilion Property of $11,500,000 as of July 21, 2025, resulting in an aggregate “as-is” value of $26,000,000 for the Deerpath Pavilion & Smithville Square Properties.

Environmental Matters. According to the Phase I environmental site assessment dated July 25, 2025, there was no evidence of any recognized environmental conditions at the Deerpath Pavilion & Smithville Square Property. However, a controlled recognized environmental condition was identified in connection with a dry-cleaning tenant. See “Description of the Mortgage Pool—Environmental Considerations” in the prospectus.

A-3-118

Retail - Various	Loan #15	Cut-off Date Balance:	$15,500,000
Various	Deerpath Pavilion & Smithville Square	Cut-off Date LTV:	59.6%
Various, NJ Various		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.9%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Deerpath Pavilion & Smithville Square Properties:

Cash Flow Analysis
	2023	2024	TTM	UW	UW PSF
Base Rent(1)	$1,582,392	$1,661,638	$1,958,504	$2,398,600	$16.87
Recovery Income	$466,955	$626,549	$625,122	$659,698	$4.64
Other Income	($1,667)	$3,200	$8,000	$7,200	$0.05
Vacancy and Concessions	($2,570)	($4,290)	($9,716)	($270,046)	($1.90)
Effective Gross Income	$2,045,110	$2,287,098	$2,581,910	$2,795,451	$19.66

Taxes	$312,567	$269,439	$312,415	$339,092	$2.38
Insurance	$84,257	$93,744	$88,074	$107,265	$0.75
Other Operating Expenses	$319,014	$301,428	$317,181	$343,354	$2.41
Total Operating Expenses	$715,838	$664,611	$717,670	$789,711	$5.55

Net Operating Income	$1,329,272	$1,622,487	$1,864,240	$2,005,741	$14.10
Capital Expenditures	$0	$0	$0	$30,835	$0.22
TI/LC	$0	$0	$0	$142,220	$1.00
Net Cash Flow	$1,329,272	$1,622,487	$1,864,240	$1,832,686	$12.89

Occupancy %(2)	NAV	90.8%	91.6%	91.2%
NOI DSCR	1.17x	1.43x	1.65x	1.77x
NCF DSCR	1.17x	1.43x	1.65x	1.62x
NOI Debt Yield	8.6%	10.5%	12.0%	12.9%
NCF Debt Yield	8.6%	10.5%	12.0%	11.8%

(1)	UW Base Rent includes contractual rent steps taken through August 2026.
(2)	Historical occupancy figures represent the average occupancy in each respective year. UW Occupancy % represents underwritten economic occupancy. 2023 occupancy is not available as the borrower sponsors acquired the Smithville Square Property in 2024.

Partial Release. The borrowers are permitted to release the Deerpath Pavilion Property or Smithville Square Property from and after the earlier of (i) the date that is two years after the closing date of the WFCM 2025-C65 securitization and (ii) September 8, 2028. The borrowers may request the release of either related property in connection with a bona fide third-party sale of such property, provided that the following conditions, among others, are satisfied: (i) immediately prior to and immediately after the release, no event of default will be continuing; (ii) defeasance of an amount equal to the greater of (a) 100.0% of the net sales proceeds and (b) 125.0% of the allocated loan amount for such property; (iii) after giving effect to such release and defeasance, the remaining property achieves a debt yield no less than the greater of (a) the debt yield immediately prior to such release and (b) 12.61%; and (iv) compliance with REMIC related conditions.

A-3-119

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Contacts
Role	Party and Contact Information
Depositor	Wells Fargo Commercial Mortgage Securities, Inc.
	Attention: A.J. Sfarra	cmbsnotices@wellsfargo.com
30 Hudson Yards, 15th Floor | New York, NY 10001 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, N.A.
	Attention: Executive Vice President – Division Head	NoticeAdmin@midlandls.com
10851 Mastin Street, Building 82, Suite 300 | Overland Park, KS 66210 | United States
Special Servicer	Argentic Services Company LP
	Andrew Hundertmark	ahundertmark@argenticservices.com
740 East Campbell Road, Suite 600 | Richardson, TX 75081 | United States
Trustee	Computershare Trust Company, N.A. as agent for Wells Fargo Bank, N.A.
	Attn: Corporate Trust	cctcrebondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Operating Advisor & Asset Representations Reviewer	Pentalpha Surveillance LLC
	Attention: WFCM 2025-C65—Transaction Manager	notices@pentalphasurveillance.com
501 John James Audubon Parkway, Suite 401 | Amherst, NY 14228 | United States
This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00
*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00

Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Penalties
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals
1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Nov-25	0	0	0	0	0	0
Oct-25	0	0	0	0	0	0
Sep-25	0	0	0	0	0	0
Aug-25	0	0	0	0	0	0
Jul-25	0	0	0	0	0	0
Jun-25	0	0	0	0	0	0
May-25	0	0	0	0	0	0
Apr-25	0	0	0	0	0	0
Mar-25	0	0	0	0	0	0
Feb-25	0	0	0	0	0	0
Jan-25	0	0	0	0	0	0
Dec-24	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals
1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 25

Distribution Date:	11/18/25	Wells Fargo Commercial Mortgage Trust 2025-C65
Determination Date:	11/12/25
Record Date:	10/31/25	Commercial Mortgage Pass-Through Certificates Series 2025-C65

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 25

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of October 1, 2025 (the “Pooling and Servicing Agreement”).

Transaction: Wells Fargo Commercial Mortgage Trust 2025-C65, Commercial Mortgage Pass-Through Certificates, Series 2025-C65

Operating Advisor: Pentalpha Surveillance LLC

Special Servicer: Argentic Services Company LP

I.	Population of Mortgage Loans that Were Considered in Compiling this Report
1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.
(b)	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.
2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided to the Operating Advisor the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.
II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

C-1

calendar year on a “trust-level basis.”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]
III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer and each [INSERT IF PRIOR TO AN OPERATING ADVISOR CONSULTATION EVENT: Final] Asset Status Report.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.
4.	[LIST OTHER REVIEWED INFORMATION]
5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement with respect to Major Decisions.
6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

C-2

IV.	Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report
1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.
4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, the Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.
6.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer
C-3

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans (or portions thereof) sold by the applicable mortgage loan seller, and the terms “hereof” and “herein” will refer to the related MLPA. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.    Intentionally Omitted.

2.    Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.    Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan

D-1-1

is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.    Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.    Intentionally Omitted.

6.    Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.    Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the

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Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.    Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted

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Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.    Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to

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the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject

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to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or the related Non-Serviced Master Servicer).

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the least of (a) the maximum amount available

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under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Ratings Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer or insurers meeting the Insurance Ratings Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Ratings Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related

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Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not

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produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to

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maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property

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from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

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31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Ratings Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) Transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such

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payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a Yield Maintenance Charge or Prepayment Premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in situations where default interest is imposed.

36. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor

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conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease has occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual/360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance and attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e)   Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

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(f)    The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)   A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)    Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

38. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not

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address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39. Intentionally Omitted.

40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of the Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements, was conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by

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the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of an operations or maintenance plan that can reasonably be expected to mitigate the identified risk, and such a plan has been required to be instituted by the related Mortgagor; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

44. Intentionally Omitted.

45. Appraisal. The servicing file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) (A) is a Member of the Appraisal Institute or (B) has a comparable professional designation and possesses the level of experience required to evaluate commercial real estate collateral, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

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49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the U.S. Anti-Money Laundering Act of 2020 and the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Mortgage Loan Number as Identified on Annex A-1	Wells Fargo Bank, National Association	Argentic Real Estate Finance 2 LLC	JPMorgan Chase Bank, National Association	Goldman Sachs Mortgage Company	Societe Generale Financial Corporation	BSPRT CMBS Finance, LLC
4			BioMed MIT Portfolio

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS

None.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Wells Fargo Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(8) Permitted Liens; Title Insurance	Marriott Greensboro Downtown (Loan No. 7)	Franchisor (Marriott International, Inc.) has a right of first refusal (“ROFR”) to acquire the subject property if there is transfer of hotel or controlling direct or indirect interest in the borrower to a competitor (generally, any person that exclusively develops, operates or franchises through or with a competitor of franchisor comprising at least 10 luxury service hotels, 20 full service hotels or 50 limited service hotels). The ROFR is not extinguished by foreclosure or deed-in-lieu thereof, and if transfer to competitor is by foreclosure, or if franchisee or its affiliates become a competitor, franchisor has right to purchase hotel upon notice to franchisee. Franchisor comfort letter provides that, if lender exercises remedies against franchisee, lender may appoint a lender affiliate to acquire the property and enter into a management or franchise agreement if it is not competitor or competitor affiliate; provided, however, that a lender affiliate will not be deemed a competitor simply due to its ownership of multiple or competing hotels or having engaged managers to manage such other hotels.
(8) Permitted Liens; Title Insurance	Stor N Lock - Santa Rosa (Loan No. 22)	The Mortgaged Property is part fee/ part leasehold. The leasehold portion is the northern part of the Mortgaged Property and represents approximately 38% of the Mortgaged Property’s total land area. The Phase I environmental site assessment obtained in connection with loan origination identified previous semiconductor manufacturing uses by Golden Technology on the adjacent property as a recognized environmental condition (“REC”) for the Mortgaged Property, based on the potential impacts of various metals, volatile organic compounds and petroleum constituents in soils and groundwater. In 1996, the California Regional Water Quality Control Board (“RWQCB”) issued a letter indicating that the northern portion of the Mortgaged Property was subject to the RWQCB order pertaining to Golden Technology. In 2004, impacted soils were excavated and disposed of. Land use covenants were recorded in 2005 restricting certain affected areas (including the northern portion of the Mortgaged Property) to commercial and industrial uses. The Phase I environmental consultant recommended continued cooperation with monitoring activities and ongoing review of remediation activities. The Mortgaged Property is served by public water and sewer facilities.
(18) Insurance	4 Union Square South (Loan No. 2)	The Mortgaged Property is security for 3 pari passu notes aggregating $120,000,000. (i) Property Insurance Deductible. The related Mortgage Loan documents permit a property insurance deductible up to $250,000. The in-place deductible is $100,000. (ii) The lender control over Disbursement of Casualty/Condemnation Proceeds. The related Mortgage Loan documents provide that, provided no event of default is continuing, the lender shall disburse net proceeds less than $10 million (approximately 8.3% of the whole loan amount) to the borrower for restoration work, subject to related conditions set forth therein. (iii) Captive Terrorism Insurance Provider. The related Mortgage Loan documents provide that required terrorism
D-2-1

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
insurance may be written by a non-rated captive insurer subject to certain conditions, including, among other things: (A) TRIPRA shall be in full force and effect; (B) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (C) covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer shall be reinsured with a cut-through endorsement by an insurance company rated S&P “A-” and Moody’s “A2” or better or, if Moody’s does not rate such insurer, Best’s “A-/VIII” or better; (D) all reinsurance agreements between the captive insurer and other reinsurance providers shall be reasonably acceptable to lender; and (E) such captive insurer shall be licensed in the State of New York or other jurisdiction to the extent reasonably approved by lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.
(18) Insurance	Market Place Center (Loan No. 3)	The Mortgaged Property is security for 5 pari passu notes aggregating $135,000,000. The loan documents permit a property insurance deductible up to $1,500,000. The in-place deductible is $500,000.
(18) Insurance	Marriott Greensboro Downtown (Loan No. 7)	The related Mortgage Loan documents permit a property insurance deductible up to $100,000. The in-place deductible is $100,000.
(28) Recourse Obligations	All Wells Fargo Loans (Loans No. 2, 3, 7, 9, 14, 17 and 22)	With respect to actions or events triggering recourse to the borrower or guarantor, the related Mortgage Loan documents may provide additional qualifications or limitations, including those related to knowledge or intent, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, actions other than borrower-affiliated parties are involved, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower's access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser or time-limited violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower's inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
(31) Acts of Terrorism Exclusion	All Wells Fargo Loans (Loans No. 2, 3, 7, 9, 14, 17 and 22)	To the extent exceptions have been taken to the Insurance representation (#17) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.
(33) Single-Purpose Entity	Market Place Center (Loan No. 3)	The mortgaged property is security for 5 pari passu notes aggregating $135,000,000. The loan documents permit property revenues to be managed and accounted for pursuant to a centralized cash management system between the borrower and any one of the following affiliates of Borrower: The Irvine Company LLC, The Irvine Company Acquisition and Development or Irvine Management Company (together, “permitted affiliates”), in which such funds are deposited into a concentration
D-2-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
account owned, maintained and administered by any of the permitted affiliates and into which funds from other affiliates of The Irvine Company are also deposited. All funds in the concentration account are required to be tracked so that the cash attributable to the borrower will be accurately monitored and ascertainable, and the Borrower’s obligations will not be paid from funds attributable to the permitted affiliates, as applicable, or any affiliate of any of the foregoing. The Cash Management System is covered in the non-consolidation opinion.
(33) Single-Purpose Entity	Hampton Inn Danville (Loan No. 17)	The SPE borrower previously owned an adjacent unimproved property at 1390 Piney Forest Road, Danville, VA that was out-conveyed to an affiliate prior to loan origination. The Phase I environmental site assessment obtained in connection with loan origination included the prior owned property, and no environmental issues were identified. The loan documents provide that the borrower and guarantors have personal liability for losses related to such prior owned property.
D-2-3

Argentic Real Estate Finance 2 LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(7) Liens; Valid Assignment	MRN Portfolio (Loan No. 10)	The sole tenant at the 413 Prospect Mortgaged Property, Red Steakhouse, has a right of first refusal (“ROFR”) to purchase the 413 Prospect Mortgaged Property if Mortgagor receives a bona fide third-party offer to purchase the 413 Prospect Mortgaged Property. Upon receipt of notice from the Mortgagor of a bona fide third-party offer, Red Steakhouse will have five days to exercise its ROFR.
(7) Liens; Valid Assignment	CVS-Walgreens Portfolio (Loan No. 13)	The sole tenant at the Walgreens Ellicott Mortgaged Property, Walgreen Co., has a right of first refusal (“ROFR”) to purchase the Walgreens Ellicott Mortgaged Property if Mortgagor receives a bona fide third-party offer to purchase the Walgreens Ellicott Mortgaged Property. Upon receipt of notice from the Mortgagor of a bona fide third-party offer, Walgreen Co. will have 20 days to exercise its ROFR.
(8) Permitted Liens; Title Insurance	MRN Portfolio (Loan No. 10)	See exception to Representation and Warranty No. 7.
(8) Permitted Liens; Title Insurance	CVS-Walgreens Portfolio (Loan No. 13)	See exception to Representation and Warranty No. 7.
(15) Actions Concerning Mortgage Loan	Arapaho and Crystal Pointe Flex Portfolio (Loan No. 8)	Highland Capital Management, LP (“Highland”), an entity that is affiliated with the related borrower sponsor and guarantor, filed for bankruptcy protection in 2019. The bankruptcy trustee has sought to recover more than $60,000,000 from the related guarantor and affiliated entities in connection with litigation relating to a series of simple demand notes (the “Demand Notes”) and term notes (the “Term Notes”) made between certain defendants and Highland. In July 2023, a federal court entered (i) a final judgment against a principal of the related guarantor, in the total amount of $9,873,384 for accrued and unpaid principal and interest related to three Demand Notes that were issued in February and August of 2018 (the “Arapaho Borrower Principal Final Judgement”) and (ii) a final judgement determining that a variety of affiliated entities were liable for the accrued principal and interest outstanding under the remaining Demand Notes and Term Notes (the “Entity Final Judgment”). The Arapaho Borrower Principal Final Judgment and the Entity Final Judgment do not expressly include any rulings against the related guarantor. However, the related guarantor entity is an irrevocable trust that represents the assets of the principal of the related guarantor and may be used to satisfy the terms of the Arapaho Borrower Principal Final Judgment. The borrower sponsor reported that, on July 17, 2025, the related guarantor filed a motion to dismiss any claims asserted against it in the Highland bankruptcy proceedings; the motion remains pending. The Arapaho Principal Final Judgement is mitigated by the fact that the related guarantor has reported a net worth of over $66,104,309 and liquid assets valued at approximately $36,981,388. Pursuant to the related guaranty agreement, the related guarantor is required to maintain a net worth of not less than $41,000,000 and liquidity of not less than $4,100,000. Notwithstanding the foregoing, there can be no assurance that the guarantor will continue to satisfy the liquidity and net worth requirements in the future.
D-2-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(18) Insurance	CVS-Walgreens Portfolio (Loan No. 13)	The sole tenant at each Mortgaged Property has the right pursuant to its respective lease to hold and disburse insurance proceeds or awards with respect to any repair or restoration as a result of a casualty or condemnation. The Mortgage Loan documents provide recourse to the Mortgagors and the guarantors for any losses to the Mortgagee resulting from any proceeds not applied in accordance with the Mortgage Loan documents and for any and all insurance proceeds deficiencies.
(26) Local Law Compliance	Arapaho and Crystal Pointe Flex Portfolio (Loan No. 8)	Certain fire and/or building code violations are open at the Mortgaged Properties. Pursuant to the Mortgage Loan documents, the applicable Mortgagor is required to remedy the open code violations by March 4, 2026, provided that, if the open code violations have not been remedied by such time period due to delays caused by the applicable governmental authority and the Mortgagors have promptly commenced action within the initial period and thereafter diligently and continuously pursue the cure of the open code violations, such period will be subject to an extension as is reasonably necessary for the applicable Mortgagor to the remedy the open code violations but such additional period may not exceed any additional six month period.
(26) Local Law Compliance	MRN Portfolio (Loan No. 10)	Certain fire and/or building code violations are open at the Windsor Building, Woolworth, 413 Prospect, W.T. Grant Retail, Sincere Retail and Corts Building Mortgaged Properties. Pursuant to the Mortgage Loan documents, within 90 days of the origination date, the Mortgagor is required to use commercially reasonable efforts to deliver to the Mortgagee, an updated zoning report with respect to each applicable Mortgaged Property, including that there are no open violations against the applicable Mortgaged Property. The Mortgage Loan documents provide recourse to the Mortgagor and the guarantor for any losses to the Mortgagee resulting from such violations.
(26) Local Law Compliance	Princessa Plaza (Loan No. 20)	Certain building code and fire code/life safety violations are open at the Mortgaged Property. Pursuant to the Mortgage Loan documents, the Mortgagor is required to cure or cause the applicable tenant to cure such open violations within 90 days of the origination date. The Mortgagor is required to deliver evidence reasonably satisfactory to the Mortgagee that any such open violations have been remedied and removed; provided, however, that so long as the Mortgagor is diligently and expeditiously pursuing the remedy of such open violations and provides evidence to the Mortgagee of the same, the Mortgagee may reasonably extend such timeframe in its sole reasonable discretion. The Mortgage Loan documents provide recourse to the Mortgagor and the guarantor for any losses to the Mortgagee resulting from such violations.
(27) Licenses and Permits	MRN Portfolio (Loan No. 10)	Certificates of occupancy have not been obtained for all or portions of the Buckeye Building, W.T. Grant Retail, MFG Building, Kresge Building and Commercial Building Mortgaged Properties. Pursuant to the Mortgage Loan documents, within 30 days after the origination date, the Mortgagor must use commercially reasonable best efforts to obtain and deliver current, valid certificates of occupancy identified in the Mortgage Loan documents and to deliver final zoning reports for each applicable Mortgaged Property confirming that all required certificates of occupancy are on file with the City of Cleveland, Ohio. The Mortgagee may, in its sole discretion, extend such deadline in additional 30-day periods so long as the
D-2-5

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
Mortgagee is satisfied that the Mortgagor is diligently pursuing completion of the foregoing requirements, and may waive such requirements upon receipt of satisfactory evidence that certificates of occupancy are not required. The Mortgage Loan documents provide recourse to the Mortgagor and the guarantor for any losses to the Mortgagee resulting from the Mortgagor’s breach or failure to comply with such requirements.

D-2-6

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(7) Lien; Valid Assignment	BioMed MIT Portfolio (Loan No. 4)

Each of the individual Mortgaged Properties is subject to (i) a lease by the Massachusetts Institution of Technology, as the landlord (“MIT”), and a wholly-owned subsidiary of MIT, as the tenant (the “Prime Lessee”) (the “Prime Ground Lease”) and (ii) a lease by the Prime Lessee, as the landlord (in such capacity, the “Sub-Landlord”), and the borrower, as the tenant (the “Sub-Ground Lease”). Pursuant to each of the Sub-Ground Leases, the borrower has granted to the Sub-Landlord (i) a right of first refusal to finance the applicable BioMed MIT Portfolio property, which the Sub-Landlord waived in connection with the making of the BioMed MIT Portfolio Whole Loan and (ii) a right of first refusal to purchase the sub-ground leasehold interest in the premises and its interest in the improvements in the event that the borrower receives a bona fide offer from any third party to purchase its sub-ground leasehold interest. In each of the Sub-Ground Leases, the right of first refusal does not apply in connection with an offer or bid received in connection with a deed or grant in lieu of foreclosure, the sale in foreclosure by a first mortgagee, or a sale by a first mortgagee or its nominee subsequent to acquiring title through a deed or grant in lieu of foreclosure. Sub-Landlord assigned its right of first refusal contained in each of the Sub-Ground Leases to MIT. Each of the Prime Ground Leases also contains the foregoing right of first refusal, granted in favor of MIT, which does not apply in connection with borrower financing its sub-leasehold interest under the Sub-Ground Lease or a foreclosure of the Sub-Landlord’s interest in the Prime Ground Lease, respectively.

The lender may (i) sell or otherwise transfer the BioMed MIT Portfolio Whole Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the BioMed MIT Portfolio Whole Loan and the BioMed MIT Portfolio Whole Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization, as defined below) may only be to an eligible assignee as more fully described in the Whole Loan documents or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Mortgage Loan and the related Mortgage Loan documents (a “Securitization”).

(7) Lien; Valid Assignment	Washington Square (Loan No. 11)

For so long as no event of default under the related Washington Square Whole Loan exists, the Washington Square Whole Loan documents prohibit the lender from selling any portion of the Mortgage Loan, other than sales of securities as a result of a securitization, to Simon Property Group, Brookfield Property Partners LP, Westfield Group, Taubman Centers, Inc., CBL & Associates, Pennsylvania Real Estate Investment Trust (PREIT), Washington Prime, Kimco Realty, Starwood Retail, Pyramid Management Group, Unibail-Rodamco, Ashkenazy Development Inc. or Centennial (or any entity controlled by any of the foregoing).

The borrower has the right to obtain a PACE Loan (as defined below) for an amount not to exceed $10,000,000, without the consent of the lender or rating agency

D-2-7

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

confirmation. “PACE Loan” means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the Mortgaged Property.

(8) Permitted Liens; Title Insurance	Washington Square (Loan No. 11)	The borrower has the right to obtain a PACE Loan (as defined below) for an amount not to exceed $10,000,000, without the consent of the lender or rating agency confirmation. “PACE Loan” means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the Mortgaged Property.
(18) Insurance	Market Place Center (Loan No. 3)	The Mortgaged Property is security for 5 pari passu notes aggregating $135,000,000. The loan documents permit a property insurance deductible up to $1,500,000. The in-place deductible is $500,000.
(18) Insurance	BioMed MIT Portfolio (Loan No. 4)	The threshold at or above which the lender has the right to hold and disburse insurance proceeds is, with respect to an individual Mortgaged Property, the greater of (x) 10% of the sum of the allocated loan amount of such individual Mortgaged Property, and, if applicable, the allocated loan amount for such individual Mortgaged Property under any related mezzanine loan and (y) 5% of the sum of the outstanding principal amount of the related Whole Loan and, if applicable, the outstanding principal amount of any related mezzanine loan.
(18) Insurance	Coastal Equities Portfolio (Loan No. 5)

The Mortgagors are permitted to finance the payment of the insurance premiums through a third-party premium financing company under a premium finance agreement (the “Premium Finance Agreement”), provided (A) the Mortgagors are required to submit to the lender evidence of payment of each and every installment due under the Premium Finance Agreement as each installment becomes due and payable; and (B) the premium financing company must have agreed to provide the lender with notice in the event of cancellation of the Policies that are subject to the Premium Finance Agreement.

The Mortgagors may rely on any tenant maintaining all or a portion of the property insurance coverage required under the Mortgage Loan documents to the extent, among other conditions (i) such tenant is in actual, physical possession of the entire leased premises and is open to the public for business during customary hours, (iii) such tenant has satisfied all insurance requirements set forth in its lease and is permitted to maintain insurance for the applicable individual Mortgaged Property pursuant to its lease, (iv) such tenant has provided third-party insurance which satisfies the insurance requirements set forth in the Mortgage Loan documents, (v) such tenant’s lease provides that such lease will remain in full force and effect without any right to rental abatement following a casualty

D-2-8

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

or to the extent such tenant’s lease is terminated following any casualty, the applicable insurance proceeds will be deposited with the Mortgagors and/or the lender, (A) the lender is named as a loss payee, as required pursuant to the Mortgage Loan documents, on each of the insurance policies maintained by such tenant and (B) the Mortgagors are named as an additional insured or additional named insured on each of the insurance policies maintained by such tenant (collectively the “Tenant Insurance Conditions”). If any of the Tenant Insurance Conditions are not satisfied, the Mortgagors are required to, at the Mortgagors’ sole cost and expense, promptly procure and maintain either (x) “primary” insurance coverage in the event that the tenant under the lease does not provide the applicable insurance coverage required in the Mortgage Loan documents “excess and contingent” insurance coverage, in the event that the tenant under the lease does not have sufficient insurance coverage to meet the requirements in the Mortgage Loan documents, in each case, over and above any other valid and collectible coverage then in existence, as will be necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions under the Mortgage Loan documents.

(18) Insurance	Washington Square (Loan No. 11)	The Mortgage Loan documents permit (i) a property insurance deductible of up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property subject to a $500,000 minimum and (ii) a liability insurance deductible up to $500,000.
(18) Insurance	Washington Square (Loan No. 11)	The Mortgage Loan documents permit the Mortgagor to maintain insurance policies which do not meet the requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”) so long as the Mortgagor has received the lender’s prior written consent thereto and confirmed that the lender has received rating agency confirmation with respect to any such Non-Conforming Policy.
(26) Local Law Compliance	Coastal Equities Portfolio (Loan No. 5)	The individual Mortgaged Properties identified on Annex A-1 as Glenwood Shopping Plaza, Hungarybrook Shopping Center, Collins Plaza, Northeast Plaza, The Home Depot have various open code violations, which the Mortgagors are required to clear within 60 following loan origination (with applicable extensions as provided in the Mortgage Loan documents). The Mortgage Loan documents provide for non-recourse carveout for losses associated with failure to resolve such open code violations.
(27) Licenses and Permits	512 West 22nd Street (Loan No. 1)	As of the origination date, no temporary certificate of occupancy was in place with respect to the Mortgaged Property. Under the related loan agreement, within 90 days of closing, the Mortgagor is required to obtain and deliver to lender one or more temporary certificates of occupancy for the entire period, provided, that if the Mortgagor is unable to obtain such temporary certificate of occupancy within such 90-day period, provided, that if the Mortgagor is unable to obtain such temporary certificate of occupancy within such ninety 90 day period after using diligent effort to do so, such 90 day period will be extended for such time as is reasonably necessary (but in no event more than an additional 275 days) for the Mortgagor, in the exercise of due diligence, to obtain such temporary
D-2-9

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
certificate of occupancy, so long as the Mortgagor has provided evidence reasonably acceptable to the lender that borrower is using diligent efforts to obtain such temporary certificate of occupancy. There is a loss carveout for the failure to obtain and/or maintain a temporary certificate of occupancy with respect to the Mortgaged Property.
(28) Recourse Obligations	BioMed MIT Portfolio (Loan No. 4)

Clause (a)(ii) is limited to affirmative collusion in writing.

Clause (a)(iii) is not a full recourse item (but loss recourse).

The non-recourse carveout guarantor’s liability with respect to the items in clause (a)(i) and (a)(ii) are limited to 15% of the outstanding Whole Loan amount (but in no event will the carveout guarantor’s aggregate liability be less than $100,000,000), plus costs of enforcement.

With respect to clause (b)(i): security deposits, recourse is limited to after an event of default, and all recourse under clause (b)(i) is limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Whole Loan documents or applied to pay other obligations required to be paid pursuant to the Whole Loan documents, or otherwise delivered to the Mortgagee.

With respect to clause (b)(iii), the environmental covenants do not trigger recourse to the guarantor, except, subject to a cap equal to the aggregated PLL policy limit of $20,000,000 per incident and $25,000,000 in the aggregate for the Mortgaged Properties, to the extent that the Mortgagors obtain a pollution legal liability policy (the “PLL Policy”) that does not run through at least two years past the then-current maturity date of the Whole Loan (the “Required PLL Period”) and the Mortgagors fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Whole Loan documents, any liability pursuant to the related environmental indemnity agreement that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender.

With respect to (b)(iii), there is no separate environmental indemnitor with respect to the Whole Loan.

The obligations of the Mortgagor, as environmental indemnitor, under the related environmental indemnity agreement will terminate and be of no further force and effect on the second anniversary of the date on which the Mortgage Loan is paid in full in the ordinary course, provided that, among other conditions, the Mortgagor, at its sole cost and expense, delivers to the indemnitee an environmental assessment report relating to the Mortgaged Property, in form and substance reasonably acceptable to the indemnitee and otherwise in accordance with the environmental indemnity agreement.

D-2-10

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(28) Recourse Obligations	512 West 22nd Street (Loan No. 1)

With respect to (a)(i), there is a full recourse carveout under the Mortgage Loan documents for the Mortgagor filing an involuntary bankruptcy petition or consenting to or otherwise joining in any involuntary bankruptcy petition but there is no full recourse carveout for acquiescing in a bankruptcy petition.

With respect to (b)(i), there is a loss carveout under the Mortgage Loan documents for the misappropriation of rents during the continuance of an Event of Default (as opposed to after an Event of Default).

With respect to (b)(iii), there is no carveout for a breach of environmental covenants. However, there is a separate environmental indemnity signed by the Mortgagor and guarantor but it terminates two years after the date of the full and indefeasible payment of the debt by the Mortgagor (the “Repayment Date”) and the Mortgagor’s satisfaction of certain conditions, including the delivery of an updated Phase I dated no earlier than 90 days of the Repayment Date.

The obligations of the Mortgagor and the non-recourse carveout guarantor, as environmental indemnitors (individually and collectively, the “Indemnitor”), under the related environmental indemnity agreement will terminate and be of no further force and effect on the second anniversary of the date on which the Mortgage Loan is paid in full in the ordinary course, provided that, among other conditions, the Indemnitors, at its sole cost and expense, delivers to the indemnitee an environmental assessment report relating to the Mortgaged Property, in form and substance reasonably acceptable to the indemnitee and otherwise in accordance with the environmental indemnity agreement.

(28) Recourse Obligations	Market Place Center (Loan No. 3)	The obligations of the Mortgagor and the non-recourse carveout guarantor, as environmental indemnitors (individually and collectively, the “Indemnitor”), under the related environmental indemnity agreement will terminate and be of no further force and effect on the third anniversary of the date on which the Mortgage Loan is paid in full in the ordinary course, provided that, among other conditions, the Indemnitors, at its sole cost and expense, delivers to the indemnitee an environmental assessment report relating to the Mortgaged Property, in form and substance reasonably acceptable to the indemnitee and otherwise in accordance with the environmental indemnity agreement.
(28) Recourse Obligations	Washington Square (Loan No. 11)

Recourse for voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents are limited to damages under the Mortgage Loan Documents, rather than full recourse.

Recourse for damages for misappropriation of rents after an event of default, insurance proceeds, or condemnation awards is limited to intentional misappropriation.

The Mortgage Loan documents do not expressly provide for recourse for misappropriation of security deposits.

The obligations and liabilities of Indemnitor under the related environmental indemnity agreement will terminate two years after the earlier to occur of (i) the repayment of

D-2-11

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

the Mortgage Loan in full and the satisfaction of all obligations of the Mortgagor and the related non-recourse carveout guarantor (individually and collectively, the ”Indemnitor”) under the Mortgage Loan documents (except any such obligations, such as indemnification obligations which expressly survive repayment in full of the Mortgage Loan), and (ii) an indemnified party or an agent thereof has acquired possession of or title to the Mortgaged Property by foreclosure, exercise of power of sale or deed in lieu thereof.

(29) Mortgage Releases	BioMed MIT Portfolio (Loan No. 4)

The related Mortgagors may at any time obtain the release of an individual Mortgaged Property (each, a “Release Property”) from the lien of the Whole Loan and the release of the applicable Mortgagor’s obligations under the Whole Loan documents with respect to the released Mortgaged Property, subject to the satisfaction of certain conditions, including, among other conditions, (a) (x) if prior to December 9, 2034 (the “Permitted Par Prepayment Date”), the Mortgagors have completed a defeasance of the portion of the Whole Loan in connection with the release of an individual Mortgaged Property (the “Property Partial Defeasance”) by partially defeasing the Whole Loan in an amount equal to the applicable Release Amount, plus the applicable lender’s allocation of any amount of the Whole Loan that need to be reduced for the debt service coverage ratio after such partial release to equal the debt service coverage ratio at loan origination or the applicable Low DSCR Release Amount (as defined below), all in accordance with the applicable terms and conditions of the Whole Loan documents or (y) if on or after the Permitted Par Prepayment Date, the Mortgagors have paid the applicable Release Amount; and (b) satisfaction of REMIC related requirements. As used herein, “Release Amount”, means, for an individual Mortgaged Property, the lesser of: (a) the outstanding debt amount (plus interest and any other amounts that may be due); or (b) an amount equal to the allocated loan amount for such Release Property (the “Allocated Loan Amount”) multiplied by (1) 105% until such time that the outstanding Whole Loan amount has been reduced to $927,500,000 and (2) thereafter, 110%.

In addition, if the debt service coverage ratio requirement in connection with a partial release is not satisfied and the release of an individual Mortgaged Property is in connection with an arms-length transaction to a third party (provided that if a Blackstone entity controls the related Mortgagor, such transfer may be to an affiliate in certain circumstances), or pursuant to a tenant purchase option, the Mortgagors may obtain the release of such Mortgaged Property upon a partial defeasance of the Whole Loan in an amount (the “Low DSCR Release Amount”) equal to the lesser of (i) 100% of the net sales proceeds derived from the sale of such individual Mortgaged Property and (ii) the greater of (x) the applicable Release Amount for such individual Mortgaged Property and (y) an amount necessary to, after giving effect to such release, satisfy the foregoing debt service coverage ratio requirement. Such provision may result in a Mortgaged Property being released upon prepayment or defeasance of an amount that is less than its Allocated Loan Amount, subject to satisfaction of REMIC related requirements.

D-2-12

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

In the event of any release of a portion of an individual Mortgaged Property (each, an “Individual Property”) that is not (x) a full Individual Property release subject to the Whole Loan documents or (y) a release of any parcels or rights that are non-income producing or not essential to the operation of the Mortgaged Properties in accordance with the Whole Loan documents, the lender has agreed that consent to such release is not required to be conditioned upon a partial defeasance of the Loan in excess of the lesser of (x) the lender’s allocation of 100% of the net sales proceeds derived from the sale of such portion of such Individual Property or (y) the agreed upon release amount for the release of such portion of the Individual Property, unless a greater amount is required to be partially defeased in order for the securitization to maintain its status as a REMIC trust. In connection with a release in connection with any purchase option granted to a tenant (each such purchase option, a “Tenant Purchase Option”, and any such release, a “Tenant Purchase Option Release”), the amount of the outstanding Whole Loan amount required to be partially defeased by the Mortgagor in connection with such Tenant Purchase Option Release must be equal to the lesser of (i) the lender’s allocation of 100% of the net sales proceeds derived from the exercise of the Tenant Purchase Option and (ii) the greater of (1) an amount necessary to, after giving effect to such release, satisfy the debt service coverage ratio required in connection with any partial release in accordance with the Whole Loan documents and (2) the applicable Release Amount for the Release Property. Such provision may result in a Mortgaged Property or portion thereof being released upon prepayment or defeasance of an amount that is less than its Allocated Loan Amount, subject to satisfaction of REMIC related requirements.

The Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of the Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the Mortgagor delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.

(30) Financial Reporting and Rent Rolls	BioMed MIT Portfolio (Loan No. 4)	With respect to annual financials, the Mortgagors must provide a complete copy of the Mortgagors’ (or, at the Mortgagors’ election, any direct or indirect owner of the Mortgagors; provided that as of the date of such annual financial statements, the aggregate square footage of the improvements at the Mortgaged Properties accounts for 80% or more of the aggregate rentable square footage at all Mortgaged Properties owned directly or indirectly by such entity) annual financial statements audited by a Big Four accounting firm or other independent certified public accountant reasonably approved by Lender and prepared in accordance with approved accounting principles.
(31) Acts of Terrorism Exclusion	BioMed MIT Portfolio (Loan No. 4)	The Mortgage loan documents permit terrorism insurance to be written by a non-rated captive insurer owned by Gryphon Core, LLC through one of its protective cells (“Gryphon”), subject to satisfaction of the conditions set forth in the Mortgage Loan documents, including that covered losses which are not reinsured by the federal
D-2-13

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
government under TRIPRA and paid to Gryphon will be reinsured with a cut through endorsement acceptable to the Mortgagee and the rating agencies by insurance companies which satisfy the rating requirements set forth in the loan agreement.
(31) Acts of Terrorism Exclusion	Washington Square (Loan No. 11)	The Mortgage Loan documents permit terrorism insurance to be maintained under a blanket policy that covers more than one location within a one thousand foot radius of the Mortgaged Property (the “Radius”), and such coverage is permitted to be in an amount equal to not less than $1,000,000,000 per occurrence rather than in the amount of the aggregate insurable values of the properties within the Radius.
(32) Due on Sale or Encumbrance	BioMed MIT Portfolio (Loan No. 4)

The Whole Loan documents permit free transfers or pledges of interests in an Excluded Entity. As used herein, “Excluded Entity” is defined as any entity comprising Initial Sponsor or any other Approved Sponsor Entity or any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor or any other Approved Sponsor Entity. “Initial Sponsor” means certain Blackstone funds specified or described in the Whole Loan documents. “Approved Sponsor Entity” means any entity comprising Initial Sponsor and/or certain Blackstone funds specified or described in the Whole Loan documents, as well as other Blackstone affiliates as described in the Whole Loan documents.

The Whole Loan documents provide that none of the Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in the Mortgagor up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan.

Upon satisfaction of certain conditions set forth in the Whole Loan documents, certain transfers are permitted without the Mortgagee’s consent, including, without limitation, after giving effect to such sale or pledge, (A) one or more of the, among other entities, initial sponsor and any Blackstone fund entity (each, an “Approved Sponsor Entity”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest, where “Required Ownership Interest” means (i) for so long as one or more Approved Sponsor Entities individually or collectively controls the Mortgagor and the related mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower, or (ii) in the event that an Approved Sponsor Entity does not individually or collectively control the Mortgagor and the related mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower.

(33) Single-Purpose Entity	Market Place Center (Loan No. 3)	The mortgaged property is security for 5 pari passu notes aggregating $135,000,000. The loan documents permit property revenues to be managed and accounted for
D-2-14

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
pursuant to a centralized cash management system between the borrower and any one of the following affiliates of Borrower: The Irvine Company LLC, The Irvine Company Acquisition and Development or Irvine Management Company (together, “permitted affiliates”), in which such funds are deposited into a concentration account owned, maintained and administered by any of the permitted affiliates and into which funds from other affiliates of The Irvine Company are also deposited. All funds in the concentration account are required to be tracked so that the cash attributable to the borrower will be accurately monitored and ascertainable, and the Borrower’s obligations will not be paid from funds attributable to the permitted affiliates, as applicable, or any affiliate of any of the foregoing. The Cash Management System is covered in the non-consolidation opinion.
(33) Single-Purpose Entity	Coastal Equities Portfolio (Loan No. 5)	The Mortgagors of Summer Commons Mortgaged Property and the Plank Plaza Mortgaged Property previously owned properties other than the Summer Commons Mortgaged Property and the Plank Plaza Mortgaged Property (such previous ownerships, collectively, the “Previous Ownership”). The Mortgage Loan documents provide for non-recourse carveout for losses associated with the Previous Ownership.
(33) Single-Purpose Entity	Washington Square (Loan No. 11)	In a certificate delivered in connection with the origination of the Mortgage Loan, the Mortgagors certified that, to their knowledge since its formation, the Mortgagor PPR Washington Square has never owned any property other than its fee interest in the Mortgaged Property, and (1) until February 13, 2025, adjacent real property conveyed to PPR Square Too LLC and (2) until January 4, 2023, adjacent real property condemned by the State of Oregon Department of Transportation for public use.
(34) Defeasance	BioMed MIT Portfolio (Loan No. 4)	All exceptions to Representation 29 are also exceptions to this Representation 34.
(34) Defeasance	Washington Square (Loan No. 11)	In connection with a defeasance, the Mortgagors’ obligation to pay servicing fees is capped at $25,000.
(36) Ground Leases	BioMed MIT Portfolio (Loan No. 4)

Under each related Sub-Ground Lease securing the Whole Loan (which, for the avoidance of doubt, is not secured by the prime lease underlying the ground leases):

With respect to clause (b), the Sub-Ground Lease cannot be modified, terminated, amended, altered or cancelled by the landlord, nor will a surrender of the premises be accepted by the landlord, without the prior written consent of the lender (unless such amendment is permitted pursuant to the related loan documents and the Mortgagor warrants and represents the same to Sub-Lessor). Under the related Whole Loan documents, the Mortgagor may not, without the prior consent of the lender (which consent may not be unreasonably withheld, conditioned or delayed), modify, change, supplement, alter or amend the Sub-Ground Lease in a manner that could reasonably be expected to result in a material adverse effect on the applicable individual Mortgaged Property.

With respect to clause (e), each Mortgagor has the right to assign its sublease to the lender and a securitization trust. However, any subsequent transfers after a foreclosure or enforcement action would require satisfaction of the

D-2-15

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

transfer provisions, including confirmation from the landlord that the proposed transferee satisfies the transferee requirements, which include that the Mortgagee must be an “Approved First Mortgagee”. An “Approved First Mortgagee” means, subject to certain additional conditions set forth in each related sublease, (A) any mortgage lender approved by the landlord or (B) any one or combination of the following persons: (i) any bank, trust company or national banking association, acting for its own account or in a fiduciary capacity; (ii) any charitable foundation or eleemosynary institution other than an educational institution or charitable or nonprofit organization which by its ownership of the premises would cause the same to be exempt from property taxes under the laws of the Commonwealth of Massachusetts and other than an educational institution or charitable or nonprofit organization with a principal office in the City of Cambridge; (iii) any insurance company; (iv) any pension or retirement trust or fund for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, or if self-managed, having gross assets of at least $50,000,000; (v) any investment company, as defined in the Investment Company Act of 1940, as amended; (vi) any government or public employees' pension or retirement system, or any other governmental agency supervising the investment of public funds; (vii) “real estate investment trust,” as defined in Section 856 of the Internal Revenue Code of 1954, as amended, or any subsidiary thereof, the shares of which are traded on a nationally recognized stock exchange, or (viii) any federal or state government agency or body politic and corporate incorporated under the laws of the Commonwealth of Massachusetts or corporations established by federal law; provided that in the case of each of clauses (i)-(vii) above: (a) such person is not an affiliate; (b) such person has a reputation of high quality; (c) such person has, in the reasonable opinion of Sub-Landlord, the qualifications, experience and financial responsibility required to employ and administer the personnel and/or independent contractors necessary to fulfill the obligations contained in the Sub-Ground Lease for the continued first class management and operation of the related improvements; (d) the transaction of business with such person shall not violate or conflict with any written policy of Sub-Landlord in effect prior to the date on which Sub-Landlord receives a request for confirmation that such person meets the requirements for an Approved First Mortgagee; (e) if such person is chartered, or directly controlled by a person chartered, in a country other than the United States of America, the transaction of business with such person shall not violate or otherwise be in conflict with any law, regulation, order or decree of the government of the United States of America; and (f) the information concerning such person required pursuant to the provisions of the Sub-Ground Lease has been submitted to Sub-Landlord in conformity with such provisions.

With respect to clause (i), without the Sub-Landlord’s prior consent, the tenant may not enter into any subleases (i) covering an aggregate rentable floor area greater than 25,000 square feet, (ii) having a term longer than 10 years (including options to extend), (iii) having a term which

D-2-16

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

extends beyond the term of the Sub-Ground Lease, (iv) providing parking in garage facilities at less than fair market rents or fees, or (v) with an affiliate, without the prior consent of the landlord, not to be unreasonably withheld.

With respect to clause (j), with respect to casualty proceeds, if the total amount of the proceeds exceeds $100,000, the proceeds are required to be paid into an escrow account with an escrow agent appointed by Approved First Mortgagee, which has the right to appoint itself as the escrow agent. Payments from the escrow account are required to be made in accordance with the Sub-Ground Lease (i.e., on a progress payment basis against architect certified vouchers). Unless the Sub-Ground Lease is being terminated, the tenant must fully restore the improvements, and the insurance proceeds must be used for such purpose. Unless there is substantial damage or destruction (i) which damage is such that the reconstruction of economically viable improvements is not practicable (as jointly agreed upon by the tenant and the Sub-Landlord, or if the parties cannot agree, as determined by an arbitrator), or (ii) which damage occurs during the last five years of the term, in which event the tenant has the right to terminate the lease, provided that any mortgagee must consent thereto in writing. With respect to a condemnation, the full amount of any award is required to be paid into an escrow account with an escrow agent appointed by the mortgagee. The mortgagee has the right to appoint itself as the escrow agent. The Sub-Landlord and the tenant are required to attempt to fairly allocate the award between the Sub-Landlord and the tenant (taking into account any restoration obligation of the tenant). If the parties are unable to agree on an allocation, the allocation is required to be made pursuant to the arbitration provisions set forth in the Sub-Ground Lease.

With respect to clause (k), the full amount of any award is required to be paid into an escrow account with an escrow agent appointed by a mortgagee, which has the right to appoint itself as the escrow agent. The Sub-Landlord and the tenant are required to attempt to fairly allocate the award between the Sub-Landlord and the tenant (taking into account any restoration obligation of the tenant). If the parties are unable to agree on an allocation, the allocation will be made pursuant to the arbitration provisions set forth in the Sub-Ground Lease.

D-2-17

Goldman Sachs Mortgage Company

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(7) Lien; Valid Assignment	BioMed MIT Portfolio (Loan No. 4)

Each of the individual Mortgaged Properties is subject to (i) a lease by the Massachusetts Institution of Technology, as the landlord (“MIT”), and a wholly owned subsidiary of MIT, as the tenant (the “Prime Lessee”) (the “Prime Ground Lease”) and (ii) a lease by the Prime Lessee, as the landlord (in such capacity, the “Sub-Landlord”), and the borrower, as the tenant (the “Sub-Ground Lease”). Pursuant to each of the Sub-Ground Leases, the borrower has granted to the Sub-Landlord (i) a right of first refusal to finance the applicable BioMed MIT Portfolio property, which the Sub-Landlord waived in connection with the making of the BioMed MIT Portfolio Whole Loan and (ii) a right of first refusal to purchase the sub-ground leasehold interest in the premises and its interest in the improvements in the event that the borrower receives a bona fide offer from any third party to purchase its sub-ground leasehold interest. In each of the Sub-Ground Leases, the right of first refusal does not apply in connection with an offer or bid received in connection with a deed or grant in lieu of foreclosure, the sale in foreclosure by a first mortgagee, or a sale by a first mortgagee or its nominee subsequent to acquiring title through a deed or grant in lieu of foreclosure. Sub-Landlord assigned its right of first refusal contained in each of the Sub-Ground Leases to MIT. Each of the Prime Ground Leases also contains the foregoing right of first refusal, granted in favor of MIT, which does not apply in connection with borrower financing its sub-leasehold interest under the Sub-Ground Lease or a foreclosure of the Sub-Landlord’s interest in the Prime Ground Lease, respectively.

The Mortgagee may (i) sell or otherwise transfer the Whole Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Whole Loan and the Whole Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization, as defined below) may only be to an eligible assignee as more fully described in the Whole Loan documents or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Whole Loan and the Whole Loan documents (a “Securitization”).

(7) Lien; Valid Assignment	Washington Square (Loan No. 11)	For so long as no event of default under the related Whole Loan exists, the Whole Loan documents prohibit the lender from selling any portion of the Mortgage Loan, other than sales of securities as a result of a securitization, to Simon Property Group, Brookfield Property Partners LP, Westfield Group, Taubman Centers, Inc., CBL & Associates, Pennsylvania Real Estate Investment Trust (PREIT), Washington Prime, Kimco Realty, Starwood Retail, Pyramid Management Group, Unibail-Rodamco, Ashkenazy Development Inc. or Centennial (or any entity controlled by any of the foregoing).
D-2-18

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(7) Lien; Valid Assignment	32 Old Slip - Leased Fee (Loan No. 19)	The related Mortgagor’s fee interest in the Mortgaged Property is encumbered by, and the mortgage is subordinate to, a Ground Lease.
(8) Permitted Liens; Title Insurance	Washington Square (Loan No. 11)	The Mortgagors have the right to obtain a PACE Loan (as defined below) for an amount not to exceed $10,000,000, without the consent of the lender or rating agency confirmation. “PACE Loan” means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year tax assessments against the Mortgaged Property.
(8) Permitted Liens; Title Insurance	32 Old Slip - Leased Fee (Loan No. 19)	Provided that the ground tenant at the Mortgaged Property is not in default under its Ground Lease with the Mortgagor, the ground tenant has a right of first offer in the event of a proposed transfer of the Mortgaged Property, the Ground Lease or 75% of the direct or indirect interest in the Mortgagor. Such right does not apply to foreclosures (or deeds in lieu thereof) by fee mortgagees or the first transfer following a foreclosure (or a deed in lieu thereof) by a fee mortgagee. In addition, during the 60th year of the Ground Lease, the ground tenant will have the option to purchase the related land and reversionary interest with 180 days’ written notice and delivery of a required deposit amount under the Ground Lease to the Mortgagor.
(18) Insurance	BioMed MIT Portfolio (Loan No. 4)	The threshold at or above which the Mortgagee has the right to hold and disburse insurance proceeds is, with respect to an individual Mortgaged Property, the greater of (x) 10% of the sum of the allocated loan amount of such individual Mortgaged Property, and, if applicable, the allocated loan amount for such individual Mortgaged Property under any related mezzanine loan and (y) 5% of the sum of the outstanding principal amount of the related Whole Loan and, if applicable, the outstanding principal amount of any related mezzanine loan.
(18) Insurance	Washington Square (Loan No. 11)

The Mortgage Loan documents permit (i) a property insurance deductible of up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property subject to a $500,000 minimum and (ii) a liability insurance deductible up to $500,000.

The Mortgage Loan documents permit the Mortgagor to maintain insurance policies which do not meet the requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”) so long as the Mortgagor has received the lender’s prior written consent thereto and confirmed that the lender has received rating agency confirmation with respect to any such Non-Conforming Policy.

(18) Insurance	32 Old Slip - Leased Fee (Loan No. 19)	The Mortgage Loan documents permit the Mortgagor, as ground lessor, to rely on the insurance maintained by the related ground lessee provided that such insurance satisfies the conditions set forth in the Mortgage Loan documents. The Mortgage Loan documents require restoration and use of insurance proceeds in respect of a
D-2-19

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
property loss to be governed by the Ground Lease. The Ground Lease provides that the ground lessee may elect whether or not to restore the improvements at the Mortgaged Property following a casualty. If the ground lessee elects to restore the improvements at the Mortgaged Property and the insurance proceeds are less than $15,000,000, the insurance proceeds will be paid to the ground lessee or its qualifying leasehold mortgagee. If the ground lessee elects to restore the improvements at the Mortgaged Property and the insurance proceeds are $15,000,000 or more, the insurance proceeds will be paid to a qualifying leasehold mortgagee or, if there is no qualifying leasehold mortgage, to an institutional lender selected by the fee mortgagee, or if there is no fee mortgage, to an institutional lender selected by the ground lessor. In each case, the insurance proceeds will be held in a trust in an eligible account to be applied to the repair or restoration of the improvements at the Mortgaged Property. If the ground lessee elects not to restore the improvements at the Mortgaged Property, the ground lessee will receive the insurance proceeds only after it has provided a letter of credit to the landlord under the Ground Lease in an amount equal to the pro rata portion of the present value of all base rent payable through the remainder of the term based on the percentage of space lease revenue affected by the casualty. Pursuant to the Mortgage Loan documents, the Mortgagee holds the letter of credit as additional collateral, subject to the terms of the Ground Lease.
(18) Insurance	32 Old Slip - Leased Fee (Loan No. 19)	The Mortgage Loan documents provide that as an alternative to the insurance policies required to be maintained thereunder, the Mortgagor will not be in default under the Mortgage Loan documents if the Mortgagor maintains (or causes to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the Mortgagor must have (i) received the Mortgagee’s prior written consent thereto and (ii) confirmed that the Mortgagee has received a rating agency confirmation with respect to any such Non-Conforming Policy.
(26) Local Law Compliance	32 Old Slip - Leased Fee (Loan No. 19)	Certain fire code, housing and preservation and building department violations are open at the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to use commercially reasonable efforts to cause the related ground tenant to promptly pay, satisfy or otherwise fully discharge such violations. If the current Ground Lease ceases to be in full force and effect and the Mortgagor has not entered into a replacement Ground Lease in accordance with the terms of the related loan agreement, the Mortgagor is required to promptly pay, satisfy or otherwise fully discharge such violations.
(28) Recourse Obligations	BioMed MIT Portfolio (Loan No. 4)	Clause (a)(ii) is limited to affirmative collusion in writing.
D-2-20

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

Clause (a)(iii) is not a full recourse item (but loss recourse).

The non-recourse carveout guarantor’s liability with respect to the items in clause (a)(i) and (a)(ii) are limited to 15% of the outstanding Whole Loan amount (but in no event will the carveout guarantor’s aggregate liability be less than $100,000,000), plus costs of enforcement.

With respect to clause (b)(i), security deposits recourse is limited to after an event of default, and all recourse under clause (b)(i) is limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Whole Loan documents or applied to pay other obligations required to be paid pursuant to the Whole Loan documents, or otherwise delivered to the Mortgagee.

With respect to clause (b)(iii), the environmental covenants do not trigger recourse to the guarantor, except, subject to a cap equal to the aggregated PLL policy limit of $20,000,000 per incident and $25,000,000 in the aggregate for the Mortgaged Properties, to the extent that the Mortgagors obtain a pollution legal liability policy (the “PLL Policy”) that does not run through at least two years past the then-current maturity date of the Whole Loan (the “Required PLL Period”) and the Mortgagors fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Whole Loan documents, any liability pursuant to the related environmental indemnity agreement that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the Mortgagee.

With respect to (b)(iii), there is no separate environmental indemnitor with respect to the Whole Loan.

(28) Recourse Obligations	Washington Square (Loan No. 11)

Recourse for voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents are limited to damages under the Mortgage Loan Documents, rather than full recourse.

Recourse for damages for misappropriation of rents after an event of default, insurance proceeds, or condemnation awards is limited to intentional misappropriation.

The Mortgage Loan documents do not expressly provide for recourse for misappropriation of security deposits.

The Mortgage Loan documents do not provide for recourse for breach of environmental covenants; however, the guarantor has entered into a separate environmental indemnity agreement, which achieves the same result.

D-2-21

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(28) Recourse Obligations	32 Old Slip - Leased Fee (Loan No. 19)	The Mortgage Loan documents do not provide for recourse for breach of environmental covenants; however, the Guarantor has entered into a separate environmental indemnity agreement.
(29) Mortgage Releases	BioMed MIT Portfolio (Loan No. 4)

The related Mortgagors may at any time obtain the release of an individual Mortgaged Property (each, a “Release Property”) from the lien of the Whole Loan and the release of the applicable Mortgagor’s obligations under the Whole Loan documents with respect to the released Mortgaged Property, subject to the satisfaction of certain conditions, including, among other conditions, (a) (x) if prior to December 9, 2034 (the “Permitted Par Prepayment Date”), the Mortgagors have completed a defeasance of the portion of the Whole Loan in connection with the release of an individual Mortgaged Property (the “Property Partial Defeasance”) by partially defeasing the Whole Loan in an amount equal to the applicable Release Amount, plus the applicable lender’s allocation of any amount of the Whole Loan that need to be reduced for the debt service coverage ratio after such partial release to equal the debt service coverage ratio at loan origination or the applicable Low DSCR Release Amount (as defined below), all in accordance with the applicable terms and conditions of the Whole Loan documents or (y) if on or after the Permitted Par Prepayment Date, the Mortgagors have paid the applicable Release Amount; and (b) satisfaction of REMIC related requirements. As used herein, “Release Amount”, means, for an individual Mortgaged Property, the lesser of: (a) the outstanding debt amount (plus interest and any other amounts that may be due); or (b) an amount equal to the allocated loan amount for such Release Property (the “Allocated Loan Amount”) multiplied by (1) 105% until such time that the outstanding Whole Loan amount has been reduced to $927,500,000 and (2) thereafter, 110%.

In addition, if the debt service coverage ratio requirement in connection with a partial release is not satisfied and the release of an individual Mortgaged Property is in connection with an arms-length transaction to a third party (provided that if a Blackstone entity controls the related Mortgagor, such transfer may be to an affiliate in certain circumstances), or pursuant to a tenant purchase option, the Mortgagors may obtain the release of such Mortgaged Property upon a partial defeasance of the Whole Loan in an amount (the “Low DSCR Release Amount”) equal to the lesser of (i) 100% of the net sales proceeds derived from the sale of such individual Mortgaged Property and (ii) the greater of (x) the applicable Release Amount for such individual Mortgaged Property and (y) an amount necessary to, after giving effect to such release, satisfy the foregoing debt service coverage ratio requirement. Such provision may result in a Mortgaged Property being released upon prepayment or defeasance of an amount that is less than its Allocated Loan Amount, subject to satisfaction of REMIC related requirements.

In the event of any release of a portion of an individual Mortgaged Property (each, an “Individual Property”) that is

D-2-22

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

not (x) a full Individual Property release subject to the Whole Loan documents or (y) a release of any parcels or rights that are non- income producing or not essential to the operation of the Mortgaged Properties in accordance with the Whole Loan documents, the lender has agreed that consent to such release is not required to be conditioned upon a partial defeasance of the Loan in excess of the lesser of (x) the lender’s allocation of 100% of the net sales proceeds derived from the sale of such portion of such Individual Property or (y) the agreed upon release amount for the release of such portion of the Individual Property, unless a greater amount is required to be partially defeased in order for the securitization to maintain its status as a REMIC trust. In connection with a release in connection with any purchase option granted to a tenant (each such purchase option, a “Tenant Purchase Option”, and any such release, a “Tenant Purchase Option Release”), the amount of the outstanding Whole Loan amount required to be partially defeased by the Mortgagor in connection with such Tenant Purchase Option Release must be equal to the lesser of (i) the lender’s allocation of 100% of the net sales proceeds derived from the exercise of the Tenant Purchase Option and (ii) the greater of (1) an amount necessary to, after giving effect to such release, satisfy the debt service coverage ratio required in connection with any partial release in accordance with the Whole Loan documents and (2) the applicable Release Amount for the Release Property. Such provision may result in a Mortgaged Property or portion thereof being released upon prepayment or defeasance of an amount that is less than its Allocated Loan Amount, subject to satisfaction of REMIC related requirements.

(29) Mortgage Releases	All GSMC Mortgage Loans (Loans No. 4, 11 and 19)	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(30) Financial Reporting and Rent Rolls	BioMed MIT Portfolio (Loan No. 4)	With respect to annual financials, the Mortgagors must provide a complete copy of the Mortgagors’ (or, at the Mortgagors’ election, any direct or indirect owner of the Mortgagors; provided that as of the date of such annual financial statements, the aggregate square footage of the improvements at the Mortgaged Properties accounts for 80% or more of the aggregate rentable square footage at all Mortgaged Properties owned directly or indirectly by such entity) annual financial statements audited by a Big Four accounting firm or other independent certified public accountant reasonably approved by the lender and prepared in accordance with approved accounting principles.
(31) Acts of Terrorism Exclusion	BioMed MIT Portfolio (Loan No. 4)	The Whole Loan documents permit terrorism insurance to be written by a non- rated captive insurer owned by Gryphon Core, LLC through one of its protective cells (“Gryphon”), subject to satisfaction of the conditions set forth in the Whole Loan documents, including that covered losses which are not reinsured by the federal government under TRIPRA and paid to Gryphon will be reinsured with a cut through endorsement acceptable to the Mortgagee and the rating agencies by insurance companies which satisfy the rating requirements set forth in the loan agreement.
D-2-23

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(31) Acts of Terrorism Exclusion	Washington Square (Loan No. 11)	The Mortgage Loan documents permit terrorism insurance to be maintained under a blanket policy that covers more than one location within a one thousand foot radius of the Mortgaged Property (the “Radius”), and such coverage is permitted to be in an amount equal to not less than $1,000,000,000 per occurrence rather than in the amount of the aggregate insurable values of the properties within the Radius.
(32) Due on Sale or Encumbrance	BioMed MIT Portfolio (Loan No. 4)

The Whole Loan documents permit free transfers or pledges of interests in an Excluded Entity. As used herein, “Excluded Entity” is defined as any entity comprising Initial Sponsor or any other Approved Sponsor Entity or any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor or any other Approved Sponsor Entity. “Initial Sponsor” means certain Blackstone funds specified or described in the Whole Loan documents. “Approved Sponsor Entity” means any entity comprising Initial Sponsor and/or certain Blackstone funds specified or described in the Whole Loan documents, as well as other Blackstone affiliates as described in the Whole Loan documents.

The Whole Loan documents provide that none of the Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in the Mortgagor up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan.

Upon satisfaction of certain conditions set forth in the Whole Loan documents, certain transfers are permitted without the Mortgagee’s consent, including, without limitation, after giving effect to such sale or pledge, (A) one or more of the, among other entities, initial sponsor and any Blackstone fund entity (each, an “Approved Sponsor Entity”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest, where “Required Ownership Interest” means (i) for so long as one or more Approved Sponsor Entities individually or collectively controls the Mortgagor and the related mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower, or (ii) in the event that an Approved Sponsor Entity does not individually or collectively control the Mortgagor and the related mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower.

(33) Single-Purpose Entity	Washington Square (Loan No. 11)	In a certificate delivered in connection with the origination of the Mortgage Loan, the Mortgagors certified that, to their knowledge since their formation, the Mortgagor PPR Washington Square has never owned any property other than its fee interest in the Mortgaged Property, and (1) until February 13, 2025, adjacent real property conveyed
D-2-24

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
to PPR Square Too LLC and (2) until January 4, 2023, adjacent real property condemned by the State of Oregon Department of Transportation for public use.
(34) Defeasance	BioMed MIT Portfolio (Loan No. 4)	All exceptions to Representation 29 are also exceptions to this Representation 34.
(34) Defeasance	Washington Square (Loan No. 11)	In connection with a defeasance, the Mortgagors’ obligation to pay servicing fees is capped at $25,000.
(36) Ground Leases	BioMed MIT Portfolio (Loan No. 4)

Under each related Sub-Ground Lease securing the Whole Loan (which, for the avoidance of doubt, is not secured by the Prime Ground Leases):

With respect to clause (b), the Sub-Ground Lease cannot be modified, terminated, amended, altered or cancelled by the landlord, nor may a surrender of the premises be accepted by the landlord, without the prior written consent of the lender (unless such amendment is permitted pursuant to the related loan documents and the Mortgagor warrants and represents the same to the Sub-Landlord). Under the related Whole Loan documents, the Mortgagor may not, without the prior consent of the lender (which consent may not be unreasonably withheld, conditioned or delayed), modify, change, supplement, alter or amend the Sub-Ground Lease in a manner that could reasonably be expected to result in a material adverse effect on the applicable individual Mortgaged Property.

With respect to clause (e), each Mortgagor has the right to assign its sublease to the lender and a securitization trust. However, any subsequent transfers after a foreclosure or enforcement action would require satisfaction of the transfer provisions, including confirmation from the landlord that the proposed transferee satisfies the transferee requirements, which include that the Mortgagee must be an “Approved First Mortgagee”. An “Approved First Mortgagee” means, subject to certain additional conditions set forth in each related sublease, (A) any mortgage lender approved by the landlord or (B) any one or combination of the following persons: (i) any bank, trust company or national banking association, acting for its own account or in a fiduciary capacity; (ii) any charitable foundation or eleemosynary institution other than an educational institution or charitable or nonprofit organization which by its ownership of the premises would cause the same to be exempt from property taxes under the laws of the Commonwealth of Massachusetts and other than an educational institution or charitable or nonprofit organization with a principal office in the City of Cambridge; (iii) any insurance company; (iv) any pension or retirement trust or fund for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, or if self-managed, having gross assets of at least $50,000,000; (v) any investment company, as defined in the Investment Company Act of 1940, as amended; (vi) any government or public employees' pension or retirement system, or any other governmental agency supervising the

D-2-25

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

investment of public funds; (vii) “real estate investment trust,” as defined in Section 856 of the Internal Revenue Code of 1954, as amended, or any subsidiary thereof, the shares of which are traded on a nationally recognized stock exchange, or (viii) any federal or state government agency or body politic and corporate incorporated under the laws of the Commonwealth of Massachusetts or corporations established by federal law; provided that in the case of each of clauses (i)-(vii) above: (a) such person is not an affiliate; (b) such person has a reputation of high quality; (c) such person has, in the reasonable opinion of Sub-Landlord, the qualifications, experience and financial responsibility required to employ and administer the personnel and/or independent contractors necessary to fulfill the obligations contained in the Sub-Ground Lease for the continued first class management and operation of the related improvements; (d) the transaction of business with such person shall not violate or conflict with any written policy of Sub-Landlord in effect prior to the date on which Sub-Landlord receives a request for confirmation that such person meets the requirements for an Approved First Mortgagee; (e) if such person is chartered, or directly controlled by a person chartered, in a country other than the United States of America, the transaction of business with such person shall not violate or otherwise be in conflict with any law, regulation, order or decree of the government of the United States of America; and (f) the information concerning such person required pursuant to the provisions of the Sub-Ground Lease has been submitted to Sub-Landlord in conformity with such provisions.

With respect to clause (i), without the Sub-Landlord’s prior consent, the tenant may not enter into any subleases (i) covering an aggregate rentable floor area greater than 25,000 square feet, (ii) having a term longer than 10 years (including options to extend), (iii) having a term which extends beyond the term of the Sub-Ground Lease, (iv) providing parking in garage facilities at less than fair market rents or fees, or (v) with an affiliate, without the prior consent of the landlord, not to be unreasonably withheld.

With respect to clause (j), with respect to casualty proceeds, if the total amount of the proceeds exceeds $100,000, the proceeds are required to be paid into an escrow account with an escrow agent appointed by Approved First Mortgagee, which has the right to appoint itself as the escrow agent. Payments from the escrow account are required to be made in accordance with the Sub-Ground Lease (i.e., on a progress payment basis against architect certified vouchers). Unless the Sub-Ground Lease is being terminated, the tenant must fully restore the improvements, and the insurance proceeds must be used for such purpose. Unless there is substantial damage or destruction (i) which damage is such that the reconstruction of economically viable improvements is not practicable (as jointly agreed upon by the tenant and the Sub-Landlord, or if the parties cannot agree, as determined by an arbitrator), or (ii) which damage occurs during the last five years

D-2-26

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

of the term, in which event the tenant has the right to terminate the lease, provided that any mortgagee must consent thereto in writing. With respect to a condemnation, the full amount of any award is required to be paid into an escrow account with an escrow agent appointed by the mortgagee. The mortgagee has the right to appoint itself as the escrow agent. The Sub-Landlord and the tenant are required to attempt to fairly allocate the award between the Sub-Landlord and the tenant (taking into account any restoration obligation of the tenant). If the parties are unable to agree on an allocation, the allocation is required to be made pursuant to the arbitration provisions set forth in the Sub-Ground Lease.

With respect to clause (k), the full amount of any award is required to be paid into an escrow account with an escrow agent appointed by a mortgagee, which has the right to appoint itself as the escrow agent. The Sub-Landlord and the tenant are required to attempt to fairly allocate the award between the Sub-Landlord and the tenant (taking into account any restoration obligation of the tenant). If the parties are unable to agree on an allocation, the allocation will be made pursuant to the arbitration provisions set forth in the Sub-Ground Lease.

D-2-27

Societe Generale Financial Corporation

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(7) Lien; Valid Assignment	BioMed MIT Portfolio (Loan No. 4)

Each of the individual Mortgaged Properties is subject to (i) a lease by the Massachusetts Institution of Technology, as the landlord (“MIT”), and a wholly-owned subsidiary of MIT, as the tenant (the “Prime Lessee”) (the “Prime Ground Lease”) and (ii) a lease by the Prime Lessee, as the landlord (in such capacity, the “Sub-Landlord”), and the applicable Mortgagor, as the tenant (the “Sub-Ground Lease”). Pursuant to each of the Sub-Ground Leases, each Mortgagor has granted to the Sub-Landlord (i) a right of first refusal to finance the applicable Mortgaged Property, which the Sub-Landlord waived in connection with the making of the related Whole Loan and (ii) a right of first refusal to purchase the sub-ground leasehold interest in the premises and its interest in the improvements in the event that such Mortgagor receives a bona fide offer from any third party to purchase its sub-ground leasehold interest. In each of the Sub-Ground Leases, the right of first refusal does not apply in connection with an offer or bid received in connection with a deed or grant in lieu of foreclosure, the sale in foreclosure by a first mortgagee or a sale by a first mortgagee or its nominee subsequent to acquiring title through a deed or grant in lieu of foreclosure. Sub-Landlord assigned its right of first refusal contained in each of the Sub-Ground Leases to MIT. Each of the Prime Ground Leases also contains the foregoing right of first refusal, granted in favor of MIT, which does not apply in connection with borrower financing its sub-leasehold interest under the Sub-Ground Lease or a foreclosure of the Sub-Landlord’s interest in the Prime Ground Lease, respectively.

The Mortgagee may (i) sell or otherwise transfer the related Whole Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the related Whole Loan and the Whole Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization, as defined below) may only be to an eligible assignee as more fully described in the Whole Loan documents or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Whole Loan and the Whole Loan documents (a “Securitization”).

(15) Actions Concerning Mortgage Loan	Roosevelt & Capitol (Loan No. 18)	The related borrower sponsor and non-recourse carveout guarantor and his affiliated property management company (collectively, the “Defendants”) were defendants in a civil action filed by the State of Wisconsin (the “State”) in November 2021 alleging that the Defendants regularly violated certain state trade, consumer protection and landlord-tenant laws across the portfolio of multifamily properties owned and/or managed by the Defendants (which may include the related Mortgaged Properties) through a pattern of conduct that included, among other things, (i) including prohibited provisions in their rental agreements, such as (x) requiring tenants to pay attorney fees or costs incurred by the landlord in any legal action or dispute arising under the rental agreement, (y) waiving landlord liability for property damage or negligent acts or omissions of the landlord and (z) waiving the landlord’s statutory duty to maintain appliances furnished at the
D-2-28

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
related premises, (ii) failure to return security deposits or unauthorized security deposit deductions, (iii) unauthorized entry into units without giving required notice or obtaining tenant consent for the purpose of making non-emergency alterations to the related premises, (iv) constructive eviction of tenants by the way the Defendants conducted renovation projects of newly acquired buildings, including blocking tenant access to dwellings, changing locks to doors, leaving hazards in walkways and creating unreasonable noise and air pollution, (v) confiscating personal property through seizing tenant property during the related tenancy and disposing of the property without permission or agreement from the tenant, (vi) charging late fees not authorized by the related rental agreement and (vii) fraudulent representations to tenants, including telling tenants, before and after the date the Defendants took over new buildings that the Defendants had purchased, that the related tenants had 30 days to vacate their apartment even if they had a valid rental agreement for longer (collectively, the “Violations”). On February 4, 2025, the Defendants and the State entered a Consent Judgment (the “Consent Judgment”) with the presiding court whereby the Defendants are required to, among other things, (i) comply with updated leasing and property management practices, including retention of tenant records and delivering annual compliance reports to the State for a period of four years, (ii) pay restitution in the amount of $250-$750 each to any tenants affected by the practices identified in the Consent Judgment, (iii) fund certain community-based rental assistance and eviction diversion programs over a four year period in the maximum aggregate amount of $2,050,000, and (iv) pay a civil forfeiture penalty to the State in the amount of $1,500,000 plus cost reimbursement in the amount of $249,225, each in monthly installment payments over a 36-month period. Per the terms of the Consent Judgment, and in lieu of personal liability for any future breach of the Consent Judgment, the Defendants have posted a letter of credit with Northern Trust Bank as security for all monetary obligations under the Consent Judgment.
(18) Insurance	BioMed MIT Portfolio (Loan No. 4)	The threshold at or above which the Mortgagee has the right to hold and disburse insurance proceeds is, with respect to an individual Mortgaged Property, the greater of (x) 10% of the sum of the allocated loan amount of such individual Mortgaged Property, and, if applicable, the allocated loan amount for such individual Mortgaged Property under any related mezzanine loan and (y) 5% of the sum of the outstanding principal amount of the related Whole Loan and, if applicable, the outstanding principal amount of any related mezzanine loan.
(28) Recourse Obligations	BioMed MIT Portfolio (Loan No. 4)

Clause (a)(ii) is limited to affirmative collusion in writing.

Clause (a)(iii) is not a full recourse item (but loss recourse).

The non-recourse carveout guarantor’s liability with respect to the items in clause (a)(i) and (a)(ii) are limited to 15% of the outstanding Whole Loan amount (but in no event will the carveout guarantor’s aggregate liability be less than $100,000,000), plus costs of enforcement.

With respect to clause (b)(i), security deposits recourse is limited to after an event of default, and all recourse under

D-2-29

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

clause (b)(i) is limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Whole Loan documents or applied to pay other obligations required to be paid pursuant to the Whole Loan documents, or otherwise delivered to the Mortgagee.

With respect to clause (b)(iii), the environmental covenants do not trigger recourse to the guarantor, except, subject to a cap equal to the aggregated PLL policy limit of $20,000,000 per incident and $25,000,000 in the aggregate for the Mortgaged Properties, to the extent that the Mortgagors obtain a pollution legal liability policy (the “PLL Policy”) that does not run through at least two years past the then-current maturity date of the Whole Loan (the “Required PLL Period”) and the Mortgagors fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Whole Loan documents, any liability pursuant to the related environmental indemnity agreement that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the Mortgagee.

With respect to (b)(iii), there is no separate environmental indemnitor with respect to the Whole Loan.

The obligations of the Mortgagors, as environmental indemnitors, under the related environmental indemnity agreement will terminate and be of no further force and effect on the second anniversary of the date on which the Whole Loan is paid in full in the ordinary course, provided that, among other conditions, the Mortgagors, at their sole cost and expense, deliver to the indemnitee an environmental assessment report relating to the Mortgaged Properties, in form and substance reasonably acceptable to the indemnitee and otherwise in accordance with the environmental indemnity agreement.

(29) Mortgage Releases	BioMed MIT Portfolio (Loan No. 4)

The related Mortgagors may at any time obtain the release of an individual Mortgaged Property (each, a “Release Property”) from the lien of the Whole Loan and the release of the applicable Mortgagor’s obligations under the Whole Loan documents with respect to the released Mortgaged Property, subject to the satisfaction of certain conditions, including, among other conditions, (a) (x) if prior to December 9, 2034 (the “Permitted Par Prepayment Date”), the Mortgagors have completed a defeasance of the portion of the Whole Loan in connection with the release of an individual Mortgaged Property (the “Property Partial Defeasance”) by partially defeasing the Whole Loan in an amount equal to the applicable Release Amount, plus the applicable Mortgagee’s allocation of any amount of the Whole Loan that need to be reduced for the debt service coverage ratio after such partial release to equal the debt service coverage ratio at loan origination or the applicable Low DSCR Release Amount (as defined below), all in accordance with the applicable terms and conditions of the Whole Loan documents or (y) if on or after the Permitted Par Prepayment Date, the Mortgagors have paid the

D-2-30

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

applicable Release Amount; and (b) satisfaction of REMIC related requirements.

As used herein, “Release Amount”, means, for an individual Mortgaged Property, the lesser of: (a) the outstanding debt amount (plus interest and any other amounts that may be due); or (b) an amount equal to the allocated loan amount for such Release Property (the “Allocated Loan Amount”) multiplied by (1) 105% until such time that the outstanding Whole Loan amount has been reduced to $927,500,000 and (2) thereafter, 110%.

In addition, if the debt service coverage ratio requirement in connection with a partial release is not satisfied and the release of an individual Mortgaged Property is in connection with an arms-length transaction to a third party (provided that if a Blackstone entity controls the related Mortgagor, such transfer may be to an affiliate in certain circumstances), or pursuant to a tenant purchase option, the Mortgagors may obtain the release of such Mortgaged Property upon a partial defeasance of the Whole Loan in an amount (the “Low DSCR Release Amount”) equal to the lesser of (i) 100% of the net sales proceeds derived from the sale of such individual Mortgaged Property and (ii) the greater of (x) the applicable Release Amount for such individual Mortgaged Property and (y) an amount necessary to, after giving effect to such release, satisfy the foregoing debt service coverage ratio requirement. Such provision may result in a Mortgaged Property being released upon prepayment or defeasance of an amount that is less than its Allocated Loan Amount, subject to satisfaction of REMIC related requirements.

In the event of any release of a portion of an individual Mortgaged Property (each, an “Individual Property”) that is not (x) a full Individual Property release subject to the Whole Loan documents or (y) a release of any parcels or rights that are non-income producing or not essential to the operation of the Mortgaged Properties in accordance with the Whole Loan documents, the Mortgagee has agreed that consent to such release is not required to be conditioned upon a partial defeasance of the Whole Loan in excess of the lesser of (x) the Mortgagee’s allocation of 100% of the net sales proceeds derived from the sale of such portion of such Individual Property or (y) the agreed upon release amount for the release of such portion of the Individual Property, unless a greater amount is required to be partially defeased in order for the securitization to maintain its status as a REMIC trust. In connection with a release in connection with any purchase option granted to a tenant (each such purchase option, a “Tenant Purchase Option”, and any such release, a “Tenant Purchase Option Release”), the amount of the outstanding Whole Loan amount required to be partially defeased by the Mortgagor in connection with such Tenant Purchase Option Release must be equal to the lesser of (i) the Mortgagee’s allocation of 100% of the net sales proceeds derived from the exercise of the Tenant Purchase Option and (ii) the greater of (1) an amount necessary to, after giving effect to such release, satisfy the debt service coverage ratio required in connection with any partial release in accordance with the Whole Loan documents and (2) the applicable Release Amount for the Individual Property. Such provision may result in a Mortgaged Property or

D-2-31

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
portion thereof being released upon prepayment or defeasance of an amount that is less than its Allocated Loan Amount, subject to satisfaction of REMIC related requirements.
(29) Mortgage Releases	All Societe Generale Financial Corporation Mortgage Loans (Loan Nos. 4 and 18)	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(30) Financial Reporting and Rent Rolls	BioMed MIT Portfolio (Loan No. 4)	With respect to annual financials, the Mortgagors must provide a complete copy of the Mortgagors’ (or, at the Mortgagors’ election, any direct or indirect owner of the Mortgagors; provided that as of the date of such annual financial statements, the aggregate square footage of the improvements at the Mortgaged Properties accounts for 80% or more of the aggregate rentable square footage at all Mortgaged Properties owned directly or indirectly by such entity) annual financial statements audited by a Big Four accounting firm or other independent certified public accountant reasonably approved by the Mortgagee and prepared in accordance with approved accounting principles.
(31) Acts of Terrorism Exclusion	BioMed MIT Portfolio (Loan No. 4)	The Whole Loan documents permit terrorism insurance to be written by a non-rated captive insurer owned by Gryphon Core, LLC through one of its protective cells (“Gryphon”), subject to satisfaction of the conditions set forth in the Whole Loan documents, including that covered losses which are not reinsured by the federal government under TRIPRA and paid to Gryphon will be reinsured with a cut through endorsement acceptable to the Mortgagee and the rating agencies by insurance companies which satisfy the rating requirements set forth in the loan agreement.
(32) Due on Sale or Encumbrance	BioMed MIT Portfolio (Loan No. 4)

The Whole Loan documents permit free transfers or pledges of interests in an Excluded Entity. As used herein, “Excluded Entity” is defined as any entity comprising Initial Sponsor or any other Approved Sponsor Entity or any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor or any other Approved Sponsor Entity. “Initial Sponsor” means certain Blackstone funds specified or described in the Whole Loan documents. “Approved Sponsor Entity” means any entity comprising Initial Sponsor and/or certain Blackstone funds specified or described in the Whole Loan documents, as well as other Blackstone affiliates as described in the Whole Loan documents.

The Whole Loan documents provide that none of the Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in the Mortgagor up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan.

D-2-32

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

Upon satisfaction of certain conditions set forth in the Whole Loan documents, certain transfers are permitted without the Mortgagee’s consent, including, without limitation, after giving effect to such sale or pledge, (A) one or more of the, among other entities, initial sponsor and any Blackstone fund entity (each, an “Approved Sponsor Entity”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest, where “Required Ownership Interest” means (i) for so long as one or more Approved Sponsor Entities individually or collectively controls the Mortgagor and the related mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower, or (ii) in the event that an Approved Sponsor Entity does not individually or collectively control the Mortgagor and the related mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower.

(33) Single-Purpose Entity	Roosevelt & Capitol (Loan No. 18)	Neither the Mortgagor’s organization documents nor the Mortgage Loan documents require compliance, and the Mortgagor’s operations do not comply, with all of the separateness covenants required for it to be a Single-Purpose Entity; however, the Mortgagor has agreed to certain fundamental covenants, such as owning no other properties (other than the Mortgaged Properties that are collateral for the Mortgage Loan) and incurring no other debt (other than the Mortgage Loan and customary trade payables in compliance with the terms of the Mortgage Loan documents). In order to mitigate the risks associated with the foregoing, the guarantor (who has an approximate net worth and liquidity of $1,026,844,321 and $94,434,037, respectively) has agreed to be liable on a recourse basis (in addition to the standard recourse provisions) for (i) any losses suffered by the Mortgagee resulting from the Mortgagor’s failure to be a fully compliant Single-Purpose Entity, and (ii) the full amount of the debt in the event (x) the Mortgagor is substantively consolidated in a bankruptcy proceeding with any other person or entity, and/or (y) the Mortgagor’s failure to be, and at all times have been, a fully compliant Single-Purpose Entity is cited as a material factor in any involuntary bankruptcy proceeding.
(34) Defeasance	BioMed MIT Portfolio (Loan No. 4)	See exceptions to Representation and Warranty No. 29, above.
(36) Ground Leases	BioMed MIT Portfolio (Loan No. 4)

Under each related Sub-Ground Lease securing the Whole Loan (which, for the avoidance of doubt, is not secured by the prime lease underlying the ground leases):

With respect to clause (b), the Sub-Ground Lease cannot be modified, terminated, amended, altered or cancelled by the landlord, nor may a surrender of the premises be accepted by the landlord, without the prior written consent of the lender (unless such amendment is permitted pursuant to the related loan documents and the Mortgagor warrants and represents the same to the Sub-Landlord). Under the related Whole Loan documents, the Mortgagor may not, without the prior consent of the lender (which consent may not be unreasonably withheld, conditioned or delayed), modify, change, supplement, alter or amend the Sub-Ground Lease in a manner that could reasonably be

D-2-33

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

expected to result in a material adverse effect on the applicable individual Mortgaged Property.

With respect to clause (e), each Mortgagor has the right to assign its sublease to the Mortgagee and a securitization trust. However, any subsequent transfers after a foreclosure or enforcement action would require satisfaction of the transfer provisions, including confirmation from the landlord that the proposed transferee satisfies the transferee requirements, which include that the Mortgagee must be an “Approved First Mortgagee”. An “Approved First Mortgagee” means, subject to certain additional conditions set forth in each related sublease, (A) any mortgage lender approved by the landlord or (B) any one or combination of the following persons: (i) any bank, trust company or national banking association, acting for its own account or in a fiduciary capacity; (ii) any charitable foundation or eleemosynary institution other than an educational institution or charitable or nonprofit organization which by its ownership of the premises would cause the same to be exempt from property taxes under the laws of the Commonwealth of Massachusetts and other than an educational institution or charitable or nonprofit organization with a principal office in the City of Cambridge; (iii) any insurance company; (iv) any pension or retirement trust or fund for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, or if self-managed, having gross assets of at least $50,000,000; (v) any investment company, as defined in the Investment Company Act of 1940, as amended; (vi) any government or public employees' pension or retirement system, or any other governmental agency supervising the investment of public funds; (vii) “real estate investment trust,” as defined in Section 856 of the Internal Revenue Code of 1954, as amended, or any subsidiary thereof, the shares of which are traded on a nationally recognized stock exchange, or (viii) any federal or state government agency or body politic and corporate incorporated under the laws of the Commonwealth of Massachusetts or corporations established by federal law; provided that in the case of each of clauses (i)-(vii) above: (a) such person is not an affiliate; (b) such person has a reputation of high quality; (c) such person has, in the reasonable opinion of Sub-Landlord, the qualifications, experience and financial responsibility required to employ and administer the personnel and/or independent contractors necessary to fulfill the obligations contained in the Sub-Ground Lease for the continued first class management and operation of the related improvements; (d) the transaction of business with such person will not violate or conflict with any written policy of Sub-Landlord in effect prior to the date on which Sub-Landlord receives a request for confirmation that such person meets the requirements for an Approved First Mortgagee; (e) if such person is chartered, or directly controlled by a person chartered, in a country other than the United States of America, the transaction of business with such person will not violate or otherwise be in conflict with any law, regulation, order or decree of the government of the United States of America; and (f) the information concerning such person required pursuant to the provisions of the Sub-Ground Lease has been

D-2-34

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception

submitted to Sub-Landlord in conformity with such provisions.

With respect to clause (i), without the Sub-Landlord’s prior consent, the tenant may not enter into any subleases (i) covering an aggregate rentable floor area greater than 25,000 square feet, (ii) having a term longer than 10 years (including options to extend), (iii) having a term which extends beyond the term of the Sub-Ground Lease, (iv) providing parking in garage facilities at less than fair market rents or fees, or (v) with an affiliate, without the prior consent of the landlord, not to be unreasonably withheld.

With respect to clause (j), with respect to casualty proceeds, if the total amount of the proceeds exceeds $100,000, the proceeds are required to be paid into an escrow account with an escrow agent appointed by Approved First Mortgagee, which has the right to appoint itself as the escrow agent. Payments from the escrow account are required to be made in accordance with the Sub-Ground Lease (i.e., on a progress payment basis against architect certified vouchers). Unless the Sub-Ground Lease is being terminated, the tenant must fully restore the improvements, and the insurance proceeds must be used for such purpose. Unless there is substantial damage or destruction (i) which damage is such that the reconstruction of economically viable improvements is not practicable (as jointly agreed upon by the tenant and the Sub-Ground Landlord, or if the parties cannot agree, as determined by an arbitrator), or (ii) which damage occurs during the last five years of the term, in which event the tenant has the right to terminate the lease, provided that any mortgagee must consent thereto in writing. With respect to a condemnation, the full amount of any award is required to be paid into an escrow account with an escrow agent appointed by the mortgagee. The mortgagee has the right to appoint itself as the escrow agent. The Sub-Landlord and the tenant are required to attempt to fairly allocate the award between the Sub-Landlord and the tenant (taking into account any restoration obligation of the tenant). If the parties are unable to agree on an allocation, the allocation is required to be made pursuant to the arbitration provisions set forth in the Sub-Ground Lease.

With respect to clause (k), the full amount of any award is required to be paid into an escrow account with an escrow agent appointed by a mortgagee, which has the right to appoint itself as the escrow agent.  The Sub-Landlord and the tenant are required to attempt to fairly allocate the award between the Sub-Landlord and the tenant (taking into account any restoration obligation of the tenant).  If the parties are unable to agree on an allocation, the allocation will be made pursuant to the arbitration provisions set forth in the Sub-Ground Lease.

D-2-35

BSPRT CMBS Finance, LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of the Exception
(33) Single-Purpose Entity	The Willard & The Met (Loan No. 12)	The Mortgagor’s prior loans were cross collateralized with loans made to certain affiliates of the Mortgagor by such affiliates guarantying the prior loans to the Mortgagor and the Mortgagor guarantying the loans to such affiliates. The prior lender delivered to the Mortgagor and their affiliates full releases to uncrossed the prior loans and released the Mortgagor from liability related to the non-collateral property.
(36) Ground Leases	The Willard & The Met (Loan No. 12)

The Mortgaged Properties are subject to a 99-year ground lease (inclusive of renewal options) (each, an “MTA Ground Lease” and collectively, the “MTA Ground Leases”) with the Maryland Transit Administration, an agency of the State of Maryland, Department of Transportation (“MTA Lessor”), which expires on October 1, 2101.

With respect to clause (b) of Representation and Warranty No. 35, the Mortgagor and MTA Lessor may terminate the MTA Ground Lease without the Mortgagee’s consent if such termination is the result of Mortgagor’s default under the MTA Ground Lease and the Mortgagee has been provided with notice and opportunity to cure pursuant to the MTA Ground Lease and has not cured such default.

With respect to clause (e) of Representation and Warranty No. 35, to the extent the MTA Ground Lease is assigned to the holder of the Mortgage Loan, the MTA Ground Lease is not further assignable by the holder of the Mortgage Loan without the written consent of the MTA Lessor unless such interest is assigned to (i) a wholly owned subsidiary of such holder of the Mortgage Loan, (ii) an affiliate of the holder of the Mortgage Loan or (iii) a third party that, among other things, (a) has a net worth in excess of $25,000,000, (b) (1) for the primarily commercial component of the collateral, directly or through one or more affiliates, has owned, constructed or managed during the previous three year period an average of not less than 1,500,000 square feet of real estate, and (2) for the primarily multifamily component of the collateral, directly or through one or more affiliates, has owned, constructed or managed during the previous three year period an average of not less than 2,500 residential units, and (c) is able to certify as to the representations and warranties set forth in the MTA Ground Lease.

D-2-36

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance Schedule ($)
November 2025	9,544,000.00
December 2025	9,544,000.00
January 2026	9,544,000.00
February 2026	9,544,000.00
March 2026	9,544,000.00
April 2026	9,544,000.00
May 2026	9,544,000.00
June 2026	9,544,000.00
July 2026	9,544,000.00
August 2026	9,544,000.00
September 2026	9,544,000.00
October 2026	9,544,000.00
November 2026	9,544,000.00
December 2026	9,544,000.00
January 2027	9,544,000.00
February 2027	9,544,000.00
March 2027	9,544,000.00
April 2027	9,544,000.00
May 2027	9,544,000.00
June 2027	9,544,000.00
July 2027	9,544,000.00
August 2027	9,544,000.00
September 2027	9,544,000.00
October 2027	9,544,000.00
November 2027	9,544,000.00
December 2027	9,544,000.00
January 2028	9,544,000.00
February 2028	9,544,000.00
March 2028	9,544,000.00
April 2028	9,544,000.00
May 2028	9,544,000.00
June 2028	9,544,000.00
July 2028	9,544,000.00
August 2028	9,544,000.00
September 2028	9,544,000.00
October 2028	9,544,000.00
November 2028	9,544,000.00
December 2028	9,544,000.00
January 2029	9,544,000.00
February 2029	9,544,000.00
March 2029	9,544,000.00
April 2029	9,544,000.00
May 2029	9,544,000.00
June 2029	9,544,000.00
July 2029	9,544,000.00
August 2029	9,544,000.00
September 2029	9,544,000.00
October 2029	9,544,000.00
November 2029	9,544,000.00
December 2029	9,544,000.00
January 2030	9,544,000.00
February 2030	9,544,000.00
March 2030	9,544,000.00
April 2030	9,544,000.00
May 2030	9,544,000.00
June 2030	9,544,000.00
July 2030	9,544,000.00
August 2030	9,544,000.00
September 2030	9,544,000.00
October 2030	9,543,340.67
November 2030	9,400,215.39
December 2030	9,235,763.18
January 2031	9,090,874.90
February 2031	8,945,156.78
March 2031	8,737,334.77

Distribution Date	Class A-SB Planned Principal Balance Schedule ($)
April 2031	8,589,587.44
May 2031	8,420,636.56
June 2031	8,271,073.76
July 2031	8,100,355.88
August 2031	7,948,957.01
September 2031	7,796,690.86
October 2031	7,623,341.78
November 2031	7,469,208.89
December 2031	7,294,042.90
January 2032	7,138,022.08
February 2032	6,981,107.40
March 2032	6,783,174.03
April 2032	6,624,223.55
May 2032	6,444,368.56
June 2032	6,283,475.47
July 2032	6,101,729.71
August 2032	5,938,871.96
September 2032	5,775,081.01
October 2032	5,590,514.76
November 2032	5,424,726.26
December 2032	5,238,215.78
January 2033	5,070,407.06
February 2033	4,901,636.68
March 2033	4,672,873.50
April 2033	4,501,820.85
May 2033	4,310,186.70
June 2033	4,137,054.05
July 2033	3,943,395.41
August 2033	3,768,159.14
September 2033	3,591,918.45
October 2033	3,395,234.74
November 2033	3,216,855.15
December 2033	3,018,089.63
January 2034	2,837,546.86
February 2034	2,655,969.14
March 2034	2,415,571.49
April 2034	2,231,570.86
May 2034	2,027,334.31
June 2034	1,841,106.66
July 2034	1,634,702.51
August 2034	1,446,222.53
September 2034	1,256,661.92
October 2034	1,047,013.78
November 2034	855,163.00
December 2034	643,285.81
January 2035	449,118.86
February 2035	253,838.56
March 2035	993.13
April 2035 and thereafter	0.00

E-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	15
Summary of Terms	25
Summary of Risk Factors	63
Risk Factors	65
Description of the Mortgage Pool	171
Transaction Parties	267
Credit Risk Retention	352
Description of the Certificates	361
Description of the Mortgage Loan Purchase Agreements	403
Pooling and Servicing Agreement	415
Certain Legal Aspects of Mortgage Loans	544
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	564
Pending Legal Proceedings Involving Transaction Parties	567
Use of Proceeds	567
Yield and Maturity Considerations	567
Material Federal Income Tax Considerations	579
Certain State and Local Tax Considerations	594
Plan of Distribution (Conflicts of Interest)	594
Incorporation of Certain Information by Reference	597
Where You Can Find More Information	598
Financial Information	598
Certain ERISA Considerations	598
Legal Investment	603
Legal Matters	604
Ratings	604
Index of Defined Terms	607

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$613,970,000
(Approximate)

Wells Fargo
Commercial Mortgage
Securities, Inc.
Depositor

Wells Fargo Commercial
Mortgage Trust 2025-C65
Issuing Entity

Commercial Mortgage
Pass-Through Certificates,
Series 2025-C65

Class A-1	$7,474,000	Class X-B	$131,749,000
Class A-SB	$9,544,000	Class A-S	$67,166,000
Class A-4	$116,019,000	Class B	$36,167,000
Class A-5	$349,184,000	Class C	$28,416,000
Class X-A	$482,221,000

PROSPECTUS

Wells Fargo Securities

J.P. Morgan

Goldman Sachs & Co. LLC

Société Générale

Co-Lead Managers and Joint Bookrunners

Academy Securities

Drexel Hamilton

Siebert Williams Shank

Co-Managers

October 6, 2025